AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1998
                                                     REGISTRATION NO. 333-64793
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 2 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            HMC MERGER CORPORATION

      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENT)
      MARYLAND                       7011                      53-0085950
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
    JURISDICTION          CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)
 OF INCORPORATION OR
    ORGANIZATION)             10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817
                                (301) 380-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                            CHRISTOPHER G. TOWNSEND
                                GENERAL COUNSEL
                            HMC MERGER CORPORATION
                              10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817
                                (301) 380-9000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                         J. WARREN GORRELL, JR., ESQ.
                             HOWARD I. FLACK, ESQ.
                            HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1109
                                (202) 637-5600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

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

                           HOST MARRIOTT CORPORATION
                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109
                                (301) 380-9000

                                                               NOVEMBER  , 1998

Dear Fellow Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Host Marriott Corporation, a Delaware corporation ("Host"), which will be held at the Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, 22102, on December 15, 1998 at 10:00 a.m., local time (the "Special Meeting").

  At the Special Meeting, you will be asked to approve (a) the Agreement and Plan of Merger (the "Agreement"), entered into by and among Host, HMC Merger Corporation, a wholly-owned, newly formed Maryland subsidiary of Host (referred to herein as "Host REIT", which will be renamed "Host Marriott Corporation" following the merger described below), and Host Marriott, L.P., a recently formed Delaware limited partnership organized and currently wholly-owned by Host and of which Host will be the sole general partner (the "Operating Partnership") and (b) such other matters as may properly come before the meeting or any adjournments or postponements thereof. The Agreement contemplates certain restructuring transactions (the "Restructuring Transactions") consisting of (i) the contribution by Host of its wholly-owned full-service hotels, its interests in certain hotel partnerships and certain other assets to the Operating Partnership in exchange for units of limited and general partnership interest in the Operating Partnership and the assumption of liabilities (the "OP Contribution") and (ii) the reincorporation of Host from the State of Delaware to the State of Maryland (the "Reincorporation") by means of a merger (the "Merger") of Host with and into Host REIT, which was formed for the sole purpose of effecting the Reincorporation. As a result of the Reincorporation by means of the Merger, each outstanding share of common stock of Host, together with the associated right issued under Host's existing stockholder rights plan, will be converted into one share of common stock of Host REIT, together with the associated right under a stockholder rights plan to be adopted by Host REIT prior to the Merger.

  As described in the attached Proxy Statement/Prospectus, the Restructuring Transactions are part of an overall plan (the "REIT Conversion") adopted by Host to restructure its business operations so that it will qualify as a real estate investment trust ("REIT") for federal income tax purposes. If Host REIT qualifies as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to its stockholders. Such treatment would substantially eliminate the federal "double taxation" on earnings (at the corporate and stockholder levels) that generally results from investment in a corporation. If the Agreement is approved by the stockholders of Host at the Special Meeting and the Restructuring Transactions are consummated, Host REIT expects to qualify as a REIT beginning with its first full taxable year commencing after the REIT Conversion is completed, which currently is expected to be the year commencing January 1, 1999 (but which might not be until the year beginning January 1, 2000).

  The Host Board of Directors is proposing the Restructuring Transactions primarily for the following reasons:

  . The Restructuring Transactions are essential components of Host's conversion to REIT status for federal income tax purposes. In particular, the OP Contribution will enable Host REIT, following the Merger, to operate, together with the Operating Partnership, in an umbrella partnership REIT ("UPREIT") structure, through which Host REIT would continue the full-service hotel ownership business currently conducted by Host. Host believes that the UPREIT structure will improve its ability to acquire additional properties in the future on favorable terms.

  . The provisions of Maryland law have generally been viewed as favorable to REITs organized in corporate or trust form, as evidenced by the large number of publicly traded REITs that have chosen to operate as a regular Maryland corporation or as a special statutory Maryland real estate investment trust.

  . In particular, in order to satisfy certain requirements that are applicable to REITs in general, many REITs impose through their charters ownership limits and transfer restrictions similar to the ownership limit proposed by Host REIT in its charter, as described in the accompanying Proxy Statement/Prospectus. Under Delaware law, such restrictions would not be binding with respect to securities issued prior to adoption of the restriction unless holders of such securities agree to, or vote in favor of, such restriction. However, under Maryland law and by reason of the Merger, all shares of common stock of Host REIT issued in the Merger and thereafter would be subject to the ownership limit under Host REIT's charter, for which authority exists under Maryland law.

  . Host's principal executive offices and a substantial number of Host's employees are employed in Maryland.

  The Board of Directors of Host believes that the Agreement, which contemplates the Restructuring Transactions, and the other transactions comprising the REIT Conversion described in the accompanying Proxy Statement/Prospectus are advisable for Host and its stockholders, based on the belief that: (i) the REIT structure, as a more efficient tax structure, will provide improved operating results through changing economic conditions and all phases of the hotel economic cycle; (ii) the REIT Conversion, which will reduce corporate-level taxes and the need to incur debt to reduce corporate taxes through interest deductions, will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt to equity ratio over time; (iii) as a REIT, Host will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and to make performance comparisons with its peers more meaningful; (iv) by becoming a dividend paying company, Host's stockholder base will expand to include investors attracted by yield as well as asset quality, which is expected to facilitate Host REIT's capital-raising efforts and provide a less volatile stockholder base; and (v) the adoption of an UPREIT structure will facilitate tax-deferred acquisition of additional hotels. Host believes that these benefits justify the REIT Conversion even if the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999 (in which event the effectiveness of Host REIT's election could be delayed until January 1, 2000).

  The Merger will not be consummated unless Host's Board of Directors shall have determined prior to consummating the Merger that the conditions to the Merger (including approval of the Agreement by the stockholders of Host) have been satisfied or waived, and in particular, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and based on advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999). In the event the Agreement is not approved by Host stockholders at the Special Meeting, Host will continue to operate as a Delaware corporation, and the REIT Conversion will not be completed at this time.

  Details of the Agreement, including the proposed Restructuring Transactions, as well as the other transactions comprising the REIT Conversion, are contained in the attached Proxy Statement/Prospectus, which you are encouraged to read carefully.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THE AGREEMENT, WHICH CONTEMPLATES THE RESTRUCTURING TRANSACTIONS, TO BE ADVISABLE FOR HOST AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  The affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of Host common stock is necessary to approve the Agreement. Therefore, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope, or vote your proxy by telephone or the internet in accordance with the instructions on the admission ticket attached to the enclosed proxy card. You may revoke your proxy in the manner discussed in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously submitted your proxy. Your prompt cooperation will be greatly appreciated. This solicitation is made on behalf of the Board of Directors of Host.

                                          Sincerely,

                                          RICHARD E. MARRIOTT
                                          Chairman of the Board

                            YOUR VOTE IS IMPORTANT
              PLEASE PROMPTLY COMPLETE, SIGN AND DATE AND RETURN

                   THE ENCLOSED PROXY CARD OR PROMPTLY VOTE
                   YOUR PROXY BY TELEPHONE OR THE INTERNET

 IF THE RESTRUCTURING TRANSACTIONS AND THE OTHER TRANSACTIONS COMPRISING THE REIT CONVERSION DO NOT OCCUR IN TIME FOR HOST REIT TO ELECT REIT STATUS EFFECTIVE JANUARY 1, 1999, THE EFFECTIVENESS OF HOST REIT'S ELECTION COULD BE DELAYED TO JANUARY 1, 2000, WHICH WOULD RESULT IN HOST OR HOST REIT CONTINUING TO PAY SUBSTANTIAL CORPORATE-LEVEL INCOME TAXES IN 1999 AND COULD CAUSE OTHER RELATED TRANSACTIONS NOT TO BE CONSUMMATED. THEREFORE, IT IS EXTREMELY IMPORTANT THAT STOCKHOLDERS SUBMIT THEIR PROXIES AS SOON AS POSSIBLE. ANY DELAY IN RETURNING PROXIES COULD CAUSE THE SPECIAL MEETING TO BE DELAYED, WHICH COULD PREVENT THE RESTRUCTURING TRANSACTIONS AND THE OTHER TRANSACTIONS COMPRISING THE REIT CONVERSION FROM BEING EFFECTIVE JANUARY 1, 1999.

                           HOST MARRIOTT CORPORATION
                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109
                                (301) 380-9000

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON DECEMBER 15, 1998

                               ----------------

To the Stockholders of Host Marriott Corporation:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Host Marriott Corporation, a Delaware corporation ("Host"), will be held at the Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, 22102, on December 15, 1998 at 10:00 a.m., local time (the "Special Meeting"), for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated November , 1998 (the "Agreement") by and among Host, HMC Merger Corporation, a wholly-owned, newly formed Maryland subsidiary of Host (referred to as "Host REIT", which will be renamed "Host Marriott Corporation" following the merger described below), and Host Marriott, L.P., a recently formed Delaware limited partnership organized and currently wholly-owned by Host and of which Host will be the sole general partner (the "Operating Partnership"). The Agreement contemplates certain restructuring transactions (the "Restructuring Transactions") consisting of
  (i) the contribution by Host of its wholly-owned full-service hotels, its interests in certain hotel partnerships and certain other assets to the Operating Partnership in exchange for units of limited and general partnership interest in the Operating Partnership and the assumption of liabilities (the "OP Contribution") and (ii) the reincorporation of Host from the State of Delaware to the State of Maryland (the "Reincorporation") by means of a merger (the "Merger") of Host with and into Host REIT, which was formed for the sole purpose of effecting the Reincorporation. If the Agreement is approved by Host stockholders and the Merger is consummated, Host REIT will be the surviving entity in the Merger, the separate existence of Host will terminate and each issued and outstanding share of common stock, par value $1.00 per share, of Host (the "Host Common Stock"), together with the associated right issued under the Rights Agreement dated as of February 3, 1989 between Host and the Bank of New York, will be converted into one share of common stock, par value $.01 per share, of Host REIT (the "Host REIT Common Stock"), together with the associated right issued under a stockholder rights plan to be adopted by Host REIT prior to the Merger. In addition, the Agreement provides that, in the Merger, outstanding options and other rights to acquire Host Common Stock will be converted into rights to acquire Host REIT Common Stock, subject to certain adjustments and except as otherwise set forth in the Agreement, and any outstanding shares of preferred stock of Host would be converted into an equal number of shares of preferred stock of Host REIT having substantially the same rights and preferences. Upon consummation of the Merger, holders of Host REIT Common Stock will become subject to the Ownership Limit (described below) under the Articles of Incorporation of Host REIT that will be in effect upon consummation of the Merger (the "Host REIT Charter"). Primarily to satisfy certain requirements under the Internal Revenue Code of 1986, as amended (the "Code"), that are applicable to REITs in general, the Host REIT Charter will provide that no person or group of persons may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the lesser of the number or value of shares of Host REIT Common Stock (or any class or series of Host REIT preferred stock) outstanding (the "Ownership Limit"), subject to waiver or modification by Host REIT in certain limited circumstances and to certain limited exceptions for a holder of shares of Host REIT Common Stock solely by reason of the Merger in excess of the Ownership Limit so long as such holder would not own, directly or by attribution under the Code, more than 9.9% by value of the outstanding capital stock of Host REIT as of 12:01 a.m. (Eastern Time) on the first day after the effective time of the Merger. THE AGREEMENT, THE RESTRUCTURING TRANSACTIONS, INCLUDING THE TERMS OF THE MERGER, AND THE OWNERSHIP LIMIT ARE MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE APPENDICES THERETO, WHICH FORM A PART OF THIS NOTICE. A COPY OF THE AGREEMENT IS ATTACHED AS APPENDIX A TO THE PROXY STATEMENT/PROSPECTUS.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Host reserves the right to cancel or defer the Restructuring Transactions even if stockholders of Host approve the Agreement and the other conditions to the consummation of the Restructuring Transactions are satisfied or waived.

  Only stockholders of record of Host Common Stock at the close of business on November 13, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

  Approval of the Agreement requires the affirmative vote of the holders of two-thirds (66 2/3%) of the shares of Host Common Stock outstanding on the Record Date for the Special Meeting.

  Pursuant to Delaware law, stockholders of Host will not be entitled to appraisal rights as a result of the Merger or other Restructuring
Transactions.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE OR VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET. IF A PROXY IS SIGNED BUT NO VOTING INSTRUCTIONS ARE INDICATED THEREON, SUCH PROXY WILL BE VOTED "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

  HOST'S STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                          By Order of the Board of Directors,

                                          CHRISTOPHER G. TOWNSEND
                                          Secretary

Bethesda, Maryland
November  , 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION DATED NOVEMBER 10, 1998

                                PROXY STATEMENT

                                       OF

                           HOST MARRIOTT CORPORATION

                                      AND

                                   PROSPECTUS

                                       OF

                             HMC MERGER CORPORATION

  This Proxy Statement/Prospectus is being furnished to the holders of the common stock, par value $1.00 per share (the "Host Common Stock"), of Host Marriott Corporation, a Delaware corporation ("Host"), in connection with the solicitation of proxies on behalf of the Board of Directors of Host for use at a special meeting of stockholders of Host to be held at the Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, 22102, on December 15, 1998 at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, stockholders of Host will be asked to approve (a) the Agreement and Plan of Merger dated November , 1998 (the "Agreement"), by and among Host, HMC Merger Corporation, a wholly-owned, newly formed Maryland subsidiary of Host (referred to herein as "Host REIT", which will be renamed "Host Marriott Corporation" following the merger described below), and Host Marriott, L.P., a recently formed Delaware limited partnership organized and currently wholly-owned by Host and of which Host will be the sole general partner (the "Operating Partnership"); and (b) such other matters as may properly come before the meeting or any adjournments or postponements thereof. The Agreement contemplates certain restructuring transactions (the "Restructuring Transactions") consisting of (i) the contribution by Host of its wholly-owned full-service hotels, its interests in certain hotel partnerships and certain other assets to the Operating Partnership in exchange for units of limited and general partnership interest in the Operating Partnership and the assumption of liabilities (the "OP Contribution") and (ii) the reincorporation of Host from the State of Delaware to the State of Maryland (the "Reincorporation") by means of a merger (the "Merger") of Host with and into Host REIT, which was formed for the sole purpose of effecting the Reincorporation. A copy of the Agreement is attached hereto as Appendix A. The Restructuring Transactions are part of an overall plan (the "REIT Conversion") adopted by Host to restructure its business operations so that it will qualify as a real estate investment trust ("REIT") for federal income tax purposes.


  SEE "RISK FACTORS" BEGINNING ON PAGE 32 FOR MATERIAL RISKS THAT SHOULD BE CONSIDERED WHEN VOTING ON THE AGREEMENT, INCLUDING THE FOLLOWING:
  . Since Host REIT will lease virtually all of its hotels to lessees, Host
    REIT will be dependent for its revenue upon the ability of the lessees of Host REIT's hotels, Marriott International, Inc. ("Marriott International"), which currently manages all but 16 of Host's hotels, and other companies that manage the hotels and upon various non-controlled subsidiaries of Host REIT, and Host REIT will have limited control over the operation of the hotels and no control over the non-controlled subsidiaries.
  . Rental payments from the lessees of Host REIT's hotels will be the primary source of Host REIT's revenues.
  . If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed until January 1, 2000, which would result in Host or Host REIT continuing to pay substantial corporate-level income taxes in 1999 (which would reduce Host REIT's cash distributions) and could cause the Blackstone Acquisition (as defined herein) not to be consummated.
  . The current stock price of Host reflects the current market valuation of Host's current business and assets and not the business and assets of Host REIT following the REIT Conversion.

  . After the REIT Conversion, Host REIT, as the sole general partner of the Operating Partnership, will have fiduciary obligations to the limited partners in the Operating Partnership, and the discharge of such obligations could result in decisions that may fail to reflect fully the interests of all holders of Host REIT Common Stock (as defined below) and limited partners of the Operating Partnership. Conflicts of interest also may be involved in Host REIT's relationships with Marriott International and the lessees of Host REIT's hotels.

  . The preliminary estimated initial annual cash distributions of the Operating Partnership during the twelve months ending December 31, 1999 ($231 million) will exceed its estimated cash available for distribution and cash from contingent rents during the twelve months ending December 31, 1999, which would require borrowings by the Operating Partnership of approximately $9 million to make such distributions.

  . There are several uncertainties relating to the REIT Conversion that will exist at the time Host stockholders vote on the Agreement. There is no assurance as to the outcome of various matters, and if certain of these events or transactions are not consummated as expected, it is possible that the REIT Conversion may not be completed, the value of the Host REIT Common Stock and the cash available for distribution to stockholders of Host REIT could be materially adversely affected or Host REIT could fail to qualify as a REIT for federal income tax purposes.

  . The inability of Host, the Operating Partnership and Host REIT to obtain one or more third-party consents prior to consummation of the REIT Conversion could have a material adverse effect on the Operating Partnership and Host REIT, and thus could reduce the value of the Host REIT Common Stock.

  . The Ownership Limit under Host REIT's charter will adversely affect the value of any Host REIT Common Stock held in excess of such Ownership Limit and may have the effect of delaying, deferring or preventing a change in control of Host REIT.

  .Host REIT's charter and bylaws, the Maryland General Corporation Law, as amended (the "MGCL"), Host REIT's stockholder rights plan and certain existing rights of Marriott International contain or will contain a number of provisions that may limit the ability of outside parties to acquire, or discourage them from acquiring, control of Host REIT.
  . Taxation of Host REIT as a regular corporation if it fails to qualify as a REIT, or taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership for federal income tax purposes, would, among other things, result in a material decrease in cash available for distribution and a material reduction in the value of the Host REIT Common Stock.
  . No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  If the Agreement is approved by the stockholders of Host at the Special Meeting and the Restructuring Transactions are consummated, Host REIT expects to qualify as a REIT beginning with its first full taxable year commencing after the REIT Conversion is completed, which currently is expected to be the year commencing January 1, 1999 (but which might not be until the year beginning January 1, 2000). See "Federal Income Tax Consequences."

  This Proxy Statement/Prospectus also constitutes the prospectus of Host REIT relating to the common stock, par value $.01 per share, of Host REIT (the "Host REIT Common Stock") into which the outstanding shares of Host Common Stock will be converted as part of the Reincorporation by means of the Merger. If the Agreement is approved by the Host stockholders and the Merger is consummated, Host REIT will be the surviving entity in the Merger, the separate existence of Host will terminate and each issued and outstanding share of Host Common Stock, together with the associated right (the "Host Right") issued under the Rights Agreement dated as of February 3, 1989 between Host and the Bank of New York (the "Host Rights Agreement"), will be converted into one share of Host REIT Common Stock, together with the associated right ("Host REIT Right") issued under a stockholder rights plan to be adopted by Host REIT prior to the Merger (the "Host REIT Rights Agreement"). In addition, the Agreement provides that, in the Merger, outstanding options and other rights to acquire Host Common Stock will be converted into rights to acquire Host REIT Common Stock, subject to certain adjustments to take into account aspects of the REIT Conversion, and except as set forth in the Agreement and any outstanding shares of preferred stock of Host would be converted into an equal number of shares of preferred stock of Host REIT having substantially the same rights and preferences. See "The Restructuring Transactions."

  ANY SHARES OF HOST REIT COMMON STOCK HELD AT THE EFFECTIVE TIME OF THE MERGER AND NOT SUBSEQUENTLY TRANSFERRED PRIOR TO THE SPECIAL MERGER OWNERSHIP LIMIT EFFECTIVE TIME (AS DEFINED HEREIN), OR ACQUIRED OR HELD AT ANY TIME AFTER THE EFFECTIVE TIME OF THE MERGER, IN VIOLATION OF THE OWNERSHIP LIMIT (AS DEFINED HEREIN) WILL BE TRANSFERRED AUTOMATICALLY TO A TRUST FOR THE BENEFIT OF A DESIGNATED CHARITABLE BENEFICIARY, AND THE PERSON WHO HOLDS SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS THEREON OR TO VOTE SUCH EXCESS SHARES OF HOST REIT COMMON STOCK. TO AVOID THE ADVERSE EFFECTS OF THE OWNERSHIP LIMIT, ANY HOLDER OF HOST COMMON STOCK WHO WOULD OWN SHARES IN EXCESS OF THE OWNERSHIP LIMIT AT THE EFFECTIVE TIME OF THE MERGER SHOULD DISPOSE OF ANY SUCH EXCESS SHARES PRIOR THERETO. SEE "DESCRIPTION OF HOST REIT CAPITAL STOCK--RESTRICTIONS ON OWNERSHIP AND TRANSFER."

  The Board of Directors has fixed the close of business on November 13, 1998 as the record date for the determination of stockholders entitled to receive notice of and vote at the Special Meeting (the "Record Date"). As of the
Record Date, there were    outstanding shares of Host Common Stock and
holders of record. See "Voting and Proxies."

  This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Host on or about November , 1998.

  This Proxy Statement/Prospectus does not cover any resales of Host REIT Common Stock to be received by stockholders of Host upon consummation of the Merger, and no person is authorized to make use of this Proxy
Statement/Prospectus in connection with any such resale.

                               ---------------

THE SECURITIES DESCRIBED  HEREIN HAVE NOT BEEN APPROVED OR  DISAPPROVED BY THE
 SECURITIES AND  EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR
  HAS  THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
  COMMISSION   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF  THIS   PROXY
   STATEMENT/PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY  IS A CRIMINAL
    OFFENSE.

                               ---------------

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER  , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  Forward-Looking Statements..............................................   1
  Certain Key Definitions.................................................   2
  Overview................................................................   4
  Risk Factors............................................................  10
  Date, Time, Place and Purpose of Special Meeting........................  15
  Stockholders Entitled to Vote...........................................  15
  Vote Required; No Dissenters' Rights....................................  15
  The Restructuring Transactions..........................................  16
  The REIT Conversion.....................................................  21
  Federal Income Tax Consequences.........................................  27
  Recommendation of the Board of Directors................................  28
  Distributions and Market Prices of Host Common Stock....................  28
  Distribution and Dividend Policy After the Merger.......................  29
  Unaudited Per Share Data................................................  30
  Summary Financial Information...........................................  30
RISK FACTORS..............................................................  32
  Risks and Effects of the Merger and the REIT Conversion.................  32
    Lack of Control over Hotel Operations.................................  32
    Lack of Control over Non-Controlled Subsidiaries......................  32
    Dependence upon Crestline.............................................  32
    Current Host Common Stock Price Is Not Necessarily Indicative of the
     Price of Host REIT Common Stock Following the REIT Conversion........  33
    Cash Distributions May Exceed Cash Available for Distribution.........  33
    Timing of the Restructuring Transactions and the REIT Conversion......  33
    Conflicts of Interest.................................................  34
    Uncertainties at the Time of Voting on the Agreement..................  34
    Inability to Obtain Third-Party Consents May Have a Material Adverse
     Effect...............................................................  35
    Expiration of the Leases and Possible Inability to Find Other
     Lessees..............................................................  35
    Leases Could Impair the Sale or Other Disposition of Host REIT's
     Hotels...............................................................  35
    Limitations on Sale or Refinancing of Certain Hotels..................  35
  Risks of Ownership of Host REIT Common Stock............................  36
    Possible Adverse Consequences of Limits on Ownership of Host REIT
     Common Stock.........................................................  36
    Limitations on Acquisition of Host REIT Common Stock and Change in
     Control..............................................................  37
    Effect on Stock Price of Shares Available for Future Sale.............  40
    Effect on Stock Price of Market Conditions............................  40
    Effect on Stock Price of Earnings and Cash Distributions..............  40
    Effect on Stock Price of Market Interest Rates........................  41
    Effect on Stock Price of Unrelated Events.............................  41
    Dependence on External Sources of Capital.............................  41
  Federal Income Tax Risks Relating to REIT Qualification.................  41
    General...............................................................  41
    Required Distributions and Payments...................................  41
    Consequences of Failure to Qualify as a REIT..........................  42
    "Earnings and Profits" Attributable to "C" Corporation Taxable Years..  42
    Treatment of Leases...................................................  42
    Other Tax Liabilities; Host REIT's Substantial Deferred and Contingent
     Tax Liabilities......................................................  43
    Failure of the Operating Partnership to Qualify as a Partnership......  43

                                                                           PAGE
                                                                           ----
  Other Tax Risks.........................................................  43
    Tax Consequences of the OP Contribution...............................  43
    Effects of Subsequent Events upon Recognition of Gain.................  44
  Risks of Operation......................................................  44
    Competition in the Lodging Industry...................................  44
    Substantial Indebtedness of Host REIT.................................  44
    No Limitation on Debt.................................................  45
    The Board May Change Investment and Other Policies Without Stockholder
     Approval.............................................................  45
    Management Agreements Could Impair the Sale or Other Disposition of
     Host REIT's Hotels...................................................  45
    Rental Revenues from Hotels Subject to Prior Rights of Lenders........  45
    Hotels Subject to Ground Leases May Affect Host REIT's Revenues.......  45
    General Real Estate Investment Risks..................................  46
    Possible Underperformance of New Acquisitions.........................  46
    Seasonality...........................................................  46
    Illiquidity of Real Estate............................................  46
  Miscellaneous Risks.....................................................  46
    Changes in Laws.......................................................  46
    Dependence upon Key Personnel.........................................  47
    Potential Litigation Related to the REIT Conversion...................  47
    Risk Involved in Investments through Partnerships or Joint Ventures...  47
    Year 2000 Problem.....................................................  47
    Uninsured Loss........................................................  48
    Americans with Disabilities Act.......................................  48
    Other Regulatory Issues...............................................  48
    Possible Environmental Liabilities....................................  48
CONFLICTS OF INTEREST.....................................................  50
  Responsibilities of Host REIT to Other Limited Partners in the Operating
   Partnership............................................................  50
  Potential Conflicts Involving Marriott International and Crestline......  50
  Policies with Respect to Conflicts of Interest..........................  50
VOTING AND PROXIES........................................................  51
  Matters to be Considered at the Special Meeting.........................  51
  Record Date and Outstanding Shares......................................  51
  Voting of Proxies.......................................................  51
  Vote Required...........................................................  51
  Quorum; Abstentions and Treatment of Broker Non-Votes; Adjournment; Rev-
   ocation................................................................  52
  Solicitation of Proxies and Expenses....................................  53
THE RESTRUCTURING TRANSACTIONS............................................  54
  Background and Reasons for the Restructuring Transactions and the REIT
   Conversion.............................................................  54
  The OP Contribution.....................................................  56
  Terms of the Merger.....................................................  57
  Absence of Dissenters' Rights...........................................  59
  Accounting Treatment....................................................  59
  Conditions to the Merger................................................  59
  Comparison of Rights of Stockholders of Host and Host REIT..............  60
  Limitation of Liability and Indemnification of Directors and Officers...  75
THE REIT CONVERSION.......................................................  77
  The Initial E&P Distribution............................................  78
  Other Transactions Comprising the REIT Conversion.......................  79

                                                                            PAGE
                                                                            ----
OPINION OF FINANCIAL ADVISOR..............................................   85
  Opinion of BT Wolfensohn, Financial Advisor to Host.....................   85
BUSINESS AND PROPERTIES...................................................   89
  Business of the Company.................................................   89
  General.................................................................   90
  Business Objectives.....................................................   90
  Business Strategy.......................................................   90
  Hotel Lodging Industry..................................................   93
  Hotel Lodging Properties................................................   94
  Hotel Properties........................................................   99
  1998 Acquisitions.......................................................  101
  Blackstone Acquisition..................................................  101
  Investments in Affiliated Partnerships..................................  102
  Marketing...............................................................  102
  Competition.............................................................  103
  Relationship with HM Services...........................................  103
  Relationship with Marriott International; Marriott International
   Distribution...........................................................  103
  Employees...............................................................  104
  Environmental and Regulatory Matters....................................  104
  Legal Proceedings.......................................................  104
  The Leases..............................................................  105
  The Management Agreements...............................................  111
  Noncompetition Agreement................................................  114
  Indebtedness............................................................  115
DISTRIBUTION AND OTHER POLICIES...........................................  117
  Distribution Policy.....................................................  117
  Investment Policies.....................................................  120
  Financing Policies......................................................  121
  Lending Policies........................................................  121
  Conflicts of Interest Policies..........................................  121
  Policies with Respect to Other Activities...............................  123
SELECTED FINANCIAL DATA...................................................  124
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................  126
  Lack of Comparability Following the Merger and the REIT Conversion......  126
  Historical Results of Operations........................................  126
   First Three Quarters 1998 Compared to First Three Quarters 1997
    (Historical)..........................................................  126
   1997 Compared to 1996 (Historical).....................................  128
   1996 Compared to 1995 (Historical).....................................  130
  Pro Forma Results of Operations.........................................  131
   100% Participation with No Notes Issued--First Three Quarters 1998
    Compared to First Three Quarters 1997 (Pro Forma).....................  132
   100% Participation with Notes Issued--First Three Quarters 1998
    Compared to First Three Quarters 1997 (Pro Forma).....................  133
   100% Participation with No Notes Issued--1997 Compared to 1996 (Pro
    Forma)................................................................  134
   100% Participation with Notes Issued--1997 Compared to 1996 (Pro
    Forma)................................................................  135
  Pro Forma Results if No Partnerships Participate in the REIT
   Conversion.............................................................  136
  Pro Forma Results if Host REIT's Election is Delayed until January 1,
   2000...................................................................  136
  Liquidity and Capital Resources.........................................  137
  Year 2000 Problem.......................................................  144
MANAGEMENT................................................................  148
  Directors and Executive Officers of Host REIT...........................  148

                                                                           PAGE
                                                                           ----
  Committees of the Board of Directors.................................... 150
  Compensation of Directors............................................... 151
  Executive Compensation.................................................. 151
  Aggregated Stock Option Exercises and Year-End Value.................... 153
  Long-Term Incentive Plan................................................ 154
  Employment Agreements................................................... 154
  1998 Employee Benefits Allocation Agreement............................. 154
  Comprehensive Stock Incentive Plan...................................... 155
  Stock Purchase Plan..................................................... 156
  401(k) Plan............................................................. 156
  Non-Employee Director Plan.............................................. 156
  Deferred Compensation Plan.............................................. 156
  Limitation of Liability and Indemnification............................. 157
  Indemnification Agreements.............................................. 157
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................ 158
  Relationship Between Host and Marriott International.................... 158
  Relationship Between Host and Host Marriott Services Corporation........ 161
  Relationship Between Host and Crestline Capital Corporation After the
   Initial E&P Distribution............................................... 162
PRINCIPAL STOCKHOLDERS.................................................... 165
DESCRIPTION OF HOST REIT CAPITAL STOCK.................................... 167
  General................................................................. 167
  Host REIT Common Stock.................................................. 167
  Preferred Stock......................................................... 168
  Power to Issue Additional Host REIT Common Stock and Preferred Stock.... 168
  Restrictions on Ownership and Transfer.................................. 168
  Transfer Agent and Registrar............................................ 171
CERTAIN PROVISIONS OF MARYLAND LAW AND THE HOST REIT CHARTER AND BYLAWS... 172
  Number of Directors; Classification and Removal of Board of Directors;
   Other Provisions....................................................... 172
  Changes in Control Pursuant to Maryland Law............................. 173
  Advance Notice of Director Nominations and New Business................. 174
  Meetings of Stockholders; Call of Special Meetings; Stockholder Action
   in Lieu of Meeting by Unanimous Consent................................ 174
  Merger, Consolidation, Share Exchange and Transfer of Assets of Host
   REIT................................................................... 175
  Amendments to the Host REIT Charter and Bylaws.......................... 175
  Anti-Takeover Effect of Certain Provisions of Maryland Law and the Host
   REIT Charter and Bylaws................................................ 175
  Marriott International Purchase Right................................... 176
  Stockholder Rights Plan................................................. 176
DESCRIPTION OF THE PARTNERSHIP AGREEMENT AND OP UNITS..................... 178
  General................................................................. 178
  Formation............................................................... 178
  Purposes, Business and Management....................................... 178
  Host REIT May Not Engage in Other Businesses; Conflicts of Interest..... 179
  Distributions; Allocations of Income and Loss........................... 179
  Borrowing by the Operating Partnership.................................. 179
  Reimbursement of Host REIT; Transactions with Host REIT and its
   Affiliates............................................................. 179
  Liability of Host REIT and Limited Partners............................. 180
  Exculpation and Indemnification of Host REIT............................ 180

                                                                            PAGE
                                                                            ----
  Sales of Assets.......................................................... 181
  Removal or Withdrawal of Host REIT; Transfer of Host REIT's Interests.... 181
  Certain Voting Rights of Holders of OP Units During the First Year
   Following the Effective Date of the Partnership Mergers................. 182
  Restrictions on Transfers of Interests by Limited Partners............... 182
  Unit Redemption Right.................................................... 183
  No Withdrawal by Limited Partners........................................ 183
  Issuance of Limited Partnership Interests................................ 183
  Meetings; Voting......................................................... 184
  Amendment of the Partnership Agreement................................... 184
  Books and Reports........................................................ 185
  Power of Attorney........................................................ 185
  Dissolution, Winding Up and Termination.................................. 185
  Ownership Limitation..................................................... 186
ERISA CONSIDERATIONS....................................................... 187
  Status of Host REIT and the Operating Partnership Under ERISA............ 187
FEDERAL INCOME TAX CONSEQUENCES............................................ 188
  Introduction............................................................. 188
  Federal Income Tax Consequences of the Merger............................ 189
  Federal Income Tax Consequences of the Initial E&P Distribution.......... 190
  Federal Income Tax Consequences of the OP Contribution................... 193
  Federal Income Taxation of Host REIT Following the Merger................ 194
  Taxation of Taxable U.S. Stockholders Generally.......................... 206
  Backup Withholding for Host REIT Distributions........................... 208
  Taxation of Tax-Exempt Stockholders of Host REIT......................... 209
  Taxation of Non-U.S. Stockholders........................................ 209
  Tax Aspects of Host REIT's Ownership of OP Units......................... 212
  Other Tax Consequences for Host REIT and Its Stockholders................ 215
LEGAL MATTERS.............................................................. 216
EXPERTS.................................................................... 216
OTHER MATTERS.............................................................. 216
STOCKHOLDER PROPOSALS...................................................... 216
AVAILABLE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..... 216
GLOSSARY................................................................... 218
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

APPENDICES

  Appendix A--Agreement and Plan of Merger

  Appendix B--Opinion of BT Wolfensohn

  Appendix C--Tax opinion of Hogan & Hartson L.L.P. with respect to the tax consequences of the Merger

  Appendix D--Tax opinion of Hogan & Hartson L.L.P. with respect to the qualification of Host REIT as a REIT

                                    SUMMARY

  This Summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus, including the appendices attached hereto (this "Proxy Statement/Prospectus"), and is presented solely to provide an overview of the transactions described in detail in the remainder of this Proxy Statement/Prospectus and of the business and investment considerations and risks that should be considered carefully when voting on the Agreement. Stockholders are advised not to rely on this Summary, but to carefully review this entire Proxy Statement/Prospectus.

  The information contained herein, unless otherwise indicated, assumes the Restructuring Transactions and the other transactions comprising the REIT Conversion (including the Blackstone Acquisition, as defined below) occur, all Partnerships (as defined below) participate in the Partnership Mergers (as defined below) and no shares of Host REIT Common Stock or Notes (as defined below) are issued in the Partnership Mergers (the "Full Participation Scenario").

FORWARD-LOOKING STATEMENTS

  Certain matters discussed herein or delivered in connection with this Proxy Statement/Prospectus are forward-looking statements. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements of Host or Host REIT to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. The cautionary statements set forth under the caption "Risk Factors" and elsewhere in this Proxy Statement/Prospectus identify important factors with respect to such forward-looking statements, including the following factors that could affect such forward-looking statements: (i) national and local economic and business conditions that will, among other things, affect demand for hotels and other properties, the level of rates and occupancy that can be achieved by such properties and the availability and terms of financing; (ii) the ability to maintain the properties in a first-class manner (including meeting capital expenditure requirements); (iii) Host REIT's ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; (iv) Host REIT's ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;
(v) Host's or Host REIT's ability to obtain required consents of stockholders, lenders, debt holders, partners and ground lessors of Host and its affiliates and of other third parties in connection with the REIT Conversion and to consummate all of the transactions constituting part of the REIT Conversion (including the Blackstone Acquisition); (vi) changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; (vii) governmental approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof; (viii) the effects of tax legislative action; (ix) the effect on Host and Host REIT of the Year 2000 issue; and (x) the timing of Host REIT's election to be taxed as a REIT and the ability of Host REIT to satisfy complex rules in order to qualify for taxation as a REIT for federal income tax purposes and to operate effectively within the limitations imposed by these rules. Although Host and Host REIT believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be attained or that any deviations will not be material. Neither Host nor Host REIT undertakes any obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

CERTAIN KEY DEFINITIONS

  The following terms have the meanings set forth below. See the "Glossary" on page 218 for the definitions of other capitalized terms used in this Proxy Statement/Prospectus.

"Host"........................  Host Marriott Corporation, a Delaware
                                corporation, and either the general partner or an affiliate of the general partner of each Partnership (as defined below), or, as the context may require, Host Marriott Corporation together with its subsidiaries or any of such subsidiaries.


"Host Common Stock"...........  Shares of the common stock, par value $1.00 per share, of Host.

"Host REIT"...................  HMC Merger Corporation, a wholly-owned, newly formed Maryland subsidiary of Host (to be renamed "Host Marriott Corporation" in connection with the Merger), which was formed for the sole purpose of effecting the Reincorporation by means of the Merger, and which will be the sole general partner of the Operating Partnership, and the successor to Host, or, as the context may require, HMC Merger Corporation and the Operating Partnership collectively together with their subsidiaries or any of such subsidiaries.

"Host REIT Common Stock"......  Shares of common stock, par value $.01 per share, of Host REIT.

"Operating Partnership".......  Host Marriott L.P., a Delaware limited partnership, the sole general partner of which will be Host REIT, or as the context may require, such entity together with its subsidiaries, including the Non-Controlled Subsidiaries (as defined below), or any of them.

"Company".....................  Host (to the extent of its business and assets to be contributed to the Operating Partnership) with respect to the period prior to the REIT Conversion, and Host REIT and the Operating Partnership collectively with respect to the period after the REIT Conversion.

"Non-Controlled
Subsidiaries".................  The taxable corporations in which the Operating
                                Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, which assets, if owned directly by the Operating Partnership, could jeopardize Host REIT's status as a REIT.


"Crestline"...................  Crestline Capital Corporation (formerly HMC
                                Senior Communities, Inc.), a Maryland
                                corporation, or, as the context may require, such entity together with the Lessees (as defined below) and its other subsidiaries or any of them, which currently is a wholly-owned subsidiary of Host but will become a separate public company as part of the REIT Conversion when Host or Host REIT distributes the common stock of Crestline to its existing stockholders as part of the Initial E&P Distribution.

"REIT Conversion".............  (i) The OP Contribution, (ii) the
                                Reincorporation by means of the Merger, (iii) the Initial E&P Distribution, (iv) the recently completed refinancing and amendment of the debt securities and certain credit facilities of Host substantially in the manner described herein, (v) the Partnership Mergers (if and to the extent consummated), (vi) the Private Partnership Transactions (if and to the extent consummated), (vii) the Blackstone Acquisition (if and to the extent consummated), (viii) the creation and capitalization of the Non-Controlled Subsidiaries, (ix) the leasing of virtually all of the full-service Hotels (as defined below) owned or controlled by the Operating Partnership for initial terms ranging generally from seven to ten years (the "Leases") to lessees, which will be indirect wholly-owned subsidiaries of Crestline (the "Lessees"), whereby the Lessees will operate the hotels under their existing brand names and pursuant to their existing management agreements, and (x) such other related transactions described in "The REIT Conversion" and such other steps occurring prior to, substantially concurrent with or within a reasonable time after the Effective Date, as Host may determine in its sole discretion to be necessary or desirable to complete or facilitate the transactions contemplated herein or otherwise to permit Host REIT to elect to be treated as a REIT for federal income tax purposes for the first full taxable year commencing after the REIT Conversion.

"OP Contribution".............  The contribution by Host of its wholly-owned full-service hotels, its interests in certain hotel partnerships and certain other assets to the Operating Partnership in exchange for units of limited and general partnership interest in the Operating Partnership and the assumption of liabilities.

"Reincorporation".............  The reincorporation of Host from the State of
                                Delaware to the State of Maryland by means of the Merger.

"Merger"......................  The proposed merger of Host with and into Host
                                REIT, as described in this Proxy
                                Statement/Prospectus.

"Effective Date"..............  The date upon which the Reincorporation by means of the Merger is consummated.
"Restructuring
Transactions".................  The OP Contribution and the Reincorporation by
                                means of the Merger.

"Initial E&P Distribution"....  One or more taxable distributions by Host or
                                Host REIT to its stockholders in connection with the REIT Conversion consisting of shares of common stock of Crestline and cash or other consideration in an amount to be determined.

"OP Units"....................  The limited partnership interests in the
                                Operating Partnership.

"Partnership Mergers".........  The acquisition by merger, if and to the extent consummated, of up to eight limited
                                partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners in exchange for OP Units (which may be exchanged for Host REIT Common Stock or unsecured notes of the Operating Partnership (the "Notes")).

"Private Partnership
Transactions".................  The acquisition of the partnership interests from unaffiliated partners of four partnerships ("Private Partnerships") that own one or more full-service hotels and that, prior to the REIT Conversion, are partially but not wholly-owned by Host or one of its subsidiaries in exchange for OP Units, if and to the extent such acquisitions are consummated.

"Blackstone Acquisition"......  The expected acquisition from The Blackstone
                                Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") of ownership of, or controlling interests in, twelve hotels and a mortgage loan secured by a thirteenth hotel in exchange for OP Units, the assumption of certain liabilities and other consideration, including up to 18% of the shares of Crestline common stock, to the extent such acquisition is consummated.

"Ownership Limit".............  The prohibition in the Articles of
                                Incorporation of Host REIT that will be in effect upon consummation of the Merger (the "Host REIT Charter") against ownership, directly or indirectly by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended (the "Code"), by any person or persons acting as a group of more than (i) 9.8% of the lesser of the number or value of shares of Host REIT Common Stock outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding shares of any class or series of Host REIT preferred stock, subject to waiver or modification by Host REIT in certain limited circumstances and to certain limited exceptions for a holder of shares of Host REIT Common Stock solely by reason of the Merger in excess of the Ownership Limit so long as such holder would not own, directly or by attribution under the Code, more than 9.9% by value of the outstanding capital stock of Host REIT as of 12:01 a.m. (Eastern Time) on the first day after the effective time of the Merger (the "Special Merger Ownership Limit Effective Time").

OVERVIEW

  General. Host has adopted a plan to restructure its business operations so that it will qualify as a REIT for federal income tax purposes. Host REIT was organized as a Maryland subsidiary of Host on September 28, 1998 for the sole purpose of effecting the Reincorporation by means of the Merger. Upon consummation of the Restructuring Transactions, Host REIT will succeed to and continue the business of Host. The Restructuring Transactions are part of a series of transactions comprising the REIT Conversion. If Host REIT qualifies as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to its stockholders. Such treatment would substantially eliminate the federal "double taxation" on earnings (at the corporate and stockholder levels) that generally results from investment in a corporation. See "Federal Income Tax Consequences." Host REIT has conducted no business to date other than that incident to the REIT Conversion. This Proxy Statement/Prospectus is being furnished to the holders of Host Common Stock to solicit their approval of the Agreement, which contemplates the OP Contribution and the Reincorporation by means of the Merger.

  The principal executive offices of both Host and Host REIT are located at 10400 Fernwood Road, Bethesda, Maryland, 20817-1109, telephone number (301) 380-9000.

  The OP Contribution. Subject to approval of the Agreement at the Special Meeting, after the Special Meeting Host will contribute, as the OP Contribution, its wholly-owned full-service hotels, its interests in certain of the Partnerships and the Private Partnerships and certain other assets to the Operating Partnership. As a preliminary step in the REIT Conversion, during 1998, various subsidiaries of Host also have contributed or will contribute the wholly-owned full-service hotels held by such entities, their interests in certain of the Partnerships and Private Partnerships and certain other assets to the Operating Partnership (including its subsidiaries). In exchange for these contributions, the Operating Partnership will issue to Host in the aggregate a number of OP Units equal to the number of shares of Host REIT Common Stock that will be outstanding upon completion of the REIT Conversion (reduced by any OP Units to be owned by subsidiaries of Host REIT) and will assume Host's liabilities. Following these contributions, the Operating Partnership and its subsidiaries will directly or indirectly own all of Host's and its subsidiaries' wholly-owned hotels, substantially all of Host's direct and indirect interests in both the Partnerships and the Private Partnerships and all of Host's other assets (excluding its senior living assets and the cash or other consideration to be distributed as part of the Initial E&P Distribution and certain other de minimis assets that cannot be contributed to the Operating Partnership). These contributions, which include the OP Contribution, will enable Host REIT, following the Reincorporation by means of the Merger, to operate together with the Operating Partnership in an umbrella partnership REIT ("UPREIT") structure, through which Host REIT would continue the full-service hotel ownership business currently conducted by Host, and which is expected to improve Host REIT's ability to acquire additional hotel and other properties in the future on favorable terms. See "The Restructuring Transactions--The OP Contribution."

  Federal Income Tax Consequences of the OP Contribution. Section 721 of the Code provides that no gain or loss is recognized in the case of a contribution of property to a partnership in exchange for an interest in the partnership. However, there are a number of potential exceptions to the availability of such treatment. The application of these exceptions is highly complex and depends upon a number of factual determinations and other outside events which may or may not occur, but Host believes that it will not recognize a material amount of gain in connection with the OP Contribution. See "Federal Income Tax Consequences--Federal Income Tax Consequences of the OP Contribution." Host is not obtaining an opinion of outside counsel as to the tax consequences to it of the OP Contribution.

  The Reincorporation by Means of the Merger. If the requisite stockholder approval of the Agreement is obtained and certain other conditions to consummation of the Merger are satisfied (including, among others, determination by the Host Board of Directors that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999), approval of the Host REIT Common Stock for listing on the New York Stock Exchange (the "NYSE"), the receipt of governmental and material third-party consents and certain other conditions relating to the REIT Conversion), then pursuant to the Merger, Host would be merged with and into Host REIT, Host REIT would be the surviving entity in the Merger, the separate existence of Host would terminate and each issued and outstanding share of Host Common Stock, together with the associated Host Right under the Host Rights Agreement, would be converted into one share of Host REIT Common Stock, together with the associated Host REIT Right under the Host REIT Rights Agreement, in accordance with the terms of the Agreement. In addition, in the Merger, outstanding options and other rights to acquire Host Common Stock would be converted into rights to acquire Host REIT Common Stock, subject to adjustment for the Initial E&P Distribution and except as otherwise set forth in the Agreement, and any outstanding shares of preferred stock of Host would be converted into an equal number of shares of preferred stock of Host REIT having substantially the same rights and preferences. It is expected that, upon consummation of the Merger, the Host REIT Common

Stock will be listed and trade on the NYSE under the "HMT" symbol in the same manner as shares of Host Common Stock currently trade on the NYSE. See "The Restructuring Transactions--Terms of the Merger" and "--Conditions to the Merger."

  Federal Income Tax Consequences of the Merger. Host has received an opinion of counsel to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and accordingly: (i) no gain or loss will be recognized by Host or Host REIT as a result of the Merger; (ii) no gain or loss will be recognized by holders of shares of Host Common Stock upon the conversion of such shares into Host REIT Common Stock (except for certain stockholders who are not considered "U.S. persons" for purposes of the Code and who own (or have owned) in excess of 5% of Host); (iii) the tax basis of shares of Host REIT Common Stock received by a former holder of Host Common Stock pursuant to the Merger in the aggregate will be the same as the holder's adjusted tax basis in the shares of Host Common Stock being converted in the Merger (subject to any adjustment resulting from the Initial E&P Distribution); and (iv) the holding period of shares of Host REIT Common Stock received by a former holder of Host Common Stock pursuant to the Merger will include the holder's holding period with respect to the shares of Host Common Stock being converted in the Merger, assuming that the Host Common Stock was held as a capital asset at the effective time of the Merger. See "Federal Income Tax Consequences--Federal Income Tax Consequences of the Merger."

  The Initial E&P Distribution. In order to qualify as a REIT for federal income tax purposes, Host REIT and/or Host, as its predecessor, must have distributed all of the accumulated "earnings and profits" ("E&P") of Host to its stockholders in one or more taxable dividends prior to the end of the first full taxable year for which the REIT election of Host is effective, which currently is expected to be the taxable year commencing January 1, 1999 (but which might not be until the year beginning January 1, 2000). In order to help accomplish the requisite distributions of the accumulated E&P of Host, Host or Host REIT will make the Initial E&P Distribution, consisting of one or more taxable distributions to its stockholders consisting of shares of common stock of Crestline and cash or other consideration in an amount to be determined. Although there is no assurance as to what form such other consideration comprising the Initial E&P Distribution will take, it is currently contemplated that it will include a special dividend (the "Special Dividend") payable, at each stockholder's election, in cash or Host Common Stock (or Host REIT Common Stock if the Merger has occurred). The actual amount of the Initial E&P Distribution will be based in part upon the estimated amount of accumulated E&P of Host as of the last day of its taxable year ending on or immediately following completion of the REIT Conversion. To the extent that the Initial E&P Distribution is not sufficient to eliminate Host's estimated accumulated E&P, Host REIT will make one or more additional taxable distributions to its stockholders (in the form of cash or securities) prior to the last day of Host REIT's first full taxable year as a REIT (currently expected to be December 31, 1999 but which instead might be December 31, 2000) in an amount intended to be sufficient to eliminate such E&P, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host REIT) in an amount sufficient to permit Host REIT to make such additional distributions. See "The REIT Conversion--The Initial E&P Distribution."

  Federal Income Tax Consequences of the Initial E&P Distribution. Generally, the Initial E&P Distribution will be a taxable dividend to a Host stockholder to the extent that the Initial E&P Distribution is made out of the Host stockholder's share of the portion of the current and accumulated E&P of Host and Host REIT allocable to the Initial E&P Distribution. Host and Host REIT currently believe that the substantial majority, if not all, of the Initial E&P Distribution (the fair market value of which Host currently estimates will range from approximately $2.10 to $2.50 per share of Host Common Stock) will be considered made out of such E&P and, therefore, will be taxable as a dividend. See "Federal Income Tax Consequences--Federal Income Tax Consequences of the Initial E&P Distribution."

  The Ownership Limit. Primarily to satisfy certain additional requirements under the Code that are applicable to REITs in general, the Ownership Limit under the Host REIT Charter will provide that no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the lesser of the number or value of shares of Host REIT Common Stock (or any other class or series of Host REIT preferred stock) outstanding, subject to waiver or modification by Host REIT in certain limited circumstances and to certain limited exceptions for a holder of shares of Host REIT Common Stock solely by reason of the Merger in excess of the Ownership Limit so long as such holder would not own, directly or by attribution under the Code, more than 9.9% by value of the outstanding capital stock of Host REIT after the Special Merger Ownership Limit Effective Time. See "Description of Host REIT Capital Stock--Restrictions on Ownership and Transfer."

  Other Transactions Comprising the REIT Conversion. In addition to the Restructuring Transactions and the Initial E&P Distribution, the REIT Conversion includes the following transactions, among others: (i) the recently completed refinancing and amendment of the debt securities and certain credit facilities of Host substantially in the manner described herein; (ii) the Partnership Mergers (if and to the extent consummated); (iii) the Private Partnership Transactions (if and to the extent consummated); (iv) the Blackstone Acquisition (if consummated); (v) the creation and capitalization of the Non-Controlled Subsidiaries; (vi) the leasing of virtually all of the full-service Hotels (as defined below) to the Lessees; and (vii) such other related transactions and such other steps occurring prior to, concurrent with or within a reasonable time after the Effective Date as may be necessary or desirable to complete the transactions contemplated herein or otherwise to permit Host REIT to elect to be treated as a REIT for federal income tax purposes for the first full taxable year commencing after the REIT Conversion. See "The REIT Conversion--Other Transactions Comprising the REIT Conversion."

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, Host REIT will lease the Hotels to Lessees that will operate the Hotels under the existing long-term management agreements (the "Management Agreements") and pay rent to Host REIT as more fully described under "Business and Properties--The Leases." The Lessees will be indirect, wholly-owned subsidiaries of Crestline. Crestline, which currently is a wholly-owned subsidiary of Host, will become a separate public company when Host distributes common stock of Crestline to its existing stockholders as part of the Initial E&P Distribution. Shares of Host REIT Common Stock and Crestline common stock will be separately traded securities, and the companies will operate independently. There will be no overlap between the boards of Host REIT and Crestline. There will be a substantial overlap of stockholders of the two companies initially, but this overlap will diverge over time.

  As the first step in a strategy to acquire non-Marriott as well as Marriott branded hotels, Host has entered into an agreement with various affiliates of the Blackstone Entities to acquire from the Blackstone Entities ownership of, or controlling interests in, twelve upscale and luxury full-service hotel properties (the "Blackstone Hotels") and certain other related assets (including a mortgage loan secured by an additional hotel) in exchange for a combination of cash and the assumption of debt totalling $862 million, 43.7 million OP Units (based upon a negotiated value of $20.00 per OP Unit) and up to 18% of the shares of Crestline common stock and other consideration. If the Blackstone Acquisition is consummated, the interests in the Blackstone Hotels will be contributed by the Blackstone Entities to the Operating Partnership as part of the REIT Conversion. The Blackstone Hotels will be leased to Lessees that are subsidiaries of Crestline and will continue to be managed under their existing management agreements. See "Business and Properties--Blackstone Acquisition."

  Reasons for the Restructuring Transactions and the REIT Conversion. The Host Board of Directors is proposing the Restructuring Transactions primarily for the following reasons:

  . The Restructuring Transactions are essential components of Host's conversion to REIT status for federal income tax purposes. In particular, the OP Contribution will enable Host REIT, following the Merger, to operate, together with the Operating Partnership, in an UPREIT structure, through which Host REIT would continue the full-service hotel ownership business currently conducted by Host. Host believes that the UPREIT structure will improve its ability to acquire additional properties in the future on favorable terms. Specifically, under certain circumstances, OP Units could be issued to acquire properties in transactions that would not trigger immediate tax obligations for certain sellers. Accordingly, converting to an UPREIT structure could enable Host REIT to acquire hotel and other properties in the future at lower prices because of the tax advantages to some sellers of receiving OP Units as consideration. OP Units would subsequently be redeemable for cash or common stock of Host REIT (at the option of Host REIT) at such time as the recipient desires liquidity.

  . The provisions of Maryland law have generally been viewed as favorable to REITs organized in corporate or trust form. As discussed below, Maryland law facilitates qualification as a REIT by authorizing the charter of a Maryland corporation to provide for restrictions on ownership and transferability designed to permit a corporation to qualify as a REIT under the Code or for any other purpose. In addition, unlike Delaware, Maryland does not impose a franchise tax on corporations, which will result in cost savings to Host in annual franchise tax payments and related fees of approximately $150,000. Maryland's status as a jurisdiction favorable to REITs is evidenced by the large number of publicly-traded REITs that have chosen to operate as a regular Maryland corporation or as a special statutory Maryland real estate investment trust. According to the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), as of September 1998, there were over 100 publicly-traded REITs organized under Maryland law.

  . In order to satisfy certain requirements that are applicable to REITs in general, many REITs impose ownership limits and transfer restrictions, similar to the Ownership Limit under the Host REIT Charter, by inclusion of such provisions in their charters. Under Delaware law, such restrictions would not be binding with respect to securities issued prior to adoption of the restriction unless holders of such securities agree to or vote in favor of such restriction. However, under Maryland law and by reason of the Merger, all shares of Host REIT Common Stock issued in the Merger and thereafter would be subject to the Ownership Limit, for which authority exists under Maryland law.

  . Host's principal executive offices and a substantial number of Host's employees are employed in Maryland.

  The Board of Directors of Host believes that the Restructuring Transactions and the other transactions comprising the REIT Conversion are advisable for Host and its stockholders based on the belief that:

  . The REIT structure, as a more tax efficient structure, will provide improved operating results through changing economic conditions and all phases of the hotel economic cycle.

  . The REIT Conversion, which will reduce corporate-level taxes and the need to incur debt to reduce corporate taxes through interest deductions, will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt to equity ratio over time.

  . As a REIT, Host will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and to make performance comparisons with its peers more meaningful.

  . By becoming a dividend paying company, Host's stockholder base will expand to include investors attracted by yield as well as asset quality, which is expected to facilitate Host REIT's capital-raising efforts and provide a less volatile stockholder base.

  . The adoption of an UPREIT structure will facilitate tax-deferred acquisition of additional hotels (such as in the case of the Blackstone Acquisition and the Partnership Mergers).

Host believes that these benefits justify the REIT Conversion even if the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999 (in which event the effectiveness of Host REIT's election could be delayed until January 1, 2000). See "The Restructuring Transactions-- Background and Reasons for the Restructuring Transactions and the REIT Conversion."

  Opinion of Financial Advisor. Host's Board of Directors has received an opinion dated November , 1998 from BT Wolfensohn, which acted as financial advisor to Host in connection with the REIT Conversion, to the effect that the REIT Transactions (as defined in such opinion), taken together, are fair from a financial point of view to the holders of Host Common Stock. See "Opinion of Financial Advisor." The Host Board of Directors considered such opinion as well as other matters it deemed relevant in determining the advisability of the Agreement.

  Certain Effects of the REIT Conversion. The Host Board believes that Host's conversion to a REIT and the distribution of Crestline shares as part of the Initial E&P Distribution will benefit Host's stockholders by providing them with a tax advantaged REIT security that is expected to provide both the opportunity for regular cash dividends and capital appreciation as Host REIT acquires additional properties, as well as a continuing interest in Crestline, Host's senior living company and the initial lessee of substantially all of Host REIT's hotels, if a Host stockholder continues to hold the Crestline common stock. As a REIT, Host REIT would be able to benefit from the tax advantages that apply to REITs, and stockholders would receive quarterly distributions that are expected to be at least sufficient to satisfy the annual distribution requirements applicable to REITs under the Code. The Host Board believes that this will highlight the value of Host REIT's hotel properties and permit stockholders to realize a regular cash return on that value. Upon completion of the REIT Conversion, Crestline is expected to own Host's 31 senior living communities, which will continue to be managed by Marriott International, and a 25% interest in the Swissotel management company expected to be acquired in the Blackstone Acquisition, and will lease substantially all of the Hotels (as defined below) owned by Host REIT and its affiliates, as further described in this Proxy Statement/Prospectus. At that time, Crestline will operate independently of Host, will be publicly traded and separately listed on the NYSE, and will pursue its own growth opportunities.

  Following the Restructuring Transactions and the other transactions comprising the REIT Conversion (including the Blackstone Acquisition), Host REIT and its subsidiaries are expected initially to own outright, or have controlling interests in, approximately 125 full-service hotels operated primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Upon completion of the REIT Conversion, Host REIT will be the sole general partner of the Operating Partnership and is expected to own approximately 74% of the OP Units in the Operating Partnership, and the remaining OP Units, which are intended to be substantially equivalent on an economic basis to shares of Host REIT Common Stock, will be owned by the limited partners (that are unaffiliated with Host) of the Partnerships participating in the Partnership Mergers (the "Limited Partners"), unaffiliated partners of the four Private Partnerships participating in the Private Partnership Transactions and the Blackstone Entities. Host REIT and its subsidiaries will own a number of OP Units equal to the number of shares of Host REIT Common Stock outstanding. Host REIT will be managed by its Board of Directors and will have no employees who are not also employees of the Operating Partnership.

  Although a number of the transactions comprising the REIT Conversion are expected to be consummated immediately prior to, or in certain instances immediately following, the Merger, the Merger will not be consummated unless the conditions to the Merger have been satisfied or waived, and in particular, a determination by Host's Board of Directors that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and based on advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999). Consistent with the foregoing, Host intends to pursue the transactions constituting the REIT Conversion at least through the date of the Special Meeting of Host stockholders. If the Agreement is approved by Host stockholders at the Special Meeting, Host intends to continue pursuing those transactions constituting the REIT Conversion which have not yet been completed, including the Blackstone Acquisition (which is not expected to be consummated any earlier than December 29, 1998), and, if the Board of Directors has determined that the conditions to the Merger have been or likely will be satisfied or waived (and, in particular, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur), declare the Initial E&P Distribution and enter into the Leases with the Lessees (which will be indirect, wholly-owned subsidiaries of Crestline), even though there is no assurance that the Merger and other transactions comprising the REIT Conversion might not be delayed or possibly might never be consummated. Assuming the Agreement is approved by Host stockholders at the Special Meeting and the Host Board of Directors makes the determination described above, it is currently contemplated that the Merger would be consummated on or about December 29, 1998, subject to satisfaction or waiver of the remaining conditions. If, however, the Agreement is not approved by the Host stockholders at the Special Meeting or the Host Board of Directors does not make the requisite determinations, Host will continue to operate as a Delaware corporation, the REIT Conversion will not be completed at this time and the Initial E&P Distribution will not be made.

  If the REIT Conversion otherwise does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed until January 1, 2000, which would result in Host REIT continuing to pay substantial corporate-level income taxes in 1999 (which would reduce Host REIT's estimated cash distributions per share of Host REIT Common Stock) and could cause the Blackstone Acquisition (which is conditioned, among other things, on consummation of the REIT Conversion by March 31, 1999 and Host REIT qualifying as a REIT for 1999) not to be consummated. If Host REIT's election to be taxed as a REIT is not effective on January 1, 1999, Host REIT intends to operate following the REIT Conversion in a manner that would permit it to qualify as a REIT at the earliest time practicable, and it might pursue a merger with another entity or other transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000, although no assurance can be given that the Company will enter into or consummate such other transaction or otherwise qualify as a REIT prior to January 1, 2000. Host REIT in any event would elect to be treated as a REIT for federal income tax purposes no later than its taxable year commencing January 1, 2000. See "The REIT Conversion."

RISK FACTORS

  The following is a summary of the material risks associated with the Restructuring Transactions and the other transactions comprising the REIT Conversion. This summary is qualified in its entirety by the detailed discussion in the section entitled "Risk Factors" contained in this Proxy Statement/Prospectus. Some of the significant matters that stockholders of Host should consider carefully when voting on the Agreement, and the transactions contemplated thereby, include:

  . Lack of Control over Hotel Operations and Non-Controlled
    Subsidiaries. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, Host REIT will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the existing managers of the Hotels (the "Managers") pursuant to the existing long-term Management Agreements. Host REIT will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Host REIT will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner, and no ability to govern any particular aspect of their day-to-day operation or management. Host REIT also will not own any of the voting stock of the Non-Controlled Subsidiaries, which may own, in the aggregate, up to 20% by value of Host REIT's assets. Therefore, Host REIT will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels and the Non-Controlled Subsidiaries to operate and manage their businesses.

  . Dependence upon Crestline. Subsidiaries of Crestline will be the Lessees of virtually all of the Hotels and their rent payments will be the primary source of Host REIT's revenues. Upon the REIT Conversion, all fees payable under the Management Agreements for subsequent periods will become the primary obligations of the Lessees, to be paid by the Lessees for so long as the Leases remain in effect. The obligations of the Lessees will be guaranteed by Crestline, subject to specified liability limitations. Crestline's and each Lessee's financial condition and ability to meet its obligations under the Leases and the Management Agreements will determine the Operating Partnership's ability to make distributions to holders of OP Units, including Host REIT, and Host REIT's ability, in turn, to make distributions to its stockholders. As of September 11, 1998, on a pro forma basis, after giving effect to the REIT Conversion, Crestline would have had approximately $300 million of indebtedness (including approximately $85 million due to Host REIT to pay for hotel working capital purchased from Host REIT but not including guarantees of obligations of Crestline's subsidiaries under the Leases and the Management Agreements), and Crestline can incur additional indebtedness in the future. There can be no assurance that Crestline or any Lessee will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Leases or to make payments of fees under the Management Agreements. Host REIT remains obligated to the Managers in case the Lessee fails to pay these fees (but it would be entitled to reimbursement from the Lessee under the terms of the Leases). In addition, the credit rating of the Operating Partnership and Host REIT will be affected by the general creditworthiness of Crestline.

  . Current Host Common Stock Price Is Not Necessarily Indicative of the
    Price of Host REIT Common Stock Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Stock following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the Crestline common stock and cash or other consideration to be distributed in connection with the Initial E&P Distribution) and not solely the business and assets of Host REIT following the REIT Conversion. Host's current stock price also is affected by general market conditions.

  . Cash Distributions May Exceed Cash Available for Distribution. The preliminary estimated initial annual cash distributions of the Operating Partnership during the twelve months ending December 31, 1999 ($231 million) will exceed its estimated cash available for distribution ($158 million) and cash from contingent rents ($64 million) during the twelve months ending December 31, 1999, which would require borrowings by the Operating Partnership of approximately $9 million to make such distributions in accordance with the Operating Partnership's distribution policy. Moreover, if estimated cash from contingent rents were less than $64 million, then the Operating Partnership also would be required to borrow any such shortfall in order to make such distributions.

  . Timing of the Restructuring Transactions and the REIT Conversion. Host intends to cause the Restructuring Transactions and the other transactions comprising the REIT Conversion to be completed as soon as possible, but there is no assurance that the REIT Conversion will be completed during 1998 in time for Host REIT to elect REIT status effective January 1, 1999. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed until January 1, 2000, which would result in Host REIT continuing to pay substantial corporate-level income taxes in 1999 (which would be expected to reduce Host REIT's estimated cash distributions during 1999 to $0.52 per share from $0.84 per share if its REIT election were effective on January 1,
    1999) and could cause the Blackstone Acquisition (which is conditioned, among other things, on consummation of the REIT Conversion by March 31, 1999 and Host REIT qualifying as a REIT for 1999) not to be consummated.

  . Responsibilities of Host REIT to Other Limited Partners in the Operating
    Partnership. Maryland law imposes certain duties on the Board of Directors of Host REIT to its stockholders. In addition, after the REIT Conversion, Host REIT, as the sole general partner of the Operating Partnership, will have fiduciary obligations under Delaware law with respect to the other limited partners in the Operating Partnership (to the extent such duties have not been modified or eliminated pursuant to the terms of the Partnership Agreement). Although Delaware law provides that Host REIT, as general partner, is subject to the duties of care and loyalty with respect to the limited partners of the Operating Partnership, the Partnership Agreement imposes certain limitations on Host REIT's fiduciary obligations with respect to such limited partners. See "Distribution and Other Policies--Conflicts of Interest Policies." Notwithstanding the contractual limitations in the Partnership Agreement, the discharge of Host REIT's obligations to its stockholders and to the limited partners in the Operating Partnership could result in decisions that may fail to reflect fully the interest of all holders of Host REIT Common Stock and limited partners of the Operating Partnership.

  . Relationships with Marriott International and Crestline. Marriott
    International currently serves as manager for all but 16 of Host's Hotels, and will continue to manage those Hotels pursuant to the Management Agreements that will be assigned to the Lessees. In addition, Marriott International acts as manager of hotels that compete with Host REIT's Hotels. As a result, Marriott International may make decisions regarding competing lodging facilities which it manages that would not necessarily be in the best interests of Host REIT or the Lessees. Further, J.W. Marriott, Jr. and Richard E. Marriott, who are brothers, currently serve as directors of Host and directors (and, in the case of J.W. Marriott, Jr., also an officer) of Marriott International. After the REIT Conversion, J.W. Marriott, Jr. will serve as a director of Host REIT and will continue to serve as a director of Marriott International, and Richard E. Marriott will serve as Chairman of the Board of Host REIT and continue to serve as a director of Marriott International. J.W. Marriott, Jr. and Richard E. Marriott also beneficially own (as determined for securities law purposes) approximately 10.6% and 10.2%, respectively, of the outstanding shares of common stock of Marriott International, and will beneficially own approximately 5.33% and 5.31%, respectively, of the outstanding shares of common stock of Crestline (but neither will serve as an officer or director thereof). As a result, J.W. Marriott, Jr. and Richard E. Marriott may have a potential conflict of interest with respect to their obligations as directors of Host REIT in connection with any decisions regarding Marriott International itself (including decisions relating to the Management Agreements involving the Hotels), Marriott International's management of competing lodging properties and Crestline's leasing and other businesses that would not necessarily be in the best interests of Host REIT.

  . Uncertainties at the Time of Voting on the Agreement. There are several uncertainties relating to the REIT Conversion that will exist at the time Host stockholders vote on the Agreement, including (i) the occurrence of the Blackstone Acquisition, (ii) the results of the Partnership Mergers and the number and value of the OP Units to be issued to the Limited Partners therein, (iii) the assets and liabilities of the Non-Controlled Subsidiaries and (iv) the value and components of the Initial E&P Distribution. There is no assurance as to the outcome of such matters, and if certain of these transactions or events are not consummated as expected, either the REIT Conversion may not be consummated or the value of Host REIT Common Stock and the amount of cash available for distribution to stockholders could be adversely affected, and Host REIT could fail to qualify as a REIT for federal income tax purposes.

  . Inability to Obtain Third-Party Consents May Have a Material Adverse
    Effect. There are numerous third-party consents which are required to be obtained in order to consummate the Restructuring Transactions and the other transactions comprising the REIT Conversion. The inability of Host, the Operating Partnership or Host REIT to obtain one or more such consents could cause a default under cross-default provisions of the Company's principal credit facilities or otherwise have a material adverse effect on the Operating Partnership and Host REIT and thus could reduce the value of Host REIT Common Stock.

  . Expiration of the Leases and Possible Inability to Find Other
    Lessees. The Leases generally will expire seven to ten years after the Effective Date, and there can be no assurance that the affected Hotels will be relet (or if relet, will be relet on terms as favorable to Host
    REIT). If the Hotels are not relet to the Lessees, Host REIT will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements and the Code. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which Host REIT would be able to relet the Hotels or enter into new leases with such lessees, which could result in a failure of Host REIT to qualify as a REIT or in reduced cash available for distribution.

  . Leases Could Impair the Sale or Other Disposition of Host REIT's
    Hotels. Each Lease generally provides for a termination payment if the Lease is terminated by Host REIT prior to the expiration of the term of such Lease, except following a default by a Lessee and in certain other circumstances (including in connection with the sale of up to 12 Hotels without a termination payment) or unless Host REIT leases to the Lessee a comparable substitute hotel. The payment of such termination fee under the Leases could have the effect of impairing the ability of Host REIT to sell its Hotels if market conditions otherwise warrant such a sale and would reduce the net proceeds of any such sale.

  . Limitations on Sale or Refinancing of Certain Hotels. For reasons relating to federal income tax considerations, the agreements by which the Operating Partnership will acquire certain Hotels (or obtain consent to lease certain Hotels to the Lessees) will also restrict the ability of the Operating Partnership to dispose of or refinance the debt secured by such Hotels for varying periods from the Effective Date, depending on the Hotel. Similarly, the Operating Partnership will agree generally not to dispose of the Blackstone Hotels for five or ten years, depending on the circumstances. Thus, it may be difficult or impossible for Host REIT to sell such Hotels or refinance such debt during their respective lock-out periods.

  . Possible Adverse Consequences of the Ownership Limit. Any shares of Host
    REIT Common Stock held at the effective time of the Merger and not subsequently transferred prior to the Special Merger Ownership Limit Effective Time, or acquired or held at any time after the effective time of the Merger, in violation of the Ownership Limit, will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, and the person holding such excess shares of Host REIT Common Stock will not be entitled to any distributions thereon or to vote such excess shares of Host REIT Common Stock. The holder of any such excess shares of Host REIT Common Stock will receive the lesser of the value of such excess shares as of the effective time of the Merger or the cash proceeds from the sale of such excess shares of Host REIT Common Stock by the designated charitable beneficiary. After the effective time of the Merger, any person who acquires Host REIT Common Stock in excess of the Ownership Limit will not receive any proceeds from the subsequent sale thereof in excess of the lesser of the price paid therefor or the amount realized from such sale. As a result, the Ownership Limit would adversely effect the value of any Host REIT Common Stock held in excess of the Ownership Limit. In addition, the Ownership Limit may have the effect of delaying, deferring or preventing a change in control of Host REIT and, as a result, could adversely effect the value of Host REIT Common Stock.

  . Anti-Takeover Effect of Certain Provisions of the Host REIT Charter and
    Bylaws, Maryland Law and the Host REIT Rights Agreement. The Host REIT Charter and the bylaws of Host REIT (the "Host REIT Bylaws") to be effective upon completion of the Merger, as well as provisions of Maryland law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Host REIT. These provisions could limit the price that certain investors might be willing to pay in the future for Host REIT Common Stock. Certain of these provisions provide for a staggered board and allow Host REIT to issue, without stockholder approval, preferred stock or other stock having rights senior to those of the Host REIT Common Stock. The Board of Directors also is authorized, without a vote of stockholders, to classify or reclassify unissued common stock or preferred stock into another class or series of stock. Other provisions impose various procedural and other requirements that could make it difficult for stockholders to effect certain corporate actions. The Host REIT Charter also provides that no person or persons acting as a group may own more that 9.8% (in number or value) of the outstanding shares of any class or series of Host REIT stock, subject to certain exceptions. Host REIT also intends to adopt the Host REIT Rights Agreement to replace the existing stockholder rights plan of Host. Host REIT also will become subject to the business combination and control share provisions under Maryland law. Marriott International has the right to purchase 20% of each class of Host's outstanding voting stock at the then fair market value upon the occurrence of certain change of control (or potential change of control) events involving Host, which right will continue in effect after the Merger until June 2017, subject to certain limitations intended to protect the REIT status of Host REIT. See "Certain Provisions of Maryland Law and the Host REIT Charter and Bylaws--Marriott International Purchase Right."

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of
    Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's stockholders and materially reducing the value of the Host REIT Common Stock.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax
    Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to Host REIT stockholders and causing Host REIT to fail to qualify as a REIT for tax purposes, thereby materially reducing the value of the Host REIT Common Stock.

  . Failure of the Leases to Qualify as Leases. If one or more of the Leases of the Hotels to the Lessees were to be disregarded for tax purposes (for example, because a Lease was determined to lack economic substance), Host REIT would fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal income tax purposes, all of which would have a material adverse impact on Host REIT and the value of the Host REIT Common Stock.

  . Host REIT's Substantial Deferred and Contingent Tax Liabilities. Host
    REIT will have substantial deferred tax liabilities attributable to Host's assets and operations that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT.

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus Host REIT), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and
    (v) other factors beyond the control of Host REIT.

  . Substantial Indebtedness of Host REIT. Host REIT will have substantial indebtedness. As of September 11, 1998, on a pro forma basis assuming the Full Participation Scenario, Host REIT had outstanding indebtedness totaling approximately $5 billion, which represents an approximately 59% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon an assumed price per share of Host REIT Common Stock of $12.50 after giving effect to the REIT Conversion). Host REIT's business is capital intensive and it will have significant capital requirements in the future. Host REIT's leverage level and other factors beyond its control (including market conditions) could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by Host REIT, (iii) make distributions, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in the Operating
    Partnership's or Host REIT's organizational documents limiting the amount of indebtedness that either may incur, although certain of Host REIT's debt instruments will contain a number of restrictions on the amount of indebtedness that Host REIT may incur. In addition, Host REIT will have a policy of incurring debt only if upon such incurrence the debt-to-total market capitalization of Host REIT and the Operating Partnership would be 60% or less. Host REIT's Board of Directors, however, may unilaterally change this policy without stockholder approval. If Host REIT's policy of incurring debt were changed, Host REIT could become more highly leveraged which could adversely affect Host REIT's cash flow and the cash available for distribution to stockholders of Host REIT, and could increase the risk of default on Host REIT's indebtedness.

  . The Board May Change Investment and Other Policies Without Stockholder
    Approval. Host REIT's Board of Directors may change the investment, financing and other policies of Host REIT without stockholder approval. Such policy changes may have adverse consequences to Host REIT.

  . Management Agreements Could Impair the Sale or Other Disposition of Host
    REIT's Hotels. The Hotels generally may not be sold, leased or otherwise transferred unless the transferee assumes the Management Agreements relating thereto and meets certain other conditions. The possible desire of Host REIT, from time to time, to finance, refinance or effect a sale of any of the properties managed by Marriott International (which currently serves as manager for all but 16 of Host REIT's Hotels) may, depending upon the structure of such transactions, result in a need to obtain Marriott International's consent, which could include modification of the Management Agreement with Marriott International with respect to such property. The lack of any required consent from Marriott International would prohibit Host REIT from consummating such financing or sale without breaching such Management Agreement.

  .Year 2000 Problem. Year 2000 issues have arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19". Although Host has adopted a compliance program in recognition of the possible interruptions that may occur as a result of Year 2000 issues and taken certain steps toward Year 2000 remediation, there can be no assurances that the steps taken toward Year 2000 remediation by Host or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on Host, its business and its financial condition. Following the REIT Conversion, Host REIT will be dependent upon Crestline to interface with third parties in addressing Year 2000 issues at the Hotels leased to Crestline.

DATE, TIME, PLACE AND PURPOSE OF SPECIAL MEETING

  The Special Meeting will be held at the Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, 22102, on December 15, 1998 at 10:00 a.m., local time, to approve the Agreement.

STOCKHOLDERS ENTITLED TO VOTE

  The Board of Directors has fixed the close of business on November 13, 1998 as the Record Date for the determination of stockholders entitled to receive notice of and vote at the Special Meeting. As of the Record Date, Host had
outstanding and entitled to vote     shares of Host Common Stock and
holders of record. See "Voting and Proxies."

VOTE REQUIRED; NO DISSENTERS' RIGHTS

  Under the Delaware General Corporation Law, as amended (the "DGCL"), the affirmative vote of a majority of the outstanding capital stock of the corporation entitled to vote thereon is needed to adopt a merger agreement. Similarly, if the OP Contribution were deemed to constitute a sale, lease or exchange of all or substantially all of the assets of Host under the DGCL, the affirmative vote of a majority of the outstanding capital stock of the corporation entitled to vote thereon would be needed to approve the OP Contribution. Pursuant to Host's Restated Certificate of Incorporation (the "Host Certificate"), the affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding shares of Host Common Stock is necessary for approval of the Merger, as well as the OP Contribution if it were deemed to constitute a sale, lease or exchange of all or substantially all of the assets of Host. On the Record Date, directors and executive officers of Host, together with their affiliates, as a group, beneficially owned approximately % of the issued and outstanding shares of Host Common Stock. It is currently expected that each director and executive officer of Host will vote the shares of Host Common Stock beneficially owned by such director or executive officer for approval of the Agreement and the transactions contemplated thereby. See "Principal Stockholders."

  Under the DGCL, Host's stockholders will not be entitled to dissenters' rights of appraisal as a result of the Merger or other Restructuring Transactions. See "Voting and Proxies" and "The Restructuring Transactions-- Absence of Dissenters' Rights."

  IF THE RESTRUCTURING TRANSACTIONS AND THE OTHER TRANSACTIONS COMPRISING THE REIT CONVERSION DO NOT OCCUR IN TIME FOR HOST REIT TO ELECT REIT STATUS EFFECTIVE JANUARY 1, 1999, THE EFFECTIVENESS OF HOST REIT'S ELECTION COULD BE DELAYED TO JANUARY 1, 2000, WHICH WOULD RESULT IN HOST OR HOST REIT CONTINUING TO PAY SUBSTANTIAL CORPORATE-LEVEL INCOME TAXES IN 1999 AND COULD CAUSE THE BLACKSTONE ACQUISITION (WHICH IS CONDITIONED, AMONG OTHER THINGS, ON CONSUMMATION OF THE REIT CONVERSION BY MARCH 31, 1999 AND HOST REIT QUALIFYING AS A REIT FOR 1999) NOT TO BE CONSUMMATED. THEREFORE, IT IS EXTREMELY IMPORTANT THAT STOCKHOLDERS RETURN THE PROXY CARDS AS SOON AS POSSIBLE OR PROPERLY SUBMIT THEIR PROXIES BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ADMISSION TICKET ATTACHED TO THE ENCLOSED PROXY CARD. ANY DELAY IN RETURNING PROXIES COULD CAUSE THE SPECIAL MEETING TO BE DELAYED, WHICH COULD PREVENT THE RESTRUCTURING TRANSACTIONS AND THE OTHER TRANSACTIONS COMPRISING THE REIT CONVERSION FROM BEING EFFECTIVE JANUARY 1, 1999.

THE RESTRUCTURING TRANSACTIONS

  Background and Reasons for the Restructuring Transactions and the REIT Conversion. Host is proposing the Restructuring Transactions in connection with a plan adopted by Host to restructure its business operations so that it will qualify as a REIT under the Code. Host REIT expects to qualify as a REIT beginning with its first full taxable year commencing after the REIT Conversion is completed, which currently is expected to be the year commencing January 1, 1999 (but which might not be until the year beginning January 1, 2000). The Host Board of Directors is proposing the Restructuring Transactions primarily for the following reasons:

  . The Restructuring Transactions are essential components of Host's conversion to REIT status for federal income tax purposes. In particular, the OP Contribution will enable Host REIT, following the Merger, to operate, together with the Operating Partnership, in an UPREIT structure, through which Host REIT would continue the full-service hotel ownership business currently conducted by Host. Host believes that the UPREIT structure will improve its ability to acquire additional properties in the future on favorable terms. Specifically, under certain circumstances, OP Units could be issued to acquire properties in transactions that would not trigger immediate tax obligations for certain sellers. Accordingly, converting to an UPREIT structure could enable Host REIT to acquire hotels and other properties in the future at lower prices because of the tax advantages to some sellers of receiving OP Units as consideration. OP Units would subsequently be redeemable for cash or common stock of Host REIT (at the option of Host REIT) at such time as the recipient desires liquidity.

  . The provisions of Maryland law have generally been viewed as favorable to REITs organized in corporate or trust form. As discussed below, Maryland law facilitates qualification as a REIT by authorizing the charter of a Maryland corporation to provide for restrictions on ownership and transferability designed to permit a corporation to qualify as a REIT under the Code or for any other purpose. In addition, unlike Delaware, Maryland does not impose a franchise tax on corporations, which will result in cost savings to

   Host in annual franchise tax payments and related fees of approximately $150,000. Maryland's status as a jurisdiction favorable to REITs is evidenced by the large number of publicly-traded REITs that have chosen to operate as a regular Maryland corporation or as a special statutory Maryland real estate investment trust. According to NAREIT, as of September 1998, there were over 100 publicly-traded REITs organized under Maryland law.

  . In particular, in order to satisfy certain requirements that are applicable to REITs in general, many REITs impose ownership limits and transfer restrictions, similar to the Ownership Limit under the Host REIT Charter, by inclusion of such provisions in their charters. Under Delaware law, such restrictions would not be binding with respect to securities issued prior to adoption of the restriction unless holders of such securities agree to or vote in favor of such restriction. However, under Maryland law and by reason of the Merger, all shares of Host REIT Common Stock issued in the Merger and thereafter would be subject to the Ownership Limit, for which authority exists under Maryland law.

  . Host's principal executive offices and a substantial number of Host's employees are employed in Maryland.

  The Board of Directors of Host believes that the Restructuring Transactions and the other transactions comprising the REIT Conversion are advisable for Host and its stockholders based on the belief that:

  . The REIT structure, as a more tax efficient structure, will provide improved operating results through changing economic conditions and all phases of the hotel economic cycle.

  . The REIT Conversion, which will reduce corporate-level taxes and the need to incur debt to reduce corporate taxes through interest deductions, will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt to equity ratio over time.

  . As a REIT, Host will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and to make performance comparisons with its peers more meaningful.

  . By becoming a dividend paying company, Host's stockholder base will expand to include investors attracted by yield as well as asset quality, which is expected to facilitate Host REIT's capital-raising efforts and provide a less volatile stockholder base.

  . The adoption of an UPREIT structure will facilitate tax-deferred acquisition of additional hotels (such as in the case of the Blackstone Acquisition and the Partnership Mergers).

Host believes that these benefits justify the REIT Conversion even if the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999 (in which event the effectiveness of Host's REIT election could be delayed until January 1, 2000).

  Host explored the possibility of engaging in a business combination with a so-called "paired share" REIT, Santa Anita, in December 1996 and January 1997. Based upon an analysis of potential costs, the pricing of the transaction, the time requirement to complete such a transaction and the possible legislative risks associated with the "paired share" structure, Host decided not to pursue such a transaction. During the fourth quarter of 1997, Host began to explore internally the possibility of reorganizing as a REIT on a stand-alone basis. In April 1998, Host and the Operating Partnership entered into agreements with the Blackstone Entities for the Blackstone Acquisition and concurrently reached a decision and publicly announced that it would be advantageous if Host were to convert to a REIT. See "Restructuring Transactions--Background and Reasons for the Restructuring Transactions and the REIT Conversion."

  The Host Board believes that Host's conversion to a REIT and the distribution of Crestline shares as part of the Initial E&P Distribution will benefit Host's stockholders by providing them with a tax advantaged REIT security that is expected to provide both the opportunity for regular cash dividends and capital appreciation as

Host REIT acquires additional properties, as well as a continuing interest in Crestline, Host's senior living company and the initial lessee of substantially all of Host REIT's Hotels, if a Host stockholder continues to hold the Crestline common stock. If Host REIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to stockholders. As a REIT, Host REIT would be able to benefit from the tax advantages that apply to REITs, and stockholders will receive quarterly distributions that are at least sufficient to satisfy the annual distribution requirements applicable to REITs under the Code. The Host Board believes that this will highlight the value of Host REIT's hotel properties and permit stockholders to realize a regular cash return on that value. Upon completion of the REIT Conversion, Crestline is expected to own Host's 31 senior living communities, which will continue to be managed by Marriott International, and a 25% interest in the Swissotel management company expected to be acquired in the Blackstone Acquisition, and will lease substantially all of the Hotels owned by Host REIT and its affiliates. At that time, Crestline will operate independently of Host, will be publicly traded and separately listed on the NYSE, and will pursue its own growth opportunities.

  Host's Board of Directors has received an opinion dated November , 1998 from BT Wolfensohn, which acted as financial advisor to Host in connection with the REIT Conversion, to the effect that the REIT Transactions (as defined in the opinion), taken together, are fair from a financial point of view to the holders of Host Common Stock. See "Opinion of Financial Advisor." The Host Board of Directors considered such opinion as well as other matters it deemed relevant in determining the advisability of the Agreement.

  Following the Restructuring Transactions and the other transactions comprising the REIT Conversion (including the Blackstone Acquisition), Host REIT and its subsidiaries are expected initially to own outright, or have controlling interests in, approximately 125 full-service Hotels operated primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names. Upon completion of the REIT Conversion, Host REIT will be the sole general partner of the Operating Partnership and is expected to own approximately 74% of the OP Units in the Operating Partnership, and the remaining OP Units, which are intended to be substantially equivalent on an economic basis to shares of Host REIT Common Stock, will be owned by the Limited Partners, unaffiliated partners of the Private Partnerships and the Blackstone Entities. Host REIT and its subsidiaries will own a number of OP Units equal to the number of shares of Host REIT Common Stock outstanding. Host REIT will be managed by its Board of Directors and will have no employees who are not also employees of the Operating Partnership.

  THE BOARD OF DIRECTORS OF HOST BELIEVES THAT THE AGREEMENT, WHICH CONTEMPLATES THE RESTRUCTURING TRANSACTIONS, IS ADVISABLE FOR HOST AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In the event the Agreement is not approved by Host stockholders at the Special Meeting, Host will continue to operate as a Delaware corporation and the REIT Conversion (including the Initial E&P Distribution) will not be completed at this time. See "The Restructuring Transactions--Background and Reasons for the Restructuring Transactions and the REIT Conversion" and "--Comparison of Rights of Stockholders of Host and Host REIT."

  The OP Contribution. Subject to approval of the Agreement at the Special Meeting, after the Special Meeting Host will contribute, as the OP Contribution, its wholly-owned full-service hotels, interests in certain of the Partnerships and the Private Partnerships (other than their interests in the general partners of the Partnerships, each of which is Host or a wholly-owned, direct or indirect subsidiary of Host, and certain other subsidiaries of Host who will remain in existence as subsidiaries of Host REIT and will receive OP Units in the Partnership Mergers) and certain other assets (excluding Host's senior living assets and the cash or other consideration to be distributed in connection with the Initial E&P Distribution and certain other de minimis assets that cannot be contributed to the Operating Partnership) to the Operating Partnership. As a preliminary step in the REIT Conversion, during 1998, various subsidiaries of Host also have contributed or will contribute the wholly-owned full-service hotels held by such entities, their interests in certain of the Partnerships and Private Partnerships and certain other assets to the Operating Partnership (including its subsidiaries). In exchange for these contributions, the Operating Partnership (i) will issue to Host in the aggregate a number of OP Units equal to the number of outstanding shares of Host Common Stock at the completion of the REIT Conversion, reduced by the number of OP Units to be received by the general partners of the Partnerships and other subsidiaries of Host in the Partnership Mergers (together with preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion) and (ii) will assume all liabilities of Host, including past and future contingent liabilities, other than liabilities of Crestline. Following these contributions, the Operating Partnership and its subsidiaries will directly or indirectly own all of Host's and its subsidiaries' wholly-owned hotels, substantially all of Host's direct and indirect interests in both the Partnerships and the Private Partnerships and all of Host's other assets (excluding its senior living assets, the cash or other consideration to be distributed in connection with the Initial E&P Distribution, and certain other de minimis assets that cannot be contributed to the Operating Partnership). See "The Restructuring Transactions--The OP Contribution."

  The above-described contributions, which include the OP Contribution, will enable Host REIT, following the Reincorporation by means of the Merger, to operate together with the Operating Partnership in an UPREIT structure, which is expected to improve Host REIT's ability to acquire additional hotels and other properties in the future on favorable terms.

  Terms of the Merger. The Reincorporation will be effected through the merger of Host with and into Host REIT. As a result of the Merger, Host REIT will be the surviving entity, the separate existence of Host will terminate and each issued and outstanding share of Host Common Stock, together with the associated Host Right, will be converted into one share of Host REIT Common Stock, together with the associated Host REIT Right under the Host REIT Rights Agreement. In addition, in the Merger, outstanding options and certain other rights to acquire Host Common Stock will be converted into rights to acquire Host REIT Common Stock, subject to adjustment for the Initial E&P Distribution and except as otherwise set forth in the Agreement, and any outstanding shares of preferred stock of Host would be converted into an equal number of shares of preferred stock of Host REIT having substantially the same rights and preferences. Upon consummation of the Merger, the holders of Host REIT Common Stock will become subject to the Ownership Limit under the Host REIT Charter. THE OWNERSHIP LIMIT WILL PROVIDE THAT NO PERSON OR PERSONS ACTING AS A GROUP MAY OWN, OR BE DEEMED TO OWN BY VIRTUE OF THE ATTRIBUTION PROVISIONS OF THE CODE, MORE THAN (I) 9.8% OF THE LESSER OF THE NUMBER OR VALUE OF SHARES OF HOST REIT COMMON STOCK OUTSTANDING OR (II) 9.8% OF THE LESSER OF THE NUMBER OR VALUE OF THE ISSUED AND OUTSTANDING SHARES OF ANY CLASS OR SERIES OF HOST REIT PREFERRED STOCK, SUBJECT TO WAIVER OR MODIFICATION BY HOST REIT IN CERTAIN LIMITED CIRCUMSTANCES AND SUBJECT TO (A) AN EXCEPTION FOR A HOLDER OF SHARES OF HOST REIT COMMON STOCK SOLELY BY REASON OF THE MERGER IN EXCESS OF THE OWNERSHIP LIMIT SO LONG AS SUCH HOLDER WOULD NOT OWN, DIRECTLY OR BY ATTRIBUTION UNDER THE CODE, MORE THAN 9.9% BY VALUE OF THE OUTSTANDING CAPITAL STOCK OF HOST REIT AS OF THE SPECIAL MERGER OWNERSHIP LIMIT EFFECTIVE TIME, AND
(B) A LIMITATION ON THE APPLICATION OF THE "GROUP" LIMITATION (BUT NO OTHER ELEMENT OF THE OWNERSHIP LIMIT) TO ANY "GROUP" THAT OTHERWISE WOULD EXCEED THE OWNERSHIP LIMIT AT THE EFFECTIVE TIME OF THE MERGER SOLELY BY REASON OF ITS STATUS AS A "GROUP." THE OWNERSHIP LIMIT WILL BECOME APPLICABLE TO ALL HOST REIT STOCKHOLDERS AS OF THE EFFECTIVE TIME OF THE MERGER. ANY SHARES OF HOST REIT COMMON STOCK HELD AT THE EFFECTIVE TIME OF THE MERGER AND NOT SUBSEQUENTLY TRANSFERRED PRIOR TO THE SPECIAL MERGER OWNERSHIP LIMIT EFFECTIVE TIME, OR OTHERWISE HELD AT ANY TIME AFTER THE EFFECTIVE TIME OF THE MERGER IN VIOLATION OF THE OWNERSHIP LIMIT, WILL BE TRANSFERRED AUTOMATICALLY TO A TRUST FOR THE BENEFIT OF A DESIGNATED CHARITABLE BENEFICIARY, AND THE PERSON WHO ACQUIRED (OR
HELD) SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS THEREON OR TO VOTE SUCH EXCESS SHARES OF HOST REIT COMMON STOCK. THE HOLDER OF ANY SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL RECEIVE THE LESSER OF THE VALUE OF SUCH EXCESS SHARES AS OF THE EFFECTIVE TIME OF THE MERGER OR THE CASH PROCEEDS FROM THE SALE OF SUCH EXCESS SHARES OF HOST REIT COMMON STOCK BY THE TRUSTEE OF THE TRUST. AFTER THE EFFECTIVE TIME OF THE MERGER, ANY PERSON WHO ACQUIRES HOST REIT COMMON STOCK IN EXCESS OF THE OWNERSHIP LIMIT WILL NOT RECEIVE ANY PROCEEDS FROM THE SUBSEQUENT SALE THEREOF IN EXCESS OF THE LESSER OF THE PRICE PAID THEREFOR OR THE AMOUNT REALIZED FROM SUCH SALE. A TRANSFER OF HOST REIT COMMON STOCK TO

A PERSON WHO, AS A RESULT OF THE TRANSFER, VIOLATES THE OWNERSHIP LIMIT MAY BE VOID UNDER CERTAIN CIRCUMSTANCES, AND, IN ANY EVENT, WOULD DENY THE TRANSFEREE ANY OF THE ECONOMIC BENEFITS OF OWNING SHARES OF HOST REIT COMMON STOCK IN EXCESS OF THE OWNERSHIP LIMIT. TO AVOID THE ADVERSE EFFECTS OF THE OWNERSHIP LIMIT, ANY HOLDER OF HOST COMMON STOCK WHO WOULD OWN SHARES IN EXCESS OF THE OWNERSHIP LIMIT AT THE EFFECTIVE TIME OF THE MERGER SHOULD DISPOSE OF ANY SUCH EXCESS SHARES PRIOR THERETO. See "Description of Host REIT Capital Stock-- Restrictions on Ownership and Transfer."

  As a consequence of the Merger, among other things, the assets of Host will become assets of Host REIT without further action, and Host REIT will become liable for all the debts and obligations of Host. As soon as practicable following the Merger, Host REIT will complete any other transactions comprising the REIT Conversion that have not already been completed. See "The REIT Conversion."

  Following the Merger, each person who was a director of Host will continue as a director of Host REIT, certain of the officers of Host will remain officers of Host REIT (others will have become officers of Crestline in connection the distribution of Crestline shares as part of the Initial E&P Distribution) and the rights of stockholders of Host REIT will be governed by the Host REIT Charter attached to the Agreement as Exhibit B and the Host REIT Bylaws attached to the Agreement as Exhibit C. See "The Restructuring Transactions-- Comparison of Rights of Stockholders of Host and Host REIT."

  The Agreement has been adopted by the Board of Directors of Host, subject to stockholder approval. The Merger will become effective upon the later of the time the Articles of Merger are accepted for filing by the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and the time the Certificate of Merger is accepted for filing by the Secretary of State of Delaware in accordance with the DGCL, or later if so specified in such Articles and Certificate (the "Effective Time"). It is expected that the listing of Host REIT Common Stock on the NYSE will occur at or prior to the Effective Time and that the listing of Host Common Stock on the NYSE will be terminated at the Effective Time.

  Host anticipates that the Merger will become effective as promptly as practicable following stockholder approval of the Agreement at the Special Meeting and the satisfaction or waiver of the other conditions to the Merger. The Agreement provides that the Merger may be abandoned by Host or Host REIT at any time prior to its effectiveness. However, Host has no current intention of abandoning or causing Host REIT to abandon the Merger subsequent to the Special Meeting if stockholder approval is obtained and the other conditions to the Merger are satisfied or waived. See "The Restructuring Transactions--Conditions to the Merger."

  In connection with the REIT Conversion and the Initial E&P Distribution, Host expects to enter into the Employee Benefits and Other Employment Matters Allocation Agreement (the "1998 Employee Benefits Allocation Agreement") among Host, the Operating Partnership and Crestline. The 1998 Employee Benefits Allocation Agreement is expected to provide that the Operating Partnership will assume from Host, to the extent provided therein, the rights and obligations of Host under the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (formerly called the Host Marriott Corporation 1993 Comprehensive Stock Inventive Plan), the Host Marriott Corporation Employee Stock Purchase Plan, the Host Marriott Corporation (HMC) Retirement and Savings Plan and the Host Marriott Corporation Executive Deferred Compensation Plan (the "Plans"). See "The Restructuring Transactions--Terms of the Merger," "Description of Host REIT Capital Stock" and "Management--1998 Employee Benefits Allocation Agreement."

  Neither Host nor Host REIT is aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Merger pursuant to the Agreement, other than compliance with applicable federal and state securities laws, the filing of the Articles of Merger as required under the MGCL and the filing of a Certificate of Merger as required under the DGCL and various state and local governmental authorizations. See "The Restructuring Transactions--Terms of the Merger."

  Conditions to the Merger. Consummation of the Merger is subject to the satisfaction or waiver of various conditions, including satisfaction of the following conditions: (i) approval of the Agreement by the stockholders of Host; (ii) determination by the Host Board of Directors that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1,
1999); (iii) approval of the Host REIT Common Stock for listing on the NYSE;
(iv) the receipt of all governmental and third-party consents to the Restructuring Transactions except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Host REIT, the Operating Partnership and their subsidiaries taken as a whole; and (v) the United States Congress shall not have proposed or enacted adverse tax legislation. See "The Restructuring Transactions--Conditions to the Merger."

  In addition, Host will amend the Host Rights Agreement to provide that each Host Right issuable pursuant to the Host Rights Agreement will be converted into a Host REIT Right issuable under the Host REIT Rights Agreement. Host REIT intends to adopt the Host REIT Rights Agreement prior to the completion of the Merger and each share of Host REIT Common Stock issued in the Merger will have a Host REIT Right attached to it. See "Certain Provisions of Maryland Law and the Host REIT Charter and Bylaws--Stockholder Rights Plan."

  Comparison of Rights of Stockholders of Host and Stockholders of Host
REIT. The rights of stockholders of Host are currently governed by the DGCL, the Host Certificate, the Amended Bylaws of Host (the "Host Bylaws") and the Host Rights Agreement. If the Agreement is approved by Host's stockholders and the Merger is consummated, Host REIT will be the surviving entity in the Merger and the rights of the stockholders of Host REIT will be governed by the MGCL, the Host REIT Charter, the Host REIT Bylaws and the Host REIT Rights Agreement. Certain important differences exist between the rights of stockholders of Host and the rights of stockholders of Host REIT. See "The Restructuring Transactions--Comparison of Rights of Stockholders of Host and Host REIT." Copies of the Host REIT Charter and Host REIT Bylaws are attached to the Agreement (which is attached to this Proxy Statement/Prospectus) as Exhibits B and C, respectively.

  Limitation of Liability and Indemnification of Directors and Officers. The Host REIT Charter and Host REIT Bylaws contain provisions limiting the liability of Host REIT's present and former directors and officers to the corporation and its stockholders and obligating Host REIT to indemnify present and former directors and officers all in accordance with Maryland law. See "The Restructuring Transactions--Limitation of Liability and Indemnification of Directors and Officers."

THE REIT CONVERSION

  The transactions summarized below, together with the Restructuring Transactions, constitute the transactions pursuant to which Host will restructure its business so that it will qualify as a REIT. If the required approvals for the various transactions are obtained and other conditions to the different steps in the REIT Conversion are satisfied or waived, these transactions are expected to occur at various times prior to the end of 1998 (or as soon thereafter as practicable). Although the Restructuring Transactions are expected to occur at the final stages of the REIT Conversion, certain of the REIT Conversion transactions (such as the Partnership Mergers, the Private Partnership Transactions and the Blackstone Acquisition) may occur following the Restructuring Transactions to the extent they are consummated.

  Although a number of the transactions comprising the REIT Conversion are expected to be consummated immediately prior to, or in certain instances immediately following, the Merger, the Merger will not be consummated unless the conditions to the Merger have been satisfied or waived. In particular, Host's Board of Directors will have determined, among other things, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and based on advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999). Consistent with the foregoing, Host intends to pursue the transactions constituting the REIT Conversion at least through the date of the Special Meeting of Host stockholders. If the Agreement is approved by Host stockholders at the Special Meeting, Host intends to continue pursuing those transactions constituting the REIT Conversion which have not yet been completed, including the Blackstone Acquisition (which is not expected to be consummated any earlier than December 29, 1998), and, if the Board of Directors has determined that the conditions to the Merger have been or likely will be satisfied or waived (and, in particular, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur), declare the Initial E&P Distribution and enter into the Leases with the Lessees (which will be indirect, wholly-owned subsidiaries of Crestline), even though there is no assurance that the Merger and other transactions comprising the REIT Conversion might not be delayed or possibly might never be consummated. Assuming the Agreement is approved by Host stockholders at the Special Meeting and the Host Board of Directors makes the determination described above, it is currently contemplated that the Merger would be consummated on or about December 29, 1998, subject to satisfaction or waiver of the remaining conditions. If, however, the Agreement is not approved by the Host stockholders at the Special Meeting or the Host Board of Directors does not make the requisite determinations, Host will continue to operate as a Delaware corporation, the REIT Conversion will not be completed at this time and the Initial E&P Distribution will not be made.

  If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed until January 1, 2000, which would result in Host REIT continuing to pay substantial corporate-level income taxes in 1999 (which would reduce Host REIT's estimated cash distributions per share of Host REIT Common Stock) and could cause the Blackstone Acquisition (which is conditioned, among other things, on consummation of the REIT Conversion by March 31, 1999 and Host REIT qualifying as a REIT for 1999) not to be consummated. In view of the complexity of the REIT Conversion, the number of transactions that must occur to complete the REIT Conversion and the time and expense involved, Host believes that it is advisable to complete the REIT Conversion, or as many of the transactions comprising the REIT Conversion as possible, as soon as practicable even if such completion is after January 1, 1999 (and, thus, a REIT election would not be effective until January 1, 2000). Moreover, completion of the REIT Conversion (or a significant number of the transactions comprising the REIT Conversion) could possibly facilitate another transaction (such as a merger into another entity) that would enable Host (or its successor) to elect to be treated as a REIT prior to January 1, 2000. If Host REIT's election to be taxed as a REIT is not effective on January 1, 1999, Host REIT intends to operate following the REIT Conversion in a manner that would permit it to qualify as a REIT at the earliest time practicable, and it might pursue a merger with another entity or other transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000, although no assurance can be given that the Company will enter into or consummate such other transaction or otherwise qualify as a REIT prior to January 1, 2000. Host REIT in any event would elect to be treated as a REIT for federal income tax purposes no later than its taxable year commencing January 1, 2000.

  The Initial E&P Distribution. In order to qualify as a REIT for federal income tax purposes, among other things, Host REIT and/or Host, as its predecessor, must have distributed all of the accumulated E&P of Host to its stockholders in one or more taxable dividends prior to the end of the first full taxable year for which the REIT election of Host is effective, which currently is expected to be the taxable year commencing January 1, 1999 (but which might not be until the year beginning January 1, 2000).

  In an effort to help accomplish the requisite distributions of the accumulated E&P of Host, Host or Host REIT will make the Initial E&P Distribution, consisting of one or more taxable distributions, to its stockholders in connection with the REIT Conversion. Such taxable distributions would consist of shares of common stock of

Crestline and cash or other consideration in an amount to be determined. Although there is no assurance as to what form such other consideration comprising the Initial E&P Distribution will take, it is currently contemplated that it will include the Special Dividend payable, at each stockholder's election, in cash or Host Common Stock (or Host REIT Common Stock if the Merger has occurred). If the Special Dividend is declared, stockholders of record on the Special Dividend record date are expected to be given approximately 20 days to decide whether to take cash, Host Common Stock (or Host REIT Common Stock if the Merger has occurred), or a combination of cash and stock in payment of the Special Dividend. It is anticipated that the cash/stock election will be available on a per-share basis and that, once made, stockholders' elections will be irrevocable. Stockholders entitled to the Special Dividend who fail to make a timely election will receive shares of Host Common Stock (or Host REIT Common Stock if the Merger has occurred), subject to the Ownership Limit, in payment of the Special Dividend. In any event, cash would be paid in lieu of fractional shares, and the Special Dividend payment would be made promptly following expiration of the election period.

  The aggregate value of the Crestline common stock and the cash or other consideration to be distributed to Host stockholders (and the Blackstone Entities) in connection with the Initial E&P Distribution is currently estimated to be approximately $525 million to $625 million (approximately $2.10 to $2.50 per share to the Host stockholders), of which approximately $200 to $300 million (or approximately $.80 to $1.20 per share) is expected to be represented by the Special Dividend. The actual amount of the Initial E&P Distribution will be based in part upon the estimated amount of accumulated E&P of Host as of the last day of its taxable year ending on or immediately following completion of the REIT Conversion. To the extent that the Initial E&P Distribution is not sufficient to eliminate Host's accumulated E&P, Host REIT will make one or more additional taxable distributions to its stockholders (in the form of cash or securities) prior to the last day of Host REIT's first full taxable year as a REIT (currently expected to be December 31, 1999 but which instead might be December 31, 2000) in an amount intended to be sufficient to eliminate such E&P, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

  Limited Partners who elect to receive Host REIT Common Stock in exchange for OP Units in connection with the Partnership Mergers will not receive the Crestline common stock or any other portion of the Initial E&P Distribution, which will have been distributed before they become stockholders of Host REIT (approximately 25 trading days after the effective date of the Partnership Mergers). However, following receipt of such shares of Host REIT Common Stock, such Limited Partners would participate as stockholders of Host REIT in other dividends or distributions by Host REIT to holders of Host REIT Common Stock, including any additional taxable distributions necessary to eliminate Host's accumulated E&P to the extent the Initial E&P Distribution is not sufficient to eliminate such accumulated E&P. The Limited Partners who elect to retain OP Units also will participate in such additional distributions because distributions by the Operating Partnership to its partners (including Host
REIT) would be the source of such additional distributions.

  No holder of Host Common Stock will be required to pay any cash or other consideration to Host or Host REIT for shares of Crestline common stock received in the Initial E&P Distribution or to surrender or exchange their Host Common Stock or Host REIT Common Stock in order to receive shares of Crestline common stock or other cash or securities as part of the Initial E&P Distribution. See "The REIT Conversion--The Initial E&P Distribution."

  In addition, following the Restructuring Transactions, the Blackstone Entities are entitled to receive a pro rata portion of the same consideration received by Host REIT's stockholders in connection with the Initial E&P Distribution, except to the extent the Blackstone Entities elected to receive additional OP Units in lieu thereof pursuant to the terms of the Blackstone Acquisition. The payment to the Blackstone Entities of Crestline common stock and other consideration is expected to be approximately $90 to $110 million of the aggregate Initial E&P Distribution of approximately $525 to $625 million if the REIT Conversion and the Blackstone Acquisition are consummated. See "Business and Properties--Blackstone Acquisition." Following the Initial E&P Distribution, Crestline's principal assets will include the senior living assets of Host, which are expected to consist of 31 senior living communities, a 25% interest in the Swissotel management company acquired from the Blackstone Entities and the Lessees. The shares of Crestline common stock distributed to Host stockholders as part of the Initial E&P Distribution and the Blackstone Entities will become a separately traded security from the Host REIT Common Stock, and Crestline will operate independently from Host REIT. There will be substantial overlap of stockholders of Crestline and Host REIT initially, but this overlap likely will diverge over time.

  The Host Board believes that the distribution of Crestline common stock to Host stockholders as part of the Initial E&P Distribution will provide those Host stockholders who continue to hold Crestline common stock with a separate identifiable interest in a diversified company that generates revenue from both its senior living business and its leasing business. Even under circumstances where the Crestline common stock is distributed to Host stockholders as part of the Initial E&P Distribution but the Merger or other transactions comprising the REIT Conversion are delayed or possibly never consummated, the Host Board believes that having existing leasing arrangements in place with Crestline could facilitate any subsequent efforts by Host to qualify as a REIT for federal income tax purposes (including efforts to pursue a merger with another entity or another transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000).

  Other Transactions Comprising the REIT Conversion. In addition to the Restructuring Transactions and the Initial E&P Distribution, the REIT Conversion includes the following additional transactions:

  . Debt Refinancing. In August 1998, Host refinanced $1.55 billion of outstanding senior notes (the "Senior Note Refinancing") through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to facilitate the transactions constituting the REIT Conversion. Host obtained the funds for the Senior Note Refinancing primarily from the issuance of new debt securities and a new $1.25 billion credit facility (the "New Credit Facility"). See "Business and Properties--Indebtedness. "

  . Treatment of Convertible Preferred Securities. In the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the $567 million of convertible subordinated debentures of Host underlying the $550 million of outstanding Convertible Quarterly Income Preferred Securities of Host (the "Convertible Preferred Securities"). As the successor to Host, Host REIT also will be liable on the debentures and the debentures will become convertible into Host REIT Common Stock, but the Operating Partnership will have primary responsibility for payment of the debentures, including all costs of conversion. Upon conversion by a Convertible Preferred Securities holder, Host REIT will issue shares of Host REIT Common Stock, which will be delivered to such holder. Upon the issuance of such shares by Host REIT, the Operating Partnership will issue to Host REIT a number of OP Units equal to the number of shares of Host REIT Common Stock issued in exchange for the debentures. As a result of the distribution of Crestline common stock and any cash and other consideration to Host or Host REIT stockholders in connection with the Initial E&P Distribution, the conversion ratio of the Convertible Preferred Securities will be adjusted to take into account certain effects of the REIT Conversion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  . The Partnership Mergers. Immediately following the Effective Date, each
    Partnership that participates in the Partnership Mergers will merge with a subsidiary of the Operating Partnership. Such participating Partnerships will be the surviving entities of the Partnership Mergers and will continue in existence as indirect subsidiaries of the Operating Partnership. In the Partnership Mergers, each Limited Partner will receive a number of OP Units with a deemed value equal to the stated exchange value of his respective partnership interest. If a Limited Partner elects to receive Host REIT Common Stock or a Note in exchange for OP Units in connection with the Partnership Mergers, such Limited Partner will, upon receipt of his OP Units, tender (or be deemed to tender) all of such OP Units to Host REIT in exchange for an equal number of shares of Host REIT Common Stock or to the Operating Partnership in exchange for a Note with a specified principal amount. The general partners of the Partnerships and other subsidiaries of Host also will receive OP Units in exchange for their interests in the Partnerships, and such general partners will continue as wholly-owned, direct or indirect subsidiaries of Host REIT. Partnerships that do not participate in a Partnership Merger will continue as separate partnerships, but the Operating Partnership would contribute some or all of the interests in certain of these Partnerships that it receives from Host and its subsidiaries to a Non-Controlled Subsidiary.

  . Restructuring of the Private Partnerships. The Operating Partnership will acquire in the Private Partnership Transactions the partnership interests from unaffiliated partners of four Private Partnerships in exchange for OP Units and, accordingly, will own all of the interests in those Private Partnerships. For the remaining Private Partnerships, (i) the Operating Partnership will be a partner in the partnership if the unaffiliated partners consent to a lease of the partnership's Hotel(s) to a Lessee or
    (ii) if the requisite consents to enter into a lease are not obtained, the Operating Partnership may transfer its interest in such partnership to a Non-Controlled Subsidiary.

  .The Blackstone Acquisition. Subject to various terms and conditions, the Operating Partnership expects to acquire from the Blackstone Entities ownership of, or controlling interests in, the Blackstone Hotels. In addition, Host REIT will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which Host REIT will transfer to Crestline. If the Blackstone Acquisition is consummated, the Operating Partnership expects to issue approximately 43.7 million OP Units (based upon a negotiated value of $20.00 per OP Unit), assume debt and make cash payments totaling approximately $862 million and distribute up to 18% of the shares of Crestline common stock and other consideration to the Blackstone Entities. See "The REIT Conversion--Other Transactions Comprising the REIT Conversion--The Blackstone Acquisition."

  . Contribution of Assets to Non-Controlled Subsidiaries. The Operating
    Partnership will organize the Non-Controlled Subsidiaries to hold various assets (not exceeding, in the aggregate, 20% by value of the assets of the Operating Partnership) contributed by Host and its subsidiaries to the Operating Partnership. The direct ownership of most of these assets by the Operating Partnership could jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased, certain furniture, fixtures and equipment ("FF&E") used in the Hotels and certain international hotels in which Host owns interests. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. In addition, the Operating Partnership and, prior to the Partnership Mergers, certain of the Partnerships (assuming they participate in the Partnership Mergers) will sell to a Non-Controlled Subsidiary an estimated $180 million in value of personal property associated with certain Hotels for notes or cash that has been contributed or loaned to the Non-Controlled Subsidiary by the Operating Partnership, or a combination thereof. The Operating Partnership could not lease this personal property to the Lessees without potentially jeopardizing Host REIT's qualification as a REIT. The Non-Controlled Subsidiary will lease such personal property to the applicable Lessees. The Host Marriott Statutory Employee/Charitable Trust, the beneficiaries of which will be certain employees of Host REIT and a designated charity (the "Host Employee/Charitable Trust"), and possibly certain other investors will acquire all of the voting common stock representing the remaining 5% of the total economic interests, and 100% of the control, of each Non-Controlled Subsidiary. See "The REIT Conversion--Other Transactions Comprising the REIT Conversion."

  . Leases of Hotels. The Operating Partnership, its subsidiaries and its controlled partnerships, including the Partnerships participating in the Partnership Mergers, will lease virtually all of their Hotels to the Lessees pursuant to the Leases. See "Business and Properties--The Leases." The leased Hotels will be operated by the Lessees under their existing brand names pursuant to their existing long-term Management Agreements, which will be assigned to the Lessees for the terms of the applicable Leases but under which the Operating Partnership will remain obligated. See "Business and Properties--The Management Agreements."

  Following the REIT Conversion, assuming the Full Participation Scenario, the organizational structure of Host REIT is expected to be as follows:

                          [FLOW CHART APPEARS HERE]


(1) Represents Limited Partners and others who retain OP Units and do not elect to receive shares of Host REIT Common Stock or Notes; excludes Host and its subsidiaries.

(2) Also will include Limited Partners in the Partnership Mergers who elect to receive shares of Host REIT Common Stock in exchange for the OP Units received in the Partnership Mergers. Immediately following the Restructuring Transactions and the distribution by Host of Crestline common stock to its stockholders and receipt of Crestline common stock by the Blackstone Entities, the stockholders of Crestline will consist of the stockholders of Host REIT (other than Limited Partners who elect to receive Host REIT Common Stock in connection with the Partnership Mergers) and the Blackstone Entities. The common ownership of the two public companies, however, will diverge over time.

(3) Percentage ownership in the Operating Partnership assumes no Limited Partners elect to receive either Host REIT Common Stock or Notes in connection with the Partnership Mergers and that the price per share of Host REIT Common Stock is $ 12.50 for purposes of the Partnership Mergers.

(4) The Operating Partnership will own all or substantially all of the equity interests in the Partnerships participating in the Partnership Mergers, certain Private Partnerships and other Host subsidiaries that own Hotels, both directly and through other direct or indirect, wholly-owned subsidiaries of the Operating Partnership or Host REIT. Host will contribute its partial equity interests in the Partnerships that do not participate in the Partnership Mergers and those Private Partnerships whose partners have not elected to exchange their interests for OP Units to the Operating Partnership, and the Operating Partnership will either hold such partial interests or contribute them to the Non-Controlled Subsidiaries.

  Ownership Interests in the Operating Partnership Following the Restructuring Transactions and the Other Transactions Comprising the REIT
Conversion. Following the Restructuring Transactions and the other transactions comprising the REIT Conversion, the Operating Partnership is expected to be owned as set forth below:

                     OWNERSHIP OF THE OPERATING PARTNERSHIP

                                                                    PERCENTAGE
   ENTITY                                                           INTEREST(1)
   ------                                                           -----------
   Host REIT.......................................................     74.5%
   Limited Partners of the Partnerships............................      8.4
   Private Partnerships............................................      1.2
   Blackstone Entities.............................................     15.9
                                                                       -----
     TOTAL.........................................................    100.0%
                                                                       =====

--------

(1) Assumes that all Partnerships participate in the Partnership Mergers, that the Blackstone Acquisition is consummated, that all Limited Partners in the Partnership Mergers elect to retain OP Units and that the price of an OP Unit is $12.50 per share for purposes of the Partnership Mergers. The percentage interest of Host REIT will increase, and the percentage interest of the Limited Partners will decrease, if Limited Partners elect to receive Host REIT Common Stock or Notes in exchange for their OP Units in connection with the Partnership Mergers or if the price per OP Unit in the Partnership Mergers is greater than $12.50. The percentage interest of Host REIT will decrease, and the percentage interest of the Limited Partners will increase, if the price per OP Unit in the Partnership Mergers is less than $12.50.

FEDERAL INCOME TAX CONSEQUENCES

  Federal Income Tax Consequences of the OP Contribution. Section 721 of the Code provides that no gain or loss is recognized in the case of a contribution of property to a partnership in exchange for an interest in the partnership. However, there are a number of potential exceptions to the availability of such treatment. The application of these exceptions is highly complex and depends upon a number of factual determinations and other outside events which may or may not occur, but Host believes that it will not recognize a material amount of gain in connection with the OP Contribution. See "Federal Income Tax Consequences--Federal Income Tax Consequences of the OP Contribution." Host is not obtaining an opinion of outside counsel as to the tax consequences to it of the OP Contribution.

  Federal Income Tax Consequences of the Merger. Host has received an opinion of counsel to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and accordingly, (i) no gain or loss will be recognized by Host or Host REIT as a result of the Merger; (ii) no gain or loss will be recognized by holders of shares of Host Common Stock upon the conversion of such shares into Host REIT Common Stock (except for certain stockholders who are not considered "U.S. persons" for purposes of the Code and who own (or have owned) in excess of 5% of Host); (iii) the tax basis of shares of Host REIT Common Stock received by a former holder of Host Common Stock pursuant to the Merger in the aggregate will be the same as the holder's adjusted tax basis in the shares of Host Common Stock being converted in the Merger (subject to any adjustment resulting from the Initial E&P Distribution); and (iv) the holding period of shares of Host REIT Common Stock received by a former holder of Host Common Stock pursuant to the Merger will include the holder's holding period with respect to the shares of Host Common Stock being converted in the Merger, assuming that the Host Common Stock was held as a capital asset at the Effective Time. See "Federal Income Tax Consequences--Federal Income Tax Consequences of the Merger."

  Federal Income Tax Consequences of the Initial E&P Distribution. Generally, the Initial E&P Distribution will be a taxable dividend to a Host stockholder to the extent that the Initial E&P Distribution is made out of the Host stockholder's share of the portion of the current and accumulated E&P of Host and Host REIT allocable to the Initial E&P Distribution. Host and Host REIT currently believe that the substantial majority, if not all, of the Initial E&P Distribution (the fair market value of which Host currently estimates will range from approximately $2.10 to $2.50 per share of Host Common Stock) will be considered made out of such E&P and, therefore, will be taxable as a dividend. See "Federal Income Tax Consequences--Federal Income Tax Consequences of the Initial E&P Distribution."

  Qualification of Host REIT as a REIT. Host REIT expects to qualify as a REIT for federal income tax purposes effective for its first full taxable year commencing after the REIT Conversion is completed, which Host currently expects to be the year beginning January 1, 1999 (but which might not be until the year beginning January 1, 2000). If it so qualifies, Host REIT will be permitted to
(i) deduct dividends paid to its stockholders, allowing the income represented by such dividends to avoid taxation at the entity level and to be taxed only at the stockholder level and (ii) treat retained net capital gains in a manner so that such gains are taxed at the Host REIT level but effectively avoid taxation at the stockholder level. Host REIT, however, will be subject to a separate corporate income tax on any gains recognized during the ten years following the REIT Conversion that are attributable to "built-in" gain with respect to the assets that Host owned at the time of the REIT Conversion (which tax would be paid by the Operating Partnership). Host REIT has substantial deferred tax liabilities that are likely to be recognized as "built-in" gain (or by a Non-Controlled Subsidiary) during such period without any corresponding receipt of cash, and the Operating Partnership will be responsible for paying such taxes. Host REIT's ability to qualify as a REIT will depend upon its continuing satisfaction following the REIT Conversion of various requirements related to the nature of its assets, the sources of its income and the distributions to its stockholders, including a requirement that Host REIT distribute to its stockholders at least 95% of its taxable income each year.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  FOR THE REASONS STATED HEREIN, THE BOARD OF DIRECTORS OF HOST RECOMMENDS THAT HOST'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

DISTRIBUTIONS AND MARKET PRICES OF HOST COMMON STOCK

  Host Common Stock has been listed on the NYSE under the symbol "HMT" since October 8, 1993. Prior thereto, Host and Marriott International were operated as a single consolidated company. See "Certain Relationships and Related Transactions--Relationship Between Host and Marriott International."

  The table below sets forth, for the periods indicated, the reported high and low sale prices of Host Common Stock on the NYSE. On April 15, 1998, the last full trading day prior to the public announcement of the proposed REIT Conversion, the closing sale price of Host Common Stock on the NYSE was $20.00 per share. On November 6, 1998, the latest practicable date before the printing of this Proxy Statement/Prospectus, the closing sale price of Host Common Stock on the NYSE was $14 11/16 per share. Host has not declared any cash dividends on the Host Common Stock during the two fiscal years ended January 2, 1998 and through the date hereof.

                                                            HIGH      LOW
                                                            ----      ----
   1997
     First Quarter......................................... $18 3/4   $15 3/4
     Second Quarter........................................  18 1/8    15 1/4
     Third Quarter.........................................  20 13/16  17 1/2
     Fourth Quarter........................................  23 3/4    18 1/16
   1998
     First Quarter......................................... $20 7/16  $17 1/2
     Second Quarter........................................  21 3/8    17 1/8
     Third Quarter.........................................  18 15/16  12 13/16
     Fourth Quarter (through November 6, 1998).............  15 5/16    9 7/8

  It is expected that, upon consummation of the Merger, the Host REIT Common Stock will be listed and trade on the NYSE in the same manner as shares of Host Common Stock currently trade on the NYSE. The historical trading prices of Host's Common Stock are not necessarily indicative of the future trading prices of Host REIT Common Stock because, among other things, the current stock price of Host reflects the current market valuation of Host's current business and assets (including the Crestline common stock and the cash or other consideration to be distributed in connection with the Initial E&P Distribution) and does not necessarily take into account the changes in Host's business and operations (including the leasing of its Hotels to Crestline) that will occur in connection with the REIT Conversion. See "Risk Factors-- Current Host Common Stock Price Is Not Necessarily Indicative of the Price of Host REIT Common Stock Following the REIT Conversion."

DISTRIBUTION AND DIVIDEND POLICY AFTER THE MERGER

  The Operating Partnership and Host REIT intend to pay regular quarterly distributions to holders of OP Units and Host REIT Common Stock, respectively. Host REIT and the Operating Partnership anticipate that distributions will be paid during January, April, July and October of each year, except that the first distribution in 1999 is expected to be paid at the end of February if the REIT Conversion is completed in 1998.

  The Operating Partnership intends to distribute an amount that will enable Host REIT to distribute to its stockholders an amount equal to 100% of Host REIT's taxable income (other than capital gains, which will be addressed on a case-by-case basis) for each year no later than the end of January of the following year. Host REIT anticipates that distributions generally will be paid from cash available for distribution (generally equal to cash from operations less capital expenditures and principal amortization on indebtedness); however, to the extent that cash available for distribution is insufficient to make such distributions, the Operating Partnership intends to borrow funds in order to make distributions consistent with this policy.

  Based upon Host's preliminary estimates of Host REIT's taxable income for the twelve months ending December 31, 1999, Host and the Operating Partnership currently estimate that this policy will result in an initial annual distribution by the Operating Partnership of approximately $0.84 per OP Unit ($0.21 per quarter) during the twelve months ending December 31, 1999. If Host's preliminary estimate of $231 million of cash distributions by the Operating Partnership during the twelve months ending December 31, 1999 proves accurate but the Operating Partnership's cash available for distribution were only equal to its estimated cash available for distribution ($158 million) and cash from contingent rents ($64 million) during 1999, then the Operating Partnership would be required to borrow approximately $9 million (or $0.03 per OP Unit) to make such distributions. While Host does not believe this will be necessary, it believes that the Operating Partnership would be able to borrow the necessary amounts under the New Credit Facility or from other sources and that any such borrowing would not have a material adverse effect on its financial condition or results of operations. The distributions to stockholders per share of Host REIT Common Stock are expected to be in an amount equal to the amount distributed by the Operating Partnership per OP Unit. However, if the REIT Conversion is not completed prior to January 1, 1999, then Host REIT's distributions to stockholders in 1999 would be lower than the Operating Partnership's distributions per OP Unit (by the amount of Host REIT's 1999 corporate income tax payments) until its REIT election becomes effective, which would be no later than January 1, 2000. The Operating Partnership intends to make distributions during 1999 at the estimated level of $0.84 per OP Unit even if the REIT election of Host REIT were not effective until January 1, 2000, which would result in estimated distributions by Host REIT (after estimated federal and state income tax payments) of $0.52 per share of Host REIT Common Stock for the full year 1999.

  Distributions will be made in the discretion of the Board of Directors of Host REIT and will be affected by a number of factors, many of which are beyond the control of Host REIT and the Operating Partnership. In order to maintain its qualification as a REIT under the Code, Host REIT is required to distribute (within a certain period after the end of each year) at least 95% of its REIT taxable income for such year. See "Distribution and Other Policies--Distribution Policy." Host REIT intends to establish a dividend reinvestment plan.

UNAUDITED PER SHARE DATA

  The following table sets forth selected historical per share data for Host. The per share data presented below are based on and derived from, and should be read in conjunction with the historical consolidated statements and the related notes thereto of Host, which are included in this Proxy Statement/Prospectus. Interim data for the thirty-six weeks ended September 11, 1998 ("First Three Quarters 1998") and September 12, 1997 ("First Three Quarters 1997") and as of September 11, 1998 and September 12, 1997 are unaudited, but include, in the opinion of management of Host, all adjustments (which are normal and recurring) necessary for a fair presentation of such data. Results for the First Three Quarters 1998 are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

                                    AS OF AND FOR THE      AS OF AND FOR THE
                                     FISCAL YEAR(1)      FIRST THREE QUARTERS
                                   --------------------  ---------------------
                                   1997   1996    1995      1998       1997
                                   ----- ------  ------  ---------- ----------
Basic income from continuing
 operations....................... $0.23 $(0.07) $(0.39) $     0.49 $     0.19
Diluted income from continuing
 operations....................... $0.23 $(0.07) $(0.39) $     0.48 $     0.19
Cash distributions per share(2)...     0      0       0           0          0
Book value per share.............. $5.89 $ 5.58  $ 4.23  $     5.63 $     5.89

--------
(1) Host's fiscal year ends on the Friday nearest to December 31. Fiscal years 1997 and 1995 included 52 weeks compared to 53 weeks for fiscal year 1996.
(2) See "--Distributions and Market Prices of Host Common Stock."

SUMMARY FINANCIAL INFORMATION

  The following table sets forth unaudited pro forma financial and other information for the Operating Partnership and Host REIT and combined consolidated historical financial information for Host. The following summary financial information should be read in conjunction with the financial statements and notes thereto and Management's Discussion and Analysis of Results of Operations and Financial Condition included elsewhere in this Consent Solicitation.

  The unaudited pro forma financial statements as of September 11, 1998 and for the fiscal year ended January 2, 1998 and the First Three Quarters 1998 for the 100% Participation Presentation are presented as if the REIT Conversion occurred as of September 11, 1998 for the pro forma balance sheets and at the beginning of the fiscal year for the pro forma statements of operations. The unaudited REIT 2000 pro forma information assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur and Host does not become a REIT until January 1, 2000. The pro forma information incorporates certain assumptions that are described in the Notes to the Unaudited Pro Forma Financial Statements included elsewhere in this Proxy Statement/Prospectus.

  The pro forma information does not purport to represent what the Operating Partnership's or Host REIT's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Operating Partnership's or Host REIT's financial position or results of operations at any future date or for any future period.

  In addition, the historical information contained in the following table is not comparable to the operations of the Operating Partnership or Host REIT on a going-forward basis because the historical information relates to an operating entity which owns and operates hotels and senior living communities, while the Operating Partnership will own the Hotels but will lease them to the Lessees and receive rental payments in connection therewith.

                         SUMMARY FINANCIAL INFORMATION
                                 (IN MILLIONS)

                      OPERATING PARTNERSHIP                                      OPERATING PARTNERSHIP
                            PRO FORMA          HOST REIT PRO FORMA                     PRO FORMA          HOST REIT PRO FORMA
                     ----------------------- -----------------------            ----------------------- -----------------------
                                                                        HOST          FIRST THREE             FIRST THREE
                        FISCAL YEAR 1997        FISCAL YEAR 1997     HISTORICAL      QUARTERS 1998           QUARTERS 1998
                     ----------------------- ----------------------- ---------- ----------------------- -----------------------
                         100%      REIT 2000     100%      REIT 2000                100%      REIT 2000     100%      REIT 2000
                     PARTICIPATION   WITH    PARTICIPATION   WITH               PARTICIPATION   WITH    PARTICIPATION   WITH
                        WITH NO    NO NOTES     WITH NO    NO  NOTES   FISCAL      WITH NO    NO  NOTES WITH NO NOTES NO  NOTES
                     NOTES ISSUED  ISSUED(1) NOTES ISSUED  ISSUED(1) YEAR 1997  NOTES ISSUED  ISSUED(1)    ISSUED     ISSUED(1)
                     ------------- --------- ------------- --------- ---------- ------------- --------- ------------- ---------
REVENUES:
 Hotel revenues....     $   --       $  --      $   --       $  --     $1,093       $ --        $  --       $  --       $  --
 Rental revenues...      1,135         998       1,135         998         --         540         468         540         468
 Other revenues....         (4)         (4)         (4)         (4)        54           2           2           2           2
                        ------       -----      ------       -----     ------       -----       -----       -----       -----
   Total revenues..      1,131         994       1,131         994      1,147         542         470         542         470
                        ------       -----      ------       -----     ------       -----       -----       -----       -----
OPERATING COSTS AND
EXPENSES:
 Hotel.............        600         513         600         513        649         376         336         376         336
 Other.............         11          11          11          11         49          15          15          15          15
                        ------       -----      ------       -----     ------       -----       -----       -----       -----
   Total operating
   costs and
   expenses........        611         524         611         524        698         391         351         391         351
                        ------       -----      ------       -----     ------       -----       -----       -----       -----
Operating profit...        520         470         520         470        449         151         119         151         119
Minority interest..        (10)        (10)        (17)        (12)       (32)        (14)        (14)         37          (4)
Corporate
expenses...........        (44)        (44)        (44)        (44)       (47)        (30)        (30)        (30)        (30)
REIT Conversion
expenses...........         --          --          --          --         --          --          --          --          --
Interest expense...       (468)       (420)       (430)       (382)      (302)       (339)       (303)       (313)       (277)
Dividends on
Convertible
Preferred
Securities.........         --          --         (37)        (37)       (37)         --          --         (26)        (26)
Interest income....         29          36          29          36         52          24          30          24          30
                        ------       -----      ------       -----     ------       -----       -----       -----       -----
Income (loss)
before income
taxes..............         27          32          21          31         83        (208)       (198)       (157)       (188)
Benefit (provision)
for income taxes...         (1)         (2)         (1)        (13)       (36)         10          10           8          77
                        ------       -----      ------       -----     ------       -----       -----       -----       -----
Income (loss)
before
extraordinary items
 ...................     $   26       $  30      $   20       $  18     $   47       $(198)      $(188)      $(149)      $(111)
                        ======       =====      ======       =====     ======       =====       =====       =====       =====
                        HOST
                     HISTORICAL
                     -----------
                     FIRST THREE
                      QUARTERS
                        1998
                     -----------
REVENUES:
 Hotel revenues....     $ 922
 Rental revenues...        --
 Other revenues....       118
                     -----------
   Total revenues..     1,040
                     -----------
OPERATING COSTS AND
EXPENSES:
 Hotel.............       502
 Other.............        45
                     -----------
   Total operating
   costs and
   expenses........       547
                     -----------
Operating profit...       493
Minority interest..       (36)
Corporate
expenses...........       (33)
REIT Conversion
expenses...........       (14)
Interest expense...      (245)
Dividends on
Convertible
Preferred
Securities.........       (26)
Interest income....        36
                     -----------
Income (loss)
before income
taxes..............       175
Benefit (provision)
for income taxes...       (75)
                     -----------
Income (loss)
before
extraordinary items
 ...................     $ 100
                     ===========

                                 AS OF SEPTEMBER 11, 1998

                            OPERATING PARTNERSHIP
                                  PRO FORMA               HOST REIT PRO FORMA
                         ---------------------------- ----------------------------
                                            REIT 2000                    REIT 2000
                         100% PARTICIPATION   WITH    100% PARTICIPATION   WITH
                           WITH NO NOTES    NO NOTES    WITH NO NOTES    NO  NOTES    HOST
                               ISSUED       ISSUED(1)       ISSUED       ISSUED(1) HISTORICAL
                         ------------------ --------- ------------------ --------- ----------
BALANCE SHEET DATA:
 Property and equipment,
 net....................       $7,069        $5,619         $7,069        $5,619     $5,937
 Total assets...........        7,945         6,689          7,945         6,689      6,969
 Debt, excluding
 convertible debt.......        4,970         4,370          4,970         4,370      4,224
 Convertible debt ......          567           567             --            --         --
 Total liabilities......        6,582         6,134          6,015         5,561      5,267
 Convertible Preferred
 Securities.............           --            --            550           550        550
 Limited Partner
 interests of third
 parties at redemption
 value..................          989           333             --            --         --
 Equity.................          374           222          1,032           447      1,152

----
(1) Assumes all Partnerships participate in the Partnership Mergers, the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur and Host does not become a REIT until January 1, 2000.

                                 RISK FACTORS

  In considering whether to approve the Agreement and the transactions contemplated thereby, stockholders of Host should consider carefully, among other factors, the material risks described below.

RISKS AND EFFECTS OF THE MERGER AND THE REIT CONVERSION

  LACK OF CONTROL OVER HOTEL OPERATIONS. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, Host REIT will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. Host REIT will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Host REIT will have only limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Even if Host REIT's management believes the Lessees or the Managers are operating or managing the Hotels inefficiently or in a manner that does not result in the maximization of rental payments to Host REIT under the Leases, Host REIT has only a limited ability to require the Lessees or the Managers to change their method of operation or management. Therefore, Host REIT will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels. Host REIT is limited to seeking redress only if the Lessees violate the terms of the Leases and then only to the extent of the remedies set forth therein. Remedies under the Leases include Host REIT's ability to terminate a Lease upon certain events of default, such as the Lessee's failure to pay rent or failure to maintain certain net worth requirements and breaches of other specified obligations under the Leases. See "Business and Properties--The Leases." Termination of a Lease, however, could impair Host REIT's ability to qualify as a REIT for federal income tax purposes unless another suitable lessee could be found.

  LACK OF CONTROL OVER NON-CONTROLLED SUBSIDIARIES. The Non-Controlled Subsidiaries will hold various assets (not exceeding in the aggregate 20% by value of the assets of Host REIT), consisting primarily of interests in hotels which are not leased, certain FF&E used in the Hotels and certain international hotels. The direct ownership or control of most of these assets by Host REIT could jeopardize Host REIT's status as a REIT. Although Host REIT will own 95% of the total economic interests of the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust and possibly certain other investors will own all of the voting common stock of the Non-Controlled Subsidiaries (which will represent the remaining 5% of the total economic interest thereof). As the owner of the voting stock of the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust and possibly certain other investors will select the directors of the Non-Controlled Subsidiaries, who will be responsible for overseeing the operations of those entities. As a result, Host REIT will have no control over the operation or management of the hotels or other assets owned by the Non-Controlled Subsidiaries even though it will depend upon the Non-Controlled Subsidiaries for a significant portion of its revenues (and the activities of the Non-Controlled Subsidiaries could cause Host REIT to be in default under its principal debt facilities).

  DEPENDENCE UPON CRESTLINE. Subsidiaries of Crestline will be the Lessees of virtually all of the Hotels and their rent payments will be the primary source of Host REIT's revenues. Upon the REIT Conversion, all fees payable under the Management Agreements for subsequent periods will become the primary obligations of the Lessees, to be paid by the Lessees for so long as the Leases remain in effect. The obligations of the Lessees will be guaranteed by Crestline, subject to specified liability limitations. Crestline's and each Lessee's financial condition and ability to meet its obligations under the Leases and the Management Agreements will determine the Operating Partnership's ability to make distributions to holders of OP Units, including Host REIT, and Host REIT's ability, in turn, to make distributions to its stockholders. As of September 11, 1998, on a pro forma basis, after giving effect to the REIT Conversion, Crestline would have had approximately $300 million of indebtedness (including approximately $85 million due to Host REIT to pay for hotel working capital purchased from Host REIT but not including guarantees of obligations of Crestline's subsidiaries under the Leases and the Management Agreements) and Crestline can incur additional indebtedness in the future. There can be no assurance that Crestline or any Lessee will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Leases or to make payments of fees under the Management Agreements. Host REIT remains obligated to the Managers in case the Lessee fails to pay these fees (but it would be entitled to reimbursement from the Lessee under the terms of the Leases). In addition, the credit rating of Host REIT will be affected by the general creditworthiness of Crestline.

  CURRENT HOST COMMON STOCK PRICE IS NOT NECESSARILY INDICATIVE OF THE PRICE OF HOST REIT COMMON STOCK FOLLOWING THE REIT CONVERSION. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Stock following the REIT Conversion, because of the effect of the distribution of Crestline common stock and cash or other consideration in connection with the Initial E&P Distribution, the acquisition of additional assets in connection with the REIT Conversion, including the Blackstone Acquisition, and the change in Host's organization from a taxable corporation to a REIT. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the Crestline common stock and the cash or other consideration that may be distributed in connection with the Initial E&P Distribution) and does not necessarily take into account the changes in Host's business and operations (including the leasing of its Hotels to Crestline) that will occur in connection with the REIT Conversion. Host's current stock price also is affected by general market conditions.

  CASH DISTRIBUTIONS MAY EXCEED CASH AVAILABLE FOR DISTRIBUTION. Distributions will be made at the discretion of Host REIT's Board of Directors and will be affected by a number of factors, including the rental payments received by the Operating Partnership from the Lessees with respect to the Leases of the Hotels, the operating expenses of the Operating Partnership, the level of borrowings and interest expense incurred in borrowing, the Operating Partnership's financial condition and cash available for distribution, the taxable income of Host REIT and the Operating Partnership, the effects of acquisitions and dispositions of assets, unanticipated capital expenditures and distributions required to be made on any preferred units issued by the Operating Partnership. To the extent that cash available for distribution (generally cash from operations less capital expenditures and principal amortization of indebtedness) is insufficient to pay distributions in accordance with the Operating Partnership's distribution policy or to maintain the REIT qualification of Host REIT, the Operating Partnership intends to borrow to make such distributions. The preliminary estimated initial annual cash distributions of the Operating Partnership during the twelve months ending December 31, 1999 ($231 million) will exceed its estimated cash available for distribution ($158 million) and cash from contingent rents ($64 million) during the twelve months ending December 31, 1999, which would require borrowings by the Operating Partnership of approximately $9 million (or $0.03 per OP Unit) to make such distributions in accordance with the Operating Partnership's distribution policy. Moreover, if estimated cash from contingent rents were less than $64 million, then the Operating Partnership also would be required to borrow any such shortfall in order to make such distributions. Actual results may vary substantially from the estimates and no assurance can be given that the Operating Partnership's estimates will prove accurate or that any level of distributions will be made or sustained.

  TIMING OF THE RESTRUCTURING TRANSACTIONS AND THE REIT CONVERSION. Host currently expects to complete the Restructuring Transactions and the other transactions comprising the REIT Conversion during 1998, which would permit Host REIT to qualify as a REIT for its 1999 taxable year. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed until January 1, 2000, which would result in Host REIT continuing to pay substantial corporate-level income taxes in 1999 (which would be expected to reduce Host REIT's estimated cash distributions during 1999 to $0.52 per share from $0.84 if its REIT election were not effective on January 1, 1999) and could cause the Blackstone Acquisition (which is conditioned, among other things, on consummation of the REIT Conversion by March 31, 1999 and Host REIT qualifying as a REIT for 1999) not to be consummated. In view of the complexity of the REIT Conversion and the number of transactions that must occur to complete the REIT Conversion, Host believes that it is beneficial to the stockholders of Host to complete the REIT Conversion as soon as practicable, even if the REIT Conversion cannot be completed prior to January 1, 1999. If Host REIT's election to be taxed as a REIT is not effective on January 1, 1999, Host REIT intends to operate following the REIT Conversion in a manner that would permit it to qualify as a REIT at the earliest time practicable, and it might pursue a merger with another entity or other transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000. Host REIT in any event would elect to be treated as a REIT for federal income tax purposes no later than its taxable year commencing January 1, 2000 assuming it so qualified.

  CONFLICTS OF INTEREST

    RESPONSIBILITIES OF HOST REIT TO OTHER LIMITED PARTNERS IN THE OPERATING PARTNERSHIP. Maryland law imposes certain duties on the Board of Directors of Host REIT to its stockholders. In addition, after the REIT Conversion, Host REIT, as the sole general partner of the Operating Partnership, will have fiduciary obligations under Delaware law with respect to the other limited partners in the Operating Partnership (to the extent such duties have not been modified or eliminated pursuant to the terms of the Partnership Agreement). Although Delaware law provides that Host REIT, as general partner, is subject to the duties of care and loyalty with respect to the limited partners of the Operating Partnership, the Partnership Agreement imposes certain limitations on Host REIT's fiduciary obligations with respect to such limited partners. See "Distribution and Other Policies--Conflicts of Interest Policies." Notwithstanding the contractual limitations in the Partnership Agreement, the discharge of Host REIT's obligations to its stockholders and to the limited partners in the Operating Partnership could result in decisions that may fail to reflect fully the interests of all holders of Host REIT Common Stock and limited partners of the Operating Partnership.

    RELATIONSHIPS WITH MARRIOTT INTERNATIONAL AND CRESTLINE. Marriott International currently serves as manager for all but 16 of Host's Hotels, and will continue to manage those Hotels pursuant to the Management Agreements that will be assigned to the Lessees. In addition, Marriott International acts as manager of hotels that will compete with Host REIT's Hotels. As a result, Marriott International may make decisions regarding competing lodging facilities which it manages that would not necessarily be in the best interests of Host REIT or the Lessees. Further, J.W. Marriott, Jr. and Richard E. Marriott, who are brothers, currently serve as directors of Host and directors (and, in the case of J.W. Marriott, Jr., also an officer) of Marriott International. After the REIT Conversion, J.W. Marriott, Jr. will serve as a director of Host REIT and will continue to serve as a director of Marriott International, and Richard E. Marriott will serve as Chairman of the Board of Host REIT and continue to serve as a director of Marriott International. J.W. Marriott, Jr. and Richard E. Marriott also beneficially own (as determined for securities law purposes) approximately 10.6% and 10.2%, respectively, of the outstanding shares of common stock of Marriott International, and will beneficially own approximately 5.33% and 5.31%, respectively, of the outstanding shares of common stock of Crestline (but neither will serve as an officer or director thereof). As a result, J.W. Marriott, Jr. and Richard E. Marriott may have a potential conflict of interest with respect to their obligations as directors of Host REIT in connection with any decisions regarding Marriott International itself (including decisions relating to the Management Agreements involving the Hotels), Marriott International's management of competing lodging properties and Crestline's leasing and other businesses that would not necessarily be in the best interests of Host REIT.

  UNCERTAINTIES AT THE TIME OF VOTING ON THE AGREEMENT. There are several uncertainties relating to the REIT Conversion, including the uncertainties described below, that will exist at the time Host stockholders vote on the Agreement. The results of the Partnership Mergers, including whether all or less than all of the Partnerships voted to participate in the Partnership Mergers, will not be known at the time Host stockholders vote on the Agreement. The benefits to Host of the REIT Conversion will be markedly reduced if one or more of the Partnerships do not participate in the Partnership Mergers. In addition, the price of an OP Unit for purposes of the Partnership Mergers will be equal to the average closing price on the NYSE of a share of Host REIT Common Stock for the first 20 trading days after the effective date of the Partnership Mergers (but, subject to adjustment will not be less than $9.50 or greater than $15.50 per OP Unit). The maximum and minimum prices per OP Unit will be reduced if the Blackstone Acquisition is not consummated and, as a result thereof, the Initial E&P Distribution exceeds $2.50 per share of Host Common Stock or Host REIT Common Stock. Because the value of the OP Units issued to the Limited Partners in the Partnership Mergers will not be determined until after the Partnership Mergers, stockholders cannot know at the time they vote on the Agreement (a) the value of the OP Units to be issued to the Limited Partners, which value could be higher or lower than the value of Host REIT Common Stock at the time of the Merger, and (b) the percentage interest in the Operating Partnership that such OP Units represent, which affects the allocation of distributions from the Operating Partnership to Host REIT and the Limited Partners. Moreover, because the Limited Partners can tender the OP Units they receive in the Partnership Mergers to Host REIT in exchange for an equal number of shares of Host REIT Common Stock, which Host REIT Common Stock will be issued promptly following the 20th trading day after the effective date of the Partnership Mergers, or to the Operating Partnership for Notes, Host stockholders cannot know the exact number of Notes or shares of Host REIT Common Stock that may be issued in connection with the Partnership Mergers or the extent of the dilutive effect on Host REIT stockholders from the issuance of additional shares of Host REIT Common Stock to the Limited Partners. In addition, the assets and liabilities of the Non-Controlled Subsidiaries will not be known at the time stockholders vote on the Agreement. Although the Restructuring Transactions may be consummated with the expectation that certain other transactions comprising the REIT Conversion, such as the Private Partnership Transactions and the Blackstone Acquisition, will occur, there is no assurance that such will be the case. There is no assurance as to the outcome of such matters, and if certain of these transactions or events are not consummated as expected, either the REIT Conversion may not be consummated or the value of Host REIT Common Stock and the amount of cash available for distribution to stockholders could be adversely affected, and Host REIT could fail to qualify as a REIT for federal income tax purposes.

  INABILITY TO OBTAIN THIRD-PARTY CONSENTS MAY HAVE A MATERIAL ADVERSE
EFFECT. There are numerous third-party consents which are required to be obtained in order to consummate the Restructuring Transactions and the other transactions comprising the REIT Conversion. These include consents of many hotel project lenders, ground lessors, joint venture partners, Marriott International and others. The inability of Host, the Operating Partnership or Host REIT to obtain one or more such consents could cause a default under cross-default provisions of the Company's principal credit facilities. Although Host will not consummate the Restructuring Transactions or the REIT Conversion unless it believes that the inability of Host, the Operating Partnership or Host REIT to obtain one or more consents would not reasonably be expected to have a material adverse effect on the Company's business, financial condition or results of operations, there can be no assurance that such a material adverse effect will not occur, which could reduce the value of Host REIT Common Stock.

  EXPIRATION OF THE LEASES AND POSSIBLE INABILITY TO FIND OTHER LESSEES. The Leases generally will expire seven to ten years after the Effective Date, and there can be no assurance that the affected Hotels will be relet to the Lessees (or if relet, will be relet on terms as favorable to Host REIT). If the Hotels are not relet, Host REIT will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements and the Code. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which Host REIT would be able to relet the Hotels or enter into new leases with such lessees, which could result in a failure of Host REIT to qualify as a REIT or in reduced cash available for distribution.

  LEASES COULD IMPAIR THE SALE OR OTHER DISPOSITION OF HOST REIT'S
HOTELS. Each Lease generally provides for a termination payment if the Lease is terminated by Host REIT prior to the expiration of the term of such Lease (including due to a change in the federal income tax laws that allows Host REIT to operate the Hotels without jeopardizing Host REIT's status as a REIT), except following a default by a Lessee and in certain other circumstances (including in connection with the sale of up to 12 Hotels without a termination payment) or unless Host REIT leases to the Lessee a comparable substitute hotel. The termination fee is equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Lease. The payment of such termination fee under the Leases could have the effect of impairing the ability of Host REIT to sell its Hotels if market conditions otherwise warrant such a sale and would reduce the net proceeds of any such sale. See "Business and Properties--The Leases--Termination of Leases upon Disposition of Full-Service Hotels."

  LIMITATIONS ON SALE OR REFINANCING OF CERTAIN HOTELS. For reasons relating to federal income tax considerations, the agreements by which the Operating Partnership will acquire certain Hotels (or obtain consent to lease certain Hotels to the Lessees) will also restrict the ability of the Operating Partnership to dispose of or refinance the debt secured by such Hotels for varying periods from the Effective Date, depending on the Hotel. Similarly, upon acquiring the Blackstone Hotels, the Operating Partnership will agree not to dispose of the

Blackstone Hotels for ten years (although the Operating Partnership may dispose of up to 50% of the value of the assets contributed to the Operating Partnership by the Blackstone Entities commencing after five years). Thus, even if it were in the best interests of Host REIT to sell such hotels or refinance the debt secured by any of these Hotels, it may be difficult or impossible for Host REIT to do so during their respective lock-out periods.

RISKS OF OWNERSHIP OF HOST REIT COMMON STOCK

  POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF HOST REIT COMMON STOCK. To maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of capital stock of Host REIT may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger--Requirements for Qualification." In addition, a person who owns, directly or by attribution, 10% or more of an interest in a tenant of Host REIT (or a tenant of any partnership in which Host REIT is a partner) cannot own, directly or by attribution, 10% or more of the shares of Host REIT without jeopardizing Host REIT's qualification as a REIT. Primarily to facilitate maintenance of its qualification as a REIT for federal income tax purposes, the Ownership Limit under the Host REIT Charter will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any person or persons acting as a group of more than 9.8% of the lesser of the number or value of the issued and outstanding shares of Host REIT Common Stock and will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any person or persons acting as a group of more than 9.8% of the lesser of the number or value of the issued and outstanding shares of any class or series of Host REIT's preferred stock. The Ownership Limit will become applicable to all Host REIT stockholders at the Effective Time (subject to a limited exception for a holder of shares of Host REIT Common Stock solely by reason of the Merger in excess of the Ownership Limit so long as the holder thereof would not own, directly or by attribution under the Code, more than 9.9% in value of the outstanding shares of capital stock of Host REIT as of the Special Merger Ownership Limit Effective Time, and to a limitation on the application of the "group" limitation (but not any other element of the Ownership Limit) to any "group" that otherwise would exceed the Ownership Limit at the Effective Time solely by reason of its status as a "group"). The Board of Directors, in its sole and absolute discretion, may waive or modify the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon information required to be provided by the party seeking the waiver and upon an opinion of counsel satisfactory to the Board of Directors, that ownership in excess of this limit will not cause a person who is an individual to be treated as owning shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize Host REIT's status as a REIT for federal income tax purposes (for example, by causing any tenant of Host REIT or any of the Partnerships or Private Partnerships (including but not limited to Crestline and the Lessees) to be considered a "related party tenant" for purposes of the REIT qualification rules). The constructive ownership rules are complex and may cause Host REIT Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Host REIT Common Stock or 9.8% of the outstanding shares of any class of Host REIT preferred stock (or the acquisition of an interest in an entity which owns shares of Host REIT's capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of Host REIT Common Stock or 9.8% of the outstanding shares of any class of Host REIT's preferred stock and thus subject such shares to the remedy provisions under the Ownership Limit.

  ANY SHARES OF HOST REIT COMMON STOCK HELD AT THE EFFECTIVE TIME AND NOT SUBSEQUENTLY TRANSFERRED PRIOR TO THE SPECIAL MERGER OWNERSHIP LIMIT EFFECTIVE TIME, OR ACQUIRED OR HELD AT ANY TIME AFTER THE EFFECTIVE TIME IN VIOLATION OF THE OWNERSHIP LIMIT, WILL BE TRANSFERRED AUTOMATICALLY TO A TRUST FOR THE BENEFIT OF A DESIGNATED CHARITABLE BENEFICIARY, AND THE PERSON WHO ACQUIRED SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS THEREON OR TO VOTE SUCH EXCESS SHARES OF HOST REIT COMMON STOCK. THE HOLDER OF ANY SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL RECEIVE THE LESSER OF THE VALUE OF SUCH EXCESS SHARES AS OF THE EFFECTIVE TIME OR THE CASH PROCEEDS FROM THE SALE OF SUCH EXCESS SHARES OF HOST REIT COMMON STOCK BY THE TRUSTEE OF THE TRUST. AFTER THE EFFECTIVE TIME, ANY PERSON WHO ACQUIRES HOST REIT COMMON STOCK IN EXCESS OF THE OWNERSHIP LIMIT WILL NOT RECEIVE ANY PROCEEDS

FROM THE SUBSEQUENT SALE THEREOF IN EXCESS OF THE LESSER OF THE PRICE PAID THEREFOR OR THE AMOUNT REALIZED FROM SUCH SALE. A TRANSFER OF HOST REIT COMMON STOCK TO A PERSON WHO, AS A RESULT OF THE TRANSFER, VIOLATES THE OWNERSHIP LIMIT MAY BE VOID UNDER CERTAIN CIRCUMSTANCES, AND, IN ANY EVENT, WOULD DENY THE TRANSFEREE ANY OF THE ECONOMIC BENEFITS OF OWNING HOST REIT COMMON STOCK IN EXCESS OF THE OWNERSHIP LIMIT. TO AVOID THE ADVERSE EFFECTS OF THE OWNERSHIP LIMIT, ANY HOLDER OF HOST COMMON STOCK WHO WOULD OWN SHARES IN EXCESS OF THE OWNERSHIP LIMIT AT THE EFFECTIVE TIME SHOULD DISPOSE OF ANY SUCH EXCESS SHARES PRIOR THERETO. See "Description of Host REIT Capital Stock-- Restrictions on Ownership and Transfer." The Ownership Limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for Host REIT Common Stock in connection with such transaction.

  LIMITATIONS ON ACQUISITION OF HOST REIT COMMON STOCK AND CHANGE IN
CONTROL. The Host REIT Charter and Host REIT Bylaws, the Partnership Agreement, the Host REIT Rights Agreement (to be adopted by Host REIT to replace the existing stockholder rights plan under the Host Rights Agreement) and Maryland law contain a number of provisions (as further described under "Certain Provisions of Maryland Law and the Host REIT Charter and Bylaws" and "The Restructuring Transactions--Comparison of Rights of Stockholders of Host and Host REIT") that could delay, defer or prevent a transaction or a change of control of Host REIT that might involve a premium price for holders of Host REIT Common Stock or otherwise be in their best interests, including the following:

    OWNERSHIP LIMIT. The 9.8% Ownership Limit described under "--Possible Adverse Consequences of Limits on Ownership of Host REIT Common Stock" above may have the effect of precluding a change in control of Host REIT by a third party without the consent of the Board of Directors, even if such change in control would be in the interest of the stockholders of Host REIT (and even if such change in control would not reasonably jeopardize the REIT status of Host REIT).

    STAGGERED BOARD. The Host REIT Charter will provide that the Board of Directors initially shall consist of eight members and may be thereafter increased or decreased in accordance with the Host REIT Bylaws, provided that the total number of directors may not be fewer than three nor more than thirteen. Pursuant to the Host REIT Bylaws, the number of directors shall be fixed by the Board of Directors within the limit set forth in the Host REIT Charter. The Board of Directors of Host REIT will be divided into three classes of directors. The terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Directors for each class will be chosen for a three-year term upon the expiration of the then current class' term, beginning in 1999. The staggered terms for directors may affect the stockholders' ability to effect a change in control of Host REIT even if a change in control would be in the interest of the stockholders of Host REIT.

    REMOVAL OF BOARD OF DIRECTORS. The Host REIT Charter will provide that, except for any directors who may be elected by holders of a class or series of shares of capital stock other than Host REIT Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of the shares then outstanding and entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the concurring vote of a majority of the remaining directors and, in the case of a vacancy resulting from the removal of a director by the stockholders by at least two-thirds of all the votes entitled to be cast in the election of directors.

    PREFERRED STOCK; CLASSIFICATION OR RECLASSIFICATION OF UNISSUED SHARES OF CAPITAL STOCK WITHOUT STOCKHOLDER APPROVAL. The Host REIT Charter provides that the total number of shares of stock of all classes which Host REIT has authority to issue is 800,000,000 shares of stock, initially consisting of 750,000,000 shares of Host REIT Common Stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share ("Host REIT Preferred Stock"). The Board of Directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of stock, including Host REIT Common Stock into Host REIT Preferred Stock or vice versa, and to establish the preferences and rights of any preferred or other class or series of stock to be issued. The issuance of preferred stock or other stock having special preferences or rights could have the effect of delaying or preventing a change in control of Host REIT even if a change in control would be in the interest of the stockholders of Host REIT. Because the Board of Directors will have the power to establish the preferences and rights of additional classes or series of stock without a stockholder vote, the Board of Directors may afford the holders of any such class or series preferences, powers and rights, including voting rights, senior to the rights of holders of Host REIT Common Stock.

    CONSENT RIGHTS OF THE LIMITED PARTNERS. Under the Partnership Agreement, Host REIT generally will be able to merge or consolidate with another entity with the consent of partners holding percentage interests in the Operating Partnership ("Percentage Interests") that are more than 50% of the aggregate Percentage Interests of the outstanding partnership interests entitled to vote thereon (including any such partnership interests held by Host REIT) as long as the holders of OP Units either will receive or will have the right to receive the same consideration as the holders of Host REIT Common Stock. Host REIT, as holder of a majority of the OP Units, would be able to control the outcome of such vote. Under the Host REIT Charter, the approval of the holders of at least two-thirds of the outstanding shares of Host REIT Common Stock generally is necessary to effectuate such merger or consolidation.

    MARYLAND BUSINESS COMBINATION LAW. Under the MGCL, unless an exemption is available, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's then outstanding shares of capital stock (an "Interested Stockholder") or an affiliate of the Interested Stockholder are prohibited for five years after the most recent date in which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by
  (i) a supermajority (80%) of outstanding voting shares, and (ii) two-thirds of voting shares (other than voting shares held by an Interested Stockholder) unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder. A business combination that is approved by the board of directors of a Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements. Host REIT has not "opted-out" of the business combination provisions of the MGCL and, accordingly, will be subject to such provisions although Host REIT may elect to opt-out of these provisions in the future. The Board of Directors of Host REIT has adopted a resolution exempting from the operation of the "business combination" statute the acquisition of shares by Marriott International pursuant to the terms of the Marriott International Purchase Right as well as any other transactions involving Host REIT and Marriott International or their respective affiliates or associates, provided that any such other transaction with Marriott International or its affiliates or associates that is not in the ordinary course of business must be approved by a majority of the directors of Host REIT present at a meeting at which a quorum is present, including a majority of the disinterested directors, in addition to any vote of stockholders required by other provisions of the MGCL. See "Certain Provisions of Maryland Law and The Host REIT Charter and Bylaws--Changes in Control Pursuant to Maryland Law."

    MARYLAND CONTROL SHARE ACQUISITION LAW. Under the MGCL, unless a corporation elects not to be subject thereto, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror and by officers or directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of the voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. Host REIT will be subject to these control share provisions of Maryland law. The Bylaws of Host REIT contain an exemption from the control share acquisition provisions for any shares acquired by Marriott International pursuant to the Marriott International Purchase Right, to the extent it is exercised.

    ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS. The Host REIT Bylaws impose certain advance notice requirements that must be met for nominations of persons for election to the Board of

  Directors and the proposal of business to be considered by stockholders. The advance notice provisions contained in the Host REIT Bylaws generally require nominations and new business proposals by stockholders to be delivered to the Secretary of Host REIT not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the date on which Host REIT mailed its proxy materials for the prior year's annual meeting of stockholders.

    MEETINGS OF STOCKHOLDERS; CALL OF SPECIAL MEETINGS; STOCKHOLDER ACTION IN LIEU OF MEETING BY UNANIMOUS CONSENT. The Host REIT Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1999). Special meetings of the stockholders may be called by the President or the Board of Directors or on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders or by unanimous written consent.

    MERGER, CONSOLIDATION, SHARE EXCHANGE AND TRANSFER OF ASSETS OF HOST REIT. Pursuant to the Host REIT Charter, subject to the terms of any class or series of capital stock at the time outstanding, Host REIT may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer its assets within the meaning of the MGCL if approved (i) by the Board of Directors in the manner provided in the MGCL and (ii) by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, except that any merger of Host REIT with or into a trust organized for the purpose of changing Host REIT's form of organization from a corporation to a trust will require the approval of stockholders of Host REIT by the affirmative vote only of a majority of all the votes entitled to be cast on the matter. Under the MGCL, certain mergers may be accomplished without a vote of stockholders and a share exchange need be approved by a Maryland successor only by its Board of Directors. A voluntary dissolution of Host REIT also would require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

    AMENDMENTS TO THE HOST REIT CHARTER AND BYLAWS. The provisions contained in the Host REIT Charter relating to restrictions on transferability of Host REIT Common Stock, the classified Board and fixing the size of the Board within the range set forth in the Host REIT Charter, as well as the provisions relating to removal of directors and the filling of Board vacancies may be amended only by a resolution adopted by the Board of Directors and approved by stockholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. As permitted under the MGCL, the Host REIT Charter and the Host REIT Bylaws provide that directors have the exclusive right to amend the Host REIT Bylaws. Amendments to this provision of the Host REIT Charter also would require Board action and approval by two-thirds of all votes entitled to be cast on the matter.

    HOST REIT RIGHTS AGREEMENT. Host REIT intends to adopt the Host REIT Rights Agreement to replace the existing stockholder rights plan under the Host Rights Agreement. The new Host REIT Rights Agreement is expected to provide, among other things, that upon the occurrence of certain events, stockholders will be entitled to purchase from Host REIT a newly created series of junior preferred stock, subject to Host REIT's Ownership Limit. The preferred stock purchase rights will be triggered by the earlier to occur of (i) ten days following the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Host REIT Common Stock or (ii) ten business days following the commencement of or announcement of an intention to make a tender or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 20% or more of such outstanding shares of Host REIT Common Stock. The preferred stock purchase rights would cause substantial dilution to a person or group that attempts to acquire Host REIT on terms not approved by the Board of Directors. See "Description of Host REIT Capital Stock" and "Certain Provisions of Maryland Law and the Host REIT Charter and Bylaws."

    MARRIOTT INTERNATIONAL PURCHASE RIGHT. In connection with Host's spin-off of Marriott International in 1993, Marriott International obtained the right to purchase up to 20% of each class of Host's outstanding voting shares at the then fair market value upon the occurrence of certain change of control events involving

  Host (the "Marriott International Purchase Right"). The Marriott International Purchase Right will continue in effect after the Merger (until June 2017), subject to certain limitations intended to protect the REIT status of Host REIT. The Marriott International Purchase Right may have the effect of discouraging a takeover of Host REIT, because any person considering acquiring a substantial or controlling block of Host REIT Common Stock will face the possibility that its ability to obtain or exercise control would be impaired or made more expensive by the exercise of the Marriott International Purchase Right.

  EFFECT ON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE. Sales of a substantial number of shares of Host REIT Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for Host REIT Common Stock. Limited Partners who elect to receive shares of Host REIT Common Stock in connection with the Partnership Mergers will be able to sell such shares at any time after they are received (unless held by an affiliate of Host REIT). Beginning July 1, 1999, half of the approximately
43.7 million OP Units expected to be issued in the Blackstone Acquisition will become redeemable pursuant to the holder's right to redeem them for shares of Host REIT Common Stock or the cash equivalent thereof (as elected by Host
REIT) ("Unit Redemption Right"), an additional 25% will be redeemable on October 1, 1999, and the balance will be redeemable on January 1, 2000. In addition, beginning at least one year after the effective date of the Partnership Mergers (or after a lesser period in certain circumstances), other holders of OP Units, including Limited Partners who retain OP Units received in the Partnership Mergers, may be able to sell shares of Host REIT Common Stock received upon exercise of their Unit Redemption Right in the public market pursuant to registration or exemptions from registration. Further, a substantial number of shares of Host REIT Common Stock would, pursuant to employee benefit plans, be issued or reserved for issuance from time to time, including Host REIT Common Stock reserved for issuance pursuant to options granted prior to the consummation of the REIT Conversion, and these shares of Host REIT Common Stock would be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. Moreover, the issuance of additional Host REIT Common Stock by Host REIT in the future (including any Host REIT Common Stock that may be issued in connection with the Initial E&P Distribution) would be available for sale in the public markets. Although not yet certain, it is currently contemplated that the Initial E&P Distribution will include the Special Dividend entitling Host stockholders who receive the Initial E&P Distribution and the Blackstone Entities to elect to receive either a specified dollar amount of cash or a specified fraction of a share of Host Common Stock (or a share of Host REIT Common Stock if the Merger has occurred). No prediction can be made about the effect that future sales of shares of Host REIT Common Stock would have on the market price of Host REIT Common Stock.

  EFFECT ON STOCK PRICE OF MARKET CONDITIONS. As with other publicly traded equity securities, the value of Host REIT Common Stock will depend upon various market conditions, which may change from time to time. Among the market conditions that may affect the value of the Host REIT Common Stock are the following: (i) the extent of institutional investor interest in Host REIT,
(ii) the general market perception of REITs in general and hotel REITs in particular and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), (iii) Host REIT's financial performance, (iv) changes in the tax laws affecting REITs (particularly REITs that primarily own hotels) and
(v) general stock and bond market conditions. There can be no assurance that these market conditions would not have a material adverse effect on the market price of Host REIT Common Stock or that the Host REIT Common Stock will not trade at prices below the net asset value of Host REIT's business and assets.

  EFFECT ON STOCK PRICE OF EARNINGS AND CASH DISTRIBUTIONS. It is generally believed that the market value of the equity securities of a REIT is primarily based upon the market's perception of the REIT's growth potential for its core portfolio, the value of its real estate portfolio and its prospects for accretive acquisitions and development. The combination of these factors creates a market perception of a REIT's current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, Host REIT Common Stock may trade at prices that are higher or lower than the net asset value per share. To the extent Host REIT retains operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing such cash flow to stockholders, these retained funds, while increasing the value of Host REIT's underlying assets, may not correspondingly increase the market price of Host REIT Common Stock. The failure of Host REIT to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of Host REIT Common Stock.

  EFFECT ON STOCK PRICE OF MARKET INTEREST RATES. One of the factors that will influence the price of Host REIT Common Stock will be the dividend yield on Host REIT Common Stock (as a percentage of the price of Host REIT Common Stock) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of Host REIT Common Stock to expect a higher dividend yield, which would adversely affect the market price of Host REIT Common Stock.

  EFFECT ON STOCK PRICE OF UNRELATED EVENTS. As with other publicly traded equity securities, the value of Host REIT Common Stock will depend upon various market conditions, including conditions unrelated to real estate investments generally. Thus, events which depress equity market prices may not have any effect on real estate market values, with the result that Host REIT Common Stock may trade at prices below Host REIT's net asset value.

  DEPENDENCE ON EXTERNAL SOURCES OF CAPITAL. As with other REITs, but unlike corporations generally, Host REIT's ability to reduce its debt and finance its growth largely must be funded by external sources of capital because Host REIT generally will have to distribute to its stockholders 95% of its taxable income in order to qualify as a REIT (including taxable income where Host REIT does not receive corresponding cash). Host REIT's access to external capital will depend upon a number of factors, including general market conditions, the market's perception of Host REIT's growth potential, its current and potential future earnings, cash distributions and the market price of Host REIT Common Stock.

FEDERAL INCOME TAX RISKS RELATING TO REIT QUALIFICATION

  GENERAL. Host REIT intends to operate so as to qualify as a REIT under the Code effective for Host REIT's first full taxable year commencing following the REIT Conversion. A REIT generally is not taxed at the corporate level on income it currently distributes to its stockholders as long as it distributes currently at least 95% of its taxable income (excluding net capital gain). No assurance can be provided, however, that Host REIT will so qualify or be able to remain so qualified or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification. In this regard, Host REIT has received an opinion of Hogan & Hartson L.L.P. to the effect that Host REIT, effective for its first full taxable year commencing after the REIT Conversion is completed, will be organized in conformity with the requirements for qualification as a REIT under the Code, and that Host REIT's proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT. This opinion is conditioned upon completion of the REIT Conversion and upon certain factual representations made by Host REIT and the Operating Partnership as to matters relating to the organization and operation of Host REIT, the Operating Partnership, the Partnerships, the Private Partnerships, the Subsidiary Partnerships, the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust, and Crestline and the Lessees, and the economic and other terms of the Leases and the expectations of Host REIT and the Lessees with respect thereto. In addition, this opinion is based upon the factual representations of Host REIT concerning its business and properties as set forth in this Proxy Statement/Prospectus and assumes that the actions described in this Proxy Statement/Prospectus are completed in a timely fashion. Moreover, an opinion of counsel does not bind the IRS or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

  REQUIRED DISTRIBUTIONS AND PAYMENTS. In order to qualify as a REIT, Host REIT will be required each year to distribute to its stockholders at least 95% of its net taxable income (excluding any net capital gain). Due to certain transactions entered into in prior years, Host REIT is expected to recognize substantial amounts of "phantom" taxable income in future years that is not matched by cash flow or EBITDA to the Operating Partnership or Host REIT. As discussed below in "--"Earnings and Profits" Attributable to "C" Corporation

Taxable Years," to qualify as a REIT, Host REIT also will have to distribute to its stockholders not later than the end of its first full taxable year as a REIT an amount equal to the E&P accumulated by Host and its subsidiaries and not distributed before or at the time of the REIT Conversion (including any increases thereto resulting from subsequent IRS audits of years prior to Host REIT's first taxable year as a REIT). In addition, Host REIT will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by it with respect to the calendar year are less than the sum of (i) 85% of its ordinary income, (ii) 95% of its capital gain net income for that year, and (iii) any undistributed taxable income from prior periods. Host REIT intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from the Operating Partnership. However, differences in timing between taxable income and cash available for distribution due to, among other things, the seasonality of the hospitality industry and the fact that some taxable income will be "phantom" income (i.e., taxable income that is not matched by cash flow or EBITDA to the Operating Partnership) could require the Operating Partnership to borrow funds or to issue additional equity to enable Host REIT to meet the 95% distribution requirement (and therefore to maintain its REIT status) and to avoid the nondeductible excise tax. Host REIT also could be required to pay taxes and liabilities attributable to periods and events prior to the REIT Conversion and taxes in the event it were to fail to qualify as a REIT. In addition, the Operating Partnership's inability to retain earnings (resulting from Host REIT's 95% and other distribution requirements) will generally require the Operating Partnership to refinance debt that matures with additional debt or equity. There can be no assurance that any of these sources of funds, if available at all, would be available to meet the Operating Partnership's distribution and tax obligations.

  CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If Host REIT fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, Host REIT will be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification is lost. The additional tax would significantly reduce the cash available for distribution by Host REIT to its stockholders. Failure of Host REIT to qualify as a REIT could reduce materially the value of the Host REIT Common Stock and would cause all distributions to stockholders to be taxable as ordinary income to the extent of Host REIT's current and accumulated E&P (although, subject to certain limitations under the Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions). See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger--Failure of Host REIT to Qualify as a REIT." Failure of Host REIT to qualify as a REIT also would result in a default under the New Senior Notes and the New Credit Facility.

  "EARNINGS AND PROFITS" ATTRIBUTABLE TO "C" CORPORATION TAXABLE YEARS. In order to qualify as a REIT, Host REIT cannot have at the end of any taxable year any undistributed E&P that is attributable to a "C" corporation taxable year. A REIT has until the close of its first full taxable year as a REIT in which it has non-REIT E&P to distribute such accumulated E&P. Host REIT will be required to distribute this E&P prior to the end of 1999 (the first full taxable year for which the REIT election of Host REIT currently is expected to be effective). Failure to do so would result in disqualification of Host REIT as a REIT at least for taxable year 1999. Host REIT believes that the Initial E&P Distribution, together with any additional distributions of non-REIT E&P made after the REIT Conversion but prior to December 31, 1999, will be sufficient to distribute all of the non-REIT E&P as of December 31, 1999, but there are substantial uncertainties relating to the estimate of Host REIT's non-REIT E&P and the value of noncash consideration to be distributed as part of the Initial E&P Distribution and, thus, there can be no assurance that this requirement will be met. Hogan & Hartson L.L.P. will not provide any opinion as to the amount of Host's undistributed E&P and has relied, for purposes of its opinion as to the qualification of Host REIT as a REIT, upon a representation from Host and Host REIT that Host REIT will not have any undistributed non-REIT E&P as of the end of 1999. See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger-- Requirements for Qualification."

  TREATMENT OF LEASES. To qualify as a REIT, a REIT must satisfy two gross income tests. Rent paid pursuant to the Leases will constitute substantially all of the gross income of Host REIT. In order for the rent paid pursuant to the Leases to constitute qualifying income for purposes of the gross income tests (a) the Leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement and (b) the Lessees must not be regarded as "related party tenants" (as defined in the Code). The Host REIT Charter contains the Ownership Limit, which is intended in part to help ensure that neither the Lessees nor future lessees will be treated as "related party tenants," but there can be no assurance that the Ownership Limit will be effective for achieving that result in all circumstances. With regard to the treatment of the Leases for federal income tax purposes, Hogan & Hartson L.L.P. has provided to Host REIT an opinion to the effect that, based upon certain representations of Host REIT regarding the economic and other terms of the Leases and the expectations of Host REIT and the Lessees with respect thereto, the Leases will be respected as leases for federal income tax purposes. An opinion of counsel, however, does not bind the IRS or the courts and this determination ultimately will depend upon the accuracy of the factual representations of Host REIT regarding the Leases. In this regard, if the Leases were not respected as true leases for federal income tax purposes or if the Lessees were regarded as "related party tenants," Host REIT would not be able to satisfy either of the two gross income tests applicable to REITs and, as a result, would lose its REIT status. Accordingly, Host REIT would be subject to corporate level income taxation, which would significantly reduce the cash available for distribution to its stockholders. See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger-- Income Tests Applicable to REITs."

  OTHER TAX LIABILITIES; HOST REIT'S SUBSTANTIAL DEFERRED AND CONTINGENT TAX LIABILITIES. Even if Host REIT qualifies as a REIT, it will be subject, through the Operating Partnership, the Partnerships and the Private Partnerships, to certain federal, state and local taxes on its income and property. See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger--General." In addition, Host REIT will be subject to tax at the regular corporate rate (currently 35%) upon its share of any gain recognized as a result of any sale by the Operating Partnership (within the 10-year period beginning on the effective date of the OP Contribution) of assets, including the full-service hotels, contributed to the Operating Partnership by Host in connection with the OP Contribution, to the extent that such gain existed as of the first day of Host REIT's first taxable year as a REIT. Host has substantial deferred tax liabilities that likely will be recognized by Host REIT in the next ten years as "built-in gain" under these rules (or by a Non-Controlled Subsidiary), without any corresponding receipt of cash by Host REIT or the Operating Partnership. In addition, the IRS may assert liabilities against Host REIT for corporate income taxes for taxable years of Host prior to the time Host REIT qualifies as a REIT. Finally, the Non-Controlled Subsidiaries will be taxable "C" corporations and will pay federal and state income tax on their net income at the full applicable corporate rates.

  FAILURE OF THE OPERATING PARTNERSHIP TO QUALIFY AS A PARTNERSHIP. The Operating Partnership and Host REIT have received an opinion of Hogan & Hartson L.L.P. to the effect that the Operating Partnership will be treated as a partnership for federal income tax purposes. An opinion of counsel, however, does not bind the IRS or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged. If the IRS were to treat successfully the Operating Partnership as an entity that is taxable as a corporation, Host REIT would cease to qualify as a REIT because the value of Host REIT's ownership interest in the Operating Partnership would exceed 5% of Host REIT's assets and because Host REIT would be considered to hold more than 10% of the voting securities of another corporation. See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger--Asset Tests Applicable to REITs." Moreover, the imposition of a corporate tax on the Operating Partnership would reduce significantly the amount of cash available for distribution to Host REIT (and thus its stockholders). See "Federal Income Tax Consequences--Tax Aspects of Host REIT's Ownership of OP Units."

OTHER TAX RISKS

  TAX CONSEQUENCES OF THE OP CONTRIBUTION. Host believes that it will not recognize a material amount of gain in connection with the OP Contribution. However, the tax treatment of the OP Contribution is highly complex and depends upon a number of factual determinations and other outside events which may or may not occur. Thus, no assurance can be provided that Host will not recognize more gain in connection with the OP Contribution than it currently anticipates. Host is not obtaining an opinion of outside counsel as to the tax consequences to it of the OP Contribution.

  EFFECTS OF SUBSEQUENT EVENTS UPON RECOGNITION OF GAIN. In addition to any gain that might be recognized by Host at the time of the OP Contribution, there are a variety of subsequent events and transactions including (i) the sale or other taxable disposition of appreciated assets contributed by Host to the Operating Partnership in the OP Contribution (including one or more of the Hotels contributed by Host), (ii) the refinancing or repayment of certain liabilities secured by one or more of the Hotels contributed to the Operating Partnership by Host in the OP Contribution, (iii) the issuance of additional OP Units, including in connection with the acquisition of additional properties by the Operating Partnership in exchange for OP Units or other equity interests in the Operating Partnership, (iv) an increase to the basis of one or more of the Hotels contributed to the Operating Partnership by Host in the OP Contribution resulting from capital expenditures and (v) the elimination over time of the disparity between the current tax basis of one or more of the Hotels contributed to the Operating Partnership by Host in the OP Contribution and the "book basis" of such assets (based upon their fair market value at the time of the OP Contribution) that could cause Host REIT to recognize part or all of the taxable gain that otherwise has been deferred pursuant to the Merger and the OP Contribution.

RISKS OF OPERATION

  COMPETITION IN THE LODGING INDUSTRY. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry in which the Hotels primarily operate is highly competitive and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. Although the competitive position of each of Host REIT's hotel properties differs from market to market, Host REIT believes that its properties generally compare favorably to their competitive set in the markets in which they operate on the basis of these factors. Furthermore, Host REIT's strategy is to affiliate its properties with managers operating under the highest quality brand names in the industry which Host REIT believes will enhance their competitive position. Nonetheless, there can be no assurance that these managers will maintain the quality of their brand names. Furthermore, competing properties may be built or existing products enhanced such that they offer characteristics more favorable than those offered by Host REIT's properties. See "Business and Properties--Competition." The lodging industry, including the Hotels (and thus Host REIT), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs,
(iv) the availability of credit and (v) other factors beyond the control of Host REIT.

  SUBSTANTIAL INDEBTEDNESS OF HOST REIT. Host REIT will have substantial indebtedness. As of September 11, 1998, on a pro forma basis assuming the Full Participation Scenario, Host REIT had outstanding indebtedness totaling approximately $5 billion, which represents an approximately 59% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per share of Host REIT Common Stock of $12.50 after giving effect to the REIT Conversion). Host REIT's business is capital intensive and it will have significant capital requirements in the future. Host REIT's leverage level and other factors beyond its control (including market conditions) could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by Host REIT, (iii) make distributions, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions. In the event that Host REIT's cash flow and working capital are not sufficient to fund Host REIT's expenditures or to service its indebtedness, Host REIT would be required to raise additional funds through capital contributions, the refinancing of all or part of its indebtedness, the incurrence of additional permitted indebtedness or the sale of assets. There can be no assurance that any of these sources of funds would be available, if at all, in amounts sufficient for Host REIT to meet its obligations. Moreover, even if Host REIT were able to meet its obligations, its leveraged capital structure could significantly limit its ability to finance its acquisition program and other capital expenditures, to compete effectively or to operate successfully, especially under adverse economic conditions.

  NO LIMITATION ON DEBT. Host REIT will have a policy of incurring debt only if, immediately following such incurrence, its debt-to-total market capitalization ratio on a pro forma basis would be 60% or less. However, there are no limitations in Host REIT's or the Operating Partnership's organizational documents that limit the amount of indebtedness that either entity may incur, although the Operating Partnership's and Host REIT's debt instruments will contain certain restrictions on the amount of indebtedness that Host REIT may incur. Accordingly, the Board of Directors could alter or eliminate this policy unilaterally without stockholder approval from time to time to the extent permitted by its debt agreements. If this policy were changed, Host REIT could become more highly leveraged, resulting in an increase in debt service payments that could adversely affect Host REIT's cash flow and consequently, the cash available for distributions to holders of OP Units, including Host REIT and, in turn, to stockholders of Host REIT and could increase the risk of default on Host REIT's indebtedness.

  THE BOARD MAY CHANGE INVESTMENT AND OTHER POLICIES WITHOUT STOCKHOLDER APPROVAL. Host REIT's Board of Directors may change the investment, financing and other policies of Host REIT without stockholder approval. Such policy changes may have adverse consequences to Host REIT.

  MANAGEMENT AGREEMENTS COULD IMPAIR THE SALE OR OTHER DISPOSITION OF HOST REIT'S HOTELS. Marriott International serves as the manager for all but 16 of Host REIT's Hotels and provides various other services to Host and its subsidiaries. Although the Lessees will have primary liability under the Management Agreements as long as the Leases are in effect, Host REIT will remain liable thereunder. The Hotels generally may not be sold, leased or otherwise transferred unless the transferee assumes the Management Agreements relating thereto and meets certain other conditions. The possible desire of Host REIT, from time to time, to finance, refinance or effect a sale of any of the properties managed by Marriott International or another manager may, depending upon the structure of such transactions, result in a need to obtain Marriott International's consent, which could include modification of the Management Agreements with Marriott International or such other manager with respect to such property. Any such modification proposed by Host REIT may not be acceptable to Marriott International or such other manager, and the lack of any required consent from Marriott International or such other manager would prohibit Host REIT from consummating such financing, refinancing or sale without breaching such Management Agreement. In addition, certain situations could arise where actions taken by Marriott International or another manager in its capacity as manager of competing lodging properties would not necessarily be in the best interests of Host REIT. Nevertheless, Host REIT believes that there is sufficient mutuality of interest between Host REIT and Marriott International or another manager to result in a mutually productive relationship.

  RENTAL REVENUES FROM HOTELS SUBJECT TO PRIOR RIGHTS OF LENDERS. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain of the Partnerships or the Private Partnerships, the rental revenues received by such Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of such Partnership or Private Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units (including Host REIT), which affects Host REIT's ability, in turn, to make distributions to stockholders of Host REIT.

  HOTELS SUBJECT TO GROUND LEASES MAY AFFECT HOST REIT'S REVENUES. Of the approximately 125 Hotels in which Host REIT initially is expected to hold an interest, approximately 45 are subject to ground leases. Such ground leases generally require increases in ground rent payments every five years. To the extent that the rents payable under the Leases do not increase at the same rate as the increases under the ground leases, it could affect the Operating Partnership's cash available for distributions to holders of OP Units, including Host REIT, and Host REIT's ability, in turn, to make cash available for distributions to its stockholders. In addition, any sale of a Hotel encumbered by a ground lease would be made subject to such ground lease and the value realized by

Host REIT in such sale might not be as high if such Hotel were not sold subject to such ground lease or were sold subject thereto.

  GENERAL REAL ESTATE INVESTMENT RISKS. Host REIT stockholders will continue to bear risks associated with real estate investments. The yields available from equity investments in real estate and Host REIT's ability to service debt depend, in large part, upon the amount of rental revenues generated, expenses incurred and capital expenditures required in the operation of its business. Host REIT's income and ability to make distributions will be dependent upon the rent payable by the Lessees exceeding the amounts required for debt service, property taxes and other expenses payable by Host REIT (including required FF&E reserves and capital expenditures). The rental payments payable by the Lessees will be affected in part by the sales generated by the Managers from operation of the Hotels. The Lessees' ability to pay rent accrued under the Leases will depend in significant part upon the ability of the Managers to generate gross sales in excess of its requirements to meet operating expenses. Host REIT's rental income from the Hotels may, therefore, directly or indirectly, be adversely affected by a number of factors, including the general economic climate, local real estate conditions, such as an oversupply of, or a reduction in demand for, hotel space, the attractiveness of the Hotels to consumers, the quality, philosophy and performance of management, the ability of the Lessees to maximize rental payments to the Operating Partnership, the ability of the Manager to effectively operate the Hotels, competition from comparable hotels, changes in room rates and increases in operating costs due to inflation and other factors, which increases may not necessarily be passed through fully to guests. In addition, Host REIT's rental income from the Hotels and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment in a Hotel (such as mortgage payments, if any, real estate taxes and maintenance costs) also may not decrease even though circumstances cause a reduction in Host REIT's rental income from the Hotel. If any of the above occurs, the Operating Partnership's ability to make distributions to holders of OP Units, including Host REIT, and Host REIT's ability, in turn, to make distributions to its stockholders, could be adversely affected.

  POSSIBLE UNDERPERFORMANCE OF NEW ACQUISITIONS. In the future, Host REIT expects to pursue acquisitions of additional full-service hotels and other types of real estate. Acquisitions entail the risk that such investments will fail to perform in accordance with expectations. Host REIT anticipates that, in certain circumstances, it may use OP Units in the Operating Partnership as consideration to acquire hotels from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Operating Partnership's ability to sell, or reduce the amount of mortgage indebtedness on, such acquired hotels, which may increase Host REIT's leverage and which may impair Host REIT's ability to take actions that would otherwise be in the best interests of Host REIT.

  SEASONALITY. The hotel industry is seasonal in nature. The seasonality of the industry may, from time to time, affect either the amount of rent that accrues under the Leases or the ability of the Lessees to make timely rent payments under the Leases. An inability of the Lessees to make timely rent payments to Host REIT could adversely affect the ability of the Operating Partnership to make distributions to holders of OP Units, including Host REIT, and Host REIT's ability, in turn, to make distributions to its stockholders.

  ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of Host REIT to sell and purchase hotels promptly in response to changes in economic or other conditions. This could make it difficult for Host REIT to sell any of its Hotels, even if a sale were in the interest of Host REIT.

MISCELLANEOUS RISKS

  CHANGES IN LAWS. Increases in real estate or business improvement district taxes will not result in increased rental payments to Host REIT under the Leases, with the result that they may adversely affect the Operating Partnership's cash flow from operations and its ability to maintain the expected level of distributions to holders of OP Units, including Host REIT, and, in turn, to Host REIT's stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing at Hotels or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting construction and safety requirements, may result in significant unanticipated capital expenditures, which, to the extent such expenditures must be borne by Host REIT as the lessor of the Hotels, would adversely affect the Operating Partnership's cash flow from operations and its ability to make distributions to holders of OP Units, including Host REIT and Host REIT's ability, in turn, to make distributions to its stockholders.

  DEPENDENCE UPON KEY PERSONNEL. Host REIT is dependent upon the efforts of its executive officers. While Host REIT believes that it could find replacements for these key personnel, the loss of their services could have a significant adverse effect on the operations of Host REIT. Host REIT does not intend to obtain key-man life insurance with respect to any of its executive officers.

  POTENTIAL LITIGATION RELATED TO THE REIT CONVERSION. Over the last several years, business reorganizations involving the combination of several partnerships into a single entity occasionally have given rise to investor lawsuits. These lawsuits have involved claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of, or benefiting from, the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. For example, limited partners of five of the six limited partnerships controlled by Host that own limited service and extended-stay hotels have filed a lawsuit against Host and the general partners (which are subsidiaries of Host) of such limited partnerships alleging, among other things, breaches of their fiduciary duties in connection with a potential consolidation transaction. Certain other lawsuits are pending against Host and its affiliates by limited partners in certain Partnerships. If any lawsuits are filed in connection with the Partnership Mergers or other transactions comprising the REIT Conversion, such lawsuits could delay the closing of the REIT Conversion or result in substantial damage claims against Host REIT or the general partners of the Partnerships, each of which is a wholly-owned, direct or indirect subsidiary of Host. The Partnerships are each obligated to indemnify their general partner for claims against them arising from their role as general partner other than to the extent they are guilty of negligence, fraud, misconduct or breach of fiduciary duty. Because Host REIT will be acquiring the Partnerships or Private Partnerships through the Partnership Mergers, the Operating Partnership and Host REIT indirectly will be subject to the indemnification obligations of the Partnerships and the Private Partnerships to their general partners and any obligations of the Partnerships and the Private Partnerships to pay damages to the extent not covered by any available insurance. See "Business and Properties--Legal Proceedings."

  RISK INVOLVED IN INVESTMENTS THROUGH PARTNERSHIPS OR JOINT VENTURES. Instead of purchasing hotel properties directly, Host REIT may invest as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of Host REIT, or be in a position to take action contrary to the instructions or the requests of Host REIT or contrary to Host REIT's policies or objectives. Consequently, actions by a co-venturer might result in subjecting hotel properties owned by the joint venture to additional risk. Although Host REIT generally will seek to maintain sufficient control of any joint venture to permit Host REIT's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without Host REIT's consent. Additionally, should a joint venture partner become bankrupt, Host REIT could become liable for such partner's share of joint venture liabilities.

  YEAR 2000 PROBLEM. Year 2000 issues have arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results. Although Host has adopted a compliance program in recognition of the possible interruptions that may occur as a result of Year 2000 issues and taken certain steps toward Year 2000 remediation, there can be no assurances that the steps taken toward Year 2000 remediation by

Host or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on Host, its business and its financial condition. Host cannot predict the actual effects on its business of Year 2000 issues, which depend on uncertainties such as whether significant third parties properly and timely address Year 2000 issues and whether broad-based or systematic economic failures may occur. Host is also unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications services, the loss or disruption of hotel reservations made on centralized reservation systems and errors or failures in financial transactions or payment processing systems such as credit cards. Moreover, following the REIT Conversion, Host REIT will be dependent upon Crestline to interface with third parties in addressing Year 2000 issues at the Hotels leased to Crestline. Due to the general uncertainty inherent with respect to Year 2000 issues and Host's dependence on third parties (including Crestline following the REIT Conversion), Host is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on Host or Host REIT. Although Host's Year 2000 compliance program and Crestline's adoption thereof following the REIT Conversion are expected to significantly reduce the level of uncertainty concerning Year 2000 issues and management believes that the possibility of significant interruptions of normal operations should be reduced, there is no assurance that this will be the case.

  UNINSURED LOSS. Host REIT will carry comprehensive liability, fire, flood, extended coverage and rental loss (for rental losses extending up to 12 months) with respect to its Hotels with policy specification and insured limits customarily carried for similar hotels. Certain types of losses (such as from earthquakes and environmental hazards), however, may be either uninsurable or not economically insurable. Should an uninsured loss occur, Host REIT could lose both its capital invested in, and anticipated profits from, one or more of its Hotels.

  AMERICANS WITH DISABILITIES ACT. The Hotels must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that such Hotels are "public accommodations" or "commercial facilities" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of Host REIT's Hotels where such removal is readily achievable. Host REIT believes that the Hotels will not be required to make substantial non-budgeted capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in substantial capital expenditures to remove structural barriers, as well as the imposition of fines or an award of damages to private litigants which might adversely affect the Operating Partnership's ability to make expected distributions to holders of OP Units, including Host REIT and Host REIT's ability, in turn, to make distributions to its stockholders. Under the Leases, Host REIT would be required to fund all such expenditures.

  OTHER REGULATORY ISSUES. Host REIT's Hotels will be subject to various forms of regulation in addition to the ADA, including building codes, regulations pertaining to fire safety and other regulations which may from time to time be enacted. Host REIT may be required to incur significant costs to comply with any future changes in such regulations.

  POSSIBLE ENVIRONMENTAL LIABILITIES. Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to Host REIT, (ii) a material environmental condition with respect to any Hotel does not exist or
(iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

  In addition, no assurances can be given that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator or past or current guest has created an environmental condition not known to Host REIT. Moreover, no assurances can be given that
(i) future laws, ordinances, or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Hotels will not be affected by the condition of land or operations in the vicinity of the Hotels (such as the presence of underground storage tanks) or by third parties unrelated to Host REIT.

                             CONFLICTS OF INTEREST

  As discussed below, the operation of Host REIT involves various potential conflicts of interest.

RESPONSIBILITIES OF HOST REIT TO OTHER LIMITED PARTNERS IN THE OPERATING PARTNERSHIP

  Maryland law imposes certain duties on the Board of Directors of Host REIT to its stockholders. In addition, after the REIT Conversion, Host REIT, as the sole general partner of the Operating Partnership, will have fiduciary obligations under Delaware law with respect to the other limited partners in the Operating Partnership (to the extent such duties have not been modified or eliminated pursuant to the terms of the Partnership Agreement). Although Delaware law provides that Host REIT, as general partner, is subject to the duties of care and loyalty with respect to the limited partners of the Operating Partnership, the Partnership Agreement imposes certain limitations on Host REIT's fiduciary obligations with respect to such limited partners. See "Distribution and Other Policies--Conflicts of Interest Policies." Notwithstanding the contractual limitations in the Partnership Agreement, the discharge of Host REIT's obligations to its stockholders and to the limited partners in the Operating Partnership could result in decisions that may fail to reflect fully the interests of all holders of Host REIT Common Stock and limited partners of the Operating Partnership.

POTENTIAL CONFLICTS INVOLVING MARRIOTT INTERNATIONAL AND CRESTLINE

  Marriott International currently serves as manager for all but 16 of Host's Hotels, and will continue to manage those Hotels pursuant to the Management Agreements that will be assigned to the Lessees. In addition, Marriott International acts as manager of hotels that will compete with Host REIT's Hotels. As a result, Marriott International may make decisions regarding competing lodging facilities which it manages that would not necessarily be in the best interests of Host REIT or the Lessees. Further, J.W. Marriott, Jr. and Richard E. Marriott, who are brothers, currently serve as directors of Host and directors (and, in the case of J.W. Marriott, Jr., also an officer) of Marriott International. After the REIT Conversion, J.W. Marriott, Jr. will serve as a director of Host REIT and will continue to serve as a director of Marriott International, and Richard E. Marriott will serve as Chairman of the Board of Host REIT and continue to serve as a director of Marriott International. J.W. Marriott, Jr. and Richard E. Marriott also beneficially own (as determined for securities law purposes) approximately 10.6% and 10.2%, respectively, of the outstanding shares of common stock of Marriott International, and will beneficially own approximately 5.33% and 5.31%, respectively, of the outstanding shares of common stock of Crestline (but neither will serve as an officer or director thereof). As a result, J.W. Marriott, Jr. and Richard E. Marriott may have a potential conflict of interest with respect to their obligations as directors of Host REIT in connection with any decisions regarding Marriott International itself (including decisions relating to the Management Agreements involving the Hotels), Marriott International's management of competing lodging properties and Crestline's leasing and other businesses that would not necessarily be in the best interests of Host REIT.

POLICIES WITH RESPECT TO CONFLICTS OF INTEREST

  Host REIT has adopted certain policies and will enter into agreements with the Operating Partnership and others designed to minimize the adverse effects of these potential conflicts of interest. See "Distribution and Other Policies--Conflicts of Interest Policies" and "Business and Properties-- Noncompetition Agreement." There can be no assurance, however, that the policies and agreements will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made at the Host REIT level that might not fully reflect fully the interests of the stockholders of Host REIT.

                              VOTING AND PROXIES

  This Proxy Statement/Prospectus is being furnished to holders of Host Common Stock on the Record Date in connection with the solicitation of proxies by Host's Board of Directors for use at the Special Meeting to be held at the Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, 22102, on December 15, 1998 at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders of Host.

  This Proxy Statement/Prospectus and the accompanying proxy cards are being first mailed to Host's stockholders on or about November 13, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, stockholders of record as of the close of business on the Record Date will be asked to (i) consider and vote upon the Agreement which contemplates (a) the OP Contribution and (b) the Merger, and (ii) transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of Host Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As
of the Record Date, there were    shares of Host Common Stock and no shares of
preferred stock of Host issued and outstanding and holders of record. Each stockholder of Host is entitled to one vote for each share of Host Common Stock held as of the close of business on the Record Date.

VOTING OF PROXIES

  General Information. The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of Host's Board of Directors for use at the Special Meeting. All properly executed written proxy cards, and all properly completed proxies voted by telephone or the internet, which are delivered pursuant to this solicitation (and not later revoked) will be voted at the Special Meeting in accordance with the instructions given in the proxy. If no instructions are indicated, such proxies will be voted FOR approval of the Agreement at the Special Meeting. Host's Board of Directors currently is not aware of any matters other than the Agreement referred to herein which will come before the Special Meeting. If any other matter should be properly presented at the Special Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

  Voting by Written Proxy Card. Stockholders intending to vote by written proxy card are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Host.

  Voting by Telephone or the Internet. Instructions for voting by telephone or the internet are set forth on the enclosed admission ticket attached to the proxy card. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

VOTE REQUIRED

  Under the DGCL, the affirmative vote of a majority of the outstanding capital stock of the corporation entitled to vote thereon is needed to adopt a merger agreement. Similarly, if the OP Contribution were deemed to constitute a sale, lease or exchange of all or substantially all of the assets of Host under the DGCL, the affirmative vote of a majority of the outstanding capital stock of the corporation entitled to vote thereon would be needed to approve the OP Contribution. Pursuant to the Host Certificate, the affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding shares of Host Common Stock is necessary for approval of the Merger, as well as the OP Contribution if it were deemed to constitute a sale, lease or exchange of all or substantially all of the assets of Host.

  On the Record Date, directors and executive officers of Host, together with their affiliates, as a group, beneficially owned approximately % of the issued and outstanding shares of Host Common Stock. It is currently expected that each director and executive officer of Host will vote the shares of Host Common Stock beneficially owned by such director or executive officer for approval of the Agreement and the transactions contemplated thereby. See "Principal Stockholders."

  Under the DGCL, the stockholders of Host will not be entitled to dissenters' rights of appraisal as a result of the Merger or other Restructuring Transactions. See "The Restructuring Transactions--Absence of Dissenters' Rights."

QUORUM; ABSTENTIONS AND TREATMENT OF BROKER NON-VOTES; ADJOURNMENT; REVOCATION

  The holders of a majority of the shares of Host Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or by proxy, will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Special Meeting.

  Votes cast in person or by proxy at the Special Meeting will be tabulated by the inspectors of election appointed for the Special Meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors. However, broker/dealers may not vote such shares on certain other matters, which typically include transactions related to mergers, without specific instructions from the customer who owns such shares. Properly executed proxies submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Because approval of the Agreement requires the affirmative vote of not less than two-thirds percent (66 2/3%) of the shares of Host Common Stock outstanding, abstentions and broker non-votes will have the same effect as votes AGAINST the Agreement.

  In the event that a quorum is not present at the time the Special Meeting is convened, or if for any other reason Host believes that additional time should be allowed for the solicitation of proxies, Host may adjourn the Special Meeting with or without a vote of the stockholders. If Host proposes to adjourn the Special Meeting by a vote of the stockholders, the persons named in the enclosed proxy card will vote all shares of Host Common Stock for which they have voting authority in favor of such adjournment.

  Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement/Prospectus or properly submits their proxy by telephone or the internet may revoke it at any time prior to its exercise by giving notice of such revocation in writing to the Secretary of Host, by a later dated proxy either signed and returned by mail or by using the telephone or internet voting procedures or by voting in person at the Special Meeting. Unless so revoked, the shares of Host Common Stock represented by each such proxy will be voted at the meeting and any adjournment thereof. Presence at the meeting of a stockholder who has properly submitted a proxy but does not duly revoke it or request to vote in person does not revoke that proxy.

  IF THE RESTRUCTURING TRANSACTIONS AND THE OTHER TRANSACTIONS COMPRISING THE REIT CONVERSION DO NOT OCCUR IN TIME FOR HOST REIT TO ELECT REIT STATUS EFFECTIVE JANUARY 1, 1999, THE EFFECTIVENESS OF HOST REIT'S ELECTION COULD BE DELAYED TO JANUARY 1, 2000, WHICH WOULD RESULT IN HOST OR HOST REIT CONTINUING TO PAY SUBSTANTIAL CORPORATE-LEVEL INCOME TAXES IN 1999 AND COULD CAUSE THE BLACKSTONE ACQUISITION (WHICH IS CONDITIONED, AMONG OTHER THINGS, ON CONSUMMATION OF THE REIT CONVERSION BY MARCH 31, 1999 AND HOST REIT QUALIFYING AS A REIT FOR 1999) NOT TO BE CONSUMMATED. THEREFORE, IT IS EXTREMELY IMPORTANT THAT

STOCKHOLDERS RETURN THE PROXY CARDS AS SOON AS POSSIBLE OR PROPERLY SUBMIT THEIR PROXIES BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ADMISSION TICKET ATTACHED TO THE ENCLOSED PROXY CARD. ANY DELAY IN RETURNING PROXIES COULD CAUSE THE SPECIAL MEETING TO BE DELAYED, WHICH COULD PREVENT THE RESTRUCTURING TRANSACTIONS AND THE OTHER TRANSACTIONS COMPRISING THE REIT CONVERSION FROM BEING EFFECTIVE JANUARY 1, 1999.

SOLICITATION OF PROXIES AND EXPENSES

  The solicitation of proxies for the Special Meeting is being made by the Board of Directors of Host and will be done principally by mail. Host will bear the entire cost of solicitation of proxies from Host's stockholders and of preparing, assembling, printing and mailing this Proxy Statement/Prospectus, the proxy and any additional information furnished to Host's stockholders. Copies of solicitation materials will be furnished to brokerage houses, banks, fiduciaries and other custodians or nominees holding in their names shares of Host Common Stock beneficially owned by others to forward to such beneficial owners. Host may reimburse persons representing owners of shares of Host Common Stock for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Host. In addition, Host has engaged MacKenzie Partners, Inc. to furnish solicitation services on its behalf. No additional compensation will be paid to directors, officers or other regular employees for such services, but MacKenzie Partners,
Inc. will be paid a fee for its services, estimated to be approximately $   ,
plus reimbursement of its expenses.

  HOST'S STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

  THE BOARD OF DIRECTORS OF HOST HAS DETERMINED THE AGREEMENT, WHICH CONTEMPLATES THE RESTRUCTURING TRANSACTIONS, TO BE ADVISABLE FOR HOST AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                        THE RESTRUCTURING TRANSACTIONS

  The following summary of the terms of the Restructuring Transactions is qualified in its entirety by reference to the Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated by reference into this Proxy Statement/Prospectus. Stockholders of Host are urged to review the Agreement in its entirety.

BACKGROUND AND REASONS FOR THE RESTRUCTURING TRANSACTIONS AND THE REIT
CONVERSION

  Host is proposing the Restructuring Transactions in connection with a plan adopted by Host to restructure its business operations so that it will qualify as a REIT under the Code. If the Agreement is approved by Host stockholders at the Special Meeting and the Restructuring Transactions are consummated, Host REIT expects to qualify as a REIT beginning with its first full taxable year commencing after the REIT Conversion is completed, which currently is expected to be the year commencing January 1, 1999 (but which might not be until the year beginning January 1, 2000). The Host Board of Directors is proposing the Restructuring Transactions primarily for the following reasons:

  . The Restructuring Transactions are essential components of Host's conversion to REIT status for federal income tax purposes. In particular, the OP Contribution will enable Host REIT, following the Merger, to operate, together with the Operating Partnership, in an UPREIT structure, through which Host REIT would continue the full-service hotel ownership business currently conducted by Host. Host believes that the UPREIT structure will improve its ability to acquire additional properties in the future on favorable terms. Specifically, under certain circumstances, OP Units could be issued to acquire properties in transactions that would not trigger immediate tax obligations for certain sellers. Accordingly, converting to an UPREIT structure could enable Host REIT to acquire hotels and other properties in the future at lower prices because of the tax advantages to some sellers of receiving OP Units as consideration.
    OP Units would subsequently be redeemable for cash or common stock of Host REIT (at the option of Host REIT) at such time as the recipient desires liquidity.

  . The provisions of Maryland law have generally been viewed as favorable to REITs organized in corporate or trust form. As discussed below, Maryland law facilitates qualification as a REIT by authorizing the charter of a Maryland corporation to provide for restrictions on ownership and transferability designed to permit a corporation to qualify as a REIT under the Code or for any other purpose. In addition, unlike Delaware, Maryland does not impose a franchise tax on corporations, which will result in cost savings to Host in annual franchise tax payments and related fees of approximately $150,000. Maryland's status as a jurisdiction favorable to REITs is evidenced by the large number of publicly-traded REITs that have chosen to operate as a regular Maryland corporation or as a special statutory Maryland real estate investment trust. According to NAREIT, as of September 1998, there were over 100 publicly-traded REITs organized under Maryland law.

  . In order to satisfy certain requirements that are applicable to REITs in general, many REITs impose ownership limits and transfer restrictions, similar to the Ownership Limit under the Host REIT Charter, by inclusion of such provisions in their charters. Under Delaware law, such restrictions would not be binding with respect to securities issued prior to adoption of the restriction unless holders of such securities agree to or vote in favor of such restriction. However, under Maryland law and by reason of the Merger, all shares of Host REIT Common Stock issued in the Merger and thereafter would be subject to the Ownership Limit, for which authority exists under Maryland law.

  . Host's principal executive offices and a substantial number of Host's employees are employed in Maryland.

  The Board of Directors of Host believes that the Restructuring Transactions and the other transactions comprising the REIT Conversion are advisable for Host and its stockholders based on the belief that:

  . The REIT structure, as a more tax efficient structure, will provide improved operating results through changing economic conditions and all phases of the hotel economic cycle.

  . The REIT Conversion, which will reduce corporate-level taxes and the need to incur debt to reduce corporate-level taxes through interest deductions, will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt to equity ratio over time.

  . As a REIT, Host will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and to make performance comparisons with its peers more meaningful.

  . By becoming a dividend paying company, Host's stockholder base will expand to include investors attracted by yield as well as asset quality, which is expected to facilitate Host REIT's capital-raising efforts and provide a less volatile stockholder base.

  . The adoption of the UPREIT structure will facilitate tax-deferred acquisition of additional hotels (such as in the case of the Blackstone Acquisition and the Partnership Mergers).

Host believes that these benefits justify the REIT Conversion even if the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999 (in which event the effectiveness of Host's REIT election could be delayed until January 1, 2000).

  Host explored the possibility of engaging in a business combination with a so-called "paired share" REIT, Santa Anita, in December 1996 and January 1997. Based upon an analysis of potential costs, the pricing of the transaction, the time requirement to complete such a transaction and the possible legislative risks associated with the "paired share" structure, Host decided not to pursue such a transaction.

  During the fourth quarter of 1997, Host began to explore internally the possibility of reorganizing as a REIT on a stand-alone basis. Host analyzed the various consents that would need to be obtained and other requirements that would need to be met in order to restructure its assets and operations (including its indirect interests in the Partnerships and the Private Partnerships) in order to qualify as a REIT. In light of the importance of its relationship with Marriott International as the manager of substantially all of Host's Hotels, Host began preliminary discussions with Marriott International during January 1998 in order to ascertain whether or not Marriott International would cooperate in Host's potential conversion to a REIT. In February 1998, Host tentatively concluded that it would be desirable for the Operating Partnership to use OP Units to acquire the Partnerships and the Private Partnerships, subject to determination of satisfactory terms and conditions for such acquisitions. In order to determine the feasibility of this approach, Host commenced preliminary discussions in February and March 1998 with the outside partners of certain Private Partnerships to determine whether or not they would have an interest in such a transaction. In March 1998, Host also entered into discussions with the Blackstone Group regarding the potential acquisition of the twelve full-service hotels and certain other assets owned by the Blackstone Entities because Host believed that these hotels represented the premier hotel portfolio on the market and an acquisition would be consistent with its desire to pursue a strategy of owning both Marriott and other upscale and luxury hotel brands. In April 1998, Host and the Operating Partnership entered into agreements with the Blackstone Entities for the Blackstone Acquisition and concurrently reached a decision and publicly announced that it would be advantageous if Host were to convert to a REIT. In May and June 1998, Host and the Operating Partnership entered into agreements to acquire the interests of certain outside partners in four Private Partnerships. Each of these transactions is contingent upon the REIT Conversion. On June 2, 1998, the Operating Partnership filed a registration statement for the OP Units to be issued to the Limited Partners of the Partnerships in the Partnership Mergers. On October 9, 1998, the Operating Partnership commenced the offering of such OP Units if the Partnership Mergers are approved and Host REIT commenced its offer to exchange Host REIT Common Stock for OP Units to be issued in the Partnership Mergers.

  The Host Board believes that Host's conversion to a REIT and the distribution of Crestline shares as part of the Initial E&P Distribution will benefit Host's stockholders by providing them with a tax advantaged REIT security that is expected to provide both the opportunity for regular cash dividends and capital appreciation as Host REIT acquires additional properties, as well as a continuing interest in Crestline, Host's senior living company and the initial lessee of substantially all of Host REIT's Hotels, if a Host stockholder continues to hold the Crestline common stock. If Host REIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to stockholders. As a REIT, Host REIT would be able to benefit from the tax advantages that apply to REIT's, and stockholders will receive quarterly distributions that are at least sufficient to satisfy the annual distribution requirements applicable to REITs under the Code. The Host Board believes that this will highlight the value of Host REIT's hotel properties and permit stockholders to realize a regular cash return on that value. Upon completion of the REIT Conversion, Crestline is expected to own Host's 31 senior living communities, which will continue to be managed by Marriott International, and a 25% interest in the Swissotel management company expected to be acquired in the Blackstone Acquisition, and will lease substantially all of the Hotels owned by Host REIT and its affiliates. At such time, Crestline will operate independently of Host, will be publicly traded and separately listed on the NYSE, and will pursue its own growth opportunities.

  Host's Board of Directors has received an opinion dated November , 1998 from BT Wolfensohn, which acted as financial advisor to Host in connection with the REIT Conversion, to the effect that the REIT Transactions (as defined in such opinion), taken together, are fair from a financial point of view to the holders of Host Common Stock. See "Opinion of Financial Advisor." The Host Board of Directors considered such opinion as well as other matters it deemed relevant in determining the advisability of the Agreement.

  Following the Restructuring Transactions and the other transactions comprising the REIT Conversion (including the Blackstone Acquisition), Host REIT and its subsidiaries are expected initially to own outright, or have controlling interests in, approximately 125 full-service hotels operated primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names. Upon completion of the REIT Conversion, Host REIT will be the sole general partner of the Operating Partnership and is expected to own approximately 74% of the OP Units in the Operating Partnership, and the remaining OP Units, which are intended to be substantially equivalent on an economic basis to shares of Host REIT Common Stock, will be owned by the Limited Partners, unaffiliated partners of the four Private Partnerships participating in the Private Partnership Transactions and the Blackstone Entities. Host REIT and its subsidiaries will own a number of OP Units equal to the number of shares of Host REIT Common Stock outstanding. Host REIT will be managed by its Board of Directors and will have no employees who are not also employees of the Operating Partnership.

  THE BOARD OF DIRECTORS OF HOST BELIEVES THAT THE AGREEMENT, WHICH CONTEMPLATES THE RESTRUCTURING TRANSACTIONS, IS ADVISABLE FOR HOST AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In the event the Agreement is not approved by Host stockholders at the Special Meeting, Host will continue to operate as a Delaware corporation, and the other transactions comprising the REIT Conversion (including the Initial E&P Distribution) will not be completed at this time.

THE OP CONTRIBUTION

  Subject to approval of the Agreement at the Special Meeting, after the Special Meeting Host will contribute, as the OP Contribution, its wholly-owned full-service hotels, interests in the Partnerships and the Private Partnerships (other than their interests in the general partners, each of which is Host or a wholly-owned direct or indirect subsidiary of Host, and certain other subsidiaries of Host who will remain in existence as subsidiaries of Host REIT and will receive OP Units in the Partnership Mergers) and certain other assets (excluding Host's senior living assets and the cash or other consideration to be distributed in connection with the Initial E&P Distribution and certain de minimis assets that cannot be contributed to the Operating Partnership) to the Operating Partnership. As a preliminary step in the REIT Conversion, during 1998, various subsidiaries of Host also have contributed or will contribute the wholly-owned full-service hotels held by such entities, their interests in certain of the Partnerships and Private Partnerships and certain other assets to the Operating Partnership (including its subsidiaries). In exchange for these contributions, the Operating Partnership (i) will issue to Host in the aggregate a number of OP Units equal to the number of outstanding shares of Host Common Stock at the time of the REIT Conversion, reduced by the number of OP Units to be received by the general partners of the Partnerships and other subsidiaries of Host in the Partnership Mergers (together with preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion) and (ii) will assume all liabilities of Host (including past and future contingent liabilities and liabilities for the Plans in accordance with the 1998 Employee Benefits Allocation Agreement), other than liabilities of Crestline. A portion of Host REIT's OP Units represents a 0.1% general partnership interest in the Operating Partnership. Following these contributions, the Operating Partnership and its subsidiaries will directly or indirectly own all of Host's and its subsidiaries' wholly-owned hotels, substantially all of Host's direct and indirect interests in the Partnerships and the Private Partnerships and all of Host's other assets (excluding its senior living assets and the cash or other consideration to be distributed in connection with the Initial E&P Distribution, and certain de minimis assets that cannot be contributed to the Operating Partnership).

  The above-described contributions, which include the OP Contribution, will enable Host REIT, following the Reincorporation by means of the Merger, to operate together with the Operating Partnership in an UPREIT structure, which is expected to improve Host REIT's ability to acquire additional hotels and other properties in the future on favorable terms.

TERMS OF THE MERGER

  The Reincorporation will be effected through the merger of Host with and into Host REIT. As a result of the Merger, Host REIT will be the surviving entity and the separate existence of Host will terminate. At the Effective Time, each outstanding share of Host Common Stock, together with the associated Host Right, will be converted into one share of Host REIT Common Stock, together with the associated Host REIT Right, and holders thereof will become subject to the Ownership Limit under the Host REIT Charter. In addition, rights and obligations of Host under the Plans and related and other agreements will be assumed by Host REIT, and all rights of the participants therein to acquire shares of Host Common Stock on the terms and conditions of the Plans and such agreements will be converted into rights to acquire shares of Host REIT Common Stock in accordance with the 1998 Employee Benefits Allocation Agreement (other than with respect to individuals who will be employed by Crestline following the Initial E&P Distribution). Any outstanding shares of preferred stock of Host would be converted into an equal number of shares of preferred stock of Host REIT having substantially the same rights and preferences. Certain rights and obligations of Host under the Plans and related agreements to acquire shares of Host Common Stock, to the extent held by participants who will be employed by Crestline following the Initial E&P Distribution, will be assumed by Crestline and converted into rights to acquire shares of Crestline common stock in accordance with the 1998 Employee Benefits Allocation Agreement. See "Description of Host REIT Capital Stock" and "Management--1998 Employee Benefits Allocation Agreement."

  As a consequence of the Merger, among other things, the assets of Host will become assets of Host REIT without further action, and Host REIT will become liable for all the debts and obligations of Host. As soon as practicable following the Merger, Host REIT will complete any other transactions comprising the REIT Conversion that have not already been completed. See "The REIT Conversion."

  Following the Merger, each person who was a director of Host will continue as a director of Host REIT and certain of the officers of Host will remain officers of Host REIT (others will have become officers of Crestline in connection with the distribution of Crestline shares as part of the Initial E&P Distribution). Certain information about each person who currently is a member of the Board of Directors and an executive officer of Host is set forth herein under the caption "Management--Directors and Executive Officers of Host REIT." In addition, upon consummation of the Merger, Host REIT and its stockholders will be governed by the MGCL and by the Host REIT Charter and Host REIT Bylaws, copies of which are attached as Exhibits B and C, respectively, to the Agreement, which is attached to this Proxy Statement/Prospectus as Appendix A. See "--Comparison of Rights of Stockholders of Host and Host REIT."

  PRIMARILY TO SATISFY CERTAIN REQUIREMENTS UNDER THE CODE THAT ARE APPLICABLE TO REITS IN GENERAL, THE OWNERSHIP LIMIT WILL PROVIDE THAT NO PERSON OR PERSONS ACTING AS A GROUP MAY OWN, OR BE DEEMED TO OWN BY VIRTUE OF THE ATTRIBUTION PROVISIONS OF THE CODE, MORE THAN (I) 9.8% OF THE LESSER OF THE NUMBER OR VALUE OF SHARES OF HOST REIT COMMON STOCK OUTSTANDING OR (II) 9.8% OF THE LESSER OF THE NUMBER OR VALUE OF

THE ISSUED AND OUTSTANDING SHARES OF ANY CLASS OR SERIES OF HOST REIT PREFERRED STOCK, SUBJECT TO WAIVER OR MODIFICATION BY HOST REIT IN CERTAIN LIMITED CIRCUMSTANCES AND SUBJECT TO (A) AN EXCEPTION FOR A HOLDER OF SHARES OF HOST REIT COMMON STOCK SOLELY BY REASON OF THE MERGER IN EXCESS OF THE OWNERSHIP LIMIT SO LONG AS SUCH HOLDER WOULD NOT OWN, DIRECTLY OR BY ATTRIBUTION UNDER THE CODE, MORE THAN 9.9% BY VALUE OF THE OUTSTANDING CAPITAL STOCK OF HOST REIT AS OF THE SPECIAL MERGER OWNERSHIP LIMIT EFFECTIVE TIME, AND (B) A LIMITATION ON THE APPLICATION OF THE "GROUP" LIMITATION (BUT NO OTHER ELEMENT OF THE OWNERSHIP LIMIT) TO ANY "GROUP" THAT OTHERWISE WOULD EXCEED THE OWNERSHIP LIMIT AT THE EFFECTIVE TIME SOLELY BY REASON OF ITS STATUS AS A "GROUP." THE OWNERSHIP LIMIT WILL BECOME APPLICABLE TO ALL HOST REIT STOCKHOLDERS AS OF THE EFFECTIVE TIME. ANY SHARES OF HOST REIT COMMON STOCK HELD AT THE EFFECTIVE TIME AND NOT SUBSEQUENTLY TRANSFERRED PRIOR TO THE SPECIAL MERGER OWNERSHIP LIMIT EFFECTIVE TIME, OR ACQUIRED OR OTHERWISE HELD AT ANY TIME AFTER THE EFFECTIVE TIME IN VIOLATION OF THE OWNERSHIP LIMIT WILL BE TRANSFERRED AUTOMATICALLY TO A TRUST FOR THE BENEFIT OF A DESIGNATED CHARITABLE BENEFICIARY, AND THE PERSON WHO ACQUIRED (OR HELD) SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS THEREON OR TO VOTE SUCH EXCESS SHARES OF HOST REIT COMMON STOCK. THE HOLDER OF ANY SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL RECEIVE THE LESSER OF THE VALUE OF SUCH EXCESS SHARES AS OF THE EFFECTIVE TIME OR THE CASH PROCEEDS FROM THE SALE OF SUCH EXCESS SHARES OF HOST REIT COMMON STOCK BY THE TRUSTEE OF THE TRUST. AFTER THE EFFECTIVE TIME, ANY PERSON WHO ACQUIRES HOST REIT COMMON STOCK IN EXCESS OF THE OWNERSHIP LIMIT WILL NOT RECEIVE ANY PROCEEDS FROM THE SUBSEQUENT SALE THEREOF IN EXCESS OF THE LESSER OF THE PRICE PAID THEREFOR OR THE AMOUNT REALIZED FROM SUCH SALE. A TRANSFER OF HOST REIT COMMON STOCK TO A PERSON WHO, AS A RESULT OF THE TRANSFER, VIOLATES THE OWNERSHIP LIMIT MAY BE VOID UNDER CERTAIN CIRCUMSTANCES, AND, IN ANY EVENT, WOULD DENY THE TRANSFEREE ANY OF THE ECONOMIC BENEFITS OF OWNING SHARES OF HOST REIT COMMON STOCK IN EXCESS OF THE OWNERSHIP LIMIT. TO AVOID THE ADVERSE EFFECTS OF THE OWNERSHIP LIMIT, ANY HOLDER OF HOST COMMON STOCK WHO WOULD OWN SHARES IN EXCESS OF THE OWNERSHIP LIMIT AT THE EFFECTIVE TIME SHOULD DISPOSE OF ANY SUCH EXCESS SHARES PRIOR THERETO.

  Host anticipates that the Merger will become effective as promptly as practicable following stockholder approval of the Agreement at the Special Meeting and satisfaction or waiver of the other conditions to the Merger. The Agreement provides that the Merger may be abandoned by Host or Host REIT at any time prior to its effectiveness. Host has no current intention of abandoning or causing Host REIT to abandon the Merger subsequent to the Special Meeting if stockholder approval is obtained and the other conditions to the Merger are satisfied or waived. See "--Conditions to the Merger."

  The Board of Directors of Host has approved the Agreement, and the transactions contemplated thereby, subject to stockholder approval. Assuming the stockholders of Host approve the Agreement at the Special Meeting and the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the later of the time the Articles of Merger are accepted for filing by the SDAT in accordance with the MGCL and the time the Certificate of Merger is accepted for filing by the Secretary of State of Delaware in accordance with the DGCL, or later if so specified in such Articles and Certificate. It is expected that the listing of Host REIT Common Stock on the NYSE will occur at or prior to the Effective Time and that the listing of Host Common Stock on the NYSE will be terminated at the Effective Time.

  At the Effective Time, each certificate representing shares of Host Common Stock will be deemed for all purposes to evidence the same number of shares of Host REIT Common Stock. As soon as reasonably practicable after the Effective Time, Host REIT will instruct First Chicago Trust Company of New York, the transfer agent and registrar for Host REIT Common Stock and the exchange agent for purposes of the Merger (the "Transfer and Exchange Agent"), to mail a letter of transmittal and instructions to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Host Common Stock ("Certificates"), advising the securityholder of the procedure for surrendering the Certificates in exchange for certificates representing shares of Host REIT Common Stock. Upon surrender of the Certificates for cancellation to the Transfer and Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Transfer and Exchange Agent or the Agreement, the holder of the Certificates will be entitled to receive in exchange therefor a certificate evidencing that number of shares of Host

REIT Common Stock which such holder has the right to receive in respect of the rights formerly evidenced by such Certificates. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

  Neither Host nor Host REIT is aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Merger pursuant to the Agreement, other than compliance with applicable federal and state securities laws, the filing and acceptance for record of the Articles of Merger by the SDAT as required under the MGCL and the filing of a Certificate of Merger as required under the DGCL and the receipt of various state and local governmental authorizations.

ABSENCE OF DISSENTERS' RIGHTS

  Pursuant to Section 262(b)(1) of the DGCL, the stockholders of Host will not be entitled to appraisal rights as a result of the Merger or other Restructuring Transactions.

ACCOUNTING TREATMENT

  The OP Contribution and the Merger will be accounted for as a transfer or exchange between enterprises under common control. Therefore, the assets and liabilities so transferred will be accounted for at historical cost in a manner similar to that in pooling-of-interests accounting.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the satisfaction or waiver of various conditions, including satisfaction of the following:

  . Host Stockholder Approval. The affirmative vote of the holders of Host
    Common Stock representing not less than two-thirds (66 2/3%) of the outstanding shares of Host Common Stock shall have approved the Agreement, which shall be deemed to be approval of the Merger for purposes of Section 251 of the DGCL (applicable to mergers), as well as approval of the OP Contribution for purposes of Section 271 of the DGCL (applicable to the sale, lease or exchange of all or substantially all of the assets of a corporation) if such OP Contribution were deemed to constitute a sale, lease or exchange of all or substantially all of the assets of Host.

  . REIT Qualification. Host's Board of Directors shall have determined, (i) that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and (ii) based upon the advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999).

  . NYSE Listing. The Host REIT Common Stock shall have been approved for listing on the NYSE.

  . Governmental and Third-Party Consents. Host shall have received all governmental and third-party consents to the Restructuring Transactions, including consents of lenders and Marriott International, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Host REIT, the Operating Partnership and their subsidiaries taken as a whole.

  . No Adverse Tax Legislation. The United States Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of (i) substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership, (ii) substantially increasing the federal tax liabilities of Host REIT resulting from the REIT Conversion or (iii) substantially reducing the expected benefits to Host REIT resulting from the REIT Conversion. The determination that this condition has been satisfied will be made by Host, in its discretion.

  In addition, Host will amend the Host Rights Agreement to provide that each Host Right issuable pursuant to the Host Rights Agreement will be converted into a Host REIT Right issuable under the Host REIT Rights Agreement. Host REIT intends to adopt the Host REIT Rights Agreement prior to the completion of the Merger and each share of Host REIT Common Stock issued in the Merger will have a Host REIT Right attached to it. See "Certain Provisions of Maryland Law and the Host REIT Charter and Bylaws--Stockholder Rights Plan."

COMPARISON OF RIGHTS OF STOCKHOLDERS OF HOST AND HOST REIT

  The rights of stockholders of Host are currently governed by the DGCL, the Host Certificate, the Host Bylaws and the Host Rights Agreement. If the Agreement is approved by Host's stockholders and the Merger is consummated, Host REIT will be the surviving entity in the Merger and the rights of the stockholders of Host REIT will be governed by the MGCL, the Host REIT Charter, the Host REIT Bylaws and Host REIT's Stockholder Rights Plan. The following discussion compares certain of the existing rights of stockholders of Host with those of stockholders of Host REIT.

  FORM OF ORGANIZATION AND PURPOSE

  Host. Host is a Delaware corporation. Pursuant to the Host Certificate, Host is authorized to engage in any lawful acts or activities for which corporations may be organized under the DGCL, including conducting a general hotel business.

  Host REIT. Host REIT is a Maryland corporation and will be the sole general partner of the Operating Partnership. Host REIT will make an election to be taxed as a REIT under the Code and intends to maintain its qualification as a REIT. Host REIT's only significant asset will be its interest in the Operating Partnership and consequently an indirect investment in the hotels owned by the Operating Partnership and its subsidiaries.

  CAPITALIZATION

  Host. The Host Certificate authorizes a total of 601,000,000 shares of stock consisting of 600,000,000 shares of Host Common Stock, par value $1.00 per share, and 1,000,000 shares of Host preferred stock without par value ("Host Preferred Stock"). Of the Host Preferred Stock, 300,000 shares are designated as Series A Junior Participating Preferred Stock without par value, and 4,000 shares are designated as Series A Cumulative Convertible Preferred Stock without par value. At November 5, 1998, Host had 205,162,442 shares of Host Common Stock issued and outstanding and no shares of Host Preferred Stock issued and outstanding.

  Host REIT. The Host REIT Charter provides that the total number of shares of stock of all classes which Host REIT has authority to issue is 800,000,000 shares of stock, initially consisting of 750,000,000 shares of Host REIT Common Stock, par value $.01 per share, and 50,000,000 shares of Host REIT Preferred Stock, par value $.01 per share. The Board of Directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of stock and to establish the preferences and rights of any preferred or other class or series of stock to be issued. At November 5, 1998, 100 shares of Host REIT Common Stock were issued and outstanding.

  PREEMPTIVE RIGHTS

  DGCL. Under the DGCL, stockholders of a corporation have only such preemptive rights as may be provided in the corporation's certificate of incorporation.

  Host. The Host Certificate does not provide for preemptive rights.

  MGCL. Under the MGCL, stockholders of a Maryland corporation have only such preemptive rights as may be provided in the Maryland corporation's charter.

  Host REIT. The Host REIT Charter does not provide for preemptive rights.

  RESTRICTIONS ON OWNERSHIP AND TRANSFER OF STOCK

  DGCL. Under the DGCL, a written restriction on the transfer of a security, if permitted by the DGCL and noted conspicuously on the certificate representing the security or, in the case of uncertificated shares, contained in the notice required to be sent to the security holder pursuant to the DGCL, may be enforced against the holder or any successor or transferee of the holder. A restriction on the transfer of securities of a corporation may be imposed either by the certificate of incorporation or by the by-laws or by an agreement among any number of security holders or among such holders and the corporation. No restriction so imposed is binding with respect to securities issued prior to adoption of the restriction unless the holders of the securities are parties to an agreement or voted in favor of the restriction. A restriction on the transfer of securities of a corporation is permitted under the DGCL if, among other things, it prohibits the transfer of the restricted securities to designated persons or classes of persons, and such designation is not manifestly unreasonable. Any other lawful restriction on the transfer of securities also is permitted under the DGCL. The DGCL expressly provides that any restriction on the transfer of shares imposed for the purpose of maintaining a tax advantage to the corporation is conclusively presumed to be for a reasonable purpose.

  Host. Neither the Host Certificate nor the Host Bylaws provides for restrictions on the transfer of Host securities.

  MGCL. Under the MGCL, a Maryland corporation may impose a restriction on the transfer of its stock in the corporation's charter, articles of incorporation or bylaws. If a Maryland corporation which issues stock imposes a restriction on its transferability, the stock certificate must (i) contain a full statement of the restriction, or (ii) state that the corporation will furnish information about the restriction to the stockholder on request and without charge. The MGCL expressly authorizes the charter of a Maryland corporation to provide for restrictions on transferability designed to permit a corporation to qualify as a REIT under the Code or for any other purpose.

  Host REIT. The Ownership Limit under the Host REIT Charter, subject to certain exceptions, provides that no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the lesser of the number or value of shares of Host REIT Common Stock outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred or other stock of any class or series of Host REIT (subject to a limited exception for a holder of shares of Host REIT Common Stock solely by reason of the Merger in excess of the Ownership Limit so long as the holder thereof would not own, directly or by attribution under the Code, more than 9.9% in value of the outstanding shares of capital stock of Host REIT as of the Special Merger Ownership Limit Effective Time, and to a limitation on the application of the "group" limitation). The Host REIT Charter further prohibits (a) any person from actually or constructively owning shares of the capital stock of Host REIT that would result in Host REIT being "closely held" under Section 856(h) of the Code or otherwise cause Host REIT to fail to qualify as a REIT and (b) any person from transferring shares of Host REIT Common Stock or Host REIT Preferred Stock if such transfer would result in all classes and series of the capital stock of Host REIT being owned by fewer than 100 persons. See "Description of Host REIT Capital Stock-- Restrictions on Ownership and Transfer."

  AMENDMENT OF HOST CERTIFICATE/HOST REIT CHARTER

  DGCL. Under the DGCL, an amendment to a corporation's certificate of incorporation generally requires the approval of the board of directors and the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes.

  Host. The Host Certificate provides that, unless otherwise specified by the Host Certificate, Host reserves the right to amend, alter, change or repeal any provision contained in the Host Certificate in the manner prescribed by the DGCL.

  The Host Certificate provides further that the affirmative vote of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors ("Voting Stock") is required to alter, amend or repeal, or to adopt any provisions inconsistent with certain provisions in the Host Certificate relating to, among other things: the number and election of Host Directors, the removal of Host Directors, vacancies on the Host Board, the voting requirements for specified business combinations, stockholder action by written consent, special stockholder meetings, the amendment of the Host Bylaws, and the voting requirements for certain "interested stockholder" transactions. See "--Number and Election of Directors," "--Removal of Directors," "--Vacancies on the Board of Directors," "--Changes in Control Pursuant to Delaware/Maryland Law," "--Transactions Involving Directors or Officers," "--Stockholder Action by Written Consent," "--Special Stockholder Meetings," and "--Amendment of Bylaws."

  MGCL. Under the MGCL, in order to amend the charter, the board of directors first must adopt a resolution setting forth the proposed amendment and declaring its advisability and direct that the proposed amendment be submitted to stockholders for their consideration either at an annual or special meeting of stockholders. Thereafter, the proposed amendment must be approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter.

  Host REIT. The provisions contained in the Host REIT Charter relating to restrictions on transferability of Host REIT Common Stock, preemptive rights, the classified Board and fixing the size of the Board within the range set forth in the Host REIT Charter, as well as the provisions relating to removal of directors, the filling of Board vacancies, liability and indemnification of directors and officers, the calling of special stockholder meetings, the authority of the Board of Directors to issue stock, amendment of the Host REIT Charter and the exclusive authority of the Board to amend the Bylaws may be amended only by a resolution adopted by the Board of Directors and approved at an annual or special meeting of the stockholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. Other amendments to the Host REIT Charter generally may be effected by requisite action of the Board of Directors and approval by stockholders by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter.

  AMENDMENT OF BYLAWS

  DGCL. Under the DGCL, the adoption of, amendment to, or repeal of, a corporation's bylaws requires the approval of the stockholders, unless the certificate of incorporation confers the power to amend the bylaws upon the board of directors. Even if the power to adopt, amend or repeal the bylaws is conferred upon the board of directors, the stockholders may not be divested of the power to adopt, amend or repeal the bylaws.

  Host. Subject to the exceptions described below, the Host Certificate provides that the Host Board of Directors is authorized to make, alter, amend and repeal the Host Bylaws (except insofar as the Host Bylaws adopted by the shareholders shall otherwise provide). Any bylaws made by the Board of Directors may be altered, amended or repealed by the directors or by the stockholders. The Host Bylaws provide that, subject to the exceptions described below, the Host Bylaws may be altered, amended or repealed (a) by a majority vote of the shares represented and entitled to vote at any regular meeting of the stockholders (or at any special meeting called for that purpose), or (b) subject to Delaware law, by a majority vote of those directors present at any meeting at which a quorum of the Board of Directors is present.

  The Host Certificate and/or the Host Bylaws provides that certain provisions in the Host Bylaws may not be altered, amended or repealed, and no provision inconsistent therewith adopted, without the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, including provisions relating to, among other things: the number and election of Host directors; vacancies on the Board of Directors and the removal of directors from

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

the Host Board; director nominations; notice to directors and stockholders; bylaw amendments; and the prohibition on stockholder action by written consent. See "--Number and Election of Directors," "--Vacancies on the Board of Directors," "--Removal of Directors" and "--Stockholder Action by Written Consent."

  MGCL. Under the MGCL, the adoption of, an amendment to, or the repeal of, a Maryland corporation's bylaws requires the approval of the stockholders, unless the charter or bylaws confer the power to amend the bylaws upon the board of directors.

  Host REIT. As permitted under the MGCL, the Host REIT Charter and Bylaws provide that directors have the exclusive right to adopt, amend or repeal the Host REIT Bylaws.

  STOCKHOLDER VOTING RIGHTS GENERALLY

  DGCL. Under the DGCL, unless otherwise provided in the certificate of incorporation and subject to certain provisions of the DGCL, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The DGCL further provides that in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement. Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

  Host. The Host Bylaws provide that in all matters, when a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Host Certificate, a different vote is required in which case such express provision shall govern and control the decision of such question. The Host Bylaws also provide that each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Each share of Host Common Stock has one vote and Host's Certificate of Incorporation permits the Board of Directors to classify and issue shares of capital stock in one or more series having voting power which may differ from that of the Common Stock.

  MGCL. Under the MGCL, unless the charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. A stockholder may vote the stock the stockholder owns either in person or by proxy, which proxy is not valid more than eleven months after its date, unless such proxy provides otherwise. Unless the MGCL or charter specify a different voting requirement, a majority of all the votes cast at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders. Additionally, unless the MGCL or charter provide otherwise, if two or more classes of stock are entitled to vote separately on any matter for which the MGCL requires approval by two-thirds of all the votes entitled to be cast, the matter must be approved by two-thirds of all the votes of each class.

  Host REIT. Each share of Host REIT Common Stock will have one vote and Host REIT's Charter permits the Board of Directors to classify and issue shares of capital stock in one or more classes or series having voting power which may differ from that of the shares of Host REIT Common Stock. The Host REIT Bylaws provide that, except with respect to the election of directors, and unless otherwise provided in the Host REIT Charter, a

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

majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter properly before the meeting, unless more than a majority is required by statute or the Host REIT Charter. Each stockholder is entitled to cast the votes owned of record by him either in person or by proxy, but no proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

  STOCKHOLDER ACTION BY WRITTEN CONSENT

  DGCL. Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent (or consents) in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation.

  Host. The Host Certificate and Host Bylaws provide that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

  MGCL. Under the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if the following are filed with the records of stockholder meetings: (i) an unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter; and (ii) a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

  Host REIT. Pursuant to the MGCL and Host REIT Bylaws, subject to the rights of the holders of any class or series of stock (other than Host REIT Common Stock) to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders, unless such consent is unanimous.

  SPECIAL STOCKHOLDER MEETINGS

  DGCL. Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

  Host. The Host Certificate and Host Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders of the corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Stockholders are not permitted to call a special meeting or to require that the Host Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by or at the direction of the Host Board.

  MGCL. Under the MGCL, a special meeting of a Maryland corporation's stockholders may be called by (i) the president, (ii) the board of directors, or (iii) any other person specified in the charter or the by-laws. The MGCL further provides that the secretary of a Maryland corporation shall call a special meeting of the stockholders on the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting, unless a Maryland corporation includes in its charter or bylaws a provision that requires the written request of stockholders entitled to cast a greater or lesser percentage of all votes entitled to be cast at the meeting, except that in no event shall the percentage provided for in the charter or bylaws be greater than a majority of all the votes entitled to be cast at the meeting. Notwithstanding the foregoing, the MGCL provides that unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding 12 months.


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


  Host REIT. The Host REIT Charter provides that special meetings of the stockholders may be called by the President, the Board of Directors of Host REIT or any other person specified in the Host REIT Bylaws. The Host REIT Charter further provides that the Secretary of Host REIT also is required to call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. The Host REIT Bylaws contain similar provisions to the Host REIT Charter regarding the calling of special stockholder meetings. In addition, the Host REIT Bylaws provide that special stockholder meetings may be called by the holders of any class or series of stock having a preference over the Host REIT Common Stock as to dividends or upon liquidation in the manner (if any) specified in articles supplementary filed as part of the Host REIT Charter.

  NUMBER AND ELECTION OF DIRECTORS

  DGCL. Under the DGCL, the minimum number of directors is one. The DGCL provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only upon amendment of the certificate of incorporation. In addition, the DGCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The DGCL provides that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a stockholder meeting and entitled to vote on the election of directors. The DGCL further provides that the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors unless the certificate of incorporation or the bylaws shall require a vote of greater number.

  Host. The Host Certificate provides that the number of directors shall be fixed from time to time by or pursuant to the Host Bylaws. The Host Bylaws provide that the Host Board shall be fixed from time to time by the Board of Directors but shall not be less than three. The Host Certificate and Host Bylaws provide that the Board of Directors is divided into three classes, each consisting of approximately one-third of the total number of directors. The term of office for each director is three years and such terms expire in successive years at the time of the annual meeting of stockholders. The current number of directors is eight. There are no cumulative voting rights in the election of directors under the Host Certificate.

  MGCL. Under the MGCL, the minimum number of directors is three. The MGCL provides that the number of directors shall be provided by the charter until changed by the by-laws. The bylaws may both (i) alter the number of directors set by the charter, and (ii) authorize a majority of the entire board of directors to alter within specified limits the number of directors set by the charter or the bylaws, but the action may not affect the tenure of office of any director. In addition, the MGCL permits, but does not require, a classified board of directors. If the directors are divided into classes, the term of office may be provided in the by-laws, except that (i) the term of office of a director may not be longer than five years or, except in the case of an initial or substitute director, shorter than the period between annual meetings, and (ii) the term of office of at least one class must expire each year. Each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Unless the charter or bylaws provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

  Host REIT. The Host REIT Charter will provide that, effective upon completion of the Merger, the Board of Directors will consist of eight members and may thereafter be increased or decreased in accordance with the Host REIT Bylaws, provided that the total number of directors may not be fewer than three nor more than thirteen. Pursuant to the Host REIT Bylaws, the number of directors shall be fixed by the Board of Directors within the limits set forth in the Host REIT Charter. Further, the Host REIT Charter will provide that the Board of Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Host REIT Common Stock as to dividends or upon liquidation, will be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. The term of office of the first class of directors will expire at the 1999 annual meeting of stockholders; the term of the second class of directors will expire at the 2000 annual meeting of stockholders; and the term of the third class of directors will expire at the 2001 annual meeting of stockholders. The Host REIT Charter further provides that in the event of any increase or decrease in the number of directors, other than resulting from the rights of the holders of any class or series of stock having a preference over the Host REIT Common Stock as to dividends or upon liquidation to elect additional directors pursuant to the specified provisions of the Host REIT Charter, the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because stockholders of Host REIT will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders the holders of a majority of the outstanding shares of Host REIT Common Stock will be able to elect all of the successors to the class of directors whose term expires at that meeting.

  REMOVAL OF DIRECTORS

  DGCL. The DGCL provides that a director of a corporation may be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of directors, provided, that, when a corporation has a classified board of directors, a director may be removed only for cause, unless the certificate of incorporation provides otherwise.

  Host. The Host Certificate and Host Bylaws provide that directors may be removed from office, with or without cause, only by the affirmative vote of the holders of at least 66 2/3% of the Voting Stock.

  MGCL. Under the MGCL, unless the charter provides otherwise, the stockholders of a Maryland corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors, except that, unless the charter provides otherwise, (i) if the stockholders of any class or series are entitled separately to elect one or more directors, a director elected by a class or series may not be removed without cause except by the affirmative vote of a majority of all the votes of that class or series, (ii) if a corporation has cumulative voting for the election of directors and less than the entire board is to be removed, a director may not be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there is more than one class of directors, at an election of the class of directors of which he is a member, and (iii) if the directors have been divided into classes, a director may not be removed without cause.

  Host REIT. The Host REIT Charter and Host REIT Bylaws will provide that, except for any directors who may be elected by holders of a class or series of shares other than Host REIT Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors.

  VACANCIES ON THE BOARD OF DIRECTORS

  DGCL. Under the DGCL, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise provided in the certificate of incorporation or the bylaws. However, if the certificate of incorporation directs that a particular class is to elect such director, such vacancy may be filled only by the other directors elected by such class. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board as constituted immediately prior to such increase, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the total number of shares outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, when one or more directors resigns from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the DGCL in the filling of other vacancies.

  Host. The Host Certificate provides that, subject to any rights of the holders of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in this manner shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors may shorten the term of any incumbent director.

  MGCL. Under the MGCL, the stockholders may fill vacancies on the board of directors caused by the removal of a director, except that if the stockholders of any class or series are entitled separately to elect one or more directors, the stockholders of that class or series may elect a successor to fill a vacancy which results from the removal of a director elected by that class or series. The MGCL further provides that unless the charter or bylaws provide otherwise, a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any cause except that (i) a vacancy caused by an increase in the number of directors may be filled by a majority of the entire board, and (ii) if the stockholders of any class or series are entitled separately to elect one or more directors, a majority of the remaining directors elected by that class or series or the sole remaining director elected by that class or series may fill any vacancy among the number of directors elected by that class or series.

  Under the MGCL, a director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

  Host REIT. The Host REIT Charter and Host REIT Bylaws provide that except in the case of a vacancy on the Board of Directors among the directors elected by a class or series of stock other than Host REIT Common Stock, any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors (except that a vacancy which results from an increase in the number of directors may be filled by a majority of the entire Board of Directors). In addition, the Host REIT Charter provides that in the case of a vacancy resulting from the removal of a director, by the stockholders by the affirmative vote of two-thirds of the votes entitled to be cast for the election of directors. The Host REIT Charter further provides that any vacancy on the Board of Directors among the directors elected by a class or series of stock other than Host REIT Common Stock may be filled by a majority of the remaining directors elected by that class or series, or by the stockholders of that class or series unless otherwise provided in the articles supplementary for that class or series.

  ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND OF NEW BUSINESS PROPOSALS

  Host. The Host Bylaws provide that (i) nominations for persons for election to the Board of Directors may be made (A) with respect to an annual meeting of the stockholders, by the Board of Directors or a proxy committee appointed by the Board of Directors, or by any stockholder entitled to vote in the election of directors if written notice of such stockholder's intent to make such nomination or nominations is given to the Secretary of Host not later than ninety days in advance of the date established by the Host Bylaws for the holding of such meeting, or (B) with respect to special meetings of the stockholders, by the Board of Directors or a proxy committee appointed by the Board of Directors, or by any stockholder entitled to vote in the election of directors if written notice of such stockholder's intent to make such nomination or nominations is given to the Secretary of Host not later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders, and (ii) stockholder proposals may be made by any stockholder entitled to vote in the election of directors and who satisfies the requirements of the proxy rules under the Exchange Act by notice in writing, such notice to be received by the Secretary of Host not less than (X) with respect to an annual meeting

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

of the stockholders, one hundred and twenty days in advance of the date established for the holding of such meeting, or (Y) with respect to special meeting of the stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

  Host REIT. The Host REIT Bylaws provide that (i) with respect to an annual meeting of stockholders, subject to the rights of holders of any class or series of stock having a preference over the Host REIT Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(A) pursuant to Host REIT's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by a stockholder who was a stockholder of record both at the time of giving notice provided for in the Host REIT Bylaws and at the time of the annual meeting, and who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Host REIT Bylaws and (ii) with respect to special meetings of the stockholders, only the business specified in Host REIT's notice of meeting may be brought before the meeting of stockholders and except as otherwise provided for or fixed by or pursuant to the provisions of the Host REIT Charter relating to the rights of the holders of any class or series of stock having a preference over the Host REIT Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors may be made only (X) pursuant to Host REIT's notice of the meeting,
(Y) by or at the direction of the Board of Directors or (Z) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving notice provided for in the Host REIT Bylaws and at the time of the special meeting, and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Host REIT Bylaws. The advance notice provisions contained in the Host REIT Bylaws generally require nominations and new business proposals by stockholders to be delivered to the Secretary of Host REIT not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the date on which Host REIT first mailed its proxy materials for the prior year's annual meeting of stockholders.

  TRANSACTIONS INVOLVING DIRECTORS OR OFFICERS

  DGCL. Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because such director's votes are counted for such purpose, if (i) the material facts as to such director's relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to such director's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders.

  A corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.

  Host. The Host Certificate provides that the corporation may enter into contracts or transact business with one or more of its officers or directors, or with any firms of which one or more of its officers or directors is a member, or may invest its funds in the securities of and may enter into contracts, or transact business with any corporation or association in which any one or more of its officers or directors is a stockholder, officer or director, and in the absence of bad faith, or unfair dealing, such contract or transaction or investment shall not be

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

invalidated or to any extent affected by the fact that any such officer or officers or any such director or directors has or may have interests therein which are or might be adverse to the interests of the corporation, provided that the remaining directors are sufficient in number to ratify and approve the transaction.

  MGCL. Under the MGCL, a contract or transaction between a Maryland corporation and any of its directors or between a Maryland corporation and any other corporation, firm, or other entity in which any of its directors is a director, or has a material financial interest, is not void or voidable solely for this reason, or solely because the director is present at the meeting of the board or committee of the board which authorizes, approves, or ratifies the contract or transaction, or solely because such director's or directors' votes are counted for such purpose, if (i) the fact of common directorship or interest is disclosed or known to the board of directors or the committee, and the board or committee authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (ii) the fact of common directorship or interest is disclosed or known to the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested corporation, firm or other entity, or (iii) the contract or transaction is fair and reasonable to the corporation. Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee of the board or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

  Host REIT. As a Maryland corporation, Host REIT will be subject to the foregoing provisions with respect to transactions between Host REIT and its directors. Host REIT's Board of Directors also intends to adopt a policy which would require that all material contracts and transactions between Host REIT, the Operating Partnership or any of its subsidiaries, on the one hand, and a director or executive officer of Host REIT or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, the Board of Directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although the Board of Directors will have no obligation to do so. See "Distribution and Other Policies--Conflicts of Interest Policies."

  LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  DGCL. Under the DGCL, directors may be indemnified for liabilities incurred in connection with specified actions (other than any action brought by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in and not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The same standard of conduct is applicable for indemnification in the case of derivative actions brought by or in the right of the corporation, except that in such cases the DGCL authorizes indemnification only for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such cases. Moreover, the DGCL requires court approval before there can be any such indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action. To the extent that a present or former director or officer has been successful in defense of any action, suit or proceeding, the DGCL provides for indemnification of such person for expenses (including attorneys' fees). The DGCL states expressly that the indemnification provided by or granted pursuant to the DGCL is not deemed exclusive of any non-statutory indemnification rights existing under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Host. Host's Certificate of Incorporation and Bylaws provide that every director, officer and employee of Host shall be indemnified against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him by reason of his being or having been a director, officer or employee of Host. Under Host's Certificate, no director shall be liable to Host or its shareholders for monetary damages, for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its

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

shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under section 174 of the DGCL (concerning unlawful payment of dividend or unlawful stock purchase or redemption), or (d) for any transaction from which the directors derived an improper personal benefit.

  MGCL. The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action; or (iii) in the case of any criminal proceeding, the director having reasonable cause to believe that an act or omission was unlawful. The MGCL further provides that a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The MGCL expressly states that the indemnification or advancement of expenses authorized by the MGCL shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, the bylaws, a resolution of the stockholders or directors, an agreement or otherwise.

  Host REIT. The Host REIT Charter provides that to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of Host REIT shall be personally liable to Host REIT or its stockholders for money damages. No amendment of the Host REIT Charter or repeal of its provisions will limit the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

  The Host REIT Charter and Host REIT Bylaws provide broad indemnification to directors and officers, whether serving Host REIT, or at its request, any other entity, to the fullest extent permitted under Maryland law. Host REIT will indemnify any present or former director and officer, (A) who has been successful, on the merits or otherwise, in defense of a proceeding to which he or she was made a party by reason of service in such capacity against reasonable expenses incurred by such officer or director in connection with the proceeding, and (B) against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

  The Bylaws of Host REIT require Host REIT, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the Bylaws and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the standard of conduct was not met.

  Host REIT also intends to enter into indemnification agreements indemnifying each of its directors and officers to the fullest extent permitted by Maryland law and to advance to its directors and officers all related expenses subject to reimbursement if it is subsequently determined that indemnification is not permitted. See "--Limitation of Liability and Indemnification of Directors and Officers" for a description of the limitations on liability of directors and officers of Host REIT and the provisions for indemnification of directors and officers provided for under applicable Maryland law and the Host REIT Charter.

  DECLARATION OF DIVIDENDS

  DGCL. Under the DGCL, a corporation is permitted to declare and pay dividends out of surplus (as defined in the DGCL) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Dividends may be

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

paid in cash, property or shares of a corporation's capital stock. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

  Host. The Host Bylaws provide that dividends upon the capital stock of Host, subject to the provisions of the Host Certificate, if any, may be declared by the Host Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Host Certificate.

  MGCL. Under the MGCL, if authorized by its board of directors, a Maryland corporation may declare and pay dividends subject to any restriction in its charter unless, after giving effect to the dividend, (i) the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights on dissolution are superior to those receiving the dividend.

  Host REIT. Under the Host REIT Bylaws, dividends upon the shares of stock of Host REIT may be authorized and declared by the directors, subject to the provisions of law and the Host REIT Charter. Under the Host REIT Charter, subject to the provisions of law and any preferences of any class of the capital stock of Host REIT, classified or reclassified, dividends (including dividends payable in shares of another class of Host REIT stock) may be paid on Host REIT Common Stock at such time and in such amounts as the Board of Directors may deem advisable and the holders of Host REIT Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Host REIT Common Stock held by them respectively, on a share for share basis. The Host REIT Bylaws provide that dividends and other distributions may be paid in cash, property, or shares of the Corporation, subject to Maryland law and the Charter. Host REIT and the Operating Partnership currently intend to pay regular quarterly distributions to holders of shares of Host REIT Common Stock and OP Units. For a discussion of Host REIT's distribution policy, see "Distribution and Other Policies--Distribution Policy."

  APPRAISAL RIGHTS

  DGCL. Under the DGCL, the right to receive the fair value of dissenting shares is made available to stockholders of a constituent corporation in a merger or consolidation effected under the DGCL. Dissenters' rights of appraisal are not available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine stockholders entitled to receive notice and vote on such transaction, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc. or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided by the DGCL.

  Notwithstanding the foregoing, appraisal rights under the DGCL are available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the DGCL to accept for such stock anything except
(i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares, or (iv) any combination of the shares of stock, depository receipts and cash in lieu of such fractional shares.


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

  MGCL. Under the MGCL, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the corporation if, among other things, the corporation consolidates or merges with another corporation. However, unless the transaction is governed by certain provisions specified by the MGCL, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if (i) the stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; (ii) the stock is that of the successor in a merger, unless (a) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so, or (b) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of the provisions for the treatment of fractional shares of stock in the successor; or (iii) the stock is that of an open-end investment company registered with the SEC under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

  MERGER, CONSOLIDATION, SHARE EXCHANGE AND TRANSFER OF ALL OR SUBSTANTIALLY ALL ASSETS

  DGCL. Under the DGCL, the principal terms of a merger or consolidation generally require the approval of the stockholders of each of the constituent corporations. Unless otherwise required in a corporation's certificate of incorporation, the DGCL does not require a stockholder vote of the surviving corporation in a merger if (i) the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation, (ii) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

  When a stockholder vote is required under the DGCL to approve a merger or consolidation, unless the certificate of incorporation provides otherwise, the affirmative vote of a majority of shares present in person or represented by proxy for each class of shares entitled to vote on the merger or consolidation shall be required to approve the merger or consolidation. If multiple classes of stock are entitled to vote on the merger or consolidation as separate classes, then a majority of each class entitled to vote to approve the merger or consolidation, voting separately as a class, shall be required to approve the merger or consolidation.

  Under the DGCL, a corporation may at any meeting of its board of directors or governing body, sell, lease or exchange all or substantially all of its property and assets, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, and other corporation or corporations, as its board of directors or governing body deems expedient and for the best interests of the corporation, when and as authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

  Host. The Host Certificate provides that the affirmative vote of the holders of shares representing not less than 66 2/3% of the voting power of the corporation shall be required for the approval of any proposal for the corporation to reorganize, merge, or consolidate with any other corporation, or to sell, lease, or exchange substantially all of its assets or business.

  MGCL. The MGCL generally provides that mergers, consolidations, share exchanges or transfers of assets must first be approved by a majority of the board of directors and thereafter approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter (unless the charter provides for a greater or lesser stockholder vote but not less than a majority of the number of votes entitled to be cast on the matter). However, under the MGCL, certain mergers may be accomplished without a vote of stockholders. For

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example, no stockholder vote is required for a merger of a subsidiary of a
Maryland corporation into its parent, provided the parent owns at least 90 percent of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the outstanding shares or otherwise amend the charter, and the number of shares to be issued or delivered in the merger is not more than 20 percent of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its board of directors and by any other action required by its charter. Under the MGCL, a "transfer of assets" is defined to mean any sale, lease, exchange or other transfer of all or substantially all of the assets of the corporation but does not include (i) a transfer of assets by a corporation in the ordinary course of business actually conducted by it, (ii) a mortgage, pledge or creation of any other security interest in any or all of the assets of the corporation, whether or not in the ordinary course of its business, (iii) an exchange of shares of stock through voluntary action under any agreement with the stockholders, or
(iv) a transfer of assets to one or more persons if all the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

  Host REIT. Pursuant to the Host REIT Charter, subject to the terms of any class or series of capital stock at the time outstanding, Host REIT may merge with or into another entity, consolidate with one or more other entities, participate in a share exchange or transfer its assets within the meaning of the MGCL, but any such merger consolidation, share exchange or transfer of assets must be approved by the Board of Directors in the manner provided in the MGCL. The Host REIT Charter generally provides for stockholder approval of such transactions by a two-thirds vote of all votes entitled to be cast (subject to the above enumerated statutory exceptions to a stockholder vote), except that any merger of Host REIT with or into a trust organized for the purpose of changing Host REIT's form of organization from a corporation to a trust will require the approval of stockholders of Host REIT by the affirmative vote only of a majority of all the votes entitled to be cast on the matter, provided that (i) the stockholders of the trust immediately following the merger are the same as the stockholders of Host REIT immediately prior to the merger and (ii) the trust's declaration of trust contains amendment provisions substantially equivalent to those contained in specified provisions of the Host REIT Bylaws.

  CHANGES IN CONTROL PURSUANT TO DELAWARE/MARYLAND LAW

  DGCL. Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation will not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include any person that (a) is the owner of 15% or more of the outstanding voting stock of the corporation, or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person. Section 203(b)(4) exempts from the restrictions in Section 203 a corporation that does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market, or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

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

  Host. The Host Certificate provides that in addition to any affirmative vote required by law or by the Host Certificate, certain Business Combinations (as defined in the Host Certificate) involving "interested shareholders" (as defined below) require the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class unless the Business Combination is approved by a majority of the Disinterested Directors (as defined in the Host Certificate) or certain other conditions are satisfied. An "interested shareholder" is defined by the Host Certificate as any person (other than Host or any subsidiary of Host) who or which (i) is the beneficial owner, directly or indirectly, of more than 25% of the voting power of the outstanding Voting Stock, (ii) is an affiliate of Host (as defined in the Host Certificate) and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 25% or more of the voting power of the then outstanding Voting Stock, or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any "interested shareholder," if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

  MGCL. Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate of the Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by a supermajority (80%) of outstanding voting shares, and by two-thirds of voting shares other than those held by an Interested Stockholder unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder. A business combination that is approved by the board of directors of a Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements. Host REIT has not "opted-out" of the business combination provisions of the MGCL and, accordingly, will be subject to such provisions although Host REIT may elect to opt-out of these provisions in the future. The Board of Directors of Host REIT has adopted a resolution exempting from the operation of the "business combination" statute the acquisition of shares by Marriott International pursuant to the terms of the Marriott International Purchase Right as well as any other transactions involving Host REIT and Marriott International or their respective affiliates or associates, provided that any such transaction with Marriott International or its affiliates or associates that is not in the ordinary course of business must be approved by a majority of the directors of the Company present at a meeting at which a quorum is present, including a majority of the disinterested directors, in addition to any vote of stockholders required by other provisions of the MGCL.

  The MGCL further provides that "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, (iii) a majority or more of the voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. The Bylaws of Host REIT contain an exemption from the control share acquisition provisions for any shares acquired by Marriott International pursuant to the Marriott International Purchase Right, to the extent it is exercisable.

  Host REIT. The Host REIT Charter does not contain a Fair Price Provision similar to the provision in the Host Certificate. Host REIT has not "opted-out" of the business combination or "control share" acquisition provisions of the MGCL, and, accordingly will be subject to such provisions. However, as permitted by the MGCL, Host REIT's Board of Directors may elect to opt out of these provisions in the future.


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

  STOCKHOLDER RIGHTS PLAN

  Host. Host currently has in effect a stockholder rights plan pursuant to the Host Rights Agreement and it has preferred stock purchase rights attached to the Host Common Stock pursuant to such rights plan.

  Host REIT. Host REIT intends to adopt the Stockholder Rights Plan to replace the existing stockholder rights plan of Host. All shares of Host REIT Common Stock issued by Host REIT between the date of adoption of the Stockholder Rights Plan and the rights distribution date, or the date, if any, on which the preferred stock purchase rights are redeemed would have preferred stock purchase rights attached to them. See "Description of Host REIT Capital Stock--Certain Provisions of Maryland Law and the Host REIT Charter and Host REIT Bylaws--Stockholder Rights Plan." The Stockholder Rights Plan is expected to provide, among other things, that upon the occurrence of certain events, stockholders will be entitled to purchase from Host REIT a newly created series of junior preferred stock, subject to Host REIT's Ownership Limit. See "Description of Host REIT Capital Stock" and "Certain Provisions of Maryland Law and the Host REIT Charter and Bylaws."

  The discussion of the comparative rights of stockholders of Host and shareholders of Host REIT set forth above is not complete and is subject to and qualified in its entirety by reference to the DGCL and the MGCL and to the Host Certificate, Host Bylaws and the Host Rights Agreement and the Host REIT Charter, Host REIT Bylaws and the Shareholder Rights Plan. Copies of the Host REIT Charter and Host REIT Bylaws are attached as Exhibits B and C, respectively, to the Agreement, which is attached to this Proxy Statement/Prospectus as Appendix A.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Host REIT Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

  The Host REIT Charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of Host REIT and at the request of Host REIT, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Director or officer of Host REIT. The Host REIT Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of Host REIT and at the request of Host REIT, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Host REIT Charter and Host REIT Bylaws also permit Host REIT to indemnify and advance expenses to any person who served as a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT. The Host REIT Bylaws require Host REIT to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

  The MGCL permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents, and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation if such director or officer has been adjudged to be liable to the corporation. In accordance with the MGCL, the Host REIT Bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the Host REIT Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the standard of conduct was not met.

  Host REIT intends to enter into indemnification agreements with each of its directors and officers. The indemnification agreements will require, among other things, that Host REIT indemnify its directors and officers to the fullest extent permitted by law and advance to its directors or officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

  The Partnership Agreement also provides for indemnification of Host REIT and its officers and directors to the same extent that indemnification is provided to officers and directors of Host REIT in the Host REIT Charter, and limits the liability of Host REIT and its officers and directors to the Operating Partnership and its respective partners to the same extent that the liability of the officers and directors of Host REIT to Host REIT and its stockholders is limited under the Host REIT Charter. See "Description of the Partnership Agreement and OP Units--Exculpation and Indemnification of Host REIT."

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Host REIT has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              THE REIT CONVERSION

  The transactions summarized below, together with the Restructuring Transactions, collectively constitute the transactions pursuant to which Host will restructure its business so that it will qualify as a REIT. If the required corporate (Board and stockholder) and partnership approvals for the various transactions are obtained and other conditions to the different steps in the REIT Conversion are satisfied or waived, these transactions are expected to occur at various times prior to the end of 1998 (or as soon thereafter as practicable). The Restructuring Transactions are expected to occur at the final stage of the REIT Conversion, although certain of the transactions comprising the REIT Conversion (such as the Partnership Mergers, the Private Partnership Transactions and the Blackstone Acquisition) may occur after the Restructuring Transactions to the extent they are consummated.

  Although a number of the transactions comprising the REIT Conversion are expected to be consummated immediately prior to, or in certain instances immediately following, the Merger, the Merger will not be consummated unless the other conditions to the Merger have been satisfied or waived. In particular, Host's Board of Directors will have determined, among other things, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and based on advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999). Consistent with the foregoing, Host intends to pursue the transactions constituting the REIT Conversion at least through the date of the Special Meeting of Host stockholders. If the Agreement is approved by Host stockholders at the Special Meeting, Host intends to continue pursuing those transactions constituting the REIT Conversion which have not yet been completed, including the Blackstone Acquisition (which is not expected to be consummated any earlier than December 29, 1998), and, if the Board of Directors has determined that the conditions to the Merger have been or likely will be satisfied or waived (and, in particular, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur), declare the Initial E&P Distribution and enter into the Leases with the Lessees (which will be indirect, wholly-owned subsidiaries of Crestline), even though there is no assurance that the Merger and other transactions comprising the REIT Conversion might not be delayed or possibly might never be consummated. Assuming the Agreement is approved by Host stockholders at the Special Meeting and the Host Board of Directors makes the determination described above, it is currently contemplated that the Merger would be consummated on or about December 29, 1998, subject to satisfaction or waiver of the remaining conditions. If, however, the Agreement is not approved by the Host stockholders at the Special Meeting or the Host Board of Directors does not make the requisite determinations, Host will continue to operate as a Delaware corporation, the REIT Conversion will not be completed at this time and the Initial E&P Distribution will not be made.

  If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed until January 1, 2000, which would result in Host REIT continuing to pay substantial corporate-level income taxes in 1999 (which would reduce Host REIT's estimated cash distributions) and could cause the Blackstone Acquisition (which is conditioned, among other things, on consummation of the REIT Conversion by March 31, 1999 and Host REIT qualifying as a REIT for 1999) not to be consummated. In view of the complexity of the REIT Conversion, the number of transactions that must occur to complete the REIT Conversion and the time and expense involved, Host believes that it is advisable to complete the REIT Conversion, or as many of the transactions comprising the REIT Conversion as possible, as soon as practicable even if such completion is after January 1, 1999 (and, thus, a REIT election would not be effective until January 1, 2000). Moreover, completion of the REIT Conversion (or a significant number of the transactions comprising the REIT Conversion) could possibly facilitate another transaction (such as a merger into another entity) that would enable Host (or its successor) to elect to be treated as a REIT prior to January 1, 2000. If Host REIT's election to be taxed as a REIT is not effective on January 1, 1999, Host REIT intends to operate following the REIT Conversion in a manner that would permit it to qualify as a REIT at the earliest time practicable, and it might pursue a merger with another entity or another transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000, although no assurance can be given that the Company will enter into or consummate such other transaction or otherwise qualify as a REIT prior to January 1, 2000. Host REIT in any event would elect to be treated as a REIT for federal income tax purposes no later than its taxable year commencing January 1, 2000, assuming it so qualified.

THE INITIAL E&P DISTRIBUTION

  In order to qualify as a REIT for federal income tax purposes, among other things, Host REIT and/or Host, as its predecessor, must have distributed all of the accumulated E&P of Host to its stockholders in one or more taxable dividends prior to the end of the first full taxable year for which the REIT election of Host is effective, which currently is expected to be the taxable year commencing January 1, 1999 (but which might not be until the year beginning January 1, 2000).

  In an effort to help accomplish the requisite distributions of the accumulated E&P of Host, Host or Host REIT will make the Initial E&P Distribution, consisting of one or more taxable distributions, to its stockholders in connection with the REIT Conversion. Such taxable distributions would consist of shares of common stock of Crestline and cash or other consideration in an amount to be determined. Although there is no assurance as to what form such other consideration comprising the Initial E&P Distribution will take, it is currently contemplated that it will include the Special Dividend, payable, at each stockholder's election, in cash or Host Common Stock (or Host REIT Common Stock if the Merger has occurred). If the Special Dividend is declared, stockholders of record on the Special Dividend record date will be given approximately 20 days to decide whether to take cash, Host Common Stock (or Host REIT Common Stock if the Merger has occurred), or a combination of cash and stock in payment of the Special Dividend. It is anticipated that the cash/stock election are expected to be available on a per-share basis and that, once made, stockholders' elections will be irrevocable. Stockholders entitled to the Special Dividend who fail to make a timely election will receive shares of Host Common Stock (or Host REIT Common Stock if the Merger has occurred), subject to the Ownership Limit, in payment of the Special Dividend. In any event, cash would be paid in lieu of fractional shares, and the Special Dividend payment would be made promptly following expiration of the election period.

  The aggregate value of the Crestline common stock and the cash or other consideration to be distributed to Host stockholders (and the Blackstone Entities) in connection with the Initial E&P Distribution is currently estimated to be approximately $525 million to $625 million (approximately $2.10 to $2.50 per share to the Host stockholders), of which approximately $200 to $300 million (or approximately $.80 to $1.20 per share) is expected to be represented by the Special Dividend. The actual amount of the Initial E&P Distribution will be based in part upon the estimated amount of accumulated E&P of Host as of the last day of its taxable year ending on or immediately following completion of the REIT Conversion. To the extent that the Initial E&P Distribution is not sufficient to eliminate Host's accumulated E&P, Host REIT will make one or more additional taxable distributions to its stockholders (in the form of cash or securities) prior to the last day of Host REIT's first full taxable year as a REIT (currently expected to be December 31, 1999 but which instead might be December 31, 2000) in an amount intended to be sufficient to eliminate such E&P, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

  Limited Partners who elect to receive Host REIT Common Stock in exchange for OP Units in connection with the Partnership Mergers will not receive the Crestline common stock or any other portion of the Initial E&P Distribution, which will have been distributed before they become stockholders of Host REIT (approximately 25 trading days after the effective date of the Partnership Mergers). However, following receipt of such shares of Host REIT Common Stock, such Limited Partners would participate as stockholders of Host REIT in other dividends or distributions by Host REIT to holders of Host REIT Common Stock, including any additional taxable distributions necessary to eliminate Host's accumulated E&P to the extent the Initial E&P Distribution is not sufficient to eliminate such accumulated E&P. The Limited Partners who elect to retain OP Units also will participate in such additional distributions because distributions by the Operating Partnership to its partners (including Host
REIT) would be the source of such additional distributions.

  No holder of Host Common Stock will be required to pay any cash or other consideration to Host or Host REIT for shares of Crestline common stock received in the Initial E&P Distribution or to surrender or exchange their Host Common Stock or Host REIT Common Stock in order to receive shares of Crestline common stock or other cash or securities as part of the Initial E&P Distribution. See "The REIT Conversion--The Initial E&P Distribution."

  In addition, following the Restructuring Transactions, the Blackstone Entities are entitled to receive a pro rata portion of the same consideration received by Host REIT's stockholders in connection with the Initial E&P Distribution, except to the extent the Blackstone Entities elected to receive additional OP Units in lieu thereof pursuant to the terms of the Blackstone Acquisition. The payment to the Blackstone Entities of Crestline common stock shares and other consideration is expected to be approximately $90 to $110 million of the aggregate Initial E&P Distribution of approximately $525 to $625 million if the REIT Conversion and the Blackstone Acquisition are consummated. See "Business and Properties--Blackstone Acquisition."

  Following the Initial E&P Distribution, Crestline's principal assets will include the senior living assets of Host, which are expected to consist of 31 senior living communities, a 25% interest in the Swissotel management company acquired from the Blackstone Entities and the Lessees. Certain REITs have spun-off public operating companies to conduct certain activities which REITs are prohibited from conducting and have described such structure as a "paper-clip" structure. There is no established definition of a "paper-clip" structure. While Host REIT and Crestline clearly expect to have a mutually beneficial, long-term relationship, they do not believe that their relationship should be characterized as a "paper-clip" structure because they will operate as separate public companies with independent business plans, there will be no overlap between officers and directors of the two companies (other than one officer of Host who will be a director but not an officer of Crestline), there are no rights of first refusal or other similar arrangements (other than the non-competition arrangements) with respect to future acquisitions between Host REIT and Crestline and they expect stockholders of the two companies to diverge over time. Crestline also will be engaged in the businesses of owning senior living communities and asset management of hotels, neither of which will be conducted by Host REIT. Crestline further intends to pursue leasing opportunities for both full-service and limited-service hotels with majority owners other than Host REIT.

  The Host Board believes that the distribution of Crestline common stock to Host stockholders as part of the Initial E&P Distribution will provide those Host stockholders who continue to hold Crestline common stock with a separate identifiable interest in a diversified company that generates revenue from both its senior living business and its leasing business. Even under circumstances where the Crestline common stock is distributed to Host stockholders as part of the Initial E&P Distribution but the Merger or other transactions comprising the REIT Conversion are delayed or possibly never consummated, the Host Board believes that having existing leasing arrangements in place with Crestline could facilitate any subsequent efforts by Host to qualify as a REIT for federal income tax purposes (including efforts to pursue a merger with another entity or another transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000).

OTHER TRANSACTIONS COMPRISING THE REIT CONVERSION

  In addition to the Restructuring Transactions and the Initial E&P Distribution, the REIT Conversion includes the following additional transactions:

  . Debt Refinancing. In August 1998, Host refinanced $1.55 billion of outstanding senior notes through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to facilitate the transactions constituting the REIT Conversion. Host obtained the funds for this Senior Note Refinancing primarily from the issuance of new debt securities and the New Credit Facility. See "Business and Properties--Indebtedness."

  . Treatment of Convertible Preferred Securities. In the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the $567 million of convertible subordinated debentures of Host underlying the $550 million of Convertible Preferred Securities. As the successor to Host, Host REIT also will be liable on the debentures and the debentures will become convertible into Host REIT

   Common Stock, but the Operating Partnership will have primary responsibility for payment of the debentures, including all costs of conversion. Upon conversion by a Convertible Preferred Securities holder, Host REIT will issue shares of Host REIT Common Stock, which will be delivered to such holder. Upon the issuance of such shares by Host REIT, the Operating Partnership will issue to Host REIT a number of OP Units equal to the number of shares of Host REIT Common Stock issued in exchange for the debentures. As a result of the distribution of Crestline common stock and any cash and other consideration to Host or Host REIT stockholders in connection with the Initial E&P Distribution, the conversion ratio of the Convertible Preferred Securities will be adjusted to take into account certain effects of the REIT Conversion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  . The Partnership Mergers. Immediately following the Effective Date, each
    Partnership participating in the Partnership Mergers will merge with a subsidiary of the Operating Partnership. Such participating Partnerships will be the surviving entities of the Partnership Mergers and will continue in existence as indirect subsidiaries of the Operating Partnership. In the Partnership Mergers, each Limited Partner will receive a number of OP Units with a deemed value equal to the stated exchange value of his respective partnership interest. If a Limited Partner elects to receive Host REIT Common Stock or a Note in exchange for OP Units in connection with the Partnership Mergers, such Limited Partner will, upon receipt of his OP Units, tender (or be deemed to tender) all of such OP Units to Host REIT in exchange for an equal number of shares of Host REIT Common Stock or to the Operating Partnership in exchange for a Note with a specified principal amount. The general partners of the Partnerships, each of which is a wholly-owned, direct or indirect subsidiary of Host, and other subsidiaries of Host also will receive OP Units in exchange for their interests in the Partnerships, and the general partners will continue as wholly-owned direct or indirect subsidiaries of Host REIT. Any Partnership that does not participate in a Partnership Merger will continue as a separate partnership with its own assets and liabilities and with its current Limited Partners. There will be no change in its investment objectives, policies or restrictions or the fees or distributions payable to the applicable general partner or Manager. Each Partnership that does not participate in a Partnership Merger will remain subject to the terms of its current partnership agreement. The Operating Partnership would contribute some or all of the interests in certain of these Partnerships that it receives from Host and its subsidiaries to a Non-Controlled Subsidiary. In addition, the Operating Partnership has reserved the right to exclude any Partnership from participation in the REIT Conversion (even if the requisite percentage of Limited Partners has voted to approve the Partnership Merger and each of the other conditions to such Partnership Merger has been satisfied or waived) if the Operating Partnership determines, in its sole discretion, that such exclusion is in the best interests of the Operating Partnership. Any such Partnership that is so excluded shall be treated as a Partnership that does not participate in a Partnership Merger, as described above, and its Limited Partners will continue to hold their respective interests in the Partnerships.

  . Restructuring of the Private Partnerships. The Operating Partnership will acquire the partnership interests from unaffiliated partners of four Private Partnerships in exchange for OP Units and, accordingly, will own all of the interests in those Private Partnerships. For the remaining Private Partnerships, (i) the Operating Partnership will be a partner in the partnership if the unaffiliated partners consent to a lease of the partnership's Hotel(s) to a Lessee or (ii) if the requisite consents to enter into a lease are not obtained, the Operating Partnership may transfer its interest in such partnership to a Non-Controlled Subsidiary. The determination of the action to be taken with respect to the Operating Partnership's interest in these Private Partnerships will be based primarily upon the character of the income therefrom under the REIT tax rules.

     The partners in the following Private Partnerships will receive the estimated number of OP Units set forth below in connection with the REIT Conversion (assuming a price of $12.50 per OP Unit):

                                                   NEGOTIATED VALUE OF NUMBER OF
PARTNERSHIP                                             OP UNITS       OP UNITS
-----------                                        ------------------- ---------
   HMC BN Limited Partnership.....................     $20,600,000     1,648,000
   Ivy Street Hotel Limited Partnership...........       4,050,000       324,000
   Times Square Marquis Hotel, L.P................       7,499,000       599,920
   HMC/RGI Hartford Limited Partnership...........      10,500,000       840,000

  . The Blackstone Acquisition. Subject to various terms and conditions, the Operating Partnership expects to acquire from the Blackstone Entities ownership of, or controlling interests in, the Blackstone Hotels. In addition, Host REIT will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which Host REIT will transfer to Crestline. If the Blackstone Acquisition is consummated, the Operating Partnership expects to issue approximately 43.7 million OP Units (based upon a negotiated value of $20.00 per OP Unit), assume debt and make cash payments totaling approximately $862 million and distribute up to 18% of the shares of Crestline common stock and other consideration to the Blackstone Entities. Fifty percent of the OP Units issued in the Blackstone Acquisition will become redeemable pursuant to a Unit Redemption Right on July 1, 1999, an additional 25% will become redeemable on October 1, 1999 and the balance will become redeemable on January 1, 2000. Holders of OP Units issued in the Blackstone Acquisition will have registration rights under a shelf registration statement with respect to Host REIT Common Stock received in connection with the exercise of their redemption rights.

     In connection with the Blackstone Acquisition, Host agreed to cause a person designated by Blackstone Real Estate Acquisitions L.L.C. ("Blackstone") to be appointed to serve as a director of Host (or a director of Host REIT following the Merger) and to continue to include a person designated by Blackstone in the slate of directors nominated by the Board of Directors for so long as Blackstone and its affiliates own at least 5% of the outstanding OP Units. Mr. Schreiber has been appointed to be the initial Blackstone designee. If the Blackstone Acquisition does not close, the Blackstone designee will resign.

     Host also agreed to certain limitations on sales of the properties acquired in the Blackstone Acquisition lasting for five years after the REIT Conversion for 50% of the properties and for an additional five years for the remaining properties.

     Each Blackstone Entity has agreed that, until the earlier of the fifth anniversary of the closing of the Blackstone Acquisition and the date on which the Blackstone Entities do not own, in the aggregate, more than 5% of the outstanding OP Units and Host REIT Common Stock, such Blackstone Entity will not, and will use its best efforts to cause its affiliates to not, directly or indirectly (i) subject to certain exceptions, acquire or agree to acquire beneficial ownership of any securities or partnership interests of Host REIT, the Operating Partnership or Crestline, if after giving effect thereto, such Blackstone Entity and its affiliates (together with the other members of any group (as defined in Section 13d-1 of the Exchange Act) of which any of them is part) would (A) directly or indirectly own more than 9.8% of any class of voting securities of such entity or more than 19.9% of the aggregate value of all outstanding voting securities of Host REIT and OP Units or (B) violate the ownership limitations or transfer restrictions set forth in the Host REIT Charter, the Partnership Agreement of the Operating Partnership or the Articles of Incorporation of Crestline, (ii) sell, transfer, pledge or otherwise dispose of any OP Units or any voting securities of Host REIT or Crestline in violation of such ownership limitations or transfer restrictions, (iii) participate in any proxy contest in opposition to the position taken by the directors or general partner, as applicable, of Host REIT, the Operating Partnership or Crestline, (iv) seek to cause a disposition (by way of merger, business combination, sale or otherwise) of a material portion of the assets or securities or partnership interests, or a change in the composition of the directors or management, of Host REIT, the Operating Partnership or Crestline or (v) initiate or propose to the holders of securities or partnership interests, as applicable, of Host REIT, the Operating Partnership or Crestline, or otherwise solicit their approval of, any proposal to be voted by such holders.

  . Contribution of Assets to Non-Controlled Subsidiaries. The Operating
    Partnership will organize the Non-Controlled Subsidiaries to hold various assets (not exceeding, in the aggregate, 20% by value of the assets of the Operating Partnership) contributed by Host and its subsidiaries to the Operating Partnership. The direct ownership of most of these assets by the Operating Partnership could jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased, certain FF&E used in the Hotels and certain international hotels in which Host owns interests. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. In addition, the Operating Partnership and, prior to the Partnership Mergers, certain of the Partnerships (assuming they participate in the Partnership Mergers) will sell to a Non-Controlled Subsidiary an estimated $180 million in value of personal property associated with certain Hotels for notes or cash that has been contributed or loaned to the Non-Controlled Subsidiary by the Operating Partnership, or a combination thereof. The Operating Partnership could not lease this personal property to the Lessees without potentially jeopardizing Host REIT's qualification as a REIT. The Non-Controlled Subsidiary will lease such personal property to the applicable Lessees. The Host Employee/Charitable Trust, a Delaware statutory business trust, and possibly certain other investors, will acquire all of the voting common stock representing the remaining 5% of the total economic interests, and 100% of the control, of each Non-Controlled Subsidiary. The indirect income beneficiaries of the Host Employee/Charitable Trust will be employees of Host REIT eligible to participate in Host's Comprehensive Stock Incentive Plan (excluding Directors of Host REIT and certain other highly compensated employees). Upon termination of the Host Employee/Charitable Trust, the residual assets, if any, are to be distributed to a charitable organization designated in its charter.

  . Leases of Hotels. The Operating Partnership, its subsidiaries and its controlled partnerships, including the Partnerships participating in the Partnership Mergers, will lease virtually all of their Hotels to the Lessees pursuant to the Leases. See "Business and Properties--The Leases." The leased Hotels will be operated by the Lessees under their existing brand names pursuant to their existing long-term Management Agreements, which will be assigned to the Lessees for the terms of the applicable Leases but under which the Operating Partnership will remain obligated. See "Business and Properties--The Management Agreements."

  Following the REIT Conversion, assuming the Full Participation Scenario, the organizational structure of Host REIT is expected to be as follows:

                           [FLOW CHART APPEARS HERE]


(1) Represents Limited Partners and others who retain OP Units and do not elect to receive shares of Host REIT Common Stock or Notes; excludes Host and its subsidiaries.

(2) Also will include Limited Partners in the Partnership Mergers who elect to receive shares of Host REIT Common Stock in exchange for the OP Units received in the Partnership Mergers. Immediately following the Restructuring Transactions and the distribution by Host or Host REIT of Crestline common stock to its stockholders and receipt of Crestline common stock by the Blackstone Entities, the stockholders of Crestline will consist of the stockholders (other than Limited Partners who elect to receive Host REIT Common Stock in connection with the Partnership Mergers) and the Blackstone Entities. The common ownership of the two public companies, however, will diverge over time.

(3) Percentage ownership in the Operating Partnership assumes no Limited Partners elect to receive either Host REIT Common Stock or Notes in connection with the Partnership Mergers and that the price per share of Host REIT Common Stock is $12.50 for purposes of the Partnership Mergers.

(4) The Operating Partnership will own all or substantially all of the equity interests in the Partnerships participating in the Partnership Mergers, certain Private Partnerships and other Host subsidiaries that own Hotels, both directly and through other direct or indirect, wholly-owned subsidiaries of the Operating Partnership or Host REIT. Host will contribute its partial equity interests in the Partnerships that do not participate in the Partnership Mergers and those Private Partnerships whose partners have not elected to exchange their interests for OP Units to the Operating Partnership, and the Operating Partnership will either hold such partial interests or contribute them to the Non-Controlled Subsidiaries.

  Ownership Interests in the Operating Partnership Following the Restructuring Transactions and the other transactions comprising the REIT
Conversion. Following the Restructuring Transactions and the other transactions comprising the REIT Conversion, the Operating Partnership is expected to be owned as set forth below:

                    OWNERSHIP OF THE OPERATING PARTNERSHIP

   ENTITY                                                 PERCENTAGE INTEREST(1)
   ------                                                 ----------------------
   Host REIT.............................................          74.5%
   Limited Partners of the Partnerships..................           8.4
   Private Partnerships..................................           1.2
   Blackstone Entities...................................          15.9
                                                                  -----
     TOTAL...............................................         100.0%
                                                                  =====

--------

(1) Assumes that all Partnerships participate in the Partnership Mergers, that the Blackstone Acquisition is consummated, that all Limited Partners in the Partnership Mergers elect to retain OP Units and that the price of an OP Unit is $12.50 per share for purposes of the Partnership Mergers. The percentage interest of Host REIT will increase, and the percentage interest of the Limited Partners will decrease, if Limited Partners elect to receive Host REIT Common Stock or Notes in exchange for their OP Units in connection with the Partnership Mergers or if the price per OP Unit in the Partnership Mergers is greater than $12.50. The percentage interest of Host REIT will decrease, and the percentage interest of the Limited Partners will increase, if the price per OP Unit in the Partnership Mergers is less than $12.50.

                       OPINION OF FINANCIAL ADVISOR

OPINION OF BT WOLFENSOHN, FINANCIAL ADVISOR TO HOST

  BT Wolfensohn has acted as financial advisor to Host in connection with the REIT Conversion. On November , 1998, BT Wolfensohn delivered its written opinion to the Host Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by BT Wolfensohn, certain transactions to be effected by Host in connection with the conversion to a REIT described below, taken together, (the "REIT Transactions") were fair, from a financial point of view, to Host stockholders.

  For the purposes of BT Wolfensohn's opinion, the REIT Transactions mean (i) the contribution by Host of its wholly-owned full-service hotels, certain interests in hotel partnerships and certain other assets to the Operating Partnership in exchange for units of limited and general partnership interest in the Operating Partnership and the assumption of liabilities, (ii) the reincorporation of Host from the State of Delaware to the State of Maryland by merging Host into Host REIT, (iii) the taxable Initial E&P Distribution by Host to its stockholders which Host has advised BT Wolfensohn will consist of shares of common stock of Crestline and a special dividend of approximately $250 million in cash or, at the election of Host common stockholders, in Host REIT Common Stock, (iv) the assumption by the Operating Partnership of the debentures underlying the Convertible Preferred Securities and other indebtedness of Host and the related conversion price adjustment of such debentures, (v) the acquisition by merger of the Partnerships pursuant to the Partnership Mergers, (vi) the acquisition of partnership interests from unaffiliated partners of four limited partnerships that own one or more full-service hotels and that are partially but not wholly-owned by Host or one of its subsidiaries in exchange for OP Units, (vii) the Blackstone Acquisition,
(viii) the creation and capitalization of the taxable Non-Controlled Subsidiaries, and (ix) the leasing of virtually all of the full-service hotels owned or controlled by the Operating Partnership for initial terms ranging generally from seven to ten years to the Lessees, whereby the Lessees will operate the hotels under the existing brand names and pursuant to their existing management agreements.

  The terms and conditions of the transactions comprising the REIT Transactions are more fully described in this Proxy Statement/Prospectus.

  THE FULL TEXT OF BT WOLFENSOHN'S WRITTEN OPINION, DATED NOVEMBER , 1998 (THE "BT WOLFENSOHN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY BT WOLFENSOHN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOST STOCKHOLDERS ARE URGED TO READ THE BT WOLFENSOHN OPINION IN ITS ENTIRETY. THE SUMMARY OF THE BT WOLFENSOHN OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT WOLFENSOHN OPINION.

  In connection with BT Wolfensohn's role as financial advisor to Host, and in arriving at its opinion, BT Wolfensohn has, among other things, reviewed certain publicly available financial information and other information concerning Host and certain internal analyses and other information furnished to it by Host and Crestline. BT Wolfensohn also held discussions with the members of the senior management of Host and Crestline regarding the businesses and prospects of Host and Crestline. In addition, BT Wolfensohn (i) reviewed the reported prices and trading activity for the common stock of Host, (ii) compared certain financial and stock market information for Host with similar information for certain companies whose securities are publicly traded, (iii) reviewed certain public information of certain companies it deemed appropriate in analyzing Host and Crestline, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  In preparing its opinion, BT Wolfensohn did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Host and Crestline, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn assumed and relied upon the accuracy and completeness in all material respects of all such information. BT Wolfensohn did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Host and Crestline. With respect to the financial forecasts and projections made available to BT Wolfensohn and used in its analysis, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Host and Crestline as to the matters covered thereby. In rendering its opinion, BT Wolfensohn expressed no view as to the reasonableness of such forecasts and projections, or the assumptions on which they are based. The BT Wolfensohn Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to BT Wolfensohn as of, the date of such opinion.

  For purposes of rendering its opinion, BT Wolfensohn has assumed that the REIT Transactions will take place prior to or in connection with Host's election of REIT status in accordance with Sections 856 through 860 of the Code (the "REIT Rules"). For purposes of rendering its opinion, BT Wolfensohn has analyzed the REIT Transactions assuming alternatively that the Blackstone Acquisition is not consummated or is consummated in accordance with the terms of such transaction. BT Wolfensohn has also assumed that all material federal, state, local and other approvals and consents required in connection with the REIT Transactions will be obtained and that in connection with obtaining any necessary federal, state, local and other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Host is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Host or Crestline or materially reduce the contemplated benefits of the REIT Transactions to Host. In addition, BT Wolfensohn has been advised by Host, and accordingly has assumed for purposes of its opinion, that the Initial E&P Distribution will be taxable to the Host stockholders.

  BT Wolfensohn has also assumed that upon consummation of the REIT Transactions, Host will qualify for treatment as a REIT under the REIT Rules (and BT Wolfensohn understands that Host will obtain an opinion, which will be based on certain assumptions and representations of Host and subject to certain qualifications, to that effect from its outside counsel prior to consummation of the REIT Transactions). At the request of the Host Board of Directors, BT Wolfensohn has not solicited any proposals from any third parties for the acquisition of any of the assets of Host or Crestline nor made any determination as to whether any such proposals could be obtained if solicited.

  Set forth below is a brief summary of certain financial analyses performed by BT Wolfensohn in connection with its opinion.

  Comparable Company Trading Analysis. BT Wolfensohn performed a comparable company trading analysis to derive a range of implied future equity values per share for Host, assuming it retains its existing corporate structure, and for Host and Crestline after giving effect to the proposed REIT Transactions. BT Wolfensohn reviewed market statistics and financial and operating information with respect to selected publicly traded companies considered by BT Wolfensohn to be comparable in certain respects to Host and Crestline. BT Wolfensohn selected publicly traded companies organized as C-Corporations engaged in the lodging industry (the "Lodging C-Corp Peer Group"), publicly traded lodging REITs (the "Lodging REIT Peer Group") and publicly traded healthcare REITs (the "Healthcare REIT Peer Group" and, together with the Lodging C-Corp Peer Group and the Lodging REIT Peer Group, the "BT Wolfensohn Peer Groups"). The business composition, market positions and capital structures of these companies made them, in BT Wolfensohn's judgment, most closely comparable to Host and Crestline. In BT Wolfensohn's judgment, the Health Care REIT Peer Group is the most comparable set of companies for the purposes of valuing Crestline due to its ownership of senior living real estate assets. Based upon the market price of their common shares as of November , 1998 and the number of common shares outstanding, BT Wolfensohn calculated for each company in the BT Wolfensohn Peer Groups the market value of its common equity. For each C-Corporation engaged in the lodging industry, BT Wolfensohn added the market value of outstanding net debt, preferred stock instruments and capitalized leases (if applicable) in order to arrive at a total enterprise value ("TEV") for each company. BT Wolfensohn calculated the multiple of each company's TEV to its historical earnings before interest, taxes, depreciation and amortization ("EBITDA") using publicly available information regarding each company's last twelve months of reported earnings. BT Wolfensohn also calculated the multiple of each company's stock price to its earnings per share ("EPS") for the latest twelve months and to its estimated earnings for calendar years 1998 and 1999 as reported by the Institutional Brokers Estimate System ("I/B/E/S"). I/B/E/S is a data service that monitors and publishes compilations of earning estimates by selected research analysts regarding companies of interest to institutional investors. BT Wolfensohn also calculated the current market value to current and projected Funds from Operations ratio for each company in the Lodging REIT Peer Group and Healthcare REIT Peer Group, using publicly available information regarding each company's latest twelve months Funds from Operations and Funds from Operations estimates for calendar years 1998 and 1999 as reported by I/B/E/S. Such multiples were then reviewed to determine the median, mean, high and low multiples for the BT Wolfensohn Peer Groups. The resulting Lodging C-Corp Peer Group and Lodging REIT Peer Group multiple ranges were applied to forecasted EBITDA, EPS and Funds from Operations of Host to determine a range of expected future equity values per share of Host under its existing corporate structure. Subsequently, the resulting Lodging REIT Peer Group multiple ranges were applied to forecasted Funds from Operations of Host and the resulting Health Care REIT Peer Group multiple ranges were to applied to forecasted Funds from Operations per share (less applicable corporate taxes) of Crestline to determine a range of expected future equity values per share of Host and Crestline after giving effect to the proposed REIT Transactions. In arriving at its conclusion as to the expected future trading value of Host and Crestline's Stock, BT Wolfensohn also considered various factors affecting the trading values of specific members of the BT Wolfensohn Peer Groups as well as possible deviations from the indicated valuation range based upon specific factors related to Host and Crestline.

  IRR Analysis. Utilizing financial projections from Host's management and the multiples calculated by BT Wolfensohn from the above BT Wolfensohn Peer Groups, BT Wolfensohn analyzed the internal rate of return ("IRR") to a Host stockholder buying one share of Host stock on December 31, 1998 ("Beginning Stock Price") at an assumed price of $15 per share and holding such share for a period of five years ending December 31, 2003 ("Ending Stock Price"), both under Host's existing corporate structure and after giving effect to the proposed REIT Transactions. The stock price on December 31, 2003 of Host under its existing corporate structure was computed using the methodology described above under Comparable Company Trading Analysis. The stock price on December 31, 2003 of Host based on the proposed REIT Transactions was computed using the methodology described above under Comparable Company Trading Analysis by adding the value of Host stock to the value of Crestline stock at such date. The IRR was then computed by taking into account the Beginning Stock Price, the Ending Stock Price, the cash component of the Initial E&P Distribution and the annual dividends assumed to be received by a stockholder over the period. The analysis did not take into account taxes outside of corporate level taxes which would depend upon each individual shareholder's tax status.

  The foregoing summary describes all analyses and factors that BT Wolfensohn deemed material in rendering its fairness opinion, but is not a comprehensive description of all analyses performed and factors considered by BT Wolfensohn in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. BT Wolfensohn believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, BT Wolfensohn did not assign specific weights to any particular analyses.

  In conducting its analyses and arriving at its opinion, BT Wolfensohn utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling BT Wolfensohn to provide its opinion to the Host Board of Directors as to the fairness to Host stockholders of the REIT Transactions and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, BT Wolfensohn made, and was provided by Host and Crestline management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Host's and Crestline's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Host and Crestline, or their respective advisors, neither Host nor Crestline nor BT Wolfensohn nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

  The terms of the REIT Transactions were approved by the Host Board of Directors. Although BT Wolfensohn provided advice to Host during the course of these discussions, the decision to enter into the REIT Transactions was solely that of the Host Board of Directors. As described above, the opinion and presentation of BT Wolfensohn to the Host Board of Directors were only one of a number of factors taken into consideration by the Host Board of Directors in making its determination to approve the REIT Transactions. BT Wolfensohn's written opinion was provided to the Host Board of Directors to assist it in connection with its consideration of the REIT Transactions and does not constitute a recommendation to any holder of Host Common Stock as to how to vote with respect to the Merger.

  Host selected BT Wolfensohn as financial advisor in connection with the REIT Conversion based on BT Wolfensohn's qualifications, expertise, reputation and experience in mergers and acquisitions. BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust (together with its affiliates, the "BT Group") and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker dealer and member of the New York Stock Exchange. Since 1993, Host has paid BT Wolfensohn an annual retainer fee for providing ongoing merger, acquisition and corporate advisory services. This retainer fee totaled $500,000 in 1998. Host separately retained BT Wolfensohn pursuant to a letter agreement dated April 16, 1998 (the "Engagement Letter"). As compensation for BT Wolfensohn's services in connection with the REIT Conversion, Host has paid BT Wolfensohn a cash fee of $1 million and has agreed to pay an additional cash fee of $4 million if the REIT Conversion is consummated. This amount will be reduced by BT Wolfensohn's annual retainer fee received for 1998. Regardless of whether the REIT Conversion is consummated, Host has agreed to reimburse BT Wolfensohn for reasonable fees and disbursements of BT Wolfensohn's counsel and all of BT Wolfensohn's reasonable travel and other out-of-pocket expenses incurred in connection with the REIT Conversion or otherwise arising out of the retention of BT Wolfensohn under the Engagement Letter. Host has also agreed to indemnify BT Wolfensohn and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the REIT Conversion.

  BT Wolfensohn is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. One or more members of the BT Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Host or its affiliates for which it has received compensation. A member of the BT Group is the lead administrative agent for Host's $1.25 billion bank facility and was the co-administrative agent for Host's recent bond tender and subsequent $1.7 billion re-offering. The BT Group may actively trade securities of Host for its own account or the account of its customers and, accordingly, may from time to time hold a long or short position in such securities.

                            BUSINESS AND PROPERTIES

BUSINESS OF THE COMPANY

  Host REIT was organized as a Maryland corporation on September 28, 1998 by Host to succeed to and continue the business of Host upon consummation of the Merger of Host with and into Host REIT pursuant to the Agreement. Host REIT has conducted no business to date other than that incident to the Merger and the other transactions comprising the REIT Conversion and has no material assets or liabilities.

  Host REIT and the Operating Partnership have been formed primarily to continue, in an UPREIT structure, the full-service hotel ownership business currently conducted by Host. The primary business objectives of the Company will be to (i) achieve long-term sustainable growth in Funds From Operations (as defined below) and cash flow per share of Host REIT Common Stock, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets (primarily focusing on downtown hotels in core business districts in major metropolitan markets and select airport and resort/convention locations), (iv) develop and construct upscale and luxury full-service hotels and (v) potentially pursue other real estate investments. Host REIT will operate as a self-managed and self-administered REIT and its operations will be conducted solely through the Operating Partnership and its subsidiaries. Following the REIT Conversion, the Hotels are expected to consist of approximately 125 hotels, representing approximately 59,000 rooms, located throughout the United States and Canada.

  The Hotels will be generally operated under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names and managed by subsidiaries of Marriott International and other companies. These brand names are among the most respected and widely recognized brand names in the lodging industry. Subsequent to the REIT Conversion, the Hotels will be leased by the Company to the Lessees and will be managed on behalf of the Lessees by subsidiaries of Marriott International and other Managers.

  Host REIT will be the sole general partner of the Operating Partnership and will manage all aspects of the business of the Operating Partnership. This will include decisions with respect to (i) sales and purchases of hotels, (ii) the financing of the hotels, (iii) the leasing of the hotels and (iv) capital expenditures for the hotels (subject to the terms of the leases and the Management Agreements). Host REIT will be managed by its Board of Directors and will have no employees who are not also employees of the Operating Partnership.

  Under current federal income tax law, REITs are not permitted to derive revenues directly from the operations of hotels. Therefore, the Company will lease the Hotels, through its subsidiaries, to the Lessees under the Leases. See "--The Leases" below. The Lessees will pay rent to the Company generally equal to a specified Minimum Rent plus, to the extent it would exceed Minimum Rent, Percentage Rent. The Lessees will operate the Hotels pursuant to the Management Agreements with the Managers. Each of the Management Agreements provides for certain base and incentive management fees, plus reimbursement of certain costs, as further described below. See "--The Management Agreements." Such fees and cost reimbursements will be the obligation of the Lessees and not the Company (although the obligation to pay such fees could adversely affect the ability of the Lessees to pay the required rent to the Company).

  The Leases, through the Percentage Rent provisions, are designed to allow the Company to participate in any growth in room sales at the Hotels above specified levels, which management expects can be achieved through increases in room rates and occupancies. Although the economic trends affecting the hotel industry will be the major factor in generating growth in lease revenues, the abilities of the Lessees and the Managers will also have a material impact on future sales growth.

  In addition to external growth generated by new acquisitions, the Company intends to carefully and periodically review its portfolio to identify opportunities to selectively enhance existing assets to improve operating performance through major capital improvements. The Company's Leases will provide the Company with the right to approve and finance major capital improvements.

GENERAL

  The Company's primary focus is on the acquisition of upscale and luxury full-service hotel lodging properties. Since the beginning of 1994 through the date hereof, the Company has acquired 79 full-service hotels representing more than 36,000 rooms for an aggregate purchase price of approximately $3.9 billion. Based upon data provided by Smith Travel Research, the Company believes that its full-service hotels outperform the industry's average occupancy rate by a significant margin and averaged 78.4% occupancy for 1997 compared to a 71.1% average occupancy for competing hotels in the upscale and luxury full-service segment of the lodging industry, the segment which is most representative of the Company's full-service hotels.

  The upscale and luxury full-service segments of the lodging industry are benefiting from a favorable supply and demand relationship in the United States, especially in the principal sub-markets in which the Company operates, considering hotels of similar size and quality. Management believes that demand increases have primarily resulted from a strong domestic economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full-service segment has not similarly increased. Management believes that this slower increase in the supply growth rate in the full-service segment is attributable to many factors, including (i) the limited availability of attractive building sites for full-service hotels, (ii) the lack of available financing for new full-service hotel construction and (iii) the availability of existing full-service properties for sale at a discount to their replacement cost. The relatively high occupancy rates of the Company's hotels, along with increased demand for full-service hotel rooms, have allowed the Managers of the Company's hotels to increase average daily room rates by selectively raising room rates and by replacing certain discounted group business with higher-rate group and transient business. As a result, on a comparable basis, room revenue per available room ("REVPAR") for the Company's full-service properties increased approximately 12.6% in 1997. The Company expects this supply/demand imbalance in the upscale and luxury full-service segments to continue, which should result in improved REVPAR at its hotel properties in the near term; however, there can be no assurance that such supply/demand imbalance will continue or that REVPAR will continue to improve.

BUSINESS OBJECTIVES

  The Company's primary business objective is to increase its "Funds From Operations" or "FFO" (defined as net income (or loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures) per share of Host REIT Common Stock and cash flow and enhance its value by:

  . Acquiring additional existing upscale and luxury full-service hotels, including Marriott and Ritz-Carlton hotels and other hotels operated by leading management companies such as Four Seasons, Hyatt and Swissotel, which satisfy the Company's investment criteria, including entering into joint ventures when the Company believes its return on investment will be maximized by doing so.

  . Developing new upscale and luxury full-service hotels, including Marriott and Ritz-Carlton hotels and other hotels operated by leading management companies such as Four Seasons, Hyatt and Swissotel, which satisfy the Company's investment criteria, employing transaction structures which mitigate risk to the Company.

  . Participating in the growth in sales for each of the hotels through leases which provide for the payment of rent based upon the lessees' gross hotel sales in excess of specified thresholds.

  . Enhancing existing hotel operations by funding selective capital improvements which are designed to increase gross hotel sales.

BUSINESS STRATEGY

  The Company's primary business strategy is to continue to focus on maximizing the profitability of its existing full-service hotel portfolio and acquiring and, in limited cases, constructing, additional high quality, full-service hotel properties, including controlling interests in joint ventures, partnerships or other entities holding such hotel properties. Although competition for acquisitions has increased, the Company believes that the upscale and luxury full-service segments of the market offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including underperforming hotels which can be improved by conversion to the Marriott or Ritz-Carlton brands. The Company believes that the upscale and luxury full-service segments are very promising because:

  . There is a limited supply of new upscale and luxury full-service hotel rooms currently under construction in the sub-markets in which the Company operates. According to Smith Travel Research, from 1988 to 1991, upscale and luxury full-service room supply for the Company's competitive set increased an average of approximately 4% annually which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1% from 1992 through 1997. Furthermore, the lead time from conception to completion of construction of a full-service hotel is generally three to five years or more in the markets in which the Company is principally pursuing acquisitions, which management believes will contribute to the continued low growth of room supply relative to the growth of room demand in the upscale and luxury full-service segments through 2000.

  . Many desirable hotel properties continue to be held by inadvertent owners such as banks, insurance companies and other financial institutions, both domestic and international, which are motivated and willing sellers. In recent years, the Company has acquired a number of properties from inadvertent owners at significant discounts to replacement cost, including luxury hotels operating under the Ritz-Carlton brand. While in the Company's experience to date, these sellers have been primarily U.S. financial organizations, the Company believes that numerous international financial institutions are also inadvertent owners of U.S. lodging properties and have only recently begun to dispose of such properties. The Company expects that there will be increased opportunities to acquire lodging properties from international financial institutions and expects to dedicate significant resources to aggressively pursue these opportunities.

  . The Company believes that there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotel to the Marriott brand. Based upon data provided by Smith Travel Research, the Company believes that Marriott-flagged properties have consistently outperformed the industry. Demonstrating the strength of the Marriott brand name, the average occupancy rate for the Company's comparable full-service properties was 79.4%, compared to the average occupancy rate of 71.1% for competing upscale and luxury full-service hotels for 1997. In addition, the Company's comparable properties generated a 29% REVPAR premium over its competitive set. Accordingly, management anticipates that any additional full-service properties acquired by the Company in the future and converted from other brands to the Marriott brand should achieve higher occupancy rates and average room rates than has previously been the case for those properties as the properties begin to benefit from Marriott's brand name recognition, reservation system and group sales organization. The Company intends to pursue additional full-service hotel acquisitions, some of which may be conversion opportunities. Sixteen of the Company's 79 acquired full-service hotels from the beginning of 1994 through the date hereof were converted to the Marriott brand following their acquisition.

  . The Company intends to increase its pool of potential acquisition candidates by considering acquisitions of select non-Marriott and non-Ritz-Carlton hotels that offer long-term growth potential and are consistent with the overall quality of its current portfolio. The Company will focus on upscale and luxury full-service properties in difficult to duplicate locations with high barriers to entry, such as hotels located in downtown, airport and resort/convention locations, which are operated by quality managers. In April 1998, the Company reached a definitive agreement with the Blackstone Entities to acquire interests in twelve upscale and luxury full-service hotels and a mortgage loan secured by a thirteenth hotel in the U.S. and certain other assets in a transaction valued at the time of the agreement, including the assumption of debt. The Company expects to pay approximately $862 million in cash and assumed debt, issue approximately 43.7 million OP Units (based upon a negotiated value of $20.00 per OP Unit) and distribute up to 18% of the shares of Crestline common stock to the Blackstone Entities in exchange for the assets received from the Blackstone Entities. The Blackstone portfolio consists of two Ritz-Carltons, three Four Seasons (including one in which the Company's only interest will be a mortgage loan), one Grand Hyatt, three Hyatt Regencies and four Swissotel properties. See "--Blackstone Acquisition."

  The Company believes it is well qualified to pursue its acquisition and development strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring hotel assets.

  During 1997, the Company acquired, or purchased controlling interests in, 17 full-service hotels, containing 8,624 rooms, for an aggregate purchase price of approximately $765 million (including the assumption of approximately $418 million of debt). The Company also completed the acquisition of the 504-room New York Marriott Financial Center, following the acquisition of the mortgage on the hotel for $101 million in late 1996.

  The Company holds minority interests and serves as a general partner or limited partner in various partnerships that own, as of the date hereof, an aggregate of 240 hotel properties, 20 of which are full-service properties, managed or franchised by Marriott International. In 1997, the Company acquired, or obtained controlling interests in, five affiliated partnerships, adding 10 hotels to its portfolio. In January, the Company acquired a controlling interest in Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"). MHP owns the 1,503-room Marriott Orlando World Center and a 50.5% interest in the 624-room Marriott Harbor Beach Resort. In April, the Company acquired a controlling interest in the 353-room Hanover Marriott. In the fourth quarter, the Company acquired the Chesapeake Hotel Limited Partnership ("CHLP"). CHLP owns the 430-room Boston Marriott Newton; the 681-room Chicago Marriott O'Hare; the 595-room Denver Marriott Southeast; the 588-room Key Bridge Marriott in Virginia; the 479-room Minnesota Airport Marriott; and the 221-room Saddle Brook Marriott in New Jersey. In December 1997, the Company obtained a controlling interest in the partnership that owns the 884-room Marriott's Desert Springs Resort and Spa in California.

  In 1998, the Company acquired a controlling interest in the partnership that owns the Atlanta Marriott Marquis, containing 1,671 rooms, for approximately $239 million, including the assumption of approximately $164 million of mortgage debt. The Company also acquired a controlling interest in a partnership that owns three full-service hotels, containing a total of 1,029 rooms, for approximately $50 million and the outstanding interest in the 289-room Park Ridge Marriott in New Jersey for $24 million. More recently, the Company acquired the 281-room Ritz-Carlton, Phoenix for $75 million, the 397-room Ritz-Carlton in Tysons Corner, Virginia for $96 million and the 487-room Torrance Marriott for $52 million. In the third quarter of 1998, the Company acquired the 308-room Ritz-Carlton, Dearborn for approximately $65 million, the 336-room Ritz-Carlton, San Francisco for approximately $161 million and the 404-room Memphis Marriott (which was converted to the Marriott brand upon acquisition) for approximately $16 million. The Company is continually engaged in discussions with respect to other potential acquisition properties.

  In addition to investments in partnerships in which it already held minority interests, the Company has been successful in adding properties to its portfolio through partnership arrangements with either the seller of the property or the incoming managers (typically Marriott International or a Marriott franchisee). During 1997, the Company acquired interests in five such partnerships which owned five full-service hotels, including the 197-room Waterford Hotel in Oklahoma City, Oklahoma; the 404-room Norfolk Waterside Marriott in Norfolk, Virginia; the 380-room Hartford/Farmington Marriott near Farmington, Connecticut; the 380-room former Manhattan Beach Radisson Plaza in Manhattan Beach, California; and the 299-room Ontario Airport Marriott in Ontario, California. The Waterford Hotel and the Manhattan Beach Radisson Plaza have been converted to the Marriott brand. As discussed above, in 1998, the Company acquired a controlling interest in a partnership that owns three hotels: the 359-room Albany Marriott in New York; the 350-room San Diego Marriott Mission Valley in California; and the 320-room Minneapolis Marriott Southwest in Minnesota. The Company has the financial flexibility and, due to its existing partnership investment portfolio, the administrative infrastructure in place to accommodate such arrangements. The Company views this ability as a competitive advantage and expects to enter into similar arrangements to acquire additional properties in the future.

  The Company believes there is a significant opportunity to acquire additional Ritz-Carlton hotels due to the Company's relationship with Marriott International and due to the number of Ritz-Carlton brand hotels currently owned by inadvertent owners. The Company also intends to purchase upscale and luxury full-service hotels with the intention of converting them to the Ritz-Carlton brand.

  The Company currently owns six international properties, with 2,550 rooms, located in Canada and Mexico. The overbuilding and economic stress currently being experienced in some European and Pacific Rim countries may eventually lead to additional international acquisition opportunities. The Company will acquire international properties only when such acquisitions achieve satisfactory returns after adjustments for currency and country risks.

  In addition to acquisitions, the Company plans to selectively develop new upscale and luxury full-service hotels in major urban markets and convention/resort locations with strong growth prospects, unique or difficult to duplicate sites, high barriers to entry for other new hotels and limited new supply. The Company intends to target only development projects that show promise of providing financial returns that represent a premium to acquisitions. In 1997, the Company announced that it will develop the 717-room Tampa Convention Center Marriott for $104 million, including a $16 million subsidy provided by the City of Tampa.

  The Company may also expand certain existing hotel properties where strong performance and market demand exists. Expansions to existing properties creates a lower risk to the Company as the success of the market is generally known and development time is significantly shorter than new construction. The Company recently committed to add approximately 500 rooms and an additional 15,000 square feet of meeting space to the 1,503-room Marriott Orlando World Center.

HOTEL LODGING INDUSTRY

  The upscale and luxury full-service segments of the lodging industry continue to benefit from a favorable cyclical imbalance in the supply/demand relationship in which room demand growth has exceeded supply growth, which has remained fairly limited. The lodging industry posted strong gains in revenues and profits in 1997, as demand growth continued to outpace additions to supply. The Company believes that upscale and luxury full-service hotel room supply growth will remain limited through at least 1998. Accordingly, the Company believes this supply/demand imbalance will result in improving occupancy and room rates which should result in improved REVPAR and operating profit.

  Following a period of significant overbuilding in the mid-to-late 1980s, the lodging industry experienced a severe downturn. Since 1991, new hotel construction, excluding casino-related construction, has been modest and largely offset by the number of rooms taken out of service each year. Due to an increase in travel and an improving economy, hotel occupancy has grown steadily over the past several years and room rates have improved. The Company believes that room demand for upscale and luxury full-service properties will continue to grow at approximately the rate of inflation (approximately 3% for 1998). Increased room demand should result in increased hotel occupancy and room rates. According to Smith Travel Research, upscale and luxury full-service occupancy for the Company and its competitive set grew in 1997 to 72.5% from 72.2% in 1996, while room rate growth continued to exceed inflation. While room demand has been rising, new hotel supply growth has been minimal. Smith Travel Research data shows that upscale and luxury full-service room supply increased an average of only 1% annually from 1991 through 1997. According to Coopers & Lybrand, L.L.P., hotel supply in the upscale and luxury full-service segment is expected to grow annually at 1.8% to 1.9% through 1998. The increase in room demand and minimal growth in new hotel supply has also led to increased room rates. The Company believes that these recent trends will continue, with overall occupancy changing slightly and room rates increasing at more than one and one-half times the rate of inflation in 1998.

  While the supply/demand relationship has generally remained favorable in the upper upscale and luxury markets in which the Company's properties operate, a number of new construction projects have been announced or commenced in 1998, particularly in suburban and smaller metropolitan markets where the Company does not have a significant presence. This growth in new supply, together with slowing demand growth, have served to reduce the rate of REVPAR growth at the Company's properties from year earlier growth rates. In part, as a reaction to a concern regarding the potential for lodging industry overbuilding as well as general economic concerns which have been heightened by the Asian crisis and other factors, the availability of capital to the lodging industry has diminished greatly in the second half of 1998. While this condition is having a favorable effect by curtailing construction of a number of potentially competing hotel projects, it is also limiting the Company's ability to grow through acquisitions.

  The lodging industry is cyclical with operating results correlated highly to the Gross Domestic Product ("GDP"). During recent months, a number of investment banks and economists have substantially reduced their estimates of growth in GDP through 1999. Should such estimates of diminished GDP growth prove accurate, the Company believes that REVPAR growth would be substantially reduced at its properties.

  As a result of the overbuilding in the mid-to-late 1980s, many full-service hotels have not performed as originally planned. Cash flow has often not covered debt service requirements, causing lenders (e.g., banks, insurance companies and savings and loans) to foreclose and become "inadvertent owners" who are motivated to sell these assets. In the Company's experience to date, these sellers have been primarily U.S. financial organizations. The Company believes that numerous international financial institutions are also inadvertent owners of lodging properties and expects there will be increased opportunities to acquire lodging properties from international financial institutions. While the interest of inadvertent owners to sell has created attractive acquisition opportunities with strong current yields, the lack of supply growth and increasing room night demand should contribute to higher long-term returns on invested capital. Given the relatively long lead time to develop urban, convention and resort hotels, as well as the lack of project financing, management believes the growth in room supply in this segment will be limited, at least until the year 2000.

HOTEL LODGING PROPERTIES

  The Company's lodging portfolio consists of 104 upscale and luxury full-service hotels with over 50,000 rooms. The Company's hotel lodging properties represent quality assets in the upscale and luxury full-service lodging segments. All but three of the Company's hotel properties are currently operated under the Marriott or Ritz-Carlton brand names.

  The following tables set forth certain information with respect to the operations of the Hotels to be owned by the Company following the REIT Conversion on a historical and pro forma basis for fiscal year 1997 and for the First Three Quarters 1998.

                                                                  FISCAL YEAR 1997
                                                     -------------------------------------------
                                                                               AVERAGE
PARTNERSHIP               NO. OF HOTELS NO. OF ROOMS HOTEL REVENUES OCCUPANCY DAILY RATE REVPAR
-----------               ------------- ------------ -------------- --------- ---------- -------
                                                      (IN THOUSANDS)
Atlanta Marquis(1)(2)...         1          1,671      $   85,397     69.8%    $127.36   $ 88.95
Chicago Suites(2).......         1            256           6,568     83.2      146.83    122.14
Desert Springs(2)(3)....         1            884          33,369     73.0      169.55    123.77
Hanover(2)..............         1            353           6,735     80.8      123.55     99.82
MDAH(2).................         6          1,692          26,699     76.4      102.97     78.63
MHP(2)(4)...............         2          2,127          75,211     80.3      155.44    124.84
MHP2(2)(5)..............         4          3,411          69,014     80.7      133.75    107.91
PHLP(2)(6)..............         8          3,181          50,323     78.5      105.21     82.63
Blackstone Hotels.......        12          5,520         147,524     72.8      166.72    121.33
Host (historical)(7)....        95         45,718         946,726     78.4      133.74    104.84
Host (pro forma)(7)(8)..       127         59,118       3,601,866     77.7      132.73    103.09
                                                FIRST THREE QUARTERS 1998
                          ----------------------------------------------------------------------
                                                                               AVERAGE
PARTNERSHIP               NO. OF HOTELS NO. OF ROOMS HOTEL REVENUES OCCUPANCY DAILY RATE REVPAR
-----------               ------------- ------------ -------------- --------- ---------- -------
                                                      (IN THOUSANDS)
Atlanta Marquis(1)(2)...         1          1,671      $   58,625     68.9     $131.43   $ 90.51
Chicago Suites(2).......         1            256           5,120     83.5      159.34    132.98
Desert Springs(2)(3)....         1            884          80,334     75.9      182.77    138.63
Hanover(2)..............         1            353           5,238     75.7      138.41    104.81
MDAH(2).................         6          1,692          26,351     76.6      113.82     87.20
MHP(2)(4)...............         2          2,127          61,245     83.3      161.15    134.17
MHP2(2)(5)..............         4          3,411          29,513     83.7      150.16    125.76
PHLP(2)(6)..............         8          3,181          37,238     79.3      112.28     89.01
Blackstone Hotels.......        12          5,520         327,885     74.2      176.17    130.77
Host (historical)(7)....       101         49,019         921,864     79.1      139.48    110.33
Host (pro forma)(7)(8)..       127         59,118       2,665,023     78.4      141.61    111.05

--------
(1) Atlanta Marquis has an 80% residual interest in the Atlanta Marriott Marquis Hotel. Revenues represents sales generated by the Hotel.

(2) Partnership is participating in the Consent Solicitation.

(3) Subsequent to November 25, 1997, revenues reflect gross hotel sales. Prior to that date, revenues reflected hotel rental income.

(4) Includes Marriott's Harbor Beach Resort, in which MHP owns a 50.5% interest.

(5) Includes the Santa Clara Marriott, in which MHP2 owns a 50% interest and Host owns the remaining 50% interest.

(6) Includes the Tampa Westshore Marriott and the Raleigh Crabtree Marriott, which are currently consolidated by Host. A subsidiary of Host provided 100% nonrecourse financing totaling approximately $35 million to PHLP, in which Host owns the sole general partner interest, for the acquisition of these two hotels.

(7) Includes the hotels owned by Desert Springs, Hanover, MHP and MHP2 for both fiscal year 1997 and First Three Quarters 1998 and Atlanta Marquis for First Three Quarters 1998 because the Company owned a controlling interest in such Partnerships for the periods indicated. Such Partnerships are part of the Partnership Mergers (if and to the extent consummated).

(8) Includes the hotels owned by all Partnerships and Private Partnerships and the Blackstone Hotels, assuming the Full Participation Scenario (i.e., the transactions comprising the REIT Conversion, including the Blackstone Acquisition, occur, all Partnerships participate in the Partnership Mergers and no shares of Host REIT Common Stock or Notes are issued in the Partnership Mergers).

  One commonly used indicator of market performance for hotels is room revenue per available room, or REVPAR, which measures daily room revenues generated on a per room basis. This does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved. The Company has reported annual increases in REVPAR since 1993.

  To maintain the overall quality of the Company's lodging properties, each property undergoes refurbishments and capital improvements on a regularly scheduled basis. Typically, refurbishing has been provided at intervals of five years, based on an annual review of the condition of each property. For the First Three Quarters 1998, First Three Quarters 1997, fiscal years 1997, 1996 and 1995, the Company spent $113 million, $86 million, $131 million, $87 million and $56 million, respectively, on capital improvements to existing properties. As a result of these expenditures, the Company will be able to maintain high quality rooms at its properties.

  The Company's hotels average nearly 500 rooms. Twelve of the Company's hotels have more than 750 rooms. Hotel facilities typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities. The Company's hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort convention locations throughout the United States. The properties are generally well situated in locations where there are significant barriers to entry by competitors including downtown areas of major metropolitan cities at airports and resort/convention locations where there are limited or no development sites. Marriott International serves as the manager for 88 of the 104 hotels owned by the Company and all but three are part of Marriott International's full-service hotel system. The average age of the properties is 15 years, although several of the properties have had substantial, more recent renovations or major additions. In 1997, for example, the Company substantially completed a two-year $30 million capital improvement program at the New York Marriott Marquis which included renovations to all guestrooms, refurbishment of ballrooms, restaurant updates and retail additions. In early 1998, the Company completed a $15 million capital improvement program at the Denver Marriott Tech Center. The program included replacement of guestroom interiors, remodeling of the lobby, ballroom, meeting rooms and corridors, as well as renovations to the exterior of the building.

  The chart below sets forth performance information for the Company's comparable hotels:

                                       FIRST THREE QUARTERS      FISCAL YEAR
                                       ----------------------  ----------------
                                          1998        1997      1997     1996
                                       ----------  ----------  -------  -------
COMPARABLE FULL-SERVICE HOTELS(1)
Number of properties..................         78          78       54       54
Number of rooms.......................     38,589      38,589   27,074   27,044
Average daily rate.................... $   141.68  $   131.51  $134.49  $121.58
Occupancy percentage..................       79.9%       79.8%    79.4%    78.0%
REVPAR................................ $   113.27  $   105.00  $106.76  $ 94.84
REVPAR % change.......................        7.9%        --      12.6%     --

--------

(1) Consists of the 78 properties owned by the Company for the entire First Three Quarters 1998 and First Three Quarters 1997, respectively, and the 54 properties owned by the Company for the entire 1997 and 1996 fiscal years, respectively, except for the 85-room Sacramento property, which is operated as an independent hotel. These properties, for the respective periods, represent the "comparable properties." Properties held for less than all of the periods discussed above, respectively, are not considered comparable.

  The chart below sets forth certain performance information for the Company's hotels:

                             FIRST THREE QUARTERS          FISCAL YEAR
                             ----------------------  -------------------------
                                1998        1997      1997     1996     1995
                             ----------  ----------  -------  -------  -------
Number of properties........        104          86       95       79       55
Number of rooms.............     50,064      41,171   45,718   37,210   25,932
Average daily rate(1)....... $   139.48  $   132.14  $133.74  $119.94  $110.30
Occupancy percentage(1).....       79.1%       79.9%    78.4%    77.3%    75.5%
REVPAR(1)................... $   110.33  $   105.57  $104.84  $ 92.71  $ 83.32

--------
(1) Excludes the information related to the 85-room Sacramento property, which is operated as an independent hotel.

  Revenues in 1997 for nearly all of the Company's hotels were improved or comparable to 1996. This improvement was achieved through steady increases in customer demand, as well as yield management techniques applied by the manager to maximize REVPAR on a property-by-property basis. REVPAR for comparable properties increased 12.6% for fiscal year 1997 as average room rates increased almost 11% and average occupancy increased over one percentage point. Overall, this resulted in outstanding sales growth. Sales expanded at a 9% rate for comparable hotels and house profit margins increased by over two percentage points. REVPAR in 1997 for all of the Company's properties (including both comparable and non-comparable properties) increased 12.9% as average room rates increased over 11% and average occupancy increased over one percentage point. For the First Three Quarters 1998, REVPAR for comparable properties increased 7.9% as average room rates increased nearly 8% and average occupancy had no change. Sales for the First Three Quarters 1998 expanded at an 8% rate for comparable hotels and the house profit margin increased by one percentage point. REVPAR for the First Three Quarters of 1998 for all of the Company's properties increased 4.5% as average room rates increased nearly 6% and average occupancy decreased over one percentage point. The Company believes that its hotels consistently outperform the industry's average REVPAR growth rates. The relatively high occupancy rates of the Company's hotels, along with increased demand for upscale and luxury full-service hotel rooms, allowed the managers of the Company's hotels to increase average room rates by selectively raising room rates and replacing certain discounted group business with higher-rate group and transient business. The Company believes that these favorable REVPAR growth trends should continue due to the limited new construction of full-service properties and the expected improvements from the conversion of seven properties to the Marriott brand in 1996 and 1997.

  A number of the Company's full-service hotel acquisitions were converted to the Marriott brand upon acquisition--most recently the Coronado Island Marriott Resort and the Manhattan Beach Marriott were converted in the second half of 1997. The conversion of these properties to the Marriott brand is intended to increase occupancy and room rates as a result of Marriott International's nationwide marketing and reservation systems, its Marriott Rewards program, group sales force, as well as customer recognition of the Marriott brand name. The Marriott brand name has consistently delivered occupancy and REVPAR premiums over other brands. Based upon data provided by Smith Travel Research, the Company's comparable properties have an eight percentage point occupancy premium and a 29% REVPAR premium over its competitive set for 1997. The Company actively manages the conversions and, in many cases, has worked closely with the manager to selectively invest in enhancements to the physical product to make the property more attractive to guests or more efficient to operate. The invested capital with respect to these properties is primarily used for the improvement of common areas, as well as upgrading soft and hard goods (i.e., carpets, drapes, paint, furniture and additional amenities). The conversion process typically causes periods of disruption to these properties as selected rooms and common areas are temporarily taken out of service. Historically, the conversion properties have shown improvements as the benefits of Marriott International's marketing and reservation programs, group sales force and customer service initiatives take hold. In addition, these properties have generally been integrated into Marriott International's systems covering purchasing and distribution, insurance, telecommunications and payroll processing.

  Following the REIT Conversion, the Lessees and the Managers will continue to focus on cost control in an attempt to ensure that hotel sales increases serve to maximize house and operating profit. While control of fixed costs serves to improve profit margins as hotel sales increase, it also results in more properties reaching financial performance levels that allow the Managers to share in the growth of profits in the form of incentive management fees. The Company believes this is a positive development as it strengthens the alignment of the Company's, the Lessees' and the Managers' interests.

  During 1996, the Company completed its divestiture of limited service properties through the sale and leaseback of 16 Courtyard and 18 Residence Inn properties. These properties, along with 37 Courtyard properties sold and leased back during 1995, continue to be reflected in the Company's revenues and are managed by Marriott International under long-term management agreements. Following the REIT Conversion, these properties will be subleased to a subsidiary of Crestline. During 1997, limited service properties represented 2% of the Company's hotel EBITDA, compared to 5% in 1996, and the Company expects this percentage to continue to decrease as the Company continues to acquire primarily full-service properties.

  The following table presents full-service hotel information by geographic region for fiscal year 1997:

                                                                        AGGREGATE
                                   AVERAGE                              COMPLETED
                                    NUMBER            AVERAGE           RENOVATION
                          NUMBER   OF GUEST  AVERAGE   DAILY           EXPENDITURES
GEOGRAPHIC REGION        OF HOTELS  ROOMS   OCCUPANCY  RATE   REVPAR  (IN THOUSANDS)
-----------------        --------- -------- --------- ------- ------- --------------
Atlanta.................      7      441      76.5%   $131.69 $100.74    $ 4,115
Florida.................     11      511      80.9     131.78  106.64     14,007
Mid-Atlantic............     12      364      76.1     111.71   85.00      3,477
Midwest.................     10      418      74.3     107.65   79.99      2,751
New York................     10      708      84.7     173.85  147.22     15,232
Northeast...............      7      367      75.2      96.75   72.72      9,260
South Central...........     15      525      76.5     120.81   92.39     15,190
Western.................     21      519      79.5     140.07  111.39     19,806
Latin America...........      2      436      62.7     129.54   81.17        290
  Average-all regions...    --       485      78.4     133.74  104.84        --

HOTEL PROPERTIES

  The following table sets forth, as of November 6, 1998, the location and number of rooms relating to each of the Company's hotels. All of the properties are operated under Marriott brands by Marriott International, unless otherwise indicated.

LOCATION                                                                   ROOMS
--------                                                                   -----
Alabama
 Grand Hotel Resort and Golf Club.........................................   306
Arizona
 Scottsdale Suites........................................................   251
 The Ritz-Carlton, Phoenix (1)............................................   281
California
 Coronado Island Resort (2)(6)............................................   300
 Costa Mesa Suites........................................................   253
 Desert Springs Resort and Spa (3)(4).....................................   884
 Manhattan Beach (5)(6)...................................................   380
 Marina Beach (6).........................................................   368
 Newport Beach............................................................   570
 Newport Beach Suites.....................................................   250
 Ontario Airport (7)......................................................   299
 Sacramento Airport (6)(8)................................................    85
 San Diego Marriott Hotel and Marina (6).................................. 1,355
 San Diego Mission Valley (9).............................................   350
 San Francisco Airport....................................................   684
 San Francisco Fisherman's Wharf (10).....................................   285
 San Francisco Moscone Center (6)......................................... 1,498
 San Ramon (6)............................................................   368
 Santa Clara (6)..........................................................   754
 The Ritz-Carlton, Marina del Rey (1)(6)(11)..............................   306
 The Ritz-Carlton, San Francisco (1)......................................   336
 Torrance.................................................................   487
Colorado
 Denver Southeast (6)(12).................................................   595
 Denver Tech Center.......................................................   625
 Denver West (6)..........................................................   307
 Marriott's Mountain Resort at Vail.......................................   349
Connecticut
 Hartford/Farmington......................................................   380
 Hartford/Rocky Hill (6)..................................................   251
Florida
 Fort Lauderdale Marina...................................................   580
 Harbor Beach Resort (3)(4)(6)............................................   624
 Jacksonville (6)(9)......................................................   256
 Miami Airport (6)........................................................   782
 Orlando World Center (3)(4).............................................. 1,503
 Palm Beach Gardens (6)(10)...............................................   279
 Singer Island (Holiday Inn) (8)..........................................   222
 Tampa Airport (6)........................................................   295
 Tampa Westshore (6)(13)..................................................   309
 The Ritz-Carlton, Naples (1).............................................   463
Georgia
 Atlanta Marriott Marquis (3)(4).......................................... 1,671
 Atlanta Midtown Suites (6)...............................................   254
 Atlanta Norcross.........................................................   222
 Atlanta Northwest........................................................   400
 Atlanta Perimeter (6)....................................................   400
 JW Marriott Hotel at Lenox (6)...........................................   371
 The Ritz-Carlton, Atlanta (1)............................................   447
 The Ritz-Carlton, Buckhead (1)...........................................   553
Illinois
 Chicago/Deerfield Suites.................................................   248
 Chicago/Downers Grove Suites.............................................   254

LOCATION                                                                   ROOMS
--------                                                                   -----
 Chicago/Downtown Courtyard...............................................   334
 Chicago O'Hare (6)(12)...................................................   681
Indiana
 South Bend (6)...........................................................   300
Louisiana
 New Orleans (4).......................................................... 1,290
Maryland
 Bethesda (6).............................................................   407
 Gaithersburg/Washingtonian Center........................................   284
Massachusetts
 Boston/Newton (3)........................................................   430
Michigan
 Detroit Romulus..........................................................   245
 The Ritz Carlton, Dearborn (1)...........................................   306
Minnesota
 Minneapolis/Bloomington (12).............................................   479
 Minneapolis City Center (6)..............................................   583
 Minneapolis Southwest (9)................................................   320
Missouri
 Kansas City Airport (6)..................................................   382
 St. Louis Pavilion (6)...................................................   672
New Hampshire
 Nashua...................................................................   251
New Jersey
 Hanover (3)(4)...........................................................   353
 Newark Airport (6).......................................................   590
 Park Ridge (6)...........................................................   289
 Saddle Brook (6)(12).....................................................   221
New York
 Albany (9)...............................................................   359
 New York Marriott Financial Center (14)..................................   504
 New York Marriott Marquis (6)............................................ 1,911
 Marriott World Trade Center (6)..........................................   820
North Carolina
 Charlotte Executive Park (10)............................................   298
 Raleigh Crabtree Valley (13).............................................   375
Oklahoma
 Oklahoma City............................................................   354
 Oklahoma City Waterford (5)..............................................   197
Oregon
 Portland.................................................................   503
Pennsylvania
 Philadelphia (Convention Center) (6)..................................... 1,200
 Philadelphia Airport (6).................................................   419
 Pittsburgh City Center (6)(10)...........................................   400
Tennessee
 Memphis (2)(6)...........................................................   404
Texas
 Dallas/Fort Worth........................................................   492
 Dallas Quorum (6)........................................................   547
 El Paso (6)..............................................................   296
 Houston Airport (6)......................................................   566
 JW Marriott Houston (6)..................................................   503

LOCATION                                                                  ROOMS
--------                                                                  ------
 Plaza San Antonio (6)(10)..............................................     252
 San Antonio Rivercenter (4)(6).........................................     999
 San Antonio Riverwalk (6)..............................................     500
Utah
 Salt Lake City (6).....................................................     510
Virginia
 Dulles Airport (6).....................................................     370
 Key Bridge (6)(12).....................................................     588
 Norfolk Waterside (6)(7)...............................................     404
 Pentagon City Residence Inn............................................     300
 The Ritz-Carlton, Tysons Corner (6)....................................     397
 Washington Dulles Suites...............................................     254
 Westfields.............................................................     335
 Williamsburg...........................................................     295
Washington, D.C.
 Washington Metro Center................................................     456
Canada
 Calgary................................................................     380
 Toronto Airport (15)...................................................     423
 Toronto Eaton Centre (6)...............................................     459
 Toronto Delta Meadowvale (8)...........................................     374
Mexico
 Mexico City Airport (15)...............................................     600
 JW Marriott Hotel, Mexico City (15)....................................     314
                                                                          ------
 TOTAL..................................................................  50,067
                                                                          ======

  Properties that are currently not consolidated by Host and are subject to the Partnership Mergers ("MDAH" refers to Marriott Diversified America Hotels, L.P., a Delaware limited partnership; "Chicago Suites" refers to Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership; and "PHLP" refers to Potomac Hotel Limited Partnership, a Delaware limited partnership):

HOTEL                                                       STATE          ROOMS
-----                                                       -----          -----
MDAH
 Fairview Park (6)......................................... Virginia        395
 Dayton.................................................... Ohio            399
 Research Triangle Park.................................... North Carolina  224
 Detroit Marriott Southfield............................... Michigan        226

HOTEL                                                       STATE          ROOMS
-----                                                       -----          -----
 Detroit Marriott Livonia.................................. Michigan         224
 Fullerton (6)............................................. California       224
                                                                           -----
                                                                           1,692
                                                                           -----
Chicago Suites
 Marriott O'Hare Suites (6)................................ Illinois         256
                                                                           -----
PHLP
 Albuquerque (6)........................................... New Mexico       411
 Greensboro-High Point (6)................................. North Carolina   299
 Houston Medical Center (6)................................ Texas            386
 Miami Biscayne Bay (6).................................... Florida          605
 Marriott Mountain Shadows Resort.......................... Arizona          337
 Seattle SeaTac Airport.................................... Washington       459
                                                                           -----
                                                                           2,497
                                                                           -----
 TOTAL.................................................................... 4,445
                                                                           =====

  Properties that are included in the Blackstone portfolio are as follows:

HOTEL                                                       STATE         ROOMS
-----                                                       -----         -----
Four Seasons, Atlanta (8).................................. Georgia         246
Four Seasons, Philadelphia (8)............................. Pennsylvania    365
Grand Hyatt, Atlanta (8)................................... Georgia         439
Hyatt Regency, Burlingame (8).............................. California      793
Hyatt Regency, Cambridge (8)............................... Massachusetts   469
Hyatt Regency, Reston (8).................................. Virginia        514
Swissotel, Atlanta (8)..................................... Georgia         348
Swissotel, Boston (8)...................................... Massachusetts   498
Swissotel, Chicago (8)..................................... Illinois        630
The Drake (Swissotel), New York (8)........................ New York        494
The Ritz-Carlton, Amelia Island (1)........................ Florida         449
The Ritz-Carlton, Boston (1)............................... Massachusetts   275
                                                                          -----
 TOTAL................................................................... 5,520
                                                                          =====

--------
 (1) Property is operated as a Ritz-Carlton. The Ritz-Carlton Hotel Company, L.L.C. manages the property and is wholly owned by Marriott International.
 (2) This property was acquired by the Company and converted to the Marriott brand in 1997 or 1998.
 (3) The Company acquired a controlling interest in the partnership that owns this property in 1997 or 1998. The Company previously owned a general partner interest in the partnership.
 (4) Property is held within a partnership and is currently consolidated by Host.
 (5) The Company acquired a controlling interest in the newly-formed partnership that owns this property in 1997. The property was converted to the Marriott brand and is operated as a Marriott franchised property.
 (6) The land on which the hotel is built is leased under one or more long-term lease agreements.
 (7) The Company acquired a controlling interest in the newly-formed partnership that owns this property in 1997. The property is operated as a Marriott franchised property.
 (8) Property is not operated under the Marriott brand and is not managed by Marriott International.
 (9) The Company acquired a controlling interest in the partnership that owns this property in 1998. The property will be operated as a Marriott franchised property.
(10) Property is operated as a Marriott franchised property.
(11) Property was acquired by the Company in 1997.
(12) The Company acquired the partnership that owns this property in 1997. The Company previously owned a general partner interest in the partnership.

(13) Property is owned by PHLP. A subsidiary of the Company provided 100% nonrecourse financing totaling approximately $35 million to PHLP, in which the Company owns the sole general partner interest, for the acquisition of these two hotels. The Company consolidates these properties in the accompanying financial statements.
(14) The Company completed the acquisition of this property in early 1997. The Company previously had purchased the mortgage loan secured by the hotel in late 1996.
(15) Property will be transferred to the Non-Controlled Subsidiary in conjunction with the REIT Conversion and no longer consolidated by the Company.

1998 ACQUISITIONS

  In January 1998, the Company acquired an additional interest in Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership, which owns an interest in the 1,671-room Atlanta Marriott Marquis Hotel, for approximately $239 million, including the assumption of approximately $164 million of mortgage debt. The Company previously owned a 1.3% general and limited partnership interest. In March 1998, the Company acquired a controlling interest in the partnership that owns three hotels: the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. In the second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for $24 million. The Company previously owned a 1% managing general partner interest and a note receivable interest in such partnership. In addition, the Company acquired the 281-room Ritz-Carlton, Phoenix for $75 million, the 397-room Ritz-Carlton in Tysons Corner, Virginia for $96 million and the 487-room Torrance Marriott near Los Angeles, California for $52 million. In the third quarter of 1998, the Company acquired the 308-room Ritz-Carlton, Dearborn for approximately $65 million, the 336-room Ritz-Carlton, San Francisco for approximately $161 million and the 404-room Memphis Crowne Plaza (which was converted to the Marriott brand upon acquisition) for approximately $16 million. In April 1998, the Company, through the Operating Partnership, entered into an agreement to acquire certain assets from various affiliates of The Blackstone Group. See "--Blackstone Acquisition."

BLACKSTONE ACQUISITION

  In April 1998, the Company reached a definitive agreement with the Blackstone Entities to acquire ownership of, or controlling interests in, twelve hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, the Company will acquire a 25% interest in Swisshotel Management (USA) L.L.C., which operates five Swisshotel hotels in the United States, from the Blackstone Entities, which the Company will transfer to Crestline in connection with the Initial E&P Distribution of Crestline common stock to the Company's stockholders and the Blackstone Entities. If the Blackstone Acquisition is consummated, the Operating Partnership expects to issue approximately 43.7 million OP Units (based upon a negotiated value of $20.00 per OP Unit), assume debt and make cash payments totaling approximately $862 million and distribute up to 18% of the shares of Crestline common stock and other consideration to the Blackstone Entities. The consideration received by the Blackstone Entities was determined through negotiations between the Company and Blackstone and was not based upon appraisals of the assets. Each OP Unit will be exchangeable for one share of Host REIT Common Stock (or its cash equivalent, at the Company's election). Upon completion of the Blackstone Acquisition and the REIT Conversion, the Blackstone Entities will own approximately 16% of the outstanding OP Units. John G. Schreiber, co-chairman of the Blackstone Real Estate Partners' investment committee, has joined the Board of Directors of the Company.

  The Blackstone portfolio is one of the premier collections of hotel real estate properties. It includes: The Ritz-Carlton, Amelia Island (449 rooms); The Ritz-Carlton, Boston (275 rooms); Hyatt Regency Burlingame at San Francisco Airport (793 rooms); Hyatt Regency Cambridge, Boston (469 rooms); Hyatt Regency Reston, Virginia (514 rooms); Grand Hyatt Atlanta (439 rooms); Four Seasons Philadelphia (365 rooms); Four Seasons Atlanta (246 rooms); The Drake (Swissotel) New York (494 rooms); Swissotel Chicago (630 rooms); Swissotel Boston (498 rooms) and Swissotel Atlanta (348 rooms). Additionally, the transaction includes: the first mortgage loan on the Four Seasons Beverly Hills (285 rooms); two office buildings in Atlanta--the offices at The Grand (97,879 sq. ft.) and the offices at the Swissotel (67,110 sq. ft.); and a 25% interest in the Swissotel U.S. management company (which will be transferred to Crestline).

  At the closing of the Blackstone Acquisition, the Blackstone portfolio will be contributed to the Company and its hotels will be leased to subsidiaries of Crestline and will continue to be managed on behalf of the Lessees under their existing management agreements. The Company's acquisition of the Blackstone portfolio is subject to certain conditions, including the REIT Conversion being consummated by March 31, 1999 and Host REIT qualifying as a REIT for 1999 (which condition may not be satisfied if the REIT Conversion is not completed prior to January 1, 1999).

INVESTMENTS IN AFFILIATED PARTNERSHIPS

  The Company and certain of its subsidiaries also manage the Company's partnership investments and conduct the partnership services business. As such, as of the date hereof, the Company and/or its subsidiaries own an investment in, and generally serve as a general partner or managing general partner for, 18 unconsolidated partnerships which collectively own 20 Marriott full-service hotels, 120 Courtyard hotels, 50 Residence Inns and 50 Fairfield Inns. In addition, the Company holds notes receivable (net of reserves) from partnerships totaling approximately $23 million at January 2, 1998. Thirteen of the 20 full-service hotels owned by the unconsolidated partnerships will be acquired by the Company in connection with the REIT Conversion.

  As the managing general partner of these partnerships, the Company and its subsidiaries are responsible for the day-to-day management of partnership operations, which includes payment of partnership obligations from partnership funds, preparation of financial reports and tax returns and communications with lenders, limited partners and regulatory bodies. The Company or its subsidiaries are reimbursed for the cost of providing these services subject to limitations in certain cases.

  Hotel properties owned by the unconsolidated partnerships generally were acquired from the Company or its subsidiaries in connection with limited partnership offerings. These hotel properties are currently operated under management agreements with Marriott International. As the managing general partner of such partnerships, the Company or its subsidiaries oversee and monitor Marriott International's performance pursuant to these agreements.

  The Company's interests in these partnerships range from 1% to 50%. Cash distributions provided from these partnerships are tied to the overall performance of the underlying properties and the overall level of debt owed by the partnership. Partnership distributions to the Company were $1 million for the First Two Quarters 1998, $4 million for the First Two Quarters 1997, $5 million in each of 1997 and 1996 and $3 million in 1995. All partnership debt is nonrecourse to the Company and its subsidiaries, except that the Company is contingently liable under various guarantees of debt obligations of certain of these partnerships. Such commitments are limited in the aggregate to $60 million at January 2, 1998. Subsequent to year-end, such maximum commitments were reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the Atlanta Marriott Marquis. In most cases, fundings of such guarantees represent loans to the respective partnerships.

MARKETING

  As of the date hereof, 88 of the Company's 104 hotel properties are managed by Marriott International as Marriott or Ritz-Carlton brand hotels. Thirteen of the 16 remaining hotels are operated as Marriott brand hotels under franchise agreements with Marriott International. The Company believes that these Marriott-managed and franchised properties will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel system. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of the strong customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates. Repeat guest business in the Marriott hotel system is enhanced by the Marriott Rewards program, which expanded the previous Marriott Honored Guest Awards program. Marriott Rewards membership includes more than 7.5 million members.

  The Marriott reservation system provides Marriott reservation agents complete descriptions of the rooms available for sale and up-to-date rate information from the properties. The reservation system also features connectivity to airline reservation systems, providing travel agents with access to available rooms inventory for all Marriott and Ritz-Carlton lodging properties. In addition, software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott or Ritz-Carlton brand property with available rooms when a caller's first choice is fully occupied.

COMPETITION

  The Company's hotels compete with several other major lodging brands in each segment in which they operate. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. Although the competitive position of each of the Company's hotel properties differs from market to market, the Company believes that its properties compare favorably to their competitive set in the markets in which they operate on the basis of these factors. The following table presents key participants in segments of the lodging industry in which the Company competes:

                SEGMENT                       REPRESENTATIVE PARTICIPANTS
                -------                       ---------------------------
  Luxury Full-Service................. Ritz-Carlton; Four Seasons
  Upscale Full-Service................ Crowne Plaza; Doubletree; Hyatt; Hilton;
                                       Marriott Hotels, Resorts andSuites;
                                       Radisson; Red Lion; Sheraton; Swissotel;
                                       Westin; Wyndham

RELATIONSHIP WITH HM SERVICES

  On December 29, 1995, the Company distributed to its stockholders through a special dividend (the "HMS Special Dividend") all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a direct, wholly-owned subsidiary of the Company which, as of the date of the HMS Special Dividend, owned and operated the food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions. The HMS Special Dividend provided Company stockholders with one share of common stock of HM Services for every five shares of Company common stock held by such stockholders on the record date of December 22, 1995.

  For the purpose of governing certain of the ongoing relationships between the Company and HM Services after the HMS Special Dividend, and to provide an orderly transition, the Company and HM Services have entered into various agreements, including agreements to (i) allocate certain responsibilities with respect to employee compensation, benefit and labor matters; (ii) define the respective parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the HMS Special Dividend and with respect to certain tax attributes of the Company after the HMS Special Dividend; (iii) provide certain administrative and other support services to each other for a transitional period on an as-needed basis; and (iv) to provide for the issuance of HM Services common stock in connection with the exercise of certain outstanding warrants to purchase shares of Company common stock.

RELATIONSHIP WITH MARRIOTT INTERNATIONAL; MARRIOTT INTERNATIONAL DISTRIBUTION

  Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting its existing hotel ownership business and the business of HM Services (prior to its distribution to stockholders through the Special Dividend), Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, the Company completed the Marriott International Distribution (as defined herein). Marriott International conducts the Management Business as a separate publicly traded company.

  The Company and Marriott International have entered into agreements which provide, among other things, for Marriott International to (i) manage or franchise various hotel properties owned or leased by the Company, (ii) advance up to $225 million to the Company under the Marriott International line of credit, which was terminated in 1997, (iii) provide first mortgage financing of $109 million for the Philadelphia Marriott Hotel, which was repaid in December 1996, (iv) provide financing for certain Company acquisitions, (v) guarantee the Company's performance in connection with certain loans or other obligations and (vi) provide certain limited administrative services. The Company views its relationship with Marriott International as providing various advantages, including access to high quality management services, strong brand names and superior marketing and reservation systems.

  Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change of control (or potential change of control) of the Company occur, subject to certain limitations (including a limitation effective after the REIT Conversion intended to help protect the qualification of Host REIT as a REIT). See "Certain Relationships and Related Transactions--Relationship Between Host and Marriott International."

EMPLOYEES

  Currently, the Company and its subsidiaries collectively have approximately 225 corporate employees, and approximately 300 other employees (primarily employed at one of its non-U.S. hotels) which are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. The Company believes that it has good relations with its labor unions and has not experienced any material business interruptions as a result of labor disputes. Following the REIT Conversion, the Company expects to have approximately 175 employees. The balance of the Company's current employees are expected to become employees of Crestline following the REIT Conversion.

ENVIRONMENTAL AND REGULATORY MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs"), and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or business may be operated, and these restrictions may require expenditures. In connection with its current or prior ownership or operation of hotels, the Company may be potentially liable for any such costs or liabilities. Although the Company is currently not aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company.

LEGAL PROCEEDINGS

  Following the Restructuring Transactions and the other transactions comprising the REIT Conversion, the Operating Partnership will assume all liability arising under legal proceedings filed against Host and will indemnify Host REIT as to all such matters. Host and the other defendants believe all of the lawsuits in which Host is a defendant, including the following lawsuits, are without merit and the defendants intend to defend vigorously against such claims. However, no assurance can be given as to the outcome of any of the lawsuits.

  Texas Multi-Partnership Lawsuit. On March 16, 1998, limited partners in several limited partnerships sponsored by Host filed a lawsuit, Robert M. Haas, Sr. and Irwin Randolph Joint Tenants, et al. v. Marriott International, Inc., et al., Case No. 98-CI-04092, in the 57th Judicial District Court of Bexar County, Texas, alleging that the defendants conspired to sell hotels to the partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege that the defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts. The plaintiffs are seeking unspecified damages. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees. The defendants filed answers and defenses to the petition.

  Atlanta Marquis. Certain limited partners of Atlanta Marriott Marquis Limited Partnership ("AMMLP"), filed a putative class action lawsuit, Hiram and Ruth Sturm v. Marriott Marquis Corporation, et al., Case No. 97-CV-3706, in the U.S. District Court for the Northern District of Georgia, on December 12, 1997 against AMMLP's general partner, its directors and Host, regarding the merger of AMMLP into a new partnership (the "AMMLP Merger") as part of a refinancing of the partnership's debt. The plaintiffs allege that the defendants misled the limited partners in order to induce them to approve the AMMLP Merger, violated securities regulations and federal roll-up regulations and breached their fiduciary duties to the partners. The plaintiffs sought to enjoin, or in the alternative, rescind, the AMMLP Merger and damages. The partnership agreement includes provisions which require the partnership to indemnify the general partners against losses, expenses and fees. The defendants have filed a motion to dismiss.

  Another limited partner of AMMLP sought similar relief and filed a separate lawsuit, styled Poorvu v. Marriott Marquis Corporation, et al., Civil Action No. 16095-NC, on December 19, 1997, in Delaware State Chancery Court. The defendants have filed an answer to the complaint.

  Courtyard II. A group of partners in Courtyard by Marriott II Limited Partnership ("CBM II") filed a lawsuit, Whitey Ford, et al. v. Host Marriott Corporation, et al., Case No. 96-CI-08327, on June 7, 1996, in the 285th Judicial District Court of Bexar County, Texas, against Host, Marriott International and others alleging breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation, tortious interference, violation of the Texas Free Enterprise and Antitrust Act of 1983 and conspiracy in connection with the formation, operation and management of CBM II and its hotels. The plaintiffs are seeking unspecified damages. On January 29, 1998, two other limited partners filed a petition in intervention seeking to convert the lawsuit into a class action. The defendants have filed an answer, the class has been certified, class counsel has been appointed and discovery is underway. Trial is presently scheduled for May 1999.

  MHP2. Two groups of limited partners of Marriott Hotel Properties II Limited Partnership ("MHP2"), are each asserting putative class claims in lawsuits, filed in the United States District Court for the Southern District of Florida on May 10, 1996, Leonard Rosenblum, as Trustee of the Sylvia Bernice Rosenblum Trust, et al. v. Marriott MHP Two Corporation, et al., Case No. 96-8377-CIV-HURLEY, and, on December 18, 1997, Mackenzie Patterson Special Fund 2, L.P. et al. v. Marriott MHP Two Corporation, et al., Case No. 97-8989-CIV-HURLEY, respectively, against Host and certain of its affiliates alleging that the defendants violated their fiduciary duties and engaged in fraud and coercion in connection with a tender offer for MHP2 units. The District Court dismissed the Mackenzie Patterson case on August 4, 1998 and remanded the Rosenblum case to Palm Beach County Circuit Court on July 25, 1998. The defendants have moved to dismiss Rosenblum's fifth amended complaint in the case now styled Leonard Rosenblum, as Trustee of the Sylvia Bernice Rosenblum Trust, et al. v. Marriott MHP Two Corporation, et al., Case No. CL-96-4087-AD, or, in the alternative, to deny class certification.

  PHLP. On July 15, 1998, one limited partner in PHLP filed a class action lawsuit styled Michael C. deBerardinis v. Host Marriott Corporation, Civil Action No. WMN 98-2263, in the United States District Court for the District of Maryland. The plaintiff alleges that Host misled the limited partners in order to induce them into approving the sale of one of the Partnership's hotels, violated the securities regulations by issuing a false and misleading consent solicitation and breached fiduciary duties and the partnership agreement. The complaint seeks unspecified damages. Host intends to vigorously defend against the claims asserted in the lawsuit.

THE LEASES

  Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, Host recognized that it would be necessary to lease its hotels to one or more lessees just as other hotel REITs have done. Host desired to have a single lessee (or multiple lessees controlled by a single person) in order to achieve substantial uniformity in its lease terms and avoid protracted negotiations with multiple parties over the terms of the lease arrangements, all of which would have been more complicated as a result of the existing long-term management agreements with Marriott International. Host also did not seriously attempt to restructure the existing Marriott International management agreements as leases (and Marriott International has not offered to do so in any of the negotiations with Host to date) because Host understands that Marriott International's general policy is to manage rather than lease hotels and Host also believed that Marriott International was unlikely to be an acceptable lessee of hotels operating under other brand names. Primarily for these reasons, and in order to give the economic benefit of the lessee's interest in the leases to Host's stockholders at the time of the REIT Conversion, Host decided to enter into leases with subsidiaries of Crestline and distribute the stock of Crestline to Host's stockholders. Host believed that Crestline was a more appropriate lessee than a newly formed company because Crestline already had an independent business and substantial assets and net worth and, thus, could perform well as a separate publicly traded company. In Host's judgment, these factors make it more likely that Crestline and its subsidiaries will have the financial stability, access to capital and wherewithal to perform on an ongoing basis the substantial obligations as lessee under the Leases (which is critical both to the Leases being respected for federal income tax purposes and to a viable long-term lessor-lessee relationship between Host REIT and Crestline, particularly in light of the fact that Host REIT remains secondarily liable to pay the management fees if Crestline defaults on its obligations). While Host recognized that, as with other REITs that own hotels, there would be additional administrative and operating complexities that would result from leasing its hotels to another party (including to Crestline and its subsidiaries) that has separate interests and economic objectives, Host believed that the advantages of the REIT Conversion substantially outweighed this disadvantage.

  The following summary of the principal terms of the Leases is qualified in its entirety by reference to the Leases, a form of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

  Lessees. There generally will be a separate Lessee for each Hotel or group of Hotels that is owned by a separate subsidiary of Host REIT. Each Lessee will be a Delaware limited liability company, whose purpose will be limited to acting as lessee under the applicable Lease(s). For those hotels where it is the Manager, Marriott International or a subsidiary will have a noneconomic membership interest in the Lessee entitling it to certain voting rights but no economic rights. The operating agreements for such Lessees will provide that the Crestline member of the Lessee will have full control over the management of the business of the Lessee, except with respect to certain decisions which will require the consent of both members. These decisions are: (i) dissolving, liquidating, consolidating, merging, selling or leasing all or substantially all of the assets of the Lessee; (ii) engaging in any other business or acquiring any assets or incurring any liabilities not reasonably related to the conduct of the Lessee's business; (iii) instituting voluntary bankruptcy or similar proceedings or consenting to involuntary bankruptcy or similar proceedings; (iv) terminating the Management Agreement relating to the Lessee's hotel, other than by reason of a breach by the Manager or upon exercise of express termination rights in the Management Agreement; (v) challenging the status of rights of the Manager or the enforceability of the membership rights; or (vi) incurring debt in excess of certain limits. Upon any termination of the applicable Management Agreement, these special voting rights of Marriott International (or its subsidiary) will cease.

  Full-Service Lease Terms. Each full-service Hotel Lease will have a fixed term generally ranging from seven to ten years (depending upon the Lease), subject to earlier termination upon the occurrence of certain contingencies described in the Leases (including, particularly, the provisions described herein under "--Damage or Destruction," "--Termination of Hotel Leases upon Disposition of Full-Service Hotels" and "--Termination of the Leases upon Changes in Tax Laws").

  Minimum Rent; Percentage Rent; Additional Charges. Each Lease will require the Lessee to pay (i) Minimum Rent (as defined below) in a fixed dollar amount per annum plus (ii) to the extent it exceeds Minimum Rent, Percentage Rent based upon specified percentages of aggregate sales from the applicable Hotel, including room sales, food and beverage sales and other income ("Gross Revenues"), in excess of specified thresholds. "Minimum Rent" will be a fixed dollar amount specified in each Lease less the FF&E Adjustment

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(which is described under "Personal Property Limitation" below). Any amounts other than Minimum Rent and Percentage Rent due to the Host REIT Lessor under the Hotel Leases are deemed to be "Additional Charges." The amount of Minimum Rent and the Percentage Rent thresholds will be adjusted each year (the "Annual Adjustment") based upon any increases in the Consumer Price Index ("CPI") and the Employment Cost Index during the previous twelve months. Neither Minimum Rent nor Percentage Rent thresholds will be decreased because of the Annual Adjustment.

  Rental payments will be made on a Fiscal Year basis. The "Fiscal Year" shall mean the fiscal year used by the hotel Manager. Payments of Rent (defined herein) will be made within two business days after the required payment date under the Management Agreement for each Accounting Period. "Accounting Period" shall mean for those Hotels where Marriott International is the Manager, any of the thirteen four-week accounting periods which are used in the hotel Manager's accounting system. Rent payable for each Accounting Period will be the sum of (i) the excess (if any) of (x) the greater of cumulative Minimum Rent due and payable year-to-date or cumulative Percentage Rent due and payable year-to-date over (y) the total amount of Minimum Rent and Percentage Rent paid year-to-date plus (ii) any Additional Charges due ("Rent"). If the total amount of Minimum Rent and Percentage Rent actually paid year-to-date, as of any rent payment date, is greater than both cumulative Minimum Rent due and payable year-to-date and cumulative Percentage Rent due and payable year-to-date, then the Lessor will remit the difference to the Lessee.

  The full-service Hotel Leases will generally provide for a Rent adjustment in the event of damage, destruction, partial taking, certain capital expenditures, or an FF&E Adjustment.

  Lessee Expenses. Each Lessee will be responsible for paying all of the expenses of operating the applicable Hotel(s), including all personnel costs, utility costs and general repair and maintenance of the Hotel(s). The Lessee also will be responsible for all fees payable to the applicable Manager, including base and incentive management fees, chain services payments and franchise or system fees, with respect to periods covered by the term of the Lease. The Lessee will not be obligated to bear the cost of any capital improvements or capital repairs to the Hotels or the other expenses borne by the Host REIT Lessor, as described below.

  Host REIT Lessor Expenses. The Host REIT Lessor will be responsible for the following expenses: real estate taxes, personal property taxes (to the extent the Host REIT Lessor owns the personal property), casualty insurance on the structures, ground lease rent payments, required expenditures for FF&E (including maintaining the FF&E reserve, to the extent such is required by the applicable Management Agreement) and capital expenditures.

  The consent of the Host REIT Lessor will be required for any capital expenditures funded by the Lessor (except in an emergency or where the owner's consent is not required under the Management Agreement) or a change in the amount of the FF&E Reserve payment.

  Crestline Guarantees. Crestline and certain of its subsidiaries will enter into guarantees of the Lease obligations of each Lessee. For each of four identified "pools" of Hotels, the cumulative limit of Crestline's guarantee obligation will be the greater of 10% of the aggregate Rent paid in the immediately preceding Fiscal Year under all Leases in the pool or 10% of the aggregate Rent paid under all Leases in the pool in 1999 (with an agreed estimate of the 1999 Rent serving as the limit during 1999). For each pool, the subsidiary of Crestline that is the parent of the Lessees in the pool (a "Pool Parent") also will be a party to the guarantee of the Lease obligations for that pool. The obligations of the Pool Parent will not be limited in this manner.

  The obligations of the Pool Parent under each guarantee will be secured by all funds received by the applicable Pool Parent from the Lessees in the pool, and the Lessees in the pool will be required to distribute their excess cash flow to the Pool Parent each Accounting Period, in certain events. These events include a decline in Crestline's tangible net worth or consolidated interest coverage ratio below specified levels, a payment default under any Lease, or a reduction in Crestline's obligation under a pool guarantee to zero. Funds received from the Lessees will be deposited in a cash collateral account and applied, to the extent of available funds, to

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


pay any shortfalls in payment of Rent under any Lease in the Pool. If certain conditions are satisfied, any remaining funds will then be released to the Pool Parent. Otherwise, the remaining funds will be applied to make a payment to the Pool Parent in a specified amount for overhead expenses and to maintain a reserve equal to the amount of Crestline's liability under the applicable guarantee, and, if certain conditions are satisfied, any remaining funds will be released to the Pool Parent.

  In the event that Crestline's obligation under a guarantee is reduced to zero, the applicable Pool Parent can elect to terminate its guarantee by giving notice to the Operating Partnership. In that event, the Pool Parent's guarantee will terminate six months after such notice, subject to reinstatement in certain limited circumstances.

  Security. The obligations of the Lessee will be secured by a pledge of all personal property (tangible and intangible) of the Lessee related to or used in connection with the operation of the Hotels (including any cash and receivables from the Manager or others held by the Lessee as part of "working capital").

  Working Capital. Each Host REIT Lessor will sell the existing working capital (including Inventory and fixed asset supplies (which principally consist of linen and similar items) and net receivables due from the Manager, net of accounts payable and accrued expenses) to the applicable Lessee upon the commencement of the Lease at a price equal to the fair market value of such assets (which shall be deemed to be book value). The purchase price will be represented by a note evidencing a loan that bears interest at a rate per annum equal to the "long-term applicable federal rate" in effect on the commencement of the Lease. Interest accrued on the working capital loan will be due simultaneously with each periodic Rent payment and the amount of each payment of interest will be credited against such Rent payment. The principal amount of the working capital loan will be payable upon termination of the Lease. At the termination or expiration of the Lease, the Lessee will sell to the Host REIT Lessor the then existing working capital at a price equal to the value of such assets at that time. The Host REIT Lessor will pay the purchase price of the working capital by offsetting the purchase price against the outstanding principal balance of the working capital loan. To the extent that the value of the working capital delivered to the Host REIT Lessor exceeds or is less than the value of the working capital delivered by the Host REIT Lessor to the Lessee at the commencement of the Lease, the Host REIT Lessor, or the Lessee, as appropriate, shall pay to the other party an amount equal to the difference in cash.

  Termination of Leases upon Disposition of Full-Service Hotels. In the event the applicable Host REIT Lessor enters into an agreement to sell or otherwise transfer any full-service Hotel free and clear of the applicable Lease, the Host REIT Lessor must pay the Lessee a termination fee equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Lease using a discount rate of 12%. Alternatively, the Host REIT Lessor will be entitled to (i) substitute a comparable Hotel or Hotels (in terms of economics and quality for the Host REIT Lessor and the Lessee as agreed to by the Lessee) for any Hotel that is sold or (ii) sell the Hotel subject to the Lease (subject to the Lessee's reasonable approval if the sale is to an entity that does not have sufficient financial resources and liquidity to fulfill the "owner's" obligations under the Management Agreement and the Host REIT Lessor's obligations under the Lease or is or controls or is controlled by a person convicted of a felony involving moral turpitude), without being required to pay a termination fee. Pursuant to the Lease, the Host REIT Lessor and the Lessee will each have the right to terminate the Lease without being required to pay any fee or other compensation as a result of such termination, provided that the termination rights of both the Host REIT Lessor and the Lessee may only be exercised if the Host REIT Lessors and the Lessees under twelve of the other Hotel Leases have not already exercised their respective rights to terminate, and the Host REIT Lessor will only be permitted to exercise such right in connection with a sale of a Hotel to an unrelated third party or the transfer of a Hotel to a joint venture in which the Operating Partnership does not have a two-thirds or greater interest.

  Termination of the Hotel Leases upon Changes in Tax Laws. In the event that changes in the federal income tax laws allow the Host REIT Lessors, or subsidiaries or affiliates of the Host REIT Lessors, to directly operate the Hotels without jeopardizing Host REIT's status as a REIT, the Host REIT Lessors will have the right to terminate all, but not less than all, of the full-service Hotel Leases (excluding Leases for Hotels that must continue to be leased following the tax law change) in return for paying the Lessees the fair market value of the

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


remaining terms of the full-service Hotel Leases, valued in the same manner as provided above under "Termination of the Hotel Leases upon Disposition of Full-Service Hotels." The payment will be payable in cash or, subject to certain conditions, shares of Host REIT Common Stock, at the election of Host REIT and the Host REIT Lessor. Host has been pursuing the enactment of such legislation for more than one year, but there is no such bill pending in Congress, and there can be no prediction as to whether such legislation would be enacted in the future.

  Damage or Destruction. If a Hotel is partially or totally destroyed and is no longer suitable for use as a hotel (as reasonably determined by the Host REIT Lessor), the Lease of such Hotel shall automatically terminate and the insurance proceeds shall be retained by the Host REIT Lessor, except to the extent of any personal property owned by the Lessee. In this event, no termination fee shall be owed to the Lessee. If a Hotel is partially destroyed, but is still suitable for use as a hotel (as reasonably determined by the Host REIT Lessor), the Lessee, subject to the Host REIT Lessor agreeing to release the insurance proceeds to fund any shortfall in the insurance proceeds, shall apply the insurance proceeds to restore the Hotel to its preexisting condition. The Host REIT Lessor shall fund any shortfall in insurance proceeds less than or equal to 5% of the estimated cost of repair. The Host REIT Lessor may fund, in its sole discretion, any shortfall in insurance proceeds greater than 5% of the estimated cost of the repair, provided that if the Host REIT Lessor elects not to fund such shortfall, the Lessee may terminate the Lease and the Host REIT Lessor shall pay to the Lessee a termination fee equal to the Lessee's Operating Profit for the immediately preceding Fiscal Year.

  Events of Default. Except as otherwise provided below, and subject to the notice and, in some cases, cure periods in the Hotel Lease, the Hotel Lease may be terminated without penalty by the applicable Host REIT Lessor if any of the following Events of Default (among others) occur:

  .  Failure to pay Rent within ten days after the due date;

  . Failure to comply with, or observe any of, the terms of the Hotel Lease (other than failure to pay Rent) for 30 days after notice from the Host REIT Lessor, including failure to properly maintain the Hotel (other than by reason of the failure of the Host REIT Lessor to perform its obligations under the Hotel Lease), such period to be extended for up to an additional 90 days if such default cannot be cured with due diligence within 30 days;

  . Acceleration of maturity of certain indebtedness of the Lessee with a principal amount in excess of $1,000,000;

  . Failure of Crestline to maintain minimum net worth or debt service coverage ratio requirements;

  . Filing of any petition for relief, bankruptcy or liquidation by or against the Lessee or any parent company of the Lessee;

  . The Lessee voluntarily ceases to operate the Hotel for 30 consecutive days, except as a result of a casualty, condemnation or emergency situation;

  . A change in control of Crestline, the Lessee or any subsidiary of Crestline that is a direct or indirect parent of the Lessee (unless the change in control involves an "adverse party" which would include a competitor in the hotel business, a party without adequate financial resources, a party that has been convicted of a felony (or controlled by such a person), or a party who would jeopardize Host REIT's qualification as a REIT, the Host REIT Lessor must pay a termination fee equal to the Lessee's Operating Profit from the Hotel for the immediately preceding Fiscal Year if the Lease is terminated following such a change in control); or

  . The Lessee, or Crestline or Lessee's direct parent defaults under the assignment of the Management Agreement, the guarantees described above, the noncompetition agreement described below or certain other related agreements between the parties or their affiliates.

  Assignment of the Lease. A Lessee will be permitted to sublet all or part of the Hotel or assign its interest under its Hotel Lease, without the consent of the Host REIT Lessor, to any wholly-owned and controlled single- purpose subsidiary of Crestline, provided that Crestline continues to meet the minimum net worth test and all

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

other requirements of the Lease. Transfers to other parties will be permitted if approved by the Host REIT Lessor.

  Subordination to Qualifying Mortgage Debt. The rights of each Lessee will be expressly subordinate to qualifying mortgage debt and any refinancing thereof. A default under the loan documents may result in the termination of the Hotel Lease by the lender. The lender will not be required to provide a non-disturbance agreement to the Lessee.

  The Host REIT Lessor will be obligated to compensate the Lessee, on a basis equal to the lease termination provision described in "--Termination of the Hotel Leases upon Disposition of Full-Service Hotels" above, if the full-service Hotel Lease is terminated because of a non-monetary default under the terms of a loan that occurs because of an action or omission by the Host REIT Lessor (or its affiliates) or a monetary default where there is not an uncured monetary Event of Default of the Lessee. In addition, if any loan is not refinanced in a timely manner, and the loan amortization schedule is converted to a cash flow sweep structure, the Lessee has the right to terminate the Lease after a twelve-month cure period and the Host REIT Lessor will owe a termination fee as provided above. During any period of time that a cash flow sweep structure (or other similar cash management procedure) is in effect, the Host REIT Lessor will compensate the Lessee for any lost revenue resulting from such cash flow sweep. The Operating Pertnership will guarantee these obligations.



  Personal Property Limitation. If a Host REIT Lessor reasonably anticipates that the average tax basis of the items of the Host REIT Lessor's FF&E and other personal property that are leased to the applicable Lessee will exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease, the following procedures will apply, subject to obtaining lender consent where required:

  . Although the Host REIT Lessor would acquire any replacement FF&E that would cause the applicable limits to be exceeded (the "Excess FF&E"), immediately thereafter the Lessee would be obligated either to acquire such Excess FF&E from the Host REIT Lessor or to cause a third party to purchase such FF&E.

  . The Lessee would agree to give a right of first opportunity to a Non-Controlled Subsidiary to acquire the Excess FF&E and to lease the Excess FF&E to the Lessee at an annual rental equal to the market leasing factor (as defined below) times the cost of the Excess FF&E. If such Non-Controlled Subsidiary does not agree to acquire the Excess FF&E and to enter into such lease, then the Lessee may either acquire the Excess FF&E itself or arrange for another third party to acquire such Excess FF&E and to lease the same to Lessee.

  . The annual Rent under the applicable Hotel Lease would be reduced in accordance with a formula based on market recovery rates.

  Certain Actions under the Hotel Leases. The Leases prohibit the Lessee from taking the following actions with respect to the Management Agreement without notice to the Host REIT Lessor and, if the action would have a material adverse effect on the Host REIT Lessor, the consent of the Host REIT Lessor:
(i) terminate the Management Agreement prior to the expiration of the term thereof; (ii) amend, modify or assign the Management Agreement; (iii) waive (or fail to enforce) any right of the "Owner" under the Management Agreement;
(iv) waive any breach or default by the Manager under the Management Agreement (or fail to enforce any right of the "Owner" in connection therewith); (v) agree to any change in the Manager or consent to any assignment by the Manager; or (vi) take any other action which reasonably would be expected to materially adversely affect the Host REIT Lessor's rights or obligations under the Management Agreement for periods following the termination of the Hotel Lease (whether upon the expiration of its term or upon earlier termination as provided for therein).

  Change in Manager. A Lessee will be permitted to change the Manager or the brand affiliation of a Hotel only with the approval of the applicable Host REIT Lessor, which approval may not be unreasonably withheld. The replacement manager must be a nationally recognized manager with substantial experience in managing hotels of comparable quality. No such replacement can extend beyond the term of the Lease without the consent of the Host REIT Lessor, which consent may be withheld in the Host REIT Lessor's sole discretion.

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

THE MANAGEMENT AGREEMENTS

  General. The Lessees will lease the Hotels from the Partnerships and the Private Partnerships under the Management Agreements between the Operating Partnership and the subsidiaries of Marriott International and other companies that currently manage the Hotels. Following the REIT Conversion and as a result of their assumptions of obligations under the Management Agreements, the Lessees will have substantially all of the rights and obligations of the "Owners" of the Hotels under the Management Agreements for the period during which the Leases are in effect (including the obligation to pay the management and other certain fees thereunder) and will hold the Company harmless with respect thereto. See "--Management Services Provided by Marriott International and Affiliates--Assignment of Management Agreements."

  Relationship with Marriott International. Subsidiaries of Marriott International will serve as Managers for a substantial majority of the Company's Hotels which will be leased to the Lessees, pursuant to the Management Agreements. Marriott International and its subsidiaries also will provide various other services to Host REIT and its affiliates and to Crestline and its affiliates. With respect to these contractual arrangements, the potential exists for disagreement as to contract compliance. Additionally, the possible desire of the Company to finance, refinance or effect a sale of any of the Hotels leased to the Lessees and managed by subsidiaries of Marriott International may, depending upon the structure of such transactions, result in a need to modify the Management Agreements with respect to such Hotel. Any such modification proposed by the Company may not be acceptable to Marriott International or the applicable Lessee, and the lack of consent from either Marriott International or the applicable Lessee that has assumed the Management Agreement could adversely affect the Company's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Company or the Lessees. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company, the Lessees and Marriott International to result in a mutually productive relationship.

 Management Services Provided by Marriott International and Affiliates.

  General. Under each Management Agreement related to a Marriott International-managed Hotel, the Manager will provide complete management services to the applicable Lessees in connection with its management of such Lessee's Hotels following the REIT Conversion. Except where specifically noted, these relationships are substantially identical to those that exist between the applicable Manager and Host or the applicable Partnership or Private Partnership currently, and that would exist between the Company's subsidiaries and the Manager in the event the Leases expire or otherwise terminate while the Management Agreements remain in effect. The services provided by each Manager to each Lessee will include the following:

  Assignment of Management Agreements. The Management Agreements applicable to each Hotel will be assigned to the applicable Lessee for the term of the Lease of such Hotel. The Lessee will be obligated to perform all of the obligations of the Lessor under the Management Agreement during the term of its Lease including the payment of fees due under the Management Agreement, other than certain retained obligations, including, without limitation, payment of property taxes, property casualty insurance and ground lease rent, and maintaining a reserve fund for FF&E replacements and capital expenditures, for which the Lessor will retain responsibility. Although the Lessee will assume obligations of the Lessor under the Management Agreement, the Lessor will not be released from its obligations and, if a Lessee fails to perform any obligations, the Manager will be entitled to seek performance by or damages from the Lessor. The Lessees' obligation to pay the fees due under the Management Agreements, however, could adversely affect the ability of the Lessee to pay rent under the Leases, even though such amounts are otherwise due and owed to the Lessor. If the Lease is terminated for any reason, any new or successor Lessee must meet certain requirements for an "Approved Lessee" or otherwise be acceptable to Marriott International. The requirements for an "Approved Lessee" includes that the entity (i) has sufficient financial resources and liquidity to fill the obligations under the Management Agreement, (ii) is not in control of or controlled by persons who have been convicted of felonies, (iii) is not engaged, or affiliated with any person or entity engaged in the business of operating a branded hotel chain having 5,000 or more guest rooms in competition with Marriott International, and (iv) must be a single purpose entity in which Marriott

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

International has a noneconomic membership interest with the same rights as it has in Lessee. Any new lease must be in substantially the same form as the Lease or otherwise be acceptable to Marriott International.

  Operational Services. The Managers have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the Hotels, including establishment of all room rates, the processing of reservations, procurement of inventories, supplies and services, periodic inspection and consultation visits to the Hotels by the Managers' technical and operational experts and promotion and publicity of the Hotels. The Manager will receive compensation from the Lessee in the form of a base management fee and an incentive management fee, which are normally calculated as percentages of gross revenues and operating profits, respectively.

  Executive Supervision and Management Services. The Managers generally provide all managerial and other employees for the Hotels; review the operation and maintenance of the Hotels; prepare reports, budgets and projections; provide other administrative and accounting support services, such as planning and policy services, financial planning, divisional financial services, risk planning services, product planning and development, employee planning, corporate executive management, legislative and governmental representation and certain in-house legal services; and protect the "Marriott" trademark and other tradenames and service marks. The Manager also will provide a national reservations system.

  Chain Services. The Management Agreements require the Manager to furnish certain services (the "Chain Services") that are furnished generally on a central or regional basis to hotels in the Marriott hotel system. Such services include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level. Costs and expenses incurred in providing such services are allocated among all hotels in the Marriott hotel system managed by the Manager or its affiliates and each applicable Lessee will be required to reimburse the Manager for its allocable share of such costs and expenses.

  Working Capital and Fixed Asset Supplies. The Lessee will be required to maintain working capital for each Hotel and fund the cost of fixed asset supplies, which principally consist of linen and similar items. The applicable Lessee will also be responsible for providing funds to meet the cash needs for the operations of the Hotels if at any time the funds available from operations are insufficient to meet the financial requirements of the Hotels.

  Use of Affiliates. The Manager employs the services of its affiliates to provide certain services under the Management Agreements. Certain of the Management Agreements provide that the terms of any such employment must be no less favorable to the applicable Lessee, in the reasonable judgment of the Manager, than those that would be available from the Manager.

  FF&E Replacements. The Management Agreements generally provide that once each year the Manager will prepare a list of FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year ("FF&E Replacements") and an estimate of the funds necessary therefor. Under the terms of the Leases, the Company, as lessor, is required to provide to the applicable Lessee, all necessary FF&E for the operation of the Hotels (including funding any required FF&E Replacements). Under each full-service Lease, Host REIT will be responsible for the costs of FF&E Replacements and for decisions with respect thereto (subject to its obligations to the Lessee under the Lease).


  Building Alterations, Improvements and Renewals. The Management Agreements require the Manager to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each Hotel. Such estimate will be submitted to the Company and the Lessee for their approval. In addition to the foregoing, the Management Agreements generally provide that the Manager may propose such changes, alterations and improvements to the Hotel as are required, in the Manager's reasonable judgment, to keep the Hotel in a competitive, efficient and economical operating condition or in accordance with Marriott standards. The cost of the foregoing shall be paid from the FF&E Reserve Account; to the extent that there are insufficient funds in such account, the Company is required to pay any shortfall.

  Service Marks. During the term of the Management Agreements, the service mark "Marriott" and other symbols, logos and service marks currently used by the Manager and its affiliates may be used in the operation of the Hotels. Marriott International (or its applicable affiliates) intends to retain its legal ownership of these marks. Any right to use the service marks, logo and symbols and related trademarks at a Hotel will terminate with respect to that Hotel upon termination of the Management Agreement with respect to such Hotel.

  Termination Fee. Certain of the Management Agreements provide that if the Management Agreement is terminated prior to its full term due to casualty, condemnation or the sale of the Hotel, the Manager will receive a termination fee as specified in the specific Management Agreement.

  Termination for Failure to Perform. Substantially all of the Management Agreements may be terminated based upon a failure to meet certain financial performance criteria, subject to the Manager's right to prevent such termination by making certain payments to the Lessee based upon the shortfall in such criteria.

  Events of Default. Events of default under the Management Agreements include, among others, the following: (i) the failure of either party to make payments pursuant to the Management Agreement within ten days after written notice of such non-payment has been made, (ii) the failure of either party to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions set forth in the Management Agreement and the continuance of such default for a period of 30 days after notice of said failure or, if such default is not susceptible of being cured within 30 days, the failure to commence said cure within 30 days or thereafter the failure to diligently pursue such efforts to completion, (iii) if either party files a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law or admits that it is unable to pay its debts as they become due, (iv) if either party consents to an involuntary petition in bankruptcy or fails to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by such party; or (v) if an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party's assets is entered, and such order, judgment or decree continues unstayed and in effect for any period of 90 days.

  As described above, all fees payable under the Management Agreements excluding the termination fee, if any, will become obligations of the Lessees, to be paid by the Lessees, as modified prior to the consummation of the REIT Conversion, for so long as the Leases remain in effect. The Lessees' obligations to pay these fees, however, could adversely affect the ability of one or more Lessees to pay Base Rent or Percentage Rent payable under the Leases, even though such amounts otherwise are due and owing to the Company.

  Restrictions on Sales and Other Transfers of Interests in Hotels. The Management Agreements prohibit the hotel owner from selling, leasing or otherwise transferring the hotels unless the transferees assume the Management Agreements and satisfy certain criteria, including having sufficient financial resources and liquidity to satisfy the owner's obligations under the Management Agreements, not being in control or controlled by persons who have been convicted of felonies and not being engaged in operating a branded hotel chain having 5,000 or more guest rooms in competition with Marriott International. The Management Agreements also prohibit the Lessees from subleasing all or any portion of the Leases and from assigning the Leases except to entities which are wholly-owned by Crestline and have organizational documents which are the same as those of the Lessees, in each case without the prior written consent of Marriott International.

  Restrictions on Lease Amendments. The Management Agreements prohibit the Lessees and the hotel lessors from entering in certain amendments of the Leases, including shortening the term of the Leases and modifying the parties' respective rights and obligations with respect to FF&E, capital expenditures and approval of hotel budgets, in each case without the prior written consent of Marriott International.

  Marriott International's Right to Cause Termination of Leases. The Management Agreements provide that if the hotel lessors do not elect to terminate the Lease upon a "Change in Control," Marriott International may require the hotel lessors to exercise their termination rights if, as a result of such Change in Control, the Lessee is or is controlled by a person who has been convicted of a felony or who is engaged (or affiliated with persons who are engaged) in operating a branded hotel chain having 5,000 or more guest rooms in competition with Marriott International.

NONCOMPETITION AGREEMENT

  Crestline, Host and the Non-Controlled Subsidiary which will lease to Crestline any Excess FF&E existing at the commencement of the Leases (the "Initial FF&E Lessor") will enter into a non-competition agreement in connection with the Initial E&P Distribution. Pursuant to this non-competition agreement, Crestline will agree, among other things, that until the earlier of December 31, 2008 or the date on which it is no longer a Lessee of more than 25% of the number of hotels owned by Host REIT at the time of the Initial E&P Distribution, it will not (i) own, acquire, develop or construct for ownership any full-service hotel (except for (a) investments which represent an immaterial portion of a merger or similar transaction, (b) a minimal portfolio investment or (c) the provision of limited financing); (ii) without the consent of Host or Host REIT in its sole discretion, manage or operate (other than through a third party manager) any limited-service or full-service hotel properties owned by Host or Host REIT; or (iii) conduct, participate in, engage in or have a financial interest in any person that engages in the ownership or operation of any single or multiple full-service hotel franchise system operating under one or more common name brands. The restrictions described in (i) and (iii) above do not apply to any activities of Crestline related to limited-service hotels, and none of these restrictions preclude Crestline from acting as a lessee or third party manager with respect to full-service hotels owned by others.

  Until the earlier of December 31, 2008 or the date upon which Crestline is not the lessee of more than 25% of the number of hotels owned by Host at the time of the Initial E&P Distribution, Host or Host REIT and the FF&E Lessor have agreed that they will not conduct, participate in, engage in or have a financial interest in any person that engages in the business of leasing, operating or franchising limited-service or full-service hotel properties; provided, however, that this restriction does not prevent Host or Host REIT or the FF&E Lessor from (i) managing, operating or franchising limited-service or full-service hotels with respect to matters incident to the operation of such properties (e.g., management services with respect to food and beverages, plant and equipment operation and maintenance, reservations, sales and marketing) on behalf of third parties or (ii) leasing full-service or limited-service hotels to and from each other or (iii) in the case of Host or Host REIT, leasing full-service or limited-service hotels from certain other related parties. Until December 31, 2003, Host or Host REIT and the FF&E Lessor have also agreed that they will not conduct, participate in, engage in or have a financial interest in any person that engages in the ownership, acquisition or operation of senior living communities (except for (a) investments which represent an immaterial portion of a merger or similar transaction, (b) a minimal portfolio investment or (c) the provision of limited financing). In addition, both Crestline and Host REIT will agree not to hire or attempt to hire any of the other company's other senior employees at any time prior to December 31, 2000. See "Business and Properties-- Noncompetition Agreement." Subject to the Marriott International hotel noncompetition agreement, which continues until October 2000, Crestline is free to pursue any and all activities with respect to limited service hotels (other than limited service hotels owned by Host), and it is permitted to operate full-service hotels as a third-party manager so long as it is not the owner of the brand or franchise under which such hotels are operated.

INDEBTEDNESS

  Senior Note Refinancing. On August 5, 1998, HMH Properties, Inc. ("HMH Properties"), a subsidiary of Host that will merge into the Operating Partnership prior to the Effective Date, issued $1.7 billion of 7 7/8% senior notes issued in two series, consisting of $500 million due 2005 and $1.2 billion due 2008 (the "New Senior Notes"). The New Senior Notes are guaranteed by Host, Host Marriott Hospitality, Inc. and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties. The Operating Partnership will assume the New Senior Notes in connection with the REIT Conversion and the guarantee by Host Marriott is expected to terminate on the Effective Date.

  The indenture under which the New Senior Notes were issued contains covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, acquire or sell assets or make investments in other entities, and make distributions to equityholders of HMH Properties and (following the REIT Conversion) the Operating Partnership. Following the REIT Conversion, the indenture permits the Operating Partnership to make distributions to holders of OP Units, including Host REIT, in amounts equal to the greater of (i) 95% of FFO plus net proceeds of equity offerings (provided that no event of default under the indenture has occurred and is continuing and the Operating Partnership is able to incur debt under the applicable indenture covenants) or (ii) an amount sufficient to permit Host REIT to maintain its status as a REIT and satisfy certain other requirements (provided that no event of default under the indenture has occurred and is continuing and the Operating Partnership has a consolidated debt to adjusted total assets ratio that is less than a specified level). The indenture also permits the Operating Partnership to make distributions to Host REIT sufficient to enable Host REIT to make the Initial E&P Distribution. The New Senior Notes also contain a financial covenant requiring the maintenance of a specified ratio of unencumbered assets to unsecured debt.

  New Credit Facility. On August 5, 1998, HMH Properties entered into a $1.25 billion credit facility (the "New Credit Facility") provided by a syndicate of financial institutions (the "Lenders") led by Bankers Trust Company. The New Credit Facility provides the Operating Partnership with (i) a $350 million term loan facility (subject to increases as provided in the succeeding paragraph) and (ii) a $900 million revolving credit facility. The New Credit Facility will have an initial term of three years with two one-year options to extend. The proceeds of the New Credit Facility, along with the proceeds from the New Senior Notes, were used to fund the purchase of $1.55 billion of senior notes of HMH Properties at the initial closing on August 5, 1998, and repay $22 million of outstanding borrowings under a line of credit provided by the Lenders to certain subsidiaries of Host and will be used (i) to acquire full-service hotels and other real estate assets including, under certain circumstances, senior living properties, (ii) under certain circumstances, to develop new full-service hotels and (iii) for general working capital purposes.

  The term loan facility was funded on the closing date of the New Credit Facility. The $350 million term loan facility may be increased by up to $250 million after the initial closing and will be available, subject to terms and conditions thereof and to the commitment of sufficient Lenders, in up to two drawings to be made on or prior to the second anniversary of the closing of the New Credit Facility. The Lenders will advance funds under the revolving credit facility as requested by the Operating Partnership with minimum borrowing amounts and frequency limitations to be agreed upon, subject to customary conditions including, but not limited to, (i) no existing or resulting default or event of default under the New Credit Facility and (ii) continued accuracy of representations and warranties in all material respects. As of September 11, 1998, approximately $350 million was outstanding under the New Credit Facility.

  The interest rate applicable to the New Credit Facility and the unused commitment fee applicable to the revolving portion of the New Credit Facility are calculated based on a spread over LIBOR that will fluctuate based on the quarterly recalculation of a leverage ratio set forth in the New Credit Facility (7.5% at September 11, 1998). The New Credit Facility provides that in the event that the Operating Partnership achieves one of several investment grade long-term unsecured indebtedness ratings, the spread over LIBOR applicable to the New Credit Facility will be fixed based on the particular rating achieved. If the Operating Partnership elects to exercise its one-year extensions, the Operating Partnership will be required to amortize approximately 22.5% per annum of the principal amount outstanding under the New Credit Facility at the end of the initial three-year term.

  The Operating Partnership's obligations under the New Credit Facility are guaranteed, subject to certain conditions, on a senior basis by Host, Host Marriott Hospitality, Inc. and certain of HMH Properties' existing and future subsidiaries. The New Credit Facility will be assumed by the Operating Partnership in connection with the REIT Conversion and the guarantee of Host is expected to terminate on the Effective Date. While there are certain conditions to the termination of the guarantee of Host, the REIT Conversion has been structured so that such conditions will be satisfied. Termination does not otherwise require Lender approval. In addition, certain subsidiaries of Host other than HMH Properties and its subsidiaries may, under certain circumstances, guarantee the obligations under the New Credit Facility in the future. Borrowings under the New Credit Facility will rank pari passu with the New Senior Notes and other existing and future senior indebtedness of the Operating Partnership. The New Credit Facility is secured, on an equal and ratable basis, with the New Senior Notes by a pledge of the capital stock of certain direct and indirect subsidiaries of HMH Properties. In addition, the New Credit Facility may, under certain circumstances in the future, be secured by a pledge of capital stock of certain subsidiaries of Host other than HMH Properties and its subsidiaries.

  The New Credit Facility includes financial and other covenants that require the maintenance of certain financial ratios and that restrict payment of distributions and investments, acquisitions and sales of assets by the Operating Partnership. The financial covenants impose the following requirements, among others, on the Operating Partnership:

  . the ratio of consolidated total debt to consolidated EBITDA must not exceed 5.5:1.0 through the end of the fiscal quarter ending on or about June 30, 1999, declining periodically to 4.5:1.0 at any time after the end of the fiscal quarter ending on or about June 30, 2000;

  . the ratio of consolidated secured debt to consolidated total debt must not exceed 0.57:1.0 through the end of the fiscal quarter ending on or about June 30, 1999, declining periodically to 0.40:1.0 at any time after the end of the fiscal quarter ending on or about December 31, 2001, with certain exceptions;

  . the ratio of EBITDA attributable to unencumbered properties of the Operating Partnership and its subsidiaries to consolidated EBITDA for any four fiscal quarters must not be less than 0.425:1.0 through the end of the fiscal quarter ending on or about March 31, 1999, increasing periodically to 0.60:1.0 for any four fiscal quarters ending on or after December 31, 2001;

  . the ratio of the consolidated EBITDA to consolidated interest expense for any four fiscal quarters must not be less than 2.25:1.0 through the end of the fiscal quarter ending on or about June 30, 1999, increasing periodically to 2.50:1.0 for any four fiscal quarters ending after the fiscal quarter that ends on or about June 30, 2000;

  . the ratio of EBITDA attributable to unencumbered properties of the Operating Partnership and its subsidiaries to consolidated unsecured debt for any four fiscal quarters must not be less than 2.0:1.0;

  . the ratio of consolidated EBITDA to total fixed charges (as defined in the New Credit Facility) for any four fiscal quarters must not be less than 1.5:1.0; and

  . the consolidated tangible net worth of the Operating Partnership must not be less than the sum of 75% of the tangible net worth on August 5, 1998 plus 75% of the aggregate net proceeds received from issuance of equity by the Operating Partnership after August 5, 1998.

  Following the REIT Conversion, the New Credit Facility permits the Operating Partnership to make distributions to holders of OP Units, including Host REIT, in an aggregate amount for every four fiscal quarters equal to the greater of
(i) 85% of adjusted funds from operations plus the net proceeds of equity offerings and (ii) the minimum amount necessary to permit Host REIT to maintain its status as a REIT and to satisfy certain other requirements, provided that no specified default or event of default has occurred under the New Credit Facility and is continuing. The New Credit Facility also permits the Operating Partnership to make distributions to Host REIT sufficient to enable Host REIT to make the Initial E&P Distribution.

                        DISTRIBUTION AND OTHER POLICIES

  The following is a discussion of the anticipated policies with respect to distributions, investments, financing, lending, conflicts of interest and certain other activities of the Company. Upon consummation of the REIT Conversion, the Company's policies with respect to these activities will be determined by the Board of Directors of Host REIT and may be amended or revised from time to time at the discretion of the Board of Directors without notice to, or a vote of, the stockholders of Host REIT, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

DISTRIBUTION POLICY

  Host REIT and the Operating Partnership intend to pay regular quarterly distributions to holders of Host REIT Common Stock and OP Units. Host REIT and the Operating Partnership anticipate that distributions will be paid during January, April, July and October of each year, except that the first distribution in 1999 is expected to be paid at the end of February if the REIT Conversion is completed in 1998. The following discussion and the information set forth in the table and footnotes below should be read in conjunction with the Pro Forma Statements of Operations and notes thereto, "Summary--Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Although the Code generally requires a REIT to distribute 95% of its taxable income for each year (within a certain period after the end of such year), the Operating Partnership will establish its initial distribution at a level that will enable Host REIT to distribute to its stockholders an amount equal to 100% of Host REIT's taxable income (other than capital gains, which will be addressed on a case-by-case basis) for each year no later than the end of January of the following year. Host REIT anticipates that distributions generally will be paid from cash available for distribution, but to the extent that cash available for distribution is insufficient, the Operating Partnership intends to borrow funds in order to make distributions consistent with such distribution policy. Based upon Host's preliminary estimates of Host REIT's taxable income for the twelve months ending December 31, 1999, Host and the Operating Partnership currently estimate that this policy will result in an initial annual distribution by the Operating Partnership of approximately $0.84 per OP Unit ($0.21 per quarter) during the twelve months ending December 31, 1999.

  The Operating Partnership has estimated its pro forma cash available for distribution during the twelve months ending December 31, 1999 based upon the Operating Partnership's pro forma cash from operations during the fifty-two weeks ended September 11, 1998 (the "Last Twelve Months"), adjusted for certain known material events and/or contractual commitments that either have occurred or will occur prior to December 31, 1999. No effect was given to any changes in working capital resulting from changes in current assets and liabilities (which changes are not expected to be material) or to any immaterial changes in the net amount of cash estimated to be used for (or provided by) investing activities or financing activities. Rental income is recognized only for leases to be executed at or prior to completion of the REIT Conversion. The estimate of cash available for distribution is not intended to be a projection or forecast of the Operating Partnership's results of operations or its liquidity. The following table describes the calculation of the Operating Partnership's pro forma cash from operations during the Last Twelve Months and its estimated cash available for distribution, cash from contingent rents and borrowings to make estimated distributions during the twelve months ending December 31, 1999:

                                                                (DOLLARS IN
                                                            MILLIONS, EXCEPT PER
                                                                OP UNIT AND
                                                               SHARE AMOUNTS)
                                                            --------------------
Pro forma income before extraordinary items for the fiscal
 year ended January 2, 1998...............................         $  26
  Plus: Pro forma income before extraordinary items for
   the First Three Quarters 1997..........................           230
  Less: Pro forma loss before extraordinary items for the
      First Three Quarters 1998...........................          (198)
                                                                   -----
Pro forma income before extraordinary items for the Last
 Twelve Months............................................            58
  Plus: Pro forma loss on sale of real estate for the Last
      Twelve Months(1)....................................            15
  Plus: Pro forma real estate related depreciation and
      amortization for the Last Twelve
      Months(2)...........................................           333
  Plus: Pro forma portion of cash from operations of
      unconsolidated equity investments for the Last
      Twelve Months, net of pro forma equity in earnings
      of affiliates for the Last Twelve Months(3).........            26
  Less: One-time gain for the Last Twelve Months(4).......           (10)
  Less: Pro forma portion of cash from operations relating
      to minority owners for the Last Twelve Months, net
      of pro forma portion of minority interest relating
      to OP Units for the Last Twelve Months(5)...........            (4)
                                                                   -----
Pro forma cash from operations during the Last Twelve
 Months...................................................           418
Adjustments:
  FF&E reserves(6)........................................          (191)
  Principal repayments(7).................................           (69)
                                                                   -----
Estimated cash available for distribution of the Operating
 Partnership during the twelve months ending
 December 31, 1999........................................           158
Adjustments:
  Estimated cash from contingent rents(8).................            64
  Estimated borrowings to make estimated initial annual
   cash distributions.....................................             9
                                                                   -----
Total estimated initial annual cash distributions of the
 Operating Partnership during the twelve months ending
 December 31, 1999(9)(13).................................         $ 231
                                                                   =====
Host REIT's share of total estimated initial annual cash
 distributions of the Operating Partnership during the
 twelve months ending December 31, 1999(10)(13)...........         $ 172
                                                                   =====
Estimated initial annual cash distributions per OP Unit
 during the twelve months ending December 31,
 1999(11)(13).............................................         $0.84
                                                                   =====
Estimated initial annual cash distributions per share of
 Host REIT Common Stock during the twelve months ending
 December 31, 1999(12)(13)................................         $0.84
                                                                   =====

--------

 (1) Represents loss on sale of real estate for the last quarter 1997 of $15 million.

 (2) Represents pro forma real estate related depreciation and amortization for the fiscal year ended January 2, 1998 of $342 million minus pro forma real estate related depreciation and amortization for the First Three Quarters 1997 of $230 million plus pro forma real estate related depreciation and amortization for the First Three Quarters 1998 of $221 million.

 (3) Represents pro forma portion of cash from operations of unconsolidated equity investments, net of pro forma equity in earnings of affiliates, for the fiscal year ended January 2, 1998 of $30 million minus pro forma portion of cash from operations of unconsolidated equity investments, net of pro forma equity in earnings of affiliates, for the First Three Quarters 1997 of $16 million plus pro forma portion of cash from operations of unconsolidated equity investments, net of pro forma equity in earnings of affiliates, for the First Three Quarters 1998 of $12 million.

 (4) Represents pro forma one-time gain for the last quarter 1997 of $10 million.

 (5) Represents pro forma portion of cash from operations relating to minority owners, net of pro forma portion of minority interest relating to OP Units, for the fiscal year ended January 2, 1998 of $10 million minus pro forma portion of cash from operations relating to minority owners, net of pro forma portion of minority interest relating to OP Units, for the First Three Quarters 1997 of $8 million plus pro forma portion of cash from operations relating to minority owners, net of pro forma portion of minority interest relating to OP Units, for the First Three Quarters 1998 of $3 million.

 (6) Represents FF&E reserves for the year ending December 31, 1999 of $191 million based on pro forma FF&E for the Last Twelve Months. Any differences between such estimated amount and the Last Twelve Month pro forma amount are not expected to be material.

 (7) Represents principal repayments required for the year ending December 31, 1999 of $69 million based on the terms of the pro forma indebtedness at September 11, 1998.

 (8) The amount of contingent rent received but deferred pursuant to EITF 98-9, "Accounting for Contingent Rents in Interim Financial Periods," at September 11, 1998 and September 12, 1997 was $320 million and $256 million, respectively. The difference of $64 million represents the elimination of the net effect of these two deferred items, which has the effect of applying the applicable lease rental terms to the historical gross sales from the leased Hotels for the last Twelve Months to estimate rental revenues for the calendar year 1999. Interim and annual revenues will be impacted to the extent percentage rent thresholds under the leases are not met or exceeded. If the rental revenues represented by this adjustment were not realized for the twelve months ending December 31, 1999, then the Operating Partnership would be required to borrow the amount of the shortfall under the New Credit Facility or from other sources to make estimated initial annual cash distributions during 1999.

 (9) Based on a total of 274.6 million OP Units outstanding on a pro forma basis after the Partnership Mergers (based upon an assumed price of $12.50 per OP Unit) and the preliminary estimated cash distributions during the twelve months ending December 31, 1999 of $0.84 per OP Unit.

(10) Based upon a total of 204.5 million OP Units to be owned by Host REIT on a pro forma basis after the Merger (based on a price of $12.50 per OP
     Unit).

(11) Based on a total of 274.6 million OP Units outstanding on a pro forma basis after the Partnership Mergers (based upon an assumed price of $12.50 per OP Unit).

(12) Based on a total of 204.5 million shares of Host REIT Common Stock outstanding on a pro forma basis after the Merger (based on an assumed price of $12.50 per share).

(13) Does not include 29.6 million shares (or OP Units) which are issuable upon conversion of the convertible debentures underlying the Convertible Preferred Securities (assuming a conversion price of $18.604 per share), which does not take into account any anti-dilution adjustments which may result from certain effects of the REIT Conversion that cannot be determined at this time or any shares which are issuable upon exercise of outstanding stock options (6.8 million shares as of January 2, 1998), or any shares issued pursuant to the Special Dividend.

  If Host's preliminary estimate of $231 million of cash distributions by the Operating Partnership during the twelve months ending December 31, 1999 proves accurate but the Operating Partnership's aggregate estimated cash available for distribution were only $158 million and estimated cash from contingent rents were only $64 million during the twelve months ending December 31, 1999, then the Operating Partnership would be required to borrow approximately $9 million (or $0.03 per OP Unit) to make such distributions to enable Host REIT to distribute 100% of its estimated taxable income in accordance with its distribution policy. Moreover, if estimated cash from contingent rents were less than $64 million, then the Operating Partnership also would be required to borrow any such shortfall in order to make such distributions. While the Operating Partnership does not believe this will be necessary, it believes it would be able to borrow the necessary amounts under the New Credit Facility or from other sources and that any such borrowing would not have a material adverse effect on its financial condition or results of operations.

  The distributions to stockholders per share of Host REIT Common Stock are expected to be equal to the amount distributed by the Operating Partnership per OP Unit. However, if the REIT Conversion is not completed until after January 1, 1999, then Host REIT's distributions to stockholders in 1999 would be lower than the Operating Partnership's distributions per OP Unit (by the amount of Host REIT's 1999 corporate income tax payments) until its REIT election becomes effective, which would be no later than January 1, 2000. The Operating Partnership intends to make distributions during 1999 at the estimated level described above even if the REIT election of Host REIT were not effective until January 1, 2000. The following table describes the calculation of Host REIT's estimated initial cash distributions and estimated cash distributions per share of Host REIT Common Stock for the twelve months ending December 31, 1999, based on the Operating Partnership's estimated cash distributions of $0.84 per OP Unit, if the REIT Conversion were to occur on January 1, 1999 but Host REIT's REIT election were not effective until January 1, 2000:

                                                                  (DOLLARS IN
                                                                MILLIONS EXCEPT
                                                               PER SHARE AMOUNT)
                                                               -----------------
Estimated cash distributions by the Operating Partnership for
 the twelve months ending December 31, 1999..................        $ 231
 Less: Estimated cash distributions to OP Unitholders (other
 than Host REIT).............................................          (59)
                                                                     -----
Host REIT's share of estimated cash distributions by the
 Operating Partnership for the twelve months ending December
 31, 1999....................................................          172
 Less: Estimated cash payments for federal and state income
     taxes (if Host REIT has not yet made REIT election)(1)..          (65)
                                                                     -----
Estimated cash distributions by Host REIT (if Host REIT has
 not yet made a REIT election) for the twelve months ending
 December 31, 1999...........................................         $107
                                                                     =====
Estimated cash distributions per share of Host REIT Common
 Stock (if Host REIT has not yet made a REIT election) for
 the twelve months ending December 31, 1999(2)...............        $0.52
                                                                     =====

--------
(1) Estimated cash tax payments based on applying Host REIT's blended statutory tax rate (assumed to be a federal rate of 35%, plus a blended state rate of 5% net of the federal benefit), taking into account utilization of Host REIT's estimated alternative minimum tax ("AMT") credit carryforwards (approximately $21 million) and estimated AMT preferences (approximately $55 million), and applying the resulting effective rate (25%) to estimated taxable income for the year.

(2) Based on a total of 204.5 million shares of Host REIT Common Stock outstanding.

  Investors are cautioned that Host expects that its preliminary estimate of 1999 taxable income (and the resulting estimated distributions during 1999) may materially change as a result of issuances of additional common or preferred stock by Host either prior to or following the Partnership Mergers (which could reduce the distribution per OP Unit in accordance with its distribution policy), changes in operations, acquisitions or dispositions of assets, changes in the preliminary estimate of taxable income for 1999 and various other factors (some of which may be beyond the control of Host REIT and the Operating Partnership). Distributions will be made in the discretion of Host REIT's Board of Directors and will be affected by a number of factors, including the rental payments received by the Operating Partnership from the Lessees with respect to the Leases of the

Hotels, the operating expenses of the Operating Partnership, the level of borrowings and interest expense incurred in borrowing, the Operating Partnership's financial condition and cash available for distribution, the taxable income of Host REIT and the Operating Partnership, the effects of acquisitions and dispositions of assets, unanticipated capital expenditures and distributions required to be made on any preferred units issued by the Operating Partnership. Actual results may vary substantially from the estimates and no assurance can be given that the Operating Partnership's estimates will prove accurate or that any level of distributions will be made or sustained.

  For a discussion of the tax treatment of distributions to the holders of Host REIT Common Stock, see "Federal Income Tax Consequences--Taxation of Taxable U.S. Stockholders Generally," "--Taxation of Tax-Exempt Stockholders of Host REIT" and "--Taxation of Non-U.S. Stockholders." For a discussion of the annual distribution requirements applicable to REITs, see "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger-- Annual Distribution Requirements Applicable to REITs."

INVESTMENT POLICIES

  Investments in Real Estate or Interests in Real Estate. Host REIT is required to conduct all of its investment activities through the Operating Partnership. The Company's investment objectives are to (i) achieve long-term sustainable growth in Funds From Operations per share of Host REIT Common Stock, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets, (iv) develop and construct upscale and luxury full-service hotels and (v) potentially pursue other real estate investments. The Company's business will be primarily focused on upscale and luxury full-service hotels. Where appropriate, and subject to REIT qualification rules and limitations contained in the Partnership Agreement, the Company may sell certain of its hotels.

  The Company also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Company's equity interest in such property.

  Investments in Real Estate Mortgages. While the Company will emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other similar interests. The Company does not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. See "Business and Properties--Blackstone Acquisition," "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Mergers-- Income Tests Applicable to REITs" and "--Asset Tests Applicable to REITs." As of June 19, 1998, the Company held two mortgages secured by hotels. In addition, the Company may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

  Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage ownership limitations and gross and asset income tests necessary for REIT qualification, the Company also may invest in securities of other entities engaged in real estate activities or invest in securities of other issuers, including for the purpose of exercising control over such entities. The Company may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Company's investment policies. No such investments will be made, however, unless the Board of Directors determines that the proposed investment would not cause either Host REIT or the Operating Partnership to be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

FINANCING POLICIES

  The Operating Partnership's and Host REIT's organizational documents currently contain no restrictions on incurring debt. The Company, however, will have a policy of incurring debt only if upon such incurrence the debt-to-total market capitalization of Host REIT and the Operating Partnership would be 60% or less. In addition, the New Senior Notes indenture and the New Credit Facility impose limitations on the incurrence of indebtedness. The indenture for the Notes also limits the amount of debt that the Operating Partnership may incur if, immediately after giving effect to the incurrence of such additional debt, the aggregate principal amount of all outstanding debt of the Operating Partnership and its Subsidiaries (as defined in the Indenture) on a consolidated basis is greater than 75% of the Operating Partnership's undepreciated total assets on the date of such incurrence. Indentures for debt issued to replace the public bonds may contain other restrictions. The Company may, from time to time, reduce its outstanding indebtedness by repurchasing a portion of such outstanding indebtedness, subject to certain restrictions contained in the Partnership Agreement and the terms of its outstanding indebtedness. The Company will from time to time reevaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market conditions, market values of properties, growth and acquisition opportunities and other factors. Consequently, the Company's financing policy is subject to modification and change. The Company may waive or modify its borrowing policy without any vote of the stockholders of Host REIT.

  To the extent that the Board of Directors determines to seek additional capital, the Company may raise such capital through equity offerings, debt financing or retention of cash flow or a combination of these methods. As long as the Operating Partnership is in existence, the net proceeds of all equity capital raised by Host REIT will be contributed to the Operating Partnership in exchange for OP Units in the Operating Partnership, which will dilute the ownership interest of limited partners of the Operating Partnership.

  In the future, the Company may seek to extend, expand, reduce or renew its New Credit Facility, or obtain new credit facilities or lines of credit, subject to its general policy relating to the ratio of debt-to-total market capitalization, for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Code. In the future, the Company also may determine to issue securities senior to the Host REIT Common Stock or OP Units, including preferred shares and debt securities (either of which may be convertible into Host REIT Common Stock or OP Units or may be accompanied by warrants to purchase Host REIT Common Stock or OP Units).

  The Company has not established any limit on the number or amount of mortgages that may be placed on any single hotel or on its portfolio as a whole, although the Company's objective is to reduce its reliance on secured indebtedness.

LENDING POLICIES

  The Company may consider offering purchase money financing in connection with the sale of a hotel where the provision of such financing will increase the value received by the Company for the hotel sold.

CONFLICTS OF INTEREST POLICIES

  Under the MGCL, no contract or transaction between a Maryland corporation and any of its directors or between a Maryland corporation and any other corporation, firm, or other entity in which any of its directors is a director, or has a material financial interest, shall be void or voidable solely for this reason, or solely because the director is present at the meeting of the board or committee of the board which authorizes, approves, or ratifies the contract or transaction, or solely because such director's or directors' votes are counted for such purpose, if (i) the fact of common directorship or interest is disclosed or known to the board of directors or the committee, and the board or committee authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (ii) the fact of common directorship or interest is disclosed or known to the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested corporation, firm or other entity, or (iii) the contract or transaction is fair and reasonable to the corporation. Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee of the board or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

  Host REIT's Board of Directors also has adopted a policy to address conflicts of interest. In addition, Maryland and Delaware law impose certain duties on the Board of Directors and Host REIT, as general partner of the Operating Partnership (to the extent such duties have not been eliminated pursuant to the Host REIT Charter or the Partnership Agreement). There can be no assurance, however, that these policies always will be successful in eliminating the influence of such conflicts. If they are not successful, decisions could be made that may fail to reflect fully the interests of all holders of Host REIT Common Stock and limited partners of the Operating Partnership.

  Host REIT has adopted a policy which would require that all material contracts and transactions between Host REIT, the Operating Partnership or any of its subsidiaries, on the one hand, and a director or executive officer of Host REIT or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, the Board of Directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although the Board of Directors will have no obligation to do so.

  In addition, under Delaware law (where the Operating Partnership is formed), Host REIT, as general partner, has a fiduciary duty to the Operating Partnership and, consequently, such transactions are subject to the duties of care and loyalty that Host REIT, as general partner, owes to limited partners of the Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the Partnership Agreement). The Partnership Agreement provides that (i) in considering to dispose of any of the assets of the Operating Partnership, Host REIT shall take into account the tax consequences to it of any such disposition and shall have no liability to the Operating Partnership or the limited partners for decisions based upon or influenced by such tax consequences (and the Operating Partnership generally is obligated to pay any taxes Host REIT incurs as result of such transactions), (ii) Host REIT, as general partner, is under no obligation to consider the separate interests of the limited partners (including, without limitation, tax consequences) in deciding whether to cause the Operating Partnership to take, or decline to take, any action and (iii) any act or omission by Host REIT, as a general partner, undertaken in the good faith belief that such action is necessary or desirable to protect the ability of Host REIT to continue to qualify as a REIT or to allow Host REIT to avoid incurring liability for taxes under Section 857 or 4981 of the Code (relating to required distributions) is deemed approved by all limited partners.

  J.W. Marriott, Jr. and Richard E. Marriott, who are brothers, currently serve as directors of Host and directors (and, in the case of J.W. Marriott, Jr., also an officer) of Marriott International. After the REIT Conversion, J.W. Marriott, Jr. will serve as a director of Host REIT and will continue to serve as the Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott will serve as Chairman of the Board of Host REIT and continue to serve as a director of Marriott International.
J.W. Marriott, Jr. and Richard E. Marriott also beneficially own (as determined for securities law purposes) approximately 10.6% and 10.2%, respectively, of the outstanding shares of common stock of Marriott International and will beneficially own approximately 5.33% and 5.31%, respectively, of the outstanding shares of Crestline (but neither will serve as an officer or director thereof). Because they will serve as directors of Host REIT, as well as directors (and in the case of J.W. Marriott, Jr., the Chief Executive Officer) of Marriott International they may be subject to certain potential conflicts of interest in fulfilling their responsibilities to Host REIT and its stockholders. See "Risk Factors--Conflicts of Interest-- Relationship with Marriott International and Crestline."

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  The Company may, but does not presently intend to, make investments other than as previously described. Host REIT will make investments only through the Operating Partnership. Host REIT and the Operating Partnership will have authority to offer their securities and to repurchase or otherwise reacquire their securities and may engage in such activities in the future. Host REIT and the Operating Partnership also may make loans to joint ventures in which they may participate in the future to meet working capital needs. Neither Host REIT nor the Operating Partnership will engage in trading, underwriting, agency distribution or sale of securities of other issuers. Host REIT's policies with respect to such activities may be reviewed and modified from time to time by Host REIT's directors without notice to, or the vote of, its stockholders.

                            SELECTED FINANCIAL DATA

  The following table presents certain selected historical financial data of Host which has been derived from Host's audited Consolidated Financial Statements for the five most recent fiscal years ended January 2, 1998 and the unaudited condensed consolidated financial statements for the First Three Quarters 1998 and First Three Quarters 1997. The income statement data for fiscal year 1993 does not reflect the Marriott International Distribution and related transactions and, accordingly, the table presents data for Host for 1993 that includes amounts attributable to Marriott International. As a result of the Marriott International Distribution and related transactions, the assets, liabilities and businesses of Host have changed substantially.

  The information contained in the following table is not comparable to the operations of Host or the Operating Partnership on a going-forward basis because the historical information relates to an operating entity which owns and operates its hotels, while the Company will own the Hotels but will lease them to the Lessees and receive rental payments in connection therewith.

                              FIRST
                         THREE QUARTERS                   FISCAL YEAR
                         ----------------  ----------------------------------------------
                         1998(1)  1997(1)  1997(1)  1996(2)  1995(3)  1994(1)  1993(1)(4)
                         -------  -------  -------  -------  -------  -------  ----------
                           (UNAUDITED)          (IN MILLIONS)
INCOME STATEMENT DATA:
 Revenues............... $1,040   $  768   $1,147   $  732   $  484   $  380     $  659
 Operating profit.......    493      304      449      233      114      152         92
 Interest expense.......    245      198      302      237      178      165        164
 Income (loss) from con-
  tinuing operations....    100       38       47      (13)     (62)     (13)        56
 Net income (loss)(5)...    (48)      43       50      (13)    (143)     (25)        50
OTHER OPERATING DATA:
 Cash from operations...    278      313      464      201      142      146        415
 Cash used in investing
  activities............   (273)     (49)  (1,046)    (504)    (208)    (178)      (262)
 Cash provided by (used
  in) financing activi-
  ties..................     23      391      389      806      200       26       (389)
 Comparative FFO(6) (un-
  audited)..............    282      202      295      164      136      N/A        N/A
 Depreciation and amor-
  tization..............    184      158      240      168      122      113        N/A
RATIO DATA (UNAUDITED):
 Ratio of earnings to
  fixed charges(7)......   1.7x     1.4x     1.3x     1.0x       --       --        N/A
 Deficiency of earnings
  to fixed charges(7)...     --       --       --       --       70       12        N/A
BALANCE SHEET DATA:
 Cash, cash equivalents
  and short-term
  marketable
  securities............ $  575   $  911   $  865   $  704   $  201   $   67     $   73
 Total assets...........  6,969    6,362    6,526    5,152    3,557    3,366      3,362
 Debt...................  4,224    3,684    3,783    2,647    2,178    1,871      2,113

--------

(1) In the First Three Quarters of 1998, Host recognized a $148 million extraordinary loss, net of taxes, on the extinguishment of certain debt. In the First Three Quarters 1997 and fiscal year 1997, Host recognized a $5 million and a $3 million, respectively, extraordinary gain, net of taxes, on the extinguishment of certain debt. In 1994, Host recognized a $6 million extraordinary loss, net of taxes, on the required redemption of senior notes. In 1993, Host recognized a $4 million extraordinary loss, net of taxes, on the completion of an exchange offer for its then outstanding bonds.
(2) Fiscal year 1996 includes 53 weeks.
(3) Operating results for 1995 include a $10 million pre-tax charge to write down the carrying value of five limited service properties to their net realizable value and a $60 million pre-tax charge to write down an undeveloped land parcel to its estimated sales value. In 1995, Host recognized a $20 million extraordinary loss, net of taxes, on the extinguishment of debt.
(4) Operating results for 1993 include the operations of Marriott International through the Marriott International Distribution date of October 8, 1993. These operations had a net pre-tax effect on income of $211 million for the year ended December 31, 1993 and are recorded as "Profit from operations distributed to Marriott International" on Host's consolidated statements of operations and are, therefore, not included in sales, operating profit before corporate expenses and interest, interest expense and interest income for the same period. The net pre-tax effect of these operations is, however, included in income before income taxes, extraordinary item and cumulative effect of changes in accounting principles and in net income for the same periods. Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," was adopted in the first quarter of 1993. In the second quarter of 1993, Host changed its accounting method for assets held for sale. During 1993, Host recorded a $34 million credit to reflect the adoption of SFAS No. 109 and a $32 million charge, net of taxes, to reflect the change in its accounting method for assets held for sale. Operating results in 1993 included pre-tax expenses related to the Marriott International Distribution totaling $13 million.
(5) Host recorded a loss from discontinued operations, net of taxes, as a result of the Special Dividend (as defined herein) of $61 million in 1995, $6 million in 1994, and $4 million in 1993. The 1995 loss from discontinued operations includes a pre-tax charge of $47 million for the adoption of SFAS No. 121, "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," a pre-tax $15 million restructuring charge and an extraordinary loss of $10 million, net of taxes, on the extinguishment of debt.
(6) Host considers Comparative Funds From Operations ("Comparative FFO," which represents Funds From Operations, as defined by NAREIT, plus deferred tax expense) a meaningful disclosure that will help the investment community to better understand the financial performance of Host, including enabling its stockholders and analysts to more easily compare Host's performance to REITs. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from debt restructurings and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund Host's cash needs, including its ability to make distributions. Host's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
(7) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $122 million and $113 million in 1995 and 1994, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

LACK OF COMPARABILITY FOLLOWING THE MERGER AND THE REIT CONVERSION

  Because substantially all of the Company's Hotels will be leased following the Merger and the REIT Conversion, the Company does not believe that the historical results of operations will be comparable to the results of operations of Host following the Merger and the REIT Conversion. For pro forma information giving effect to the Merger and the REIT Conversion (including the Leases), see "Pro Forma Financial Statements."

HISTORICAL RESULTS OF OPERATIONS

  Revenues primarily represent house profit from hotel properties and senior living communities, net gains (losses) on property transactions and equity in the earnings (losses) of affiliates. House profit reflects the net revenues flowing to Host as property owner and represents gross hotel sales less property-level expenses (excluding depreciation, management fees, property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses included in the accompanying financial statements). Other operating costs and expenses include idle land carrying costs and certain other costs.

  Host's hotel operating costs and expenses are, to a great extent, fixed. Therefore, Host derives substantial operating leverage from increases in revenue. This operating leverage is somewhat diluted, however, by the impact of base management fees which are calculated as a percentage of sales, variable lease payments and incentive management fees tied to operating performance above certain established levels. Successful hotel performance resulted in certain of Host's properties reaching levels which allowed the manager to share in the growth of profits in the form of higher management fees. Host expects that this trend will continue in 1998 as the upscale and luxury full-service segments continue to strengthen. At these higher operating levels, Host's and the managers' interests are closely aligned, which helps to drive further increases in profitability, but moderates operating leverage.

  For the periods discussed herein, Host's hotel properties have experienced substantial increases in REVPAR. REVPAR is a commonly used indicator of market performance for hotels which represents the combination of the average daily room rate charged and the average occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. The REVPAR increase primarily represents strong percentage increases in room rates, while occupancy increases have been more moderate. Increases in average room rates have generally been achieved by the managers through shifting occupancies away from discounted group business to higher-rated group and transient business and by selectively increasing room rates. This has been made possible by increased travel due to improved economic conditions and by the favorable supply/demand characteristics existing in the upscale and luxury full-service segments of the lodging industry. Host expects this favorable relationship between supply growth and demand growth to continue in the upscale and luxury markets in which it operates, which should result in improved REVPAR and operating profits at its hotel properties in the near term. However, there can be no assurance that REVPAR will continue to increase in the future.

FIRST THREE QUARTERS 1998 COMPARED TO FIRST THREE QUARTERS 1997 (HISTORICAL)

  Revenues. Revenues primarily represent house profit from Host's hotel properties, net gains (losses) on property transactions and equity in earnings (losses) of affiliates. Revenues increased $272 million, or 35%, to $1,040 million for the First Three Quarters 1998 from $768 million for the First Three Quarters 1997. Host's revenue and operating profit were impacted by improved lodging results for comparable full-service hotel properties, the addition of 18 full-service hotel properties during 1997 and 11 full-service properties during the First Three Quarters 1998, the acquisition of 30 senior living communities in 1997 and one senior living community in 1998 and the gain on the sale of two hotel properties in the First Three Quarters 1998.

  Hotel revenues increased $46 million, or 21%, to $270 million in the third quarter of 1998 and $186 million, or 25%, to $922 million for year-to-date 1998 due to growth in REVPAR and the addition of 29 full-service properties acquired in 1997 and through the first three quarters of 1998.

  Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $449 million, or 24%, to over $2.3 billion in the First Three Quarters 1998, reflecting the REVPAR increases for comparable units and the addition of full-service properties in 1997 and 1998. Improved results for Host's full-service hotels were driven by strong increases in REVPAR for comparable units of 7.9% to $113.27 for the First Three Quarters 1998. Results were further enhanced by a one percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for Host's full-service hotel properties, average room rates increased nearly eight percent with no change in occupancy.

  Revenues generated from Host's 31 senior living communities totaled $58 million for the First Three Quarters 1998 compared to $16 million for the First Three Quarters 1997 (as the assets were purchased in the third quarter of 1997). For the First Three Quarters 1998, average occupancy was nearly 92% and the average per diem rate was $88.19, which resulted in REVPAR of $81.05. Senior living communities' sales totaled $166 million for the First Three Quarters 1998.

  Revenues were also impacted by the gains on the sales of two hotel properties. The New York East Side Marriott was sold for $191 million resulting in a pre-tax gain of approximately $40 million. The Napa Valley Marriott was sold for $21 million resulting in a pre-tax gain of approximately $10 million.

  Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation, management fees, real and personal property taxes, ground, building and equipment rent, insurance and certain other costs. Operating costs and expenses increased $17 million to $174 million in the third quarter of 1998 from $157 million in the third quarter of 1997, primarily representing increased hotel and senior living communities operating costs. Year-to-date operating costs and expenses increased $83 million to $547 million. Hotel operating costs increased $17 million to $159 million for the third quarter of 1998 and $69 million to $502 million year-to-date, primarily due to the addition of 29 full-service hotel properties during 1997 and through the first three quarters of 1998 and increased management fees and rentals tied to improved property results. As a percentage of hotel revenues, hotel operating costs and expenses decreased to 59% and 54% of revenues in the third quarter of 1998 and year-to-date, respectively, from 63% and 59% of revenues in the third quarter of 1997 and year-to-date 1997, respectively, due to the significant increases in REVPAR discussed above, as well as the operating leverage as a result of a significant portion of the Company's hotel operating costs and expenses being fixed. The Company's senior living communities' operating costs and expenses were $11 million for the third quarter of 1998 and $31 million for year-to-date 1998, compared to $9 million for the third quarter of 1997 and year-to-date 1997. As the senior living communities were purchased at the beginning of the 1997 third quarter, year-to-date operating costs and expenses are not comparable.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $30 million, or 34%, to $119 million for the third quarter of 1998 and $189 million, or 62%, to $493 million year-to-date. Hotel operating profit increased $29 million, or 35%, to $111 million, or 41% of hotel revenues, for the third quarter of 1998 from $82 million, or 37% of hotel revenues, for the third quarter of 1997. Year-to-date hotel operating profit increased $117 million, or 39%, to $420 million, or 46% of hotel revenues, for 1998 compared to $303 million, or 41% of hotel revenues, for 1997. Specifically, hotels in New York City, San Francisco, Toronto and Atlanta reported significant improvements for the 1998 third quarter over the third quarter of 1997.

  Minority Interest. Minority interest expense increased $12 million to $33 million for the First Three Quarters 1998, primarily reflecting the impact of the consolidation of affiliated partnerships and the acquisition of controlling interests in newly-formed partnerships during 1997 and 1998.

  Corporate Expenses. Corporate expenses increased $6 million to $33 million for the First Three Quarters 1998. As a percentage of revenues, corporate expenses decreased to 2.8% of revenues for the First Three Quarters 1998 from 1.1% in the First Three Quarters 1997, reflecting Host's efforts to control its corporate expenses in spite of the substantial growth in revenues.

  REIT Conversion Expenses. REIT Conversion Expenses reflect the professional fees and other expenses associated with the Company's conversion to a REIT and totaled $14 million for the First Three Quarters 1998.

  Interest Expense. Interest expense increased 24% to $245 million in the First Three Quarters 1998, primarily due to additional debt assumed in connection with the 1997 and 1998 full-service hotel and senior living community additions as well as the issuance of the New Senior Notes and the New Credit Facility.

  Dividends on Convertible Preferred Securities. The dividends on Convertible Preferred Securities reflect the dividends accrued on the $550 million in 6.75% Convertible Preferred Securities issued by Host in December 1996.

  Interest Income. Interest income decreased $1 million to $36 million for the First Three Quarters 1998, primarily reflecting the lower level of cash and marketable securities held in 1998 compared to 1997.

  Income before Extraordinary Item. Income before extraordinary item for the First Three Quarters 1998 was $100 million, compared to $38 million for the First Three Quarters 1997.

  Extraordinary Gain (Loss). In connection with the purchase of the Old Senior Notes, Host recognized an extraordinary loss of $148 million, which represents the bond premium and consent payments totaling approximately $175 million and the write-off of deferred financing fees of approximately $52 million related to the Old Senior Notes, net of taxes. In March 1997, Host purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. Host purchased the bonds for $219 million, which was an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, Host recognized an extraordinary gain of $5 million, which represents the $11 million discount and the write-off of deferred financing fees, net of taxes.

  Net Income (Loss). The significant net loss for the First Three Quarters 1998 was due to the $148 million extraordinary loss on the extinguishment of debt. Net loss for the First Three Quarters 1998 was $48 million compared to net income of $43 million for the First Three Quarters 1997. Basic and diluted earnings (loss) per common share were $(.24) and $(.23), respectively, for 1998 and $.21 for the First Three Quarters 1997.



1997 COMPARED TO 1996 (HISTORICAL)

  Revenues. Revenues increased $415 million, or 57%, to $1.1 billion for 1997. Host's revenue and operating profit were impacted by:

  -- improved lodging results for comparable full-service hotel properties;

  -- the addition of 23 full-service hotel properties during 1996 and 18 full-service properties during 1997;

  -- the addition of 30 senior living communities in 1997;

  -- the 1996 sale and leaseback of 16 Courtyard properties and 18 Residence
     Inns; and

  -- the 1997 results including 52 weeks versus 53 weeks in 1996.

  Hotel revenues increased $376 million, or 52% to $1.1 billion in 1997, as all three of the Company's lodging concepts reported growth in REVPAR. Hotel sales increased $864 million, or 44%, to over $2.8 billion in 1997, reflecting the REVPAR increases for comparable units and the addition of full-service properties during 1996 and 1997. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR for comparable units of 12.6% in 1997. Results were further enhanced by a more than two percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for Host's full-service properties, average room rates increased almost 11%, while average occupancy increased over one percentage point.

  Revenues generated from Host's 1997 third quarter acquisition of 29 senior living communities totaled $37 million. During 1997, average occupancy of the communities was 92% and the average per diem rate was $84, which resulted in 1997 REVPAR of $77. Overall occupancies for 1997 were lower than the historical and anticipated future occupancies due to the significant number of expansion units added during the year, the overall disruption to the communities as a result of the construction and the time required to fill the expansion units. Senior living communities' sales totaled $111 million for 1997.

  Operating Costs and Expenses. Operating costs and expenses increased $199 million to $698 million for 1997, primarily representing increased hotel and senior living communities' operating costs, including depreciation and management fees. Hotel operating costs increased $188 million to $649 million, primarily due to the addition of 41 full-service properties during 1996 and 1997, and increased management fees and rentals tied to improved property results. As a percentage of hotel revenues, hotel operating costs and expenses decreased to 59% of revenues for 1997, from 64% of revenues for 1996, reflecting the impact of increased 1997 revenues on relatively fixed operating costs and expenses. Host's senior living communities operating costs and expenses were $20 million (54% of revenues) for 1997.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, Host's operating profit increased $216 million, or 93%, to $449 million in 1997. Hotel operating profit increased $188 million, or 73%, to $444 million, or 41% of hotel revenues, for 1997 compared to $256 million, or 36% of hotel revenues, for 1996. In nearly all markets, Host's hotels recorded improvements in comparable operating results. In particular, Host's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, Host expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, Host's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of Host's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply. Host's senior living communities generated $17 million (46% of revenues) of operating profit.

  Minority Interest. Minority interest expense increased $26 million to $32 million for 1997, primarily reflecting the impact of the consolidation of affiliated partnerships and the acquisition of controlling interests in newly-formed partnerships during 1996 and 1997.

  Corporate Expenses. Corporate expenses increased $4 million to $47 million in 1997. As a percentage of revenues, corporate expenses decreased to 4.1% of revenues in 1997 from 5.9% of revenues in 1996. This reflects Host's efforts to control its corporate expenses in spite of the substantial growth in revenues.

  Interest Expense. Interest expense increased $65 million to $302 million in 1997, primarily due to the additional mortgage debt of approximately $1.1 billion assumed in connection with the 1996 and 1997 full-service hotel additions, approximately $315 million in debt incurred in conjunction with the acquisition of senior living communities, as well as the issuance of $600 million of 8 7/8% senior notes in July 1997.

  Dividends on Convertible Preferred Securities of Subsidiary Trust. The dividends on the Convertible Preferred Securities reflect the dividends on the $550 million in 6.75% Convertible Preferred Securities issued by Host in December 1996.

  Interest Income. Interest income increased $4 million to $52 million for 1997, primarily reflecting the interest income on the available proceeds generated by the December 1996 offering of Convertible Preferred Securities and the proceeds generated by the issuance of the 8 7/8% senior notes in July 1997.

  Income (Loss) Before Extraordinary Items. Income before extraordinary items for 1997 was $47 million, compared to a $13 million loss before extraordinary items for 1996 as a result of the items discussed above.

  Extraordinary Gain (Loss). In March 1997, Host purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. Host purchased the bonds for $219 million, which was an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, Host recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes. In December 1997, Host refinanced the mortgage debt secured by Marriott's Orlando World Center. In connection with the refinancing, Host recognized an extraordinary loss of $2 million, which represents payment of a prepayment penalty and the write-off of unamortized deferred financing fees, net of taxes.

  Net Income (Loss). The Company's net income in 1997 was $50 million, compared to a net loss of $13 million in 1996. Basic earnings per common share was $.25 for 1997, compared to a basic loss per common share of $.07 in 1996. Diluted earnings per common share was $.24 for 1997 compared to a diluted loss per common share of $.07 in 1996.

1996 COMPARED TO 1995 (HISTORICAL)

  Revenues. Revenues increased $248 million, or 51%, to $732 million in 1996. Host's revenue and operating profit were impacted by:

  -- improved lodging results for comparable full-service hotel properties;

  -- the addition of nine full-service hotel properties during 1995 and 23 full-service properties during 1996;

  -- the 1996 and 1995 sale and leaseback of 53 of Host's Courtyard properties and 18 of Host's Residence Inns;

  -- the 1996 change in the estimated depreciable lives and salvage values for certain hotel properties which resulted in additional depreciation expense of $15 million;

  -- the 1996 results including 53 weeks versus 52 weeks in 1995;

  -- the $60 million pre-tax charge in 1995 to write down the carrying value of one undeveloped land parcel to its estimated sales value;

  -- a $10 million pre-tax charge in 1995 to write down the carrying value of certain Courtyard and Residence Inn properties held for sale to their net realizable values included in "Net gains (losses) on property transactions"; and

  -- the 1995 sale of four Fairfield Inns.

  Hotel revenues increased $243 million, or 51%, to $717 million in 1996, as all three of Host's lodging concepts reported growth in REVPAR. Hotel sales increased $590 million, or 44%, to $1.9 billion in 1996, reflecting the REVPAR increases for comparable units and the addition of full-service properties during 1995 and 1996.

  Improved results for Host's full-service hotels were driven by strong increases in REVPAR for comparable units of 11% in 1996. Results were further enhanced by an almost two percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for Host's full-service properties, average room rates increased 8%, while average occupancy increased over two percentage points.

  Operating Costs and Expenses. Operating costs and expenses increased $129 million to $499 million for 1996, primarily representing increased hotel operating costs, including depreciation, partially offset by the $60 million pre-tax charge in 1995 to write down the carrying value of one undeveloped land parcel to its estimated sales value. Hotel operating costs increased $180 million to $461 million, primarily due to the addition of 32 full-service properties during 1995 and 1996, increased management fees and rentals tied to improved property results and a change in the depreciable lives and salvage values of certain large hotel properties ($15 million). As a percentage of hotel revenues, hotel operating costs and expenses increased to 64% of revenues for 1996, from 59% of revenues for 1995, reflecting the impact of the lease payments on the Courtyard and Residence Inn properties which have been sold and leased back, and the change in depreciable lives and salvage values for certain large hotel properties discussed above, as well as the shifting emphasis to full-service properties. Full-service hotel rooms accounted for 100% of Host's total hotel rooms on January 3, 1997, versus 84% on December 29, 1995.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, Host's operating profit increased $119 million, or 104%, to $233 million in 1996. Hotel operating profit increased $63 million, or 33%, to $256 million, or 36% of hotel revenues, for 1996 compared to $193 million, or 41% of hotel revenues, for 1995. Across the board, the Company's hotels recorded substantial improvements in comparable operating results. In addition, several hotels, including the New York Marriott Marquis, the New York Marriott East Side, the Philadelphia Marriott, the San Francisco Marriott and the Miami Airport Marriott posted particularly significant improvements in operating profit for the year. Host's Atlanta properties also posted outstanding results, primarily due to the 1996 Summer Olympics. Additionally, several hotels which recently converted to the Marriott brand, including the Denver Marriott Tech Center, the Marriott's Mountain Resort at Vail and the Williamsburg Marriott, recorded strong results compared to the prior year as they completed renovations and began to realize the benefit of their conversions.

  Corporate Expenses. Corporate expenses increased $7 million to $43 million in 1996. As a percentage of revenues, corporate expenses decreased to 5.9% of revenues in 1996 from 7.4% of revenues in 1995. This reflects Host's efforts to control its corporate administrative expenses in spite of the substantial growth in revenues.

  Interest Expense. Interest expense increased 33% to $237 million in 1996, primarily due to the additional mortgage debt of approximately $696 million incurred in connection with the 1996 full-service hotel additions and the issuance of $350 million of notes issued by HMC Acquisition Properties, Inc., a wholly-owned subsidiary of Host, in December 1995, partially offset by the net impact of the 1995 redemptions of Host Marriott Hospitality, Inc. notes ("Hospitality Notes").

  Loss from Continuing Operations. The loss from continuing operations for 1996 decreased $49 million to $13 million, as a result of the changes discussed above.

  Net Loss. Host's net loss in 1996 was $13 million, compared to a net loss of $143 million in 1995, which included a $61 million loss from discontinued operations and a $20 million extraordinary loss primarily representing premiums paid on bond redemptions and the write-off of deferred financing fees and discounts on the debt. The basic and diluted loss per common share was $.07 for 1996 and $.90 for 1995.

PRO FORMA RESULTS OF OPERATIONS

  Because substantially all of the Company's Hotels will be leased to the Lessees following the REIT Conversion, the Company does not believe that the Company's historical results of operations will be comparable to the results of operations of the Company following the REIT Conversion. Accordingly, a comparison of the Company's pro forma results of operations for the First Three Quarters 1998 to the First Three Quarters 1997 and fiscal year 1997 to fiscal year 1996 have been included below. The following discussion and analysis should be read in conjunction with the Company's combined consolidated financial statements and the Company's unaudited pro forma financial statements and related notes thereto included elsewhere in this Proxy Statement/Prospectus. The following discussion and analysis has been prepared assuming the following two scenarios:

  . All Partnerships participate in the Partnership Mergers and no Notes are issued ("100% Participation with No Notes Issued").

  . All Partnerships participate in the Partnership Mergers and Notes are issued with respect to 100% of the OP Units allocable to each Partnership ("100% Participation with Notes Issued").

  These presentations do not purport to represent what combination will result from the Merger and the REIT Conversion, but instead are designed to illustrate what the composition of the Company would have been like under the above scenarios. Furthermore, the unaudited pro forma financial statements do not purport to represent what the Company's results of operations or cash flows would actually have been if the Merger and the REIT Conversion had in fact occurred on such date or at the beginning of such period or to project the Company's results of operations or cash flows for any future date or period.

  The following table presents the results of operations for the First Three Quarters 1998 and the First Three Quarters 1997 on a pro forma basis under the scenarios discussed above:

                                 100% PARTICIPATION      100% PARTICIPATION
                                WITH NO NOTES ISSUED      WITH NOTES ISSUED
                                ----------------------  ----------------------
                                FIRST THREE QUARTERS    FIRST THREE QUARTERS
                                ----------------------  ----------------------
                                   1998        1997        1998        1997
                                ----------  ----------  ----------  ----------
                                               (IN MILLIONS)
Rental revenues................ $      540  $      521  $      540  $      521
Total revenues.................        542         528         542         528
Operating costs and expenses...        391         388         390         387
Operating profit before
 minority interest, corporate
 expenses and interest
 expense.......................        151         140         152         141
Minority interest..............        (14)         (8)        (14)         (8)
Corporate expenses.............        (30)        (29)        (30)        (29)
Interest expense...............       (339)       (332)       (351)       (343)
Interest income................         24          20          24          20
                                ----------  ----------  ----------  ----------
Loss before income taxes.......       (208)       (209)       (219)       (219)
Benefit (provision) for income
 taxes.........................         10          10          11          11
                                ----------  ----------  ----------  ----------
Loss before extraordinary
 items......................... $     (198) $     (199) $     (208) $     (208)
                                ==========  ==========  ==========  ==========

100% PARTICIPATION WITH NO NOTES ISSUED--FIRST THREE QUARTERS 1998 COMPARED TO FIRST THREE QUARTERS 1997 (PRO FORMA)

  Revenues. Revenues primarily represent lease revenues, net gains (losses) on property transactions and equity in earnings (losses) of affiliates, including the Non-Controlled Subsidiaries. Revenues increased $14 million, or 2.7%, to $542 million for the First Three Quarters 1998 from $528 million for the First Three Quarters 1997. EITF 98-9, "Accounting for Contingent Rents in Interim Financial Periods," requires a lessor to defer recognition of contingent rental income in interim periods until the specified target that triggers the contingent rental income is achieved. Based on the structure of the Company's leases, only minimum rent was recorded in the First Three Quarters 1998 and First Three Quarters 1997. On a pro forma basis, the Company would have received rental payments of $860 million and $777 million, respectively, resulting in deferred revenue of $320 million and $256 million, respectively, for the First Three Quarters 1998 and First Three Quarters 1997.

  Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $194 million, or 7.8%, to over $2.6 billion in the First Three Quarters 1998, reflecting the REVPAR increases for the Company's hotels. Improved results for the Company's hotels were driven by strong increases in REVPAR of 8.1% to $111.05 for the First Three Quarters 1998. Average room rates increased 8.4%, while average occupancy decreased slightly to 78.4%.

  Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation, property taxes, ground, rent, insurance and certain other costs. Operating costs and expenses increased $3 million to $391 million in the First Three Quarters 1998. As a percentage of rental revenues, hotel operating costs and expenses decreased to 72% of rental revenues in the First Three Quarters 1998 from 74% of rental revenues in the First Three Quarters 1997 due to the increase in minimum rent under the Company's leases.

  Operating Profit. As a result of the changes in rental revenues and operating costs and expenses discussed above, the Company's operating profit increased $11 million, or 8%, to $151 million for the First Three Quarters 1998. Hotel operating profit increased $18 million, or 12%, to $165 million, or 31% of rental revenues, for the First Three Quarters 1998 from $147 million, or 28% of rental revenues, for the First Three Quarters 1997. The Company's hotels recorded significant improvements in comparable operating results, however, due to EITF 98-9, only minimum rent could be recorded. Specifically, hotels in New York City, Boston, Toronto and Atlanta reported significant improvements for the First Three Quarters 1998. Properties in Florida reported some temporary declines in operating results due to exceptionally poor weather in 1998.

  Minority Interest. Minority interest expense increased $6 million to $14 million for the First Three Quarters 1998, primarily reflecting improved lodging results.

  Corporate Expenses. Corporate expenses increased $1 million to $30 million for the First Three Quarters 1998 due to increased staffing levels and the impact of inflation.

  Interest Expense. Interest expense increased $7 million to $339 million in the First Three Quarters 1998, primarily due to the impact of principal amortization on the Company's mortgage debt.

  Interest Income. Interest income increased $4 million to $24 million for the First Three Quarters 1998, primarily due to interest income from excess cash and marketable securities.

  Income before Extraordinary Items. The loss before extraordinary items for the First Three Quarters 1998 was $198 million, compared to $199 million for the First Three Quarters 1997.

100% PARTICIPATION WITH NOTES ISSUED--FIRST THREE QUARTERS 1998 COMPARED TO FIRST THREE QUARTERS 1997 (PRO FORMA)

  Revenues. Revenues increased $14 million, or 2.7%, to $542 million for the First Three Quarters 1998 from $528 million for the First Three Quarters 1997. Based on the structure of the Company's leases, only minimum rent was recorded in the First Three Quarters 1998 and First Three Quarters 1997. On a pro forma basis, the Company would have received rental payments of $860 million and $777 million, respectively, resulting in deferred revenue of $320 million and $256 million, respectively, for the First Three Quarters 1998 and First Three Quarters 1997.

  Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $194 million, or 7.8%, to over $2.6 billion in the First Three Quarters 1998, reflecting the REVPAR increases for the Company's hotels. Improved results for the Company's hotels were driven by strong increases in REVPAR of 8.1% to $111.05 for the First Three Quarters 1998. Average room rates increased 8.4%, while average occupancy decreased slightly to 78.4%.

  Operating Costs and Expenses. Operating costs and expenses increased $3 million to $390 million in the First Three Quarters 1998. As a percentage of rental revenues, hotel operating costs and expenses decreased to 72% of revenues in the First Three Quarters 1998 from 74% of rental revenues in the First Three Quarters 1997 due to the increase in minimum rent under the Company's leases.

  Operating Profit. As a result of the changes in rental revenues and operating costs and expenses discussed above, the Company's operating profit increased $11 million, or 8%, to $152 million for the First Three Quarters 1998. Hotel operating profit increased $18 million, or 12%, to $166 million, or 31% of rental revenues, for the First Three Quarters 1998 from $148 million, or 28% of rental revenues, for the First Three Quarters 1997. Once again, the Company's hotels recorded significant improvements in comparable operating results; however, due to EITF 98-9, only minimum rent could be recorded. Specifically, hotels in New York City, Boston, Toronto and Atlanta reported significant improvements for the First Three Quarters 1998. Properties in Florida reported some temporary declines in operating results due to exceptionally poor weather in 1998.

  Minority Interest. Minority interest expense increased $6 million to $14 million for the First Three Quarters 1998, primarily reflecting improved lodging results.

  Corporate Expenses. Corporate expenses increased $1 million to $30 million for the First Three Quarters 1998 due to increased staffing levels and the impact of inflation.

  Interest Expense. Interest expense increased $8 million to $351 million in the First Three Quarters 1998, primarily due to the impact of principal amortization on the Company's mortgage debt.

  Interest Income. Interest income increased $4 million to $24 million for the First Three Quarters 1998, primarily due to interest income from excess cash and marketable securities.

  Loss before Extraordinary Items. The loss before extraordinary items for the First Three Quarters 1998 and First Three Quarters 1997 was $208 million, respectively.

100% PARTICIPATION WITH NO NOTES ISSUED--1997 COMPARED TO 1996 (PRO FORMA)

  The following table presents the results of operations for the Company for 1997 and 1996 on a pro forma basis under the two pro forma scenarios:

                           100% PARTICIPATION WITH   100% PARTICIPATION WITH
                               NO NOTES ISSUED            NOTES ISSUED
                           ------------------------  ------------------------
                                 FISCAL YEAR               FISCAL YEAR
                           ------------------------  ------------------------
                              1997         1996         1997         1996
                           -----------  -----------  -----------  -----------
                                            (IN MILLIONS)
Rental revenues........... $     1,135  $     1,050  $     1,135  $     1,050
Total revenues............       1,131        1,040        1,131        1,040
Operating costs and
 expenses.................         611          600          609          599
Operating profit before
 minority interest,
 corporate expenses and
 interest expense.........         520          440          522          441
Minority interest.........         (10)          (9)         (10)          (9)
Corporate expenses........         (44)         (39)         (44)         (39)
Interest expense..........        (468)        (481)        (485)        (498)
Interest income...........          29           29           29           29
                           -----------  -----------  -----------  -----------
Income (loss) before
 income taxes.............          27          (60)          12          (76)
Benefit (provision) for
 income taxes.............          (1)           3           (1)           4
                           -----------  -----------  -----------  -----------
Income (loss) before
 extraordinary items...... $        26  $       (57) $        11  $       (72)
                           ===========  ===========  ===========  ===========

  Revenues. Revenues increased $91 million, or 8.8%, to $1,131 million for 1997. The Company's revenue and operating profit were principally impacted by improved lodging results for its hotel properties, which led to a substantial increase in rental revenues. The 1997 results also included 52 weeks versus 53 weeks in 1996.

  Hotel sales increased $263 million, or 7.9%, to nearly $3.6 billion in 1997, reflecting the increases in REVPAR. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR of 9.6% to $103.09 in 1997. Average room rates increased nearly 9%, while average occupancy increased slightly to 77.7%.

  Operating Costs and Expenses. Operating costs and expenses increased $11 million to $611 million for 1997. As a percentage of rental revenues, hotel operating costs and expenses decreased to 54% of rental revenues for 1997, from 57% of rental revenues for 1996, reflecting the impact of increased 1997 rental revenues on relatively fixed operating costs and expenses.

  Operating Profit. As a result of the changes in rental revenues and operating costs and expenses discussed above, the Company's operating profit increased $80 million, or 18%, to $520 million in 1997. Hotel operating profit increased $74 million, or 16%, to $538 million, or 47% of rental revenues, for 1997 compared to $464 million, or 44% of rental revenues, for 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

  Minority Interest. Minority interest expense increased $1 million to $10 million in 1997.

  Corporate Expenses. Corporate expenses increased $5 million to $44 million in 1997 due to increased staffing levels and the impact of inflation.

  Interest Expense. Interest expense decreased $13 million to $468 million in 1997, primarily due to the impact of principal amortization on the Company's mortgage debt.

  Interest Income. Interest income remained unchanged at $29 million for 1997, reflecting the interest income earned on the loan to the Non-Controlled Subsidiary for its acquisition of furniture and equipment, the working capital loan to Crestline, and a mortgage note on one property.

  Income (Loss) Before Extraordinary Items. Income before extraordinary items for 1997 was $26 million, compared to a $57 million loss before extraordinary items for 1996 as a result of the items discussed above.

100% PARTICIPATION WITH NOTES ISSUED--1997 COMPARED TO 1996 (PRO FORMA)

  Revenues. Revenues increased $91 million, or 8.8%, to $1,131 million for 1997. The Company's revenue and operating profit were principally impacted by improved lodging results for the Company's hotel properties, which led to a substantial increase in rental revenues. The 1997 results also included 52 weeks versus 53 weeks in 1996.

  Hotel sales increased $263 million, or 7.9%, to nearly $3.6 billion in 1997, reflecting increases in REVPAR. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR of 9.6% to $103.09 in 1997. Average room rates increased nearly 9%, while average occupancy increased slightly to 77.7%.

  Operating Costs and Expenses. Operating costs and expenses increased $10 million to $609 million for 1997. As a percentage of rental revenues, hotel operating costs and expenses decreased to 54% of rental revenues for 1997, from 57% of rental revenues for 1996, reflecting the impact of increased 1997 rental revenues on relatively fixed operating costs and expenses.

  Operating Profit. As a result of the changes in rental revenues and operating costs and expenses discussed above, the Company's operating profit increased $81 million, or 18%, to $522 million in 1997. Hotel operating profit increased $73 million, or 16%, to $535 million, or 47% of rental revenues, for 1997 compared to $462 million, or 44% of rental revenues, for 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the

Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

  Minority Interest. Minority interest increased $1 million to $10 million for 1997.

  Corporate Expenses. Corporate expenses increased $5 million to $44 million in 1997 due to increased staffing levels and the impact of inflation.

  Interest Expense. Interest expense decreased $13 million to $485 million in 1997, reflecting the impact of principal amortization on the Company's mortgage debt.

  Interest Income. Interest income remained unchanged at $29 million for 1997. Interest income includes the interest income earned on the loan to the Non-Controlled Subsidiary for its acquisition of furniture and equipment, the working capital loan to Crestline, and a mortgage note on one property.

  Income (Loss) Before Extraordinary Items. Income before extraordinary items for 1997 was $11 million, compared to a $72 million loss before extraordinary items for 1996 as a result of the items discussed above.

PRO FORMA RESULTS IF NO PARTNERSHIPS PARTICIPATE IN THE REIT CONVERSION

  There is no requirement that any of the Partnerships participate in the REIT Conversion in order for the REIT Conversion to be consummated. Accordingly, the following discussion has been included assuming that no Partnerships participate in the REIT Conversion and compares the "No Partnership Participation" scenario to the 100% Participation with No Notes Issued scenario, both of which assume that the Blackstone Acquisition occurs.

  Revenues for the First Three Quarters 1998 and fiscal year 1997 would have been higher by $1 million and lower by $69 million, respectively, as a result of the Company not reporting rental revenues related to the 24 hotel properties owned by the Partnerships, partially offset by the Company reporting gross hotel sales for four of the Partnerships (Desert Springs, MHP, MHP2 and Hanover) that it will continue to consolidate for financial reporting purposes since these partnerships are controlled by Host. Operating profit would have been higher by $49 million for the First Three Quarters due to lower deferred rent under the No Partnership Participation scenario and lower by $42 million for fiscal year 1997 due to the operating profit generated by the Partnerships on a full year basis including the substantial impact of no rental revenues from the 24 properties, partially offset by a significant decrease in depreciation expense. Interest expense would have been lower by $24 million and $29 million, respectively, due to the reduction in overall debt levels by $426 million. The loss before extraordinary items for the First Three Quarters 1998 would have been lower by $66 million principally due to the changes in operating profit and interest expense discussed above and the impact on deferred rent. Income before extraordinary items for fiscal year 1997 would have been lower by $14 million, reflecting the net income generated by the Partnerships on a full year basis.

PRO FORMA RESULTS IF HOST REIT'S ELECTION IS DELAYED UNTIL JANUARY 1, 2000

  Host intends to use its best efforts to cause the REIT Conversion to be completed as soon as possible, but there is no assurance that it will be completed during 1998 in time for Host REIT to elect REIT status effective January 1, 1999, or at all. If the REIT Conversion does not occur in 1998, but the conditions to the REIT Conversion are otherwise satisfied, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which could cause the Blackstone Acquisition (which is conditioned, among other things, on consummation of the REIT Conversion by March 31, 1999 and Host REIT qualifying as a REIT for 1999) not to be consummated. Accordingly, the following discussion compares the 100% Participation with No Notes Issued scenario with the "REIT 2000" scenario that assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur and Host does not become a REIT until January 1, 2000 and no Notes are issued.

  Revenues for the First Three Quarters 1998 and fiscal year 1997 would have been lower by $72 million and $137 million, respectively, due to the decrease in rental revenues as a result of the Company not completing the Blackstone Acquisition. Operating profit for the First Three Quarters 1998 and fiscal year 1997 would have been lower by $32 million and $50 million, respectively, due to the impact on rental revenues, of not completing the Blackstone Acquisition, net of the related operating costs and expenses (principally depreciation). Interest expense would have been lower by $36 million and $50 million, respectively, due to the reduction in overall debt levels of $600 million related to the Blackstone Acquisition. The loss before extraordinary items for the First Three Quarters 1998 would have been $10 million higher and income before extraordinary items for fiscal year 1997 $4 million higher principally due to the changes in operating profit and interest expense discussed above. Note that the First Three Quarters 1998 is significantly impacted by $43 million of deferred revenue related to the Blackstone properties.

LIQUIDITY AND CAPITAL RESOURCES

  Host funds its capital requirements with a combination of operating cash flow, debt and equity financing and proceeds from sales of selected properties and other assets. Host utilizes these sources of capital to acquire new properties, fund capital additions and improvements and make principal payments on debt.

  Capital Transactions. Host has recently substantially changed its debt financing through the following series of transactions which were intended to facilitate the consummation of the REIT Conversion.

  On April 20, 1998, Host and certain of its subsidiaries filed a shelf registration statement on Form S-3 (the "Shelf Registration") with the Commission for $2.5 billion in securities, which may include debt, equity or any combination thereof. Host anticipates that any net proceeds from the sale of offered securities will be used for refinancing of Host's indebtedness, for acquisitions and general corporate purposes.

  On August 5, 1998, HMH Properties, an indirect wholly-owned subsidiary of Host, which currently owns 72 of Host's hotels, purchased substantially all of its (i) $600 million in 9 1/2% senior notes due 2005, (ii) $350 million in 9% senior notes due 2007 and (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Old Senior Notes"). Concurrently with each offer to purchase, HMH Properties solicited consents (the "1998 Consent Solicitations") from registered holders of the Old Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Old Senior Notes were issued. HMH Properties simultaneously utilized the Shelf Registration to issue an aggregate of $1.7 billion in New Senior Notes. The New Senior Notes were issued in two series, $500 million of 7 7/8% Series A notes due in 2005 and $1.2 billion of 7 7/8% Series B notes due in 2008. The 1998 Consent Solicitations facilitated the merger of HMC Capital Resources Holdings Corporation ("Capital Resources"), a wholly-owned subsidiary of Host, with and into HMH Properties. Capital Resources, the owner of eight of Host's hotel properties, was the obligor under the $500 million revolving credit facility (the "Old Credit Facility"). The Operating Partnership will assume the New Senior Notes in connection with the REIT Conversion and the guarantee of Host is expected to terminate on the Effective Date.

  In conjunction with the issuance of the New Senior Notes, HMH Properties entered into the $1.25 billion New Credit Facility with a group of commercial banks. The New Credit Facility has an initial three-year term with two one-year extension options. Borrowings under the New Credit Facility generally bear interest at the Eurodollar rate plus 1.75% (7.5% at September 11, 1998). The interest rate and commitment fee (0.35% at September 11, 1998) on the unused portion of the New Credit Facility fluctuate based on certain financial ratios. The New Senior Notes and the New Credit Facility are guaranteed by Host and its wholly-owned subsidiary, Host Marriott Hospitality, Inc., and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties. The New Credit Facility will be assumed by the Operating Partnership in connection with the REIT Conversion and the guarantee of Host is expected to terminate on the Effective Date. As of September 11, 1998, $350 million was outstanding under the New Credit Facility.

  The New Credit Facility and the indenture under which the New Senior Notes were issued contain covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and make distributions to equityholders of HMH Properties, Host, and (following the REIT Conversion) the Operating Partnership and Host REIT. The New Credit Facility and the New Senior Notes also contain certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt.

  The New Credit Facility replaces Host's Old Credit Facility. The net proceeds from the offering and borrowings under the New Credit Facility were used by Host to purchase substantially all of the Existing Senior Notes, to repay amounts outstanding under the Existing Credit Facility and to make bond premium and consent payments totaling $175 million. These costs, along with the write-off of deferred financing fees of approximately $52 million related to the Old Senior Notes and the Old Credit Facility, were recorded as a pre-tax extraordinary loss on the extinguishment of debt in the First Three Quarters 1998.

  In June 1997, HMC Capital Resources Corporation ("Capital Resources"), a wholly-owned subsidiary of Host, entered into the Old Credit Facility with a group of commercial banks under which it may borrow up to $500 million for certain permitted uses. As a result of this transaction, Host terminated its line of credit with Marriott International.

  In July 1997, HMH Properties and HMC Acquisition Properties, Inc. ("Acquisitions"), indirect, wholly-owned subsidiaries of Host, completed consent solicitations with holders of their senior notes (the "1997 Consent Solicitations") to amend certain provisions of their senior notes indentures. The 1997 Consent Solicitations facilitated the merger of Acquisitions with and into HMH Properties (the "HMH Properties Merger"). The amendments to the indentures also increased the ability of HMH Properties to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold for distributions to affiliates to the excess of HMH Properties' earnings before interest expense, income taxes, depreciation and amortization and other non-cash items subsequent to the 1997 Consent Solicitations over 220% of HMH Properties' interest expense. HMH Properties paid dividends to Host of $54 million, $29 million and $36 million in 1997, 1996 and 1995, respectively, as permitted under the indentures.

  Concurrent with the 1997 Consent Solicitations and the HMH Properties Merger, HMH Properties issued an aggregate of $600 million of 8 7/8% senior notes at par with a maturity of July 2007. HMH Properties received net proceeds of approximately $570 million, net of the costs of the 1997 Consent Solicitations and the offering.

  In addition to the capital resources provided by its new debt financings, Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of Host, has outstanding 11 million shares of 6 3/4% Convertible Quarterly Income Preferred Securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million) issued in December 1996. The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer and, pursuant to various agreements entered into in connection with the transaction, are fully, irrevocably and unconditionally guaranteed by Host. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by Host. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which are its sole assets. Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Host common stock at the rate of
2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Host common stock). The Debentures are convertible at the option of the holders into shares of Company common stock at a conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The conversion rate is subject to adjustments in certain events, including (i) payment of dividends (and other distributions) on Host Common Stock by Host in shares of Host Common Stock; (ii) distributions to all holders of Host Common Stock of rights or warrants entitling such holders (for a period not to exceed 45 days) to subscribe for or purchase Host Common

Stock at an exercise price less than the market price of Host Common Stock;
(iii) subdivisions and combinations of Host Common Stock; (iv) payment of dividends (and other distributions) on Host Common Stock consisting of indebtedness of Host, capital stock or other securities, assets or cash (other than certain cash dividends at an annualized rate of up to 12.5% of the market price of Host Common Stock); (v) payments for Host Common Stock by Host or any of its subsidiaries in respect of a tender or exchange offer (other than an odd-lot offer) at a price per share in excess of 110% of the market price of Host Common Stock; (vi) consummation by Host of certain mergers, a consolidation, a sale of all or substantially all of its assets, a recapitalization or certain reclassifications of Host Common Stock. The distribution of the capital stock of Crestline to all holders of Host REIT Common Stock would, and certain other elements of the REIT Conversion (such as other distributions of Host's accumulated earnings and profits) may, result in an adjustment to the conversion price of the Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 1997 and 1996, no shares were converted into common stock. Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Host may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures. Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by Host of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

  In connection with consummation of the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the convertible debentures of Host underlying the Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, Host REIT will issue shares of Host REIT Common Stock, which will be delivered to such holder. Upon the issuance of such shares by Host REIT, the Operating Partnership will issue to Host REIT a number of OP Units equal to the number of shares of Host REIT Common Stock issued in exchange for the Debentures.

  In March 1996, Host completed the issuance of 31.6 million shares of common stock for net proceeds of nearly $400 million.

  In December 1995, Acquisitions issued $350 million of 9% senior notes (the "Acquisitions Notes"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. The net proceeds totaled $340 million and were utilized to repay in full the outstanding borrowings of $210 million under Acquisitions' $230 million revolving credit facility (the "Revolver"), which was then terminated to acquire three full-service properties and to finance future acquisitions of full-service hotel properties with the remaining proceeds.

  In May 1995, two wholly-owned subsidiaries of Host Marriott Hospitality, Inc. ("Hospitality"), a wholly-owned subsidiary of Host, issued an aggregate of $1 billion of 9.5% senior secured notes in two concurrent offerings. HMH Properties, and Host Marriott Travel Plazas, Inc. ("HMTP"), the operator/manager of HM Services' food, beverage and merchandise concessions business, issued $600 million and $400 million, respectively, of senior notes. The net proceeds of approximately $971 million were used to defease, and subsequently redeem, all of Hospitality's remaining bonds and to repay borrowings under the line of credit with Marriott International. The HMTP senior notes were included in the HM Services' special dividend.

  During 1995, Host replaced its line of credit with a line of credit from Marriott International pursuant to which Host had the right to borrow up to $225 million. The line of credit with Marriott International was terminated as a result of the Capital Resources transaction discussed above.

  Asset Dispositions. Host historically has sold, and may from time to time in the future consider opportunities to sell, certain of its real estate properties at attractive prices when the proceeds could be redeployed into investments with more favorable returns. During the second quarter of 1998, Host sold the 662-room New York Marriott East Side for proceeds of $191 million and recorded a pre-tax gain of approximately $40 million and the Napa Valley Marriott for proceeds of $21 million and recorded a pre-tax gain of approximately $10 million. During 1997, Host sold the 255-room Sheraton Elk Grove Suites for proceeds of approximately $16 million. Host also sold 90% of its 174-acre parcel of undeveloped land in Germantown, Maryland, for approximately $11 million, which approximated its carrying value. During the first and second quarters of 1996, 16 of Host's Courtyard properties and 18 of Host's Residence Inn properties were sold (subject to a leaseback) to Hospitality Properties Trust for approximately $314 million and Host will receive approximately $35 million upon expiration of the leases. A gain on the transactions of approximately $46 million was deferred and is being amortized over the initial term of the leases. During the first and third quarters of 1995, 37 of Host's Courtyard properties were sold to and leased back from Hospitality Properties Trust for approximately $330 million. Host received net proceeds from the two 1995 transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions is being amortized over the initial term of the leases. In 1995, Host also sold its four remaining Fairfield Inns for net cash proceeds of approximately $6 million, which approximated their carrying value.

  In cases where Host has made a decision to dispose of particular properties, Host assesses impairment of each individual property to be sold on the basis of expected sales price less estimated costs of disposal. Otherwise, Host assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to its fair market value. In the second quarter of 1995, Host made a determination that its owned Courtyard and Residence Inn properties were held for sale and recorded a $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net sales values.

  Capital Acquisitions, Additions and Improvements. Host seeks to grow primarily through opportunistic acquisitions of full-service hotels. Host believes that the upscale and luxury full-service hotel segments of the market offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved by conversion to the Marriott or Ritz-Carlton brands. During 1997, Host acquired eight full-service hotels (3,600 rooms) and controlling interests in nine additional full-service hotels (5,024 rooms) for an aggregate purchase price of approximately $766 million (including the assumption of approximately $418 million of debt). Host also completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996. During 1996, Host acquired six full-service hotels (1,964 rooms) for an aggregate purchase price of $189 million and controlling interests in 17 additional full-service properties (8,917 rooms) for an aggregate purchase price of approximately $1.1 billion (including the assumption of $696 million of debt). During 1995, Host acquired nine hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million ($141 million of which was financed through first mortgage financing on four of the hotels).

  In the first quarter of 1998, Host acquired a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis Hotel for $239 million, including the assumption of $164 million of mortgage debt. Host also acquired a controlling interest in the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. In the second quarter of 1998, Host acquired the 289-room Park Ridge Marriott for $24 million and acquired the 281-room Ritz-Carlton, Phoenix for $75 million. Host is continually engaged in discussions with respect to other potential acquisition properties. In addition, Host acquired the 397-room Ritz-Carlton, Tysons Corner, Virginia and the 487-room Torrance Marriott near Los Angeles, California. In the third quarter of 1998, Host acquired the 308-room Ritz-Carlton, Dearborn for approximately $65 million, the 336-room Ritz-Carlton, San Francisco for approximately $161 million and the 404-room Memphis Marriott (which was converted to the Marriott brand upon acquisition) for approximately $16 million.

  On April 17, 1998, Host announced that it had reached a definitive agreement with the Blackstone Entities to acquire interests in twelve world-class luxury hotels and certain other assets. If the Blackstone Acquisition is consummated, the Operating Partnership expects to pay approximately $862 million in cash and assumed debt and to issue approximately 43.7 million OP Units (based upon a negotiated value of $20.00 per OP Unit) and other consideration. The Blackstone portfolio consists of two Ritz-Carltons, two Four Seasons, one Grand Hyatt, three Hyatt Regencies and four Swissotel properties and the mortgage on a third Four Seasons. These hotels are located in major urban and convention/resort markets with significant barriers to new competition. The Blackstone Acquisition is expected to close as part of, and is contingent upon, the REIT Conversion. At that time, the Blackstone hotels and other assets will be acquired by the Company. The hotels will be leased to Lessees and will be managed on behalf of the Lessees under their existing management contracts.

  Under the terms of its hotel management agreements, Host is generally required to spend approximately 5% of gross hotel sales to cover the capital needs of the properties, including major guest room and common area renovations which occur every five to six years.

  Host completed the construction of the 1,200-room Philadelphia Marriott, which opened on January 27, 1995. The construction costs of this hotel were funded 60% through a loan from Marriott International which was repaid in the fourth quarter of 1996. In March 1997, Host obtained a $90 million mortgage which bears interest at a fixed rate of 8.49% and matures in 2009. Construction of a second hotel in Philadelphia, the 419-room Philadelphia Airport Marriott (the "Airport Hotel"), was completed and opened on November 1, 1995. The Airport Hotel was financed principally with $40 million of proceeds from an industrial development bond financing. Host also completed construction of a 300-room Residence Inn in Arlington, Virginia, which opened in March 1996. Capital expenditures for these three hotels totaled $11 million in 1996 and $64 million in 1995.

  In November 1997, Host announced that it had committed to develop and construct the 717-room Tampa Convention Center Marriott for a cost estimated at approximately $88 million, net of an approximate $16 million subsidy provided by the City of Tampa.

  Host may also expand certain existing hotel properties where strong performance and market demand exists. Expansions to existing properties creates a lower risk to Host as the success of the market is generally known and development time is significantly shorter than new construction. Host recently committed to add approximately 500 rooms and an additional 15,000 square feet of meeting space to the 1,503-room Marriott's Orlando World Center.

  In 1997, Host acquired the outstanding common stock of the Forum Group from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International. Host purchased the Forum Group portfolio of 29 senior living communities for approximately $460 million, including approximately $270 million in debt. The properties will continue to be operated by MSLS. In addition, Host plans to add approximately 875 units to these communities for approximately $88 million through an expansion plan which will be completed in 1999. In 1997, approximately $56 million (549 units) of the expansion plan had been completed (including $33 million of debt financing provided by Marriott International). Host also acquired 49% of the remaining 50% interest in the venture which owned the 418-unit Leisure Park senior living community from Marriott International for approximately $23 million, including approximately $15 million of debt.

  During the first quarter of 1998, Host acquired the Gables at Winchester in suburban Boston, a 124-unit senior living community, for $21 million and entered into conditional purchase agreements to acquire two Marriott Brighton Gardens assisted living communities from the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, Host may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by MSLS under long-term operating agreements.

  Under the terms of its senior living communities' management agreements, Host is generally required to spend an amount of gross revenues to cover certain routine repairs and maintenance and replacements and renewals to the communities' property and improvements. The amount Host is required to spend will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. Host anticipates spending approximately $6 million in 1998.

  As part of the Initial E&P Distribution, Host REIT and the Operating Partnership will distribute shares of Crestline common stock (which will own the Forum Group portfolio and other senior living and assisted living communities described above) to Host REIT's stockholders and the Blackstone Entities.

  Debt Payments. At January 2, 1998, Host and its subsidiaries had $1,585 million of senior notes, approximately $2.0 billion of non-recourse mortgage debt secured by real estate assets and approximately $219 million of unsecured and other debt.

  Scheduled maturities over the next five years were $942 million as of January 2, 1998, a significant portion of which represents the maturity of the mortgage on the New York Marriott Marquis of approximately $270 million in December 1998. Management anticipates that the mortgage will be refinanced by the end of 1998 on comparable terms. Host's interest coverage, defined as EBITDA divided by cash interest expense, improved to nearly 2.5 times in 1997 from 2.0 times in 1996.

  At January 2, 1998, Host was party to an interest rate exchange agreement with a financial institution (the contracting party) with an aggregate notional amount of $100 million. Under this agreement, Host collects interest based on specified floating interest rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2,
1998). This agreement expires in 1998, in conjunction with the maturity of the mortgage on the New York Marriott Marquis. Also in 1997, Host was party to two additional interest rate swap agreements with an aggregate notional amount of $400 million. These agreements expired in May 1997. Host realized a net reduction of interest expense of $1 million in 1997, $6 million in 1996 and $5 million in 1995 related to interest rate exchange agreements. Host monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting party is A- for its sole outstanding interest rate exchange agreement. Host is exposed to credit loss equal to the accrued interest receivable on the notional amount of interest rate exchange agreements outstanding ($0 at January 2, 1998) in the event of non-performance by the contracting party to the interest rate swap agreement; however, Host does not anticipate non-performance by the contracting party.

  Cash Flows. Host's cash flow from continuing operations in 1997, 1996 and 1995 totaled $464 million, $205 million and $110 million, respectively. Cash flow from operations in the First Three Quarters 1998 and First Three Quarters 1997 totaled $278 million and $313 million, respectively.

  Host's cash used in investing activities from continuing operations in 1997, 1996 and 1995 totaled $1,046 million, $504 million and $156 million, respectively. Cash used in investing activities was $273 million and $497 million for the First Three Quarters 1998 and the First Three Quarters 1997, respectively. Cash from investing activities primarily consists of net proceeds from the sales of certain assets, offset by the acquisition of hotels and other capital expenditures previously discussed, as well as the purchases and sales of short-term marketable securities. Cash used in investing activities was significantly impacted by the purchase of $354 million of short-term marketable securities in 1997 and the net sale of $318 million of short-term marketable securities in the First Three Quarters 1998.

  Host's cash from financing activities from continuing operations was $389 million for 1997, $806 million for 1996 and $204 million for 1995. Cash from financing activities was $23 million and $391 million, respectively, for the First Three Quarters 1998 and First Three Quarters 1997. Host's cash from financing activities primarily consists of the proceeds from debt and equity offerings, the issuance of the Convertible Preferred Securities, mortgage financing on certain acquired hotels and borrowings under the Line of Credit, offset by redemptions and payments on senior notes, prepayments on certain hotel mortgages and other scheduled principal payments.

  The ratio of earnings to fixed charges was 1.7 to 1.0, 1.4 to 1.0, 1.3 to 1.0, 1.0 to 1.0 and .7 to 1.0 for the First Three Quarters 1998, the First Three Quarters 1997, 1997, 1996 and 1995, respectively. The deficiency of earnings to fixed charges of $70 million for 1995 is largely the result of depreciation and amortization of $122 million. In addition, the deficiency for 1995 was impacted by the $60 million pre-tax charge to write down the carrying value of one undeveloped land parcel to its estimated sales value.

  Comparative FFO. Host believes that Comparative Funds From Operations ("Comparative FFO," which represents Funds From Operations, as defined by NAREIT, plus deferred tax expense) is a meaningful disclosure that will help the investment community to better understand the financial performance of Host, including enabling its stockholders and analysts to more easily compare Host's performance to REITs. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from debt restructurings and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund Host's cash needs, including its ability to make distributions. Host's method of calculating FFO may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs. Comparative FFO increased $80 million, or 40%, to $282 million in the First Three Quarters 1998. Comparative FFO increased $131 million, or 80%, to $295 million in 1997. The following is a reconciliation of Host's income (loss) before extraordinary items to Comparative FFO (in millions):

                                                    FIRST
                                               THREE QUARTERS    FISCAL YEAR
                                               ----------------  ------------
                                                1998     1997    1997   1996
                                               -------  -------  -----  -----
   Income before extraordinary items.......... $   100  $    38  $  47  $ (13)
   Real estate related depreciation and
    amortization..............................     184      158    240    168
   Other real estate activities...............     (53)       1      6      7
   Partnership adjustments....................      (9)      (6)   (13)     1
   REIT Conversion expenses...................      14      --     --     --
   Deferred taxes.............................      46       11     15      1
                                               -------  -------  -----  -----
   Comparative FFO............................ $   282  $   202  $ 295  $ 164
                                               =======  =======  =====  =====

  Host considers Comparative FFO to be an indicative measure of Host's operating performance due to the significance of Host's long-lived assets and because such data is considered useful by the investment community to better understand Host's results, and can be used to measure Host's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and income taxes have been, and will be, incurred which are not reflected in the Comparative FFO presentation.

  Partnership Activities. Host has general and limited partner interests in numerous limited partnerships which own 240 hotels (including 20 full-service hotels) as of the date hereof, managed by Marriott International. Debt of the hotel limited partnerships is typically secured by first mortgages on the properties and is generally nonrecourse to the partnership and the partners. However, Host has committed to advance amounts to certain affiliated limited partnerships, if necessary, to cover certain future debt service requirements. Such commitments were limited, in the aggregate, to an additional $60 million at January 2, 1998. Subsequent to year-end, this amount was reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the partnership which owns the Atlanta Marriott Marquis. Amounts repaid to the Company under these guarantees totaled $2 million and $13 million in 1997 and 1996, respectively. Fundings by Host under these guarantees amounted to $10 million in 1997 and $8 million for 1995.


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

  Leases. Host leases certain property and equipment under noncancelable operating leases, including the long-term ground leases for certain hotels, generally with multiple renewal options. The leases related to the 53 Courtyard properties and 18 Residence Inn properties sold during 1995 and 1996 are nonrecourse to Host and contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Host remains contingently liable on certain leases related to divested non-lodging properties. Such contingent liabilities aggregated $110 million at January 2, 1998. However, management considers the likelihood of any substantial funding related to these divested properties' leases to be remote.

  Inflation. Host's hotel lodging properties are impacted by inflation through its effect on increasing costs and on the managers' ability to increase room rates. Unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers.

  A substantial portion of Host's debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. However, Host currently is exposed to variable interest rates through an interest rate exchange agreement with a financial institution with an aggregate notional amount of $100 million. Under this agreement, Host collects interest based on the specified floating rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998 in conjunction with the maturity of the mortgage on the New York Marriott Marquis. Host's Line of Credit and the mortgage on the San Diego Marriott Hotel and Marina ($199 million at January 2, 1998) bears interest based on variable rates. Accordingly, the amount of Host's interest expense under the interest rate swap agreements and the floating rate debt for a particular year will be affected by changes in short-term interest rates.

YEAR 2000 PROBLEM

  Year 2000 issues have arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results. The following disclosure provides information regarding the current status of the Company's Year 2000 compliance program.

  The Company has adopted the compliance program because it recognizes the importance of minimizing the number and seriousness of any disruptions that may occur as a result of the Year 2000 issue. The Company's compliance program includes an assessment of the Company's hardware and software computer systems and embedded systems, as well as an assessment of the Year 2000 issues relating to third parties with which the Company has a material relationship or whose systems are material to the operations of the Company's hotel properties. The Company's efforts to ensure that its computer systems are Year 2000 compliant have been segregated into two separate phases: in-house systems and third-party systems. Following the REIT Conversion, Crestline, as the Lessee of the Company's hotels, will deal directly with Year 2000 matters material to the operation of the Hotels, and Crestline has agreed to adopt and implement the program outlined below with respect to third-party systems for all Hotels for which it is Lessee.

  In-House Systems. Since the distribution of Marriott International on October 8, 1993, the Company has invested in the implementation and maintenance of accounting and reporting systems and equipment that are intended to enable the Company to provide adequately for its information and reporting needs and which are also Year 2000 compliant. Substantially all of the Company's in-house systems have already been certified as Year 2000 compliant through testing and other mechanisms and the Company has not delayed any systems projects due to the Year 2000 issue. The Company is in the process of engaging a third party to review its Year 2000 in-house compliance. Management believes that future costs associated with Year 2000 issues for its in-house systems will be insignificant and therefore not impact the Company's business, financial condition and results of operations. The Company has not developed, and does not plan to develop, a separate contingency plan for its in-house systems due to their current Year 2000 compliance. However, the Company does have

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


detailed contingency plans for its in-house systems covering a variety of possible events, including natural disasters, interruption of utility service and similar events.

  Third-Party Systems. The Company relies upon operational and accounting systems provided by third parties, primarily the managers and operators of its hotel and senior living properties, to provide the appropriate property-specific operating systems (including reservation, phone, elevator, security, HVAC and other systems) and to provide it with financial information. Based on discussion with the third parties that are critical to the Company's business, including the managers and operators of its hotels, the Company believes that these parties are in the process of studying their systems and the systems of their respective vendors and service providers and, in many cases, have begun to implement changes, to ensure that they are Year 2000 compliant. To the extent these changes impact property-level systems, the Company may be required to fund capital expenditures for upgraded equipment and software. The Company does not expect these charges to be material, but is committed to making these investments as required. To the extent that these changes relate to a third party manager's centralized systems (including reservations, accounting, purchasing, inventory, personnel and other systems), the Company's management agreements generally provide for these costs to be charged to the Company's properties subject to annual limitations, which costs will be borne by Crestline following the REIT Conversion. The Company and Crestline expect that the third party managers will incur Year 2000 costs in lieu of costs for its centralized systems related to system projects that otherwise would have been pursued and therefore, its overall level of centralized systems charges allocated to the properties will not materially increase as a result of the Year 2000 compliance effort. The Company and Crestline believe that this deferral of certain system projects will not have a material impact on its future results of operations, although it may delay certain productivity enhancements at its properties. The Company (and, following the REIT Conversion, Crestline) will continue to monitor the efforts of these third parties to become Year 2000 compliant and will take appropriate steps to address any non-compliance issues. The Company believes that in the event of material Year 2000 non-compliance, the Company will have the right to seek recourse against the manager under its third party management agreements. The management agreements, however, generally do not specifically address the Year 2000 compliance issue. Therefore, the amount of any recovery in the event of Year 2000 non-compliance at a property, if any, is not determinable at this time (and if the REIT Conversion occurs, only a portion of such recovery would accrue to the Company, through increased lease rental payments from Crestline).

  The Company (and, following the REIT Conversion, Crestline) will work with the third parties to ensure that appropriate contingency plans will be developed to address the most reasonably likely worst case Year 2000 scenarios, which may not have been identified fully. In particular, the Company has had extensive discussions regarding the Year 2000 problem with Marriott International, the manager of a substantial majority of its hotel properties and all of its senior living communities. Due to the significance of Marriott International to the Company's business, a detailed description of Marriott International's state of readiness follows.

  Marriott International has adopted an eight-step process toward Year 2000 readiness, consisting of the following: (i) Awareness: fostering understanding of, and commitment to, the problem and its potential risks; (ii) Inventory: identifying and locating systems and technology components that may be affected; (iii) Assessment: reviewing these components for Year 2000 compliance, and assessing the scope of Year 2000 issues; (iv) Planning: defining the technical solutions and labor and work plans necessary for each particular system; (v) Remediation/Replacement: completing the programming to renovate or replace the problem software or hardware; (vi) Testing and Compliance Validation: conducting testing, followed by independent validation by a separate internal verification team; (vii) Implementation: placing the corrected systems and technology back into the business environment; and
(viii) Quality Assurance: utilizing a dedicated audit team to review and test significant projects for adherence to quality standards and program methodology.

  Marriott International has grouped its systems and technology into three categories for purposes of Year 2000 compliance: (i) information resource applications and technology (IT Applications)--enterprise-wide systems supported by Marriott International's centralized information technology organization ("IR"); (ii) Business-initiated Systems ("BIS")--systems that have been initiated by an individual business unit, and

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


that are not supported by Marriott International's IR organization; and (iii) Building Systems--non-IT equipment at properties that use embedded computer chips, such as elevators, automated room key systems and HVAC equipment. Marriott International is prioritizing its efforts based on how severe an effect noncompliance would have on customer service, core business processes or revenues, and whether there are viable, non-automated fallback procedures (System Criticality).

  Marriott International measures the completion of each phase based on documented and quantified results, weighted for System Criticality. As of the end of the 1998 third quarter, the awareness and inventory phases were complete for IT Applications and nearly complete for BIS and Building Systems. For IT Applications, the Assessment, Planning and Remediation/Replacement phases were each over 80 percent complete, and Testing and Compliance Validation had been completed for a number of key systems, with most of the remaining work in its final stage. For BIS and Building Systems, Assessment and Planning were in the mid-to-upper-range of completion, with a substantial amount of work in process, while the progress level for Remediation/Replacement and Testing and Compliance Validation had not yet been documented and quantified. Quality Assurance is also in progress for IT Applications and is scheduled to begin for BIS and Building Systems in the near future. Marriott International's goal is to substantially complete the Remediation/Replacement and Testing phases for its System Critical IT Applications by the end of 1998, with 1999 reserved for unplanned contingencies and for Compliance Validation and Quality Assurance. For System Critical BIS and Building Systems, the same level of completion is targeted for June 1999 and September 1999, respectively.

  Marriott International has initiated Year 2000 compliance communications with its significant third party suppliers, vendors and business partners, including its franchisees. Marriott International is focusing its efforts on the business interfaces most critical to its customer service and revenues, including those third parties that support the most critical enterprise-wide IT Applications, franchisees generating the most revenues, suppliers of the most widely used Building Systems and BIS, the top 100 suppliers, by dollar volume, of non-IT products, and financial institutions providing the most critical payment processing functions. Responses have been received from a majority of the firms in this group.

  Marriott International is also establishing a common approach for testing and addressing Year 2000 compliance issues for its managed and franchised properties. This includes a guidance protocol for operated properties, and a Year 2000 "Toolkit" for franchisees containing relevant Year 2000 compliance information. Marriott International is also utilizing a Year 2000 best-practices sharing system.

  Risks. There can be no assurances that Year 2000 remediation by the Company or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on the Company, its business and its financial condition. The Company cannot predict the actual effects to it of the Year 2000 problem, which depends on numerous uncertainties such as: (i) whether significant third parties properly and timely address the Year 2000 issue; and (ii) whether broad-based or systemic economic failures may occur. Moreover, following the REIT Conversion, the Company will be reliant upon Crestline to interface with third parties in addressing the Year 2000 issue at the hotels leased by Crestline. The Company is also unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications services, the loss or disruption of hotel reservations made on centralized reservation systems and errors or failures in financial transactions or payment processing systems such as credit cards. Due to the general uncertainty inherent in the Year 2000 problem and the Company's dependence on third parties (including Crestline following the REIT Conversion), the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company. The Company's Year 2000 compliance program, and Crestline's adoption thereof following the REIT Conversion are expected to significantly reduce the level of uncertainty about the Year 2000 problem and management believes that the possibility of significant interruptions of normal operations should be reduced.

  Accounting Standards. Host adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during 1995. Adoption of these statements

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

did not have a material effect on Host's continuing operations. See the discussion below for a discussion of the impact of the adoption of SFAS No. 121 on discontinued operations.

  SFAS No. 121 requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. Under SFAS No. 121, Host reviewed the impairment of its assets employed in its operating group business lines (airport, toll plaza and sports and entertainment) on an individual operating unit basis. For each individual operating unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair market value of the unit's assets was recognized. Fair market value was estimated to be the present value of expected future cash flows of the individual operating unit, as determined by management, after considering such factors as future air travel and toll-pay vehicle data and inflation. As a result of the adoption of SFAS No. 121, Host recognized a non-cash, pre-tax charge against earnings during the fourth quarter 1995 of $47 million, which was reflected in discontinued operations.

  In the fourth quarter of 1996, Host adopted SFAS No. 123, "Accounting for Stock Based Compensation." The adoption of SFAS No. 123 did not have a material effect on Host's financial statements.

  During 1997, Host adopted SFAS No. 128, "Earnings Per Share," SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on Host's consolidated financial statements and the appropriate disclosures required by these statements have been incorporated herein.

  In the First Quarter 1998, Host adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

  Host's only component of other comprehensive income is the right to receive up to 1.4 million shares of Host Marriott Services Corporation's common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. For the First Three Quarters 1998 and First Three Quarters 1997, Host's other comprehensive loss was $3 million and $8 million, respectively. As of September 11, 1998 and January 2, 1998, Host's accumulated other comprehensive income was approximately $7 million and $10 million, respectively.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus of EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  Host has considered the impact of EITF 97-2 on its financial statements and has determined that EITF 97-2 requires the Company to include property-level sales and operating expenses of its hotels and senior living communities in its statements of operations. Host will adopt EITF 97-2 in the fourth quarter of 1998, with retroactive effect in prior periods to conform to the new presentation. Application of EITF 97-2 to the consolidated financial statements for the First Three Quarters 1998, First Three Quarters 1997 and Fiscal Years 1997, 1996 and 1995 would have increased both revenues and operating expenses by approximately $1,501 million, $1,161 million, $1,713 million, $1,225 million and $878 million, respectively, and would have had no impact on operating profit, net income or earnings per share.

  EITF 98-9, "Accounting for Contingent Rent in Interim Financial Periods," was issued on May 21, 1998. EIFT 98-9 requires a lessor to defer recognition of contingent rental income in interim periods until the specified target that triggers the contingent rental income is achieved. EITF 98-9 has no impact on Host prior to the REIT Conversion, but will impact the revenue recognized under the Leases on a quarterly basis following the REIT Conversion.

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

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF HOST REIT

  The following table sets forth certain information with respect to persons who will be Directors immediately after the completion of the Merger and the other transactions comprising the REIT Conversion, and the executive officers of Host REIT (or the Operating Partnership), all of whom are currently directors, executive officers or key employees of Host.

          NAME            AGE POSITION WITH HOST REIT (OR THE OPERATING PARTNERSHIP)
          ----            --- ------------------------------------------------------
Richard E. Marriott(1)..   59 Chairman of the Board of Directors
J.W. Marriott, Jr.(1)...   66 Director
R. Theodore Ammon.......   48 Director
Robert M. Baylis........   59 Director
Ann Dore McLaughlin.....   56 Director
Harry L. Vincent, Jr....   79 Director
John G. Schreiber.......   52 Director
Terence C. Golden.......   53 Director, President and Chief Executive Officer
Robert E. Parsons,
 Jr. ...................   42 Executive Vice President and Chief Financial Officer
Christopher J.
 Nassetta...............   36 Executive Vice President and Chief Operating Officer
Christopher G.
 Townsend...............   51 Senior Vice President, General Counsel and Corporate Secretary
Donald D. Olinger.......   39 Senior Vice President and Corporate Controller

--------
(1) Richard E. Marriott and J.W. Marriott, Jr. are brothers.

  The following is a biographical summary of the experience of the persons who will be Directors and executive officers of Host REIT after the REIT
Conversion:

  Richard E. Marriott. Mr. Richard E. Marriott has been a Director of Host since 1979 and is a Director of Marriott International, Inc., Host Marriott Services Corporation, Potomac Electric Power Company and the Polynesian Cultural Center, and he is Chairman of the Board of First Media Corporation. He also serves as a Director of certain subsidiaries of Host and is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott's term as a Director of Host REIT will commence at or prior to the REIT Conversion and will expire at the 2001 annual meeting of stockholders. Mr. Marriott joined Host in 1965 and has served in various executive capacities. In 1984, he was elected Executive Vice President, and in 1986, he was elected Vice Chairman of the Board of Directors. In 1993, Mr. Marriott was elected Chairman of the Board. Mr. Marriott also has been responsible for management of Host's government affairs functions.

  J.W. Marriott, Jr. Mr. J.W. Marriott, Jr. has been a Director of Host since 1964 and is Chairman of the Board and Chief Executive Officer of Marriott International, Inc., and a Director of Host Marriott Services Corporation, General Motors Corporation and the U.S.-Russia Business Council. He also serves on the Boards of Trustees of the Mayo Foundation, Georgetown University and the National Geographic Society. He is on the President's Advisory Committee of the American Red Cross, the Executive Committee of the World Travel & Tourism Council and is a member of the Business Council and the Business Roundtable. Mr. Marriott's term as a Director of Host REIT will commence at or prior to the REIT Conversion and will expire at the 1999 annual meeting of stockholders.

  R. Theodore Ammon. Mr. Ammon has been a Director of Host since 1992 and is a private investor and Chairman of Big Flower Holdings, Inc. He was formerly a General Partner of Kohlberg Kravis Roberts & Company (a New York and San Francisco-based investment firm) from 1990 to 1992, and was an executive of such firm prior to 1990. Mr. Ammon is also a member of the Board of Directors of Samsonite Corporation and Culligan Water Technologies, Inc. In addition, he serves on the Board of Directors of the New York YMCA, Jazz @ Lincoln Center and the Institute of International Education and on the Board of Directors of Bucknell

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

University. Mr. Ammon's term as a Director of Host REIT will commence at or prior to the REIT Conversion and will expire at the 2001 annual meeting of stockholders.

  Robert M. Baylis. Mr. Baylis has been a Director of Host since 1996 and is a Director of The International Forum, an executive education program of the Wharton School of the University of Pennsylvania. He was formerly Vice Chairman of CS First Boston. Mr. Baylis also serves as a Director of New York Life Insurance Company, Covance, Inc. and Gryphon Holdings, Inc. In addition, he is an overseer of the University of Pennsylvania Museum of Archeology and Anthropology. Mr. Baylis's term as a Director of Host REIT will commence at or prior to the REIT Conversion and will expire at the 2000 annual meeting of stockholders.

  Ann Dore McLaughlin. Ms. McLaughlin has been a Director of Host since 1993 and currently is Chairman of the Aspen Institute. She formerly served as President of the Federal City Council from 1990 until 1995. Ms. McLaughlin has served with distinction in several U.S. Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation, Fannie Mae, General Motors Corporation, Kellogg Company, Nordstrom, Potomac Electric Power Company, Union Camp Corporation, Donna Karan International, Inc., Vulcan Materials Company, Harman International Industries, Inc. and Sedgwick Group plc. Ms. McLaughlin's term as a Director of Host REIT will commence at or prior to the REIT Conversion and will expire at the 2000 annual meeting of stockholders.

  Harry L. Vincent, Jr. Mr. Vincent has been a Director of Host since 1969 and is a retired Vice Chairman of Booz-Allen & Hamilton, Inc. He also served as a Director of Signet Banking Corporation from 1973 until 1989. Mr. Vincent's term as a Director of Host REIT will commence at or prior to the REIT Conversion and will expire at the 1999 annual meeting of stockholders.

  John G. Schreiber. Mr. Schreiber has been a Director of Host since 1998 and is President of Schreiber Investments, Inc. and a Senior Advisor and Partner of Blackstone Real Estate Advisors, L.P. Mr. Schreiber serves as a Trustee of AMLI Residential Properties Trust and as a Director of Urban Shopping Centers, Inc., JMB Realty Corporation and a number of mutual funds advised by T. Rowe Price Associates, Inc. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr. Schreiber was Chairman and CEO of JMB/Urban Development Company and an Executive Vice President of JMB Realty Corporation. Mr. Schreiber's term as a Director of Host REIT will commence at or prior to the REIT Conversion and will expire at the 1999 annual meeting of stockholders.

  Terence C. Golden. Mr. Golden has been a Director of Host since 1995 and was named President and Chief Executive Officer of Host in 1995. Mr. Golden also serves as a Director of certain subsidiaries of Host. He also serves as Chairman of Bailey Realty Corporation and Bailey Capital Corporation and various affiliated companies. In addition, Mr. Golden is Chairman of the Washington Convention Center and a Director of Prime Retail, Inc., Cousins Properties, Inc., The Morris and Gwendolyn Cafritz Foundation and the District of Columbia Early Childhood Collaborative. He is also a member of the Executive Committee of the Federal City Council. Mr. Golden will be President and Chief Executive Officer of Host REIT commencing at or prior to the REIT Conversion and his term as a Director of Host REIT will commence at or prior to the REIT Conversion and will expire at the 2000 annual meeting of stockholders. Prior to joining Host, Mr. Golden was Chairman of Bailey Realty Corporation and prior to that had served as Chief Financial Officer of The Oliver Carr Company. Before joining The Oliver Carr Company, he served as Administrator of the General Services Administration and as Assistant Secretary of Treasury, and he was co-founder and national managing partner of Trammel Crow Residential Companies.

  Robert E. Parsons, Jr. Mr. Parsons joined Host's Corporate Financial Planning staff in 1981 and was made Assistant Treasurer in 1988. In 1993, Mr. Parsons was elected Senior Vice President and Treasurer of Host, and in 1995, he was elected Executive Vice President and Chief Financial Officer of Host. Since September 1998, Mr. Parsons has been President and an initial Director of Host REIT but he will resign from such positions upon or prior to the REIT Conversion. Mr. Parsons will be Executive Vice President and Chief Financial Officer of Host REIT commencing at or prior to the REIT Conversion.

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

  Christopher J. Nassetta. Mr. Nassetta joined Host in October 1995 as Executive Vice President and was elected Chief Operating Officer of Host in 1997. Mr. Nassetta will be Executive Vice President and Chief Operating Officer of Host REIT commencing at or prior to the REIT conversion. Prior to joining Host, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995. He had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company from 1984 through 1991.

  Christopher G. Townsend. Mr. Townsend joined Host's Law Department in 1982 as a Senior Attorney. In 1984, Mr. Townsend was made Assistant Secretary of Host, and in 1986, he was made Assistant General Counsel. In 1993, Mr. Townsend was elected Senior Vice President, Corporate Secretary and Deputy General Counsel. In January 1997, he was elected General Counsel. Since September 1998, Mr. Townsend has been Vice President and an initial Director of Host REIT but he will resign from such positions upon or prior to the REIT Conversion. Mr. Townsend will be Senior Vice President, General Counsel and Secretary of Host REIT commencing at or prior to the REIT Conversion.

  Donald D. Olinger. Mr. Olinger joined Host in 1993 as Director--Corporate Accounting. Later in 1993, Mr. Olinger was promoted to Senior Director and Assistant Controller. He was promoted to Vice President--Corporate Accounting in 1995. In 1996, he was elected Senior Vice President and Corporate Controller. Since September 1998, Mr. Olinger has been Vice President of Host REIT but he will resign from such position at or prior to the REIT Conversion. Mr. Olinger will be Senior Vice President and Corporate Controller of Host REIT commencing at or prior to the REIT Conversion. Prior to joining Host, Mr. Olinger was with the public accounting firm of Deloitte & Touche.

COMMITTEES OF THE BOARD OF DIRECTORS

  Promptly following the consummation of the REIT Conversion, the Board of Directors of Host REIT will establish the following committees:

  Audit Committee. The Audit Committee will be comprised of five Directors who are not employees of Host REIT, namely, R. Theodore Ammon (Chair), Harry L. Vincent, Jr., Ann Dore McLaughlin, John G. Schreiber and Robert M. Baylis. The Audit Committee will meet at least three times a year with the independent auditors, management representatives and internal auditors; recommend to the Board of Directors appointment of independent auditors; approve the scope of audits and other services to be performed by the independent and internal auditors; consider whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and review the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls.

  Compensation Policy Committee. The Compensation Policy Committee will be comprised of six Directors who are not employees of Host REIT, namely, Harry
L. Vincent, Jr. (Chair), R. Theodore Ammon, John G. Schreiber, Robert M. Baylis, J.W. Marriott, Jr. and Ann Dore McLaughlin. The Compensation Policy Committee's functions will include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans, and approval of individual salary adjustments and stock awards in those areas.

  Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will be comprised of six Directors who are not employees of Host REIT, namely, Ann Dore McLaughlin (Chair), Harry L. Vincent, Jr., John
G. Schreiber, R. Theodore Ammon, J.W. Marriott, Jr. and Robert M. Baylis. It will consider candidates for election as Directors and will be responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating and Corporate Governance Committee will fulfill an advisory function with respect to a range of matters affecting the Board of Directors and its Committees, including the making of recommendations with respect to qualifications of Director candidates, compensation of Directors, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

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

  Host REIT may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

COMPENSATION OF DIRECTORS

  Directors who are also officers of Host REIT will receive no additional compensation for their services as Directors. Directors elected by the holders of Host REIT Common Stock and who are not officers will receive an annual retainer fee of $25,000 as well as an attendance fee of $1,250 for each stockholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors will receive an additional annual retainer fee of $1,000, except for the chair of the Compensation Policy Committee, Mr. Vincent, who will receive an annual retainer fee of $6,000. (The higher annual retainer fee paid to the chair of the Compensation Policy Committee relates to his additional duties which include, among other things, the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board.) Any individual Director receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to the Plans (to the extent such Director is eligible) and/or Host REIT's Non-Employee Directors' Deferred Stock Compensation Plan. Directors also will be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings or in visiting hotels or other properties controlled by Host REIT or by Marriott International.

  In 1997, the following Directors of the Company received special one-time awards of Company common stock in the amounts indicated: Mr. Ammon, 4,000 shares; Mr. Baylis, 7,000 shares; Ms. McLaughlin, 7,000 shares and Mr. Vincent, 7,000 shares. The special one-time awards of Company common stock vest at the rate of 10% per year of a Directors service on the Board, with credit given for each year of service already completed, and will also become fully vested upon the death or disability of the Directors.

EXECUTIVE COMPENSATION

  The table below sets forth a summary of the compensation paid by Host for the last three fiscal years to the Chief Executive Officer and the four additional most highly compensated executive officers of Host for Host's fiscal year 1997 (the "Named Executive Officers").

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                      --------------------
                                        ANNUAL COMPENSATION              AWARDS    PAYOUTS
                                 ----------------------------------   ------------ -------
                                                                       RESTRICTED
NAME AND                  FISCAL                       OTHER ANNUAL      STOCK      LTIP      ALL OTHER
PRINCIPAL POSITION         YEAR  SALARY(1)(2) BONUS(3) COMPENSATION   AWARDS(4)(5) PAYOUTS COMPENSATION(6)
------------------        ------ ------------ -------- ------------   ------------ ------- ---------------
Richard E. Marriott.....   1997    $271,449   $108,580   $110,789(7)   $        0     $0      $ 22,668(8)
 Chairman of the Board     1996     262,951    105,180    114,969(7)            0      0        21,439(8)
                           1995     250,554    100,000    107,463(7)            0      0        12,634
Terence C. Golden(9)....   1997     619,045    557,141     58,783(10)     354,693      0        66,105
 President and Chief       1996     600,017    480,013          0      10,476,603      0       560,827(11)
 Executive Officer         1995     190,656    152,152          0               0      0             0
Robert E. Parsons, Jr...   1997     338,889    254,167          0               0      0        36,231
 Executive Vice            1996     328,447    263,490          0       3,658,277      0        26,273
 President and Chief       1995     213,767    123,649          0               0      0        10,951
 Financial Officer
Christopher J.
 Nassetta(9)............   1997     338,889    254,167          0               0      0        36,231
 Executive Vice            1996     328,447    263,490          0       3,647,513      0       119,168(11)
 President and Chief       1995      78,000     50,700          0               0      0             0
 Operating Officer
Christopher G.
 Townsend...............   1997     202,962    111,629          0       1,015,800      0        18,405
 Senior Vice President,    1996     186,232    102,428          0               0      0        15,891
 General Counsel           1995     156,375     93,825          0               0      0         7,658

--------
 (1) Fiscal year 1996 base salary earnings were for 53 weeks.
 (2) Salary amounts include base salary earned and paid in cash during the fiscal year, the amount of base salary deferred at the election of the executive officer under the Host Marriott Corporation Executive Deferred Compensation Plan and the increase in base salary for the period October 1, 1997 through the end of the fiscal year which was paid in 1998.

 (3) Bonus includes the amount of cash bonus earned pursuant to Host's Performance-Based Annual Incentive Bonus Plan (which was approved by the stockholders in 1996) and to the named individual's performance-based bonus plan during the fiscal year, which is either paid subsequent to the end of each fiscal year or deferred under the Host Marriott Corporation Executive Deferred Compensation Plan.
 (4) During 1997, the Compensation Policy Committee (the "Committee") of the Board of Directors approved the grant of restricted stock to certain key employees of Host, including Mr. Townsend. In 1996, the Committee approved similar grants of restricted stock to certain key employees of Host, including Messrs. Golden, Parsons and Nassetta. Mr. Golden also received grants of restricted stock on November 6, 1997 and on August 1, 1996 which were pursuant to the terms of his restricted stock agreement with Host. Messrs. Golden, Parsons and Nassetta each received awards which vest over a five-year period, and Mr. Townsend received an award which vests over a three-year period. All such awards consist of shares subject to restrictions relating primarily to continued employment ("General Restrictions") and shares subject to annual performance objectives such as financial performance of Host ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to annual review and revision. Sixty percent of the shares awarded to each executive officer have annual Performance Restrictions, and forty percent of the shares awarded have General Restrictions conditioned upon continued employment. In addition, Messrs. Parsons and Nassetta each received an award of restricted stock which vests sixty percent on December 31, 1998 and forty percent on December 31, 2000, subject to the attainment of certain performance criteria and to the named individual's continued employment ("Special Team Awards"). All Special Team Awards are presented above as "Restricted Stock Awards," and the value stated above is the fair market value on the date of the grant. At Mr. Golden's request and in order to motivate the management team to enhance stockholder value, the Committee issued these Special Team Awards of the shares of restricted stock to key executives of Host in connection with Mr. Golden's joining Host. The dollar value of those awards has been reflected in the Restricted Stock Awards column of the table for the Named Executive Officers. In the event that the executives to whom restricted stock was granted do not continue in the employ of Host or do not meet the performance criteria set by the Committee, those shares will be forfeited, and the Committee has retained the right to grant any forfeited restricted shares to Mr. Golden.
 (5) The aggregate number and value of shares of deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 4 above) held by each Named Executive Officer as of the end of fiscal year 1997 are as follows: Mr. R.E. Marriott, 264,000 shares valued at $5,071,440; Mr. Golden, 655,231 shares valued at $12,586,987;
     Mr. Nassetta, 240,267 shares valued at $4,615,529; Mr. Parsons, 261,531 shares valued at $5,073,335; and Mr. Townsend, 56,321 shares valued at $1,078,485. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock. Under the terms of certain restricted stock award agreements granted under the long-term incentive plan, each share of restricted stock vests upon a change in control of Host. The stock bonus awards granted by Host are generally derived based on dividing 20% of each individual's annual cash bonus award by the average of the high and low trading prices for a share of common stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Stock bonus awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 annual installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the stock bonus award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 with 10 years of service with Host or upon (i) retirement after 20 years of service, (ii) disability or (iii) death.

 (6) Amounts included in "All Other Compensation" represent total matching Host contribution amounts received under the Host Marriott Corporation
     (HMC) Retirement and Savings Plan and the Host Marriott Corporation Executive Deferred Compensation Plan. In 1997, the amounts attributable to the Host Marriott Corporation (HMC) Retirement and Savings Plan account for each Named Executive Officer were as follows: Mr. R.E. Marriott, $9,024; Mr. Golden, $7,939; Mr. Nassetta, $9,024; Mr. Parsons, $9,500; and Mr. Townsend, $8,448. The amounts attributable to the Host Marriott Corporation Executive Deferred Compensation Plan for each named executive officer were as follows: Mr. R.E. Marriott, $13,644; Mr. Golden, $58,166; Mr. Nassetta, $27,207; Mr. Parsons, $26,731; and Mr. Townsend, $9,957.
 (7) Amount includes $92,000 in 1997, $86,700 in 1996, and $86,200 in 1995 for
     the allocation of Host personnel for non-Host business.

 (8) Effective beginning in 1996, Mr. R.E. Marriott waived (i) payments due to be made to him under the Host Marriott Corporation Executive Deferred Compensation Plan following his retirement and (ii) common stock due to be distributed to him under the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan) following his retirement. In connection with this waiver, Host entered into an arrangement to purchase life insurance policies for the benefit of a trust established by Mr. R.E. Marriott. The cost of the life insurance policies to Host has been actuarially determined and will not exceed the projected after-tax cost Host expected to incur in connection with the payments under the Host Marriott Corporation Executive Deferred Compensation Plan and the stock distributions under the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan) that were waived by Mr. R.E. Marriott.
 (9) Mr. Golden joined Host as President and Chief Executive Officer on September 1, 1995. Mr. Nassetta joined Host as Executive Vice President on October 1, 1995.
(10) Amount represents reimbursement of travel expenses of Mr. Golden's spouse when she accompanies him on Host business trips.
(11) As part of their restricted stock agreements with Host, Messrs. Golden and Nassetta were awarded 44,910 and 8,421 shares of Host common stock, respectively, on February 1, 1996. The value of the shares was $516,465 for Mr. Golden and $96,842 for Mr. Nassetta.

AGGREGATED STOCK OPTION EXERCISES AND YEAR-END VALUE

  The table below sets forth, on an aggregated basis, (i) information regarding the exercise during fiscal year 1997 of options to purchase Host Common Stock (and shares of the common stock of other companies which Host has previously spun off) by each of the executive officers listed on the Executive Compensation table above, and (ii) the value on January 2, 1998 of all unexercised options held by such individuals. Host did not grant any options to the executive officers listed on Table I in fiscal year 1997. Terence C. Golden and Christopher J. Nassetta do not have any options to purchase stock in any of the companies listed in the following table.

                     AGGREGATED STOCK OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF UNEXERCISED IN-
                                                              NUMBER OF SHARES                            THE
                                                           UNDERLYING UNEXERCISED                  MONEY OPTIONS AT
                                                         OPTIONS AT FISCAL YEAR END               FISCAL YEAR END (2)
                                                                     (#)                                  ($)
                                                         -----------------------------------   -------------------------
                                      SHARES
                                    ACQUIRED ON  VALUE
                                     EXERCISE   REALIZED
          NAME           COMPANY(1)     (#)       ($)    EXERCISABLE          UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ---------- ----------- -------- ---------------      --------------   ----------- -------------
R. E. Marriott..........      HM      35,000    421,379             55,700(3)                0    944,307         0
                             HMS           0          0             11,140                   0    145,741         0
                              MI           0          0             55,700                   0  3,198,557         0
                           TOTAL      35,000    421,379            122,540                   0  4,288,605         0
R. E. Parsons, Jr.......      HM       2,500     40,825             20,225                   0    311,837         0
                             HMS         500      5,993              4,045                   0     49,212         0
                              MI           0          0              1,625                   0     85,423         0
                           TOTAL       3,000     46,819             25,895                   0    446,472         0
C. G. Townsend..........      HM           0          0              6,975                   0    110,745         0
                             HMS           0          0              1,395                   0     17,354         0
                              MI           0          0                  0                   0          0         0
                           TOTAL           0          0              8,370                   0    128,100         0

--------

(1) "HM" represents options to purchase Host Common Stock ("Host Options"). "HMS" represents options to purchase HM Services common stock. "MI" represents options to purchase Marriott International common stock. In connection with Host's issuance on December 29, 1995 of a special dividend (the "HMS Special Dividend") of HM Services common stock to Host's stockholders, and pursuant to the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan), all Host Options held by employees of Host were adjusted to reflect the HMS Special Dividend by providing each option holder with the option to purchase one share of HM Services common stock for every option to purchase five shares of Host Common Stock held as of the close of business on December 29, 1995. The exercise price of the HM Services options was set, and the price of Host Options was adjusted, so that the economic value of Host Options prior to the HMS Special Dividend was preserved and not increased or decreased as a result of the HMS Special Dividend. In addition, in connection with Host's issuance on October 8, 1993 of a special dividend (the "MI Special Dividend") of Marriott International common stock to Host's stockholders, and pursuant to the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan), all Host Options held by employees of Host were adjusted to reflect the MI Special Dividend by providing each option holder with the option to purchase one share of Marriott International common stock for every option to purchase one share of Host Common Stock held as of the close of business on October 8, 1993. The exercise price of the Marriott International options was set, and the price of Host Options was adjusted, so that the economic value of Host Options prior to the MI Special Dividend was preserved and not increased or decreased as a result of the MI Special Dividend.
(2) Based on a per share price for Host Common Stock of $19.21, a per share price for HM Services common stock of $14.43, and a per share price for Marriott International common stock of $68.56. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on January 2, 1998.

(3) In order to facilitate the REIT Conversion, Mr. Marriott has agreed to the cancellation of such options upon consummation of the Merger in exchange for a grant of an equal number of stock appreciation rights payable in cash that are economically equivalent to the options that are canceled.

LONG-TERM INCENTIVE PLAN

  The table below sets forth the number of shares of Host Common Stock awarded under a long-term incentive plan on February 1, 1996 to Messrs. Parsons and Nassetta and on January 22, 1997 to Mr. Townsend.

  Richard E. Marriott and Terence C. Golden did not receive any of the type of awards reported in the following table. These awards represent the number of restricted shares of Host Common Stock that may vest during or at the end of a three-year period, subject to the satisfaction of certain time and performance restrictions established by the Compensation Policy Committee of the Board of Directors. The vesting provisions governing these awards are subject to review and revision by the Compensation Policy Committee. The performance criteria are set in advance of the completion of the performance year, and if the time and performance criteria are not achieved, the full number of shares will be forfeited.

  The shares may be paid in full if either of the following two formulas is met:

  . Prior to November 1, 1998, the average price of Host Common Stock traded on the NYSE during any consecutive 60-day period shall increase to 172.8% of the price of Host Common Stock on November 2, 1995; or

  . The average of the high and low prices of Host Common Stock traded on the NYSE for each of the first five days of trading prior to November 1, 1998 is 172.8% of the price of Host Common Stock on November 2, 1995.

  The price of Host Common Stock on November 2, 1995 was determined to be $11.08 (which reflects an adjustment for the distribution of the common stock of Host Marriott Services Corporation to Host's stockholders on December 29,
1995), and therefore the target price under the two formulas is $19.146 (i.e., 172.8% of $11.08). This increase represents a 20% compounded annual growth rate in the price of Host Common Stock.

                           LONG-TERM INCENTIVE PLAN
                          AWARDS IN LAST FISCAL YEAR

                                                     PERFORMANCE OR OTHER PERIOD
NAME                                NUMBER OF SHARES  UNTIL MATURITY OR PAYOUT
----                                ---------------- ---------------------------
Robert E. Parsons, Jr. ............      84,206                3 years
Christopher J. Nassetta............      84,206                3 years
Christopher G. Townsend............      20,000                3 years

EMPLOYMENT AGREEMENTS

  The Operating Partnership expects to have employment agreements with certain of its executive officers but there is no assurance that this will be the case. The terms of such agreements currently are under negotiation and are not expected to be finalized until the Effective Date.

1998 EMPLOYEE BENEFITS ALLOCATION AGREEMENT

  As part of the REIT Conversion, Host, the Operating Partnership and Crestline expect to enter into the 1998 Employee Benefits Allocation Agreement which is expected to govern the allocation of responsibilities with respect to various compensation, benefits and labor matters. Under the 1998 Employee Benefits Allocation Agreement, Crestline is expected to assume from Host certain liabilities relating to covered benefits and labor matters with respect to individuals who are employed by Host REIT or its affiliates on or before the Effective Date who will be employed by Crestline or its affiliates ("Transferred Employees") and the Operating Partnership is expected to assume from Host certain other liabilities relating to employee benefits and labor matters. The 1998 Employee Benefits Allocation Agreement also is expected to govern the treatment of awards under the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan, formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Incentive Plan"), as part of the REIT Conversion. The 1998 Employee Benefits Allocation Agreement is expected to require Crestline to establish the Crestline Capital Corporation 1998 Comprehensive Stock Incentive Plan. Additionally, the 1998 Employee Benefits Allocation Agreement is expected to provide that the Operating Partnership will adopt the Comprehensive Stock Incentive Plan.

COMPREHENSIVE STOCK INCENTIVE PLAN

  Host sponsors the Comprehensive Stock Incentive Plan for purposes of attracting and retaining highly qualified employees. Host has reserved 44,442,911 shares of Host Common Stock for issuance pursuant to the Comprehensive Stock Incentive Plan. As part of the REIT Conversion, the Comprehensive Stock Incentive Plan is expected to be adopted by the Operating Partnership. Outstanding awards of Host Common Stock issued or reserved under the Comprehensive Stock Incentive Plan are expected to be exchanged for Host REIT Common Stock and Crestline common stock, according to the terms of the 1998 Employee Benefits Allocation Agreement.

  Under the terms of the Comprehensive Stock Incentive Plan, an eligible full-time employee may receive an award of (i) options to purchase Host Common Stock, (ii) deferred shares of Host Common Stock, (iii) restricted shares of Host Common Stock, (iv) stock appreciation rights, (v) special recognition awards or (vi) other equity-based awards, including but not limited to, phantom shares of Host Common Stock, performance shares of Host Common Stock, bonus shares of Host Common Stock, dividend equivalent units or similar securities or rights. After the REIT Conversion, all awards under the Comprehensive Stock Incentive Plan will be for Host REIT Common Stock.

  Options granted to officers and key employees will have an exercise price of not less than the fair market value on the date of grant. Incentive stock options granted under the Comprehensive Stock Incentive Plan expire no later than 10 years after the date of grant and non-qualified stock options expire no later than 15 years after the date of grant.

  Under the terms of the Comprehensive Stock Incentive Plan, an eligible full-time employee may receive an award of deferred shares of Host Common Stock. Deferred shares may be granted as part of a bonus award or deferred stock agreement. After the REIT Conversion, an award of deferred shares under the Comprehensive Stock Incentive Plan will be for Host REIT Common Stock. Deferred shares generally vest over ten years in annual installments commencing one year after the date of grant.

  The Comprehensive Stock Incentive Plan also provides for the issuance of restricted shares of Host Common Stock to officers and key executives to be distributed over the next three or five years in annual installments based on continued employment and the attainment of certain performance criteria. After the REIT Conversion, an award of restricted shares under the Comprehensive Stock Incentive Plan will be for Host REIT Common Stock.

  Under the terms of the Comprehensive Stock Incentive Plan, an eligible full-time employee may receive a bonus award. Bonus awards may be part of a management incentive program which pays part of the annual performance bonus awarded to managers and other key employees in shares of Host Common Stock. A bonus award entitles the holder to receive a distribution of Host's Common Stock in accordance with the underlying agreement. Holders of bonus awards vest in the shares covered by their award over ten years in annual installments commencing one year after grant. Unless the holder of a bonus award elects otherwise, vested shares are distributed in 10 consecutive, approximately equal, annual installments. After the REIT Conversion, all bonus awards will be for shares of Host REIT Common Stock.

  The Comprehensive Stock Incentive Plan authorizes the grant of stock appreciation rights ("SARs") to eligible full-time employees. SARs awarded under the Comprehensive Stock Incentive Plan give the holder the right to an amount equal to the appreciation in the value of the Host Common Stock over a specified price. SARs may be paid on the Host Common Stock, cash or other form or combination form of payout. After the REIT Conversion, SARs awarded under the Comprehensive Stock Incentive Plan will be tied to the appreciation in the value of Host REIT Common Stock.

  Under the Comprehensive Stock Incentive Plan, an eligible full-time employee may receive a Special Recognition Award. Special Recognition Awards may be paid in the form of Host Common Stock or an option to purchase Host Common Stock at an amount not less than fair market value on the date of grant. After the REIT Conversion, Special Recognition Awards will be for Host REIT Common Stock.

STOCK PURCHASE PLAN

  Host sponsors the Host Marriott Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the terms of the Stock Purchase Plan, an individual who is: (i) an active eligible employee on the last day of the prior plan year, (ii) working more than 20 hours per week and (iii) customarily employed more than five months in a calendar year may, on the first day of the plan year, purchase Host Common Stock through contributions or payroll deductions at the lower of the fair market value on the first or last day of such plan year. The Stock Purchase Plan is expected to be adopted by the Operating Partnership as part of the REIT Conversion.

401(K) PLAN

  Host sponsors the Host Marriott Corporation (HMC) Retirement and Saving Plan (the "401(k) Plan"). The 401(k) Plan has received a favorable ruling from the Internal Revenue Service ("IRS") as to its tax-qualified status. The 401(k) Plan is expected to be adopted by the Operating Partnership as part of the REIT Conversion. The 401(k) Plan is available to all eligible employees immediately upon their date of hire. A participant may elect to contribute from 1% to 15% of his compensation to the 401(k) Plan. Each year, Host makes a fixed matching contribution equal to 50% of the first 6% of the compensation contributed to the 401(k) Plan by employees. In addition, Host may make a discretionary contribution, in an amount, if any, determined annually by the Board, to the 401(k) Plan for the benefit of eligible employees.

  Under the terms of the 401(k) Plan, participants may elect to invest part or all of their plan benefits in Host Common Stock. As part of the Merger, all shares of Host Common Stock held under the 401(k) Plan are expected to be converted to Host REIT Common Stock and shares of Crestline common stock. It is expected that after the REIT Conversion, 401(k) Plan participants will be able to elect to invest all or part of their plan benefits in Host REIT Common Stock.

NON-EMPLOYEE DIRECTOR PLAN

  Host sponsors the Host Marriott Corporation Non-Employee Directors' Deferred Stock Compensation Plan (the "Non-Employee Director Plan") for purposes of attracting and retaining qualified non-employee Directors. Under the terms of the Non-Employee Director Plan, a non-employee Director may elect to defer payment of part or all of his Directors' fees from Host until such individual is no longer a member of the Board. In addition, the Non-Employee Director Plan provides for: (i) a special one time grant of Host Common Stock to participants who were directors of Host on May 1, 1997; and (ii) annual grants of 750 shares of Host Common Stock effective on May 14, 1997 and at each annual meeting thereafter. Currently, fees that are deferred under the Non-Employee Director Plan are treated as if invested in shares of Host Common Stock using the fair market value of such shares on the date of deferral. After the REIT Conversion, Host REIT intends to treat Directors' fees deferred under the Non-Employee Director Plan as if invested in Host REIT Common Stock.

  Non-Employee Directors may elect to receive payment of their benefits under the Non-Employee Director Plan in Host Common Stock in lump sum or installment payments. After the REIT Conversion, Host REIT expects to allow participants of the Non-Employee Director Plan to elect to receive their benefits in Host REIT Common Stock in lump sum or installment payments.

DEFERRED COMPENSATION PLAN

  Host maintains the Host Marriott Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") for the benefit of select executives and directors. A participant may elect to defer part of his compensation or director's fees in the case of non-employee directors pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan will be adopted by the Operating Partnership as part of the REIT Conversion.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Host REIT Charter and Host REIT Bylaws contain provisions limiting the liability of Host REIT's present and former directors and officers to the corporation and its stockholders and obligating Host REIT to indemnify present and former directors and officers all in accordance with Maryland law. See "The Restructuring Transactions--Limitation of Liability and Indemnification of Directors and Officers."

INDEMNIFICATION AGREEMENTS

  Host REIT intends to enter into indemnification agreements with each of its directors and officers. The indemnification agreements will require, among other things, that Host REIT indemnify its directors and officers to the fullest extent permitted by law and advance to its directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN HOST AND MARRIOTT INTERNATIONAL

  Host and Marriott International, prior to October 8, 1993, were operated as a single consolidated company. On October 8, 1993 in connection with the issuance of a special dividend (the "Marriott International Distribution"), the consolidated company's businesses were split between Host and Marriott International. Thereafter, Host retained the capital intensive lodging real estate business (the "Ownership Business") and the airport/tollroad concessions business (the "Host/Travel Plazas Business"), while Marriott International took over the management of the lodging and service management businesses (the "Lodging/Service Management Business"). (On December 29, 1995, Host distributed the Host/Travel Plazas Business to the stockholders of HM Services; see "--Relationship between Host and Host Marriott Services Corporation" below.) On the date of the Marriott International Distribution, Host and its subsidiaries and Marriott International and its subsidiaries entered into certain contractual arrangements governing their relationship following the Marriott International Distribution.

  J.W. Marriott, Jr. and Richard E. Marriott beneficially own approximately 10.6% and 10.2%, respectively, of the outstanding shares of common stock of Marriott International. By reason of their ownership of such shares of common stock of Marriott International and their positions as Chairman and a Director, respectively, of Marriott International, J.W. Marriott, Jr. and Richard E. Marriott, who will also be a Director and Chairman, respectively, of Host REIT, could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

  Prior to the Marriott International Distribution, Host and Marriott International entered into a Distribution Agreement (the "Marriott International Distribution Agreement"), which provided for, among other things, (i) the division between Host and Marriott International of certain liabilities and (ii) certain other agreements governing the relationship between Host and Marriott International following the Marriott International Distribution.

  Subject to certain exceptions, the Marriott International Distribution Agreement provided for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Marriott International Distribution, financial responsibility for the liabilities arising out of or in connection with the Lodging/Service Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business and Host/Travel Plazas Business, along with the consolidated company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to Host and its retained subsidiaries. The agreements executed in connection with the Marriott International Distribution Agreement also set forth certain specific allocations of liabilities between Host and Marriott International.

  Under the Marriott International Distribution Agreement, Marriott International obtained the Marriott International Purchase Right which provided Marriott International with the right, until June 2017, to purchase up to 20% of each class of Host's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of Host. The Marriott International Purchase Right could be exercised for a 30-day period following the date a person or group of affiliated persons has (i) become the beneficial owner of 20% or more of the total voting power of the then outstanding shares of Host's voting stock or (ii) announced a tender offer for 30% more of the total voting power of the then outstanding shares of Host's common stock. The purchase price for the common stock to be purchased upon the exercise of the Marriott International Purchase Right is determined by taking the average of the closing sale price of the common stock during the 30 consecutive trading days preceding the date the Marriott International Purchase Right becomes exercisable. The Marriott International Purchase Right will continue in effect with respect to Host REIT after the

Merger as to the Host REIT Common Stock, subject to the following limitations intended to protect the REIT status of Host REIT. The Marriott International Purchase Right will be exercisable only to the extent that neither (i) Marriott International, or any entity in which it has a direct or indirect interest (and which would be deemed, under the applicable attribution rules, to own the shares of Host REIT owned by Marriott International), would, as a result of such exercise, own, taking into account the applicable attribution rules, more than 9.8% of both Host REIT and Crestline, any subsidiary of Crestline or any other tenant of Host REIT nor (ii) any owners of direct or indirect interests in Marriott International would, as a result of such exercise, own, taking into account the applicable attribution rules, more than 9.8% of both Host REIT and Crestline, any subsidiary of Crestline or any other tenant of Host REIT. In addition to the foregoing limitation, in the event the Operating Partnership is or would be considered a "publicly traded partnership" within the meaning of the Code, the Marriott International Purchase Right will be exercisable only if such acquisition and ownership of Host REIT Common Stock would not cause the Operating Partnership to be considered to own, directly or by attribution, 10% or more of Crestline, any subsidiary of Crestline or any other tenant of Host REIT (taking into account the applicable attribution rules and any stock of Crestline that the Operating Partnership is deemed to own under the attribution rules by reason of the ownership of an interest in the Operating Partnership by the Blackstone Entities).

  The Marriott International Purchase Right will have an antitakeover effect to the extent that any person considering acquiring a substantial or controlling block of Host REIT Common Stock will face the possibility that its ability to exercise control would be impaired by the exercise of the Marriott International Purchase Right. In addition, the exercise price of the Marriott International Purchase Right could be lower than the price at which a potential acquiror might be willing to purchase a 20% block of Host REIT Common Stock because the purchase price for the Marriott International Purchase Right is based on the average trading price during a 30-day period which may be prior to the announcement of a takeover event. This potential price differential might have a further antitakeover effect by discouraging potential acquirors of Host REIT.

  For the purpose of governing certain of the ongoing relationships between Host and Marriott International after the Marriott International Distribution, Host and Marriott International have entered into other agreements. Host believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between Host and Marriott International are:

    (i) Lodging Management and Franchise Agreements. Marriott International and certain of its subsidiaries have entered into management agreements with Host and certain of its subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Ritz-Carlton hotels, Courtyard hotels and Residence Inns owned or leased by Host and its subsidiaries. Marriott International has also entered into franchise agreements with Host and certain of its subsidiaries to allow Host to use the Marriott brand, associated trademarks, reservation systems and other related items in connection with Host's operation of ten Marriott hotels not managed by Marriott International.

    Each of those management and franchise agreements reflects market terms and conditions and is substantially similar to the terms of management and franchise agreements with other third-party owners regarding lodging facilities of a similar type. In 1997, Host paid to Marriott International fees of $166 million from the managed and franchised lodging properties owned or leased by Host.

    In addition, Host or one of its subsidiaries is a partner in several unconsolidated partnerships (some of which will be consolidated in connection with the REIT Conversion) that, at the end of 1997, owned 241 lodging properties operated by Marriott International or certain of its subsidiaries under long-term agreements. In such cases, Host or its subsidiary typically serves as the general partner. In 1997, these unconsolidated partnerships paid to Marriott International fees of $119 million pursuant to such agreements. The partnerships also paid $23 million in rent to Marriott International in 1997 for land leased from Marriott International upon which certain of the limited service partnerships' hotels are located.

    In connection with the REIT Conversion, these management and franchise agreements will be assigned to the Lessees for the term of the applicable Leases (but the Operating Partnership will remain obligated in the event the Lessees fail to perform their obligations).

    (ii) Credit Agreement. In 1995, Marriott International and a subsidiary of Host entered into a Credit Agreement pursuant to which the subsidiary had the right to borrow up to $225 million from Marriott International. In 1997, however, Host entered into a revolving line of credit agreement with third parties, and as a result, Host terminated the revolving line of credit under the Credit Agreement with Marriott International. Host remains subject to various covenants and guaranty reimbursement obligations under the Credit Agreement.

    (iii) Tax Sharing Agreement. Host and Marriott International have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Host's businesses for tax years prior to the Marriott International Distribution and with respect to certain tax attributes of Host after the Marriott International Distribution. Host and Marriott International have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

    (iv) Noncompetition Agreements. Host and Marriott International entered into a noncompetition agreement that defines the parties' rights and obligations with respect to certain businesses operated by Marriott International and Host. In general, under the noncompetition agreements, Host and its subsidiaries are prohibited from entering into or acquiring any business that competes with the hotel management business as conducted by Marriott International until October 8, 2000. See "--Senior Living Communities Acquisitions."

    (v) Administrative Services Agreements. Marriott International and Host have entered into a number of agreements pursuant to which Marriott International has agreed to provide certain continuing administrative services to Host and its subsidiaries. Such services are provided on market terms and conditions. In general, the administrative services agreements can be kept in place at least through the end of 1998.

    (vi) Marriott International Guarantees. In connection with the Marriott International Distribution, Host and Marriott International entered into agreements pursuant to which Marriott International has agreed to guarantee Host's performance in connection with certain partnership, real estate and project loans and other Host obligations. Such guarantees are limited in an aggregate principal amount of up to $107 million at June 19, 1998. Marriott International has not been required to make any payments pursuant to the guarantees.

  In addition to the foregoing agreements, Host and Marriott International have had occasion to enter into other agreements in the ordinary course of business. Host believes that such agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between Host and Marriott International are:

    (a) Hotel Acquisitions. Marriott International has provided, and Host expects that Marriott International in the future will provide, financing to Host for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. In 1997, Marriott International did not provide any new acquisition financing, although Host remained indebted to Marriott International for acquisition financing from prior years. Marriott International provided Host with $70 million of mortgage financing in 1995 for the acquisition of three full-service hotels at an average interest rate of 8.5%. Marriott International subsequently sold one of the loans in 1996. In 1996, Marriott International and Host formed a joint venture (which will be owned by a Non-Controlled Subsidiary) and Marriott International provided Host with $29 million in debt financing at an average interest rate of 12.7% and with $28 million in preferred equity, for the acquisition of two full-service hotels in Mexico City.

    (b) Senior Living Communities Acquisitions. On June 21, 1997, Host acquired the outstanding common stock of Forum Group, Inc. (the "Forum Group") from Marriott Senior Living Services, Inc., a subsidiary of Marriott International. Host purchased the Forum Group portfolio of 29 premier senior living communities for approximately $460 million, including approximately $270 million in debt ($59 million of which was provided by Marriott International). In 1997, Host had completed $56 million of the approximately $107 million expansion plan to add approximately 1,060 units to these communities. As a result, an additional $33 million of debt financing has been provided by Marriott International and Marriott International may provide additional financing as the expansion plan is completed. The properties will continue to be managed by Marriott International. From the date of acquisition through the end of 1997, Host paid to Marriott International management fees of $6 million from the senior living properties owned by Host. In connection with the acquisition, Host and Marriott International entered into a noncompetition agreement that defines the parties' rights and obligations with respect to the operation of senior living services by Marriott International and Host. In general, under the noncompetition agreement, Host and its subsidiaries are prohibited from entering into or acquiring any business that competes with the senior living management business as conducted by Marriott International until 2007. In 1997, Host also acquired all but 1% of the remaining 50% interest in the joint venture which owned the 418-unit Leisure Park senior living community from Marriott International for approximately $23 million, including approximately $15 million of mortgage debt assumed by Host. Shares of Crestline, which will own the senior living communities business, will be distributed to Host's stockholders as part of the Initial E&P Distribution in connection with the REIT Conversion.

    (c) 1993 Employee Benefits Allocation Agreement. Host and Marriott International have entered into an Employee Benefits and Other Employment Matters Allocation Agreement ("1993 Employee Benefits Allocation Agreement") that provides for the allocation of certain responsibilities with respect to employment compensation, benefit and labor matters. The 1993 Employee Benefits Allocation Agreement was amended as of March 27, 1998 to: (i) reflect various conversions and redenominations that were necessary as a result of the spin-off and acquisitions described in Marriott International's February 12, 1998 Proxy, and to add New Marriott MI, Inc. (renamed Marriott International, Inc.) as a party to the 1993 Employee Benefits Allocation Agreement. In general, the 1993 Employee Benefits Allocation Agreement provides that Host retained all employee liabilities for employees who on or after the Marriott International Distribution were employees of Host, and that old Marriott International, Inc., which was renamed Sodexho Marriott Services, Inc., in 1998, retained all liabilities for employees who on or after the Marriott Distribution were employees of Marriott International. Pursuant to the 1993 Employee Benefits Allocation Agreement, and in connection with the Marriott Distribution, Host also adjusted outstanding awards under the Host employee benefit plans. The 1993 Employee Benefits Allocation Agreement is expected to be amended as part of the REIT Conversion to add the Operating Partnership and Crestline as parties to the agreement and to reflect the 1998 Employee Benefits Allocation Agreement.

RELATIONSHIP BETWEEN HOST AND HOST MARRIOTT SERVICES CORPORATION

  On December 29, 1995, Host issued a special dividend (the "HMSC Distribution") which split Host's businesses between Host and HM Services. Prior to December 29, 1995, HM Services was a wholly-owned subsidiary of Host. Thereafter, Host retained the capital intensive lodging real estate business (the "Ownership Business"), while HM Services took over the airport/tollroad concessions business (the "Host/Travel Plazas Business"). Host and its subsidiaries and HM Services and its subsidiaries have entered into certain relationships following the HMSC Distribution.

  Richard E. Marriott and J.W. Marriott, Jr. beneficially own approximately 6.75% and 6.88%, respectively, of the outstanding shares of common stock of HM Services. By reason of their ownership of such shares of common stock of HM Services and their positions as Directors of HM Services, Richard E. Marriott and J.W. Marriott, Jr., who are also Chairman and a Director, respectively, of Host, could be deemed in control of HM Services within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of HM Services by reason of their ownership of shares of HM Services and/or their relationship to other family members.

  Prior to the HMSC Distribution, Host and HM Services entered into a Distribution Agreement (the "HMSC Distribution Agreement"), which provided for, among other things, (i) certain asset transfers to occur prior to the HMSC Distribution, (ii) the HMSC Distribution, (iii) the division between Host and HM Services of certain liabilities and (iv) certain other agreements governing the relationship between Host and HM Services following the HMSC Distribution.

  Subject to certain exceptions, the HMSC Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the HMSC Distribution, financial responsibility for the liabilities arising out of or in connection with the Host/Travel Plazas Business to HM Services and its subsidiaries and financial responsibility for the liabilities arising out of or in connection with the Ownership Business to Host and its retained subsidiaries. The agreements executed in connection with the HMSC Distribution Agreement also set forth certain specific allocations of liabilities between Host and HM Services. The HMSC Distribution Agreement also provides that HM Services will assume its proportionate share of Host's current obligation for certain employee benefit awards denominated in Host common stock currently held by employees of Marriott International.

  For the purpose of governing certain of the ongoing relationships between Host and HM Services after the HMSC Distribution, Host and HM Services have entered into other agreements. Host believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between Host and HM Services are:

    (i) Tax Sharing Agreement. Host and HM Services have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Host's businesses for tax years prior to the HMSC Distribution and with respect to certain tax attributes of Host after the HMSC Distribution. Host and HM Services have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

    (ii) Guarantees of Concession Agreements. Host and HM Services have entered into agreements pursuant to which Host has agreed to guarantee HM Services' performance in connection with certain tollroad concessions operated by HM Services. Host has not been required to make any payment pursuant to the guarantees and does not anticipate making any such payment in 1998.

    (iii) 1995 Employee Benefits Allocation Agreement. Host and HM Services have entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "1995 Employee Benefits Allocation Agreement") that provides for the allocation of certain responsibilities with respect to employee compensation, benefits and labor matters. In general, the 1995 Employee Benefits Allocation Agreement provides that Host retain all employee liabilities for employees who on or after the HMSC Distribution were employees of Host, and that HM Services retain all employee liabilities for employees who on or after the HMSC Distribution were employees of HM Services. Pursuant to the 1995 Employee Benefits Allocation Agreement, and in connection with the HMSC Distribution, Host also adjusted outstanding awards under Host employee benefit plans. The 1995 Employee Benefits Allocation Agreement is expected to be amended as part of the REIT Conversion to add the Operating Partnership and Crestline as parties to the agreement and to reflect the 1998 Employee Benefits Allocation Agreement.

RELATIONSHIP BETWEEN HOST AND CRESTLINE CAPITAL CORPORATION AFTER THE INITIAL E&P DISTRIBUTION

  For the purposes of governing certain of the ongoing relationships between Crestline and Host after the Initial E&P Distribution and to provide mechanisms for an orderly transition, Crestline and Host will enter into, in addition to the Leases, various agreements, as described below. The descriptions of such agreements are qualified in their entirety by reference to the agreements, copies of the form of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

  Distribution Agreement

  Prior to the Initial E&P Distribution, Crestline and Host will enter into a distribution agreement (the "Distribution Agreement"), which will provide for, among other things, (i) the distribution of shares of Crestline in connection with the Initial E&P Distribution; (ii) the division between Crestline and Host of certain assets and liabilities; (iii) the contribution to Crestline of Host's 3% general partnership interest in Boynton Beach Limited Partnership, which owns a senior living community located in Boynton Beach; (iv) the transfer to Crestline of the 25% interest in the Swissotel management company to be acquired in the Blackstone Acquisition; (v) the return to Crestline of those shares of Crestline common stock held for delivery to the Blackstone Entities in the Blackstone Acquisition if that transaction does not occur; and
(vi) certain other agreements governing the relationship between Crestline and Host following the Initial E&P Distribution.

  Subject to certain exceptions, the Distribution Agreement will provide for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to Crestline, effective as of the date of the Initial E&P Distribution, financial responsibilities for liabilities arising out of or in connection with the business of the senior living communities.

  Tax Sharing Agreement

  Crestline and Host will enter into a tax sharing agreement (the "Tax Sharing Agreement") which will define each party's rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Crestline's business for taxable years prior to the Initial E&P Distribution and with respect to certain tax attributes of Crestline after the Initial E&P Distribution. Generally, Host will be responsible for filing consolidated returns and paying taxes for periods through the date of the Initial E&P Distribution, and Crestline will be responsible for filing returns and paying taxes for subsequent periods.

  Asset Management Agreement

  Crestline, Host and at least one of the Non-Controlled Subsidiaries will enter into an asset management agreement (the "Asset Management Agreement"), pursuant to which Crestline will agree to provide review and advice on the management and operation of the hotels. Generally, Crestline will provide the following consulting services: (i) review of operating and financial results (including site visits) and meet with Host and the Non-Controlled Subsidiaries, as applicable, at least quarterly, to review such results of the hotels; (ii) review of financial statements and budgets, including periodic accounting statements, annual operating budgets, FF&E budgets and management analysis reports; (iii) review of revenue and capital spending projections;
(iv) administration of hotel mortgages; (v) advice relating to any changes to the hotel management agreements; (vi) review of market conditions and competition for each of the hotels; (vii) monitoring and negotiating with governmental agencies in connection with any condemnation proceedings against the hotels; and (viii) monitoring and negotiating with insurance companies and contractors following a casualty at a hotel. Crestline will be paid a fee not to exceed $4.5 million for each fiscal year for its consulting services under the Asset Management Agreement, which will be allocated between Host REIT and the Non-Controlled Subsidiary. The Asset Management Agreement will have a term of two years with an automatic one year renewal, unless terminated earlier by either party in accordance with the terms thereof. This contract will prohibit Crestline from providing similar services, except where Crestline is the lessee with respect to full-service hotels (but not limited-service hotels) that are in the same geographic vicinity as the Host REIT hotels that are leased to Crestline.

  Corporate Transitional Services Agreement

  Crestline and Host will, prior to the date of the Initial E&P Distribution, enter into a transitional services agreement (the "Corporate Transitional Services Agreement") pursuant to which Crestline and Host will provide certain limited services to each other for a fee. Among other things, Host will provide centralized administrative and computer systems services to Crestline. Such services will be provided, as needed, at cost (including a reasonable overhead allocation) on a time and materials basis. The charges associated with such services are not expected to be material.

  Non-Competition Agreement

  Crestline and Host will enter into a non-competition agreement that limits the respective parties' future business opportunities. See "Business and Properties--Noncompetition Agreements."

  1998 Employee Benefits and Other Employment Matters Allocation Agreement

  As part of the REIT Conversion, Host, the Operating Partnership and Crestline expect to enter into the 1998 Employee Benefits Allocation Agreement relating to various compensation, benefits and labor matters. See
"Management--1998 Employee Benefits Allocation Agreement."

  Guarantee and Pooling Agreements

  Crestline and certain of its subsidiaries will enter into guarantees of the Lease obligations of each Lessee. See "Business and Properties--The Leases."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of July 31, 1998, the beneficial ownership of Host REIT Common Stock and OP Units of (i) each person who is expected to hold more than a 5% interest in Host REIT or the Operating Partnership, (ii) directors of Host REIT, (iii) the Chief Executive Officer and the four most highly compensated executive officers of Host REIT and (iv) the directors and executive officers of Host REIT as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and investment power.

  The "Percent of All Common Stock and OP Units" represents the number of shares of Host REIT Common Stock and OP Units the person is expected to hold immediately after the REIT Conversion, as a percentage of the total number of shares of Host REIT Common Stock and OP Units expected to be outstanding immediately after the REIT Conversion (excluding OP Units held by Host REIT and its subsidiaries). The information in this table assumes that all transactions comprising the REIT Conversion are consummated as currently expected. The address of each beneficial owner is 10400 Fernwood Road, Bethesda, Maryland 20817 unless otherwise indicated.

                                                NUMBER OF             PERCENT  PERCENT OF
                                     PERCENT OF SHARES OF  PERCENT OF  OF ALL  ALL COMMON
                          NUMBER OF    ALL OP     COMMON     COMMON    COMMON   STOCK AND
          NAME             OP UNITS   UNITS(1)   STOCK(2)   STOCK(3)  STOCK(4) OP UNITS(5)
          ----            ---------- ---------- ---------- ---------- -------- -----------
R. Theodore Ammon.......           0       *        15,500       *         *          *
Robert M. Baylis........           0       *        13,500       *         *          *
Terence C. Golden(6)....           0       *       781,684       *         *          *
J.W. Marriott,
 Jr.(6)(7)(8)...........      18,135       *    13,275,014    6.50%     6.51%      4.85%
Richard E.
 Marriott(6)(8)(9)......      15,314       *    13,203,209    6.47      6.47       4.82
Ann Dore McLaughlin.....           0       *         9,500       *         *          *
John G. Schreiber(11)...     875,000    1.25%            0       *         *          *
Harry L. Vincent, Jr....           0       *        25,100       *         *          *
Christopher J.
 Nassetta(6)............           0       *       356,201       *         *          *
Robert E. Parsons,
 Jr.(6).................           0       *       404,244       *         *          *
Christopher G.
 Townsend(6)............           0       *       109,417       *         *          *
Blackstone
 Entities(12)...........  43,700,000   62.31             0       *     17.63      15.93
Dresdner RCM Global
 Investors LLC(13)......           0       *    13,595,975    6.66      6.66       4.96
FMR Corp.(14)...........           0       *    22,532,574   11.03     11.03       8.21
Southeastern Asset
 Management, Inc.(15)...           0       *    36,758,000   18.00     18.00      13.40
ALL DIRECTORS AND
 EXECUTIVE OFFICERS AS A
 GROUP (11
 PERSONS)(6)(10)........     908,449    1.30%   24,209,204   11.86%    12.25%      9.16%

--------
 * less than 1%

 (1) Represents the number of OP Units held by the person as a percentage of the total number of OP Units to be issued to persons other than Host REIT and its subsidiaries in the REIT Conversion (70.1 million OP Units), assuming a value of $12.50 per OP Unit.
 (2) Consists of Host REIT Common Stock received in the REIT Conversion as a result of ownership of Host.

 (3) Represents the number of shares of Host REIT Common Stock held by the person as a percentage of the total number of shares of Host REIT Common Stock expected to be outstanding immediately following the REIT Conversion (204.2 million shares of Host REIT Common Stock).

 (4) Assumes that all OP Units held by the person are redeemed for Host REIT Common Stock. The total number of shares of Host REIT Common Stock outstanding used in calculating this percentage (204.2 million shares of Host REIT Common Stock plus the number of OP Units beneficially owned by the person) assumes that none of the OP Units held by other persons are redeemed for Host REIT Common Stock.

 (5) Assumes that all OP Units held by the person are redeemed for Host REIT Common Stock. The total number of shares of Host REIT Common Stock and OP Units outstanding used in calculating this percentage (274.3 million) assumes that all of the OP Units held by other persons also are redeemed for Host REIT Common Stock.

 (6) Includes (i) the shares of unvested restricted stock granted under Host's Comprehensive Stock Incentive Plan, which are voted by the holder thereof and (ii) the following number of shares which could be acquired by the named persons through the exercise of stock options within 60 days of July 31, 1998: for J.W. Marriott, Jr., 810,447 shares; for Richard E. Marriott, 55,700 shares; for Mr. Parsons, 15,225 shares; for Mr. Townsend, 6,975 shares; and for all directors and executive officers as a group, 913,147 shares. Does not include any other shares reserved, contingently vested or awarded under the above-named Plan. In order to facilitate the REIT Conversion, J.W. Marriott, Jr. and Richard E. Marriott have agreed to the cancellation of 326,568 options and 55,700 options held by them, respectively, upon consummation of the Merger in exchange for a grant of an equal number of stock appreciation rights payable in cash that are economically equivalent to the options that are canceled.

 (7) Host REIT Common Stock includes: (i) 1,977,450 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (ii) 68,426 shares held by the wife of J.W. Marriott, Jr.; (iii) 704,555 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (iv) 2,451,787 shares held by the J. Willard Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling stockholder; and (vi) 80,000 shares held by a limited partnership whose general partner is J.W. Marriott, Jr.; does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
 (8) By virtue of their ownership of shares of Host Common Stock and their positions as Chairman and Director, respectively, Richard E. Marriott and J.W. Marriott, Jr. could be deemed in control of Host within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,179,933 shares, or 12.31% of the total shares outstanding of Host Common Stock as of July 31, 1998.
 (9) Host REIT Common Stock includes: (i) 1,874,709 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (ii) 68,219 shares held by the wife of Richard E. Marriott; (iii) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (iv) 2,451,787 shares held by the J. Willard Marriott Foundation of which Richard E. Marriott is a co-trustee; and (v) 2,302,729 shares held by a corporation of which Richard E. Marriott is the controlling stockholder; does not include shares held by the adult children of Richard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.

(10) Host REIT Common Stock includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial ownership of such shares is attributable to each of J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading, but such shares are included only once in reporting the total number of shares owned by all directors and executive officers as a group. All directors and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 1,757,788 shares, or 0.86%, of the total shares outstanding as of July 31, 1998. In addition, the Host Marriott Corporation (HMC) Retirement and Savings Plan owned 65,257 shares, or 0.03% of the total shares outstanding as of July 31, 1998.
(11) OP Units include only John G. Schreiber's proportionate share of OP Units to be received by the Blackstone Entities in the Blackstone Acquisition; John G. Schreiber disclaims beneficial ownership of all other OP Units to be acquired by the Blackstone Entities.
(12) The Blackstone Entities constitute a series of affiliated partnerships. Initially, a majority of the OP Units received pursuant to the Blackstone Acquisition will be held by such affiliated partnerships, but eventually will be distributed by such affiliated partnerships to their partners.
(13) Represents shares of Host Common Stock held by Dresdner RCM Global Investors LLC ("Dresdner RCM") and its affiliates, RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"), and by Dresdner Bank AG, of which Dresdner RCM is a wholly owned subsidiary. Dresdner RCM has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 12,943,675 shares and shared dispositive power over 282,000 shares. Of these shares, Dresdner RCM has reported sole voting power over 8,854,200 shares and does not share voting power with respect to any shares. In addition, Dresdner Bank AG has reported in a separate Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive and voting power over 370,300 shares of Host Common Stock, and such shares are included in the number reported in this table. The principal business address of Dresdner RCM, RCM Limited and RCM General is Four Embarcadero Center, San Francisco, California 94111. The principal business address of Dresdner Bank AG is Jurgen Ponto-Platz 1, 60301 Frankfurt, Germany.
(14) Represents shares of Host Common Stock held by FMR Corp. ("FMR") and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research Company ("FM&R"). FMR has reported in a Schedule 13G under the Exchange Act, filed with the Commission, that FMR, through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 22,474,835 shares of Host Common Stock owned by such investment funds, including the 15,610,500 shares of Host Common Stock (or 7.64% of the total shares outstanding of Host Common Stock as of July 31, 1998) held by the Fidelity Magellan Fund. FMR has no power to vote or direct the voting of the shares of Host Common Stock owned by the investment funds, which power resides with the Board of Directors of such investment funds. FMR, through its control of FMT and certain institutional accounts for which FMT serves as investment manager, has sole dispositive power over 57,739 shares, the sole power to vote or direct the voting of 44,301 shares, and no power to vote or direct the voting of 13,438 shares of Host Common Stock owned by the institutional accounts. The principal business address for FMR, FMT and FM&R is 82 Devonshire Street, Boston, Massachusetts 02109.
(15) Represents shares of Host Common Stock held by Southeastern Asset Management, Inc. ("SAM"). SAM has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 21,730,700 shares and shared dispositive power over 14,968,300 shares. Of these shares, SAM has reported sole voting power over 18,338,100 shares, shared voting power over 14,968,300 shares and no power to vote 3,451,600 shares. The principal business address of SAM is 6075 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

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

                    DESCRIPTION OF HOST REIT CAPITAL STOCK

  The summary description of the capital stock of Host REIT set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Host REIT Charter and Host REIT Bylaws, to be effective upon completion of the Merger, attached as Exhibits B and C, respectively, to the Agreement, which is attached to this Proxy Statement/Prospectus as Appendix A.

GENERAL

  The Host REIT Charter provides that the total number of shares of stock of all classes which Host REIT has authority to issue is 800,000,000 shares of stock, initially consisting of 750,000,000 shares of Host REIT Common Stock and 50,000,000 shares of Host REIT Preferred Stock. The Board of Directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock and to establish the preferences and rights of any preferred or other class or series of capital stock to be issued. At November 5, 1998, 100 shares of Host REIT Common Stock were issued and outstanding.

HOST REIT COMMON STOCK

  Subject to the preferential rights of any other classes or series of shares of capital stock and to the provisions of the Host REIT Charter regarding restrictions on transfers of shares of capital stock, holders of Host REIT Common Stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors, out of assets legally available therefor and to share ratably in the assets of Host REIT legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Host REIT. Host REIT currently intends to pay regular quarterly distributions.

  Subject to the provisions of the Host REIT Charter regarding restrictions on the transfer of shares of capital stock, each outstanding share of Host REIT Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of Host REIT capital stock, the holders of shares of Host REIT Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Host REIT Common Stock can elect all of the directors then standing for election.

  Holders of shares of Host REIT Common Stock have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of Host REIT. Subject to the provisions of the Host REIT Charter regarding restrictions on transfer of capital stock, shares of Host REIT Common Stock have equal distribution, liquidation and other rights.

  Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, effect a share exchange or transfer its assets within the meaning of the MGCL unless approved by the Board of Directors and by stockholders holding at least two-thirds of the shares entitled to vote on the matter (unless a greater or lesser percentage (but not less than a majority of all the votes entitled to be cast) is set forth in the corporation's charter. Under the Host REIT Charter, any merger, consolidation, share exchange or transfer of its assets must be approved (i) by the Board of Directors in the manner provided in the MGCL and (ii) by stockholders to the extent required under the MGCL. The Host REIT Charter generally provides for stockholder approval of such transactions by a two-thirds vote of all the votes entitled to be cast, except that any merger of Host REIT with or into a trust organized for the purpose of changing Host REIT's form of organization from a corporation to a trust will require the approval of stockholders of Host REIT by the affirmative vote only of a majority of all the votes entitled to be cast on the matter. In addition, under the MGCL, certain mergers may be accomplished without a vote of stockholders. For example, no stockholder vote is required for a merger of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90 percent of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the outstanding shares or otherwise amend the charter, and the number of shares to be issued or delivered in the merger is not more than 20 percent of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its Board of Directors. Any amendments to the provisions contained in the Host REIT Charter relating to restrictions on transferability of stock, the classified Board and fixing the size of the Board within the range set forth in the Host REIT Charter, as well as the provisions relating to removal of directors, the filling of Board vacancies and the exclusive authority of the Board of Directors to amend the Bylaws will require the approval of the Board of Directors and stockholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. Other amendments to the Host REIT Charter may be effected by requisite action of the Board of Directors and approval by stockholders by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter.

  The Host REIT Charter will authorize the Board of Directors to reclassify any unissued shares of Host REIT Common Stock into other classes or series of capital stock, including preferred stock, and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

  The Host REIT Charter initially will authorize the Board of Directors to issue 50 million shares of Host REIT Preferred Stock and to classify or reclassify any unissued preferred shares into one or more classes or series of capital stock, including Host REIT Common Stock. Prior to issuance of shares of any class or series of stock other than Host REIT Common Stock, the Board of Directors is required, under the MGCL, to set, subject to the provisions of the Host REIT Charter regarding the restriction on transfer of capital stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the Board of Directors could authorize the issuance of preferred shares or other capital stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of Host REIT that might involve a premium price for holders of shares of Host REIT Common Stock or otherwise be in their best interest. As of the date hereof, no shares other than Host REIT Common Stock are outstanding, but Host REIT may issue preferred shares or other capital stock in the future, including as a result of the issuance of preferred stock by Host prior to the REIT Conversion. Although the Board of Directors has no intention at the present time of doing so (other than in connection with the proposed Stockholders Rights Plan), it could authorize Host REIT to issue a class or series of shares that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Host REIT that might involve a premium price for holders of shares of Host REIT Common Stock or otherwise be in their best interest.

POWER TO ISSUE ADDITIONAL HOST REIT COMMON STOCK AND PREFERRED STOCK

  Host REIT believes that the power of the Board of Directors to issue additional authorized but unissued shares of Host REIT Common Stock or Host REIT Preferred Stock and to classify or reclassify unissued Host REIT Common Stock or Host REIT Preferred Stock and thereafter to cause Host REIT to issue such classified or reclassified shares of capital stock in one or more classes or series will provide Host REIT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Host REIT Common Stock, will be available for issuance without further action by Host REIT's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Host REIT's securities may be listed or traded.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For Host REIT to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if Host REIT, or one or more owners (actually or constructively) of 10% or more of Host REIT, actually or constructively owns 10% or more of a tenant of Host REIT (or a tenant of any partnership in which Host REIT is a partner), the rent received by Host REIT (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Primarily because the Board of Directors believes it is desirable for Host REIT to qualify as a REIT, the Host REIT Charter, subject to certain exceptions, provides that no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the lesser of the number or value of shares of Host REIT Common Stock outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred or other shares of any class or series of Host REIT stock, subject to (a) an exception for a holder of shares of Host REIT Common Stock solely by reason of the Merger in excess of the Ownership Limit so long as such holder would not own, directly or by attribution under the Code, more than 9.9% by value of the outstanding capital stock of Host REIT as of the Special Merger Ownership Limit Effective Time, and (b) a limitation on the application of the "group" limitation (but no other element of the Ownership Limit) to any "group" that otherwise would exceed the Ownership Limit at the Effective Time solely by reason of its status as a "group." The Ownership Limit prohibits Marriott International and its subsidiaries and affiliates (including members of the Marriott family) from collectively owning shares of capital stock in excess of the Ownership Limit, but Host REIT's Board of Directors will grant an exception (pursuant to the applicable provisions of the Host REIT Charter) that will permit Marriott International to exercise its right to purchase up to 20% of each class of Host REIT's voting stock in connection with a change in control of Host REIT (but only in the event that (i) Marriott International and its subsidiaries and affiliates (including members of the Marriott family) do not own at such time or thereafter, directly and by attribution, 10% or more of Crestline or any of the Lessees and (ii) such ownership of Host REIT shares would not cause the Operating Partnership to be considered to own, directly or by attribution, 10% or more of Crestline or any of the Lessees). See "Certain Relationships and Related Transactions--Relationship Between Host and Marriott International." The ownership attribution rules under the Code are complex and may cause Host REIT Common Stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Host REIT Common Stock (or the acquisition or ownership of an interest in an entity that owns, actually or constructively, Host REIT Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Host REIT Common Stock and thus subject such Host REIT Common Stock to the Ownership Limit. The Board of Directors may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon an opinion of counsel and such other evidence as is satisfactory to the Board of Directors in its sole discretion, that such ownership will not cause a person who is an individual to be treated as owning Host REIT Common Stock in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize Host REIT's status as a REIT (for example, by causing any tenant of the Operating Partnership or the Partnerships (including but not limited to Crestline and the Lessees) to be considered a "related party tenant" for purposes of the REIT qualification rules). As a condition of such waiver, the Board of Directors may require undertakings or representations from the applicant with respect to preserving the REIT status of Host REIT. PURSUANT TO THE TERMS OF THE HOST REIT CHARTER, THE OWNERSHIP LIMIT WILL BECOME EFFECTIVE TO ALL HOST REIT STOCKHOLDERS AS OF THE EFFECTIVE TIME (SUBJECT TO THE LIMITED EXCEPTIONS DESCRIBED ABOVE).

  The Board of Directors of Host REIT will have the authority to increase the Ownership Limit from time to time, but will not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of Host REIT Common Stock could beneficially own in the aggregate more than 49.5% of the outstanding Host REIT Common Stock.

  The Host REIT Charter further prohibits (i) any person from actually or constructively owning shares of beneficial interest of Host REIT that would result in Host REIT being "closely held" under Section 856(h) of the Code or otherwise cause Host REIT to fail to qualify as a REIT and (ii) any person from transferring shares of Host REIT capital stock if such transfer would result in shares Host REIT capital stock being owned by fewer than 100 persons.

  Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Host REIT capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to Host REIT and provide Host REIT with such other information as Host REIT may request in order to determine the effect of such transfer on Host REIT's status as a REIT.

  If any purported transfer of shares of Host REIT capital stock or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Host REIT Charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "excess shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Host REIT (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Host REIT Charter) prior to the date of such violating transfer. Within 20 days of receiving notice from Host REIT of the transfer of shares to the trust, the trustee of the trust (who shall be designated by Host REIT and be unaffiliated with Host REIT and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host REIT with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host REIT that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if Host REIT has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by Host REIT that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Host REIT Charter provides that the transfer of the excess shares will be void.

  In addition, shares of Host REIT stock held in the trust shall be deemed to have been offered for sale to Host REIT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date Host REIT, or its designee, accepts such offer. Host REIT will have the right to accept such offer until the trustee has sold the shares held in the trust.

Upon such a sale to Host REIT, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

  TO AVOID THE ADVERSE EFFECTS OF THE OWNERSHIP LIMIT, ANY HOLDER OF HOST COMMON STOCK WHO WOULD OWN SHARES OF HOST REIT COMMON STOCK IN EXCESS OF THE OWNERSHIP LIMIT AT THE EFFECTIVE TIME SHOULD DISPOSE OF SUCH EXCESS SHARES PRIOR TO THE EFFECTIVE TIME. SEE "THE RESTRUCTURING TRANSACTIONS--TERMS OF THE MERGER." ANY SHARES OF HOST REIT COMMON STOCK HELD AT THE EFFECTIVE TIME AND NOT SUBSEQUENTLY TRANSFERRED PRIOR TO THE SPECIAL MERGER OWNERSHIP LIMIT EFFECTIVE TIME, OR ACQUIRED OR OTHERWISE HELD AT ANY TIME AFTER THE EFFECTIVE TIME IN VIOLATION OF THE OWNERSHIP LIMIT WILL BE TRANSFERRED AUTOMATICALLY TO A TRUST FOR THE BENEFIT OF A DESIGNATED CHARITABLE BENEFICIARY, AND THE PERSON WHO ACQUIRED SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS THEREON OR TO VOTE SUCH EXCESS SHARES OF HOST REIT COMMON STOCK. THE HOLDER OF ANY SUCH EXCESS SHARES OF HOST REIT COMMON STOCK WILL RECEIVE THE LESSER OF THE VALUE OF SUCH EXCESS SHARES AS OF THE EFFECTIVE TIME OR THE CASH PROCEEDS OF THE SALE OF SUCH EXCESS SHARES OF HOST REIT COMMON STOCK BY THE TRUSTEE OF THE TRUST.

  The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Host REIT to attempt to qualify, or to continue to qualify, as a REIT.

  All certificates representing shares of Host REIT capital stock will bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of Host REIT capital stock must give a written notice to the Company within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to Host REIT in writing such information with respect to the direct, indirect and constructive ownership of shares of Host REIT capital stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Host REIT Common Stock might receive a premium for their Host REIT Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for Host REIT Common Stock will be First Chicago Trust Company of New York.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                       THE HOST REIT CHARTER AND BYLAWS

  The following summary of certain provisions of Maryland law and of the Host REIT Charter and Host REIT Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the forms of the Host REIT Charter and Host REIT Bylaws to be effective upon completion of the Merger copies of which are attached as Exhibits B and C, respectively, to the Agreement attached to this Proxy Statement/Prospectus as Appendix A.

  The Host REIT Charter and Host REIT Bylaws will contain certain provisions that could make more difficult an acquisition or change in control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Host REIT to negotiate first with the Board of Directors. Host REIT believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. See also "--Anti-Takeover Effect of Certain Provisions of Maryland Law and the Host REIT Charter and Bylaws."

NUMBER OF DIRECTORS; CLASSIFICATION AND REMOVAL OF BOARD OF DIRECTORS; OTHER PROVISIONS

  The Host REIT Charter will provide that the Board of Directors initially will consist of eight members and may thereafter be increased or decreased in accordance with the Host REIT Bylaws, provided that the total number of directors may not be fewer than three nor more than thirteen. Pursuant to the Host REIT Bylaws, the number of directors shall be fixed by the Board of Directors within the limits set forth in the Host REIT Charter. Further, the Host REIT Charter will provide that the Board of Directors will be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. The term of office of the first class of directors will expire at the 1999 annual meeting of stockholders; the term of the second class of directors will expire at the 2000 annual meeting of stockholders; and the term of the third class of directors will expire at the 2001 annual meeting of stockholders. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because stockholders will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders the holders of a majority of the outstanding Host REIT Common Stock will be able to elect all of the successors to the class of directors whose term expires at that meeting.

  The Host REIT Charter also will provide that, except for any directors who may be elected by holders of a class or series of capital stock other than the Host REIT Common Stock, directors may be removed only for cause only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the concurring vote of a majority of the remaining directors (except in the event of a vacancy on the Board of Directors among the directors elected by a class or series of stock other than Host REIT Common Stock, in which case such vacancy may be filled by a majority of the remaining directors elected by that class or series, or by the stockholders of that class or series unless otherwise provided in the articles supplementary for that series) and, in the case of a vacancy resulting from the removal of a director by the stockholders, by the stockholders by at least two-thirds of all the votes entitled to be cast in the election of directors. Under Maryland law, directors may fill any vacancy only until the next annual meeting of stockholders. A vote of stockholders holding at least two-thirds of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. These provisions may make it more difficult and time-consuming to change majority control of the Board of Directors of Host REIT and, thus, may reduce the vulnerability of Host REIT to an unsolicited proposal for the takeover of Host REIT or the removal of incumbent management.

  Because the Board of Directors will have the power, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock and to establish the preferences and rights of any preferred or other class or series of stock to be issued, the Board of Directors may afford the holders of any class or series of senior shares of capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Host REIT

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Common Stock. The issuance of any such senior shares of capital stock could have the effect of delaying, deferring or preventing a change in control of Host REIT.

  See "The Restructuring Transactions--Limitation of Liability and Indemnification of Directors and Officers" for a description of the limitations on liability of directors and officers of Host REIT and the provisions for indemnification of directors and officers provided for under applicable Maryland law and the Host REIT Charter.

CHANGES IN CONTROL PURSUANT TO MARYLAND LAW

  Maryland Business Combination Law. Under the MGCL, unless an exemption is available, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate of the Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of all the votes entitled to be cast by holders of the outstanding shares of voting stock and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the Interested Stockholder who will (or whose affiliate will) be a party to the business combination or any affiliate or associate of the Interested Stockholder, voting together as a single voting group, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. A business combination that is approved by the board of directors of a Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements. The Board of Directors of Host REIT has not opted out of the business combination provisions of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements will apply to a business combination involving Host REIT; however, as permitted by the MGCL, Host REIT's Board of Directors may elect to opt out of these provisions in the future. The Board of Directors of Host REIT has adopted a resolution exempting from the operation of the "business combination" statute the acquisition of shares by Marriott International pursuant to the terms of the Marriott International Purchase Right as well as any other transactions involving Host REIT and Marriott International or their respective affiliates or associates, provided that any such other transaction with Marriott International or its affiliates or associates that is not in the ordinary course of business must be approved by a majority of the directors of Host REIT present at a meeting at which a quorum is present, including a majority of disinterested directors, in addition to any vote of stockholders required by other provisions of the MGCL.

  Maryland Control Share Acquisition Law. Under the MGCL, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved)

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for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation. The Board of Directors of Host REIT has not opted out of the control share provisions of the MGCL but, as permitted by the MGCL, may elect to opt out of these provisions in the future. The Host REIT Bylaws contain an exemption from the control share acquisition provisions for any shares acquired by Marriott International pursuant to the Marriott International Purchase Right, to the extent it is exercised.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Host REIT Bylaws provide that (i) with respect to an annual meeting of stockholders, subject to the rights of holders of any class or series of stock having a preference over the Host REIT Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (A) pursuant to Host REIT's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by a stockholder who was a stockholder of record both at the time of giving notice provided for in the Host REIT Bylaws and at the time of the annual meeting, and who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Host REIT Bylaws and (ii) with respect to special meetings of the stockholders, only the business specified in Host REIT's notice of meeting may be brought before the meeting of stockholders and except as otherwise provided for or fixed by or pursuant to the provisions of the Host REIT Charter relating to the rights of the holders of any class or series of stock having a preference over the Host REIT Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors may be made only (X) pursuant to Host REIT's notice of the meeting, (Y) by or at the direction of the Board of Directors or (Z) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving notice provided for in the Host REIT Bylaws and at the time of the special meeting, and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Host REIT Bylaws. The advance notice provisions contained in the Host REIT Bylaws generally require nominations and new business proposals by stockholders to be delivered to the Secretary of Host REIT not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the date on which Host REIT first mailed its proxy materials for the prior year's annual meeting of stockholders.

MEETINGS OF STOCKHOLDERS; CALL OF SPECIAL MEETINGS; STOCKHOLDER ACTION IN LIEU OF MEETING BY UNANIMOUS CONSENT

  The Host REIT Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1999). Special meetings of the stockholders may be called by the President or the Board of Directors. The Secretary of Host REIT also is required to call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. The Host REIT Bylaws further provide that special stockholder meetings may be called by the holders of any class or series of stock having a preference over the Host REIT Common Stock as to dividends or upon liquidation in the manner specified in articles supplementary filed as part of the Host REIT Charter. Pursuant to the MGCL and the Host REIT Bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders, unless such consent is unanimous.

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MERGER, CONSOLIDATION, SHARE EXCHANGE AND TRANSFER OF ASSETS OF HOST REIT

  Pursuant to the Host REIT Charter, subject to the terms of any class or series of stock at the time outstanding, Host REIT may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer its assets within the meaning of the MGCL, but any such merger, consolidation, share exchange or transfer of assets must be approved (i) by the Board of Directors in the manner provided in the MGCL. In general, such transactions by a Maryland corporation, such as Host REIT, must first be approved by a majority of the entire Board of Directors and thereafter approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter (unless the charter provides for a greater or lesser stockholder vote but not less than a majority of the number of votes entitled to be cast on the matter). The Host REIT Charter generally provides for stockholder approval of such transactions by a two-thirds vote of all votes entitled to be cast, except that any merger of Host REIT with or into a trust organized for the purpose of changing Host REIT's form of organization from a corporation to a trust will require the approval of stockholders of Host REIT by the affirmative vote only of a majority of all the votes entitled to be cast on the matter provided that (i) the stockholders of the trust immediately following the merger are the same as the stockholders of Host REIT immediately prior to the merger and (ii) the trust's declaration of trust contains amendment provisions substantially equivalent to those contained in specified provisions of the Host REIT Bylaws. Under the MGCL, certain mergers may be accomplished without a vote of stockholders. For example, no stockholder vote is required for a merger of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90 percent of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the outstanding shares or otherwise amend the charter, and the number of shares to be issued or delivered in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its Board of Directors. Under the MGCL, a "transfer of assets" is defined to mean any sale, lease, exchange or other transfer of all or substantially all of the assets of the corporation but does not include (i) a transfer of assets by a corporation in the ordinary course of business actually conducted by it, (ii) a mortgage, pledge or creation of any other security interest in any or all of the assets of the corporation, whether or not in the ordinary course of its business, (iii) an exchange of shares of stock through voluntary action under any agreement with the stockholders, or (iv) a transfer of assets to one or more persons if all the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Pursuant to the MGCL, a voluntary dissolution of Host REIT also would require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

AMENDMENTS TO THE HOST REIT CHARTER AND BYLAWS

  Under the MGCL, in order to amend the charter, the board of directors first must adopt a resolution setting forth the proposed amendment and declaring its advisability and direct that the proposed amendment be submitted to stockholders for their consideration either at an annual or special meeting of stockholders. Thereafter, the proposed amendment must be approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter. The provisions contained in the Host REIT Charter relating to restrictions on transferability of Host REIT Common Stock, the classified Board and fixing the size of the Board within the range set forth in the Host REIT Charter, as well as the provisions relating to removal of directors and the filling of Board vacancies may be amended only by a resolution adopted by the Board of Directors and approved at an annual or special meeting of the stockholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. Other amendments to the Host REIT Charter generally may be effected by requisite action of the Board of Directors and approval by stockholders by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter. As permitted under the MGCL, the Host REIT Bylaws provide that directors have the exclusive right to amend the Host REIT Bylaws. Amendment of this provision of the Charter also would require Board action and approval by holders of not less than two-thirds of all votes entitled to be cast on the matter.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND THE HOST REIT CHARTER AND BYLAWS

  The business combination and control share provisions of the MGCL, the provisions of the Host REIT Charter on the classification of the Board of Directors, fixing the size of the Board of Directors within a specified

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range and removal of directors, the provisions authorizing the Board of
Directors, without a vote of stockholders, to classify or reclassify any unissued shares of stock into one or more classes or series of stock, the provisions relating to mergers, consolidations, share exchanges and transfers of assets, the provisions for amending certain provisions of the Host REIT Charter and for amending the Host REIT Bylaws, the advance notice provisions of the Host REIT Bylaws and the limitations on the ability of stockholders to call special meetings could delay, defer or prevent a transaction or a change of control of Host REIT that might involve a premium price for holders of Host REIT Common Stock or otherwise be in their best interests. The stock transfer restrictions that will be contained in the Host REIT Charter, which are intended to help Host REIT satisfy certain requirements under the Code to qualify as a REIT for federal income tax purposes, could also delay, defer or prevent a transaction or a change of control of Host REIT that might involve a premium price for holders of Host REIT Common Stock or otherwise be in their best interests.

MARRIOTT INTERNATIONAL PURCHASE RIGHT

  In connection with Host's spin-off of Marriott International in 1993, Marriott International obtained the Marriott International Purchase Right, which entitles Marriott to purchase up to 20% of each class of Host's outstanding voting shares at the then fair market value upon the occurrence of certain change of control events involving Host. The Marriott International Purchase Right will continue in effect after the Merger (until June 2017), subject to certain limitations intended to help protect the REIT status of Host REIT. The Marriott International Purchase Right may have the effect of discouraging a takeover of Host REIT because any person considering acquiring a substantial or controlling block of Host REIT Common Stock will face the possibility that its ability to obtain or exercise control would be impaired or made more expensive by the exercise of the Marriott International Purchase Right.

STOCKHOLDER RIGHTS PLAN

  Host currently has in effect a stockholder rights plan pursuant to the Host Rights Agreement, and it has preferred stock purchase rights attached to its common stock pursuant to such rights plan. Prior to the completion of the Merger, the Board of Directors intends to adopt a Stockholder Rights Plan pursuant to a rights agreement (the "Host REIT Rights Agreement") to replace the existing Host Rights Agreement and declare a dividend of one Host REIT Right, consisting of one preferred stock purchase right for each outstanding share of Host REIT Common Stock. All shares of Host REIT Common Stock issued by Host REIT between the date of adoption of the Host REIT Rights Agreement and the Rights Distribution Date (as defined below), or the date, if any, on which the Host REIT Rights are redeemed would have Host REIT Rights attached to them. It is expected that the Host REIT Rights will expire ten years after adoption of the Host REIT Rights Agreement, unless earlier redeemed or exchanged. Each Host REIT Right, when exercisable, would entitle the holder to purchase upon payment of the purchase price a fraction of a share of a newly created series of junior participating preferred stock. Until a Host REIT Right is exercised, the holder thereof, as such, would have no rights as a stockholder of Host REIT including, without limitation, the right to vote or to receive dividends.

  The Host REIT Rights Agreement is expected to provide that the Host REIT Rights initially attach to all certificates representing Host REIT Common Stock then outstanding. The Host REIT Rights would separate from the Host REIT Common Stock and a distribution of Host REIT Rights certificates would occur (a "Rights Distribution Date") upon the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Host REIT Common Stock (the "Stock Acquisition Date") or (ii) ten business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding Host REIT Common Stock. For the purposes of determining the 20% threshold amount, shares of Host REIT Common Stock that can be acquired by Marriott International pursuant to the Marriott International Purchase Right will be deemed exempt shares under the Host REIT Rights Agreement and will not be included in any determination of the number of shares of Host REIT

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


Common Stock beneficially owned by Marriott International. Until the Rights Distribution Date, the Host REIT Rights would be evidenced by the Host REIT Common Stock certificates, and would be transferred with, and only with, the Host REIT Common Stock certificates.

  It is expected that, if a Person becomes the beneficial owner of 20% or more of the then outstanding Host REIT Common Stock (except pursuant to an offer for all outstanding Host REIT Common Stock which the directors by a two-thirds vote determine to be fair to and otherwise in the best interests of Host REIT and its stockholders), each holder of a Host REIT Right would, after the end of a redemption period, have the right (subject to the Ownership Limit and the other ownership restrictions contained in the Host REIT Charter) to exercise the Host REIT Right by purchasing shares of Host REIT Common Stock (or, in certain circumstances, cash, property or other securities of Host REIT) having a value equal to two times the purchase price of the Host REIT Right, subject to the Ownership Limit.

  If at any time following the Stock Acquisition Date, (i) Host REIT is acquired in a merger or other business combination transaction in which it is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph) or (ii) 50% or more of Host REIT's assets or earning power is sold or transferred, each holder of a Host REIT Right would have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the purchase price of the Host REIT Right.

  It is expected that, in general, the Board of Directors of Host REIT may redeem the Host REIT Rights at a nominal price per Host REIT Right at any time until ten days after an Acquiring Person has been identified as such. If the decision to redeem the Host REIT Rights occurs after a person becomes an Acquiring Person, the decision will require the concurrence of directors by a two-thirds vote.

  The Host REIT Rights would have certain anti-takeover effects. The Host REIT Rights would cause substantial dilution to a person or group that attempts to acquire Host REIT. The Host REIT Rights, however, would not interfere with any merger or other business combination approved by the Board of Directors since the Board may, at its option, at any time prior to any person becoming an Acquiring Person, redeem all rights or amend the Host REIT Rights Agreement to exempt the person from the Host REIT Rights Agreement.

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

             DESCRIPTION OF THE PARTNERSHIP AGREEMENT AND OP UNITS

  The following is a summary of the material terms of the Partnership Agreement and the OP Units to be issued in connection with the Partnership Mergers and the REIT Conversion. Following the REIT Conversion, OP Units will be owned by the following groups: Host REIT; the Blackstone Entities; the Limited Partners who participate in the Partnership Mergers; and partners in four Private Partnerships participating in the Private Partnership Transactions. Following the REIT Conversion, Host REIT will be the sole general partner of the Operating Partnership, and following consummation of the other transactions comprising the REIT Conversion, the Operating Partnership will carry on the business formerly conducted by Host. See "The REIT Conversion."

GENERAL

  Holders of OP Units (other than Host REIT in its capacity as general partner) will hold a limited partnership interest in the Operating Partnership, and all holders of OP Units (including Host REIT in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Because Host REIT will hold a number of OP Units equal to the number of shares of Host REIT Common Stock outstanding, each OP Unit generally will receive distributions in the same amount paid on each share of Host REIT Common Stock. See "Distribution and Other Policies--Distribution Policy."

  Holders of OP Units will have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). The OP Units will not be listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of OP Units, as described below.

FORMATION

  The Operating Partnership was formed as a Delaware limited partnership under the Delaware Act on April 15, 1998. Upon the consummation of the REIT Conversion, Host REIT will be admitted to the Operating Partnership as the sole general partner of the Operating Partnership. Following the REIT Conversion, Host REIT is expected to hold a substantial amount of the interests in the Operating Partnership. Of the interests in the Operating Partnership allocated to Host REIT, a 0.1% interest in the Operating Partnership will be held by Host REIT as the general partner of the Operating Partnership, and the remaining OP Units allocated to Host REIT will be held by Host REIT as a limited partner in the Operating Partnership.

PURPOSES, BUSINESS AND MANAGEMENT

  The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Delaware Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit Host REIT to qualify as a REIT under Section 856 of the Code, unless Host REIT ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

  Host REIT, as general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of OP Units.

  In particular, the limited partners expressly acknowledge in the Partnership Agreement that Host REIT is acting on behalf of the Operating Partnership's limited partners and Host REIT's stockholders collectively, and is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the Operating Partnership. Host REIT intends to make decisions in its capacity as general partner of the

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

Operating Partnership so as to maximize the profitability of Host REIT and the Operating Partnership as a whole, independent of the tax effects on the limited partners. Host REIT and the Operating Partnership will have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of the act or omission of Host REIT as general partner of the Operating Partnership unless Host REIT acted, or failed to act, in bad faith and the act or omission was material to the loss, liability or benefit not derived.

HOST REIT MAY NOT ENGAGE IN OTHER BUSINESSES; CONFLICTS OF INTEREST

  Host REIT, as general partner, may not conduct any business other than the business of the Operating Partnership without the consent of limited partners holding Percentage Interests that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon, excluding any such interests held by Host REIT. Other persons (including officers, directors, employees, agents and other affiliates of Host
REIT) will not be prohibited under the Partnership Agreement from engaging in other business activities. However, Host REIT, on behalf of the Operating Partnership, has adopted certain policies regarding noncompetition provisions and avoidance of conflicts of interest. See "Distribution and Other Policies-- Conflicts of Interest Policies." In addition, the Partnership Agreement does not prevent another person or entity that acquires control of Host REIT in the future from conducting other businesses or owning other assets, even though such businesses or assets may be ones that it would be in the best interests of the limited partners for the Operating Partnership to own.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

  The Partnership Agreement provides for the quarterly distribution of Available Cash (as determined in the manner provided in the Partnership Agreement), to Host REIT and the limited partners as holders of OP Units in proportion to their Percentage Interests. "Available Cash" is generally defined as net income plus depreciation and amortization and any reduction in reserves and minus interest and principal payments on debt, capital expenditures and any additions to reserves and other adjustments. At the time of the REIT Conversion, neither Host REIT nor the limited partners will be entitled to any preferential or disproportionate distributions of Available Cash (except to the extent that Host REIT receives preferred units in the Operating Partnership with economic rights that mirror the economic rights of any preferred stock that Host has outstanding at the time of the REIT Conversion).

BORROWING BY THE OPERATING PARTNERSHIP

  Host REIT is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership, including financing and refinancing the assets of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership. Host REIT also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions, including distributions to holders of OP Units, including Host REIT, in an amount sufficient to permit Host REIT, as long as it qualifies as a REIT, to avoid the payment of any federal income tax. See "Distribution and Other Policies--Financing Policies."

REIMBURSEMENT OF HOST REIT; TRANSACTIONS WITH HOST REIT AND ITS AFFILIATES

  Host REIT will not receive any compensation for its services as general partner of the Operating Partnership. Host REIT, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners in the Operating Partnership. In addition, the Operating Partnership will pay all expenses relating to the Operating Partnership's organization, the REIT Conversion, the acquisition and ownership of its assets and its operations. The Operating Partnership will be responsible for and will pay (or reimburse) all expenses and liabilities of any nature that Host REIT may incur (including expenses and liabilities arising out of the REIT Conversion and expenses related to the ongoing operations of Host REIT and to the management and administration of any subsidiaries of Host REIT permitted under the Partnership Agreement).

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

The Operating Partnership also will be responsible for paying any and all taxes incurred by Host REIT, except that the Operating Partnership will not be responsible for any taxes that Host REIT would not have been required to pay if it qualified as a REIT for federal income tax purposes or any taxes imposed on Host REIT by reason of its failure to distribute to its stockholders an amount equal to its taxable income. The Operating Partnership, however, will not be responsible for expenses or liabilities incurred by Host REIT that are excluded from the scope of the indemnification provisions of the Partnership Agreement.

  Except as expressly permitted by the Partnership Agreement, Host REIT and its affiliates will not engage in any transactions with the Operating Partnership, except on terms that are determined in good faith by the general partner to be fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

LIABILITY OF HOST REIT AND LIMITED PARTNERS

  Host REIT, as general partner of the Operating Partnership, will be liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. Host REIT will not be liable for the nonrecourse obligations of the Operating Partnership.

  The limited partners of the Operating Partnership will not be required to make additional capital contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of a limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Delaware Act will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by his OP Units. Under the Delaware Act, a limited partner may not receive a distribution from the Operating Partnership if, at the time of the distribution and after giving effect thereto, the liabilities of the Operating Partnership, other than liabilities to parties on account of their interests in the Operating Partnership and liabilities for which recourse is limited to specified property of the Operating Partnership, exceed the fair value of the Operating Partnership's assets, other than the fair value of any property subject to nonrecourse liabilities of the Operating Partnership, but only to the extent of such liabilities. The Delaware Act provides that a limited partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to the Operating Partnership for the amount of the distribution. Unless otherwise agreed, such a limited partner will not be liable for the return of such distribution after the expiration of three years from the date of such distribution.

  The Operating Partnership expects to qualify to conduct business in various states in which the conduct of its business requires such qualification. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the limited partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "control" of the Operating Partnership's business for the purposes of the statutes of any relevant jurisdiction, the limited partners might be held personally liable for the Operating Partnership's obligations. The Operating Partnership will operate in a manner Host REIT deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

EXCULPATION AND INDEMNIFICATION OF HOST REIT

  The Partnership Agreement generally provides that Host REIT, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless Host REIT acted, or failed to act, in bad faith and the act or omission was material to the loss, liability or benefit not derived. In addition, Host REIT is not responsible for any misconduct or negligence on the part of its agents, provided Host REIT appointed such agents in good faith. Host REIT may consult with

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legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Host REIT reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  The Partnership Agreement also provides for indemnification of Host REIT, the directors and officers of Host REIT and such other persons as Host REIT may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. The Operating Partnership is obligated to advance to an indemnified person reasonable expenses incurred or expected to be incurred by such indemnified person if such indemnified person certifies to the Operating Partnership that his conduct has met the standards for indemnification and that he will repay any amounts received if it is determined subsequently that his conduct did not meet such standards. To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

SALES OF ASSETS

  Under the Partnership Agreement, Host REIT generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Hotels) will be sold. In addition, Host REIT is not required to take into account the tax consequences to the limited partners in deciding whether to cause the Operating Partnership to undertake a specific transaction. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity) requires an affirmative vote of limited partners holding Percentage Interests that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon (including Percentage Interests held by Host REIT).

REMOVAL OR WITHDRAWAL OF HOST REIT; TRANSFER OF HOST REIT'S INTERESTS

  The Partnership Agreement provides that the limited partners may not remove Host REIT as general partner of the Operating Partnership with or without cause (unless neither Host REIT nor its parent entity is a "public company," in which case Host REIT may be removed with or without cause by limited partners holding Percentage Interests that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon, including any such interests held by the general partner). In addition, Host REIT may not transfer any of its interests as general or limited partner of the Operating Partnership or withdraw as a general partner, except, in each case, in connection with a merger or sale of all or substantially all of its assets, provided that (i) the limited partners of the Operating Partnership either will receive, or will have the right to receive, substantially the same consideration as holders of Host REIT Common Stock,
(ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of OP Units and (iii) such transaction has been approved by partners holding Percentage Interests that are more than 50% of the aggregate Percentage Interests of the outstanding interests in the Operating Partnership entitled to vote thereon (including any such interests held by Host REIT). Host REIT initially will hold a majority of the OP Units and thus would control the outcome of this vote. See "--Sales of Assets."

  Although Host REIT cannot transfer its partnership interests except in a transaction in which substantially all of the assets of the surviving entity consist of OP Units, the Partnership Agreement does not prevent a transaction in which another entity acquires control (or all of the shares of capital stock) of Host REIT and that other entity owns assets and conducts businesses outside of the Operating Partnership.

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CERTAIN VOTING RIGHTS OF HOLDERS OF OP UNITS DURING THE FIRST YEAR FOLLOWING
THE EFFECTIVE DATE OF THE PARTNERSHIP MERGERS

  During the first year following the effective date of the Partnership Mergers, if a vote of the stockholders of Host REIT is required, then (i) a sale of all or substantially all of the assets of the Operating Partnership,
(ii) a merger involving the Operating Partnership and (iii) any issuance of OP Units in connection with an issuance of Host REIT Common Stock representing 20% or more of the outstanding Host REIT Common Stock which would require stockholder approval under the rules of the NYSE, would require the approval of a majority of all outstanding OP Units (or, in the case of clause (iii), a majority of the OP Units that are voted, provided that at least a majority of the OP Units are voted), including OP Units held by Host REIT, voting as a single class with Host REIT voting its OP Units in the same proportion as its stockholders vote. In addition, during the one-year period following the effective date of the Partnership Mergers, any taxable sale or sales of Hotels representing more than 10% of the aggregate appraised value (as determined by an independent hotel valuation and financial advisory firm) of the Hotels previously owned by any Partnership would require, in addition to any other approval requirements, the approval of a majority of all outstanding OP Units held by persons who formerly were Limited Partners of such Partnership, voting as a separate class.

RESTRICTIONS ON TRANSFERS OF INTERESTS BY LIMITED PARTNERS

  The Partnership Agreement provides that no limited partner shall, without the prior written consent of Host REIT (which consent may be withheld in Host REIT's sole and absolute discretion), sell, assign, distribute or otherwise transfer all or any portion of his interest in the Operating Partnership, except that a limited partner may transfer, without the consent of Host REIT, all or a portion of its limited partnership interest (i) in the case of a limited partner who is an individual, to a member of his immediate family, any trust formed for the benefit of himself and/or members of his immediate family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his immediate family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his immediate family,
(ii) in the case of a limited partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a limited partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which OP Units were transferred pursuant to (i) above, to its partners, owners, or stockholders, as the case may be, who are members of the immediate family of or are actually the person(s) who transferred OP Units to it pursuant to (i) above, (iv) in the case of a limited partner which acquired OP Units as of the closing of the Partnership Mergers and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, stockholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or stockholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person's partnership interests whether the OP Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a limited partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such limited partner and the Operating Partnership pursuant to which such partnership interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another limited partner and (ix) pursuant to a grant of security interest or other encumbrance effected in a bona fide transaction or as a result of the exercise of remedies related thereto. All of the foregoing transfers are subject to the provisions of the Partnership Agreement which require compliance with securities laws, prohibit transfers affecting the tax status of the Operating Partnership or the qualification of Host REIT as a REIT for tax purposes, prohibit transfers to holders of nonrecourse liabilities of the Operating Partnership and are also subject to the rules on substitution of limited partners. In addition, Limited Partners will be permitted to dispose of their OP Units following the first anniversary of the effective date of the Partnership Mergers by exercising their Unit Redemption Right. See "--Unit Redemption Right" below.

  The right of any permitted transferee of OP Units to become a substitute limited partner is subject to the consent of Host REIT, which consent Host REIT may withhold in its sole and absolute discretion. If Host REIT does not consent to the admission of a transferee of OP Units as a substitute limited partner, the transferee will

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

succeed to all economic rights and benefits attributable to such OP Units (including the Unit Redemption Right), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

  Transfers of OP Units may be effected only by means of entries in the record of the Operating Partnership, and Host REIT will require evidence satisfactory to it of compliance with all transfer restrictions prior to recording any transfer.

UNIT REDEMPTION RIGHT

  Subject to certain limitations, holders of OP Units (other than Host REIT) may exercise the Unit Redemption Right by providing notice to the Operating Partnership at any time commencing one year after the effective date of the Partnership Mergers. Unless Host REIT elects to assume and perform the Operating Partnership's obligation with respect to the Unit Redemption Right, as described below, the redeeming holder of OP Units will receive cash from the Operating Partnership in an amount equal to the market value of the OP Units to be redeemed. The market value of an OP Unit for this purpose will be equal to the average of the daily market price of a share of Host REIT Common Stock on the NYSE for the ten consecutive trading days before the day on which the redemption notice was given. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sales take place on such day, the average of the closing bid and asked prices on such day. In lieu of the Operating Partnership's acquiring the OP Units for cash, Host REIT will have the right (except as described below, if the Host REIT Common Stock are not publicly traded) to elect to acquire the OP Units directly from a holder of OP Units exercising the Unit Redemption Right, in exchange for either cash or Host REIT Common Stock, and, upon such acquisition, Host REIT will become the owner of such OP Units. In either case, acquisition of such OP Units by Host REIT will be treated as a sale of the OP Units to Host REIT for federal income tax purposes. Upon exercise of the Unit Redemption Right, the right of the holder of OP Units to receive distributions for the OP Units so redeemed or exchanged will cease. At least 1,000 OP Units (or all remaining OP Units owned by the holder of OP Units if less than 1,000 OP Units) must be redeemed each time the Unit Redemption Right is exercised. The redemption generally will occur on the tenth business day after notice of the exercise of the Unit Redemption Right by a holder of OP Units is given to the Operating Partnership, except that no redemption or exchange can occur if delivery of Host REIT Common Stock would be prohibited either under the provisions of the Host REIT Charter relating to restrictions on ownership and transfer of Host REIT Common Stock or under applicable federal or state securities laws as long as the Host REIT Common Stock are publicly traded. See "Description of Host REIT Capital Stock--Restrictions on Ownership and Transfer."

  In the event that the Host REIT Common Stock are not publicly traded but another entity whose stock is publicly traded owns more than 50% of the shares of capital stock of Host REIT (referred to as the "Parent Entity"), the Unit Redemption Right will be determined by reference to the publicly traded shares of the Parent Entity and the general partner will have the right to elect to acquire the OP Units to be redeemed for publicly traded stock of the Parent Entity. In the event that the Host REIT Common Stock are not publicly traded and there is no Parent Entity with publicly traded stock, the Unit Redemption Right would be based upon the fair market value of the Operating Partnership's assets at the time the Unit Redemption Right is exercised (as determined in good faith by Host REIT), and, unless otherwise agreed by the redeeming limited partner, Host REIT and the Operating Partnership would be obligated to satisfy the Unit Redemption Right in cash, payable on the thirtieth business day after notice to the Operating Partnership of exercise of the Unit Redemption Right.

NO WITHDRAWAL BY LIMITED PARTNERS

  No limited partner has the right to withdraw from or reduce his capital contribution to the Operating Partnership, except as a result of the redemption, exchange or transfer of OP Units pursuant to the terms of the Partnership Agreement.

ISSUANCE OF LIMITED PARTNERSHIP INTERESTS

  Host REIT is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional OP Units to Host REIT, to the limited partners or to other persons for such consideration and

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

upon such terms and conditions as Host REIT deems appropriate. The Operating Partnership also may issue to any of the foregoing persons or entities partnership interests in different series or classes, which may be senior to the OP Units, including with respect to distributions and upon liquidation. If additional OP Units or partnership interests in different series or classes of equity securities are issued to Host REIT, then Host REIT must issue additional Host REIT Common Stock or securities having substantially similar rights to such partnership interests, and must contribute the proceeds received by Host REIT from such issuance to the Operating Partnership. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Delaware Act. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

MEETINGS; VOTING

  Meetings of the limited partners may be called only by Host REIT, on its own motion or upon written request of limited partners owning at least 25% of the then outstanding OP Units (including those held by Host REIT). Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners holding Percentage Interests which are not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. On matters as to which limited partners are entitled to vote, each limited partner (including Host REIT to the extent it holds limited partnership interests) will have a vote equal to its Percentage Interest. A transferee of OP Units who has not been admitted as a substituted limited partner with respect to such OP Units will have no voting rights with respect to such OP Units, even if such transferee holds other OP Units as to which it has been admitted as a limited partner. The Partnership Agreement does not provide for annual meetings of the limited partners, and Host REIT does not anticipate calling such meetings.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

  Amendments to the Partnership Agreement may be proposed by Host REIT or by limited partners owning at least 25% of the then outstanding OP Units. Generally, the Partnership Agreement may be amended with the approval of Host REIT, as general partner, and limited partners (including Host REIT) holding Percentage Interests that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon. Certain provisions regarding, among other things, the rights and duties of Host REIT as general partner (e.g., restrictions on Host REIT's power to conduct businesses other than owning OP Units, the dissolution of the Operating Partnership or the rights of limited partners), may not be amended without the approval of limited partners (excluding Host REIT) holding Percentage Interests that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon. Notwithstanding the foregoing, Host REIT, as general partner, will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to (i) add to the obligations of Host REIT as general partner or surrender any right or power granted to Host REIT as general partner, (ii) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Partnership Agreement, (iii) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Partnership Agreement, (iv) reflect a change that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or applicable law or (v) satisfy any requirements of federal, state or local law.

  Certain amendments that would, among other things, (i) convert a limited partner's interest into a general partner's interest, (ii) modify the limited liability of a limited partner, (iii) alter the interest of a partner in profits or losses, or the rights to receive any distributions (except as permitted under the Partnership Agreement with respect to the admission of new partners or the issuance of additional OP Units (including partnership interests in a different class or series to the extent otherwise authorized under the Partnership Agreement), which actions

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

will have the effect of changing the percentage interests of the partners and thus altering their interests in profits, losses and distributions), (iv) amend the limited partners' right to transfer or (v) alter the Unit Redemption Right, must be approved by Host REIT and each limited partner that would be adversely affected by such amendment.

BOOKS AND REPORTS

  Host REIT is required to keep the Operating Partnership's books and records at the principal office of the Operating Partnership. The books of the Operating Partnership are required to be maintained for financial and tax reporting purposes on an accrual basis. The limited partners will have the right to receive copies of the most recent Commission filings by Host REIT and the Operating Partnership, the Operating Partnership's federal, state and local income tax returns, a list of limited partners, the Partnership Agreement, the partnership certificate and all amendments thereto and certain information about the capital contributions of the partners. Host REIT may keep confidential from the limited partners any information that Host REIT believes to be in the nature of trade secrets or other information the disclosure of which Host REIT in good faith believes is not in the best interests of the Operating Partnership or which the Operating Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

  Host REIT will furnish to each limited partner, no later than the date on which Host REIT mails its annual report to its stockholders, an annual report containing financial statements of the Operating Partnership (or Host REIT, if it prepares consolidated financial statements including the Operating Partnership) for each fiscal year, including a balance sheet and statements of operations, cash flow, partners' equity and changes in financial position. The financial statements will be audited by a nationally recognized firm of independent public accountants selected by Host REIT. In addition, if and to the extent that Host REIT mails quarterly reports to its stockholders, Host REIT will furnish to each limited partner, no later than the date on which Host REIT mails such reports to its stockholders, a report containing unaudited financial statements of the Operating Partnership (or Host REIT, if it prepares consolidated financial statements including the Operating Partnership) as of the last day of the calendar quarter and such other information as may be required by applicable law or regulation or as Host REIT deems appropriate.

  Host REIT will use reasonable efforts to furnish to each limited partner, within 90 days after the close of each taxable year, the tax information reasonably required by the limited partners for federal and state income tax reporting purposes.

POWER OF ATTORNEY

  Pursuant to the terms of the Partnership Agreement, each limited partner and each assignee appoints Host REIT, any liquidator and the authorized officers and attorneys-in-fact of each, as such limited partner's or assignee's attorney-in-fact to do the following: execute, swear to, acknowledge, deliver, file and record in the appropriate public offices various certificates, documents and other instruments (including, among other things, the Partnership Agreement and the certificate of limited partnership and all amendments or restatements thereof) that Host REIT deems appropriate or necessary to effectuate the terms or intent of the Partnership Agreement. The Partnership Agreement provides that such power of attorney is irrevocable, will survive the subsequent incapacity of any limited partner and the transfer of all or any portion of such limited partner's or assignee's OP Units and will extend to such limited partner's or assignee's heirs, successors, assigns and personal representatives.

DISSOLUTION, WINDING UP AND TERMINATION

  The Operating Partnership will continue until December 31, 2098, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of Host REIT as general partner without the permitted transfer of Host REIT's interest to a successor general partner (except in certain limited circumstances); (ii) an election to dissolve the Operating Partnership prior to December 31, 2058 made by Host REIT with the consent of the

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

limited partners who hold 90% of the OP Units (including OP Units held by Host
REIT), (iii) the sale of all or substantially all of the Operating Partnership's assets and properties for cash or for marketable securities;
(iv) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware Act; (v) the entry of a final non-appealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final non-appealable judgment ruling that the general partner is bankrupt or insolvent (except that, in either such case, in certain circumstances the limited partners (other than Host REIT) may vote to continue the Operating Partnership and substitute a new general partner in place of Host REIT); or (vi) an election by Host REIT in its sole and absolute discretion on or after December 31, 2058. Upon dissolution, Host REIT, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

OWNERSHIP LIMITATION

  In order to help the Operating Partnership avoid being treated as a corporation for federal income tax purposes, the Partnership Agreement expressly provides that no Person (other than Host REIT and the wholly owned subsidiaries (direct and indirect) thereof) or Persons acting as a group may own, actually or constructively, more than 4.9% by value of any class of interests in the Operating Partnership. The Partnership Agreement contains self-executing mechanisms intended to enforce this prohibition. For a description of the consequences of the Operating Partnership being treated as a corporation for federal income tax purposes, see "Federal Income Tax Consequences--Tax Aspects of Host REIT's Ownership of OP Units." As general partner of the Operating Partnership, Host REIT, in its sole and absolute discretion, may waive or modify this ownership limitation if it is satisfied that ownership in excess of this limit will not cause the Operating Partnership to be treated as a corporation for federal income tax purposes. Host has agreed to grant The Blackstone Group an exception to this prohibition subject to the condition that neither The Blackstone Group, nor any person or entity that would be considered to own OP Units owned by The Blackstone Group, may own, directly or by attribution, 9.8% or more of the stock of Crestline or the equity of any of the Lessees.

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                             ERISA CONSIDERATIONS

STATUS OF HOST REIT AND THE OPERATING PARTNERSHIP UNDER ERISA

  This section discusses the extent to which the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code would apply to Host REIT or the Operating Partnership because one or more investors in Host REIT or the Operating Partnership is an ERISA Plan or Other Plan.

  If the underlying assets of Host REIT are deemed to be assets of an investing ERISA Plan and Other Plan ("Plan Assets"), (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving Host REIT's assets, and (ii) persons who exercise any authority or control over Host REIT's assets, or who provide investment advice to Host REIT for a fee or other compensation, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Host REIT Common Stock of Host REIT. Similarly, if the underlying assets of the Operating Partnership are deemed to be Plan Assets, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving the Operating Partnership's assets, and (ii) persons who exercise any authority or control over the Operating Partnership's assets, or who provide investment advice to the Operating Partnership for a fee or other compensation, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Host REIT Common Stock of Host REIT.

  The United States Department of Labor ("DOL"), which has certain administrative responsibility over ERISA Plans and certain Other Plans, has issued a regulation defining plan assets for certain purposes ("DOL Regulation"). The DOL Regulation generally provides that when an ERISA Plan or Other Plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the assets of the ERISA Plan or Other Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an "operating company" (as defined in the DOL Regulation) or that equity participation in the entity by "benefit plan investors" is not "significant."

  The DOL Regulation defines a "publicly offered security" as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days, or such later time as may be allowed by the Commission (the "Registration Period"), after the end of the fiscal year of the issuer during which the offering occurred). Host REIT anticipates that the Host REIT Common Stock will be considered "publicly offered securities," and therefore the underlying assets of Host REIT would not be deemed to be Plan Assets of any ERISA Plan or Other Plan that invests in the Host REIT Common Stock.

  The DOL Regulation defines "benefit plan investors" to consist of any employee benefit plan as defined in section 3(3) of ERISA, any Other Plan, or any entity whose underlying assets include Plan Assets by reason of an employee benefit plan's investment in the entity. Equity participation in an entity by "benefit plan investors" is deemed "significant" if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interest is held by "benefit plan investors." Furthermore, for purposes of determining the percentage interest in a class of equity held by "benefit plan investors," the value of interests held by persons who either have discretionary authority or control over the entity's assets, or who provide investment advice for a fee, or are affiliates of such persons, is disregarded.

  Based upon the value of the interests in the Partnerships owned by "benefit plan investors" relative to the value of the interests in the Partnerships owned by other Partnership investors, the expected Exchange Value for each of the Partnerships, and the percentage of the Operating Partnership that the Blackstone Entities will own immediately following the REIT Conversion, the Operating Partnership believes that immediately following the REIT Conversion "benefit plan investors" will not own a "significant" percentage of OP Units, and, thus, the underlying assets of the Operating Partnership will not constitute Plan Assets of any ERISA Plan or Other Plan that owns OP Units. Furthermore, the Partnership Agreement will restrict ownership of OP Units by benefit plan investors to less than 25%.

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                        FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTION

  The following discussion summarizes the federal income tax consequences reasonably anticipated to be material to a Host stockholder in connection with the Merger, the Initial E&P Distribution, the OP Contribution, and the ownership and disposition of Host REIT Common Stock. The following discussion is intended to address only those federal income tax consequences that are generally relevant to all Host stockholders. Accordingly, it does not discuss all aspects of federal income taxation that might be relevant to a specific Host stockholder in light of his particular investment or tax circumstances. Therefore, it is imperative that a Host stockholder review the following discussion and consult with his own tax advisors to determine the interaction of his individual tax situation with the anticipated tax consequences of the Merger, the Initial E&P Distribution, the OP Contribution, and the subsequent ownership and disposition of Host REIT Common Stock.

  The following discussion provides general information only, is not exhaustive of all possible tax considerations and is not intended to be (and should not be construed as) tax advice. For example, this summary does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a Host stockholder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the headings "Federal Income Tax Consequences of the Initial E&P Distribution--Tax Consequences of the Initial E&P Distribution to Tax-Exempt Host Stockholders" and "Taxation of Tax-Exempt Stockholders of Host REIT") or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the headings "Federal Income Tax Consequences of the Initial E&P Distribution--Tax Consequences of the Initial E&P Distribution to Non-U.S. Stockholders" and "Taxation of Non-U.S. Stockholders").

  The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. No assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. Except as described under "--Federal Income Tax Consequences of the OP Contribution," neither Host nor Host REIT has requested or plans to request any rulings from the IRS concerning the tax consequences of the OP Contribution, the Merger, the Initial E&P Distribution, and the subsequent ownership and disposition of Host REIT Common Stock.

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host, Host REIT and the Operating Partnership, has delivered to Host and Host REIT an opinion to the effect that the discussion herein under the heading "Federal Income Tax Consequences," to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects (see Appendix C for this opinion). The opinion, however, does not purport to address the tax consequences of the Merger, the Initial E&P Distribution, the OP Contribution, and the subsequent ownership and disposition of Host REIT Common Stock to any particular Host stockholder in light of his particular circumstances, nor does it purport to predict whether, and the extent to which, future events and transactions, only some of which may be within the control of Host REIT will have a material adverse impact on the income tax positions of Host REIT stockholders. The opinion is based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change.

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

Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion (which does not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

  The following discussion is not intended to be, and should not be construed by a Host stockholder as, tax advice. THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR HOST STOCKHOLDER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, THE INITIAL E&P DISTRIBUTION, THE OP CONTRIBUTION AND/OR THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF HOST REIT COMMON STOCK. THEREFORE, IT IS ESSENTIAL THAT EACH HOST STOCKHOLDER CONSULT WITH HIS OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH STOCKHOLDER'S PERSONAL TAX SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The Merger is intended to qualify as a reorganization under Section 368(a) of the Code, and the federal income tax consequences summarized below are based on the assumption that the Merger will so qualify. Hogan & Hartson, counsel for Host and Host REIT, has delivered to Host and Host REIT an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code (see Appendix C for this opinion). The opinion, however, does not purport to address the tax consequences of the Merger to any particular Host REIT stockholder in light of his particular circumstances. It is based on (i) certain factual assumptions and representations made by Host and Host REIT, and (ii) the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion (which does not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. No ruling will be sought from the IRS regarding the Merger.

  Because the Merger will qualify as a reorganization under the Code, no gain or loss will be recognized by Host or Host REIT as a result of the Merger. In addition, no gain or loss will be recognized by a Host stockholder (other than certain Host stockholders who are not considered "U.S. persons" for purposes of the Code and who own (or have owned) in excess of 5% of Host Common Stock) upon the conversion of such holder's shares of Host Common Stock into Host REIT Common Stock pursuant to the Merger. The initial tax basis of the Host REIT Common Stock received by such a former Host stockholder pursuant to the Merger should be the same as the stockholder's adjusted tax basis in the shares of Host Common Stock being converted pursuant to the Merger (subject to any adjustment resulting from the Initial E&P Distribution). The holding period of the Host REIT Common Stock received by such a former Host stockholder pursuant to the Merger should include the holder's holding period with respect to the shares of Host Common Stock being converted pursuant to the Merger, provided that such Host Common Stock is held as a capital asset as of the Effective Time. See also "Federal Income Tax Consequences of the Initial E&P Distribution."

  Certain Host stockholders that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") could recognize gain or loss pursuant to the Merger. In particular, because Host is a "U.S. real property holding company" for the purposes of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), but Host REIT anticipates qualifying as a "domestically controlled REIT" for purposes of FIRPTA, a Non-U.S. Stockholder who at any time during the

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

five-year period ending on the Effective Date owned more than 5% of the Host Common Stock would recognize gain to the extent that the fair market value of the Host REIT Common Stock he receives in the Merger exceeds his adjusted tax basis in his Host Common Stock. Any such Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a "U.S. person" for purposes of the Code (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of a 30% branch profits tax in the case of foreign corporations). See "Taxation of Non-U.S. Stockholders--Sales of Host REIT Common Stock" for a related discussion of the impact of the application of FIRPTA.

FEDERAL INCOME TAX CONSEQUENCES OF THE INITIAL E&P DISTRIBUTION

  As described more fully above in "The REIT Conversion--The Initial E&P Distribution," Host stockholders will receive in the Initial E&P Distribution Crestline common stock and cash or other consideration. Host currently contemplates that such other consideration will be in the form of the Special Dividend, which is payable, at each Host stockholder's election, in cash or Host Common Stock (or, if the Merger has occurred, Host REIT Common Stock). Although no assurance can be provided that such other consideration will take this form, the following discussion is based on the assumption that it will. The Initial E&P Distribution will assist Host REIT to meet the requirement that it distribute to its stockholders its accumulated pre-REIT E&P. For a detailed discussion of this requirement, see "--Federal Income Taxation of Host REIT Following the Merger--Requirements for Qualification," below.

  Tax Consequences of the Initial E&P Distribution to U.S. Stockholders. As used herein, the term "U.S. Stockholder" means a Host stockholder who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  A U.S. Stockholder will include the fair market value of his share of the Initial E&P Distribution in gross income as ordinary income to the extent that the Initial E&P Distribution is made out of the U.S. Stockholder's share of the portion of the current and accumulated E&P of Host and Host REIT allocable to the Initial E&P Distribution. The income attributable to the distribution of the Crestline stock will be recognized when the Host stockholders become the owners of that stock, which is currently anticipated to occur in 1998. In addition, although the law is not entirely clear, Host intends to take the position that the income attributable to the Special Dividend will be recognized in 1999 when it is determined what a Host stockholder will receive (i.e., cash or stock, and if stock, the value thereof) and such cash or stock is payable to the Host stockholders. Under this approach, the fair market value of a U.S. Stockholder's share of the Initial E&P Distribution would equal the sum of (i) the fair market value (on the distribution date, which currently is expected to be in 1998) of the Crestline common stock that he receives in the Initial E&P Distribution, (ii) the amount of cash he receives in lieu of fractional shares of Crestline common stock, (iii) the amount of cash or the fair market value of the stock he receives pursuant to the Special Dividend, plus (iv) the amount of any other cash and fair market value of any other consideration he receives in the Initial E&P Distribution. Thus, insofar as a U.S. Stockholder receives cash pursuant to the Special Dividend, the income recognized would include the amount of the cash he so receives. With respect to a U.S. Stockholder that receives Host (or Host REIT) stock pursuant to the Special Dividend, the law is not entirely clear, but Host intends to take the position that the fair market value of the consideration he receives will equal the sum of (i) fair market value of the stock as of the end of the period during which the election under the Special Dividend can be made, plus
(ii) the amount of any cash he receives in lieu of fractional shares of such stock. No assurance can be provided, however, that the IRS would not challenge this position regarding the taxation of the cash or stock received pursuant to the Special Dividend (for example, contending that the ability to make the election provided for under the Special Dividend is property that must be valued as of the record date of the Special Dividend or possibly the date on which notice of the Special Dividend is distributed to the Host stockholders)

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


and included in income on such date, which currently is expected to be in
1998), or that such an IRS challenge would not be sustained by a court. In determining whether the Initial E&P Distribution is made out of the current and accumulated E&P of Host and Host REIT, such E&P will be allocated pursuant to complex rules under the Code in the following order: first, to the portion of the Initial E&P Distribution that is distributed on the distribution date (which Host intends to take the position consists only of the Crestline common stock), and second, to the portion of the Initial E&P Distribution that is distributed after the distribution date (which, although the law is not entirely clear, Host intends to take the position will include the cash and stock distributed pursuant to the Special Dividend).

  Host currently estimates that the Initial E&P Distribution will be approximately $2.10 to $2.50 per share of Host Common Stock (of which approximately $0.80 to $1.20 per share would be attributable to the Special Dividend, assuming that a Host stockholder were to elect to receive cash). No assurance can be provided, however, that this estimate will be accurate. If the value of the Initial E&P Distribution is greater than Host's current estimate (for example, because the value of the Crestline common stock received is higher than currently estimated or because a stockholder receives stock pursuant to the Special Dividend and the value of such stock is higher than the dollar amount of the cash that could have been received pursuant thereto), then a U.S. Stockholder will include such additional amount in gross income as ordinary income to the extent of the U.S. Stockholder's share of the portion of the current and accumulated E&P of Host and Host REIT allocable to the Initial E&P Distribution.

  A U.S. Stockholder will have a basis in the Crestline common stock he receives in the Initial E&P Distribution equal to the fair market value of such stock on the distribution date and his holding period in such stock will begin on the day after the distribution date. Although the law is not entirely clear, consistent with the approach outlined in the preceding paragraph, Host intends to take the position that a U.S. Stockholder who elects to receive Host REIT Common Stock pursuant to the Special Dividend would have a basis in such stock equal to the fair market value of such stock on the day after the final day of the election period under the Special Dividend, and his holding period in such stock would begin on that day.

  Host currently believes that the substantial majority, if not all, of the Initial E&P Distribution will be considered made out of the portion of Host and Host REIT's current and accumulated E&P allocable to the Initial E&P Distribution. The calculation of such E&P, however, will be very complex. The amount will include (i) the allocated consolidated E&P of Host (including each of its predecessors) accumulated from 1929, the first year that the predecessor of Host was a "C" corporation, through and including Host's 1998 taxable year, (ii) the current E&P of Host and Host REIT in 1998, and (iii) to the extent the Initial E&P Distribution occurs in 1999, the current E&P of Host and Host REIT in 1999. In addition, the calculation depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that Host and Host REIT's calculation of this E&P will be respected by the IRS or that a challenge to such calculations by the IRS would not be sustained by a court. Hogan & Hartson will express no opinion as to the amount of the current and accumulated E&P of Host and Host REIT.

  To the extent that the sum of the amount of the Initial E&P Distribution received by a U.S. Stockholder exceeds his share of the portion of Host and Host REIT's current and accumulated E&P allocable to the Initial E&P Distribution, it will be treated first as a tax-free return of capital to such U.S. Stockholder, reducing the adjusted basis in his Host Common Stock by the amount of such excess (but not below zero) and then, if such basis is reduced to zero and there is remaining excess, as capital gain to the extent of such remaining excess (provided that such Host Stockholder has held the Host Common Stock as a capital asset).

  Backup Withholding for the Initial E&P Distribution. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to the Initial E&P Distribution paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. See "--Taxation of Non-U.S. Stockholders."

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

  Tax Consequences of the Initial E&P Distribution to Tax-Exempt Host Stockholders. Provided that a tax-exempt Host stockholder (except certain tax-exempt Host stockholders described in the following sentence) has not held its Host Common Stock as "debt financed property" within the meaning of the Code and such Host Common Stock is not otherwise used in a trade or business, the Initial E&P Distribution will not constitute unrelated business taxable income ("UBTI"). For a tax-exempt Host stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) or (c)(20), respectively, the Initial E&P Distribution will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host. Such Host stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

  Tax Consequences of the Initial E&P Distribution to Non-U.S. Stockholders. A Non-U.S. Stockholder will treat the fair market value of the Initial E&P Distribution as ordinary income to the extent of the Non-U.S. Stockholder's share of the current and accumulated E&P of Host REIT allocable to the Initial E&P Distribution. For a discussion regarding the fair market value of the Initial E&P Distribution and the extent to which the Initial E&P Distribution will be attributable to such E&P, see "--Tax Consequences of the Initial E&P Distribution to U.S. Stockholders" above.

  For Non-U.S. Stockholders, the Initial E&P Distribution will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless it is treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. If the Initial E&P Distribution is effectively connected with such a trade or business, a Non-U.S. Stockholder will be subject to tax on the Initial E&P Distribution on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to the Initial E&P Distribution, and generally will not be subject to withholding. A Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax on the Initial E&P Distribution at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See "--Taxation of Non-U.S. Stockholders," below.

  To the extent that the sum of the fair market value of the Initial E&P Distribution received by a Non-U.S. Stockholder exceeds his share of the portion of Host and Host REIT's current and accumulated E&P allocable to the Initial E&P Distribution, it will be treated first as a tax-free return of capital to such Non-U.S. Stockholder, reducing the adjusted basis in his Host Common Stock (or Host REIT Common Stock, to the extent the Initial E&P Distribution occurs after the Merger) by the amount of such excess (but not below zero). If such basis is reduced to zero and there is remaining excess, the Initial E&P Distribution will give rise to gain from the sale or exchange of such stock. For a discussion of the federal income tax consequences of a sale or exchange of Host REIT Common Stock by a Non-U.S. Stockholder, see "-- Taxation of Non-U.S. Stockholders--Sales of Host REIT Common Stock," below.

  As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that Host would be required to withhold 10% of any distribution in excess of Host and Host REIT's current and accumulated E&P. Consequently, although Host currently intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that Host does not do so, any portion of the Initial E&P Distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, a Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it subsequently determined that the Initial E&P Distribution was, in fact, in excess of such E&P, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the Initial E&P Distribution.

  To the extent that withholding tax is owed with respect to any Non-U.S. Stockholder with respect to Crestline common stock received in the Initial E&P Distribution and any Host (or Host REIT) stock received pursuant to exercise of the Election Rights, Host anticipates that the transfer agent would sell in the market a

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

portion of the shares of stock distributable to such Non-U.S. Stockholder to pay such withholding taxes and the actual number of shares of Crestline common stock and any Host (or Host REIT) stock received pursuant to exercise of the Election Rights would be net of any shares sold to pay such withholding taxes.

  Tax Consequences to Host of the Distribution of Crestline Common
Stock. Generally, a corporation that distributes property (other than its own stock) to its shareholders will recognize any gain realized on that distribution, but will not recognize any loss realized. Accordingly, Host would recognize gain on the distribution of the Crestline common stock to the extent that the fair market value of the Crestline common stock were to exceed Host's adjusted basis in the stock. Conversely, Host would not be able to recognize any loss if the fair market value of the Crestline common stock were to be less than Host's adjusted tax basis in that stock. Based on its current estimate of the fair market value of the Crestline common stock, which estimate is described above, Host currently believes that it will not recognize gain on the distribution of the Crestline common stock, but that it may realize a loss, which loss cannot be recognized for federal income tax purposes. Similar considerations apply with respect to the delivery of Crestline common stock to the Blackstone Entities. Host will not recognize any gain or loss in connection with any distribution of Host Common Stock, Host REIT Common Stock or cash as part of the Special Dividend.

FEDERAL INCOME TAX CONSEQUENCES OF THE OP CONTRIBUTION

  As described more fully above in "The Restructuring Transactions--The OP Contribution," Host will contribute certain of its assets (excluding the Crestline common stock, cash and other consideration to be distributed pursuant to the Initial E&P Distribution and certain other de minimis assets) to the Operating Partnership in exchange for OP Units, preferred partnership interests in the Operating Partnership (if Host has outstanding any preferred stock), and the assumption by the Operating Partnership of all liabilities of Host (other than liabilities of Crestline). Host has obtained an opinion of Hogan & Hartson to the effect that the discussion in this section, to the extent it contains descriptions of federal income tax law, is correct in all material respects, but Host is not obtaining an opinion of outside counsel as to the actual tax consequences to it of the OP Contribution.

  Section 721 of the Code provides that no gain or loss is recognized in the case of a contribution of property to a partnership in exchange for an interest in the partnership. Accordingly, Section 721 generally would apply to prevent the recognition of gain by Host in the OP Contribution. However, there are several potential exceptions to the availability of nonrecognition treatment under Section 721 that could result in Host recognizing gain in connection with the OP Contribution.

  First, the assumption by the Operating Partnership of Host liabilities would result in a deemed distribution of cash to Host in an amount equal to the excess, if any, of such liabilities over Host's share of the liabilities of the Operating Partnership immediately after the OP Contribution and the Partnership Mergers. To the extent any such deemed distribution of cash exceeds Host's adjusted tax basis in the assets it transfers to the Operating Partnership, Host will recognize gain in the OP Contribution. However, based upon the amount of its liabilities outstanding and the adjusted tax basis of its various assets, Host currently believes that immediately after the OP Contribution and the Partnership Mergers it will not be deemed to have received a deemed cash distribution that would result in the recognition of gain in the OP Contribution.

  Second, the OP Contribution would not be tax free to Host to the extent that it were treated as a "disguised sale" of all or a portion of the assets Host contributes to the Operating Partnership under the Code or Treasury Regulations. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of certain prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous transfer of money or other consideration (other than an interest in the partnership) from the partnership to the partner will be treated as a sale, in whole or in part, of such property by the partner to the partnership. For purposes of these rules, assumptions of certain liabilities are treated as transfers of money or other property from the partnership to the partner which may give rise to a disguised sale. In addition, the Disguised Sale Regulations provide generally that transfers of money or other

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

consideration between a partnership and a partner that are made within two years of each other are presumed to be a sale unless the facts and circumstances clearly establish that either the transfers do not constitute a sale or an exception to disguised sale treatment applies.

  One exception to "disguised sale" treatment in the Disguised Sale Regulations relates to the assumption of "qualified liabilities" in connection with a contribution of property to a partnership. A second exception to "disguised sale" treatment relates to distributions of "operating cash flow," which are presumed not to be a part of a sale of property to a partnership unless the facts and circumstances clearly establish that such distributions are part of a sale. A third exception to "disguised sale" treatment relates to distributions made to partners to reimburse them for certain "preformation" capital expenditures. The application of these and other exceptions to the Disguised Sale Regulations are highly complex and depend on a number of factual determinations and other outside events which may or may not occur, but Host currently believes that even if a portion of the OP Contribution were treated as a disguised sale under the Disguised Sale Regulations, Host would not recognize a material amount of gain in the OP Contribution.

  Third, if the OP Contribution were considered to be a transfer to an "investment company," as defined in the Treasury Regulations, gain would be recognized on such transfer under Section 721 of the Code. In the case of a transfer of property to a partnership, the Code and the Treasury Regulations provide that such transfer would be treated as having been made to an investment company if the transfer results in a diversification of the interests of two or more transferors, and the transferee is a partnership more than 80% of the value of whose assets are "stock and securities." Although the OP Contribution (when considered together with the Partnership Mergers) will result in the diversification of the interests of two or more transferors, no significant portion of the Operating Partnership's assets will constitute "stock and securities" as defined in the Code. Accordingly, Host currently believes that the transfers to the Operating Partnership will not constitute transfers to an "investment company," as defined in the current Treasury Regulations. It should be noted in this regard, however, that the Operating Partnership might not meet the IRS's guidelines for obtaining an advance ruling with respect to this issue.

  Although the application of the foregoing exceptions to nonrecognition treatment is extremely complex, Host currently believes that such application will not result in the recognition by Host of a material amount of gain in connection with the OP Contribution. However, even if Host does not recognize material gain in the OP Contribution, there are a variety of subsequent events and transactions including (i) the sale or other taxable disposition of appreciated assets contributed by Host to the Operating Partnership in the OP Contribution (including one or more of the Hotels contributed by Host), (ii) the refinancing or repayment of certain liabilities secured by one or more of the Hotels contributed to the Operating Partnership by Host in the OP Contribution, (iii) the issuance of additional OP Units, including in connection with the acquisition of additional properties by the Operating Partnership in exchange for OP Units or other equity interests in the Operating Partnership, (iv) an increase to the basis of one or more of the Hotels contributed to the Operating Partnership by Host in the OP Contribution resulting from capital expenditures and (v) the elimination over time of the disparity between the current tax basis of one or more of the Hotels contributed to the Operating Partnership by Host in the OP Contribution and the "book basis" of such assets (based upon their fair market value at the time of the OP Contribution) that could cause Host REIT to recognize part or all of the taxable gain that otherwise has been deferred pursuant to the OP Contribution. It should be noted that Host REIT, as general partner of the Operating Partnership, will have control over whether the Operating Partnership will undertake specific transactions.

FEDERAL INCOME TAXATION OF HOST REIT FOLLOWING THE MERGER

  General. Host REIT plans to make an election to be taxed as a REIT under Sections 856 through 859 of the Code, effective for its first taxable year commencing after the REIT Conversion (which Host currently expects to be the year beginning January 1, 1999, but which might not be until the year beginning January 1, 2000). (This election is made with the filing of Host REIT's federal income tax return for the first taxable year for which the election is effective.) Host REIT intends that, commencing with such first taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and Host REIT

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intends to continue to operate in such a manner, but no assurance can be given that it in fact will continue to operate in such a manner so as to qualify or remain qualified.

  The sections of the Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following sets forth a summary of the material aspects of these rules, which summary, however, is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Hogan & Hartson has acted as counsel to Host REIT in connection with the REIT Conversion and Host REIT's election to be taxed as a REIT. Hogan & Hartson has provided to Host REIT and the Operating Partnership an opinion to the effect that, beginning with Host REIT's first full taxable year commencing after the REIT Conversion is completed, Host REIT will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code (see Appendix D for this opinion). It must be emphasized that this opinion is conditioned upon completion of the REIT Conversion in the manner described in this Proxy Statement/Prospectus and upon certain assumptions and representations made by Host REIT and the Operating Partnership as to factual matters relating to the organization and operation of Host REIT, the Operating Partnership, the Partnerships and Private Partnerships, the Subsidiary Partnerships, the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust and Crestline and the Lessees, including the economic and other terms of each Lease and the expectations of Host REIT and the Lessees with respect thereto. In addition, this opinion is based upon the factual representations of Host REIT concerning its business and properties as described in this Proxy Statement/Prospectus and assumes that all of the transactions and other actions described under "The Restructuring Transactions" and "The REIT Conversion" and related portions of this Proxy Statement/Prospectus and under "Federal Income Tax Consequences" are completed in a timely fashion (which means prior to the first day of the first taxable year for which Host REIT's election to be taxed as a REIT will be effective, currently expected to be January 1, 1999, except where the description thereof clearly contemplates completion of such action subsequent thereto). Moreover, such qualification and taxation as a REIT depends upon Host REIT's ability to meet on an ongoing basis (through actual annual operating results, distribution levels and diversity of share ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Hogan & Hartson. Accordingly, no assurance can be given that the actual results of Host REIT's operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Proxy Statement/Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure of Host REIT to Qualify as a REIT" below.

  If Host REIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment would substantially eliminate the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, Host REIT will be subject to federal income tax as follows:

    1. Host REIT will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains (provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level). A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

    2. Under certain circumstances, Host REIT may be subject to the "alternative minimum tax" on its items of tax preference.

    3. If Host REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

    4. If Host REIT has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

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

    5. If Host REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Host REIT fails the 75% or 95% test multiplied by (b) a fraction intended to reflect Host REIT's profitability.

    6. If Host REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, Host REIT would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

    7. If Host REIT acquires any asset from a "C" corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the hands of Host REIT is determined by reference to the basis of the asset in the hands of the "C" corporation (a "Built-In Gain Asset"), and Host REIT recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Host REIT (the "Recognition Period"), then, to the extent of the asset's "Built-In Gain" (i.e., the excess of (a) the fair market value of such asset over (b) Host REIT's adjusted basis in the asset, determined when Host REIT acquired the asset), such gain will be subject to tax at the highest regular corporate rate applicable.

  Host REIT will own an indirect interest in appreciated assets that Host held before the REIT Conversion. Such appreciated assets will have a "carryover" basis and thus will be "Built-In Gain Assets" with respect to Host REIT. Under IRS Notice 88-19, unless Host REIT were to elect to be subject to corporate income tax on any Built-In Gain recognized with respect to such Built-In Gain Assets during the Recognition Period commencing on the first day of Host REIT's first taxable year as a REIT, Host would have to pay federal corporate income tax on the Built-In Gain at the time of the REIT Conversion. In connection with the REIT Conversion, Host REIT will make the election provided for in Notice 88-19 with respect to all of Host's assets that will be owned by the Operating Partnership subsequent to the REIT Conversion. As a result of this election, if such appreciated property is sold within the ten-year period following the REIT Conversion, Host REIT will generally be subject to regular corporate tax on that gain to the extent of the Built-In Gain in that property at the time of the REIT Conversion. The total amount of gain on which Host REIT can be taxed is limited to its net Built-In Gain (defined for these purposes as the excess of the aggregate fair market value of its assets at the time it became a REIT over the adjusted tax bases of those assets at that time) at the time of the REIT Conversion. This tax could be very material, however, and may result in the Operating Partnership and Host REIT seeking to avoid a taxable disposition of any significant assets owned by Host at the time of the REIT Conversion for the ten taxable years following the REIT Conversion (even though such disposition might otherwise be in the best interests of Host REIT).

  Notwithstanding Host REIT's status as a REIT, it is likely that substantial deferred liabilities of Host will be recognized over the next ten years (including, but not limited to, tax liabilities attributable to Built-In Gain Assets and deferred tax liabilities attributable to taxable income for which neither Host REIT nor the Operating Partnership will receive corresponding cash). In addition, the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur), whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.

  The Operating Partnership will pay (or reimburse Host REIT for) all taxes incurred by Host REIT (except for taxes imposed on Host REIT by reason of its failure to qualify as a REIT or to distribute to its stockholders an amount equal to its "REIT taxable income," including net capital gains). This obligation by the Operating Partnership would include any federal corporate income tax imposed on Built-In Gain.

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

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) (the "not closely held" requirement); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets.

  The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which Host REIT makes the election to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi). Compliance with condition (v) shall be determined by disregarding the ownership of Host REIT shares by any person(s) who: (1) acquired such Host REIT shares as a gift or bequest or pursuant to a legal separation or divorce;
(2) is the estate of any person making such transfer to the estate; or (3) is a company established exclusively for the benefit of (or wholly-owned by) either the person making such transfer or a person described in (1) or (2). In connection with condition (vi), Host REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If Host REIT complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (vi), then it will be treated as having met condition (vi). If Host REIT fails to send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require Host REIT, under those circumstances, to take further action to ascertain actual ownership of its shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters is due to reasonable cause and not to willful neglect.

  Host REIT believes that it will meet conditions (i) through (iv). In addition, Host REIT believes that it will have outstanding (commencing with its first taxable year as a REIT) Host REIT Common Stock with sufficient diversity of ownership to allow it to satisfy conditions (v) and (vi). With respect to condition (vi), Host REIT intends to comply with the requirement that it send annual letters to its stockholders requesting information regarding the actual ownership of its shares. In addition, the Host REIT Charter provides for restrictions regarding the transfer and ownership of Host REIT Common Stock, which restrictions are intended to assist Host REIT in continuing to satisfy the share ownership requirements described in (v) and
(vi) above. Such ownership and transfer restrictions are described in "Description of Host REIT Capital Stock--Restrictions on Ownership and Transfer." These restrictions, together with compliance with the annual stockholder letter requirement described above, however, may not ensure that Host REIT will, in all cases, be able to satisfy the share ownership requirements described above. If Host REIT fails to satisfy such share ownership requirements, Host REIT's status as a REIT will terminate. See "-- Failure of Host REIT to Qualify as a REIT."

  A corporation may not elect to become a REIT unless its taxable year is the calendar year. Although Host currently has adopted a 52-53 week year ending on the Friday closest to January 1, Host REIT will adopt a calendar year taxable year in connection with the REIT Conversion.

  Distribution of "Earnings and Profits" Attributable to "C" Corporation Taxable Years. In order to qualify as a REIT, Host REIT cannot have at the end of any taxable year any undistributed E&P that is attributable to a "C" corporation taxable year. A REIT has until the close of its first taxable year as a REIT in which it has non-REIT earnings and profits to distribute such E&P. In connection with the REIT Conversion, Host REIT intends to make the Initial E&P Distribution. The aggregate amount of the Initial E&P Distribution is currently expected to be in the range of $525 to $625 million and is intended to eliminate the substantial majority,

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

if not all, of Host's undistributed E&P. For a more detailed discussion of the Initial E&P Distribution, see "The REIT Conversion--The Initial E&P Distribution," above. For a discussion of the federal income tax consequences of the Initial E&P Distribution, see "--Federal Income Tax Consequences of the Initial E&P Distribution," above. To the extent, however, that Host has any such undistributed E&P at the time of the REIT Conversion (including E&P resulting from either transactions undertaken in contemplation of the REIT Conversion or the REIT Conversion itself), such E&P (the "Acquired Earnings") will carry over to Host REIT and will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Host REIT will be required to distribute such E&P prior to the end of 1999 (the first taxable year for which the REIT election of Host REIT currently is expected to be effective, although such REIT election may be effective for taxable year 2000). Failure to do so would result in disqualification of Host REIT as a REIT at least for taxable year 1999. If Host REIT should be so disqualified for taxable year 1999, subject to the satisfaction by Host REIT of certain "deficiency dividend" procedures described below in "--Annual Distribution Requirements Applicable to REITs" and assuming that Host REIT otherwise satisfies the requirements for qualification as a REIT, Host REIT should qualify as a REIT for taxable year 2000 and thereafter. Host REIT believes that the Initial E&P Distribution, together with any subsequent distributions of Acquired Earnings made prior to December 31, 1999, will be sufficient to distribute all of the Acquired Earnings as of December 31, 1999, but there are substantial uncertainties relating to the estimate of the Acquired Earnings, as described below, and the value of noncash consideration to be distributed as part of the Initial E&P Distribution, and, thus, there can be no assurance this requirement will be met.

  The estimated amount of the Acquired Earnings will be based on the allocated consolidated earnings and profits of Host (including each of its predecessors) accumulated from 1929, the first year that the predecessor of Host was a "C" corporation, through and including Host's 1998 taxable year (and taking into account the allocation, as a matter of law, of 81% of Host's accumulated E&P to Marriott International on October 8, 1993 in connection with the Marriott International Distribution), determined based on the available tax returns and certain assumptions with respect to both such returns and other matters. The calculation of the Acquired Earnings, however, depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of Host and its affiliates for all years prior to and including the REIT Conversion and propose adjustments to increase their taxable income. The impact of such proposed adjustments, if any, may be material. If the IRS were to examine Host's calculation of its E&P (and thus the amount of Acquired Earnings, if any), the IRS can consider all taxable years of Host, its affiliates and its predecessors as open for review for purposes of such determination.

  Hogan & Hartson will express no opinion as to the amount of E&P of Host and its predecessors and, accordingly, for purposes of its opinion as to the qualification of Host REIT as a REIT following the REIT Conversion, Hogan & Hartson is relying upon a representation from Host REIT that by the end of 1999 it will have eliminated all Acquired Earnings.

  Qualified REIT Subsidiary. If Host REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and items of Host REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT. Host REIT anticipates owning one or more qualified REIT subsidiaries for purposes of holding de minimis indirect interests in the Hotel Partnerships. A "qualified REIT subsidiary" will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in certain jurisdictions.

  Ownership of Partnership Interests by a REIT. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code (including satisfying the gross income tests and the

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

asset tests). Thus, Host REIT's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of the Partnerships, Private Partnerships and any other subsidiaries that are partnerships or LLCs) will be treated as assets and items of income of Host REIT for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of Host REIT's Ownership of OP Units." As the sole general partner of the Operating Partnership, Host REIT will have direct control over the Operating Partnership and indirect control over the Hotel Partnerships and the partnerships in which the Operating Partnership or the Hotel Partnerships have a controlling interest and intends to operate these entities consistent with the requirements for qualification of Host REIT as a REIT.

  Income Tests Applicable to REITs. In order to maintain qualification as a REIT, Host REIT annually must satisfy two gross income requirements. First, at least 75% of Host REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Host REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest, certain hedging instruments and gain from the sale or disposition of stock or securities, including certain hedging instruments (or from any combination of the foregoing).

  Rents paid pursuant to the Leases (together with dividends and interest received from the Non-Controlled Subsidiaries) will constitute substantially all of the gross income of Host REIT. Several conditions must be satisfied in order for rents received by Host REIT, including the rents received pursuant to the Leases, to qualify as "rents from real property" in satisfying the gross income requirements for a REIT described in the preceding paragraph. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if Host REIT, or an actual or constructive owner of 10% or more of Host REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property" (the "15% Personal Property Test").

  Finally, if (i) Host REIT operates or manages a property or furnishes or renders services to the tenants at the property other than through an independent contractor from whom Host REIT derives no revenue, excluding for these purposes services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant," and (ii) the greater of (a) the income derived from such services or (b) 150% of the cost of providing such services (the "Impermissible Tenant Service Income") exceeds one percent of the total amount received by Host REIT with respect to the property (or, if such services are not available to all tenants at a property, possibly with respect to each tenant to whom the services are made available), then no amount received by Host REIT with respect to the property (or, where possibly applicable, such tenant) will qualify as "rents from real property." If the Impermissible Tenant Service Income is one percent or less of the total amount received by the REIT with respect to the property (or, where possibly applicable, such tenant), then only the Impermissible Tenant Service Income will not qualify as "rents from real property." To the extent that services other than those customarily furnished or rendered in connection with the rental of real property are rendered to the tenants of the property by an independent contractor, the cost of the services must be borne by the independent contractor.

  The Operating Partnership and each Partnership and Private Partnership that owns Hotels (together with certain other subsidiaries of the Operating Partnership that may own Hotels) will enter into a Lease with a Lessee that is a Crestline subsidiary, pursuant to which the owner of such Hotels will lease the Hotels that it owns to the

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

Lessee for a term of years (ranging generally from seven to ten years, depending upon the particular Hotel) commencing on or before the January 1, 1999 (assuming the Merger occurs prior to that date; otherwise as soon as practicable following the distribution of the Crestline common stock as part of the Initial E&P Distribution). In addition, the Operating Partnership will lease to the Lessees, on similar terms, the Hotels contributed by the Blackstone Entities. Each Lease will provide for thirteen payments per annum of the specified Base Rent plus, to the extent that it would exceed the Base Rent, Percentage Rent, which Percentage Rent will be calculated based upon the gross sales of the Hotels subject to the particular Lease, plus certain other amounts. See "Business and Properties--The Leases."

  Neither Host REIT nor the Operating Partnership intends to (i) provide any services to the Lessees with respect to the operation of the Hotels; (ii) charge rent for any Hotel that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (iii) rent any Hotel to a Related Party Tenant (unless the Board of Directors determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize Host REIT's status as a REIT); or (iv) derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease (unless the Board of Directors determines in its discretion that the amount of such rent attributable to personal property is not material and will not jeopardize Host REIT's status as a REIT).

  In order for the rent paid pursuant to the Leases to constitute "rents from real property," (i) the Lessees must not be regarded as Related Party Tenants; and (ii) the Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. A Lessee will be regarded as a Related Party Tenant only if Host REIT and/or one or more actual or constructive owners of 10% or more of Host REIT, actually or constructively, own 10% or more of such Lessee through an ownership interest in Crestline. In order to help preclude the Lessees from being regarded as Related Party Tenants, (i) the Articles of Incorporation of Crestline will expressly prohibit any person (or persons acting as a group), including Host REIT (and/or any 10% or greater stockholder of Host REIT), from owning more than 9.8% of the lesser of the number or value of the shares of capital stock of Crestline; (ii) the Host REIT Charter will expressly prohibit any person (or persons acting as a group) or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of Host REIT Common Stock (subject to a limited exception for a holder of shares of Host REIT Common Stock solely by reason of the Merger in excess of the Ownership Limit so long as the holder thereof would not own, directly or by attribution under the Code, more than 9.9% in value of the outstanding shares of capital stock of Host REIT as of the Special Merger Ownership Limit Effective Time) or any other class or series of shares of Host REIT; and (iii) the Partnership Agreement will expressly prohibit any person (or persons acting as a group) or entity (other than Host REIT and the Blackstone Entities) from owning more than 4.9% by value of any class of interests in the Operating Partnership. Each of these prohibitions will contain self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (and no waivers thereto are granted), the Lessees should not be regarded as Related Party Tenants. There can be no assurance, however, that the ownership restrictions described herein will be enforced in accordance with their terms in all circumstances or otherwise will ensure, in all cases, that the Lessees will not be regarded as Related Party Tenants.

  The determination of whether the Leases are true leases depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement;
(iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

  In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking

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into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

  The Leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each Lease (i) the Operating Partnership (or, where appropriate, the applicable Partnership or Private Partnership or other lessor entity) and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement, (ii) the Lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels covered by the Lease during the term of the Lease, (iii) the Lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels (other than the cost of certain capital expenditures), and will dictate (through the Managers, who work for the Lessees during the terms of the Leases) how the Hotels are operated and maintained, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Lease (other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures), (v) the Lessee benefits from any savings (and bears the burdens of any increases) in the costs of operating the Hotels during the term of the Lease, (vi) in the event of damage or destruction to a Hotel, the Lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the Hotels subject to the right, in certain circumstances, to terminate the Lease if the lessor does not restore the Hotel to its prior condition, (vii) the Lessee has indemnified the Operating Partnership (or, where appropriate, the applicable Partnership or Private Partnership or other lessor entity) against all liabilities imposed on the Operating Partnership (or, where appropriate, the applicable Partnership or Private Partnership or other lessor entity) during the term of the Lease by reason of (A) injury to persons or damage to property occurring at the Hotels or (B) the Lessee's use, management, maintenance or repair of the Hotels, (viii) the Lessee is obligated to pay, at a minimum, substantial Base Rent for the period of use of the Hotels under the Lease, (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it (through the Managers, who work for the Lessees during the terms of the Leases) operates the Hotels, and (x) Host REIT and the Operating Partnership believe that each Lessee reasonably expects to derive a meaningful profit, after expenses and taking into account the risks associated with the Lease, from the operation of the Hotels during the term of its Leases. Moreover, upon termination of a Lease, each Hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT Conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT Conversion.

  Based upon representations made by Host REIT and the Operating Partnership (including representations as to the matters described in the previous paragraph and as to economic and other terms of the Leases), Hogan & Hartson, counsel to Host REIT, has provided to Host REIT an opinion letter to the effect that the Leases will be respected as leases for federal income tax purposes. As noted previously, however, an opinion of counsel does not bind the IRS or the courts. Moreover, Limited Partners should be aware that there are no controlling Treasury Regulations, published IRS rulings or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes and that this issue, more so than many others, is likely to turn on the surrounding facts and underlying economic circumstances. Hogan & Hartson is not expressing any opinion as to the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases

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will be respected for federal income tax purposes. Therefore, there can be no assurance that the IRS will not assert a contrary position or that such position will be sustained by a court if so challenged. If the Leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the Operating Partnership receives from the Lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Host REIT very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

  As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to the Leases should qualify as "rents from real property" since they will be based on either a fixed dollar amount (i.e., Base Rent) or specified percentages of gross sales (i.e., Percentage Rents) which percentages will be fixed at the time the Leases are entered into. The foregoing assumes that the Leases (i) are not renegotiated during their term in a manner that has the effect of basing either Percentage Rent or Base Rent on income or profits and (ii) are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the Leases would not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing rent on income or profits. Because each of the Base Rent and the Percentage Rent will be based on fixed dollar amounts and fixed percentages of the gross sales of each Hotel that are established in the Leases, and Host REIT has represented that (i) the percentages will not be renegotiated during the terms of the Leases in a manner that has the effect of basing rent on income or profits and (ii) the Leases conform with normal business practice and were not intended to be used as a means of basing rent on income or profits, the rent payable under the Leases should not be considered based in whole or in part on the income or profits of any person. Furthermore, Host REIT has represented that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

  Host REIT may lease certain items of personal property to the Lessees in connection with the Leases. The 15% Personal Property Test provides that if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then the portion of the rent that is attributable to personal property does not qualify as "rent from real property." The amount of rent attributable to personal property is that amount which bears the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. Host REIT has represented that, with respect to each Lease that includes a lease of items of personal property, the amount of rent attributable to personal property with respect to such Lease, determined as set forth above, will not exceed 15% of the total rent due under the Lease (except for several Leases where the rent attributable to personal property, which would constitute non-qualifying income for purposes of the 75% and 95% gross income tests, would not be material relative to the overall gross income of Host REIT). Each Lease permits the Operating Partnership to take certain measures, including requiring the Lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party (including a Non-Controlled Subsidiary), if necessary to ensure that all of the rent attributable to personal property with respect to such Lease will qualify as "rent from real property." In order to protect Host REIT's ability to qualify as a REIT, the Operating Partnership, in connection with the REIT Conversion, will sell to a Non-Controlled Subsidiary substantial personal property associated with a number of Hotels currently owned by Host or being acquired in connection with the REIT Conversion. The Non-Controlled Subsidiary will separately lease all such personal property directly to the applicable Lessee and will receive rental payments which Host REIT believes represents the fair rental value of such personal property directly from the Lessees.


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  If any of the Hotels were to be operated directly by the Operating
Partnership or a Partnership or Private Partnership as a result of a default by a Lessee under the applicable Lease, such Hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired (or for up to an additional three years if an extension is granted by the IRS), provided that (i) the operating entity conducts operations through an independent contractor (which might, but would not necessarily in all circumstances, include Marriott International and its subsidiaries) within 90 days after the date the Hotel is acquired as the result of a default by a Lessee, (ii) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent, and (iii) foreclosure was not regarded as foreseeable at the time the applicable Partnership or Private Partnership entered into such Leases. For as long as any of these Hotels constitute foreclosure property, the income from the Hotels would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if any of these Hotels does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests.

  "Interest" generally will not qualify under the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail to so qualify solely by reason of being based upon a fixed percentage or percentages of receipts or sales. Host REIT does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

  The Non-Controlled Subsidiaries will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, the ownership of which by the Operating Partnership might jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in Hotels that are not leased and certain foreign hotels in which Host owns interests. In addition, as described above, the Operating Partnership will sell to a Non-Controlled Subsidiary approximately $200 million in value of personal property associated with certain Hotels, in order to facilitate Host REIT's compliance with the 15% Personal Property Test. The Operating Partnership will own 100% of the nonvoting stock of each Non-Controlled Subsidiary but none of the voting stock (or control) of that Non-Controlled Subsidiary. Each Non-Controlled Subsidiary is taxable as a regular "C" corporation. The Operating Partnership's share of any dividends received from a Non-Controlled Subsidiary should qualify for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. The Operating Partnership does not anticipate that it will receive sufficient dividends from the Non-Controlled Subsidiaries to cause it to exceed the limit on non-qualifying income under the 75% gross income test.

  Given the magnitude and scope of Host's existing operations, Host REIT inevitably will have some gross income from various sources (including, but not limited to, "safe harbor" leases, the operation of the Hotel in Sacramento, minority partnership interests in partnerships that own hotels that are not leased under leases that produce rents qualifying as "rents from real property" and rent attributable to personal property at a few Hotels that does not satisfy the 15% Personal Property Test) that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Host REIT, however, believes that, even taking into account the anticipated sources of non-qualifying income, its aggregate gross income from all sources will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing subsequent to the date of the REIT Conversion.

  If Host REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Host REIT's failure to meet such tests was due to reasonable cause and not due to willful neglect, Host REIT attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Host REIT would be entitled to the benefit of these relief provisions. For example, if Host REIT fails to satisfy the gross income tests because nonqualifying income that Host REIT intentionally incurs exceeds the limits on such income, the IRS could conclude that Host REIT's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a

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

particular set of circumstances involving Host REIT, Host REIT will not qualify as a REIT. As discussed above in "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Any gain realized by Host REIT on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including Host REIT's share of any such gain realized by the Operating Partnership) will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon Host REIT's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends that both it and the Partnerships and Private Partnerships will hold the Hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning the Hotels (and other hotels) and to make such occasional sales of the Hotels as are consistent with the Operating Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

  Asset Tests Applicable to REITs. Host REIT, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Host REIT's total assets must be represented by real estate assets, including for this purpose (i) its allocable share of real estate assets held by partnerships in which Host REIT owns an interest (including its allocable share of the assets held through the Operating Partnership) and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Host REIT, cash, cash items and government securities. Second, not more than 25% of Host REIT's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Host REIT may not exceed 5% of the value of Host REIT's total assets and Host REIT may not own more than 10% of any one issuer's outstanding voting securities.

  The Operating Partnership does not own any of the voting stock of a Non-Controlled Subsidiary but it will own 100% of the nonvoting stock of each Non-Controlled Subsidiary. The Operating Partnership may also own nonvoting stock, representing substantially all of the equity, in other corporate entities that serve as partners or members in the various entities that hold title to the Hotels. Host REIT will represent, however, that neither Host REIT, the Operating Partnership nor any of the Hotel Partnerships or Subsidiary Partnerships will own more than 10% of the voting securities of any entity that would be treated as a corporation for federal income tax purposes. In addition, Host REIT and its senior management believe, and Host REIT will represent, that the securities of any one issuer owned by Host REIT, the Operating Partnership, the Partnerships and Private Partnerships and any Subsidiary Partnerships (including Host REIT's pro rata share of the value of the securities of each Non-Controlled Subsidiary) will not exceed 5% of the total value of Host REIT's assets. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeds the 5% value limitation or that nonvoting stock of a Non-Controlled Subsidiary or another corporate entity owned by the Operating Partnership should be considered "voting stock" for this purpose.

  After initially meeting the asset tests at the close of any quarter, Host REIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of Host REIT increasing its interest in the Operating Partnership as a result of the exercise of the Unit Redemption Right or an additional capital contribution of proceeds from an offering of Host REIT Common Stock by Host
REIT), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Host REIT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If Host REIT fails to cure noncompliance with the asset tests within such time period, Host REIT would cease to qualify as a REIT.

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

  Clinton Administration's Proposed Changes to REIT Asset Test. The Clinton Administration's fiscal year 1999 budget proposal, announced on February 2, 1998, includes a proposal to amend the 10% voting securities test. The proposal would require a REIT to own no more than 10% of the vote or value of all classes of stock of any corporation (except for qualified REIT subsidiaries or corporations that qualify as REITs). Corporations (referred to herein as "subsidiary corporations") existing prior to the effective date of the proposal generally would be "grandfathered"; i.e., the REIT would be subject to the existing 10% voting securities test (described above) with respect to grandfathered subsidiary corporations. However, such "grandfathered" status would terminate with respect to a subsidiary corporation if the subsidiary corporation engaged in a new trade or business or acquired substantially new assets.

  Because the Operating Partnership will own 100% of the nonvoting stock of each Non-Controlled Subsidiary, and Host REIT will be deemed to own an interest in each Non-Controlled Subsidiary equal to its proportionate interest in the Operating Partnership, Host REIT would not satisfy the proposed 10% value limitation with respect to any of the Non-Controlled Subsidiaries. Whether any of the Non-Controlled Subsidiaries would qualify as a grandfathered subsidiary corporation as the proposal is currently drafted would depend upon the effective date of the proposal (which is not yet known). If a Non-Controlled Subsidiary otherwise eligible for "grandfathered" status were to engage in a new trade or business or were to acquire substantial new assets, or if Host REIT were to make a capital contribution to a Non-Controlled Subsidiary otherwise eligible for "grandfathered" status, its "grandfathered" status would terminate and Host REIT would fail to qualify as a REIT. Moreover, Host REIT would not be able to own, directly or indirectly, more than 10% of the vote or value of any subsidiary corporation formed or acquired after the effective date of the proposal. Thus, the proposal, if enacted, would materially impede Host REIT's ability to engage in new third-party management or similar activities (and, if enacted prior to the REIT Conversion, might materially impair Host's ability to complete the REIT Conversion.)

  Annual Distribution Requirements Applicable to REITs. Host REIT, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of Host REIT's REIT taxable income (computed without regard to the dividends paid deduction and Host REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if Host REIT disposes of any Built-In Gain Asset during its Recognition Period, Host REIT will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. See "--General" above for a discussion of "Built-In Gain Assets." Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Host REIT timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Host REIT intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes Host REIT, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Host REIT to meet these distribution requirements.

  To the extent that Host REIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Host REIT, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a stockholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid by Host REIT with respect to such amount. The stockholder's basis in its Host REIT Common Stock would be increased by the amount the stockholder included in income and decreased by the amount of the tax the stockholder is treated as having paid. Host REIT would make an appropriate adjustment to its earnings and profits. For a more detailed description of the federal income tax consequences to a stockholder of such a designation, see "--Taxation of Taxable U.S. Stockholders Generally."

  There is a significant possibility that Host REIT's REIT taxable income will exceed its cash flow (due in part to certain "non-cash" or "phantom" income expected to be taken into account in computing Host REIT's

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

REIT taxable income). Host REIT anticipates, however, that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Host REIT, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In such event, in order to meet the distribution requirements, Host REIT may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

  Host REIT intends to calculate its REIT taxable income based upon the conclusion that the Hotel Partnerships, the Subsidiary Partnerships or the Operating Partnership, as applicable, is the owner of the Hotels for federal income tax purposes. As a result, Host REIT expects that the depreciation deductions with respect to the Hotels will reduce its REIT taxable income. This conclusion is consistent with the conclusion above that the Leases will be treated as true leases for federal income tax purposes. If the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host REIT also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

  Under certain circumstances, Host REIT may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Host REIT's deduction for dividends paid for the earlier year. Thus, Host REIT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host REIT would be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Furthermore, if Host REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, Host REIT would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays federal income tax.

  Failure of Host REIT to Qualify as a REIT. If Host REIT fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, Host REIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Host REIT fails to qualify will not be deductible by Host REIT nor will they be required to be made. As a result, Host REIT's failure to qualify as a REIT would significantly reduce the cash available for distribution by Host REIT to its stockholders and could materially reduce the value of the Host REIT Common Stock. In addition, if Host REIT fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of Host REIT's current and accumulated E&P, although subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions. Unless entitled to relief under specific statutory provisions, Host REIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host REIT would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

  Distributions by Host REIT. As long as Host REIT qualifies as a REIT, distributions made by Host REIT out of its current or accumulated E&P (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. To the extent that Host REIT makes distributions (not designated as capital gain dividends) in excess of its current and accumulated E&P, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in its Host REIT Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in its Host REIT Common Stock taxable as capital gains (provided that the Host REIT Common Stock has been held as a capital asset). Dividends declared by Host REIT in October, November or December of any year and payable to

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

a stockholder of record on a specified date in any such month shall be treated as both paid by Host REIT and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Host REIT on or before January 31 of the following calendar year.

  Distributions made by Host REIT that are properly designated by Host REIT as capital gain dividends will be taxable to taxable non-corporate U.S. Stockholders (i.e., individuals, estates or trusts) as gain from the sale or exchange of a capital asset held for more than one year (to the extent that they do not exceed Host REIT's actual net capital gain for the taxable year) without regard to the period for which such non-corporate U.S. Stockholder has held his Host REIT Common Stock. In the event that Host REIT designates any portion of a dividend as a "capital gain dividend," a U.S. Stockholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such U.S. Stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that Host REIT may classify portions of its designated capital gain dividend as (i) a 20% gain distribution (which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 20%), (ii) an unrecaptured Section 1250 gain distribution (which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 25%) or (iii) a 28% rate gain distribution (which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 28%). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. On July 22, 1998, as part of the IRS Restructuring Act, the holding period requirement for the application of the 20% and 25% capital gain tax rates was reduced to 12 months from 18 months for sales of capital gain assets on or after January 1, 1998. Although Notice 97-64 will apply to sales of capital gain assets after July 28, 1997 and before January 1, 1998, it is expected that the IRS will issue clarifying guidance (most likely applying the same principles set forth in Notice 97-64) regarding a REIT's designation of capital gain dividends in light of the new holding period requirements. For a discussion of the capital gain tax rates applicable to non-corporate U.S. Stockholders, see "--1997 Act and IRS Restructuring Act Changes to Capital Gain Taxation" below.

  Distributions made by Host REIT that are properly designated by Host REIT as capital gain dividends will be taxable to taxable corporate U.S. Stockholders as long-term gain (to the extent that they do not exceed Host REIT's actual net capital gain for the taxable year) at a maximum rate of 35% without regard to the period for which such corporate U.S. Stockholder has held its Host REIT Common Stock. Such U.S. Stockholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

  U.S. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Host REIT. Instead, such losses would be carried over by Host REIT for potential offset against future income (subject to certain limitations). Distributions made by Host REIT and gain arising from the sale or exchange by a U.S. Stockholder of Host REIT Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from Host REIT generally will be treated as investment income for purposes of the investment interest limitation. Capital gain dividends and capital gains from the disposition of shares (including distributions treated as such), however, will be treated as investment income only if the U.S. Stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

  Host REIT will notify stockholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host REIT may designate (by written notice to its stockholders) its net capital gain so that with respect to retained net capital gains, a U.S. Stockholder would include its proportionate share of such gain in income, as long-term capital gain,

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

and would be treated as having paid its proportionate share of the tax paid by Host REIT with respect to the gain. The U.S. Stockholder's basis in its Host REIT Common Stock would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. Stockholder that is an individual or an estate or trust, the IRS, as described above in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this section, did not address the taxation of non-corporate REIT stockholders with respect to retained net capital gains.

  Sales of Host REIT Common Stock. Upon any sale or other disposition of Host REIT Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Host REIT Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the Host REIT Common Stock have been held by the U.S. Stockholder as a capital asset. In the case of a U.S. Stockholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss (and any such long-term capital gain shall be subject to the maximum capital gain rate of 20%). In the case of a U.S. Stockholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year (and any such capital gain shall be subject to the maximum capital gain rate of 35%). In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of Host REIT Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from Host REIT that were required to be treated as long-term capital gains.

  1997 Act and IRS Restructuring Act Changes to Capital Gain Taxation. The 1997 Act altered the taxation of capital gain income. Under the 1997 Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum long-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain" and other changes to prior law. The recently enacted IRS Restructuring Act, however, reduced the holding period requirement established by the 1997 Act for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital gain assets after December 31, 1997. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's capital gain rates will apply to sales of capital assets by "pass-through entities" (including REITs, such as Host REIT) and to sales of interests in "pass-through entities." For a discussion of the rules under the 1997 Act that apply to the taxation of distributions by Host REIT to its stockholders that are designated by Host REIT as "capital gain dividends," see "--Distributions by Host REIT" above. Stockholders are urged to consult with their own tax advisors with respect to the rules contained in the 1997 Act and the IRS Restructuring Act.

BACKUP WITHHOLDING FOR HOST REIT DISTRIBUTIONS

  Host REIT will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide Host REIT with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Host REIT may be required to withhold a portion of its capital gain distributions to any U.S. Stockholders who fail to certify their non-foreign status to Host REIT. See "--Taxation of Non-U.S. Stockholders."

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TAXATION OF TAX-EXEMPT STOCKHOLDERS OF HOST REIT

  The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its Host REIT Common Stock as "debt financed property" within the meaning of the Code and such Host REIT Common Stock are not otherwise used in a trade or business, the dividend income from Host REIT will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of Host REIT Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such Host REIT Common Stock as "debt financed property" within the meaning of the Code or has used the Host REIT Common Stock in a trade or business.

  For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host REIT will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host REIT. Such prospective stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

  Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

  A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code (added by the 1993 Act) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or
(b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

  Based on the anticipated ownership of Host REIT Common Stock immediately following the REIT Conversion and as a result of certain limitations on transfer and ownership of Host REIT Common Stock contained in the Host REIT Charter, Host REIT does not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

  The rules governing federal income taxation of the ownership and disposition of Host REIT Common Stock by Non-U.S. Stockholders are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host REIT qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Host REIT Common Stock, including any reporting requirements.

  Distributions by Host REIT. Distributions by Host REIT to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by Host REIT of United States real property interests nor designated

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

by Host REIT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of Host REIT. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Host REIT expects to withhold United States income tax at the rate of 30% on any distribution made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with Host REIT or (ii) a Non-U.S. Stockholder files an IRS Form 4224 with Host REIT claiming that the distribution is effectively connected income.

  Distributions in excess of current or accumulated E&P of Host REIT will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Host REIT Common Stock, but rather will reduce the adjusted basis of such Host REIT Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Host REIT Common Stock, they will give rise to gain from the sale or exchange of its Host REIT Common Stock, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that Host REIT will be required to withhold 10% of any distribution in excess of Host REIT's current and accumulated earnings and profits. Consequently, although Host REIT intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that Host REIT does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) would be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated E&P of Host REIT, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

  Distributions to a Non-U.S. Stockholder that are designated by Host REIT at the time of distribution as capital gain dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in the Host REIT Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above) or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  Pursuant to FIRPTA, distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by Host REIT of United States real property interests (whether or not designated as capital gain dividends) will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. Host REIT is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's federal income tax liability.


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

  Although the law is not entirely clear on the matter, it appears that amounts designated by Host REIT pursuant to the 1997 Act as undistributed capital gains in respect of the Host REIT Common Stock held by U.S. Stockholders (see "--Annual Distribution Requirements Applicable to REITs" above) would be treated with respect to Non-U.S. Stockholders in the manner outlined in the preceding two paragraphs for actual distributions by Host REIT of capital gain dividends. Under that approach, the Non-U.S. Stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host REIT on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host REIT were to exceed their actual United States federal income tax liability).

  Sales of Host REIT Common Stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of Host REIT Common Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Host REIT Common Stock will not constitute a "United States real property interest" so long as Host REIT is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. Host REIT is unable at this time to predict whether it will be a "domestically controlled REIT," and therefore whether the sale of Host REIT Common Stock will be subject to taxation under FIRPTA. Moreover, even if Host REIT initially qualifies as a "domestically controlled REIT," because the Host REIT Common Stock is expected to be publicly traded, no assurance can be given that Host REIT would continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of Host REIT Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

  Even if Host REIT does not qualify as or ceases to be a "domestically controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of Host REIT Common Stock would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if
(i) the Host REIT Common Stock are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE) and (ii) such Non-U.S. Stockholder owned 5% or less of the Host REIT Common Stock throughout the five-year period ending on the date of the sale or exchange. If gain on the sale or exchange of Host REIT Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of the Host REIT Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

  Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gain dividends or
(iii) distributions attributable to gain from the sale or exchange by Host REIT of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Host REIT Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Host REIT Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder

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

and certain other conditions are met or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Host REIT Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A Non-U.S. Stockholder should consult its own advisor regarding the effect of the new Treasury Regulations.

TAX ASPECTS OF HOST REIT'S OWNERSHIP OF OP UNITS

  General. Substantially all of Host REIT's investments will be held through the Operating Partnership, which will hold the Hotels either directly or through the Partnerships or Private Partnerships (which, in turn, may hold Hotels through certain Subsidiary Partnerships (as defined in the following paragraph)). In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host REIT will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host REIT will include its proportionate share of assets held through the Operating Partnership, the Partnerships and Private Partnerships, and any Subsidiary Partnerships. See "--Federal Income Taxation of Host REIT Following the Merger--Ownership of Partnership Interests by a REIT."

  Entity Classification. If the Operating Partnership or any of the partnerships or limited liability companies in which the Operating Partnership or any of the Partnerships or Private Partnerships will have a direct or indirect interest (other than an indirect interest held through an entity treated for federal income tax purposes as a corporation) following the REIT Conversion (the "Subsidiary Partnerships") were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Host REIT's assets and items of gross income would change and could preclude Host REIT from qualifying as a REIT (see "--Federal Income Taxation of Host REIT Following the Merger--Asset Tests Applicable to REITs" and "--Income Tests Applicable to REITs").

  The entire discussion of the federal income tax consequences of the ownership of Host REIT Common Stock is based on the Operating Partnership and all of the Subsidiary Partnerships being classified as a partnership for federal income tax purposes. Pursuant to Treasury Regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither the Operating Partnership nor any of the Subsidiary Partnerships will elect to be treated as a corporation, and therefore, subject to the disclosure below, each will be treated as a partnership for federal income tax purposes (or if it has only one partner or member, disregarded entirely for federal income tax purposes).

  Pursuant to Section 7704 of the Code, however, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," unless at least ninety percent (90%) of its income consists of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded

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

on an established securities market or (ii) the interests in which are readily tradable on a "secondary market (or the substantial equivalent thereof)." OP Units will not be traded on an established securities market. There is a significant risk, however, that after the Unit Redemption Right becomes exercisable, such interests would be considered readily tradable on the substantial equivalent of a secondary market.

  Hogan & Hartson has delivered to Host REIT and the Operating Partnership an opinion stating that, based on certain factual assumptions and representations described in the opinion (including as to the proposed method of operation of the Operating Partnership after the REIT Conversion), the Operating Partnership and each of the Subsidiary Partnerships will be treated as a partnership (or disregarded) for federal income tax purposes (and not treated as an association taxable as a corporation). Hogan & Hartson is of the opinion that, based upon representations by Host REIT and the Operating Partnership as to the expected ownership and operations of the Operating Partnership, even if the Operating Partnership were considered to be a "publicly traded partnership" under the Code because OP Units were considered to be readily tradable on the substantial equivalent of a secondary market, the proposed method of operation of the Operating Partnership is such that it will qualify as a partnership for federal income tax purposes because it will have sufficient "qualifying income." In this regard, the income requirements generally applicable to REITs and the definition of "qualifying income" under
Section 7704 of the Code are similar in most key respects. There is one significant difference, however, that is relevant to the Operating Partnership. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant; under Section 7704 of the Code, however, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

  A substantial majority of the Operating Partnership's income will come from rent payments by the Lessees, which will be indirectly controlled subsidiaries of Crestline. Accordingly, because The Blackstone Group, Host REIT and any owner of 10% or more of Host REIT will own (or be deemed to own) 5% or more of the Operating Partnership, if The Blackstone Group, Host REIT and/or any owner of 10% or more of Host REIT were to own (or be deemed to own) collectively 10% or more of Crestline, none of the rent from the Lessees would be qualifying income for purposes of determining whether the Operating Partnership should be taxed as a corporation. In order to avoid this result, the Crestline Articles of Incorporation expressly provide that no person (or persons acting as a group), including The Blackstone Group, Host REIT and any owner of 10% or more of Host REIT, may own, actually and/or constructively, more than 9.8% by value of the equity in Crestline and the Crestline Articles of Incorporation contain self-executing mechanisms intended to enforce this prohibition. In addition, the Partnership Agreement prohibits any person (or persons acting as a group) or entity (other than The Blackstone Group and Host REIT) from owning, actually and/or constructively, more than 4.9% of the value of the Operating Partnership, and the Host REIT Charter prohibits any person (or persons acting as a group) or entity (including The Blackstone Group and the Marriott family and their affiliated entities as a group) from, subject to certain limited exceptions, owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the total outstanding shares of Host REIT. Assuming that all of these prohibitions are enforced at all times in accordance with their terms (as to which there can be no assurance), then so long as the Operating Partnership's income is such that Host REIT could meet the gross income tests applicable to REITs (see "--Federal Income Taxation of Host REIT Following the Merger--Income Tests Applicable to REITs" and "-- Ownership of Partnership Interests by a REIT"), the Operating Partnership's "qualifying income" should be sufficient for it to avoid being classified as a corporation even if it were considered a publicly traded partnership.

  If the Operating Partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host REIT would not qualify as a REIT because the value of Host REIT's ownership interest in the Operating Partnership would exceed 5% of Host REIT's assets and Host REIT would be considered to hold more than 10% of the voting securities of another corporation (see "--Federal Income Taxation of Host REIT Following the Merger--Asset Tests Applicable to REITs"), which would adversely affect the value of the Host REIT Common Stock (see "--Federal Income Taxation of Host

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

REIT Following the Merger--Failure of Host REIT to Qualify as a REIT"). However, as described above, Hogan & Hartson, counsel to the Operating Partnership, is of the opinion that the proposed method of operation of the Operating Partnership (as represented by the Operating Partnership and Host) is such that it will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation. As noted previously, an opinion of counsel does not bind the courts and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

  Allocations of Operating Partnership Income, Gain, Loss and Deduction. The Partnership Agreement provides that if the Operating Partnership operates at a net loss, net losses shall be allocated to Host REIT and the limited partners in proportion to their respective percentage ownership interests in the Operating Partnership, provided that net losses that would have the effect of creating a deficit balance in a limited partner's capital account (as specially adjusted for such purpose) ("Excess Losses") will be reallocated to Host REIT, as general partner of the Operating Partnership. The Partnership Agreement also provides that, if the Operating Partnership operates at a net profit, net income shall be allocated first to Host REIT to the extent of Excess Losses with respect to which Host REIT has not previously been allocated net income and any remaining net income shall be allocated in proportion to the respective percentage ownership interests of Host REIT and the limited partners. Finally, the Partnership Agreement provides that if the Operating Partnership has preferred units outstanding, income will first be allocated to such preferred units to the extent necessary to reflect and preserve the economic rights associated with such preferred units.

  Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Partnership Agreement and the partnership agreements for the Hotel Partnerships (and any Subsidiary Partnerships) are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations with Respect to the Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Hotels) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution (the "Book-Tax Difference") associated with the property at the time of the contribution. The Partnership Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code.

  In general, the partners of the Operating Partnership (including Host REIT) who contributed depreciated assets having a Book-Tax Difference will be allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause Host REIT to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host REIT's ability to comply with the REIT distribution requirements. See "--Federal Income Taxation of Host REIT Following the Merger--Annual Distribution Requirements Applicable to REITs". However, in light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the OP Contribution, the Partnership

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Mergers, and the Blackstone Acquisition, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, Host, Host REIT and the Operating Partnership believe that it is impossible to predict with any degree of precision the impact that the REIT Conversion will have on the future depreciation allocable by the Operating Partnership to Host REIT.

  In addition, in the event of the disposition of any of the contributed assets which have such a Book-Tax Difference, all income attributable to such Book-Tax Difference generally will be allocated to such partners, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and likely would be retained by the Operating Partnership, rather than distributed to holders of OP Units). Thus, if the Operating Partnership were to sell a Hotel with a Book-Tax Difference that was contributed to the Operating Partnership by Host or Host REIT (including in connection with the OP Contribution), Host REIT generally would be allocated all of the income attributable to such Book-Tax Difference, which could exceed the economic or book income allocated to it as a result of such sale. Such an allocation might cause Host REIT to recognize taxable income in excess of cash proceeds, which might adversely affect Host REIT's ability to comply with the REIT distribution requirements (and could subject Host REIT to a corporate level tax on such gain to the extent the gain is recognized within the 10-year period after the first day of Host REIT's first taxable year as a
REIT). See "--Federal Income Taxation of Host REIT Following the Merger-- Annual Distribution Requirements Applicable to REITs" and "--Federal Income Taxation of Host REIT Following the Merger--General." It should be noted in this regard that as the general partner of the Operating Partnership, Host REIT will determine whether or not to sell a Hotel contributed to the Operating Partnership by Host REIT.

  The Operating Partnership and Host REIT have determined to use generally the traditional method, with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific Hotel were limited by the "ceiling rule" applicable under the traditional method, to account for Book-Tax Differences with respect to the Hotels contributed to the Operating Partnership in connection with the OP Contribution or the Partnership Mergers (although there may be certain exceptions). This method is generally a more favorable method for accounting for Book-Tax Differences from the perspective of those partners (including Host REIT) receiving OP Units in exchange for property with a low basis relative to value at the time of the OP Contribution and the Partnership Mergers and is a less favorable method from the perspective of those partners contributing cash (or "high basis" assets) to the Operating Partnership (including Host REIT, to the extent it contributes cash to the Operating Partnership).

  With respect to any property purchased by the Operating Partnership subsequent to the REIT Conversion, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

OTHER TAX CONSEQUENCES FOR HOST REIT AND ITS STOCKHOLDERS

  Host REIT and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it (through the Operating Partnership) or they transact business or reside. The state and local tax treatment of Host REIT and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of Host REIT should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host REIT.

  A portion of the cash to be used by Host REIT to fund distributions is expected to come from each Non-Controlled Subsidiary through payments of dividends on the shares of such corporation held by the Operating Partnership (and, in some cases, interest on notes held by the Operating Partnership). Each Non-Controlled Subsidiary will pay federal and state income tax at the full applicable corporate rates on its taxable income computed without regard to any deduction for dividends. To the extent that a Non-Controlled Subsidiary is required to pay federal, state or local taxes, the cash otherwise available for distribution by Host REIT to its stockholders will be reduced accordingly.

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

                                 LEGAL MATTERS

  Certain legal matters, including certain tax matters, will be passed upon for Host and Host REIT by Hogan & Hartson. L.L.P.

                                    EXPERTS

  The financial statements and schedule of Host Marriott Corporation and Host Marriott Hotels as of January 2, 1998 and January 3, 1997 and for each of the three years in the period ended January 2, 1998, the financial statements and schedule of HMC Senior Communities, Inc. as of January 2, 1998 and for the period June 21, 1997 (inception) through January 2, 1998, the balance sheet of Host Marriott, L.P. as of June 19, 1998 and the balance sheet of HMC Merger Corporation as of September 28, 1998 included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

  The Board of Directors of Host knows of no other business to be presented at the Special Meeting. In the event that other matters properly come before the Special Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

  Each of the Host Bylaws and Host REIT Bylaws requires the 1999 Annual Meeting to be held in May 1999. The Host Annual Meeting for 1999 (or, if the Merger has been consummated, the Host REIT Annual Meeting for 1999) is tentatively scheduled to be held on Thursday, May 13, 1999. Accordingly, stockholder proposals submitted for presentation at the 1999 Annual Meeting of Stockholders of Host REIT, in the event of the approval of the Agreement and the consummation of the Merger, or the 1999 Annual Meeting of Stockholders of Host, in the event that the Agreement is not approved by Host's stockholders or the Merger is not otherwise consummated because other conditions have not been satisfied, must be submitted in writing by any stockholder who meets the requirements of the proxy rules under the Exchange Act by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Host Marriott Corporation or HMC Merger Corporation, as the case may be, 10400 Fernwood Road, Bethesda, Maryland 20817-1109 and must be received no later than December 4, 1998 to be eligible for inclusion in the proxy materials for that meeting. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of Host Common Stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. Any stockholder proposal received after February 22, 1999 shall be considered untimely, regardless of whether it is submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act or simply to notify the Company of the stockholder's intention to introduce it for action at the meeting. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposals for which notice is not provided in accordance with the foregoing procedures.

  AVAILABLE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Host is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the

Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Host, that file electronically with the Commission. Host Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning Host may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  Host REIT has filed with the Commission a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Host REIT Common Stock to be issued upon the consummation of the Merger pursuant to the Agreement described herein, and this Proxy Statement/Prospectus constitutes the Prospectus of Host REIT with respect to such Host REIT Common Stock. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement and the exhibits thereto.

  Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

  Upon consummation of the REIT Conversion, Host REIT and the Operating Partnership will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or NYSE requirements, if any, holders of the Host REIT Common Stock will receive annual reports containing audited financial statements with a report thereon by Host REIT's and the Operating Partnership's independent public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

  All documents filed with the Commission by Host pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date any such document is filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for all purposes of this Proxy Statement/Prospectus to the extent a statement contained in this Proxy Statement/Prospectus or in any subsequently filed document that also is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

  No persons have been authorized to give any information or to make any representation with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by Host or Host REIT. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Proxy Statement/Prospectus or the affairs of Host or Host REIT since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

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

                                   GLOSSARY

  "100% Participation with No Notes Issued" means all Partnerships participate in the Partnership Mergers and the REIT Conversion and no Notes are issued.

  "100% Participation with Notes Issued" means all Partnerships participate in the Partnership Mergers and the REIT Conversion and every Limited Partner elects to receive Notes.

  "15% Personal Property Test" means the test applied to determine whether a REIT satisfies the requirement under the Code that, in order for rent attributable to the lease of personal property to qualify as "rents from real property," such rent must not account for more than 15% of the total rent received under the lease of real and personal property.

  "1993 Act" means the Omnibus Budget Reconciliation Act of 1993.

  "1993 Employee Benefits Allocation Agreement" means the Employee Benefits and Other Employment Matters Allocation Agreement between Host and Marriott International, as amended.

  "1995 Employee Benefits Allocation Agreement" means the Employee Benefits and Other Employment Matters Allocation Agreement entered into by Host and HM Services that provides for the allocation of certain responsibilities with respect to employee compensation, benefits and labor matters.

  "1997 Act" means the Taxpayer Relief Act of 1997.

  "1998 Employee Benefits Allocation Agreement" means the Employee Benefits and Other Employment Matters Allocation Agreement among Host, the Operating Partnership and Crestline, to be entered into in connection with the REIT Conversion.

  "Acquired Earnings" means undistributed earnings and profits of Host REIT attributable to a "C" corporation taxable year (including accumulated undistributed earnings and profits acquired from Host, some of which may have resulted from either transactions undertaken in contemplation of the REIT Conversion or the REIT Conversion itself).

  "Acquiring Person" means a person or group of affiliated or associated persons.

  "ADA" means the Americans with Disabilities Act.

  "Agreement" means the Agreement and Plan of Merger dated November , 1998 by and among Host, Host REIT and the Operating Partnership, a copy of which is attached hereto as Appendix A.

  "Atlanta Marquis" means Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership, or, as the context may require, such entity together with is subsidiaries, or any of such subsidiaries.

  "Available Cash" means net income plus depreciation and amortization and any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments.

  "Beneficiary" means a qualified charitable organization selected by Host REIT to be the beneficiary of a trust into which excess shares are to be transferred pursuant to the Host REIT Charter.

  "Blackstone" means Blackstone Real Estate Acquisitions L.L.C.

  "Blackstone Acquisition" means the expected acquisition from The Blackstone Entities of ownership of, or controlling interests in, twelve hotels and a mortgage loan secured by a thirteenth hotel in exchange for OP

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

Units, the assumption of certain liabilities and other consideration, including up to 18% of the shares of Crestline common stock, to the extent such acquisition is consummated.

  "Blackstone Entities" means The Blackstone Group, a Delaware limited partnership and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership.

  "Blackstone Hotels" means the twelve upscale and luxury full-service hotel properties expected to be acquired by Host from the Blackstone Entities in the Blackstone Acquisition.

  "Book-Tax Difference" means the difference between the fair market value of property contributed to a partnership at the time of contribution and the adjusted tax basis of such property at the time of such contribution.

  "BT Wolfensohn Opinion" means the written opinion of BT Wolfensohn, which has acted as financial advisor to Host, dated November , 1998.

  "Built-In Gain Asset" means an asset which has been acquired from a C corporation in a transaction in which the basis of the asset in the hands of Host REIT is determined by reference to the basis of the asset in the hands of the C corporation.

  "Chain Services" mean services generally furnished on a central or regional basis to the Hotels. Such services include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level.

  "Chicago Suites" means Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the U.S. Securities and Exchange Commission.

  "Company" means Host (to the extent of its business and assets to be contributed to the Operating Partnership) with respect to the period prior to the REIT Conversion, and Host REIT and the Operating Partnership collectively with respect to the period after the REIT Conversion.

  "Comprehensive Stock Incentive Plan" means the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan, formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan.

  "Control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  "Control shares" means voting shares which, if aggregated with all other such voting shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of the voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

  "Convertible Preferred Securities" means the 6 3/4% Convertible Quarterly Income Preferred Securities issued by Host Marriott Financial Trust, with an aggregate liquidation amount of $550 million, which are guaranteed on a subordinated basis by, and convertible into the common stock of, Host.

  "CPI" means the Consumer Price Index.

  "Crestline" means Crestline Capital Corporation (formerly HMC Senior Communities, Inc.), a Maryland corporation, or, as the context may require, such entity together with the Lessees and its other subsidiaries or any of them, which currently is a wholly-owned subsidiary of Host but will become a separate public company as part of the REIT Conversion when Host or Host REIT distributes the common stock of Crestline to its existing stockholders as part of the Initial E&P Distribution.

  "Debentures" means the 6 3/4% Convertible Subordinated Debentures due December 2, 2026 issued by Host.

  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act.

  "Desert Springs" means Desert Springs Marriott Limited Partnership, a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

  "DGCL" means the Delaware General Corporation Law, as amended.

  "E&P" means earnings and profits.

  "Effective Date" means the date upon which the Reincorporation by means of the Merger is consummated.

  "Effective Time" means the later of the time at which the Articles of Merger with respect to the Merger of Host with and into Host REIT is filed with the SDAT or the Certificate of Merger is filed with the Delaware Secretary of State (or such later time as may be specified in the Articles of Merger) and Certificate of Merger.

  "Excess FF&E" means replacement FF&E that could cause the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee to exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FF&E" means furniture, fixtures and equipment.

  "FF&E Adjustment" means the amount by which the annual Minimum Rent would be reduced in the event that the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee could exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease.

  "FF&E Replacements" means FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

  "Forum Group" means the Forum Group, Inc., which was acquired by Host on June 21, 1997 from Marriott Senior Living Services, Inc., a subsidiary of Marriott International. The Forum Group holds interests in 31 senior living communities.

  "Full Participation Scenario" means the REIT Conversion, including the Blackstone Acquisition, occurs, all the Partnerships participate and no Host REIT Common Stock or Notes are issued.

  "Funds From Operations" or "FFO" as defined by NAREIT means net income computed in accordance with GAAP, excluding gains or losses from debt restructuring and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund the Company's cash needs, including its ability to make distributions. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs.

  "GAAP" means generally accepted accounting principles.

  "Gross Revenues" means proceeds from aggregate sales from a Hotel, including room sales, food and beverage sales and telephone and other income.

  "Hanover" means Hanover Marriott Limited Partnership, a Delaware limited partnership.

  "HM Services" means Host Marriott Services Corporation.

  "HMH Properties" means HMH Properties, Inc.

  "Hogan & Hartson" means Hogan & Hartson L.L.P.

  "Host" means Host Marriott Corporation, a Delaware corporation, and either the general partner or an affiliate of the general partner of each Partnership, or, as the context may require, Host Marriott Corporation together with its subsidiaries or any of such subsidiaries.

  "Host Bylaws" means Host's Amended Bylaws.

  "Host Certificate" means Host's Restated Certificate of Incorporation.

  "Host Common Stock" means shares of the common stock, par value $1.00 per share, of Host.

  "Host Employee/Charitable Trust" means the Host Marriott Statutory Employee/Charitable Trust, a Delaware statutory business trust, the indirect beneficiaries of which with respect to distributions of income are employees of Host REIT eligible to participate in the Comprehensive Stock Incentive Plan (excluding Directors of Host REIT and certain other highly compensated employees) and the beneficiary of which with respect to capital is one or more charitable organizations specified therein. The Host Employee/Charitable Trust and possibly certain other investors will be the owners of the voting stock of the Non-Controlled Subsidiaries.

  "Host REIT" means HMC Merger Corporation, a wholly-owned, newly formed Maryland subsidiary of Host (to be renamed "Host Marriott Corporation" in connection with the Merger), which was formed for the sole purpose of effecting the Reincorporation by means of the Merger, and which will be the sole general partner of the Operating Partnership, and the successor to Host, or, as the context may require, HMC Merger Corporation and the Operating Partnership collectively together with their subsidiaries or any of such subsidiaries.

  "Host REIT Bylaws" means the bylaws of Host REIT attached to the Agreement as Exhibit C.

  "Host REIT Charter" means the Articles of Incorporation of Host REIT that will be in effect upon consummation of the Merger and the other transactions comprising the REIT Conversion, attached to the Agreement as Exhibit B.

  "Host REIT Common Stock" means shares of the common stock, par value $.01 per share, of Host REIT.

  "Host REIT Preferred Stock" means shares of the preferred stock, par value $.01 per share of Host REIT.

  "Host REIT Right" means one preferred stock purchase right issued under the Host REIT Rights Agreement.

  "Host REIT Rights Agreement" means the rights agreement to be adopted by Host REIT substantially as described herein.

  "Host Right" means the right issued under the Host Rights Agreement.

  "Host Rights Agreement" means the rights agreement dated as of February 3, 1989 between Host and the Bank of New York.

  "Hotels" means the approximately 125 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names in which the Company and its subsidiaries are expected initially to have controlling interests or own outright following the REIT Conversion and the Blackstone Acquisition.

  "Impermissible Tenant Service Income" means any amount charged to a tenant for services rendered by Host REIT or its affiliates other than through an independent contractor from whom Host REIT derives no revenue excluding for these purposes services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant."

  "Initial E&P Distribution" means one or more taxable distributions by Host or Host REIT to its stockholders in connection with the REIT Conversion consisting of shares of common stock of Crestline and cash or other consideration in an amount to be determined.

  "Interested Stockholder" means a person who owns 10% or more of the voting power of a corporation's then outstanding shares of capital stock or his affiliate.

  "IRS" means the Internal Revenue Service.

  "IRS Restructuring Act" means the Internal Revenue Service Restructuring and Reform Act of 1998, which was signed into law on July 22, 1998.

  "Leases" means the lease agreements under which the Lessees will lease the Hotels from the Operating Partnership.

  "Lessees" means the entities to which the Operating Partnership will lease the Hotels and who will operate the Hotels under the existing long-term Management Agreements and pay rent to the Operating Partnership.

  "LIBOR" means the London Interbank Offered Rate.

  "Limited Partners" means the limited partners, excluding those affiliated with Host, of the Partnerships that are participating in the Partnership Mergers.

  "Management Agreements" means the existing long-term management agreements pursuant to which the Managers manage the Hotels.

  "Managers" means the subsidiaries of Marriott International and other companies who manage the Hotels on behalf of Host, the Partnerships or the Private Partnerships (and following the REIT Conversion, on behalf of the Lessees) pursuant to the existing Management Agreements.

  "Market Leasing Factor" means the amount used to determine the FF&E Adjustment to Minimum Rent in the event that the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee could exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease. The Market Leasing Factor will be determined for the first two years under a Lease at the time the Lease is executed. Each year thereafter, the Market Leasing Factor will be determined by an independent valuation expert based upon the median of the leasing rates of at least three nationally recognized companies engaged in the business of leasing similar personal property.

  "Marriott International" means Marriott International, Inc., a Delaware corporation.

  "Marriott International Purchase Right" means the right of Marriott International to purchase up to 20% of each class of Host's outstanding voting shares at the then fair market value upon the occurrence of certain change of control events involving Host, which will continue in effect after the Merger until June 2017, subject to certain limitations intended to protect the REIT status of Host REIT.

  "MDAH" means Marriott Diversified American Hotels, L.P., a Delaware limited partnership.

  "Merger" means the proposed merger of Host with and into Host REIT, as described in this Proxy Statement/Prospectus.

  "MGCL" means the Maryland General Corporation Law, as amended.

  "MHP" means Marriott Hotel Properties Limited Partnership, a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

  "MHP2" means Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

  "Minimum Rent" means a fixed dollar amount specified in each lease, less the FF&E Adjustment.

  "NAREIT" means the National Association of Real Estate Investment Trusts,
Inc.

  "New Credit Facility" means the new $1.25 billion credit facility of the Operating Partnership.

  "Non-Controlled Subsidiaries" means the taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, which assets, if owned directly by the Operating Partnership, could jeopardize Host REIT's status as a REIT.

  "Non-U.S. Stockholders" means persons that are, for purposes of federal income taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

  "Note" means an unsecured note of the Operating Partnership which a Limited Partner may elect to receive in connection with the Partnership Mergers in exchange for OP Units.

  "NYSE" means the New York Stock Exchange, Inc.

  "OP Contribution" means the contribution by Host of its wholly-owned full-service hotels, its interests in certain hotel partnerships and certain other assets to the Operating Partnership in exchange for units of limited and general partnership interest in the Operating Partnership and the assumption of liabilities.

  "OP Units" means the limited partnership interests in the Operating
Partnership.

  "Operating Partnership" means Host Marriott, L.P., a Delaware limited partnership, the sole general partner of which will be Host REIT, or, as the context may require, such entity together with its subsidiaries, including the Non-Controlled Subsidiaries, or any of them.

  "Ownership Limit" means the prohibition in the Host REIT Charter against ownership, directly or indirectly or by virtue of the attribution provisions of the Code, by any person or persons acting as a group of more than (i) 9.8% of the lesser of the number or value of shares of Host REIT Common Stock outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding shares of any class or series of Host REIT preferred stock, subject to waiver or modification by Host REIT in certain limited circumstances and to certain limited exceptions for a holder of shares of Host REIT Common Stock solely by reason of the Merger in excess of the Ownership Limit so long as such holder would not own, directly or by attribution under the Code, more than 9.9% by value of the outstanding capital stock of Host REIT as of the Special Merger Ownership Limit Effective Time.

  "Partnership" means any of the eight limited partnerships that own full-service hotels in which Host or its subsidiaries are general partners (Atlanta Marquis, Chicago Suites, Desert Springs, Hanover, MDAH, MHP, MHP2 or PHLP), or, as the context may require, any such entity together with its subsidiaries, or any of such subsidiaries.

  "Partnership Agreement" means the amended and restated agreement of limited partnership of the Operating Partnership.

  "Partnership Mergers" means the acquisition by merger, if and to the extent consummated, of up to eight of the Partnerships that own full-service hotels in which Host or its subsidiaries are general partners in exchange for OP Units (which may be exchanged for Host REIT Common Stock or Notes).

  "Percentage Rent" means an amount of rent based upon specified percentages of aggregate sales (including room sales, food and beverage sales and telephone and other sales) at each Hotel which is subject to a Lease.

  "Person" means an individual, corporation, partnership, limited liability company, trust or other entity.

  "PHLP" means Potomac Hotel Limited Partnership, a Delaware limited partnership.

  "Plan Assets" means the underlying assets of Host REIT which are deemed to be assets of an investing ERISA Plan.

  "Plans" means, collectively, the Host Marriott Corporation 1997
Comprehensive Stock Incentive Plan (formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan), the Host Marriott Corporation Employee Stock Purchase Plan, the Host Marriott Corporation (HMC) Retirement and Savings Plan and the Host Marriott Corporation Executive Deferred Compensation Plan.

  "Private Partnership" means a partnership (other than a Partnership) or limited liability company that owns one or more full-service Hotels and that, prior to the REIT Conversion, is partially but not wholly-owned by Host or one of its subsidiaries. The Private Partnerships are not participating in the Partnership Mergers.

  "Private Partnership Transactions" means the acquisition of the partnership interests from four Private Partnerships that own one or more full-service hotels and that, prior to the REIT Conversion, are partially but not wholly-owned by Host or one of its subsidiaries in exchange for OP Units, if and to the extent such acquisitions are consummated.

  "Prohibited Owner" means a Person holding record title to any shares in excess of the Ownership Limit.

  "Prohibited Transferee" means a Person who would violate the Ownership Limit or any other restriction in the Host REIT Charter because of a transfer of shares of beneficial interest of Host REIT to such Person or any other event.

  "Proxy Statement/Prospectus" means this Proxy Statement/Prospectus, dated November , 1998, including the appendices attached hereto.

  "Recognition Period" means the ten-year period beginning on the date on which a Built-In Gain Asset is acquired by Host REIT.

  "Record Date" means November 13, 1998.

  "Reincorporation" means the reincorporation of Host from the State of Delaware to the State of Maryland by means of the Merger.

  "REIT" means a real estate investment trust.

  "REIT Conversion" means (i) the OP Contribution, (ii) the Reincorporation by means of the Merger, (iii) the Initial E&P Distribution, (iv) the recently completed refinancing and amendment of the debt securities and certain credit facilities of Host substantially in the manner described herein, (v) the Partnership Mergers (if and to the extent consummated), (vi) the Private Partnership Transactions (if and to the extent consummated), (vii) the Blackstone Acquisition (if and to the extent consummated), (viii) the creation and capitalization of the Non-Controlled Subsidiaries, (ix) the leasing of virtually all of the full-service Hotels owned or controlled by the Operating Partnership to the Lessees and (x) such other related transactions described in "The REIT Conversion" and such other steps occurring prior to, concurrent with or within a reasonable time after the Effective Date, as Host may determine in its sole discretion to be necessary or desirable to complete or facilitate the transactions contemplated herein or otherwise to permit Host REIT to elect to be treated as a REIT for federal income tax purposes for the first full taxable year commencing after the REIT Conversion.

  "Related Party Tenant" means a tenant in which Host REIT, or an actual or constructive owner of 10% or more of Host REIT, actually or constructively owns 10% or more of the interests.

  "Restructuring Transactions" means the OP Contribution and the Reincorporation by means of the Merger.

  "REVPAR" means revenue per available room. REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.

  "Rights Distribution Date" means the earlier to occur of (i) 10 days following the Stock Acquisition Date or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding Host REIT Common Stock.

  "SAR" means stock appreciation rights.

  "SDAT" means the Maryland State Department of Assessments and Taxation.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Senior Note Refinancing" means the recently completed refinancing of $1.55 billion of outstanding senior notes through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to facilitate the transactions constituting the REIT Conversion.

  "SFAS" means Statement of Financial Accounting Standard.

  "Special Dividend" means the currently contemplated form of the "other" consideration comprising the Initial E&P Distribution, consisting of a special dividend payable, at each stockholder's election, in cash or Host Common Stock (or Host REIT Common Stock if the Merger has occurred).

  "Special Meeting" means the special meeting of stockholders of Host to be held at the Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, 22102, on December 15, 1998 at 10:00 a.m., local time, and any adjournments or postponements thereof.

  "Special Merger Ownership Limit Effective Time" means 12:01 a.m. (Eastern
Time) on the first day after the Effective Date.

  "Stock Acquisition Date" means the date of a public announcement that an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Host REIT Common Stock.

  "Subsidiary Partnerships" means partnerships or limited liability companies in which either the Operating Partnership, the Partnerships or the Private Partnerships have an interest.

  "Transfer and Exchange Agent" means First Chicago Trust Company of New York, the transfer agent and registrar for Host REIT Common Stock.

  "Treasury Regulations" means the regulations promulgated by the IRS under the Code.

  "U.S. Stockholder" means a holder of Host REIT Common Stock who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all substantial decisions of the trust.

  "UBTI" means unrelated business taxable income.

  "Unit Redemption Right" means the right of Limited Partners who retain OP Units to redeem, beginning one year following the effective date of the Partnership Mergers, their OP Units and receive, at Host REIT's election, either Host REIT Common Stock on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares.

  "UPREIT" means an umbrella partnership real estate investment trust.

                         INDEX TO FINANCIAL STATEMENTS

The following financial information is included on the pages indicated:

                        HISTORICAL FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          -----
HOST MARRIOTT CORPORATION
 Report of Independent Public Accountants................................   F-3
 Consolidated Balance Sheets as of January 2, 1998 and January 3, 1997...   F-4
 Consolidated Statements of Operations for the Fiscal Years Ended January
  2, 1998, January 3, 1997 and December 29, 1995.........................   F-5
 Consolidated Statements of Shareholders' Equity for the Fiscal Years
  Ended January 2, 1998, January 3, 1997 and December 29, 1995...........   F-6
 Consolidated Statement of Cash Flows for the Fiscal Years Ended January
  2, 1998, January 3, 1997 and December 29, 1995.........................   F-7
 Notes to Consolidated Financial Statements..............................   F-8
 Condensed Consolidated Balance Sheet as of September 11, 1998
  (unaudited)............................................................  F-31
 Condensed Consolidated Statements of Operations for the Thirty-Six Weeks
  Ended September 11, 1998 and September 12, 1997 (unaudited)............  F-32
 Condensed Consolidated Statements of Cash Flows for the Thirty-Six Weeks
  Ended September 11, 1998 and September 12, 1997 (unaudited)............  F-33
 Notes to Condensed Consolidated Financial Statements (unaudited)........  F-34
HOST MARRIOTT HOTELS
 Report of Independent Public Accountants................................  F-43
 Combined Consolidated Balance Sheets as of January 2, 1998 and January
  3, 1997................................................................  F-44
 Combined Consolidated Statements of Operations for the Fiscal Years
  Ended January 2, 1998, January 3, 1997 and December 29, 1995...........  F-45
 Combined Consolidated Statements of Cash Flows for the Fiscal Years
  Ended January 2, 1998, January 3, 1997 and December 29, 1995...........  F-46
 Notes to Combined Consolidated Financial Statements.....................  F-47
 Condensed Combined Consolidated Balance Sheet as of September 11, 1998
  (unaudited)............................................................  F-71
 Condensed Combined Consolidated Statements of Operations for the Thirty-
  Six Weeks Ended September 11, 1998 and September 12, 1997 (unaudited)..  F-72
 Condensed Combined Consolidated Statements of Cash Flows for the Thirty-
  Six Weeks Ended September 11, 1998 and September 12, 1997 (unaudited)..  F-73
 Notes to Condensed Combined Consolidated Financial Statements
  (unaudited)............................................................  F-74
HMC SENIOR COMMUNITIES, INC., WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
OF HOST MARRIOTT CORPORATION (TENANT FINANCIAL STATEMENTS)
 Report of Independent Public Accountants................................  F-81
 Consolidated Balance Sheet as of January 2, 1998........................  F-82
 Consolidated Statement of Operations for the Period from June 21, 1997
  (inception) through January 2, 1998....................................  F-83
 Consolidated Statement of Shareholder's Equity for the Period from June
  21, 1997 (inception) through January 2, 1998...........................  F-84
 Consolidated Statement of Cash Flows for the Period from June 21, 1997
  (inception) through January 2, 1998....................................  F-85
 Notes to Consolidated Financial Statements..............................  F-86
 Condensed Consolidated Balance Sheet as of September 11, 1998
  (unaudited)............................................................  F-96
 Condensed Consolidated Statement of Operations for the Thirty-Six Weeks
  Ended September 11, 1998 and the Twelve Weeks Ended September 12, 1997
  (unaudited)............................................................  F-97
 Condensed Consolidated Statement of Cash Flows for the Thirty-Six Weeks
  Ended September 11, 1998 and the Twelve Weeks Ended September 12, 1997
  (unaudited)............................................................  F-98
 Notes to Condensed Consolidated Financial Statements....................  F-99
HOST MARRIOTT L.P.
 Report of Independent Public Accountants................................ F-101
 Balance Sheet as of September 11, 1998 (unaudited) and June 19, 1998.... F-102
 Notes to Balance Sheet.................................................. F-103

                          PAGE
                          -----
HMC MERGER CORPORATION
 Report of Independent
  Public Accountants..... F-105
 Balance Sheet as of
  September 28, 1998..... F-106
 Notes to Balance Sheet.. F-107

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

OPERATING PARTNERSHIP
 Introduction to
  Unaudited Pro Forma
  Financial Statements of
  the Company............ F-108
 100% Participation with
  No Notes Issued
  Pro Forma Balance Sheet
   as of September 11,
   1998(1)............... F-110
  Pro Forma Statement of
   Operations for the
   First Three Quarters
   1998(1)............... F-114
  Pro Forma Statement of
   Operations for Fiscal
   Year 1997(1).......... F-115
  Pro Forma Statement of
   Cash Flows for the
   First Three Quarters
   1998.................. F-120
  Pro Forma Statement of
   Cash Flows for Fiscal
   Year 1997............. F-121
 100% Participation with
  Notes Issued
  Pro Forma Balance Sheet
   as of June 19,
   1998(1)............... F-123
  Pro Forma Statement of
   Operations for the
   First Three Quarters
   1998(1)............... F-127
  Pro Forma Statement of
   Operations for Fiscal
   Year 1997(1).......... F-128
  Pro Forma Statement of
   Cash Flows for the
   First Three Quarters
   1998 ................. F-134
  Pro Forma Statement of
   Cash Flows for Fiscal
   Year 1997............. F-135
 No Partnership
  Participation
  Pro Forma Balance Sheet
   as of September 11,
   1998(1)............... F-137
  Pro Forma Statement of
   Operations for the
   First Three Quarters
   1998(1)............... F-140
  Pro Forma Statement of
   Operations for Fiscal
   Year 1997(1).......... F-141
  Pro Forma Statement of
   Cash Flows for the
   First Three Quarters
   1998.................. F-146
  Pro Forma Statement of
   Cash Flows for Fiscal
   Year 1997............. F-147
HOST REIT
 Introduction to Unau-
  dited Pro Forma Finan-
  cial Statements of Host
  REIT................... F-149
 100% Participation with
  No Notes Issued
  Pro Forma Balance Sheet
   as of September 11,
   1998(1)............... F-150
  Pro Forma Statement of
   Operations for the
   First Three Quarters
   1998(1)............... F-151
  Pro Forma Statement of
   Operations for Fiscal
   Year 1997(1).......... F-152
 100% Participation with
  Notes Issued
  Pro Forma Balance Sheet
   as of September 11,
   1998(1)............... F-155
  Pro Forma Statement of
   Operations for the
   First Three Quarters
   1998(1)............... F-156
  Pro Forma Statement of
   Operations for Fiscal
   Year 1997(1).......... F-157
 No Partnership
  Participation
  Pro Forma Balance Sheet
   as of September 11,
   1998(1)............... F-160
  Pro Forma Statement of
   Operations for the
   First Three Quarters
   1998(1)............... F-161
  Pro Forma Statement of
   Operations for Fiscal
   Year 1997(1).......... F-162
CRESTLINE
 Introduction to
  Unaudited Pro Forma
  Financial Statements of
  Crestline.............. F-164
 All Partnerships
  Participate
  Pro Forma Balance Sheet
   as of September 11,
   1998(1)............... F-166
  Pro Forma Statement of
   Operations for the
   First Three Quarters
   1998(1)............... F-167
  Pro Forma Statement of
   Operations for Fiscal
   Year 1997(1).......... F-168
 No Partnership
  Participation
  Pro Forma Balance Sheet
   as of September 11,
   1998(1)............... F-173
  Pro Forma Statement of
   Operations for the
   First Three Quarters
   1998(1)............... F-174
  Pro Forma Statement of
   Operations for Fiscal
   Year 1997(1).......... F-175

--------

(1) Pro forma statement includes a final column to show the pro forma effect of a delay in the effectiveness of Host's REIT Conversion until January 1, 2000 (the "REIT 2000 Pro Forma").

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying consolidated balance sheets of Host Marriott Corporation and subsidiaries as of January 2, 1998 and January 3, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 2, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Corporation and subsidiaries as of January 2, 1998 and January 3, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 1998, in conformity with generally accepted accounting principles.

  As discussed in Notes 1 and 2 to the consolidated financial statements, in 1995 the Company changed its method of accounting for the impairment of long-lived assets.

                                          Arthur Andersen LLP

Washington, D.C.
February 27, 1998

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      JANUARY 2, 1998 AND JANUARY 3, 1997
                                 (IN MILLIONS)

                                                                  1997   1996
                                                                 ------ ------
                            ASSETS
Property and Equipment, net....................................  $5,217 $3,805
Notes and Other Receivables, net (including amounts due from
 affiliates of $23 million and $156 million, respectively).....      54    297
Due from Managers..............................................      93     89
Investments in Affiliates......................................      13     11
Other Assets...................................................     284    246
Short-term Marketable Securities...............................     354     --
Cash and Cash Equivalents......................................     511    704
                                                                 ------ ------
                                                                 $6,526 $5,152
                                                                 ====== ======
             LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
 Senior Notes Issued by the Company or its Subsidiaries........  $1,585 $1,021
 Mortgage Debt.................................................   1,979  1,529
 Other.........................................................     219     97
                                                                 ------ ------
                                                                  3,783  2,647
Accounts Payable and Accrued Expenses..........................      97     74
Deferred Income Taxes..........................................     508    464
Other Liabilities..............................................     388    290
                                                                 ------ ------
   Total Liabilities...........................................   4,776  3,475
                                                                 ------ ------
Company-obligated Mandatorily Redeemable Convertible Preferred
 Securities of a Subsidiary Trust Holding Company Substantially
 All of Whose Assets are the Convertible Subordinated
 Debentures Due 2026 ("Convertible Preferred Securities")......     550    550
                                                                 ------ ------
Shareholders' Equity
 Common Stock, 600 million shares authorized; 203.8 million
  shares in 1997 and 202.0 million shares in 1996 issued and
  outstanding..................................................     204    202
 Additional Paid-in Capital....................................     947    926
 Retained Earnings (Deficit)...................................      49     (1)
                                                                 ------ ------
   Total Shareholders' Equity..................................   1,200  1,127
                                                                 ------ ------
                                                                 $6,526 $5,152
                                                                 ====== ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995
                 (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                           1997   1996   1995
                                                          ------  -----  -----
REVENUES
 Hotels.................................................. $1,093  $ 717  $ 474
 Senior living communities...............................     37     --     --
 Net gains (losses) on property transactions.............    (11)     1     (3)
 Equity in earnings of affiliates........................      5      3     --
 Other...................................................     23     11     13
                                                          ------  -----  -----
   Total revenues........................................  1,147    732    484
                                                          ------  -----  -----
OPERATING COSTS AND EXPENSES
 Hotels (including Marriott International management fees
  of $162 million, $101 million and $67 million,
  respectively)..........................................    649    461    281
 Senior living communities (including Marriott
  International management fees of $6 million in 1997)...     20     --     --
 Other (including a $60 million write-down of undeveloped
  land in 1995)..........................................     29     38     89
                                                          ------  -----  -----
   Total operating costs and expenses....................    698    499    370
                                                          ------  -----  -----
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE
 EXPENSES AND INTEREST...................................    449    233    114
Minority interest........................................    (32)    (6)    (2)
Corporate expenses.......................................    (47)   (43)   (36)
Interest expense.........................................   (302)  (237)  (178)
Dividends on Convertible Preferred Securities of
 subsidiary trust........................................    (37)    (3)    --
Interest income..........................................     52     48     27
                                                          ------  -----  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES...................................................     83     (8)   (75)
Benefit (provision) for income taxes.....................    (36)    (5)    13
                                                          ------  -----  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS.................     47    (13)   (62)
DISCONTINUED OPERATIONS
 Loss from discontinued operations (net of income tax
  benefit of $3 million in 1995).........................     --     --     (8)
 Provision for loss on disposal (net of income tax
  benefit of $23 million in 1995)........................     --     --    (53)
                                                          ------  -----  -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS.................     47    (13)  (123)
Extraordinary items--Gain (loss) on extinguishment of
 debt (net of income tax expense (benefit) of $1 million
 in 1997 and ($10) million in 1995)......................      3     --    (20)
                                                          ------  -----  -----
NET INCOME (LOSS)........................................ $   50  $ (13) $(143)
                                                          ======  =====  =====
BASIC EARNINGS (LOSS) PER COMMON SHARE:
CONTINUING OPERATIONS.................................... $  .23  $(.07) $(.39)
Discontinued operations (net of income taxes)............     --     --   (.39)
Extraordinary items--Gain (loss) on extinguishment of
 debt (net of income taxes)..............................    .02     --   (.12)
                                                          ------  -----  -----
BASIC EARNINGS (LOSS) PER COMMON SHARE................... $  .25  $(.07) $(.90)
                                                          ======  =====  =====
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
CONTINUING OPERATIONS.................................... $  .23  $(.07) $(.39)
Discontinued operations (net of income taxes)............     --     --   (.39)
Extraordinary items--Gain (loss) on extinguishment of
 debt (net of income taxes)..............................    .01     --   (.12)
                                                          ------  -----  -----
DILUTED EARNINGS (LOSS) PER COMMON SHARE................. $  .24  $(.07) $(.90)
                                                          ======  =====  =====

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995

    COMMON                                CONVERTIBLE        ADDITIONAL
    SHARES                                 PREFERRED  COMMON  PAID-IN   RETAINED
  OUTSTANDING                                STOCK    STOCK   CAPITAL   EARNINGS
  -----------                             ----------- ------ ---------- --------
 (IN MILLIONS)                                        (IN MILLIONS)
               Balance, December 30,
     153.6      1994....................     $ 13      $154     $479     $  64
        --     Net loss.................       --        --       --      (143)
               Distribution of stock of
                Host Marriott Services
        --      Corporation.............       --        --       (4)       95
               Common stock issued for
                the comprehensive stock
                and employee stock
       1.3      purchase plans..........       --         1       16        --
               Conversion of preferred
       4.8      stock to common stock...      (13)        5        8        --
--------------------------------------------------------------------------------
               Balance, December 29,
     159.7      1995....................       --       160      499        16
        --     Net loss.................       --        --       --       (13)
               Adjustment to Host
                Marriott Services
        --      Dividend................       --        --       --        (4)
               Common stock issued for
                the comprehensive stock
                and employee stock
       3.9      purchase plans..........       --         3       17        --
               Common stock issued for
       6.8      warrants exercised......       --         7       42        --
               Common stock issued in
      31.6      stock offering..........       --        32      368        --
--------------------------------------------------------------------------------
               Balance, January 3,
     202.0      1997....................       --       202      926        (1)
        --     Net income...............       --        --       --        50
               Common stock issued for
                the comprehensive stock
                and employee stock
       1.8      purchase plans..........       --         2       21        --
--------------------------------------------------------------------------------
               Balance, January 2,
     203.8      1998....................     $ --      $204     $947     $  49
--------------------------------------------------------------------------------


                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995

                                                          1997    1996   1995
                                                         -------  -----  -----
                                                            (IN MILLIONS)
OPERATING ACTIVITIES
Income (loss) from continuing operations................ $    47  $ (13) $ (62)
Adjustments to reconcile to cash from operations:
 Depreciation and amortization..........................     240    168    122
 Income taxes...........................................     (20)   (35)   (35)
 Amortization of deferred income........................      (4)    (6)    (7)
 Net (gains) losses on property transactions............      19      4     70
 Equity in earnings of affiliates.......................      (5)    (3)    --
 Other..................................................      60     49     33
 Changes in operating accounts:
  Other assets..........................................      60      9     (2)
  Other liabilities.....................................      67     32     (9)
                                                         -------  -----  -----
 Cash from continuing operations........................     464    205    110
 Cash from (used in) discontinued operations............      --     (4)    32
                                                         -------  -----  -----
 Cash from operations...................................     464    201    142
                                                         -------  -----  -----
INVESTING ACTIVITIES
Proceeds from sales of assets...........................      51    373    358
 Less non-cash proceeds.................................      --    (35)   (33)
                                                         -------  -----  -----
Cash received from sales of assets......................      51    338    325
Acquisitions............................................    (596)  (702)  (392)
Capital expenditures:
 Capital expenditures for renewals and replacements.....    (131)   (87)   (56)
 Lodging construction funded by project financing.......      --     (3)   (40)
 New investment capital expenditures....................     (29)   (69)   (64)
Purchases of short-term marketable securities...........    (354)    --     --
Notes receivable collections............................       6     13     43
Affiliate notes receivable and collections, net.........      (6)    21      2
Other...................................................      13    (15)    26
                                                         -------  -----  -----
 Cash used in investing activities from continuing
  operations............................................  (1,046)  (504)  (156)
 Cash used in investing activities from discontinued
  operations............................................      --     --    (52)
                                                         -------  -----  -----
 Cash used in investing activities......................  (1,046)  (504)  (208)
                                                         -------  -----  -----
FINANCING ACTIVITIES
Issuances of debt.......................................     857     46  1,251
Issuances of Convertible Preferred Securities, net......      --    533     --
Issuances of common stock...............................       6    454     13
Scheduled principal repayments..........................     (93)   (82)  (100)
Debt prepayments........................................    (403)  (173)  (960)
Other...................................................      22     28     --
                                                         -------  -----  -----
 Cash from financing activities from continuing
  operations............................................     389    806    204
 Cash used in financing activities from discontinued
  operations............................................      --     --     (4)
                                                         -------  -----  -----
 Cash from financing activities.........................     389    806    200
                                                         -------  -----  -----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    (193)   503    134
CASH AND CASH EQUIVALENTS, beginning of year............     704    201     67
                                                         -------  -----  -----
CASH AND CASH EQUIVALENTS, end of year.................. $   511  $ 704  $ 201
                                                         =======  =====  =====
Non-cash financing activities:
 Assumption of mortgage debt for the acquisition of, or
  purchase of controlling interests in, certain hotel
  properties and senior living communities ............. $   733  $ 696  $ 141
                                                         =======  =====  =====

                See Notes to Consolidated Financial Statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  As of January 2, 1998, Host Marriott Corporation (the "Company") owned, or had controlling interests in, 95 upscale and luxury full-service hotel lodging properties generally located throughout the United States and operated under the Marriott and Ritz-Carlton brand names. Most of these properties are managed by Marriott International, Inc. ("Marriott International"). At that date, the Company also held minority interests in various partnerships that own 242 additional properties, including 22 full-service hotel properties, managed by Marriott International. The Company also owned a portfolio consisting of 30 premier senior living communities as of January 2, 1998, all of which are managed by Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International.

  On December 29, 1995, the Company distributed to its shareholders through a special tax-free dividend (the "Special Dividend") its food, beverage, and merchandise concessions business at airports, on tollroads, and at arenas and other attractions (the "Operating Group"). See Note 2 for a discussion of the Special Dividend. The 1995 consolidated financial statements were restated to reflect the Operating Group as discontinued operations.

  The structure of the Company was substantially altered on October 8, 1993 (the "Marriott International Distribution Date") when the Company distributed the stock of a wholly-owned subsidiary, Marriott International, Inc., in a special dividend (the "Marriott International Distribution"). See Note 14 for a description of the Marriott International Distribution and related transactions.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in affiliates over which the Company has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

 Fiscal Year

  The Company's fiscal year ends on the Friday nearest to December 31. Fiscal years 1997 and 1995 included 52 weeks compared to 53 weeks for fiscal year 1996.

 Revenues and Expenses

  Revenues primarily represent house profit from the Company's hotel properties and senior living communities because the Company has delegated substantially all of the operating decisions related to the generation of house profit from its hotel properties and senior living communities to the manager. Revenues also include net gains (losses) on property transactions and equity in the earnings of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents hotel properties' and senior living communities' operating results, less property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses in the accompanying consolidated financial statements. See Note 18.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The Company has considered the impact of EITF 97-2 on its financial statements and has determined that EITF 97-2 requires the Company to include property-level sales and operating expenses of its hotels and senior living communities in its statements of operations (see Note 18). The Company will adopt EITF 97-2 in the fourth quarter of 1998 with retroactive effect in prior periods to conform to the new presentation. Application of EITF 97-2 to the consolidated financial statements for the fiscal years ended January 2, 1998, January 3, 1997 and December 29, 1995 would have increased both revenues and operating expenses by approximately $1.7 billion, $1.2 billion and $.9 billion, respectively and would have had no impact on operating profit, net income or earnings per share.

 Earnings (Loss) Per Common Share

  Basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding plus other dilutive securities. Diluted earnings per common share has not been adjusted for the impact of the Convertible Preferred Securities for 1997 and 1996 and for the comprehensive stock plan and warrants for 1996 and 1995 as they are anti-dilutive.

  A reconciliation of the number of shares utilized for the calculation of dilutive earnings per common share follows:

                                                               1997  1996  1995
                                                               ----- ----- -----
Weighted average number of common shares outstanding.........  203.1 188.7 158.3
Assuming distribution of common shares granted under compre-
 hensive stock plan, less shares assumed purchased at average
 market price................................................    4.8   --    --
Assuming distribution of common shares issuable for warrants,
 less shares assumed purchased at average market price.......     .3   --    --
                                                               ----- ----- -----
  Shares utilized for the calculation of diluted earnings per share.....................................................  208.2 188.7 158.3
                                                               ===== ===== =====

 International Operations

  The consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates: revenues of $39 million and $18 million and loss before income taxes of $9 million and $2 million in 1997 and 1996, respectively. International revenues and income before income taxes in 1995 were not material.

 Property and Equipment

  Property and equipment is recorded at cost. For newly developed properties, cost includes interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

  Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

  In cases where management is holding for sale particular hotel properties or senior living communities, the Company assesses impairment based on whether the estimated sales price less costs of disposal of each

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES individual property to be sold is less than the net book value. A property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.

 Deferred Charges

  Deferred financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

 Cash, Cash Equivalents and Short-term Marketable Securities

  The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents includes approximately $115 million and $67 million at January 2, 1998 and January 3, 1997, respectively, of cash related to certain consolidated partnerships, the use of which is restricted generally for partnership purposes to the extent it is not distributed to the partners. Short-term marketable securities include investments with a maturity of 91 days to one year at the date of purchase. The Company's short-term marketable securities represent investments in U.S. government agency notes and high quality commercial paper. The short-term marketable securities are categorized as available for sale and, as a result, are stated at fair market value. Unrealized holding gains and losses are included as a separate component of shareholders' equity until realized.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and short-term marketable securities. The Company maintains cash and cash equivalents and short-term marketable securities with various high credit-quality financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Self-Insurance Programs

  Prior to the Marriott International Distribution Date, the Company was self-insured for certain levels of general liability, workers' compensation and employee medical coverage. Estimated costs of these self-insurance programs were accrued at present values of projected settlements for known and anticipated claims. The Company discontinued its self-insurance programs for claims arising subsequent to the Marriott International Distribution Date.

 Interest Rate Swap Agreements

  The Company has entered into a limited number of interest rate swap agreements to diversify certain of its debt to a variable rate or fixed rate basis. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

 New Statements of Financial Accounting Standards

  The Company adopted Statements of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during 1995. Adoption of these statements did not have a material effect on the Company's continuing operations. See Note 2 for a discussion of the adoption of SFAS No. 121 on discontinued operations.

  During 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The adoption of SFAS No. 123 did not have a material effect on the Company's consolidated financial statements. See Note 10.

  During 1997, the Company adopted SFAS No. 128, "Earnings Per Share;" SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the Company's consolidated financial statements and the appropriate disclosures required by these statements have been incorporated herein. The Company will adopt SFAS No. 130, "Reporting Comprehensive Income," in 1998 and does not expect it to have a material effect on the Company's consolidated financial statements.

2. HM SERVICES SPECIAL DIVIDEND

  On December 29, 1995, the Company distributed to its shareholders through the Special Dividend all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a wholly-owned subsidiary of the Company, which, as of the date of the Special Dividend, owned and operated food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions. The Special Dividend provided Company shareholders with one share of common stock of HM Services for every five shares of Company common stock held by such shareholders on the record date of December 22, 1995. The Company recorded approximately $9 million of expenses related to the consummation of the Special Dividend in 1995. Revenues for the Company's discontinued operations totaled $1,158 million in 1995. The provision for loss on disposal includes the operating loss from discontinued operations from August 9, 1995 (measurement date) through December 29, 1995 of $44 million, net of taxes, and estimated expenses related to the Special Dividend of $9 million.

  Effective September 9, 1995, the Company adopted SFAS No. 121, which requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. As a result of the adoption of SFAS No. 121, the Company recognized a non-cash, pre-tax charge during the fourth quarter of 1995 of $47 million. Such charge has been reflected in discontinued operations for fiscal year 1995.

  For purposes of governing certain of the ongoing relationships between the Company and HM Services after the Special Dividend and to provide for an orderly transition, the Company and HM Services entered into various agreements including a Distribution Agreement, an Employee Benefits Allocation Agreement, a Tax Sharing Agreement and a Transitional Services Agreement. Effective as of December 29, 1995, these agreements provide, among other things, for the division between the Company and HM Services of certain assets and liabilities, including but not limited to liabilities related to employee stock and other benefit plans and the establishment of certain obligations for HM Services to issue shares upon exercise of warrants (see Note 7) and to issue shares or pay cash to the Company upon exercise of stock options held by certain former employees of the Company (see Note 10).

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Land and land improvements................................... $  521  $  349
   Buildings and leasehold improvements.........................  4,796   3,507
   Furniture and equipment......................................    710     548
   Construction in progress.....................................     35      82
                                                                 ------  ------
                                                                  6,062   4,486
   Less accumulated depreciation and amortization...............   (845)   (681)
                                                                 ------  ------
                                                                 $5,217  $3,805
                                                                 ======  ======

  Interest cost capitalized in connection with the Company's development and construction activities totaled $1 million in 1997, $3 million in 1996 and $5 million in 1995.

  In 1997, the Company, through an agreement with the ground lessor of one of its properties terminated its ground lease and recorded a $15 million loss on the write-off of its investment, including certain transaction costs, which has been included in net gains (losses) on property transactions in the accompanying consolidated financial statements.

  In 1996, the Company recorded additional depreciation expense of $15 million as a result of a change in the estimated depreciable lives and salvage values for certain hotel properties. Also, in 1996, the Company recorded a $4 million charge to write down an undeveloped land parcel to its net realizable value based on its expected sales value.

  In 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale and recorded a $10 million charge to write down the carrying value of five of these individual properties to their estimated net realizable values. In the fourth quarter of 1995, management instituted a program to liquidate certain non-income producing assets and to reinvest the proceeds in the acquisition of full-service hotels. As part of this program, management determined that a 174-acre parcel of undeveloped land in Germantown, Maryland that was to be developed into an office project over an extended period of time would no longer be developed and instead decided to attempt to sell the property. Accordingly, the Company recorded a pre-tax charge of $60 million in the fourth quarter of 1995 to reduce the asset to its estimated sales value. In 1997, the Company sold a portion of the land parcel at its approximate net book value of $11 million.

4. INVESTMENTS IN AND RECEIVABLES FROM AFFILIATES

  Investments in and receivables from affiliates consist of the following:

                                                     OWNERSHIP
                                                     INTERESTS  1997    1996
                                                     --------- ------  -------
                                                               (IN MILLIONS)
   Equity investments
    Hotel partnerships which own 22 full-service
     Marriott Hotels, 120 Courtyard hotels, 50
     Residence Inns and 50 Fairfield Inns operated
     by Marriott International, as of January 2,
     1998...........................................   1%-50%  $   13  $    11
   Notes and other receivables, net.................      --       23      156
                                                               ------  -------
                                                               $   36  $   167
                                                               ======  =======

  Hotel properties owned by affiliates generally were acquired from the Company in connection with limited partnership offerings. The Company or one of its subsidiaries typically serve as a general partner of each partnership and the hotels are operated by Marriott International under long-term agreements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  In 1997, the Company acquired all of the outstanding interests in the Chesapeake Hotel Limited Partnership ("CHLP") that owns six hotels and acquired controlling interests in four affiliated partnerships for approximately $550 million, including the assumption of approximately $410 million of debt. These affiliated partnerships included the partnerships that own the 353-room Hanover Marriott; the 884-room Marriott's Desert Springs Resort and Spa; the Marriott Hotel Properties Limited Partnership ("MHPLP") that owns the 1,503-room Marriott Orlando World Center and a 50.5% interest in the 624-room Marriott Harbor Beach Resort; and the partnership that owns the 418-unit Leisure Park retirement community. Subsequent to year-end, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including the assumption of $164 million of mortgage debt.

  In 1996, the Company purchased controlling interests in four affiliated partnerships for $640 million, including $429 million of existing debt. These affiliated partnerships included the partnership that owns the 1,355-room San Diego Marriott Hotel and Marina; the Marriott Hotel Properties II Limited Partnership that owns the 1,290-room New Orleans Marriott, the 999-room San Antonio Marriott Rivercenter, the 368-room San Ramon Marriott, and a 50% limited partner interest in the 754-room Santa Clara Marriott; the Marriott Suites Limited Partnership that owns four hotels; and the partnership that owns the 510-room Salt Lake City Marriott.

  Receivables from affiliates are reported net of reserves of $144 million at January 2, 1998 and $227 million at January 3, 1997. Receivables from affiliates at January 2, 1998 include a $10 million debt service guarantee for the partnership that owns the Atlanta Marriott Marquis, which was repaid in early 1998. Receivables from affiliates at January 3, 1997 included a $140 million mortgage note at 9% that amortizes through 2003, which was eliminated in the consolidation of CHLP in 1997. The Company has committed to advance additional amounts to affiliates, if necessary, to cover certain debt service requirements. Such commitments are limited, in the aggregate, to an additional $60 million at January 2, 1998. Subsequent to January 2, 1998, this amount was reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the Atlanta Marriott Marquis. Net amounts repaid to the Company under these commitments totaled $2 million and $13 million in 1997 and 1996, respectively. Net amounts funded by the Company totaled $10 million in 1997 and $8 million in 1995. There were no fundings in 1996.

  The Company's pre-tax income from affiliates includes the following:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
   Interest income............................................... $11  $17  $16
   Equity in net income..........................................   5    3  --
                                                                  ---  ---  ---
                                                                  $16  $20  $16
                                                                  ===  ===  ===

  Combined summarized balance sheet information for the Company's affiliates follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Property and equipment....................................... $1,991  $2,636
   Other assets.................................................    284     334
                                                                 ------  ------
     Total assets............................................... $2,275  $2,970
                                                                 ======  ======
   Debt, principally mortgages.................................. $2,185  $2,855
   Other liabilities............................................    412     672
   Partners' deficit............................................   (322)   (557)
                                                                 ------  ------
     Total liabilities and partners' deficit.................... $2,275  $2,970
                                                                 ======  ======

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Combined summarized operating results for the Company's affiliates follow:

                                                            1997   1996   1995
                                                            -----  -----  -----
                                                              (IN MILLIONS)
   Revenues................................................ $ 610  $ 737  $ 770
   Operating expenses:
    Cash charges (including interest)......................  (381)  (465)  (506)
    Depreciation and other non-cash charges................  (192)  (230)  (240)
                                                            -----  -----  -----
   Income before extraordinary items.......................    37     42     24
   Extraordinary items--forgiveness of debt................    40     12    181
                                                            -----  -----  -----
     Net income............................................ $  77  $  54  $ 205
                                                            =====  =====  =====

  In December 1997, the Company, on behalf of six of its subsidiaries, filed a preliminary Prospectus/Consent Solicitation with the Securities and Exchange Commission, which describes the potential consolidation of six limited partnerships, including 219 limited-service hotel properties, into a single operating partnership and the formation of a new general partner which would intend to qualify as a real estate investment trust ("REIT"). Completion of this transaction is subject to several major contingencies, including a vote by the partners in each partnership, and no assurance can be given that the transaction will be consummated.

5. DEBT

  Debt consists of the following:

                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
   Properties Notes, with a rate of 9 1/2% due May 2005.........  $  600 $  600
   New Properties Notes, with a rate of 8 7/8% due July 2007....     600    --
   Acquisitions Notes, with a rate of 9% due December 2007......     350    350
   Senior Notes, with an average rate of 9 3/4% at January 2,
    1998, maturing through 2012.................................      35     71
                                                                  ------ ------
     Total Senior Notes.........................................   1,585  1,021
                                                                  ------ ------
   Mortgage debt (non-recourse) secured by $3.0 billion of real estate assets, with an average rate of 8.6% at January 2,
    1998, maturing through 2022.................................   1,957  1,529
   Line of Credit, secured by $500 million of real estate
    assets, with a variable rate of Eurodollar plus 1.7% or Base
    Rate (as defined) plus 0.7% at the option of the Company
    (7.6% at January 2, 1998) due March 1998....................      22    --
                                                                  ------ ------
     Total Mortgage Debt........................................   1,979  1,529
                                                                  ------ ------
   Other notes, with an average rate of 8% at January 2, 1998,
    maturing through 2027.......................................     200     86
   Capital lease obligations....................................      19     11
                                                                  ------ ------
     Total Other................................................     219     97
                                                                  ------ ------
                                                                  $3,783 $2,647
                                                                  ====== ======

  In May 1995, HMH Properties, Inc. ("Properties"), a wholly-owned subsidiary of Host Marriott Hospitality, Inc., issued an aggregate of $600 million of 9 1/2% senior secured notes (the "Properties Notes"). The bonds were issued in conjunction with a concurrent $400 million offering by a subsidiary of the Company's discontinued HM Services' business at par, and have a final maturity of May 2005. The net proceeds were used

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES to defease, and subsequently redeem, all of the senior notes issued by Host Marriott Hospitality, Inc. and to repay borrowings under the line of credit with Marriott International. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in 1995 of $17 million, net of taxes, related to continuing operations.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect, wholly-owned subsidiary of the Company, issued $350 million of 9% senior notes (the "Acquisitions Notes"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. A portion of the net proceeds were utilized to repay in full the outstanding borrowings under the $230 million revolving line of credit (the "Acquisition Revolver"), which was then terminated. In connection with the termination of the Acquisition Revolver, the Company recognized an extraordinary loss in 1995 of $3 million, net of taxes.

  On July 10, 1997, Properties and Acquisitions completed consent solicitations (the "Consent Solicitations") with holders of their senior notes to amend certain provisions of their senior notes' indentures. The Consent Solicitations facilitated the merger of Acquisitions with and into Properties (the "Merger"). The amendments to the indentures also increased the ability of Properties to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold required to permit Properties to make distributions to affiliates.

  Concurrent with the Consent Solicitations and the Merger, Properties issued an aggregate of $600 million of 8 7/8% senior notes (the "New Properties Notes") at par with a maturity of July 2007. Properties received net proceeds of approximately $570 million, net of the costs of the Consent Solicitations and the Offering, which will be used to fund future acquisitions of, or the purchase of interests in, full-service hotels and other lodging-related properties, which may include senior living communities, as well as for general corporate purposes.

  The Properties Notes, the Acquisitions Notes and the New Properties Notes are guaranteed on a joint and several basis by certain of Properties' subsidiaries and rank pari passu in right of payment with all other existing future senior indebtedness of Properties. Properties was the owner of 58 of the Company's 95 lodging properties at January 2, 1998.

  The net assets of Properties at January 2, 1998 were approximately $518 million, substantially all of which were restricted. The indentures governing the Properties Notes, the Acquisitions Notes and the New Properties Notes contain covenants that, among other things, limit the ability to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of subsidiaries, and enter into certain mergers and consolidations.

  During 1997, the Company, through a newly-created, wholly-owned subsidiary, HMC Capital Resources Corporation ("Capital Resources"), entered into a revolving line of credit agreement (the "Line of Credit") with a group of commercial banks under which it may borrow up to $500 million for the acquisition of lodging real estate and for the Company's working capital purposes. On June 19, 2000, any outstanding borrowings on the Line of Credit convert to a term loan arrangement with all unpaid advances due June 19, 2004. Borrowings under the Line of Credit bear interest at either the Eurodollar rate plus 1.7% or the Base Rate (as defined in the agreement) plus 0.7%, at the option of the Company. An annual fee of 0.35% is charged on the unused portion of the commitment. The Line of Credit was originally secured by six hotel properties contributed to Capital Resources, with a carrying value of approximately $500 million as of January 2, 1998, and is guaranteed by the Company. As a result of this transaction, the Company terminated its line of credit with Marriott International. As of January 2, 1998, outstanding borrowings on the Line of Credit were approximately $22 million as a result of a borrowing to fund the acquisition of the Ontario Airport Marriott.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The Company also purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott in 1997. The Company purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes.

  In 1997, the Company incurred approximately $418 million of mortgage debt in conjunction with the acquisition of 11 hotels. In connection with the acquisition of the outstanding common stock of Forum Group, Inc. (the "Forum Group") in June 1997 (see Note 12), the Company also assumed debt of approximately $270 million. The $270 million of debt is comprised of secured debt of approximately $198 million and unsecured debt of approximately $72 million ($59 million of which was provided by Marriott International). In 1997, the Company completed $56 million of the $107 million expansion plan for the Forum Group properties. As a result, an additional $33 million of debt financing has been provided by Marriott International, and Marriott International may provide additional financing as the expansion plan is completed. The Company also assumed approximately $15 million of debt in conjunction with the acquisition of the Leisure Park retirement community.

  In conjunction with the construction of the Philadelphia Marriott, which was completed and opened in January 1995, the Company obtained first mortgage financing from Marriott International for 60% of the construction and development costs of the hotel. In the fourth quarter of 1996, the Company repaid the $109 million mortgage, prior to the rate increasing to 10% per annum with an additional 2% deferred, with the proceeds from the convertible preferred securities offering discussed in Note 6. In the first quarter of 1997, the Company obtained $90 million in first mortgage financing from two insurance companies secured by the Philadelphia Marriott. The mortgage bears interest at a fixed rate of 8.49% and matures in April 2009.

  In December 1997, the Company successfully completed the refinancing of the MHPLP mortgage debt for approximately $152 million. The new mortgage bears interest at 7.48% and matures in January 2008. In connection with the refinancing, the Company recognized an extraordinary loss of $2 million, which represents payment of a prepayment penalty and the write-off of unamortized deferred financing fees, net of taxes.

  At January 2, 1998, the Company was party to an interest rate exchange agreement with a financial institution (the contracting party) with an aggregate notional amount of $100 million. Under this agreement, the Company collects interest based on specified floating interest rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998 in conjunction with the maturity of the mortgage on the New York Marriott Marquis. Also in 1997, the Company was party to two additional interest rate swap agreements with an aggregate notional amount of $400 million which expired in May 1997. The Company realized a net reduction of interest expense of $1 million in 1997, $6 million in 1996 and $5 million in 1995 related to interest rate exchange agreements. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt rating for the contracting party is A-. The Company is exposed to credit loss equal to the accrued interest receivable on the notional amount of interest rate exchange agreements outstanding ($0 at January 2, 1998), in the event of non-performance by the contracting party to the interest rate swap agreements; however, the Company does not anticipate non-performance by the contracting party.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The Company's debt balance at January 2, 1998, includes $232 million of debt that is recourse to the parent company. Aggregate debt maturities at January 2, 1998, excluding capital lease obligations, are (in millions):

     1998................................................................ $  371
     1999................................................................     58
     2000................................................................    135
     2001................................................................    220
     2002................................................................    158
     Thereafter..........................................................  2,822
                                                                          ------
                                                                          $3,764
                                                                          ======

  Cash paid for interest for continuing operations, net of amounts capitalized, was $286 million in 1997, $220 million in 1996 and $177 million in 1995. Deferred financing costs, which are included in other assets, amounted to $97 million and $61 million, net of accumulated amortization, as of January 2, 1998 and January 3, 1997, respectively. Amortization of deferred financing costs totaled $7 million, $5 million and $4 million in 1997, 1996 and 1995, respectively.

6. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST HOLDING COMPANY SUBSTANTIALLY ALL OF WHOSE ASSETS ARE THE CONVERTIBLE SUBORDINATED DEBENTURES DUE 2026

  In December 1996, Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of the Company, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by the Company to the extent the Issuer has funds available therefor. This guarantee, when taken together with the Company's obligations under the indenture pursuant to which the Debentures were issued, the Debentures, the Company's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by the Company. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of the Company's guarantee described above; the Company's management has concluded that such financial statements are not material to investors and the Issuer is wholly-owned and essentially has no independent operations.

  Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Company common stock at the rate of 2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Company common stock). The Debentures are convertible at the option of the holders into shares of Company common stock at a conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 1997 and 1996, no shares were converted into common stock.

  Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. The Company may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, the Company will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

  Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by the Company of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

7. SHAREHOLDERS' EQUITY

  Six hundred million shares of common stock, with a par value of $1 per share, are authorized, of which 203.8 million and 202.0 million were issued and outstanding as of January 2, 1998 and January 3, 1997, respectively. One million shares of no par value preferred stock are authorized with none outstanding. During 1995, substantially all outstanding shares of such preferred stock were converted into approximately five million shares of common stock with the remainder defeased.

  On March 27, 1996, the Company completed the issuance of 31.6 million shares of common stock for net proceeds of nearly $400 million.

  In connection with a class action settlement, the Company issued warrants to purchase up to 7.7 million shares of the Company's common stock at $8.00 per share through October 8, 1996 and $10.00 per share thereafter. During 1996,
6.8 million warrants were exercised at $8.00 per share and an equivalent number of shares of Company common stock were issued. During 1997, approximately 60,000 warrants were exercised at $10.00 per share and an equivalent number of shares of Company common stock were issued. As of January 2, 1998, there were approximately 550,000 warrants outstanding.

  In February 1989, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of the Company's common stock. Each right entitles the holder to buy 1/1,000th of a share of a newly issued series of junior participating preferred stock of the Company at an exercise price of $150 per share. The rights will be exercisable 10 days after a person or group acquires beneficial ownership of at least 20%, or begins a tender or exchange offer for at least 30%, of the Company's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are non-voting and will expire on February 2, 1999, unless exercised or previously redeemed by the Company for $.01 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquiror having a value of twice the exercise price of the right.

8. INCOME TAXES

  Total deferred tax assets and liabilities at January 2, 1998 and January 3, 1997 were as follows:

                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
   Deferred tax assets......................................... $  158  $  139
   Deferred tax liabilities....................................   (666)   (603)
                                                                ------  ------
     Net deferred income tax liability......................... $ (508) $ (464)
                                                                ======  ======

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 and January 3, 1997 follows:

                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
   Investments in affiliates................................... $ (310) $ (303)
   Property and equipment......................................   (200)   (135)
   Safe harbor lease investments...............................    (65)    (73)
   Deferred tax gain...........................................    (92)    (92)
   Reserves....................................................    103      97
   Alternative minimum tax credit carryforwards................     41      26
   Other, net..................................................     15      16
                                                                ------  ------
     Net deferred income tax liability......................... $ (508) $ (464)
                                                                ======  ======

  The provision (benefit) for income taxes consists of:

                                                                 1997 1996  1995
                                                                 ---- ----  ----
                                                                 (IN MILLIONS)
   Current--Federal............................................. $19  $(2)  $  7
       -- State.................................................   4    3      3
       -- Foreign...............................................   3    3     --
                                                                 ---  ---   ----
                                                                  26    4     10
                                                                 ---  ---   ----
   Deferred-- Federal...........................................   8    2    (23)
       -- State.................................................   2   (1)    --
                                                                 ---  ---   ----
                                                                  10    1    (23)
                                                                 ---  ---   ----
                                                                 $36  $ 5   $(13)
                                                                 ===  ===   ====

  At January 2, 1998, the Company had approximately $41 million of alternative minimum tax credit carryforwards available which do not expire.

  Through 1997, the Company settled with the Internal Revenue Service ("IRS") substantially all issues for tax years 1979 through 1993. The Company expects to resolve any remaining issues with no material impact on the consolidated financial statements. The Company made net payments to the IRS of approximately $10 million and $45 million in 1997 and 1996, respectively, related to these settlements. Certain adjustments totaling approximately $2 million and $11 million in 1996 and 1995, respectively, were made to the tax provision related to those settlements.

  A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate follows:

                                                           1997  1996    1995
                                                           ----  -----   -----
   Statutory Federal tax rate............................. 35.0% (35.0)% (35.0)%
   State income taxes, net of Federal tax benefit.........  4.9   21.7     2.5
   Tax credits............................................ (2.7)    --    (0.1)
   Additional tax on foreign source income................  6.0   40.8      --
   Tax contingencies......................................   --   25.0    14.6
   Permanent items........................................   .1    9.0      --
   Other, net.............................................   .1    1.0     0.7
                                                           ----  -----   -----
     Effective income tax rate............................ 43.4%  62.5 % (17.3)%
                                                           ====  =====   =====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  As part of the Marriott International Distribution and the Special Dividend, the Company, Marriott International and HM Services entered into tax-sharing agreements which reflect each party's rights and obligations with respect to deficiencies and refunds, if any, of Federal, state or other taxes relating to the businesses of the Company, Marriott International and HM Services prior to the Marriott International Distribution and the Special Dividend.

  Cash paid for income taxes, including IRS settlements, net of refunds received, was $56 million in 1997, $40 million in 1996 and $22 million in 1995.

9. LEASES

  The Company leases certain property and equipment under non-cancelable operating and capital leases. Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
                                                                 (IN MILLIONS)
   1998.......................................................   $ 3    $  115
   1999.......................................................     3       112
   2000.......................................................     3       109
   2001.......................................................     3       106
   2002.......................................................     3       103
   Thereafter.................................................    16     1,361
                                                                 ---    ------
   Total minimum lease payments...............................    31    $1,906
                                                                        ======
   Less amount representing interest..........................    12
                                                                 ---
     Present value of minimum lease payments..................   $19
                                                                 ===

  As discussed in Note 12, the Company sold and leased back 37 of its Courtyard properties in 1995 and an additional 16 Courtyard properties in 1996 to a REIT. Additionally, in 1996, the Company sold and leased back 18 of its Residence Inns to the same REIT. These leases, which are accounted for as operating leases and are included above, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of the Company. Minimum rent payments are $51 million annually for the Courtyard properties and $17 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to the owner under the terms of the leases.

  Leases also include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provision for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts.

  Certain of the lease payments included in the table above relate to facilities used in the Company's former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals of $124 million payable to the Company under non-cancelable subleases.

  The Company remains contingently liable at January 2, 1998 on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $110 million at January 2, 1998. However, management considers the likelihood of any substantial funding related to these leases to be remote.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Rent expense consists of:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
   Minimum rentals on operating leases........................... $ 98 $83  $34
   Additional rentals based on sales.............................   20  16   17
                                                                  ---- ---  ---
                                                                  $118 $99  $51
                                                                  ==== ===  ===

10. EMPLOYEE STOCK PLANS

  At January 2, 1998, the Company has two stock-based compensation plans which are described below. Under the comprehensive stock plan (the "Comprehensive Plan"), the Company may award to participating employees (i) options to purchase the Company's common stock, (ii) deferred shares of the Company's common stock and (iii) restricted shares of the Company's common stock. In addition, the Company has an employee stock purchase plan (the "Employee Stock Purchase Plan"). The principal terms and conditions of the two plans are summarized below.

  Total shares of common stock reserved and available for issuance under employee stock plans at January 2, 1998 are:

                                                                   (IN MILLIONS)
   Comprehensive Plan.............................................       28
   Employee Stock Purchase Plan...................................        3
                                                                        ---
                                                                         31
                                                                        ===

  Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Options granted before May 11, 1990 expire 10 years after the date of grant and nonqualified options granted on or after May 11, 1990 expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International Distribution, the Company issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies.

  The Company continues to account for expense under its plans under the provisions of Accounting Principle Board Opinion 25 and related interpretations as permitted under SFAS No. 123. Accordingly, no compensation cost has been recognized for its fixed stock options under the Comprehensive Plan and its Employee Stock Purchase Plan.

  For purposes of the following disclosures required by SFAS No. 123, the fair value of each option granted has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rate of 6.2%, 6.6% and 6.8%, respectively, volatility of 35%, 36% and 37%, respectively, expected lives of 12 years and no dividend yield. The weighted average fair value per option granted during the year was $13.13 in 1997, $8.68 in 1996 and $5.76 in 1995.

  Pro forma compensation cost for 1997, 1996 and 1995 would have reduced (increased) net income (loss) by approximately $330,000, ($150,000) and ($5,000), respectively. Basic and diluted earnings per share on a pro forma basis were not impacted by the pro forma compensation cost in 1997, 1996 and 1995.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The effects of the implementation of SFAS No. 123 are not representative of the effects on reported net income in future years because only the effects of stock option awards granted in 1995, 1996 and 1997 have been considered.

  In connection with the Special Dividend, the then outstanding options held by current and former employees of the Company were redenominated in both Company and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. For all options held by certain current and former employees of Marriott International, the number and exercise price of the options were adjusted based on the trading prices of shares of the Company's common stock immediately before and after the Special Dividend. Therefore, the options outstanding reflect these revised exercise prices. Pursuant to the Distribution Agreement between the Company and HM Services, the Company has the right to receive up to 1.4 million shares of HM Services' common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. As of January 2, 1998, the Company valued this right at approximately $20 million, which is included in other assets. A summary of the status of the Company's stock option plan for 1997, 1996 and 1995 follows:

                                      1997                         1996                         1995
                          ---------------------------- ---------------------------- ----------------------------
                                           WEIGHTED                     WEIGHTED                     WEIGHTED
                             SHARES        AVERAGE        SHARES        AVERAGE        SHARES        AVERAGE
                          (IN MILLIONS) EXERCISE PRICE (IN MILLIONS) EXERCISE PRICE (IN MILLIONS) EXERCISE PRICE
                          ------------- -------------- ------------- -------------- ------------- --------------
Balance, at beginning of
 year...................       8.3           $ 4           10.0           $ 4           11.7           $ 4
Granted.................        .1            20             .2            13             --            --
Exercised...............      (1.6)            4           (1.9)            4           (2.3)            4
Forfeited/Expired.......        --            --             --            --            (.3)            4
Adjustment for Special
 Dividend...............        --            --             --            --             .9             4
                              ----                         ----                         ----
Balance, at end of
 year...................       6.8             4            8.3             4           10.0             4
                              ====                         ====                         ====
Options exercisable at
 year-end...............       6.4                          7.6                          8.5

  The following table summarizes information about stock options outstanding at January 2, 1998:

                         OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
              ----------------------------------------- ------------------------
                  SHARES          WEIGHTED     WEIGHTED     SHARES      WEIGHTED
   RANGE OF     OUTSTANDING       AVERAGE      AVERAGE    EXERCISABLE   AVERAGE
   EXERCISE         AT           REMAINING     EXERCISE       AT        EXERCISE
    PRICES    JANUARY 2, 1998 CONTRACTUAL LIFE  PRICE   JANUARY 2, 1998  PRICE
   --------   --------------- ---------------- -------- --------------- --------
     1-3            4.4               9          $ 2          4.4         $ 2
     4-6            1.7               4            6          1.7           6
     7-9             .4              12            9           .3           9
    10-12            .1              14           12           --          --
    13-15            .1              14           15           --          --
    19-22            .1              15           20           --          --
                    ---                                       ---
                    6.8                                       6.4
                    ===                                       ===

  Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Deferred stock incentive plan shares granted in 1990 and prior years generally vest in annual installments commencing one year after the date of grant and continuing for 10 years. Employees also could elect to forfeit one-fourth of their deferred stock incentive plan award in exchange for accelerated vesting over a 10-year period. The Company accrues compensation expense for the fair market

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES value of the shares on the date of grant, less estimated forfeitures. In 1997, 1996 and 1995, 14,000, 13,000 and 158,000 shares were granted, respectively, under this plan. The compensation cost that has been charged against income for deferred stock was $1 million in 1995 and was not material in 1996 and 1997. The weighted average fair value per share granted during each year was $15.81 in 1997, $11.81 in 1996 and $8.49 in 1995.

  In 1993, 3,537,000 restricted stock plan shares under the Comprehensive Plan were issued to officers and key executives to be distributed over the next three to 10 years in annual installments based on continued employment and the attainment of certain performance criteria. The Company recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of the Company's common stock. In 1997 and 1996, 198,000 and 2,511,000 shares of additional restricted stock plan shares were granted to certain key employees under terms and conditions similar to the 1993 grants. Approximately 161,000 and 500,000 shares were forfeited in 1996 and 1995, respectively. There were no shares forfeited in 1997. The Company recorded compensation expense of $13 million, $11 million and $5 million in 1997, 1996 and 1995, respectively, related to these awards. The weighted average fair value per share granted during each year was $16.88 in 1997 and $14.01 in 1996. There were no restricted stock plan shares granted in 1995.

  Under the terms of the Employee Stock Purchase Plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

11. PROFIT SHARING AND POSTEMPLOYMENT BENEFIT PLANS

  The Company contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by the Company is determined annually by the Board of Directors. The Company provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material in 1995 through 1997.

12. ACQUISITIONS AND DISPOSITIONS

  In 1997, the Company acquired eight full-service hotels totaling 3,600 rooms for approximately $145 million. In addition, the Company acquired controlling interests in nine full-service hotels totaling 5,024 rooms for approximately $621 million, including the assumption of approximately $418 million of debt. The Company also completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996.

  Also in 1997, the Company acquired the outstanding common stock of the Forum Group from MSLS (29 senior living communities) for approximately $460 million, including approximately $270 million in debt, as described in Note 5. In addition, the Company plans to add approximately 1,060 units to these communities for approximately $107 million through an expansion plan which will be completed in 1999. In 1997, approximately $56 million of the expansion plan had been completed (including approximately $33 million of debt financing provided by Marriott International). The Company also acquired 49% of the remaining 50% interest in the partnership which owned the 418-unit Leisure Park retirement community for approximately $23 million, including the assumption of approximately $15 million of debt.

  In 1996, the Company acquired six full-service hotels totaling 1,964 rooms for an aggregate purchase price of approximately $189 million. In addition, the Company acquired controlling interests in 17 full-service hotels totaling 8,917 rooms for an aggregate purchase price of approximately $1.1 billion, including the assumption of approximately $696 million of debt. The Company also purchased the first mortgage of the 504-room New York Marriott Financial Center for approximately $101 million.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  In 1995, the Company acquired nine full-service hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million.

  During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold and leased back from a REIT for approximately $330 million. The Company received net proceeds from the two transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

  In the first and second quarters of 1996, the Company completed the sale and leaseback of 16 of its Courtyard properties and 18 of its Residence Inn properties for $349 million. The Company received net proceeds of approximately $314 million and will receive approximately $35 million upon expiration of the leases. A deferred gain of $45 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

  The Company's summarized, unaudited consolidated pro forma results of operations, assuming the above transactions and the refinancings and new debt activity discussed in Note 5 occurred on December 30, 1995, are as follows (in millions, except per share amounts):

                                                                   1997   1996
                                                                  ------ ------
     Revenues.................................................... $1,274 $1,121
     Income (loss) before extraordinary items....................     42    (24)
     Net income (loss)...........................................     45    (24)
     Basic earnings (loss) per common share:
      Income (loss) before extraordinary items...................    .21   (.13)
      Basic earnings (loss) per common share.....................    .22   (.13)
     Diluted earnings (loss) per common share:
      Income (loss) before extraordinary items...................    .20   (.13)
      Diluted earnings (loss) per common share...................    .22   (.13)


13. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of certain financial assets and liabilities and other financial instruments are shown below:

                                                       1997           1996
                                                  -------------- --------------
                                                  CARRYING FAIR  CARRYING FAIR
                                                   AMOUNT  VALUE  AMOUNT  VALUE
                                                  -------- ----- -------- -----
                                                          (IN MILLIONS)
     Financial assets
       Short-term marketable securities..........  $ 354   $ 354  $  --   $  --
       Receivables from affiliates...............     23      26    156     174
       Notes receivable..........................     31      48    141     155
       Other.....................................     20      20     13      13
     Financial liabilities
       Debt, net of capital leases...............  3,764   3,815  2,636   2,654
     Other financial instruments
       Convertible Preferred Securities..........    550     638    550     595
       Interest rate swap agreements.............     --      --     --       1
       Affiliate debt service commitments........     --      --     --      --

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Short-term marketable securities and Convertible Preferred Securities are valued based on quoted market prices. Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of the Line of Credit and other notes are estimated to be equal to their carrying value. Senior Notes are valued based on quoted market prices.

  The Company is contingently liable under various guarantees of obligations of certain affiliates (affiliate debt service commitments) with a maximum commitment of $60 million at January 2, 1998 and $117 million at January 3, 1997. A fair value is assigned to commitments with expected future fundings. The fair value of the commitments represents the net expected future payments discounted at risk-adjusted rates. Such payments are accrued on an undiscounted basis.

  The fair value of interest rate swap agreements is based on the estimated amount the Company would pay or receive to terminate the swap agreements. The aggregate notional amount of the agreements was $100 million at January 2, 1998 and $525 million at January 3, 1997.

14. MARRIOTT INTERNATIONAL DISTRIBUTION AND RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  On October 8, 1993 (the "Marriott International Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Marriott International Distribution"), to holders of Marriott Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly-owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. The Company retained the former Marriott Corporation's airport and tollroad food, beverage and merchandise concessions operations, as well as most of its real estate properties. Effective at the Marriott International Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation.

  The Company and Marriott International have entered into various agreements in connection with the Marriott International Distribution and thereafter which provide, among other things, that (i) the majority of the Company's hotel lodging properties are managed by Marriott International under agreements with initial terms of 15 to 20 years and which are subject to renewal at the option of Marriott International for up to an additional 16 to 30 years (see Note 15); (ii) 10 of the Company's full-service properties are operated under franchise agreements with Marriott International with terms of 15 to 30 years; (iii) all of the Company's senior living communities are managed by MSLS under agreements with initial terms of 25 to 30 years and which are subject to renewal at the option of Marriott International for an additional five to ten years (see Note 16); (iv) Marriott International provided the Company with $92 million of financing at an average rate of 9% in 1997 (and may provide additional financing as the expansion plan is completed) in conjunction with the acquisition of senior living communities from Marriott International (see Notes 5 and 12); (v) the Company acquired 49% of Marriott International's 50% interest in the Leisure Park retirement community in 1997 for $23 million, including approximately $15 million of assumed debt; (vi) Marriott International guarantees the Company's performance in connection with certain loans and other obligations ($107 million at January 2, 1998); (vii) the Company borrowed and repaid $109 million of first mortgage financing for construction of the Philadelphia Marriott (see Note 5); (viii) Marriott International provided the Company with $70 million of mortgage financing in 1995 for the acquisition of three full-service properties by the Company at an average interest rate of 8.5% (Marriott International subsequently sold one of the loans in November 1996); (ix) Marriott International and the Company formed a joint venture and Marriott International provided the Company with $29 million in debt financing at an average interest rate of 12.7% and $28 million in preferred equity in 1996 for the acquisition of two full-service properties in Mexico City, Mexico; (x) in 1995, the

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

Company also acquired a full-service property from a partnership in which Marriott International owned a 50% interest; and (xi) Marriott International provides certain limited administrative services.

  In 1997, 1996 and 1995, the Company paid to Marriott International $162 million, $101 million and $67 million, respectively, in hotel management fees; $13 million, $18 million and $21 million, respectively, in interest and commitment fees under the debt financing and line of credit provided by Marriott International, $3 million, $4 million and $12 million, respectively, for limited administrative services. The Company also paid Marriott International $4 million, $2 million and $1 million, respectively, of franchise fees in 1997, 1996 and 1995. In connection with the acquisition of the Forum Group, the Company paid Marriott International $6 million in senior living community management fees during 1997.

  Additionally, Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change in control of the Company occur.

15. HOTEL MANAGEMENT AGREEMENTS

  Most of the Company's hotels are subject to management agreements (the "Agreements") under which Marriott International manages most of the Company's hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The Agreements generally provide for payment of base management fees equal to one to four percent of sales and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the Agreements) over a priority return (as defined) to the Company, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit. In the event of early termination of the Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied. No agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other agreement and a single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

  Pursuant to the terms of the Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Company's hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

  The Company is obligated to provide the manager with sufficient funds to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels' property and improvements. Under certain circumstances, the Company will be required to establish escrow accounts for such purposes under terms outlined in the Agreements.

  The Company has entered into franchise agreements with Marriott International for ten hotels. Pursuant to these franchise agreements, the Company generally pays a franchise fee based on a percentage of room sales and food and beverage sales as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of sales, while fees for food and beverage sales vary from two to three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The Company has entered into management agreements with The Ritz-Carlton Hotel Company, LLC ("Ritz-Carlton"), an affiliate of Marriott International, to manage four of the Company's hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to four percent of sales and incentive management fees are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

  The Company has also entered into management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 12 of its hotels (10 of which are franchised under the Marriott brand). These agreement generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party of up to an additional one to 15 years. The agreement generally provide for payment of base management fees equal to one to three percent of sales. Seven of the 12 agreements also provide for incentive management fees generally equal to 15 to 20 percent of available cash flow, as defined in the agreements.

  At January 2, 1998 and January 3, 1997, $75 million and $76 million, respectively, have been advanced to the hotel managers for working capital and are included in "Due From Managers" in the accompanying consolidated balance sheets.

16. SENIOR LIVING COMMUNITY OPERATING AGREEMENTS

  The Company's senior living communities (the "Communities") are subject to operating agreements (the "SLC Agreements") which provide for MSLS to operate the communities, generally for an initial term of 25 to 30 years with renewal terms subject to certain performance criteria at the option of MSLS of up to an additional five to ten years. The SLC Agreements provide for payment of base management fees generally equal to five to eight percent of gross revenues and incentive management fees generally equal to zero to 20% of Operating Profit (as defined in the SLC Agreements) over a priority return to the Company. In the event of early termination of the SLC Agreements, MSLS will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain, but not all, management agreements if specified performance thresholds are not satisfied. No SLC Agreement with respect to a single community is cross-collateralized or cross-defaulted to any other SLC Agreement and any single SLC Agreement may be terminated following a default by the Company or MSLS, although such termination will not trigger the cancellation of any other SLC Agreement.

  Pursuant to the terms of the SLC Agreements, MSLS is required to furnish the Communities with certain services ("Central Administrative Services") which are provided on a central or regional basis to all properties in the Marriott Retirement Community System. These services include the development and operation of computer systems, computer payroll and accounting services, marketing and public relations services, and such additional services as may from time-to-time be performed more efficiently on a central or regional level. The SLC Agreements establish payment of Central Administrative Services fees generally equal to 0% of Gross Revenues for the first year and 2% thereafter.

  MSLS is required under the SLC Agreements to deduct an amount from gross revenues and place the funds into an interest bearing reserve account to cover the cost of (a) certain routine repairs and maintenance to the Communities which are normally capitalized; and (b) replacements and renewals to the Communities' property and improvements. The annual payment amount (expressed as a percentage of gross revenues) generally will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. The SLC Agreements provide that the Company shall provide MSLS with sufficient funds to cover the cost of certain major or non-routine repairs, alterations, improvements, renewals and replacements to the Communities which are required to maintain a competitive, efficient and economical operating condition in accordance with Marriott standards or for the continued safe and orderly operation of the Communities.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  At January 2, 1998, approximately $6 million has been advanced to MSLS for working capital for the senior living communities.

17. LITIGATION

  The Company is from time-to-time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

  In the fourth quarter of 1997, the Company reached a settlement in a lawsuit against Trinity Industries and others for claims related to construction of the New York Marriott Marquis. In settlement of the lawsuit, the Company and its affiliate received a cash settlement of approximately $70 million, the majority of which was considered a recovery of construction costs and $10 million of which has been recorded as other revenues in the accompanying financial statements.

18. HOTEL AND SENIOR LIVING COMMUNITY OPERATIONS

  As discussed in Note 1, revenues recorded in the consolidated financial statements reflect house profit from the Company's hotel properties and senior living communities. House profit reflects the net revenues flowing to the Company as property owner and represents all gross hotel and senior living communities' operating revenues, less all gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

  Accordingly, the following table presents sales and the details of house profit for the Company's hotels for 1997, 1996 and 1995:

                                                         1997    1996    1995
                                                        ------  ------  ------
                                                           (IN MILLIONS)
   Sales
     Rooms............................................. $1,850  $1,302  $  908
     Food and Beverage.................................    776     515     363
     Other.............................................    180     125      81
                                                        ------  ------  ------
       Total Hotel Sales...............................  2,806   1,942   1,352
                                                        ------  ------  ------
   Department Costs
     Rooms.............................................    428     313     226
     Food and Beverage.................................    592     406     284
     Other.............................................    189      63      43
                                                        ------  ------  ------
       Total Department Costs..........................  1,209     782     553
                                                        ------  ------  ------
   Department Profit...................................  1,597   1,160     799
   Other Deductions....................................   (504)   (443)   (325)
                                                        ------  ------  ------
   House Profit........................................ $1,093  $  717  $  474
                                                        ======  ======  ======

  The following table presents the sales and details of house profit for the Company's senior living communities for 1997 (in millions):

   Senior Living Communities Sales........................................ $111
   Department Costs.......................................................   74
                                                                           ----
   House Profit........................................................... $ 37
                                                                           ====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

19. GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

  The Company operates in two business segments in the lodging industry: hotels and senior living communities. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands, contain an average of nearly 500 rooms, as well as supply other amenities such as meeting space and banquet facilities; a variety of restaurants and lounges; gift shops; and swimming pools. They are typically located in downtown, airport, suburban and resort areas throughout the United States. Senior living communities generally contain 100 to 300 units and offer a variety of senior care services that include independent living, assisted living and health care. The communities provide security, meals, housekeeping, linen service and 24-hour emergency health care.

  The Company evaluates the performance of its segments based primarily on operating profit before depreciation, corporate expenses, and interest expense. The Company's income taxes are included in the consolidated Federal income tax return of the Company and its affiliates and is allocated based upon the relative contribution to the Company's consolidated taxable income/loss and changes in temporary differences. The allocation of taxes is not evaluated at the segment level and, therefore, the Company does not believe the information is material to the consolidated financial statements.

  The following table presents revenues and other financial information by business segment (in millions):

                                                            1997
                                            ------------------------------------
                                                   SENIOR CORPORATE
                                            HOTELS LIVING  & OTHER  CONSOLIDATED
                                            ------ ------ --------- ------------
Revenues................................... $1,093  $ 37    $ 17       $1,147
Operating profit (loss)....................    444    16     (11)         449
Interest expense...........................    281    14       7          302
Interest income............................     40    --      12           52
Depreciation and amortization .............    226    11       3          240
Capital expenditures.......................    153     3       4          160
Total assets...............................  5,787   623     116        6,526
                                                            1996
                                            ------------------------------------
                                                   SENIOR CORPORATE
                                            HOTELS LIVING  & OTHER  CONSOLIDATED
                                            ------ ------ --------- ------------
Revenues................................... $  717  $ --    $ 15       $  732
Operating profit (loss) ...................    256    --     (23)         233
Interest expense...........................    228    --       9          237
Interest income............................     31    --      17           48
Depreciation and amortization..............    165    --       3          168
Capital expenditures.......................    156    --       3          159
Total assets...............................  4,770    --     382        5,152
                                                            1995
                                            ------------------------------------
                                                   SENIOR CORPORATE
                                            HOTELS LIVING  & OTHER  CONSOLIDATED
                                            ------ ------ --------- ------------
Revenues................................... $  474  $ --    $ 10       $  484
Operating profit (loss) ...................    193    --     (79)         114
Interest expense ..........................    161    --      17          178
Interest income............................     11    --      16           27
Depreciation and amortization..............    117    --       5          122
Capital expenditures.......................    154    --       6          160
Total assets...............................  3,175    --     382        3,557

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  As of January 2, 1998, the Company's foreign operations consist of four full-service hotel properties located in Canada and two full-service hotel properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues and long-lived assets for each of the geographical areas in which the Company operates (in millions):

                           1997                1996                1995
                    ------------------- ------------------- -------------------
                             LONG-LIVED          LONG-LIVED          LONG-LIVED
                    REVENUES   ASSETS   REVENUES   ASSETS   REVENUES   ASSETS
                    -------- ---------- -------- ---------- -------- ----------
United States......  $1,108    $4,995     $714     $3,587     $482     $2,842
International......      39       222       18        218        2         40
                     ------    ------     ----     ------     ----     ------
  Total............  $1,147    $5,217     $732     $3,805     $484     $2,882
                     ======    ======     ====     ======     ====     ======

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                               1997
                         ---------------------------------------------------------
                           FIRST      SECOND      THIRD      FOURTH      FISCAL
                          QUARTER     QUARTER    QUARTER     QUARTER      YEAR
                         ---------   ---------  ---------   ---------   ----------
                          (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Revenues................  $    252    $    270   $    246    $    379   $    1,147
Operating profit before
 minority interest,
 corporate expenses and
 interest...............        91         124         89         145          449
Income before
 extraordinary items ...         6          26          6           9           47
Net income..............        11          26          6           7           50
Basic earnings per
 common share:
 Income before
  extraordinary items ..       .03         .13        .03         .04          .23
 Net income.............       .05         .13        .03         .03          .25
Diluted earnings per
 common share:
 Income before
  extraordinary items ..       .03         .13        .03         .04          .23
 Net income.............       .05         .13        .03         .03          .24
                                               1996
                         ---------------------------------------------------------
                           FIRST      SECOND      THIRD      FOURTH      FISCAL
                          QUARTER     QUARTER    QUARTER     QUARTER      YEAR
                         ---------   ---------  ---------   ---------   ----------
                          (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Revenues................  $    130    $    167   $    167    $    268   $      732
Operating profit before
 minority interest,
 corporate expenses and
 interest...............        38          62         49          84          233
Income (loss) before
 extraordinary items....       (12)          7         (2)         (6)         (13)
Net income (loss).......       (12)          7         (2)         (6)         (13)
Basic earnings (loss)
 per common share:
 Income (loss) before
  extraordinary items ..      (.07)        .04       (.01)       (.03)        (.07)
 Net income (loss)......      (.07)        .04       (.01)       (.03)        (.07)
Diluted earnings (loss)
 per common share:
 Income (loss) before
  extraordinary items...      (.07)        .03       (.01)       (.03)        (.07)
 Net income (loss)......      (.07)        .03       (.01)       (.03)        (.07)

  The first three quarters consist of 12 weeks each in both 1997 and 1996, and the fourth quarter includes 16 weeks in 1997 and 17 weeks in 1996. The sum of the basic and diluted earnings (loss) per common share for the four quarters in 1997 and 1996 differs from the annual earnings per common share due to the required method of computing the weighted average number of shares in the respective periods.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                            SEPTEMBER 11, 1998

                         (UNAUDITED, IN MILLIONS)

                                 ASSETS
Property and Equipment, net............................................. $5,937
Notes and Other Receivables (including amounts due from
 affiliates of $4 million and $23 million, respectively)................     32
Due from Managers.......................................................     88
Investments in Affiliates...............................................     18
Other Assets............................................................    319
Short-Term Marketable Securities........................................     36
Cash and Cash Equivalents...............................................    539
                                                                         ------
                                                                         $6,969
                                                                         ======
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Senior Notes Issued by the Company or its Subsidiaries................ $1,747
  Mortgage Debt.........................................................  2,003
  Other.................................................................    474
                                                                         ------
                                                                          4,224
Accounts Payable and Accrued Expenses...................................     70
Deferred Income Taxes...................................................    526
Other Liabilities.......................................................    447
                                                                         ------
    Total Liabilities...................................................  5,267
                                                                         ------
Company-obligated Mandatorily Redeemable Convertible Preferred
 Securities of a Subsidiary Trust Whose Assets are the Convertible
 Subordinated
 Debentures Due 2026 ("Convertible Preferred Securities")...............    550
                                                                         ------
Shareholders' Equity
  Common Stock, 600 million shares authorized; 204.5 million shares
   issued and outstanding...............................................    205
  Additional Paid-in Capital............................................    939
  Retained Earnings.....................................................      1
  Accumulated Other Comprehensive Income................................      7
                                                                         ------
    Total Shareholders' Equity..........................................  1,152
                                                                         ------
                                                                         $6,969
                                                                         ======


         See Notes to Condensed Consolidated Financial Statements.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998 AND SEPTEMBER 12, 1997

         (UNAUDITED, IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                    1998   1997
                                                                   ------  ----
REVENUES
  Hotels.........................................................  $  922  $736
  Senior living communities......................................      58    16
  Net gains (losses) on property transactions....................      53     3
  Equity in earnings of affiliates...............................       1     3
  Other..........................................................       6    10
                                                                   ------  ----
    Total revenues...............................................   1,040   768
                                                                   ------  ----
OPERATING COSTS AND EXPENSES
  Hotels (including Marriott International management fees of
   $138 million and $111 million in 1998 and 1997,
   respectively).................................................     502   433
  Senior living communities (including Marriott International management fees of $9 million and $3 million in 1998 and 1997,
   respectively).................................................      31     9
  Other..........................................................      14    22
                                                                   ------  ----
    Total operating costs and expenses...........................     547   464
                                                                   ------  ----
OPERATING PROFIT.................................................     493   304
Minority interest................................................     (36)  (24)
Corporate expenses...............................................     (33)  (27)
REIT Conversion expenses.........................................     (14)  --
Interest expense.................................................    (245) (198)
Dividends on Convertible Preferred Securities of a subsidiary
 trust...........................................................     (26)  (26)
Interest income..................................................      36    37
                                                                   ------  ----
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM................     175    66
Provision for income taxes.......................................     (75)  (28)
                                                                   ------  ----
INCOME BEFORE EXTRAORDINARY ITEM.................................     100    38
Extraordinary item -- gain (loss) on extinguishment of debt (net
 of income taxes of $80 million in 1998 and $3 million in 1997)..    (148)    5
                                                                   ------  ----
NET INCOME (LOSS)................................................  $  (48) $ 43
                                                                   ======  ====
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Income before extraordinary item.................................  $  .49  $.19
Extraordinary item...............................................    (.73)  .02
                                                                   ------  ----
NET INCOME (LOSS)................................................  $ (.24) $.21
                                                                   ======  ====
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Income before extraordinary item.................................  $  .48  $.19
Extraordinary item...............................................    (.71)  .02
                                                                   ------  ----
NET INCOME (LOSS)................................................  $ (.23) $.21
                                                                   ======  ====

         See Notes to Condensed Consolidated Financial Statements.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

     THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998 AND SEPTEMBER 12, 1997

                         (UNAUDITED, IN MILLIONS)

                                                                 1998    1997
                                                                -------  -----
OPERATING ACTIVITIES
Income before extraordinary item............................... $   100  $  38
Adjustments to reconcile to cash from continuing operations:
  Depreciation and amortization................................     184    158
  Income taxes.................................................      50    --
  Gains on sales of hotel properties...........................     (50)   --
  Equity in (earnings) losses of affiliates....................     --      (3)
  Changes in operating accounts................................     (33)    78
  Other........................................................      27     42
                                                                -------  -----
  Cash from operations.........................................     278    313
                                                                -------  -----
INVESTING ACTIVITIES
Proceeds from sales of assets..................................     211     35
Acquisitions...................................................    (636)  (441)
Capital expenditures:
  Renewals and replacements....................................    (113)   (86)
  New development projects.....................................     (36)   --
  New investment capital expenditures..........................     (19)   (22)
Purchases of short-term marketable securities..................    (134)   --
Sales of short-term marketable securities......................     451    --
Note receivable collections....................................       3      5
Affiliate collections, net.....................................      13    --
Other..........................................................     (13)    12
                                                                -------  -----
  Cash used in investing activities............................    (273)  (497)
                                                                -------  -----
FINANCING ACTIVITIES
Issuances of debt, net of related expenses.....................   2,004    682
Issuances of common stock......................................       2      4
Scheduled principal repayments.................................     (42)   (77)
Debt prepayments...............................................  (1,750)  (241)
Costs of extinguishment of debt................................    (175)   --
Other..........................................................     (16)    23
                                                                -------  -----
  Cash from financing activities...............................      23    391
                                                                -------  -----
INCREASE IN CASH AND CASH EQUIVALENTS.......................... $    28  $ 207
                                                                =======  =====
Non-cash financing activities:
  Assumption of mortgage debt for the acquisition of, or
   purchase of controlling interests in, certain hotel
   properties and senior living communities.................... $   164  $ 585
                                                                =======  =====

         See Notes to Condensed Consolidated Financial Statements.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               (UNAUDITED)

  1. The accompanying condensed consolidated financial statements of Host Marriott Corporation and subsidiaries (the "Company" or "Host Marriott") have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1998.

  In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of September 11, 1998 and the results of operations for the twelve and thirty-six weeks ended September 11, 1998 and September 12, 1997 and cash flows for the thirty-six weeks ended September 11, 1998 and September 12, 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

  2. In April 1998, the Company reached a definitive agreement with various affiliates of The Blackstone Group and Blackstone Real Estate Partners (collectively, "Blackstone") to acquire controlling interests in 12 luxury hotels and a first mortgage interest in another hotel in the United States and certain other assets. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately 43.7 million operating partnership units ("OP Units") of the new operating partnership (the "Operating Partnership") (based upon a negotiated value of $20.00 per OP Unit) and distribute up to 18% of the shares of Crestline (defined below), to be formed as part of the Company's reorganization, described below. Each OP Unit will be exchangeable for one share of Host Marriott common stock (or its cash equivalent). Upon completion of the acquisition, Blackstone will own approximately 16% of the outstanding shares of Host Marriott common stock on a fully converted basis. The Blackstone portfolio consists of two Ritz-Carlton, two Four Seasons, one Grand Hyatt, three Hyatt Regency and four Swissotel properties, and a mortgage on a third Four Seasons property.

  The Blackstone transaction is expected to close immediately after the REIT Conversion, as described below. At that time, Blackstone's hotels and other assets will be contributed into the Operating Partnership, and the hotels leased to subsidiaries of Crestline (defined below). The hotels will continue to be managed on behalf of the lessees under the existing management contracts. Consummation of the Blackstone transaction is also subject to certain conditions, including consummation of the REIT Conversion no later than March 31, 1999 and Host Marriott qualifying as a REIT for 1999.

  3. The Company's board of directors (the "Board") has authorized the Company to restructure its business operations to qualify as a real estate investment trust ("REIT"), currently expected to be effective as of January 1, 1999, and to spin-off its senior living communities business (Crestline Capital Corporation, "Crestline") through a taxable stock dividend to its shareholders (collectively, the "REIT Conversion"). After the REIT Conversion, which is subject to shareholder and final Board approval, the Company intends to operate as an "UPREIT," with substantially all of its assets and operations conducted through the newly formed Operating Partnership of which Host Marriott will be the general partner.

  Host Marriott will distribute shares in Crestline to its shareholders at the time of the REIT Conversion and Host Marriott expects to make a cash distribution at that time which is expected to be treated as a taxable dividend. The aggregate value of the Crestline capital stock and the cash to be distributed to shareholders and Blackstone, if the Blackstone acquisition is consummated, is currently estimated to be approximately $525 million to $625 million. The actual amount of the distribution will be based, in part, upon the estimated amount of accumulated earnings and profits of Host Marriott as of the last day of its taxable year in which the REIT

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

Conversion is consummated. To the extent that the distributions made are not sufficient to eliminate Host Marriott's accumulated earnings and profits, one or more additional taxable distributions will be made prior to the last day of the first full taxable year as a REIT (currently expected to be December 31, 1999). The distribution satisfies the requirement that a "C" corporation converting to a REIT distribute all of its accumulated earnings and profits at the time of conversion to a REIT. Crestline is expected to own Host Marriott's portfolio of senior living properties. This portfolio currently consists of 31 retirement communities, totaling 7,259 units in 13 states. The communities will continue to be managed by Marriott International. In addition, Crestline will lease substantially all of the hotels currently owned by the Operating Partnership. Crestline will operate independently of Host Marriott.

  Following the REIT Conversion, Host Marriott will own OP Units equal to the number of outstanding shares of Host Marriott common stock at the time of the REIT Conversion. The UPREIT structure will not affect the ownership by shareholders of their existing Host Marriott shares.

  As part of the REIT Conversion, the Company filed a Prospectus/Consent Solicitation with the Securities and Exchange Commission. This Prospectus/Consent Solicitation Statement describes a proposal whereby the Operating Partnership will acquire by merger (the "Mergers") eight limited partnerships (the "Partnerships") that own full-service hotels in which the Company or its subsidiaries are general partners. As more fully described in the Prospectus/Consent Solicitation Statement, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their election, unsecured notes due December 15, 2005 issued by the Operating Partnership ("Notes") or common stock in the REIT, in exchange for their partnership interests in such Partnerships. The Prospectus/Consent Solicitation period expires on December 12, 1998, unless extended.

  The REIT expects to qualify as a real estate investment trust under federal income tax law, beginning January 1, 1999. However, consummation of the REIT Conversion is subject to significant contingencies that are outside the control of the Company, including final Board approval, consent of shareholders, partners, bondholders, lenders, and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed or that it will be effective as of January 1, 1999. If the REIT Conversion is not completed on January 1, 1999, the effectiveness of REIT election could be delayed until January 1, 2000, which would result in the Company continuing to pay a substantial amount of corporate-level income taxes in 1999.

  On April 20, 1998, the Company and certain of its subsidiaries filed a shelf registration on Form S-3 (the "Shelf Registration") with the Securities and Exchange Commission for the issuance of up to $2.5 billion in securities, which may include debt, equity or a combination thereof. The Company utilized $1.7 billion of the capacity under this Shelf Registration to issue the New Senior Notes (defined below) and anticipates that any net proceeds from the sale of additional offered securities will be used for refinancing of the Company's indebtedness, acquisitions and general corporate purposes.

  HMH Properties, Inc. ("HMH Properties") an indirect wholly owned subsidiary of the Company, which currently owns 72 of Host Marriott's hotels, utilized the Shelf Registration to issue an aggregate of $1.7 billion in new senior notes (the "New Senior Notes"). The New Senior Notes were issued in two series, $500 million of 7 7/8% Series A notes due in 2005 and $1.2 billion of 7 7/8% Series B notes due in 2008. Approximately $21 million of the Old Senior Notes remain outstanding. The 1998 Consent Solicitations facilitated the merger of HMC Capital Resources Holdings Corporation ("Capital Resources"), a wholly owned subsidiary of the Company, with and into HMH Properties. Capital Resources, the then owner of eight of Host Marriott's hotel properties, was the obligor under the $500 million revolving credit facility (the "Old Credit Facility").

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

  In conjunction with the issuance of the New Senior Notes, HMH Properties entered into a $1.25 billion credit facility (the "New Credit Facility") with a group of commercial banks. The New Credit Facility has an initial three-year term with two one-year extension options. Borrowings under the New Credit Facility generally bear interest at the Eurodollar rate plus 1.75% (7.5% at September 11, 1998). The interest rate and commitment fee (0.35% at September 11, 1998) on the unused portion of the New Credit Facility fluctuate based on certain financial ratios. The New Senior Notes and the New Credit Facility are guaranteed by the Company and its wholly owned subsidiary, Host Marriott Hospitality, Inc., and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties. The New Senior Notes and the New Credit Facility will be assumed by the Operating Partnership in connection with the REIT Conversion and the guarantee of the Company is expected to terminate upon consumation of the REIT Conversion. As of September 11, 1998, $350 million was outstanding under the New Credit Facility.

  The New Credit Facility and the indenture under which the New Senior Notes were issued contain covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and make certain distributions to equityholders of HMH Properties, the Company, and (following the REIT Conversion) the Operating Partnership and Host REIT. The New Credit Facility and the New Senior Notes also contain certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt.

  On August 5, 1998, simultaneously with the issuance of the New Senior Notes and the New Credit Facility, HMH Properties, Inc. purchased substantially all of its (i) $600 million in 9 1/2% senior notes due 2005, (ii) $350 million in 9% senior notes due 2007 and (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Old Senior Notes"). Concurrently with each offer to purchase, HMH Properties successfully solicited consents (the "1998 Consent Solicitations") from registered holders of the Old Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Old Senior Notes were issued.

  The net proceeds from the offering and borrowings under the New Credit Facility were used by Host Marriott to purchase substantially all of the Old Senior Notes, to repay amounts outstanding under the Old Credit Facility and to make bond premium and consent payments totaling $175 million. These costs, along with the write-off of deferred financing fees of approximately $52 million related to the Old Senior Notes and the Old Credit Facility, were recorded as a pre-tax extraordinary loss on the extinguishment of debt in the third quarter of 1998.

  On September 30, 1998, the Company filed a preliminary Proxy Statement/Prospectus with the Securities and Exchange Commission. The Proxy Statement/Prospectus describes the proposed merger by and among Host Marriott, HMC Merger Corporation ("Host REIT") and Host Marriott, L.P., a recently formed limited partnership, pursuant to the REIT Conversion. The Prospectus proposes the restructuring of Host Marriott by contribution of its wholly owned full-service hotels and its interests in certain hotel partnerships and other assets to the Operating Partnership and reincorporation of Host Marriott with and into Host REIT. As a result of the restructuring, shares of Host Marriott common stock will be converted to shares of Host REIT common stock.

  4. Revenues primarily represent house profit from the Company's hotel properties and senior living communities, net gains (losses) on property transactions and equity in earnings (losses) of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents gross hotel and senior living communities' operating revenues, less all gross property-level expenses, excluding depreciation, management

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

  House profit generated by the Company's hotels for 1998 and 1997 consists of:

                                                      THIRTY-SIX WEEKS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 11, SEPTEMBER 12,
                                                        1998          1997
                                                    ------------- -------------
                                                           (IN MILLIONS)
   Sales
     Rooms.........................................    $1,514        $1,246
     Food & Beverage...............................       642           500
     Other.........................................       159           120
                                                       ------        ------
       Total Hotel Sales...........................     2,315         1,866
                                                       ------        ------
   Department Costs
     Rooms.........................................       348           285
     Food & Beverage...............................       477           381
     Other.........................................        80            63
                                                       ------        ------
       Total Department Costs......................       905           729
                                                       ------        ------
   Department Profit...............................     1,410         1,137
   Other Deductions................................       488           401
                                                       ------        ------
     House Profit..................................    $  922        $  736
                                                       ======        ======

  House profit generated by the Company's senior living communities for 1998 consists of (in millions):

                                                       THIRTY-SIX WEEKS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 11, SEPTEMBER 12,
                                                         1998          1997
                                                     ------------- -------------
                                                            (IN MILLIONS)
   Sales............................................     $166           $47
   Department Costs.................................      108            31
                                                         ----           ---
     House Profit...................................     $ 58           $16
                                                         ====           ===

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements. The Company has considered the impact of EITF 97-2 on its financial statements and has determined that EITF 97-2 requires the Company to include property-level sales and operating expenses of its hotels and senior living communities in its statements of operations. The Company will adopt EITF 97-2 in the fourth quarter of 1998 with retroactive effect in prior periods to conform to the new presentation. Application of EITF 97-2 to the consolidated financial statements would have increased both revenues and operating expenses by approximately $1,501 million and $1,161 million, respectively, for the thirty-six weeks ended September 11, 1998 and September 12, 1997, and would have had no impact on operating profit, net income or earnings per share.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

  5. Basic earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per common share is computed by dividing net income plus dividends by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Diluted earnings per common share was not adjusted for the impact of the Convertible Preferred Securities as they were anti-dilutive for all periods presented.

  A reconciliation of the number of shares utilized for the calculation of diluted earnings per common share follows:

                                                       THIRTY-SIX WEEKS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 11, SEPTEMBER 12,
                                                         1998          1997
                                                     ------------- -------------
                                                            (IN MILLIONS)
   Weighted average number of common shares
    outstanding....................................      204.1         202.8
   Assuming distribution of common shares granted
    under the comprehensive stock plan, less shares
    assumed purchased at average market price......        4.2           4.8
   Assuming distribution of common shares upon
    redemption of Convertible Preferred
    Securities.....................................        --            --
   Assuming distribution of common shares issuable
    for warrants, less shares assumed purchased at
    average market price...........................         .1            .2
                                                         -----         -----
   Shares utilized for the calculation of diluted
    earnings per share.............................      208.4         207.8
                                                         =====         =====

  6. As of September 11, 1998, the Company had minority interests in 18 affiliates that own an aggregate of 240 properties, 20 of which are full-service properties, managed primarily by Marriott International, Inc. The Company's equity in earnings of affiliates was $1 million and $3 million, respectively, for the thirty-six weeks ended September 11, 1998 and September 11, 1997.

  Combined summarized operating results reported by affiliates follows:

                                                       THIRTY-SIX WEEKS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 11, SEPTEMBER 12,
                                                         1998          1997
                                                     ------------- -------------
                                                            (IN MILLIONS)
   Revenues.........................................     $ 369         $ 447
   Operating expenses:
     Cash charges (including interest)..............      (223)         (278)
     Depreciation and other non-cash charges........      (101)         (140)
                                                         -----         -----
   Income before extraordinary item.................        45            29
   Extraordinary item--forgiveness of debt..........         4            12
                                                         -----         -----
     Net income.....................................     $  49         $  41
                                                         =====         =====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

  In the first quarter of 1998, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including $164 million in assumed mortgage debt. The Company previously owned a 1.3% general and limited partnership interest.

  In the second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for $24 million. The Company previously owned a 1% managing general partner interest and held a note receivable interest of approximately $5 million.

  7. In the first quarter of 1998, the Company acquired a controlling interest in, and became the managing general partner for, the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. Also, during the first quarter of 1998, the Company acquired the Gables at Winchester in suburban Boston, a 124-unit senior living community, for $21 million and entered into conditional purchase agreements to acquire two Marriott Brighton Gardens assisted living communities in Denver and Colorado Springs, Colorado, for $35 million in 1999 after the anticipated completion of construction, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott Senior Living Services, Inc. ("MSLS") under long-term operating agreements.

  In the second quarter of 1998, the Company sold the 662-room New York Marriott East Side for approximately $191 million and recorded a pre-tax gain of approximately $40 million. The Company also sold the 191-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million. Also, during the second quarter of 1998, the Company acquired the 397-room Ritz-Carlton, Tysons Corner for approximately $96 million and the 281-room Ritz-Carlton, Phoenix for approximately $75 million. In addition, the Company acquired the 487-room Torrance Marriott near Los Angeles, California for approximately $52 million.

  During the third quarter of 1998, the Company acquired the 308-room Ritz-Carlton, Dearborn, Michigan for approximately $65 million, the 336-room Ritz-Carlton, San Francisco for approximately $161 million and the 404-room Memphis Marriott (which was converted to the Marriott brand upon acquisition) for approximately $16 million.

  8. In March 1997, the Company purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott. The Company purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount and the write-off of deferred financing fees, net of taxes.

  9. The Company operates in two business segments in the lodging industry: hotels and senior living communities. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands. The Company's senior living communities are operated under Marriott brands.

  The Company evaluates the performance of its segments based primarily on operating profit before depreciation, corporate expenses, and interest expense. The Company's income taxes are included in the consolidated Federal income tax return of the Company and its affiliates and is allocated based upon the relative contribution to the Company's consolidated taxable income or loss and changes in temporary differences. The allocation of income taxes is not evaluated at the segment level and, therefore, the Company does not believe the information is material to the condensed consolidated financial statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)


                                 THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998
                            ----------------------------------------------------
                            HOTELS  SENIOR LIVING CORPORATE & OTHER CONSOLIDATED
                            ------  ------------- ----------------- ------------
   Revenues................ $ 922       $ 58            $ 60           $1,040
   Operating profit........   420         30              43              493
   Interest income.........    35          1             --                36
   Interest expense........  (228)       (17)            --              (245)
   Other...................   (36)       --              (73)            (109)
   Income (loss) before
    income taxes...........   191          9             (25)             175
                                 THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997
                            ----------------------------------------------------
                            HOTELS  SENIOR LIVING CORPORATE & OTHER CONSOLIDATED
                            ------  ------------- ----------------- ------------
   Revenues................ $ 736       $ 16            $ 16           $  768
   Operating profit
    (loss).................   303          6              (7)             304
   Interest income.........    25        --               12               37
   Interest expense........  (186)        (6)             (6)            (198)
   Other...................   (24)       --              (53)             (77)
   Income (loss) before
    income taxes...........   118        --              (52)              66

  As of September 11, 1998 and September 12, 1997, the Company's foreign operations consist of four full-service hotel properties located in Canada and two full-service hotel properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues for each of the geographical areas in which the Company operates (in millions):

                                                       THIRTY-SIX WEEKS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 11, SEPTEMBER 12,
                                                         1998          1997
                                                     ------------- -------------
   United States....................................    $1,009         $743
   International....................................        31           25
                                                        ------         ----
     Total..........................................    $1,040         $768
                                                        ======         ====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

  10. In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

  The Company's only component of other comprehensive income is the right to receive up to 1.4 million shares of Host Marriott Services Corporation's ("HMSC") common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. For the thirty-six weeks ended September 11, 1998, the other comprehensive loss was $3 million. For the thirty-six weeks ended September 11, 1998, the comprehensive loss was $51 million. For the thirty-six weeks ended September 12, 1997, other comprehensive income was $8 million. For the thirty-six weeks ended September 12, 1997, comprehensive income was $51 million. As of September 11, 1998, the Company's accumulated other comprehensive income was approximately $7 million.

  11. In the second quarter of 1998, the Company prepaid $92 million of 9% unsecured debt provided by Marriott International related to the Company's senior living communities.

  12. In December 1996, Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of the Company, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by the Company to the extent the Issuer has funds available therefor. This guarantee, when taken together with the Company's obligations under the indenture pursuant to which the Debentures were issued, the Debentures, the Company's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by the Company. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of the Company's guarantee described above; the Company's management has concluded that such financial statements are not material to investors and the Issuer is wholly-owned and essentially has no independent operations.

  Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Company common stock at the rate of 2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Company common stock). The Debentures are convertible at the option of the holders into shares of Company common stock at a conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities.

  Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. The Company may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, the Company will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

  Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by the Company of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying combined consolidated balance sheets of Host Marriott Hotels (as defined in Note 1) as of January 2, 1998 and January 3, 1997, and the related combined consolidated statements of operations and cash flows for each of the three fiscal years in the period ended January 2, 1998. These financial statements are the responsibility of Host Marriott Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Hotels as of January 2, 1998 and January 3, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 1998, in conformity with generally accepted accounting principles.

  As discussed in Notes 1 and 2 to the combined consolidated financial statements, in 1995 Host Marriott Hotels changed its method of accounting for the impairment of long-lived assets.

                                          Arthur Andersen LLP

Washington, D.C.
May 22, 1998

                              HOST MARRIOTT HOTELS

                      COMBINED CONSOLIDATED BALANCE SHEETS
                      JANUARY 2, 1998 AND JANUARY 3, 1997
                                 (IN MILLIONS)

                                                                   1997   1996
                                                                  ------ ------
                             ASSETS
Property and Equipment, net...................................... $4,634 $3,805
Notes and Other Receivables, net (including amounts due from
 affiliates of $23 million and $156 million, respectively).......     54    297
Due from Managers................................................     87     89
Investments in Affiliates........................................     13     11
Other Assets.....................................................    271    246
Short-term Marketable Securities.................................    354    --
Cash and Cash Equivalents........................................    494    704
                                                                  ------ ------
                                                                  $5,907 $5,152
                                                                  ====== ======
                     LIABILITIES AND EQUITY
Debt
  Senior Notes................................................... $1,585 $1,021
  Mortgage Debt..................................................  1,784  1,529
  Other..........................................................     97     97
  Convertible Debt Obligation to Host Marriott Corporation.......    567    567
                                                                  ------ ------
                                                                   4,033  3,214
Accounts Payable and Accrued Expenses............................     59     74
Deferred Income Taxes............................................    487    464
Other Liabilities................................................    371    290
                                                                  ------ ------
    Total Liabilities............................................  4,950  4,042
Equity
  Investments and Advances from Host Marriott Corporation........    957  1,110
                                                                  ------ ------
                                                                  $5,907 $5,152
                                                                  ====== ======


            See Notes to Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS

                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995
                                 (IN MILLIONS)

                                                           1997    1996   1995
                                                          ------  ------  -----
REVENUES
  Rooms.................................................  $1,850  $1,302  $ 908
  Food and beverage.....................................     776     515    363
  Other.................................................     180     125     81
                                                          ------  ------  -----
    Total hotel revenues................................   2,806   1,942  1,352
  Net gains (losses) on property transactions...........     (11)      1     (3)
  Equity in earnings of affiliates......................       5       3    --
  Other.................................................      23      11     13
                                                          ------  ------  -----
    Total revenues......................................   2,823   1,957  1,362
                                                          ------  ------  -----
OPERATING COSTS AND EXPENSES
  Hotel property-level costs and expenses
   Rooms................................................     428     313    226
   Food and beverage....................................     592     406    284
   Other department costs and deductions................     693     506    368
  Other hotel operating costs and expenses (including
   Marriott International management fees of $162 mil-
   lion, $101 million, and $67 million, respectively)...     649     461    281
  Other (including a $60 million write-down of undevel-
   oped land in 1995)...................................      29      38     89
                                                          ------  ------  -----
    Total operating costs and expenses..................   2,391   1,724  1,248
                                                          ------  ------  -----
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE
 EXPENSES AND INTEREST..................................     432     233    114
Minority interest.......................................     (32)     (6)    (2)
Corporate expenses......................................     (45)    (43)   (36)
Interest expense (including interest on Convertible Debt
 to Host Marriott Corporation of $38 million and $3
 million in 1997 and 1996, respectively)................    (325)   (240)  (178)
Interest income.........................................      52      48     27
                                                          ------  ------  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES..................................................      82      (8)   (75)
Benefit (provision) for income taxes....................     (35)     (5)    13
                                                          ------  ------  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS................      47     (13)   (62)
DISCONTINUED OPERATIONS
  Loss from discontinued operations (net of income tax
   benefit of $3 million in 1995).......................     --      --      (8)
Provision for loss on disposal (net of income tax
 benefit of $23 million in 1995)........................     --      --     (53)
                                                          ------  ------  -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS................      47     (13)  (123)
Extraordinary items--Gain (loss) on extinguishment of
 debt (net of income tax expense (benefit) of $1 million
 in 1997 and ($10) million in 1995).....................       3     --     (20)
                                                          ------  ------  -----
NET INCOME (LOSS).......................................  $   50  $  (13) $(143)
                                                          ======  ======  =====

            See Notes to Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS

                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995
                                 (IN MILLIONS)

                                                          1997   1996    1995
                                                          -----  -----  ------
OPERATING ACTIVITIES
Income (loss) from continuing operations................. $  47  $ (13) $  (62)
Adjustments to reconcile to cash from operations:
  Depreciation and amortization..........................   231    168     122
  Income taxes...........................................   (20)   (35)    (35)
  Amortization of deferred income........................    (4)    (6)     (7)
  Net (gains) losses on property transactions............    19      4      70
  Equity in earnings of affiliates.......................    (4)    (3)    --
  Other..................................................    62     49      33
  Changes in operating accounts:
    Other assets.........................................    57      9      (2)
    Other liabilities....................................    44     32      (9)
                                                          -----  -----  ------
  Cash from continuing operations........................   432    205     110
  Cash from (used in) discontinued operations............   --      (4)     32
                                                          -----  -----  ------
  Cash from operations...................................   432    201     142
                                                          -----  -----  ------
INVESTING ACTIVITIES
Proceeds from sales of assets............................    51    373     358
  Less non-cash proceeds.................................   --     (35)    (33)
                                                          -----  -----  ------
Cash received from sales of assets.......................    51    338     325
Acquisitions.............................................  (359)  (702)   (392)
Capital expenditures:
  Capital expenditures for renewals and replacements.....  (129)   (87)    (56)
  Lodging construction funded by project financing.......   --      (3)    (40)
  New investment capital expenditures....................   (29)   (69)    (64)
Purchases of short-term marketable securities............  (354)   --      --
Notes receivable collections.............................     6     13      43
Affiliate notes receivable and collections, net..........    (6)    21       2
Other....................................................    13    (15)     26
                                                          -----  -----  ------
  Cash used in investing activities from continuing
   operations............................................  (807)  (504)   (156)
  Cash used in investing activities from discontinued
   operations............................................   --     --      (52)
                                                          -----  -----  ------
  Cash used in investing activities......................  (807)  (504)   (208)
                                                          -----  -----  ------
FINANCING ACTIVITIES
Issuances of debt........................................   857     46   1,251
Issuances of Convertible Debt to Host Marriott
 Corporation, net........................................   --     550     --
Issuances of common stock by Host Marriott...............     6    454      13
Scheduled principal repayments...........................   (90)   (82)   (100)
Debt prepayments.........................................  (403)  (173)   (960)
Cash transfers to Host Marriott..........................  (226)   (17)    --
Other....................................................    21     28     --
                                                          -----  -----  ------
  Cash from financing activities from continuing
   operations............................................   165    806     204
  Cash used in financing activities from discontinued
   operations............................................   --     --       (4)
                                                          -----  -----  ------
  Cash from financing activities.........................   165    806     200
                                                          -----  -----  ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........  (210)   503     134
CASH AND CASH EQUIVALENTS, beginning of year.............   704    201      67
                                                          -----  -----  ------
CASH AND CASH EQUIVALENTS, end of year................... $ 494  $ 704  $  201
                                                          =====  =====  ======
Non-cash financing activities:
  Assumption of mortgage debt for the acquisition of, or
   purchase of controlling interests in, certain hotel
   properties............................................ $ 394  $ 696  $  141
                                                          =====  =====  ======

            See Notes to Combined Consolidated Financial Statements.

                             HOST MARRIOTT HOTELS

              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations by spin-off of Host Marriott's senior living business ("Senior Living") and contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") Host Marriott will merge into HMC Merger Corporation, a newly formed Maryland corporation (to be renamed "Host Marriott Corporation" also referred to herein as "the REIT"), which will qualify as a real estate investment trust ("REIT") and be the sole general partner of the Operating Partnership. Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis.

  The accompanying combined consolidated financial statements include the accounts of the Host Marriott hotels and the assets and liabilities expected to be included in the Contribution by Host Marriott to the Operating Partnership upon its planned conversion to a REIT (the "REIT Conversion") . In these combined consolidated financial statements, Host Marriott Hotels is referred to as "Host Marriott Hotels" or the "Company." The combined consolidated financial statements exclude the assets, liabilities, equity, operations and cash flows related to Host Marriott's portfolio of 31 senior living communities. After the REIT Conversion, Senior Living will own these assets and lease the existing hotels from the Company.

  In connection with the REIT Conversion, the Operating Partnership is proposing to acquire the remaining interests in eight public limited partnerships in which Host Marriott or its subsidiaries are general partners that own or control 24 full-service hotels in exchange for units in the Operating Partnership ("OP Units"), which could be exchangeable for notes of the Operating Partnership or common stock in the REIT in certain circumstances. Five of the partnerships (nine hotels) are already controlled and consolidated by Host Marriott as are two of the hotels in another of the partnerships for which a subsidiary of Host Marriott provided 100% non-recourse financing for the acquisition of these two hotels. The Operating Partnership is also proposing to acquire certain private partnerships in which Host Marriott or its subsidiaries are general partners in exchange for OP Units. Each OP Unit will be redeemable for cash in an amount equal to the market value of a share of Host Marriott common stock or, at the election of Host Marriott Corporation (the general partner), a share of Host Marriott common stock, beginning one year after the issuance of the OP Unit.

  However, consummation of the REIT Conversion is subject to significant contingencies that are outside the control of the Company, including final Board approval, consent of shareholders, partners, bondholders, lenders, and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

DESCRIPTION OF BUSINESS

  As of January 2, 1998, the Company owned, or had controlling interests in, 95 upscale and luxury full-service hotel lodging properties generally located throughout the United States and operated under the Marriott and Ritz-Carlton brand names. Most of these properties are managed by Marriott International, Inc. ("Marriott International"). At that date, the Company also held minority interests in various partnerships that own 242 additional properties, including 22 full-service hotel properties, managed by Marriott International.

  On December 29, 1995, Host Marriott distributed to its shareholders through a special tax-free dividend (the "Special Dividend") its food, beverage, and merchandise concessions business at airports, on tollroads, and at arenas and other attractions (the "Operating Group"). See Note 2 for a discussion of the Special Dividend. The 1995 financial statements were restated to reflect the Operating Group as discontinued operations.

                             HOST MARRIOTT HOTELS

  The structure of Host Marriott was substantially altered on October 8, 1993 (the "Marriott International Distribution Date") when the Company distributed the stock of a wholly-owned subsidiary, Marriott International, Inc., in a special dividend (the "Marriott International Distribution"). See Note 14 for a description of the Marriott International Distribution and related transactions.

  An analysis of the activity in the "Investments and Advances from Host Marriott Corporation" follows (in millions):

   Balance, December 30, 1994.......................................... $  710
   Net loss............................................................   (143)
   Distribution of Host Marriott Services Corporation..................     91
   Issuances of common stock and other activity of Host Marriott.......     17
                                                                        ------
   Balance, December 29, 1995..........................................    675
   Net loss............................................................    (13)
   Adjustment for distribution of Host Marriott Services Corporation...     (4)
   Cash transfers to Host Marriott.....................................    (17)
   Issuances of common stock and other activity of Host Marriott.......    469
                                                                        ------
   Balance, January 3, 1997............................................  1,110
   Net income..........................................................     50
   Cash transfers to Host Marriott.....................................   (226)
   Issuance of common stock and other activity of Host Marriott........     23
                                                                        ------
   Balance, January 2, 1998............................................ $  957
                                                                        ======

  The average balance in the "Investment and Advances from Host Marriott Corporation" was $692 million for 1995, $893 million for 1996 and $1,034 million for 1997. The "Cash transfers to Host Marriott" reflects cash transfers to Host Marriott for the purchase of the Senior Living assets which, as contemplated, will be spun-off in conjunction with the REIT Conversion.

PRINCIPLES OF CONSOLIDATION

  The combined consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in affiliates over which the Company has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

FISCAL YEAR

  The Company's fiscal year ends on the Friday nearest to December 31. Fiscal years 1997 and 1995 included 52 weeks compared to 53 weeks for fiscal year 1996.

REVENUES AND EXPENSES

  Revenues primarily represent sales generated by the Company's hotels. Other hotel operating costs and expenses include depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs.

EARNINGS (LOSS) PER OP UNIT

  Basic and diluted earnings per OP Unit have been calculated based on the number of Host Marriott common shares outstanding for all periods presented because it is expected that upon the REIT Conversion the Operating Partnership will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares

                             HOST MARRIOTT HOTELS
of outstanding Host Marriott common stock, accordingly, the following discussion of earnings (loss) per OP Unit is on a pro forma basis as if the REIT Conversion and the Contribution had occurred.

  Basic earnings (loss) per OP Unit are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding of Host Marriott. Diluted earnings (loss) per OP Unit are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus other dilutive securities of Host Marriott. Diluted earnings
(loss) per OP Unit has not been adjusted for the impact of the Convertible Debt Obligation to Host Marriott Corporation for 1997 and 1996 and for the comprehensive stock plan and warrants for 1996 and 1995 as they are anti-dilutive.

  Basic and diluted (loss) earnings per OP Unit on a pro forma basis are as follows:

                                                             1997  1996   1995
                                                             ----- -----  -----
   Basic earnings (loss) per OP Unit:
     Continuing operations.................................  $ .23 $(.07) $(.39)
     Discontinued operations (net of income taxes).........    --    --    (.39)
     Extraordinary items--Gain (loss) on extinguishment of
      debt (net of income taxes)...........................    .02   --    (.12)
                                                             ----- -----  -----
     Basic earnings (loss) per OP Unit.....................  $ .25 $(.07) $(.90)
                                                             ===== =====  =====
   Diluted earnings (loss) per OP Unit:
     Continuing operations.................................  $ .23 $(.07) $(.39)
     Discontinued operations (net of income taxes).........    --    --    (.39)
     Extraordinary items--Gain (loss) on extinguishment of
      debt (net of income taxes)...........................    .01   --    (.12)
                                                             ----- -----  -----
     Diluted earnings (loss) per OP Unit...................  $ .24 $(.07) $(.90)
                                                             ===== =====  =====

  A reconciliation of the number of shares utilized (based on Host Marriott shares) for the calculation of dilutive earnings per OP Unit follows (in millions):

                                                             1997  1996   1995
                                                             ----- -----  -----
   Weighted average number of common shares outstanding....  203.1 188.7  158.3
   Assuming distribution of common shares granted under
    comprehensive stock plan, less shares assumed purchased
    at average market price................................    4.8   --     --
   Assuming distribution of common shares issuable for war-
    rants, less shares assumed purchased at average market
    price..................................................     .3   --     --
                                                             ----- -----  -----
   Shares utilized for the calculation of diluted earnings
    per OP Unit............................................  208.2 188.7  158.3
                                                             ===== =====  =====

INTERNATIONAL OPERATIONS

  The combined consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates of Host Marriott: revenues of $39 million and $18 million and loss before income taxes of $9 million and $2 million in 1997 and 1996, respectively. International revenues and income before income taxes in 1995 were not material.

PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. For newly developed properties, cost includes interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

                             HOST MARRIOTT HOTELS

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

  Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

  In cases where management is holding for sale particular hotel properties, the Company assesses impairment based on whether the estimated sales price less costs of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.

DEFERRED CHARGES

  Deferred financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

CASH, CASH EQUIVALENTS AND SHORT-TERM MARKETABLE SECURITIES

  The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents includes approximately $103 million and $67 million at January 2, 1998 and January 3, 1997, respectively, of cash related to certain consolidated partnerships, the use of which is restricted generally for partnership purposes to the extent it is not distributed to the partners. Short-term marketable securities include investments with a maturity of 91 days to one year at the date of purchase. The Company's short-term marketable securities represent investments in U.S. government agency notes and high quality commercial paper. The short-term marketable securities are categorized as available for sale and, as a result, are stated at fair market value.

CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and short-term marketable securities. The Company maintains cash and cash equivalents and short-term marketable securities with various high credit-quality financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SELF-INSURANCE PROGRAMS

  Prior to the Marriott International Distribution Date, the Company was self-insured for certain levels of general liability, workers' compensation and employee medical coverage. Estimated costs of these self-insurance programs were accrued at present values of projected settlements for known and anticipated claims. The

                             HOST MARRIOTT HOTELS

Company discontinued its self-insurance programs for claims arising subsequent to the Marriott International Distribution Date.

INTEREST RATE SWAP AGREEMENTS

  The Company has entered into a limited number of interest rate swap agreements to diversify certain of its debt to a variable rate or fixed rate basis. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense.

NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

  The Company adopted Statements of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during 1995. Adoption of these statements did not have a material effect on the Company's continuing operations. See Note 2 for a discussion of the adoption of SFAS No. 121 on discontinued operations.

  During 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The adoption of SFAS No. 123 did not have a material effect on the Company's combined consolidated financial statements. (See Note 10.)

  During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the Company's combined consolidated financial statements and the appropriate disclosures required by these statements have been incorporated herein. The Company will adopt SFAS No. 130, "Reporting Comprehensive Income," in 1998 and does not expect it to have a material effect on the Company's combined consolidated financial statements.

2. HM SERVICES SPECIAL DIVIDEND

  On December 29, 1995, Host Marriott distributed to its shareholders through the Special Dividend all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a wholly-owned subsidiary of Host Marriott, which, as of the date of the Special Dividend, owned and operated food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions. The Special Dividend provided Host Marriott shareholders with one share of common stock of HM Services for every five shares of Host Marriott common stock held by such shareholders on the record date of December 22, 1995. Host Marriott recorded approximately $9 million of expenses related to the consummation of the Special Dividend in 1995. Revenues for Host Marriott's discontinued operations totaled $1,158 million in 1995. The provision for loss on disposal includes the operating loss from discontinued operations from August 9, 1995 (measurement date) through December 29, 1995 of $44 million, net of taxes, and estimated expenses related to the Special Dividend of $9 million.

  Effective September 9, 1995, the Company adopted SFAS No. 121, which requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. As a result of the adoption of SFAS No. 121, the Company recognized a non-cash, pre-tax charge during the fourth quarter of 1995 of $47 million. Such charge has been reflected in discontinued operations for fiscal year 1995.

  For purposes of governing certain of the ongoing relationships between Host Marriott and HM Services after the Special Dividend and to provide for an orderly transition, Host Marriott and HM Services entered into various

                             HOST MARRIOTT HOTELS
agreements including a Distribution Agreement, an Employee Benefits Allocation Agreement, a Tax Sharing Agreement and a Transitional Services Agreement. Effective as of December 29, 1995, these agreements provide, among other things, for the division between Host Marriott and HM Services of certain assets and liabilities, including but not limited to liabilities related to employee stock and other benefit plans and the establishment of certain obligations for HM Services to issue shares upon exercise of warrants (see
Note 7) and to issue shares or pay cash to Host Marriott upon exercise of stock options held by certain former employees of Host Marriott (see Note 10).

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Land and land improvements................................... $  418  $  349
   Buildings and leasehold improvements.........................  4,325   3,507
   Furniture and equipment......................................    688     548
   Construction in progress.....................................     38      82
                                                                 ------  ------
                                                                  5,469   4,486
   Less accumulated depreciation and amortization...............   (835)   (681)
                                                                 ------  ------
                                                                 $4,634  $3,805
                                                                 ======  ======

  Interest cost capitalized in connection with the Company's development and construction activities totaled $1 million in 1997, $3 million in 1996 and $5 million in 1995.

  In 1997, the Company, through an agreement with the ground lessor of one of its properties terminated its ground lease and recorded a $15 million loss on the write-off of its investment, including certain transaction costs, which has been included in net gains (losses) on property transactions in the accompanying combined consolidated financial statements.

  In 1996, the Company recorded additional depreciation expense of $15 million as a result of a change in the estimated depreciable lives and salvage values for certain hotel properties. Also, in 1996, the Company recorded a $4 million charge to write down an undeveloped land parcel to its net realizable value based on its expected sales value.

  In 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale and recorded a $10 million charge to write down the carrying value of five of these individual properties to their estimated net realizable values. In the fourth quarter of 1995, management instituted a program to liquidate certain non-income producing assets and to reinvest the proceeds in the acquisition of full-service hotels. As part of this program, management determined that a 174-acre parcel of undeveloped land in Germantown, Maryland that was to be developed into an office project over an extended period of time would no longer be developed and instead decided to attempt to sell the property. Accordingly, the Company recorded a pre-tax charge of $60 million in the fourth quarter of 1995 to reduce the asset to its estimated sales value. In 1997, the Company sold a portion of the land parcel at its approximate net book value of $11 million.

                             HOST MARRIOTT HOTELS

4. INVESTMENTS IN AND RECEIVABLES FROM AFFILIATES

  Investments in and receivables from affiliates consist of the following:

                                                             OWNERSHIP
                                                             INTERESTS 1997 1996
                                                             --------- ---- ----
                                                                (IN MILLIONS)
   Equity investments
     Hotel partnerships which own 22 full-service Marriott
     Hotels, 120 Courtyard hotels, 50 Residence Inns and 50
     Fairfield Inns operated by Marriott International, as
     of January 2, 1998....................................    1%-50%  $13  $ 11
   Notes and other receivables, net........................      --     23   156
                                                                       ---  ----
                                                                       $36  $167
                                                                       ===  ====

  Hotel properties owned by affiliates generally were acquired from the Company in connection with limited partnership offerings. The Company or one of its subsidiaries typically serve as a general partner of each partnership and the hotels are operated by Marriott International under long-term agreements.

  In 1997, the Company acquired all of the outstanding interests in the Chesapeake Hotel Limited Partnership ("CHLP") that owns six hotels and acquired controlling interests in three affiliated partnerships for approximately $510 million, including the assumption of approximately $395 million of debt. These affiliated partnerships included the partnerships that own the 353-room Hanover Marriott and the 884-room Marriott's Desert Springs Resort and Spa and the Marriott Hotel Properties Limited Partnership ("MHPLP") that owns the 1,503-room Marriott Orlando World Center and a 50.5% interest in the 624-room Marriott Harbor Beach Resort. Subsequent to year-end, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including the assumption of $164 million of mortgage debt.

  In 1996, the Company purchased controlling interests in four affiliated partnerships for $640 million, including $429 million of existing debt. These affiliated partnerships included the partnership that owns the 1,355-room San Diego Marriott Hotel and Marina; the Marriott Hotel Properties II Limited Partnership that owns the 1,290-room New Orleans Marriott, the 999-room San Antonio Marriott Rivercenter, the 368-room San Ramon Marriott, and a 50% limited partner interest in the 754-room Santa Clara Marriott; the Marriott Suites Limited Partnership that owns four hotels; and the partnership that owns the 510-room Salt Lake City Marriott.

  Receivables from affiliates are reported net of reserves of $144 million at January 2, 1998 and $227 million at January 3, 1997. Receivables from affiliates at January 2, 1998 include a $10 million debt service guarantee for the partnership that owns the Atlanta Marriott Marquis, which was repaid in early 1998. Receivables from affiliates at January 3, 1997 included a $140 million mortgage note at 9% that amortizes through 2003, which is eliminated in the consolidated financial statements in 1997. The Company has committed to advance additional amounts to affiliates, if necessary, to cover certain debt service requirements. Such commitments are limited, in the aggregate, to an additional $60 million at January 2, 1998. Subsequent to January 2, 1998, this amount was reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the Atlanta Marriott Marquis. Net amounts repaid to the Company under these commitments totaled $2 million and $13 million in 1997 and 1996, respectively. Net amounts funded by the Company totaled $10 million in 1997 and $8 million in 1995. There were no fundings in 1996.

                              HOST MARRIOTT HOTELS

  The Company's pre-tax income from affiliates includes the following:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
   Interest income............................................... $11  $17  $16
   Equity in net income..........................................   5    3  --
                                                                  ---  ---  ---
                                                                  $16  $20  $16
                                                                  ===  ===  ===

  Combined summarized balance sheet information for the Company's affiliates follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Property and equipment....................................... $1,980  $2,605
   Other assets.................................................    283     331
                                                                 ------  ------
     Total assets............................................... $2,263  $2,936
                                                                 ======  ======
   Debt, principally mortgages.................................. $2,179  $2,834
   Other liabilities............................................    412     672
   Partners' deficit............................................   (328)   (570)
                                                                 ------  ------
     Total liabilities and partners' deficit.................... $2,263  $2,936
                                                                 ======  ======

  Combined summarized operating results for the Company's affiliates follow:

                                                            1997   1996   1995
                                                            -----  -----  -----
                                                              (IN MILLIONS)
   Revenues................................................ $ 603  $ 731  $ 759
   Operating expenses:
     Cash charges (including interest).....................  (376)  (460)  (495)
     Depreciation and other non-cash charges...............  (190)  (229)  (240)
                                                            -----  -----  -----
   Income before extraordinary items.......................    37     42     24
   Extraordinary items--forgiveness of debt................    40     12    181
                                                            -----  -----  -----
     Net income............................................ $  77  $  54  $ 205
                                                            =====  =====  =====

                             HOST MARRIOTT HOTELS

5. DEBT

  Debt consists of senior notes, mortgage notes, a convertible debt obligation to Host Marriott and other debt, all of which are included in these financial statements because the debt or replacement debt is expected to be contributed to the Company upon the REIT conversion. In August 1998 the Company repaid the Properties Notes, New Properties Note and Acquisition Notes described below. Debt consists of the following:

                                                                    1997   1996
                                                                   ------ ------
                                                                   (IN MILLIONS)
   Properties Notes, with a rate of 9 1/2% due May 2005..........  $  600 $  600
   New Properties Notes, with a rate of 8 7/8% due July 2007.....     600    --
   Acquisitions Notes, with a rate of 9% due December 2007.......     350    350
   Senior Notes, with an average rate of 9 3/4% at January 2,
    1998, maturing through 2012..................................      35     71
                                                                   ------ ------
     Total Senior Notes..........................................   1,585  1,021
                                                                   ------ ------
   Mortgage debt (non-recourse) secured by $2.4 billion of real estate assets, with an average rate of 8.5% at January 2,
    1998, maturing through 2022..................................   1,762  1,529
   Line of Credit, secured by $500 million of real estate assets, with a variable rate of Eurodollar plus 1.7% or Base Rate (as defined) plus 0.7% at the option of the Company (7.6% at
    January 2, 1998) due June 2004...............................      22    --
                                                                   ------ ------
     Total Mortgage Debt.........................................   1,784  1,529
                                                                   ------ ------
   Convertible debt obligation to Host Marriott, with a rate of
    6.75%, due 2026 (see Note 6).................................     567    567
   Other notes, with an average rate of 7.4% at January 2, 1998,
    maturing through 2017........................................      89     86
   Capital lease obligations.....................................       8     11
                                                                   ------ ------
     Total Other.................................................     664    664
                                                                   ------ ------
                                                                   $4,033 $3,214
                                                                   ====== ======

  In May 1995, HMH Properties, Inc. ("Properties"), a wholly-owned subsidiary of Host Marriott Hospitality, Inc. ("Hospitality"), issued an aggregate of $600 million of 9 1/2% senior secured notes (the "Properties Notes"). The bonds were issued in conjunction with a concurrent $400 million offering by a subsidiary of the discontinued HM Services' business at par, and have a final maturity of May 2005. The net proceeds were used to defease, and subsequently redeem, all of the senior notes issued by Host Marriott Hospitality, Inc. and to repay borrowings under the line of credit with Marriott International. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in 1995 of $17 million, net of taxes, related to continuing operations.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect, wholly-owned subsidiary of Host Marriott, issued $350 million of 9% senior notes (the "Acquisitions Notes"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. A portion of the net proceeds were utilized to repay in full the outstanding borrowings under the $230 million revolving line of credit (the "Acquisition Revolver"), which was then terminated. In connection with the termination of the Acquisition Revolver, the Company recognized an extraordinary loss in 1995 of $3 million, net of taxes.

  On July 10, 1997, Properties and Acquisitions completed consent solicitations (the "Consent Solicitations") with holders of their senior notes to amend certain provisions of their senior notes' indentures. The Consent

                             HOST MARRIOTT HOTELS

Solicitations facilitated the merger of Acquisitions with and into Properties (the "Properties Merger"). The amendments to the indentures also increased the ability of Properties to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold required to permit Properties to make distributions to affiliates.

  Concurrent with the Consent Solicitations and the Properties Merger, Properties issued an aggregate of $600 million of 8 7/8% senior notes (the "New Properties Notes") at par with a maturity of July 2007. Properties received net proceeds of approximately $570 million, net of the costs of the Consent Solicitations and the Offering, which will be used to fund future acquisitions of, or the purchase of interests in, full-service hotels and other lodging-related properties, as well as for general corporate purposes.

  The Properties Notes, the Acquisitions Notes and the New Properties Notes are guaranteed on a joint and several basis by certain of Properties' subsidiaries and rank pari passu in right of payment with all other existing future senior indebtedness of Properties. Properties was the owner of 58 of the Company's 95 lodging properties at January 2, 1998.

  The net assets of Properties at January 2, 1998 were approximately $518 million, substantially all of which were restricted to the payment of dividends. The payment of dividends to the Company from net income is restricted to the extent that cumulative EBITDA (Earnings Before Interest Expense, Taxes, Depreciation and Amortization) as defined in the Indenture exceeds 220% of cash interest expense (as defined). The indentures governing the Properties Notes, the Acquisitions Notes and the New Properties Notes contain covenants that, among other things, limit the ability to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of subsidiaries, and enter into certain mergers and consolidations.

  During 1997, Host Marriott, through a newly-created, wholly-owned subsidiary, HMC Capital Resources Corporation ("Capital Resources"), entered into a revolving line of credit agreement (the "Line of Credit") with a group of commercial banks under which it may borrow up to $500 million for the acquisition of lodging real estate and for Host Marriott's working capital purposes. On June 19, 2000, any outstanding borrowings on the Line of Credit convert to a term loan arrangement with all unpaid advances due June 19, 2004. Borrowings under the Line of Credit bear interest at either the Eurodollar rate plus 1.7% or the Base Rate (as defined in the agreement) plus 0.7%, at the option of Host Marriott. An annual fee of 0.35% is charged on the unused portion of the commitment. The Line of Credit was originally secured by six hotel properties contributed to Capital Resources, with a carrying value of approximately $500 million as of January 2, 1998, and is guaranteed by the Company. As a result of this transaction, Host Marriott terminated its line of credit with Marriott International. As of January 2, 1998, outstanding borrowings on the Line of Credit were approximately $22 million as a result of a borrowing to fund the acquisition of the Ontario Airport Marriott.

  Host Marriott also purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott in 1997. Host Marriott purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes.

  In 1997, Host Marriott incurred approximately $418 million of mortgage debt in conjunction with the acquisition of 11 hotels.

  In conjunction with the construction of the Philadelphia Marriott, which was completed and opened in January 1995, the Company obtained first mortgage financing from Marriott International for 60% of the construction and development costs of the hotel. In the fourth quarter of 1996, Host Marriott repaid the $109

                             HOST MARRIOTT HOTELS
million mortgage, prior to the rate increasing to 10% per annum with an additional 2% deferred, with the proceeds from the convertible preferred securities offering discussed in Note 6. In the first quarter of 1997, Host Marriott obtained $90 million in first mortgage financing from two insurance companies secured by the Philadelphia Marriott. The mortgage bears interest at a fixed rate of 8.49% and matures in April 2009.

  In December 1997, Host Marriott successfully completed the refinancing of the MHPLP mortgage debt for approximately $152 million. The new mortgage bears interest at 7.48% and matures in January 2008. In connection with the refinancing, the Company recognized an extraordinary loss of $2 million which represents payment of a prepayment penalty and the write-off of unamortized deferred financing fees, net of taxes.

  At January 2, 1998, the Company was party to an interest rate exchange agreement with a financial institution (the contracting party) with an aggregate notional amount of $100 million. Under this agreement, the Company collects interest based on specified floating interest rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998 in conjunction with the maturity of the mortgage on the New York Marriott Marquis. Also in 1997, the Company was party to two additional interest rate swap agreements with an aggregate notional amount of $400 million which expired in May 1997. The Company realized a net reduction of interest expense of $1 million in 1997, $6 million in 1996 and $5 million in 1995 related to interest rate exchange agreements. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt rating for the contracting party is A-. The Company is exposed to credit loss equal to the accrued interest receivable on the notional amount of interest rate exchange agreements outstanding ($0 at January 2, 1998) in the event of non-performance by the contracting party to the interest rate swap agreements; however, the Company does not anticipate non-performance by the contracting party.

  Aggregate debt maturities at January 2, 1998, excluding capital lease obligations, are (in millions):

   1998.................................................................. $  316
   1999..................................................................     28
   2000..................................................................    131
   2001..................................................................    132
   2002..................................................................    156
   Thereafter............................................................  3,262
                                                                          ------
                                                                          $4,025
                                                                          ======

  Cash paid for interest for continuing operations, net of amounts capitalized was $316 million in 1997, $220 million in 1996 and $177 million in 1995. Deferred financing costs, which are included in other assets, amounted to $96 million and $61 million, net of accumulated amortization, as of January 2, 1998 and January 3, 1997, respectively. Amortization of deferred financing costs totaled $7 million, $5 million and $4 million in 1997, 1996 and 1995, respectively.

6. CONVERTIBLE DEBT OBLIGATION TO HOST MARRIOTT CORPORATION

  The obligation for the $567 million of 6 3/4% Convertible Subordinated Debentures (the "Debentures") has been pushed down to these financial statements because it is expected that upon the REIT Conversion the Operating Partnership will assume primary liability for repayment of the Debentures of Host Marriott underlying the Convertible Preferred Securities of the Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of Host Marriott. The common securities of Host Marriott Financial Trust will not be contributed to the Operating Partnership and therefore Host Marriott Financial Trust will not be consolidated by the Operating Partnership. Upon conversion by a Convertible Preferred Securities holder, the REIT will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by the REIT, the Operating Partnership will issue to the REIT the number of OP Units equal to the number of shares of the REIT common stock in exchange for the Debentures.

                             HOST MARRIOTT HOTELS

  In December 1996, the Issuer issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by Host Marriott to the extent the Issuer has funds available therefor. This guarantee, when taken together with Host Marriott obligations under the indenture pursuant to which the Debentures were issued, the Debentures, Host Marriott's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Debentures due December 2, 2026 issued by Host Marriott. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures. The note receivable from Host Marriott for the Debentures is the Issuer's sole asset. Separate financial statements of the Issuer are not presented because of Host Marriott's guarantee described above; Host Marriott's management has concluded that such financial statements are not material to investors and the Issuer is wholly-owned and essentially has no independent operations.

  Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Host Marriott common stock at the rate of 2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Company common stock). The Debentures are convertible at the option of the holders into shares of Host Marriott common stock at a conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The conversion rate is subject to adjustments in certain events, including (i) payment of dividends (and other distributions) on Host common stock by Host in shares of Host common stock; (ii) distributions to all holders of Host common stock of rights or warrants entitling such holders (for a period not to exceed 45 days) to subscribe for or purchase Host common stock at an exercise price less than the market price of Host common stock; (iii) subdivisions and combinations of Host common stock; (iv) payment of dividends (and other distributions) on Host common stock consisting of indebtedness of Host, capital stock or other securities, assets or cash (other than certain cash dividends at an annualized rate of up to 12.5% of the market price of Host common stock); (v) payments for Host common stock by Host or any of its subsidiaries in respect of a tender or exchange offer (other than an odd-lot offer) at a price per share in excess of 110% of the market price of Host common stock; (vi) consummation by Host of certain mergers, a consolidation, a sale of all or substantially all of its assets, a recapitalization or certain reclassifications of Host common stock. The distribution of the capital stock of Crestline to all holders of Host REIT common stock would, and certain other elements of the REIT Conversion (such as other distributions of Host's accumulated earnings and profits) will, result in an adjustment to the conversion price of the Debentures. The REIT Conversion could result in a material adjustment to the conversion price of the Debentures and the Convertible Preferred Securities depending upon the ultimate amount of the E&P Distribution and the value of Host REIT Common Stock. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 1997 and 1996, no shares were converted into common stock.

  Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Host Marriott may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host Marriott will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

                             HOST MARRIOTT HOTELS

  Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by Host Marriott of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

7. SHAREHOLDERS' EQUITY OF HOST MARRIOTT

  It is expected that upon the REIT Conversion that the Company will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Additionally, limited partnership units issued to partners of the eight public limited partnerships and five private limited partnerships will be convertible on a one for one basis into a share of stock of Host Marriott for each OP Unit owned or at the election of Host Marriott Trust, in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

  Six hundred million shares of common stock of Host Marriott, with a par value of $1 per share, are authorized, of which 203.8 million and 202.0 million were issued and outstanding as of January 2, 1998 and January 3, 1997, respectively. One million shares of no par value preferred stock are authorized with none outstanding. During 1995, substantially all outstanding shares of such preferred stock were converted into approximately five million shares of Host Marriott common stock with the remainder defeased.

  On March 27, 1996, Host Marriott completed the issuance of 31.6 million shares of common stock for net proceeds of nearly $400 million.

  In connection with a class action settlement, Host Marriott issued warrants to purchase up to 7.7 million shares of Host Marriott's common stock at $8.00 per share through October 8, 1996 and $10.00 per share thereafter. During 1996, 6.8 million warrants were exercised at $8.00 per share and an equivalent number of shares of Host Marriott common stock were issued. During 1997, approximately 60,000 warrants were exercised at $10.00 per share and an equivalent number of shares of Host Marriott common stock were issued. As of January 2, 1998, there were approximately 550,000 warrants outstanding.

  In February 1989, the Board of Directors of Host Marriott adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of Host Marriott's common stock. Each right entitles the holder to buy 1/1,000th of a share of a newly issued series of junior participating preferred stock of Host Marriott at an exercise price of $150 per share. The rights will be exercisable 10 days after a person or group acquires beneficial ownership of at least 20%, or begins a tender or exchange offer for at least 30%, of Host Marriott's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are non-voting and will expire on February 2, 1999, unless exercised or previously redeemed by Host Marriott for $.01 each. If Host Marriott is involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either Host Marriott or the acquiror having a value of twice the exercise price of the right.

8. INCOME TAXES

  The accompanying financial statements reflect the deferred income taxes related to the expected future tax consequences of those temporary differences specifically allocable to the Company based on the Contribution. Upon the REIT Conversion and the Contribution it is expected that the Company will be a limited partnership and taxable income or loss will be allocated among its partners. Further, Host Marriott expects to qualify as a REIT and will allocate its taxable income or loss to its shareholders. Accordingly, upon the REIT Conversion

                             HOST MARRIOTT HOTELS
and the Contribution, the Company will not have a Federal tax provision or a state tax provision in many states and in accordance with Statement of Financial Accounting Standards No. 109 the Company will record an adjustment to the tax provision in the fiscal year during which the REIT Conversion takes place for the tax effect of the reversal of certain of the Company's deferred taxes.

  Total deferred tax assets and liabilities at January 2, 1998 and January 3, 1997 were as follows:

                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
   Deferred tax assets......................................... $  159  $  139
   Deferred tax liabilities....................................   (646)   (603)
                                                                ------  ------
     Net deferred income tax liability......................... $ (487) $ (464)
                                                                ======  ======

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 and January 3, 1997 follows:

                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
   Investments in affiliates................................... $ (310) $ (303)
   Property and equipment......................................   (179)   (135)
   Safe harbor lease investments...............................    (65)    (73)
   Deferred tax gain...........................................    (92)    (92)
   Reserves....................................................    103      97
   Alternative minimum tax credit carryforwards................     41      26
   Other, net..................................................     15      16
                                                                ------  ------
   Net deferred income tax liability........................... $ (487) $ (464)
                                                                ======  ======

  The provision (benefit) for income taxes consists of:

                                                                 1997 1996  1995
                                                                 ---- ----  ----
                                                                 (IN MILLIONS)
   Current-- Federal............................................ $18  $(2)  $  7
   -- State.....................................................   4    3      3
   -- Foreign...................................................   3    3    --
                                                                 ---  ---   ----
                                                                  25    4     10
                                                                 ---  ---   ----
   Deferred-- Federal...........................................   8    2    (23)
   -- State.....................................................   2   (1)   --
                                                                 ---  ---   ----
                                                                  10    1    (23)
                                                                 ---  ---   ----
                                                                 $35  $ 5   $(13)
                                                                 ===  ===   ====

  At January 2, 1998, Host Marriott had approximately $41 million of alternative minimum tax credit carryforwards available which do not expire.

  Through 1997, Host Marriott settled with the Internal Revenue Service ("IRS") substantially all issues for tax years 1979 through 1993. Host Marriott expects to resolve any remaining issues with no material impact on the combined consolidated financial statements. Host Marriott made net payments to the IRS of approximately $10 million and $45 million in 1997 and 1996, respectively, related to these settlements. Certain adjustments totaling approximately $2 million and $11 million in 1996 and 1995, respectively, were made to the tax provision related to those settlements.

                             HOST MARRIOTT HOTELS

  A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate follows:

                                                           1997  1996    1995
                                                           ----  -----   -----
   Statutory Federal tax rate............................. 35.0% (35.0)% (35.0)%
   State income taxes, net of Federal tax benefit.........  4.9   21.7     2.5
   Tax credits............................................ (2.7)   --     (0.1)
   Additional tax on foreign source income................  6.0   40.8     --
   Tax contingencies......................................  --    25.0    14.6
   Permanent items........................................  0.1    9.0     --
   Other, net............................................. (0.6)   1.0     0.7
                                                           ----  -----   -----
   Effective income tax rate.............................. 42.7%  62.5%  (17.3)%
                                                           ====  =====   =====

  As part of the Marriott International Distribution and the Special Dividend, Host Marriott, Marriott International and HM Services entered into tax-sharing agreements which reflect each party's rights and obligations with respect to deficiencies and refunds, if any, of Federal, state or other taxes relating to the businesses of Host Marriott, Marriott International and HM Services prior to the Marriott International Distribution and the Special Dividend.

  Cash paid for income taxes, including IRS settlements, net of refunds received, was $56 million in 1997, $40 million in 1996 and $22 million in 1995.

9. LEASES

  The Company leases certain property and equipment under non-cancelable operating and capital leases. Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
                                                                 (IN MILLIONS)
   1998.......................................................   $ 2    $  115
   1999.......................................................     2       111
   2000.......................................................     1       108
   2001.......................................................     1       106
   2002.......................................................     1       103
   Thereafter.................................................     5     1,358
                                                                 ---    ------
   Total minimum lease payments...............................    12    $1,901
                                                                        ======
   Less amount representing interest..........................    (4)
                                                                 ---
   Present value of minimum lease payments....................   $ 8
                                                                 ===

  As discussed in Note 12, Host Marriott sold and leased back 37 of its Courtyard properties in 1995 and an additional 16 Courtyard properties in 1996 to Hospitality Properties Trust. Additionally, in 1996, Host Marriott sold and leased back 18 of its Residence Inns to Hospitality Properties Trust. These leases, which are accounted for as operating leases and are included above, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of the Company. Minimum rent payments are $51 million annually for the Courtyard properties and $17 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to the owner under the terms of the leases.

  Leases also include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provision for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts.

                             HOST MARRIOTT HOTELS

  Certain of the lease payments included in the table above relate to facilities used in the Company's former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals of $124 million payable to the Company under non-cancelable subleases.

  The Company remains contingently liable at January 2, 1998 on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $110 million at January 2, 1998. However, management considers the likelihood of any substantial funding related to these leases to be remote.

  Rent expense consists of:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
   Minimum rentals on operating leases........................... $ 98 $83  $34
   Additional rentals based on sales.............................   20  16   17
                                                                  ---- ---  ---
                                                                  $118 $99  $51
                                                                  ==== ===  ===

10. EMPLOYEE STOCK PLANS

  It is expected that upon the REIT Conversion the Company will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Additionally, OP Units issued to partners of the eight public limited partnerships and five private limited partnerships will be convertible on a one for one basis into shares of Host Marriott stock for each OP Unit owned or, at the election of Host Marriott Trust, in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

  At January 2, 1998, Host Marriott has two stock-based compensation plans which are described below. Under the comprehensive stock plan (the "Comprehensive Plan"), Host Marriott may award to participating employees (i) options to purchase Host Marriott common stock, (ii) deferred shares of Host Marriott's common stock and (iii) restricted shares of Host Marriott's common stock. In addition, Host Marriott has an employee stock purchase plan (the "Employee Stock Purchase Plan"). The principal terms and conditions of the two plans are summarized below.

  Total shares of common stock reserved and available for issuance under employee stock plans at January 2, 1998 are:

                                                                   (IN MILLIONS)
   Comprehensive Plan.............................................       28
   Employee Stock Purchase Plan...................................        3
                                                                        ---
                                                                         31
                                                                        ===

  Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Options granted before May 11, 1990 expire 10 years after the date of grant and nonqualified options granted on or after May 11, 1990 expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International Distribution, Host Marriott issued an equivalent number of Marriott International options and adjusted the exercise prices of its options, then outstanding, based on the relative trading prices of shares of the common stock of the two companies.

                             HOST MARRIOTT HOTELS

  Host Marriott continues to account for expense under its plans under the provisions of Accounting Principle Board Opinion 25 and related interpretations as permitted under SFAS No. 123. Accordingly, no compensation cost has been recognized for its fixed stock options under the Comprehensive Plan and its Employee Stock Purchase Plan.

  For purposes of the following disclosures required by SFAS No. 123, the fair value of each option granted has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rate of 6.2%, 6.6% and 6.8%, respectively, volatility of 35%, 36% and 37%, respectively, expected lives of 12 years and no dividend yield. The weighted average fair value per option granted during the year was $13.13 in 1997, $8.68 in 1996 and $5.76 in 1995.

  Pro forma compensation cost for 1997, 1996 and 1995 would have reduced (increased) net income (loss) by approximately $330,000, ($150,000) and ($5,000), respectively. Basic and diluted earnings per share on a pro forma basis for Host Marriott were not impacted by the pro forma compensation cost in 1997, 1996 and 1995.

  The effects of the implementation of SFAS No. 123 are not representative of the effects on reported net income in future years because only the effects of stock option awards granted in 1995, 1996 and 1997 have been considered.

  In connection with the Special Dividend, the then outstanding options held by current and former employees of Host Marriott were redenominated in both Host Marriott and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. For all options held by certain current and former employees of Marriott International, the number and exercise price of the options were adjusted based on the trading prices of shares of the Host Marriott's common stock immediately before and after the Special Dividend. Therefore, the options outstanding reflect these revised exercise prices. Pursuant to the Distribution Agreement between the Company and HM Services, Host Marriott has the right to receive up to 1.4 million shares of HM Services' common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. As of January 2, 1998, Host Marriott valued this right at approximately $20 million, which is included in other assets. A summary of the status of Host Marriott's stock option plan for 1997, 1996 and 1995 follows:

                                      1997                         1996                         1995
                          ---------------------------- ---------------------------- ----------------------------
                                           WEIGHTED                     WEIGHTED
                                           AVERAGE       WEIGHTED       AVERAGE                      AVERAGE
                             SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                          ------------- -------------- ------------- -------------- ------------- --------------
                          (IN MILLIONS)                (IN MILLIONS)                (IN MILLIONS)
Balance, at beginning of
 year...................       8.3           $  4          10.0           $  4          11.7           $  4
Granted.................        .1             20            .2             13           --             --
Exercised...............      (1.6)             4          (1.9)             4          (2.3)             4
Forfeited/Expired.......       --             --            --             --            (.3)             4
Adjustment for Special
 Dividend...............       --             --            --             --             .9              4
                              ----                         ----                         ----
  Balance, at end of
   year.................       6.8              4           8.3              4          10.0              4
                              ====                         ====                         ====
Options exercisable at
 year-end...............       6.4                          7.6                          8.5

                             HOST MARRIOTT HOTELS

  The following table summarizes information about stock options outstanding at January 2, 1998:

                                OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                 ------------------------------------------------- --------------------------------
                     SHARES      WEIGHTED AVERAGE                      SHARES
                   OUTSTANDING      REMAINING     WEIGHTED AVERAGE   EXERCISABLE   WEIGHTED AVERAGE
   RANGE OF            AT          CONTRACTUAL        EXERCISE           AT            EXERCISE
EXERCISE PRICES  JANUARY 2, 1998       LIFE            PRICE       JANUARY 2, 1998      PRICE
---------------  --------------- ---------------- ---------------- --------------- ----------------
      1-3              4.4               9              $ 2              4.4             $  2
      4-6              1.7               4                6              1.7                6
      7-9               .4              12                9               .3                9
     10-12              .1              14               12              --               --
     13-15              .1              14               15              --               --
     19-22              .1              15               20              --               --
                       ---                                               ---
                       6.8                                               6.4
                       ===                                               ===

  Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Deferred stock incentive plan shares granted in 1990 and prior years generally vest in annual installments commencing one year after the date of grant and continuing for 10 years. Employees also could elect to forfeit one-fourth of their deferred stock incentive plan award in exchange for accelerated vesting over a 10-year period. Host Marriott accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 1997, 1996 and 1995, 14,000, 13,000 and 158,000 shares were granted, respectively, under this plan. The compensation cost that has been charged against income for deferred stock was $1 million in 1995 and was not material in 1996 and 1997. The weighted average fair value per share granted during each year was $15.81 in 1997, $11.81 in 1996 and $8.49 in 1995.


  In 1993, 3,537,000 restricted stock plan shares under the Comprehensive Plan were issued to officers and key executives to be distributed over the next three to 10 years in annual installments based on continued employment and the attainment of certain performance criteria. Host Marriott recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of Host Marriott's common stock. In 1997 and 1996, 198,000 and 2,511,000 shares of additional restricted stock plan shares were granted to certain key employees under terms and conditions similar to the 1993 grants. Approximately 161,000 and 500,000 shares were forfeited in 1996 and 1995, respectively. There were no shares forfeited in 1997. Host Marriott recorded compensation expense of $13 million, $11 million and $5 million in 1997, 1996 and 1995, respectively, related to these awards. The weighted average fair value per share granted during each year was $16.88 in 1997 and $14.01 in 1996. There were no restricted stock plan shares granted in 1995.

  Under the terms of the Employee Stock Purchase Plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

11. PROFIT SHARING AND POSTEMPLOYMENT BENEFIT PLANS

  Host Marriott contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by Host Marriott is determined annually by the Board of Directors. Host Marriott provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material in 1995 through 1997.

                             HOST MARRIOTT HOTELS

12. ACQUISITIONS AND DISPOSITIONS

  In 1998, the Company acquired, or purchased controlling interests in six full-service hotels totaling 3,270 rooms for an aggregate purchase price of approximately $388 million and entered into an agreement to acquire a controlling interest in the 397-room Ritz-Carlton in Tysons Corner, Virginia.

  In April 1998, Host Marriott reached a definitive agreement with various affiliates of The Blackstone Group and Blackstone Real Estate Partners (collectively, "Blackstone") to acquire interests in 12 world-class luxury hotels in the U.S. and certain other assets in a transaction valued at approximately $1.735 billion, including the assumption of two mortgages, one of which is secured by a thirteenth hotel. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately
43.7 million Operating Partnership units. Each OP Unit will be exchangeable for one share of Host Marriott common stock (or its cash equivalent). Upon completion of the acquisition, Blackstone will own approximately 18% of the outstanding shares of Host Marriott common stock on a fully converted basis. The Blackstone portfolio consists of two Ritz-Carlton, three Four Seasons, one Grand Hyatt, three Hyatt Regencies and four Swissotel properties and a mortgage on a third Four Seasons.

  In 1998, the Company sold two hotels totaling 854 rooms for approximately $212 million.

  In 1997, the Company acquired eight full-service hotels totaling 3,600 rooms for approximately $145 million. In addition, the Company acquired controlling interests in nine full-service hotels totaling 5,024 rooms for approximately $621 million, including the assumption of approximately $418 million of debt. The Company also completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996.

  In 1996, the Company acquired six full-service hotels totaling 1,964 rooms for an aggregate purchase price of approximately $189 million. In addition, the Company acquired controlling interests in 17 full-service hotels totaling 8,917 rooms for an aggregate purchase price of approximately $1.1 billion, including the assumption of approximately $696 million of debt. The Company also purchased the first mortgage of the 504-room New York Marriott Financial Center for approximately $101 million.

  In 1995, the Company acquired nine full-service hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million.

  During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold and leased back from Hospitality Properties Trust for approximately $330 million. The Company received net proceeds from the two transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

  In the first and second quarters of 1996, the Company completed the sale and leaseback of 16 of its Courtyard properties and 18 of its Residence Inn properties for $349 million. The Company received net proceeds of approximately $314 million and will receive approximately $35 million upon expiration of the leases. A deferred gain of $45 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

                             HOST MARRIOTT HOTELS

  The Company's summarized, unaudited combined consolidated pro forma results of operations, assuming the above transactions, the refinancings and new debt activity discussed in Note 5 occurred, along with the purchase of the remaining interests in the eight public partnerships and five private partnerships, the contribution and the REIT Conversion, on December 30, 1995, are as follows (in millions):

                                                                   1997   1996
                                                                  ------ ------
   Revenues...................................................... $3,512 $3,267
   Operating profit..............................................    529    454
   Income (loss) before extraordinary items......................     37    (42)

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of certain financial assets and liabilities and other financial instruments are shown below:

                                                     1997           1996
                                               --------------- ---------------
                                               CARRYING  FAIR  CARRYING  FAIR
                                                AMOUNT  VALUE   AMOUNT  VALUE
                                               -------- ------ -------- ------
                                                        (IN MILLIONS)
   Financial assets
     Short-term marketable securities.........  $  354  $  354  $  --   $  --
     Receivables from affiliates..............      23      26     156     174
     Notes receivable.........................      31      48     141     155
     Other....................................      20      20      13      13
   Financial liabilities
     Debt, net of capital leases..............   3,458   3,492   2,636   2,654
   Other financial instruments
     Obligation to Host Marriott for
      Convertible Preferred Securities........     550     638     550     595
     Interest rate swap agreements............     --      --      --        1
   Affiliate debt service commitments.........     --      --      --      --

  Short-term marketable securities and the obligation to Host Marriott for Convertible Preferred Securities are valued based on quoted market prices. Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of the Line of Credit and other notes are estimated to be equal to their carrying value. Senior Notes are valued based on quoted market prices.

  The Company is contingently liable under various guarantees of obligations of certain affiliates (affiliate debt service commitments) with a maximum commitment of $60 million at January 2, 1998 and $117 million at January 3, 1997. A fair value is assigned to commitments with expected future fundings. The fair value of the commitments represents the net expected future payments discounted at risk-adjusted rates. Such payments are accrued on an undiscounted basis.

  The fair value of interest rate swap agreements is based on the estimated amount the Company would pay or receive to terminate the swap agreements. The aggregate notional amount of the agreements was $100 million at January 2, 1998 and $525 million at January 3, 1997.

14. MARRIOTT INTERNATIONAL DISTRIBUTION AND RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  On October 8, 1993 (the "Marriott International Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Marriott International Distribution"), to holders of Marriott

                             HOST MARRIOTT HOTELS

Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly-owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. Host Marriott retained the former Marriott Corporation's airport and tollroad food, beverage and merchandise concessions operations, as well as most of its real estate properties. Effective at the Marriott International Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation.

  Host Marriott and Marriott International have entered into various agreements in connection with the Marriott International Distribution and thereafter which provide, among other things, that (i) the majority of the Company's hotel lodging properties are managed by Marriott International under agreements with initial terms of 15 to 20 years and which are subject to renewal at the option of Marriott International for up to an additional 16 to 30 years (see Note 15); (ii) 10 of the Company's full-service properties are operated under franchise agreements with Marriott International with terms of 15 to 30 years; (iii) Marriott International guarantees the Company's performance in connection with certain loans and other obligations ($107 million at January 2, 1998); (iv) the Company borrowed and repaid $109 million of first mortgage financing for construction of the Philadelphia Marriott (see
Note 5); (v) Marriott International provided the Company with $70 million of mortgage financing in 1995 for the acquisition of three full-service properties by the Company at an average interest rate of 8.5% (Marriott International subsequently sold one of the loans in November 1996); (vi) Marriott International and the Company formed a joint venture and Marriott International provided the Company with $29 million in debt financing at an average interest rate of 12.7% and $28 million in preferred equity in 1996 for the acquisition of two full-service properties in Mexico City, Mexico; (vii) in 1995, the Company also acquired a full-service property from a partnership in which Marriott International owned a 50% interest; and (viii) Marriott International provides certain limited administrative services.

  In 1997, 1996 and 1995, Host Marriott paid to Marriott International $162 million, $101 million and $67 million, respectively, in hotel management fees; $19 million, $18 million and $21 million, respectively, in interest and commitment fees under the debt financing and line of credit provided by Marriott International and $3 million, $4 million and $12 million, respectively, for limited administrative services. Host Marriott also paid Marriott International $4 million, $2 million and $1 million, respectively, in franchise fees in 1997, 1996 and 1995.

  Additionally, Marriott International has the right to purchase up to 20% of the voting stock of Host Marriott if certain events involving a change in control of Host Marriott occur.

15. HOTEL MANAGEMENT AGREEMENTS

  Most of the Company's hotels are subject to management agreements (the "Agreements") under which Marriott International manages most of the Company's hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The Agreements generally provide for payment of base management fees equal to one to four percent of sales and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the Agreements) over a priority return (as defined) to the Company, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit. In the event of early termination of the Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied. No agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other agreement and a single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

                             HOST MARRIOTT HOTELS

  Pursuant to the terms of the Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Company's hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

  The Company is obligated to provide the manager with sufficient funds to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels' property and improvements. Under certain circumstances, the Company will be required to establish escrow accounts for such purposes under terms outlined in the Agreements.

  The Company has entered into franchise agreements with Marriott International for ten hotels. Pursuant to these franchise agreements, the Company generally pays a franchise fee based on a percentage of room sales and food and beverage sales as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of sales, while fees for food and beverage sales vary from two to three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

  The Company has entered into management agreements with The Ritz-Carlton Hotel Company, LLC ("Ritz-Carlton"), an affiliate of Marriott International, to manage four of the Company's hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to four percent of sales and incentive management fees are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

  The Company has also entered into management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 12 of its hotels (10 of which are franchised under the Marriott brand). These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party of up to an additional one to 15 years. These agreements generally provide for payment of base management fees equal to one to three percent of sales. Seven of the 12 agreements also provide for incentive management fees generally equal to 15 to 20 percent of available cash flow, as defined in the agreements.

  At January 2, 1998 and January 3, 1997, $75 million and $76 million, respectively, have been advanced to the hotel managers for working capital and are included in "Due From Managers" in the accompanying combined consolidated balance sheets.

16. LITIGATION

  The Company is from time-to-time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

  In the fourth quarter of 1997, the Company reached a settlement in a lawsuit against Trinity Industries and others for claims related to construction of the New York Marriott Marquis. In settlement of the lawsuit, the Company and its affiliate received a cash settlement of approximately $70 million, the majority of which was considered a recovery of construction costs and $10 million of which has been recorded as other revenues in the accompanying combined consolidated financial statements.

                             HOST MARRIOTT HOTELS

17. GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

  The Company operates in the full-service hotel segment of the lodging industry. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands, contain an average of nearly 500 rooms, as well as supply other amenities such as meeting space and banquet facilities; a variety of restaurants and lounges; gift shops; and swimming pools. They are typically located in downtown, airport, suburban and resort areas throughout the United States.

  As of January 2, 1998, the Company's foreign operations consist of four full-service hotel properties located in Canada and two full-service hotel properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues and long-lived assets for each of the geographical areas in which the Company operates (in millions):

                           1997                1996                1995
                    ------------------- ------------------- -------------------
                             LONG-LIVED          LONG-LIVED          LONG-LIVED
                    REVENUES   ASSETS   REVENUES   ASSETS   REVENUES   ASSETS
                    -------- ---------- -------- ---------- -------- ----------
United States......  $2,732    $4,412    $1,908    $3,587    $1,359    $2,842
International......      91       222        49       218         3        40
                     ------    ------    ------    ------    ------    ------
  Total............  $2,823    $4,634    $1,957    $3,805    $1,362    $2,882
                     ======    ======    ======    ======    ======    ======

18. SUBSEQUENT EVENTS (UNAUDITED)

  On August 5, 1998, Properties issued $1.7 billion of 7 7/8% senior notes issued in two series, consisting of $500 million due 2005 and $1.2 billion due 2008 (the "New Senior Notes"). The New Senior Notes are guaranteed by Host Marriott and Hospitality and certain subsidiaries of Properties and are secured by pledges of equity interests in certain subsidiaries of Properties. The Operating Partnership will assume the New Senior Notes in connection with the REIT Conversion and the guarantee by Host Marriott will terminate on the Effective Date.

  The indenture under which the New Senior Notes were issued contains covenants restricting the ability of Properties and certain of its subsidiaries to incur indebtedness, acquire or sell assets or make investments in other entities, and make distributions to equityholders of Properties and (following the REIT Conversion) the Operating Partnership. The New Senior Notes also contain a financial covenant requiring the maintenance of a specified ratio of unencumbered assets to unsecured debt.

  On August 5, 1998, Properties entered into a $1.25 billion credit facility (the "New Credit Facility") provided by a syndicate of financial institutions (the "Lenders") led by Bankers Trust Company. The New Credit Facility provides the Company with (i) a $350 million term loan facility (subject to increases as provided in the succeeding paragraph) and (ii) a $900 million revolving credit facility. The New Credit Facility will have an initial term of three years with two one-year options to extend. The proceeds of the New Credit Facility, along with the proceeds from the New Senior Notes, were used to fund the purchase of $1.55 billion of senior notes of Properties at the initial closing on August 5, 1998, and repay $22 million of outstanding borrowings under a line of credit provided by the Lenders to certain subsidiaries of the Company.

  The term loan facility was funded on the closing date of the New Credit Facility. The $350 million term loan facility may be increased by up to $250 million after the initial closing and will be available, subject to terms and conditions thereof and to the commitment of sufficient Lenders, in up to two drawings to be made on or prior to the second anniversary of the closing of the New Credit Facility. The Lenders will advance funds under the revolving credit facility as requested by the Company with minimum borrowing amounts and frequency limitations to be agreed upon, subject to customary conditions including, but not limited to, (i) no

                             HOST MARRIOTT HOTELS
existing or resulting default or event of default under the New Credit Facility and (ii) continued accuracy of representations and warranties in all material respects.

  The interest rate applicable to the New Credit Facility and the unused commitment fee applicable to the revolving portion of the New Credit Facility are calculated based on a spread over LIBOR that will fluctuate based on the quarterly recalculation of a leverage ratio set forth in the New Credit Facility. The New Credit Facility provides that in the event that the Company achieves one of several investment grade long-term unsecured indebtedness ratings, the spread over LIBOR applicable to the New Credit Facility will be fixed based on the particular rating achieved. If the Company elects to exercise its one-year extensions, the Company will be required to amortize approximately 22.5% per annum of the principal amount outstanding under the New Credit Facility at the end of the initial three-year term.

  The Company's obligations under the New Credit Facility are guaranteed, subject to certain conditions, on a senior basis by Host Marriottt Hospitality and certain of Properties' existing and future subsidiaries. The New Credit Facility will be assumed by the Operating Partnership in connection with the REIT Conversion and the guarantee of Host Marriott will then terminate. In addition, certain subsidiaries of Host Marriott other than Properties and its subsidiaries may, under certain circumstances, guarantee the obligations under the New Credit Facility in the future. Borrowings under the New Credit Facility will rank pari passu with the New Senior Notes and other existing and future senior indebtedness of the Company. The New Credit Facility is secured, on an equal and ratable basis, with the New Senior Notes by a pledge of the capital stock of certain direct and indirect subsidiaries of Properties. In addition, the New Credit Facility may, under certain circumstances in the future, be secured by a pledge of capital stock of certain subsidiaries of Host Marriott other than Properties and its subsidiaries.

  The New Credit Facility includes financial and other covenants that require the maintenance of certain ratios with respect to, among other things, maximum leverage, limitations on indebtedness, minimum net worth and interest and fixed charge coverage and restrict payment of distributions and investments, acquisitions and sales of assets by the Company.

                              HOST MARRIOTT HOTELS

                 CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

                            SEPTEMBER 11, 1998
                            (UNAUDITED, IN MILLIONS)

                                                                   PRO FORMA
                                                      HISTORICAL (SEE NOTE 12)
                       ASSETS                         ---------- -------------
Property and Equipment, net..........................   $5,288      $5,288
Notes and Other Receivables, net (including amounts
 due from affiliates of $111 million)................       29          29
Due from Managers....................................       83          83
Investments in Affiliates............................       18          18
Other Assets.........................................      321         321
Short-term Marketable Securities.....................       36          36
Cash and Cash Equivalents............................      512         287
                                                        ------      ------
                                                        $6,287      $6,062
                                                        ======      ======
               LIABILITIES AND EQUITY
Debt
  Senior Notes.......................................   $1,748      $1,748
  Mortgage Debt......................................    1,818       1,818
  Other..............................................      445         445
  Convertible Debt Obligation to Host Marriott
  Corporation........................................    567           567
                                                        ------      ------
                                                       4,578         4,578
Accounts Payable and Accrued Expenses................       62          62
Deferred Income Taxes................................      464         464
Other Liabilities....................................      437         437
                                                        ------      ------
    Total Liabilities................................    5,541       5,541
Equity
  Investments and Advances from Host Marriott Corpo-
   ration............................................      746         521
                                                        ------      ------
                                                        $6,287      $6,062
                                                        ======      ======



       See Notes to Condensed Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS

            CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

     THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998 AND SEPTEMBER 12, 1997
                            (UNAUDITED, IN MILLIONS)

                                                                 1998    1997
                                                                ------  ------
REVENUES
  Rooms........................................................ $1,514  $1,246
  Food and beverage............................................    642     500
  Other........................................................    159     120
                                                                ------  ------
    Total hotel revenues.......................................  2,315   1,866
  Net gains (losses) on property transactions..................     53       3
  Equity in earnings of affiliates.............................      1       3
  Other........................................................      6      10
                                                                ------  ------
    Total revenues.............................................  2,375   1,882
                                                                ------  ------
OPERATING COSTS AND EXPENSES
  Hotel property-level costs and expenses
    Rooms......................................................    348     285
    Food and beverage..........................................    477     381
    Other department costs and deductions......................     80      63
  Other hotel operating costs and expenses (including Marriott
   International management fees of $138 million and $111
   million, respectively)......................................    990     834
                                                                ------  ------
      Total hotel operating costs and expenses.................  1,895   1,563
  Other........................................................     15      21
                                                                ------  ------
      Total operating costs and expenses.......................  1,910   1,584
                                                                ------  ------
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE EXPENSES,
 REIT CONVERSION EXPENSES AND INTEREST.........................    465     297
Minority interest..............................................    (36)    (24)
Corporate expenses.............................................    (30)    (26)
REIT Conversion expenses.......................................    (14)    --
Interest expense (including interest on Convertible Debt to
 Host Marriott Corporation of $26 million in 1998 and 1997)....   (253)   (217)
Interest income................................................     38      36
                                                                ------  ------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM..............    170      66
Provision for income taxes.....................................    (72)    (28)
                                                                ------  ------
INCOME BEFORE EXTRAORDINARY ITEM...............................     98      38
Extraordinary item--Gain (loss) on extinguishment of debt (net of
 taxes of $80 million in 1998 and $3 million in 1997)..........   (148)      5
                                                                ------  ------
NET INCOME..................................................... $  (50) $   43
                                                                ======  ======

       See Notes to Condensed Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS

            CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

     THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998 AND SEPTEMBER 12, 1997
                            (UNAUDITED, IN MILLIONS)

                                                                 1998    1997
                                                                -------  -----
OPERATING ACTIVITIES
Income from continuing operations.............................. $    98  $  38
Adjustments to reconcile to cash from operations:
  Depreciation and amortization................................     167    153
  Income taxes.................................................      50    --
  Gains on sales of hotel properties...........................     (50)   --
Equity in (earnings) losses of affiliates......................      (1)   (4)
Changes in operating accounts..................................     (35)    74
Other..........................................................      31     43
                                                                -------  -----
    Cash from operations.......................................     260    304
                                                                -------  -----
INVESTING ACTIVITIES
Proceeds from sales of assets..................................     211     35
Acquisitions...................................................    (607)  (236)
Capital expenditures:
  Renewals and replacements....................................    (108)   (86)
  New development projects.....................................     (32)   --
  New investment capital expenditures..........................     (19)   (22)
Purchases of short-term marketable securities..................    (134)   --
Sales of short-term marketable securities......................     451    --
Notes receivable collections...................................       4      5
Affiliate collections, net.....................................     (78)    (1)
Other..........................................................     (12)    13
                                                                -------  -----
    Cash used in investing activities..........................   (324)   (292)
                                                                -------  -----
FINANCING ACTIVITIES
Cash transferred to Host Marriott..............................     (63)  (210)
Issuances of debt..............................................   2,004    652
Issuances of common stock by Host Marriott.....................       2      4
Scheduled principal repayments.................................     (39)  (51)
Debt prepayments...............................................  (1,631) (240)
Costs of extinguishment of debt................................    (175)   --
Other..........................................................     (16)    24
                                                                -------  -----
    Cash from financing activities.............................      82    179
                                                                -------  -----
INCREASE IN CASH AND CASH EQUIVALENTS.......................... $    18  $ 191
                                                                =======  =====
Non-cash financing activities:
  Assumption of mortgage debt for the acquisition of, or pur-
   chase of
   controlling interests in, certain hotel properties.......... $   164  $ 287
                                                                =======  =====


       See Notes to Condensed Combined Consolidated Financial Statements.

                             HOST MARRIOTT HOTELS

         NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to restructure Host Marriott's current business operations by the spin-off of Host Marriott's senior living business (Crestline Capital Corporation, "Crestline") and the contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be HMC Merger Corporation (to be renamed "Host Marriott Corporation"), a newly formed Maryland corporation that will merge into Host Marriott Corporation, a Delaware corporation and will qualify as a real estate investment trust ("REIT"). Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis.

  The accompanying condensed combined consolidated financial statements include the accounts of the Host Marriott hotels and the assets and liabilities expected to be included in the Contribution by Host Marriott to the Operating Partnership upon its planned conversion to a REIT (the "REIT Conversion"). In these condensed combined consolidated financial statements, Host Marriott Hotels is referred to as "Host Marriott Hotels" or the "Company." The condensed combined consolidated financial statements exclude the assets, liabilities, equity, operations and cash flows related to Host Marriott's portfolio of 31 senior living communities. After the REIT Conversion, Crestline will own these assets and lease the existing hotels from the Company.

  In June 1998, as part of the REIT Conversion, Host Marriott and the
   Operating Partnership filed a preliminary Prospectus/Consent Solicitation with the Securities and Exchange Commission. This Prospectus/Consent Solicitation Statement describes a proposal whereby the Operating Partnership will acquire by merger (the "Mergers") eight limited partnerships (the "Partnerships") that own full-service hotels in which Host Marriott or its subsidiaries are general partners. As more fully described in the Prospectus/Consent Solicitation Statement, limited partners of those Partnerships that participate in the Mergers will receive OP Units, or at their election, unsecured notes due December 15, 2005 issued by the Operating Partnership ("Notes") or common stock in the REIT, in exchange for their partnership interests in such partnerships. The Prospectus/Consent Solicitation period expires on December 12, 1998, unless extended.

  The REIT expects to qualify as a real estate investment trust under federal income tax law beginning January 1, 1999. However, consummation of the REIT Conversion is subject to significant contingencies that are outside the control of Host Marriott, including final Board of Directors approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed or that it will be effective as of January 1, 1999. If the REIT Conversion is not completed on January 1, 1999, the effectiveness of REIT election could be delayed until January 1, 2000, which would result in the Company continuing to pay a substantial amount of corporate-level income taxes in 1999.

  On April 20, 1998, Host Marriott and certain of its subsidiaries filed a shelf registration on Form S-3 (the "Shelf Registration") with the Securities and Exchange Commission for the issuance of up to $2.5 billion in securities, which may include debt, equity or a combination thereof. Host Marriott utilized $1.7 billion of the capacity under this Shelf Registration to issue the New Senior Notes (defined below) and anticipates that any net proceeds from the sale of additional offered securities will be used for refinancing of Host Marriott's indebtedness, acquisitions and general corporate purposes.

  On August 5, 1998, HMH Properties, Inc. ("HMH Properties"), an indirect wholly-owned subsidiary of Host Marriott, which owns 71 of Host Marriott's hotels, purchased substantially all of its (i) $600 million in 9 1/2% senior notes due 2005, (ii) $350 million in 9% senior notes due 2007 and
   (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Old Senior Notes"). Concurrently with each offer to

                             HOST MARRIOTT HOTELS
   purchase, HMH Properties successfully solicited consents (the "1998 Consent Solicitations") from registered holders of the Old Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Old Senior Notes were issued. HMH Properties simultaneously utilized the Shelf Registration to issue an aggregate of $1.7 billion in new senior notes (the "New Senior Notes"). The New Senior Notes were issued in two series, $500 million of 7 7/8% Series A notes due in 2005 and $1.2 billion of 7 7/8% Series B notes due in 2008. Approximately $21 million of the Old Senior Notes remain outstanding. The 1998 Consent Solicitations facilitated the merger of HMC Capital Resources Holdings Corporation ("Capital Resources"), a wholly-owned subsidiary of the Company, with and into HMH Properties. Capital Resources, the then owner of eight of Host Marriott's hotel properties, was the obligor under the $500 million revolving credit facility (the "Old Credit Facility").

  In conjunction with the issuance of the New Senior Notes, HMH Properties entered into a $1.25 billion credit facility (the "New Credit Facility") with a group of commercial banks. The New Credit Facility has an initial three year term with two one-year extension options. Borrowings under the New Credit Facility generally bear interest at the Eurodollar rate plus 1.75% (7.5% at September 11, 1998). The interest rate and commitment fee (0.35% at September 11, 1998) on the unused portion of the Credit Facility fluctuates based on certain financial ratios. The New Senior Notes and the New Credit Facility are guaranteed by Host Marriott and its wholly-owned subsidiary, Host Marriott Hospitality, Inc. and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties. The New Senior Notes and the New Credit Facility will be assumed by the Operating Partnership in connection with the REIT Conversion and the guarantee of the Company is expected to terminate upon the consummation of the REIT Conversion. As of September 11, 1998, $350 million was outstanding under the New Credit Facility.

  The New Credit Facility replaces the Company's Old Credit Facility. The net proceeds from the offering and borrowings under the New Credit Facility were used by Host Marriott to purchase substantially all of the Old Senior Notes, to make repayments outstanding under the Old Credit Facility and to make bond premium and consent payments totaling approximately $175 million. These costs, along with the write-off of deferred financing fees of approximately $52 million related to the Old Senior Notes and the Old Credit Facility, will be recorded as a pre-tax extraordinary loss on the extinguishment of debt in the third quarter of 1998. The New Credit Facility and the indenture under which the New Senior Notes were issued contain covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and make distributions to equityholders of HMH Properties, Host Marriott, and (following the REIT Conversion) the Operating Partnership and Host REIT. The New Credit Facility and the New Senior Notes also contain certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt.

  The accompanying condensed combined consolidated financial statements have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed combined consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the three fiscal years in the period ended January 2, 1998.

  In the opinion of the Company, the accompanying unaudited condensed combined consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of September 11, 1998 and the results of operations and cash flows for the thirty-six weeks ended

                             HOST MARRIOTT HOTELS

   September 11, 1998 and September 12, 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2. In April 1998, Host Marriott reached a definitive agreement with various affiliates of The Blackstone Group and Blackstone Real Estate Partners (collectively, "Blackstone") to acquire controlling interests in 12 luxury hotels and a first mortgage interest in another hotel in the U.S. and certain other assets. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately 43.7 million Operating Partnership units ("OP Units") of the Operating Partnership (based upon a negotiated rate of $20.00 per OP Unit) and distribute up to 15% of the shares of Crestline to be formed as part of the Company's reorganization. Each OP Unit will be exchangeable for one share of Host Marriott common stock (or its cash equivalent). Upon completion of the acquisition, Blackstone will own approximately 16% of the outstanding shares of Host Marriott common stock on a fully converted basis. The Blackstone portfolio consists of two Ritz-Carlton, two Four Seasons, one Grand Hyatt, three Hyatt Regency, four Swissotel properties, and a mortgage note on a third Four Seasons property.

  The Blackstone transaction is expected to close immediately after the REIT Conversion. At that time, Blackstone's hotels and other assets will be contributed to the Operating Partnership and the hotels leased to subsidiaries of Crestline. The hotels will continue to be managed on behalf of the lessees under the existing management contracts. Consummation of the Blackstone transaction is also subject to certain conditions, including consummation of the REIT Conversion no later than March 31, 1999, and Host Marriott qualifying as a REIT for 1999.

3. Revenues primarily represent sales generated by the Company's hotels. Other hotel operating costs and expenses include depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs.

4. Basic and diluted earnings per OP Unit have been calculated based on the number of Host Marriott common shares outstanding for all periods presented because it is expected that upon the REIT Conversion the Operating Partnership will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Accordingly, the following discussion of earnings per OP Unit is on a pro forma basis as if the REIT Conversion and Contribution had occurred.

  Basic earnings per OP Unit is computed by dividing net income by the weighted average number of shares of common stock outstanding of Host Marriott. Diluted earnings per OP Unit is computed by dividing net income plus dividends by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities of Host Marriott. Diluted earnings per OP Unit was not adjusted for the impact of the Convertible Debt Obligation to Host Marriott Corporation in 1997 as they were anti-dilutive.

  Basic and diluted earnings per OP Unit on a pro forma basis are as follows:

                                                     THIRTY-SIX WEEKS ENDED
                                                   ---------------------------
                                                   SEPTEMBER 11, SEPTEMBER 12,
                                                       1998          1997
                                                   ------------- -------------
   Basic earnings per OP Unit:
     Income before extraordinary item.............     $ .48         $.19
     Extraordinary item--Gain (loss) on
      extinguishment of debt (net of income
      taxes)......................................      (.73)         .02
                                                       -----         ----
       Basis earnings per OP Unit.................     $(.25)        $.21
                                                       =====         ====
   Diluted earnings per OP Unit:
     Income before extraordinary item.............     $ .47         $.18
     Extraordinary item--Gain (loss) on
      extinguishment of debt (net of income
      taxes)......................................      (.71)         .02
                                                       -----         ----
       Diluted earnings per OP Unit...............     $(.24)        $.20
                                                       =====         ====

                             HOST MARRIOTT HOTELS

  A reconciliation of the number of shares utilized for the calculation of diluted earnings per OP Unit follows:

                                                       THIRTY-SIX WEEKS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 11, SEPTEMBER 12,
                                                         1998          1997
                                                     ------------- -------------
                                                            (IN MILLIONS)
   Weighted average number of common shares
    outstanding.....................................     204.1         202.8
   Assuming distribution of common shares granted
    under the comprehensive stock plan, less shares
    assumed purchased at average market price.......       4.2           4.8
   Assuming distribution of common shares upon
    redemption of Convertible Debt to Host Marriott
    Corporation.....................................       --            --
   Assuming distribution of common shares issuable
    for warrants, less shares assumed purchased at
    average market price............................        .1            .2
                                                         -----         -----
     Shares utilized for the calculation of diluted
      earnings per OP Unit..........................     208.4         207.8
                                                         =====         =====

5. As of September 11, 1998, the Company had minority interests in 18 affiliates that own an aggregate of 240 properties, 20 of which are full-service properties, managed primarily by Marriott International, Inc. The Company's equity in earnings of affiliates was $1 million and $3 million for the thirty-six weeks ended September 11, 1998 and September 12, 1997, respectively.

  Combined summarized operating results reported by affiliates follows:

                                                       THIRTY-SIX WEEKS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 11, SEPTEMBER 12,
                                                         1998          1997
                                                     ------------- -------------
                                                            (IN MILLIONS)
   Revenues.........................................     $369          $447
   Operating expenses:
     Cash charges (including interest)..............     (223)         (278)
     Depreciation and other non-cash charges........     (101)         (140)
                                                         ----          ----
   Income (loss) before extraordinary item..........       45            29
   Extraordinary item--forgiveness of debt..........        4            12
                                                         ----          ----
       Net income...................................     $ 49          $ 41
                                                         ====          ====

   In the first quarter of 1998, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including $164 million in assumed mortgage debt. The Company previously owned a 1.3% general and limited partnership interest.

   In second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for $24 million. The Company previously owned a 1% managing general partner interest and held a note receivable interest.

6. In the first quarter of 1998, the Company acquired a controlling interest in, and became the managing general partner for, the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million.

  In the second quarter of 1998, the Company acquired the 397-room Ritz-Carlton, Tysons Corner for $96 million and the 281-room Ritz-Carlton, Phoenix for $75 million. In addition, the Company acquired the 487- room Torrance Marriott near Los Angeles, California for $52 million. Also in the second quarter of 1998, the Company sold the 662-room New York Marriott East Side for approximately $191 million and recorded a pre-tax gain of approximately $40 million. The Company also sold the 191-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million.

                             HOST MARRIOTT HOTELS

  In the third quarter of 1998, the Company acquired the 308-room Ritz-Carlton, Dearborn for approximately $65 million, the 336-room Ritz-Carlton, San Francisco for approximately $161 million and the 404-room Memphis Marriott (which was converted to the Marriott brand upon acquisition) for approximately $16 million.

7. In March 1997, Host Marriott purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. Host Marriott purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount and the write-off of deferred financing fees, net of taxes.

8. The Company operates in the full-service hotel segment of the lodging industry. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands.

  As of September 11, 1998 and September 12, 1997, the Company's foreign operations consist of four full-service hotel properties located in Canada and two full-service hotel properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues for each of the geographical areas in which the Company operates (in millions):

                                                  THIRTY-SIX WEEKS ENDED
                                           -------------------------------------
                                           SEPTEMBER 11, 1998 SEPTEMBER 12, 1997
                                           ------------------ ------------------
      United States.......................       $1,009              $743
      International.......................           31                25
                                                 ------              ----
          Total...........................       $1,040              $768
                                                 ======              ====

9. In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

   The Company's only component of other comprehensive income is the right to receive up to 1.4 million shares of Host Marriott Services Corporation's ("HMSC") common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. For the thirty-six weeks ended September 11, 1998, other comprehensive loss was $3 million and consisted of the unrealized loss on the appreciation of the HMSC common stock. For the thirty-six weeks ended September 11, 1998, comprehensive loss was $51 million. For the thirty-six weeks ended September 12, 1997, other comprehensive income was $8 million. For thirty-six weeks ended September 12, 1997, comprehensive income was $51 million. As of September 11, 1998 and January 2, 1998, the Company's accumulated other comprehensive income of approximately $7 million and $10 million, respectively, was included in Investments and Advances from Host Marriott Corporation.

10. The obligation for the Convertible Subordinated Debentures (the "Debentures") has been pushed down to these financial statements because it is expected that upon the REIT Conversion the Operating Partnership will assume primary liability for repayment of the Debentures of Host Marriott underlying the Convertible Preferred Securities of Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of Host Marriott. The common securities of Host Marriott Financial Trust will not be contributed to the Operating Partnership and therefore Host Marriott Financial Trust will not be consolidated by the Operating Partnership. Upon conversion by a Convertible Preferred Securities holder, the REIT will issue shares of its

                             HOST MARRIOTT HOTELS
   common stock which will be delivered to such holder. Upon the issuance of such shares by the REIT, the Operating Partnership will issue to the REIT the number of OP Units equal to the number of shares of the REIT common stock in exchange for the Debentures.

  In December 1996, the Issuer issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by Host Marriott to the extent the Issuer has funds available therefor. This guarantee, when taken together with Host Marriott obligations under the indenture pursuant to which the Debentures were issued, the Debentures, Host Marriott's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Debentures due December 2, 2026 issued by Host Marriott. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures. The note receivable from Host Marriott for the Debentures is the Issuer's sole asset. Separate financial statements of the Issuer are not presented because of Host Marriott's guarantee described above; Host Marriott's management has concluded that such financial statements are not material to investors and the Issuer is wholly-owned and essentially has no independent operations.

  Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Host Marriott common stock at the rate of
  2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Company common stock). The Debentures are convertible at the option of the holders into shares of Host Marriott common stock at the conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The conversion rate is subject to adjustments in certain events, including (i) payment of dividends (and other distributions) on Host common stock by Host in shares of Host common stock; (ii) distributions to all holders of Host common stock of rights or warrants entitling such holders (for a period not to exceed 45 days) to subscribe for or purchase Host common stock at an exercise price less than the market price of Host common stock; (iii) subdivisions and combinations of Host common stock; (iv) payment of dividends (and other distributions) on Host common stock consisting of indebtedness of Host, capital stock or other securities, assets or cash (other than certain cash dividends at an annualized rate of up to 12.5% of the market price of Host common stock);
  (v) payments for Host common stock by Host or any of its subsidiaries in respect of a tender or exchange offer (other than an odd-lot offer) at a price per share in excess of 110% of the market price of Host common stock;
  (vi) consummation by Host of certain mergers, a consolidation, a sale of all or substantially all of its assets, a recapitalization or certain reclassifications of Host common stock. The distribution of the capital stock of Crestline to all holders of Host REIT common stock would, and certain other elements of the REIT Conversion (such as other distributions of Host's accumulated earnings and profits) will, result in an adjustment to the conversion price of the Debentures. The REIT Conversion could result in a material adjustment to the conversion price of the Debentures and the Convertible Preferred Securities dependent upon the ultimate amount of the E&P Distribution and the value of Host REIT common stock. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 1998 and 1997, no shares were converted into common stock.

  Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997,

                             HOST MARRIOTT HOTELS
  and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Host Marriott may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host Marriott will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

  Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by Host Marriott of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

11. In the second quarter of 1998, on behalf of Crestline, Host Marriott prepaid $92 million of 9% unsecured debt provided by Marriott International. In the First Three Quarters 1998, the $92 million note and an additional $14.8 million intercompany note were forgiven and treated as a capital contribution to Crestline.

12. The pro forma September 11, 1998 balance sheet reflects the $225 million earnings and profit distribution which is expected to be made by the end of the fiscal year in connection with the REIT Conversion. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profit for tax purposes at the time of the REIT Conversion.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying consolidated balance sheet of HMC Senior Communities, Inc. ("HMCSC"), which is the senior living communities' business of Host Marriott Corporation, as defined in Note 1 to the consolidated financial statements, as of January 2, 1998, and the related consolidated statements of operations, shareholder's equity and cash flows for the period from June 21, 1997 (inception) through January 2, 1998. These consolidated financial statements are the responsibility of Host Marriott Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMCSC as of January 2, 1998 and the results of its operations and its cash flows for the period from June 21, 1997 (inception) through January 2, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
May 1, 1998

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                JANUARY 2, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                               ASSETS
Property and equipment, net.......................................... $633,840
Other assets.........................................................    1,332
Restricted cash......................................................   10,686
Cash and cash equivalents............................................   17,644
                                                                      --------
  Total assets....................................................... $663,502
                                                                      ========
                LIABILITIES AND SHAREHOLDER'S EQUITY
Debt................................................................. $349,934
Deferred income taxes................................................   58,705
Accounts payable and other accrued liabilities.......................   15,543
Amounts due to Marriott International, net...........................    3,172
Accrued interest.....................................................    4,906
Due to Host Marriott Corporation.....................................    2,151
Deferred revenue.....................................................    2,027
                                                                      --------
  Total liabilities..................................................  436,438
                                                                      --------
Shareholder's equity:
Common stock, 100 shares authorized, issued and outstanding, no par
 value...............................................................      --
Additional paid-in capital...........................................  226,706
Retained earnings....................................................      358
                                                                      --------
  Total shareholder's equity.........................................  227,064
                                                                      --------
    Total liabilities and shareholder's equity....................... $663,502
                                                                      ========


                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

REVENUES.............................................................. $ 36,900
                                                                       --------
OPERATING COSTS AND EXPENSES
Depreciation and amortization.........................................   10,635
Base management fees to Marriott International........................    6,481
Property taxes........................................................    3,626
Other.................................................................      187
                                                                       --------
  Total operating costs and expenses..................................   20,929
                                                                       --------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND INTEREST...............   15,971
Corporate expenses....................................................   (2,304)
Interest expense......................................................  (13,396)
Interest income.......................................................      336
                                                                       --------
INCOME BEFORE INCOME TAXES............................................      607
Provision for income taxes............................................     (249)
                                                                       --------
NET INCOME............................................................ $    358
                                                                       ========


                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

                                                            ADDITIONAL
                                                     COMMON  PAID-IN   RETAINED
                                                     STOCK   CAPITAL   EARNINGS
                                                     ------ ---------- --------
Balance, June 21, 1997..............................  $--    $    --     $--
  Common stock issued...............................   --         --      --
  Capital contributions by Host Marriott Corpora-
   tion.............................................   --     226,706     --
  Net income........................................   --         --      358
                                                      ----   --------    ----
Balance, January 2, 1998............................  $--    $226,706    $358
                                                      ====   ========    ====



                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
Net income.......................................................... $     358
Adjustments to reconcile net income to cash provided by operating activities:
  Depreciation and amortization.....................................    10,635
  Change in amounts due to Marriott International...................    10,073
  Change in amounts due to Host Marriott............................     2,151
  Equity in earnings of affiliate...................................      (997)
  Change in other operating accounts................................     3,156
                                                                     ---------
Cash provided by operating activities...............................    25,376
                                                                     ---------
INVESTING ACTIVITIES
  Capital expenditures..............................................   (33,345)
  Increase in capital improvement reserve...........................       (67)
                                                                     ---------
Cash used in investing activities...................................   (33,412)
                                                                     ---------
FINANCING ACTIVITIES
  Contribution of cash..............................................     7,319
  Repayments of debt................................................    (2,142)
  Issuances of debt.................................................    20,407
  Change in financing reserves......................................        96
                                                                     ---------
Cash provided by financing activities...............................    25,680
                                                                     ---------
Increase in cash and cash equivalents...............................    17,644
Cash and cash equivalents, beginning of period......................       --
                                                                     ---------
Cash and cash equivalents, end of period............................ $  17,644
                                                                     =========
SUPPLEMENTAL INFORMATION--NON-CASH ACTIVITY:
  Contributions from Host Marriott Corporation:
  Property and equipment............................................ $ 601,033
  Other assets......................................................     9,892
  Debt assumed......................................................  (331,669)
  Other liabilities.................................................    (9,479)
  Deferred revenue..................................................    (2,054)
  Deferred income taxes.............................................    58,435
  Expansion costs paid by Host Marriott Corporation, which have been
   included in additional paid-in capital...........................    10,099

                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  On June 21, 1997, Host Marriott Corporation ("Host Marriott") acquired all of the outstanding stock of Forum Group Inc. ("Forum Group") from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International") and concurrently contributed all of the assets and liabilities of Forum Group to HMC Senior Communities, Inc. ("HMCSC"). In connection with the acquisition, Forum Group assigned to Marriott International its interest as manager under long-term operating agreements (See Note 6).

  On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off HMCSC to the shareholders of Host Marriott, and contributing Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner would be Host Marriott Trust, a newly formed Maryland real estate investment trust. Host Marriott subsequently determined that Host Marriott would merge into HMC Merger Corporation, a Maryland corporation (to be renamed "Host Marriott Corporation"), which would qualify as a REIT and be the general partner of the Operating Partnership. After the proposed reorganization, HMCSC will lease hotels from Host Marriott, L.P. and Marriott International will continue to manage the hotels under long- term management agreements.

  Consummation of the reorganization is subject to significant contingencies, including final Board approval and consent of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the reorganization will be completed.

  The accompanying consolidated financial statements include the historical accounts of HMCSC, representing 31 senior living communities (the
"Communities") located in 13 states, expected to be spun-off as part of the reorganization described above.

  HMCSC operates as a unit of Host Marriott utilizing Host Marriott's employees, insurance and administrative services. HMCSC has no employees. Periodically, certain operating expenses, capital expenditures and other cash requirements of HMCSC are paid by Host Marriott and charged directly or allocated to HMCSC. Certain general and administrative costs of Host Marriott are allocated to HMCSC using a variety of methods, principally including Host Marriott's specific identification of individual cost items and otherwise through allocations based upon estimated levels of effort devoted by its general and administrative departments to individual entities or relative measures of size of the entities based on assets. In the opinion of management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by HMCSC if it had been operated on a stand-alone basis.

  The consolidated financial statements present the financial position, results of operations and cash flows of HMCSC beginning on June 21, 1997 (the date Host Marriott acquired the stock of the Forum Group) through January 2, 1998. Host Marriott's basis in the assets and liabilities of HMCSC has been carried over to these financial statements. All material intercompany transactions and balances between HMCSC and its subsidiaries have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of HMCSC and its subsidiaries and controlled affiliates. Investments in affiliates over which HMCSC has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Fiscal Year

  HMCSC's fiscal year ends on the Friday nearest to December 31.

 Revenues

  Revenues represent house profit from the Communities. House profit reflects the net revenues flowing to HMCSC as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses in the accompanying statement of operations.

  Resident fees and health care service revenues are generated primarily from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

  A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any adjustments arising from retroactive adjustments.

  HMCSC has considered the impact of EITF 97-2 on its financial statements and has determined that it requires HMCSC to include property-level revenues and operating expenses of its senior living communities in its statements of operations. HMCSC will adopt EITF 97-2 in the fourth quarter of 1998 with retroactive effect in prior periods to conform to the new presentation. The effect of this change will be to increase 1997 revenues and operating costs and expenses by approximately $74.1 million and will have no impact on operating profit or net income. See Note 3.

 Cash and Cash Equivalents

  All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

 Property and Equipment

  Property and equipment is recorded at cost, or if contributed by Host Marriott, is recorded at Host Marriott's basis. Replacements and improvements that extend the useful life of property and equipment are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

  In cases where management is holding for sale a particular Community, HMCSC assesses impairment based on whether the estimated sales price less cost of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when a decision is made to dispose of the Community. Otherwise, impairment is assessed based on whether it is probable that undiscounted future cash flows from each Community will be less than its net book value. If a Community is impaired, its basis is adjusted to its fair value.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Concentration of Credit Risk

  Financial instruments that potentially subject HMCSC to significant concentration of credit risk consist principally of cash and cash equivalents. HMCSC maintains cash and cash equivalents with various high credit-quality financial institutions and limits the amount of credit exposure with any institution.

 Working Capital

  Pursuant to the terms of HMCSC's Operating Agreements (see Note 6), HMCSC is required to provide Marriott International with working capital and supplies to meet the operating needs of the Communities. Marriott International converts cash advanced by HMCSC into other forms of working capital consisting primarily of operating cash, inventories, resident deposits and trade receivables and payables which are maintained and controlled by Marriott International. Upon the termination of the Operating Agreements, Marriott International is required to convert working capital and supplies into cash and return it to HMCSC. As a result of these conditions, the individual components of working capital and supplies controlled by Marriott International are not reflected in the accompanying consolidated balance sheet.

 Deferred Revenue

  Monthly fees deferred for the non-refundable portion of the entry fees are included as deferred revenue in the accompanying balance sheet. These amounts are recognized as revenue as health care services are performed over the expected term of the residents' contracts.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Standards

  In 1997, the Company adopted Statement of Financial Accounting Standards No. 129 "Disclosure of Information About Capital Structure." The adoption of this statement did not have a material effect on these consolidated financial statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3. REVENUES

  House profit generated by the Communities consist of the following for the period from June 21, 1997 (inception) through January 2, 1998 (in thousands):

   Community Sales
     Routine.......................................................... $ 99,989
     Ancillary........................................................   10,980
                                                                       --------
       Total Community Sales..........................................  110,969
                                                                       --------
   Department Costs
     Routine..........................................................   64,516
     Ancillary........................................................    9,553
                                                                       --------
       Total Department Costs.........................................   74,069
                                                                       --------
   Department Profit
     Routine..........................................................   35,473
     Ancillary........................................................    1,427
                                                                       --------
       Revenues....................................................... $ 36,900
                                                                       ========

  Community sales consist of routine and ancillary sales. Routine sales are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary sales are generated on a "fee for service" basis for supplementary items requested by residents, and are recognized as the services are provided.

  Total sales include amounts estimated by management to be reimbursable through Medicare, Medicaid and other third party payor agreements. Medicare and Medicaid represented 11% and 3%, respectively, of sales for the period from June 21, 1997 (inception) through January 2, 1998. Reimbursement arrangements are subject to audit and retroactive adjustment. Provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, sales are charged or credited when the adjustments become final. Changes in the estimate of amounts reimbursable by third party payors from prior years resulted in the recognition of $1,689,000 of additional sales for the period from June 21, 1997 (inception) through January 2, 1998. In management's opinion, any adjustments related to current and prior years' operations will be immaterial to current and future financial statements. Audits under the reimbursement agreements have been completed through fiscal year 1996 and there were no material audit adjustments.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at January 2, 1998 (in thousands):

      Land and land improvements...................................... $102,714
      Buildings and leasehold improvements............................  518,056
      Furniture and equipment.........................................   23,705
                                                                       --------
                                                                        644,475
      Less accumulated depreciation and amortization..................  (10,635)
                                                                       --------
                                                                       $633,840
                                                                       ========

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In December 1997, LTJ Senior Communities Corporation ("LTJ"), a wholly owned subsidiary of HMCSC, acquired 49% of the remaining 50% interest in Leisure Park Venture Limited Partnership (the "Partnership") which owns a 418-unit retirement community in New Jersey for approximately $23 million, including the assumption of approximately $15 million of debt. Subsequent to this acquisition, HMCSC indirectly owns a 99% interest in the Partnership. Marriott International owns the remaining 1% limited partner interest.

  In the first quarter of 1998, LTJ also acquired the Gables of Winchester in suburban Boston, a 124-unit upscale senior living community, for $21 million and entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities with the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, HMCSC may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott International under long-term operating agreements.

5. RESTRICTED CASH

  Restricted cash consists of the following at January 2, 1998 (in thousands):

      Debt service reserve fund........................................ $ 1,528
      Fixed asset reserve fund.........................................   4,300
      Real estate tax reserve fund.....................................   3,590
      Insurance reserve fund...........................................   1,268
                                                                        -------
                                                                        $10,686
                                                                        =======

  The debt service, fixed asset, real estate tax and insurance reserve funds consist of cash transferred into segregated escrow accounts out of sales generated by the Communities, pursuant to HMCSC's secured debt agreements. These funds are periodically disbursed by the collateral agent to pay for debt service, capital expenditures, insurance premiums and real estate taxes relating to the secured properties. In some cases, to ensure prompt payment, HMCSC utilizes its unrestricted cash to pay for capital expenditures, insurance premiums and real estate taxes and is subsequently reimbursed for such payments out of funds held in the appropriate escrow account.

6. OPERATING AGREEMENTS

  The Communities are subject to operating agreements (the "Operating Agreements") which provide for Marriott International to operate the Communities, generally for an initial term of 25 to 30 years with renewal terms subject to certain performance criteria at the option of Marriott International of up to an additional five to ten years. The Operating Agreements provide for payment of base management fees generally equal to five to eight percent of gross sales and incentive management fees generally equal to zero to 20% of Operating Profit (as defined in the Operating Agreements) over a priority return to HMCSC. In the event of early termination of the Operating Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. HMCSC has the option to terminate certain, but not all, management agreements if specified performance thresholds are not satisfied. No Operating Agreement with respect to a single Community is cross-collateralized or cross-defaulted to any other Operating Agreement, and any single Operating Agreement may be terminated following a default by HMCSC or Marriott International, although such termination will not trigger the cancellation of any other Operating Agreement.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Pursuant to the terms of the Operating Agreements, Marriott International is required to furnish the Communities with certain services ("Central Administrative Services") which are provided on a central or regional basis to all properties in the Marriott Retirement Community System. These services include the development and operation of computer systems, computer payroll and accounting services, marketing and public relations services, and such additional services as may from time-to-time be performed more efficiently on a central or regional level. The Operating Agreements require payment of Central Administrative Services fees equal to 2% of gross sales beginning in the third quarter of 1998.

  Marriott International is required under the Operating Agreements to deduct an amount from gross sales and place the funds into an interest-bearing reserve account to cover the cost of (a) certain routine repairs and maintenance to the Communities which are normally capitalized and (b) replacements and renewals to the Communities' property and improvements. The annual payment amount (expressed as a percentage of gross sales) generally will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. The amount contributed for the period June 21, 1997 (inception) through January 2, 1998 was $2,025,000. The Operating Agreements provide that HMCSC shall provide Marriott International with sufficient funds to cover the cost of certain major or non-routine repairs, alterations, improvements, renewals and replacements to the Communities which are required to maintain a competitive, efficient and economical operating condition in accordance with Marriott standards or for the continued safe and orderly operation of the Communities.

7. AMOUNTS DUE TO MARRIOTT INTERNATIONAL

  The components of the amounts due to Marriott International, net, at January 2, 1998 are as follows (in thousands):

   Community operating expenses payable to Marriott International..... $ 7,648
   Management fees payable to Marriott International..................   1,262
   Community working capital due to HMCSC.............................  (6,093)
   Other, net.........................................................     355
                                                                       -------
     Total............................................................ $ 3,172
                                                                       =======

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. DEBT

  Debt consists of the following at January 2, 1998 (in thousands):

Mortgage Debt:
  Secured by eight Communities with $232 million of assets, with an interest rate of 10.01%, maturing through 2020 (balance includes fair value adjustment of $15.5 million)............................ $137,713
  Secured by nine Communities with $110 million of assets, with an interest rate of 9.93%, maturing through 2001 (balance includes
   fair value adjustment of $2.6 million).............................   49,353
  Secured by one Community with $29 million of assets, with an average
   rate of 7.45%, maturing through 1999 (repaid in 1998)..............   26,403
                                                                       --------
                                                                        213,469
                                                                       --------
Notes payable to Marriott International, with a rate of 9%, maturing
 through 2001 (repaid in 1998)........................................   92,195
                                                                       --------
Other notes:
  Revenue Bonds with a rate of 5.875%, maturing through 2027..........   14,700
  Other notes, with an average rate of 6.6%, maturing through December
   2027...............................................................   18,943
  Capital lease obligations...........................................   10,627
                                                                       --------
                                                                         44,270
                                                                       --------
    Total debt........................................................ $349,934
                                                                       ========

  Debt maturities at January 2, 1998, excluding the unamortized fair value adjustments of approximately $18 million resulting from recording the mortgages at their fair value on June 21, 1997, are as follows (in thousands):

      1998............................................................. $ 54,515
      1999.............................................................   30,197
      2000.............................................................    4,503
      2001.............................................................   88,043
      2002.............................................................    2,504
      Thereafter.......................................................  152,046
                                                                        --------
                                                                        $331,808
                                                                        ========

  In conjunction with the acquisition of Forum Group Inc., HMCSC recorded the debt assumed at its fair value, which exceeded the face value by approximately $19 million. HMCSC is amortizing this adjustment to interest expense over the remaining life of the related debt. The amortization for the period from June 21, 1997 (inception) through January 2, 1998 totaled $834,000. Cash paid for interest for the period from June 21, 1997 (inception) through January 2, 1998 totaled $8,183,000.

  In conjunction with the June 21, 1997 acquisition of Forum Group Inc., HMCSC assumed approximately $197 million in mortgage debt, $11 million in capital lease obligations (see Note 9), as well as issued $72 million in notes payable to Marriott International. Subsequent to the acquisition, HMCSC issued additional notes payable to Marriott International for additional expansion units totaling approximately $20 million. These notes were guaranteed by Host Marriott. In the second quarter of 1998, Host Marriott repaid the $92 million in notes payable to Marriott International.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In December 1997, in connection with the acquisition of the remaining 50% interest in the Leisure Park Venture Limited Partnership (see Note 4), HMCSC assumed approximately $15 million of debt.

  The net assets of seventeen of the Communities are subject to mortgage debt which places restrictions on their assets. The net assets of the Communities totaled approximately $150 million at January 2, 1998. The indentures governing these mortgages contain covenants that, among other things, require maintenance of segregated cash collection of all rents, separate cash reserves for debt service, property improvements, real estate taxes and insurance, limit the ability to incur additional indebtedness, issue stock or admit additional partners, pay dividends or make certain distributions, enter into or cancel leases, enter into certain transactions with affiliates or sell certain assets.

  During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of the debt was recorded as a capital contribution to HMCSC, there was no gain or loss on the prepayment.

9. LEASES

  HMCSC leases certain property under non-cancelable capital and operating leases. Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                              CAPITAL  OPERATING
                                                              LEASES     LEASE
                                                              -------  ---------
                                                               (IN THOUSANDS)
      1998................................................... $ 1,274   $  278
      1999...................................................   1,287      278
      2000...................................................   1,300      278
      2001...................................................   1,320      278
      2002...................................................   1,338      278
      Thereafter.............................................  13,672    3,062
                                                              -------   ------
      Total minimum lease payments...........................  20,191   $4,452
                                                                        ======
      Less amount representing interest......................  (9,564)
                                                              -------
      Present value of minimum lease payments................ $10,627
                                                              =======

  HMCSC leases two communities under capital leases expiring in 2016. Upon the expiration of the lease or anytime prior to lease expiration, HMCSC has the first right of refusal (the "Option") to submit a counter offer to any acceptable bona fide offer from a third party within 30 days of notice from the lessor. If HMCSC fails to exercise its Option, then the lessor may proceed with the sale of the leased property and all assets therein.

  HMCSC also has one long-term operating ground lease which expires in 2013. The operating lease includes three renewal options exercisable in 5 year increments through the year 2028.

  Rent expense for the period from June 21, 1997 (inception) through January 2, 1998 was $141,000.

10. INCOME TAXES

  Total deferred tax assets and liabilities as of January 2, 1998 were as follows (in thousands):

   Deferred tax assets................................................ $ 15,125
   Deferred tax liabilities...........................................  (73,830)
                                                                       --------
     Net deferred income tax liability................................ $(58,705)
                                                                       ========

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 was as follows (in thousands):

   Property and equipment............................................. $(68,687)
   Debt adjustment to fair value at acquisition.......................    7,591
   Other, net.........................................................    2,391
                                                                       --------
     Net deferred income tax liability................................ $(58,705)
                                                                       ========

  The provision for income taxes consists of the following for the period from June 21, 1997 (inception) through January 2, 1998 (in thousands):

   Current--Federal.....................................................  $ (25)
      --State...........................................................     (5)
                                                                          -----
                                                                            (30)
                                                                          -----
   Deferred--Federal....................................................    238
      --State...........................................................     41
                                                                          -----
                                                                            279
                                                                          -----
                                                                           $249
                                                                          =====

  A reconciliation of the statutory Federal tax rate to HMCSC's effective income tax rate for the period from June 21, 1997 (inception) through January 2, 1998 follows:

   Statutory federal tax rate............................................. 35.0%
   State income taxes, net of federal tax benefit.........................  6.0
                                                                           ----
                                                                           41.0%
                                                                           ====

  HMCSC is included in the consolidated federal income tax return of Host Marriott and its affiliates (the "Group") for the period from June 21, 1997 (inception) through January 2, 1998. Tax expense is allocated to HMCSC as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in federal and net state tax expense allocated for all periods presented that is substantially equal to the expense that would have been recognized if HMCSC had filed separate tax returns. HMCSC reimburses Host Marriott for the allocable share of current taxes payable relating to the period that HMCSC has been included in Host Marriott's consolidated federal income tax return.

11. COMMITMENTS AND CONTINGENCIES

  On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court for the Southern District of Indiana (the "Indiana Court") against the general partner of one of HMCSC's subsidiary partnerships, Forum Retirement Partners, L.P. alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the general partner, Forum Group and HMCSC entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to purchase, at a price of $4.50 per unit, the partnership units of each limited partner electing to join in the Settlement Agreement.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

HMCSC held 79% of the outstanding limited partner units in the partnership at that time. HMCSC also agreed to pay as much as an additional $1.25 per unit to the settling limited partners, under certain conditions, in the event that HMCSC within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by HMCSC or the settling limited partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

  In connection with the Settlement Agreement on March 25, 1998, HMCSC acquired 1,000,894 limited partner unit shares for approximately $4,504,000. The purchase price of the shares approximated fair value and accordingly, no portion of the purchase price has been expensed. As a result of this purchase, HMCSC's ownership interest in the partnership was increased to approximately 86%.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  HMCSC believes the carrying amount of its financial instruments (excluding property indebtedness) approximates their fair value due to the relatively short maturity of these instruments. There is no quoted market value available for any of HMCSC's financial instruments.

  Valuations of debt are determined based on expected future payments discounted at risk-adjusted rates. The debt was adjusted to its fair value in conjunction with Host Marriott's acquisition of the Communities on June 21, 1997. As of January 2, 1998, the fair value of debt approximated its carrying value.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET

                            SEPTEMBER 11, 1998
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

Property and equipment, net...................................... $649,528
Amounts due from Marriott International, net.....................    4,097
Other assets.....................................................   14,290
Cash and cash equivalents........................................   26,504
                                                                  --------
  Total assets................................................... $694,419
                                                                  ========
                   LIABILITIES AND SHAREHOLDER'S EQUITY
Debt............................................................. $213,034
Deferred income taxes............................................   61,376
Due to Host Marriott Corporation, net............................   12,989
Accounts payable and other accrued liabilities...................   13,639
Deferred revenue.................................................    1,310
                                                                  --------
  Total liabilities..............................................  302,348
                                                                  --------
Shareholder's equity:
Common stock, 100 shares authorized, issued and outstanding, no
 par value.......................................................      --
Additional paid-in capital.......................................  386,627
Retained earnings................................................    5,444
                                                                  --------
  Total shareholder's equity.....................................  392,071
                                                                  --------
  Total liabilities and shareholder's equity..................... $694,419
                                                                  ========


           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  FOR THE THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998 AND THE TWELVE WEEKS ENDED
                            SEPTEMBER 12, 1997
                           (UNAUDITED, IN THOUSANDS)

                                                     THIRTY-SIX      TWELVE
                                                     WEEKS ENDED   WEEKS ENDED
                                                    SEPTEMBER 11, SEPTEMBER 12,
                                                        1998          1997
                                                    ------------- -------------
REVENUES..........................................    $ 57,800       $16,036
                                                      --------       -------
OPERATING COSTS AND EXPENSES
Depreciation and amortization.....................      14,759         4,866
Base management fees to Marriott International....       9,408         3,159
Property taxes and insurance......................       4,773         1,462
Other.............................................         863           251
                                                      --------       -------
  Total operating costs and expenses..............      29,803         9,738
                                                      --------       -------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND IN-
 TEREST...........................................      27,997         6,298
Corporate expenses................................      (2,937)         (954)
Interest expense..................................     (17,560)       (6,035)
Interest income...................................       1,120           240
                                                      --------       -------
INCOME (LOSS) BEFORE INCOME TAXES.................       8,620          (451)
Benefit (provision) for income taxes..............      (3,534)          185
                                                      --------       -------
NET INCOME (LOSS).................................    $  5,086       $  (266)
                                                      ========       =======

           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

  FOR THE THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998 AND THE TWELVE WEEKS ENDED
                            SEPTEMBER 12, 1997
                           (UNAUDITED, IN THOUSANDS)

                                                    THIRTY-SIX   TWELVE WEEKS
                                                    WEEKS ENDED      ENDED
                                                   SEPTEMBER 11, SEPTEMBER 12,
                                                       1998          1997
                                                   ------------- -------------
OPERATING ACTIVITIES
Net income (loss).................................    $ 5,086       $  (266)
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization...................     14,759         4,866
  Change in amounts due to Marriott Internation-
   al.............................................     (5,353)        9,259
  Change in amounts due to Host Marriott Corpora-
   tion...........................................     10,507         5,096
  Equity in earnings of affiliate.................         51           (19)
  Change in other operating accounts..............     (6,026)        2,551
                                                      -------       -------
Cash provided by operating activities.............     19,024        21,487
                                                      -------       -------
INVESTING ACTIVITIES
  Capital expenditures............................     (8,007)      (18,409)
  Increase in capital improvement reserve.........        478           386
                                                      -------       -------
Cash used in investing activities.................     (7,529)      (18,022)
                                                      -------       -------
FINANCING ACTIVITIES
  Repayments (issuances) of debt..................     (3,502)       19,191
  Change in financing reserves....................        867         2,205
                                                      -------       -------
Cash used in financing activities.................     (2,635)       21,396
                                                      -------       -------
Increase in cash and cash equivalents.............      8,860         9,571
Cash and cash equivalents, beginning of period....     17,644         6,401
                                                      -------       -------
Cash and cash equivalents, end of period..........    $26,504       $15,972
                                                      =======       =======
SUPPLEMENTAL INFORMATION--NON-CASH ACTIVITY:
  Contributions from Host Marriott Corporation:
    Property and equipment........................    $22,439           --
    Other.........................................      4,084           --
    Mortgage debt paid by Host Marriott...........     26,403           --


           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  1. On June 21, 1997, Host Marriott Corporation ("Host Marriott") acquired all of the outstanding stock of Forum Group Inc. ("Forum Group"), from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International") and concurrently contributed all of the assets and liabilities of Forum Group, Inc. to HMC Senior Communities, Inc. ("HMCSC"). In connection with the acquisition, Forum Group assigned to Marriott International its interest as manager under long-term operating agreements.

  On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off Host Marriott's senior living business ("Senior Living") into a separate corporation, the Senior Living Communities Company and contributing Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be HMC Merger Corporation (to be renamed "Host Marriott Corporation"), a newly formed Maryland Corporation that will merge into Host Marriott, a Delaware corporation, and will qualify as a real estate investment trust ("REIT") (the "REIT Conversion"). After the proposed REIT Conversion, HMCSC will lease hotels from Host Marriott, L.P. and Marriott International will continue to manage the hotels under long term management agreements.

  Consummation of the REIT Conversion is subject to significant contingencies, including final Board approval, consent of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

  The accompanying consolidated financial statements include the historical accounts of HMCSC, representing 31 senior living communities (the
"Communities") located in 13 states, expected to be spun-off as part of the REIT Conversion described above.

  The accompanying condensed consolidated financial statements have been prepared by HMCSC without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. HMCSC believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the period from June 21, 1997 (inception) through January 2, 1998.

  In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of September 11, 1998 and the results of operations and cash flows for the thirty-six weeks ended September 11, 1998 and the twelve weeks ended September 12, 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

  2. Revenues represent house profit from the Communities. House profit reflects the net revenues flowing to HMCSC as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses.

  Resident fees and health care service revenues are generated primarily from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues and receivables from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any adjustments arising from retroactive adjustments.

  House profit generated by the Communities consist of the following for the thirty-six weeks ended September 11, 1998 and the twelve weeks ended September 12, 1997 (in thousands):

                                                      THIRTY-SIX   TWELVE WEEKS
                                                      WEEKS ENDED      ENDED
                                                     SEPTEMBER 11, SEPTEMBER 12,
                                                         1998          1997
                                                     ------------- -------------
Community Sales
  Routine...........................................   $149,581       $42,249
  Ancillary.........................................     16,410         4,265
                                                       --------       -------
    Total Community Sales...........................    165,991        46,514
                                                       --------       -------
Department Costs
  Routine...........................................     94,709        26,821
  Ancillary.........................................     13,482         3,658
                                                       --------       -------
    Total Department Costs..........................    108,191        30,479
                                                       --------       -------
Department Profit
  Routine...........................................     54,872        15,428
  Ancillary.........................................      2,928           607
                                                       --------       -------
    Revenues........................................   $ 57,800       $16,035
                                                       ========       =======

  HMCSC has considered the impact of EITF 97-2 on its financial statements and has determined that it requires HMCSC to include property-level revenues and operating expenses of its senior living communities in its statements of operations. HMCSC will adopt EITF 97-2 in the fourth quarter of 1998 with retroactive effect in prior periods to conform to the new presentation. The effect of this change will be to increase revenues and operating costs and expenses for the thirty-six weeks ended September 11, 1998 and the twelve weeks ended September 12, 1997 by approximately $108 million and $30 million, respectively, and will have no impact on operating profit or net income.

  3. In the first quarter of 1998, HMCSC also acquired the Gables of Winchester in suburban Boston, a 124-unit upscale senior living community, for $21 million and entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities from the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, HMCSC may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott International under long-term operating agreements.

  4. During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of debt was recorded as a capital contribution to HMCSC. In the second quarter of 1998, Host Marriott prepaid $92 million of 9% unsecured debt provided by Marriott International related to the Communities. Host Marriott then held a $92 million note which was forgiven and treated as a capital contribution to HMCSC, along with an additional $14.8 million in intercompany notes, in the third quarter of 1998.

  5. During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of debt was recorded as a capital contribution to HMCSC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Host Marriott L.P.

  We have audited the accompanying balance sheet of Host Marriott, L.P. (the "Partnership"), a Delaware limited partnership as of June 19, 1998. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Partnership as of June 19, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
August 5, 1998

                              HOST MARRIOTT, L.P.

                                 BALANCE SHEET

                                     ASSETS

                                                          SEPTEMBER 11, JUNE 19,
                                                              1998        1998
                                                          ------------- --------
                                                           (UNAUDITED)
Cash.....................................................     $ --       $ --
                                                              =====      =====

                               PARTNERS' CAPITAL

General partner..........................................     $   1      $   1
Limited partner..........................................        99         99
                                                              -----      -----
                                                                100        100
Less: subscription receivable............................      (100)      (100)
                                                              -----      -----
                                                              $ --       $ --
                                                              =====      =====




       The accompanying notes are an integral part of this balance sheet.

                              HOST MARRIOTT, L.P.

                            NOTES TO BALANCE SHEET

                     SEPTEMBER 11, AND JUNE 19, 1998

NOTE 1. ORGANIZATION

  On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations through the spin-off of Host Marriott's senior living business ("SLC") and the contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be HMC Merger Corporation, a newly formed Maryland corporation that will merge into Host Marriott Corporation, a Delaware corporation subsequent to the contribution. HMC Merger Corporation (to be renamed "Host Marriott Corporation"), expects to qualify as a REIT and will be the general partner of the Operating Partnership. Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis.

  The accompanying balance sheets of the Operating Partnership includes its accounts as of September 11, and June 19, 1998. The assets and liabilities of the Host Marriott Hotels will be included in the Contribution by Host Marriott to the Operating Partnership in connection with its planned conversion to a REIT (the "REIT Conversion"), anticipated to become effective January 1, 1999.

  In June 1998, as part of the REIT Conversion, the Operating Partnership filed a preliminary Prospectus/Consent Solicitation with the Securities and Exchange Commission. This Prospectus/Consent Solicitation Statement describes a proposal whereby the Operating Partnership will acquire by merger (the "Mergers") eight public limited partnerships (the "Partnerships") that own or control 24 full-service hotels in which Host Marriott or its subsidiaries are general partners. As more fully described in the Prospectus/Consent Solicitation Statement, limited partners of those Partnerships that participate in the Mergers will receive OP Units, and may at their election, exchange such OP Units for unsecured notes due December 15, 2005 issued by the Operating Partnership ("Notes") or common shares of the REIT.

  However, the consummation of the REIT Conversion is subject to significant contingencies that are outside the control of Host Marriott, including final Board of Directors approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion or the Contribution will be completed.

  On April 20, 1998, Host Marriott and certain of its subsidiaries filed a shelf registration on Form S-3 (the "Shelf Registration") with the Securities and Exchange Commission for $2.5 billion in securities, which may include debt, equity or a combination thereof. Host Marriott anticipates that any net proceeds from the sale of offered securities will be used for refinancing of Host Marriott's indebtedness, potential future acquisitions and general corporate purposes.

  On August 5, 1998, HMH Properties, Inc. ("HMH Properties"), an indirect wholly-owned subsidiary of Host Marriott, which owns 61 of Host Marriott's hotels, purchased substantially all of its (i) $600 million in 9 1/2% senior notes due 2005, (ii) $350 million in 9% senior notes due 2007 and (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Old Senior Notes"). Concurrently with each offer to purchase, HMH Properties solicited consents (the "1998 Consent Solicitations") from registered holders of the Old Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Old Senior Notes were issued. HMH Properties simultaneously utilized the Shelf Registration to issue an aggregate of $1.7 billion in senior notes (the "New Senior Notes"). The New Senior Notes were issued in two series, $500 million of 7 7/8 Series A notes due in 2005 and $1.2 billion of 7 7/8 Series B notes due in 2008. The 1998 Consent Solicitations facilitated the merger of HMC Capital Resources Holdings Corporation ("Capital Resources"), a wholly-owned subsidiary of the Company, with and into HMH Properties. Capital Resources, the owner of eight of Host Marriott's hotel properties, was the obligor under the $500 million credit facility (the "Old Credit Facility").

  In conjunction with the issuance of the New Senior Notes, HMH Properties entered into a $1.25 billion credit facility (the "New Credit Facility") with a group of commercial banks. The New Credit Facility will initially have a three year term with two one year extension options. Borrowings under the New Credit Facility generally bear interest at the Eurodollar rate plus 1.75%. The interest rate and commitment fee (currently 0.35% on the unused portion of the New Credit Facility) fluctuate based on certain financial ratios.

  The New Credit Facility and the indenture under which the New Senior Notes were issued contain covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and make distributions to equityholders of HMH Properties, Host Marriott, and (following the REIT Conversion) the Operating Partnership and Host REIT.

  Following the REIT Conversion, the New Credit Facility permits the Operating Partnership to make distributions to holders of OP Units, including Host REIT, in an aggregate amount for every four fiscal quarters equal to the greater of
(i) 85% of adjusted funds from operations plus the net proceeds of equity offerings and (ii) the minimum amount necessary to permit Host REIT to maintain its status as a REIT and to satisfy certain other requirements, provided that no specified default or event of default has occurred under the New Credit Facility and is continuing. The New Credit Facility also permits the Operating Partnership to make distributions to Host REIT sufficient to enable Host REIT to make the E&P Distribution.

  Following the REIT Conversion, the indenture permits the Operating Partnership to make distributions to holders of OP Units, including Host REIT, in amounts equal to the greater of (i) 95% of FFO plus net proceeds of equity offerings (provided that no event of default under the indenture has occurred and is continuing and the Operating Partnership is able to incur debt under the applicable indenture covenants) or (ii) an amount sufficient to permit Host REIT to maintain its status as a REIT and satisfy certain other requirements (provided that no event of default under the indenture has occurred and is continuing and the Operating Partnership has a consolidated debt to adjusted total assets ratio that is less than a specified level). The indenture also permits the Operating Partnership to make distributions to Host REIT sufficient to enable Host REIT to make the E&P Distribution.

  The New Credit Facility and the New Senior Notes also contain certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt.

  The New Credit Facility replaces the Company's Old Credit Facility. The net proceeds from the offering and borrowings under the New Credit Facility were used by Host Marriott to purchase substantially all of the Old Senior Notes to repay amounts outstanding under the Old Credit Facility and to make bond premium and consent payments totaling approximately $175 million. These costs, along with the write-off of deferred financing fees of approximately $52 million related to the Old Senior Notes and the Old Credit Facility, were recorded as a pre-tax extraordinary loss on the extinguishment of debt in the third quarter of 1998. The New Senior Notes and the New Credit Facility are guaranteed by Host Marriott and its wholly owned subsidiary, Host Marriott Hospitality, Inc. and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Host Marriott Corporation

  We have audited the accompanying balance sheet of HMC Merger Corporation (the "Company"), a Maryland corporation, as of September 28, 1998. This balance sheet is the responsibility of the Company's officers. Our responsibility is to express an opinion on the balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of September 28, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
September 29, 1998

                             HMC MERGER CORPORATION

                                 BALANCE SHEET
                            AS OF SEPTEMBER 28, 1998

                                     ASSETS

Cash................................................................... $ --
                                                                        =====

                                     EQUITY

Common shares, no par value, 100 shares authorized, issued and
 outstanding...........................................................   --
Additional paid-in capital.............................................   100
Less: subscription receivable..........................................  (100)
                                                                        -----
                                                                        $ --
                                                                        =====


       The accompanying notes are an integral part of this balance sheet.

                            HMC MERGER CORPORATION

                            NOTES TO BALANCE SHEET
                              SEPTEMBER 28, 1998

NOTE 1. ORGANIZATION

  On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations through the spin-off of Host Marriott's senior living business ("Crestline") and the contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be HMC Merger Corporation (the "Company"), a newly formed Maryland corporation that will merge with Host Marriott Corporation, a Delaware corporation subsequent to the Contribution. Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis. The accompanying balance sheet of the Company includes its accounts as of September 28, 1998, its formation date. Subsequent to the REIT Conversion, it is expected that the sole asset of the Company will be its 74% ownership of the Operating Partnership.

  In June 1998, as part of the REIT Conversion, the Operating Partnership filed a preliminary Prospectus/Consent Solicitation with the Securities and Exchange Commission. This Prospectus/Consent Solicitation Statement describes a proposal whereby the Operating Partnership will acquire by merger (the "Mergers") eight public limited partnerships (the "Partnerships") that own or control 24 full-service hotels in which Host Marriott or its subsidiaries are general partners. As more fully described in the Prospectus/Consent Solicitation Statement, limited partners of those Partnerships that participate in the Mergers will receive OP Units and may, at their election, exchange such OP Units received for unsecured notes due December 15, 2005 issued by the Operating Partnership ("Notes") or common shares of the Company.

  The consummation of the REIT Conversion is subject to significant contingencies that are outside the control of Host Marriott, including final Board of Directors approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion or the Contribution will be completed.

                PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

  Given the structure of Host Marriott's Consent Solicitation, the Mergers and the REIT Conversion may take a variety of different forms. The variations are dependent in part on the number and identity of the Partnerships that elect to merge and whether limited partners elect to tender their Partnership Interests for OP Units or Notes in connection with the REIT Conversion.

  In light of the number of possible variations, the General Partners are not able to describe all possible combinations of Hotel Partnerships that could compose the Company. However, to assist Limited Partners in analyzing the Mergers and the REIT Conversion, the General Partners have prepared four separate sets of unaudited pro forma financial statements to show the impact of the Mergers and the REIT Conversion assuming the following four scenarios:

  .  All Partnerships participate and no Notes are issued ("100%
     Participation with No Notes Issued")

  . All Partnerships participate with Notes issued with respect to 100% of the OP Units allocable to each Partnership ("100% Participation with Notes Issued")

  . No Partnerships participate ("No Partnership Participation")

  . REIT 2000 Scenario (see below)

  There is no minimum condition to participation in the Mergers and the Company does not believe that the presentation of additional scenarios is relevant to investors or required. These presentations do not purport to represent what combination will result from the Mergers and the REIT Conversion, but instead are designed to illustrate what the composition would have been under the above scenarios. Furthermore, the unaudited pro forma financial statements do not purport to represent what the results of operations or cash flows would actually have been if the Mergers and the REIT Conversion had in fact occurred on such date or at the beginning of such period or to project the results of operations or cash flows for any future date or period.

  Host intends to use its best efforts to cause the REIT Conversion to be completed as soon as possible, but there is no assurance that it will be completed during 1998 in time for Host REIT to elect REIT status effective January 1, 1999, or at all. If the REIT Conversion does not occur in 1998, but the conditions to the REIT Conversion are otherwise satisfied, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which could cause the Blackstone Acquisition (which is conditioned, among other things, on consummation of the REIT Conversion by March 31, 1999 and Host REIT qualifying as a REIT for 1999) not to be consummated. Accordingly, a separate column (the "REIT 2000 Pro Forma") has been included for each presentation that assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur and Host does not become a REIT until January 1, 2000.

  The unaudited pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that the Company believes are reasonable under the circumstances. Rental revenue is recognized only for Leases to be entered at or prior to completion of the REIT Conversion.

  The unaudited pro forma statements of operations of the Company reflect the following transactions for the First Three Quarters 1998 and the fiscal year ended January 2, 1998 as if such transactions had been completed at the beginning of the fiscal year:

 Acquisitions, Dispositions and Other Activities

  .  Blackstone Acquisition

  .  1998 Senior Note Refinancing

  . 1998 acquisition of, or purchase of controlling interests in, eleven full-service properties

  .  1998 purchase of minority interests in two full-service hotels

  .  1998 disposition of two full-service properties

  . 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties

  . 1997 refinancing or repayment of mortgage debt for three full-service properties

 REIT Conversion Activities

  . 1998 deconsolidation of the assets and liabilities contributed to the Non-Controlled Subsidiary, including the sale of certain furniture and equipment to the Non-Controlled Subsidiary

  .  1998 Mergers

  . 1998 acquisition of minority interests in four private Partnerships in exchange for OP Units

  . 1998 lease of certain hotel properties to Crestline and conversion of revenues and certain operating expenses to rental income

  . 1998 adjustment to remove deferred taxes resulting from the change in tax status related to the REIT Conversion

  .  1998 earnings and profits cash distribution

  . 1998 contribution of notes receivable to Crestline

  The unaudited pro forma balance sheet as of September 11, 1998 reflects all of the above 1998 transactions except for the acquisition of, or purchase of controlling interests in, 11 full-service properties the 1998 Senior Note Refinancing, the contribution of notes receivable to Crestline and the disposition of two full-service properties which occurred prior to September 11, 1998, and were already reflected in the historical balance sheet. The unaudited pro forma balance sheet as of September 11, 1998 also reflects (a) the distribution of the Initial E&P Distribution (which includes the Crestline common stock) to Host stockholders, which Host intends to declare if the Agreement is approved by Host stockholders at the Special Meeting and the Board of Directors of Host determines that the conditions to the Merger have been or likely will be satisfied or waived (and, in particular, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur), and (b) the Leases even though the Merger and other transactions comprising the REIT Conversion may be delayed or possibly never consummated.

  Limited partners should bear in mind that the assumptions regarding the number and identity of participating Partnerships, the number of OP Units to be issued and price per OP Unit are outside the control of Host Marriott and have been made for illustrative purposes only. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere herein.

  The Emerging Issues Task Force (EITF) reached a concensus in May 1998 on Issue 98-9, "Accounting for Contingent Rents in Interim Financial Periods" ("EITF 98-9"). EITF 98-9 requires a lessor to defer recognition of contingent rental income in interim periods until the specified target that triggers the contingent rental income is achieved. The accompanying pro forma financial statements reflect the application of EITF 98-9 to the interim periods. EITF 98-9 will have no impact on the full-year rental income recorded by the Company.

                       UNAUDITED PRO FORMA BALANCE SHEET

                            SEPTEMBER 11, 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED
                    (IN MILLIONS, EXCEPT OP UNITS AMOUNTS)

                                                               ACQUISITIONS
                                                        ---------------------------
                                                          DISPOSITIONS AND OTHER
                                                                ACTIVITIES
                                                        ---------------------------
                                        A                 B
                            HOST     DISTRI-    HOST    BLACK-             DEBT
                          MARRIOTT   BUTION   MARRIOTT  STONE            REPAYMENT
                         CORPORATION ADJUST-   HOTELS   ACQUI-  ACQUIS-      &
                         HISTORICAL   MENTS  HISTORICAL SITION  ITIONS  REFINANCING
                         ----------- ------- ---------- ------  ------- -----------
ASSETS
Property and equipment,
 net....................   $5,937     $(649)   $5,288   $1,450   $         $--
Notes and other
 receivables, net.......       32        (3)       29       63    --        --
Due from managers.......       88        (5)       83        5    --        --
Investments in
 affiliates.............       18       --         18      --     --        --
Other assets............      319         2       321      --     --
Receivable from Lessee
 for working capital....      --        --        --       --     --        --
Cash, cash equivalents
 and short-term
 marketable
 securities.............      575       (27)      548     (262)   --        --
                           ------     -----    ------   ------   ----      ----
                           $6,969     $(682)   $6,287   $1,256   $--       $--
                           ======     =====    ======   ======   ====      ====
LIABILITIES AND EQUITY
Debt(I).................   $4,224     $(213)   $4,011   $  600   $--       $--
Convertible debt
 obligation to Host
 Marriott Corporation...      --        567       567      --     --        --
Accounts payable and
 accrued expenses.......       70        (8)       62      --     --        --
Deferred income taxes...      526       (62)      464      --     --        --
Other liabilities.......      447       (10)      437      --               --
                           ------     -----    ------   ------   ----      ----
Total liabilities.......    5,267       274     5,541      600
Convertible Preferred
 Securities.............      550      (550)      --       --     --        --
Limited Partner
 interests of third
 parties at redemption
 value (on a pro forma
 basis 70.3 million OP
 Units
 outstanding)(J)........      --        --        --       656    --        --
Equity
 General Partner (on a
  pro forma basis .2
  million OP Units
  outstanding)(J)
 Limited Partner
  interests of Host REIT
  (on a pro forma basis
  204.3 million OP Units
  outstanding)(J)........   1,152      (406)      746      --     --        --
                           ------     -----    ------   ------   ----      ----
                           $6,969     $(682)   $6,287   $1,256   $--       $--
                           ======     =====    ======   ======   ====      ====
Book value per OP Unit

                                       MERGERS AND REIT CONVERSION ACTIVITIES
                         ------------------------------------------------------------------
                              C          D       E         F         K        G       H              L
                                                       EARNINGS                    DEFERRED         REIT
                             NON-             PRIVATE  & PROFITS  CONTRI-   LEASE    TAX            2000
                          CONTROLLED          PARTNER- DISTRIBU- BUTION TO CONVER- ADJUST-   PRO    PRO
                         SUBSIDIARIES MERGERS  SHIPS    TION(1)  CRESTLINE  SION     MENT   FORMA  FORMA
                         ------------ ------- -------- --------- --------- ------- -------- ------ ------
ASSETS
Property and equipment,
 net....................    $(290)     $560     $ 61     $ --      $--      $--     $ --    $7,069 $5,619
Notes and other
 receivables, net.......      214        (3)     --        --       --       --       --       303    240
Due from managers.......       (1)       12      --        --       --       (85)     --        14     14
Investments in
 affiliates.............        9       --       --        --       --       --       --        27     27
Other assets............        5        23      (11)      --       --       --       --       338    338
Receivable from Lessee
 for working capital....      --        --       --        --       --        85      --        85     80
Cash, cash equivalents
 and short-term
 marketable
 securities.............       (8)        7      (11)     (150)     (15)     --       --       109    371
                         ------------ ------- -------- --------- --------- ------- -------- ------ ------
                            $ (71)     $599     $ 39     $(150)    $(15)    $--     $ --    $7,945 $6,689
                         ============ ======= ======== ========= ========= ======= ======== ====== ======
LIABILITIES AND EQUITY
Debt(I).................    $ (39)     $323     $--      $  75     $--      $ --    $ --    $4,970 $4,370
Convertible debt
 obligation to Host
 Marriott Corporation...      --        --       --        --       --       --       --       567    567
Accounts payable and
 accrued expenses.......       (1)        9      --        --       --       --       --        70     70
Deferred income taxes...        6       --       --        --       --       --      (195)     275    470
Other liabilities.......      (37)      (21)      (6)      --         7      320      --       700    657
                         ------------ ------- -------- --------- --------- ------- -------- ------ ------
Total liabilities.......      (71)      311       (6)       75        7      320     (195)   6,582  6,134
Convertible Preferred
 Securities.............      --        --       --        --       --       --       --
Limited Partner
 interests of third
 parties at redemption
 value (on a pro forma
 basis 70.3 million OP
 Units
 outstanding)(J)........      --        288       45       --       --       --       --       989    333
Equity
 General Partner (on a
  pro forma basis .2
  million OP Units
  outstanding)(J)
 Limited Partner
  interests of Host REIT
  (on a pro forma basis
  204.3 million OP Units
  outstanding)(J)........     --        --       --       (225)     (22)    (320)     195      374    222
                         ------------ ------- -------- --------- --------- ------- -------- ------ ------
                            $ (71)     $599     $ 39     $(150)    $(15)    $--     $ --    $7,945 $6,689
                         ============ ======= ======== ========= ========= ======= ======== ====== ======
Book value per OP Unit                                                                      $ 4.96 $ 2.40
                                                                                            ====== ======

              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                    100% PARTICIPATION WITH NO NOTES ISSUED

  A. Represents the adjustment to record the spin-off of Crestline and:

  .  Reduce property and equipment by $649 million

  . Reduce receivables by $3 million related to certain Crestline notes held by the Company

  .  Reduce due from managers by $5 million

  .  Increase other assets by $2 million

  . Reduce cash, cash equivalents and short-term marketable securities by $27 million

  .  Reduce debt by $213 million

  .  Reduce accounts payable and accrued expenses by $8 million
  .  Reduce deferred income taxes by $62 million

  .  Reduce other liabilities by $10 million

  .  Reduce equity by $406 million
  . Eliminate the $550 million Convertible Preferred Securities of Host Marriott which remain an obligation of Host REIT
  . Record the $567 million of Convertible Debt Obligation to Host Marriott which is eliminated in consolidation on the historical financial statements of Host Marriott Corporation

  B. Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties (5,520 rooms) and a mortgage note secured by a thirteenth full-service property including the issuance of 43.7 million OP Units as determined through negotiations between the Company and Blackstone:

  .  Record property and equipment of $1,450 million
  .  Record mortgage note receivable of $63 million
  .  Record increase in due from managers of $5 million
  .  Record the use of cash of $262 million
  .  Record the assumption of mortgage debt of $600 million
  . Record the issuance of 43.7 million OP Units with an estimated fair value of $656 million using an assumed Host Marriott stock price of $15.00 (which includes the value of Crestline since Blackstone will receive shares of Crestline in addition to OP Units)

  The purchase price of the Blackstone properties and mortgage note was determined based on the estimated fair value of the 43.7 million OP Units to be issued. The number of units to be issued will not increase or decrease depending on the stock price of Host Marriott at the time of closing of the acquisition.

  C. Represents the adjustment to record the investment in the Non-Controlled Subsidiaries and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

  . Record decrease in property and equipment of $290 million, including $180 million of hotel furniture and equipment sold to the Non-Controlled Subsidiaries

  . Record receivable from Non-Controlled Subsidiaries for the furniture and equipment loan of $180 million, and transfer of other notes totaling $34 million

  .  Record decrease in due from managers of $1 million

  .  Record investment in the Non-Controlled Subsidiaries of $9 million

  .  Record increase in other assets of $5 million

  .  Record decrease in cash of $8 million
  . Record decrease in debt of $39 million of debt transferred to the Non-Controlled Subsidiaries.

  .  Record decrease in accounts payable and accrued expenses of $1 million

  .  Record increase in deferred taxes of $6 million

  .  Record decrease in other liabilities of $37 million

  D. Represents the adjustment to record the Mergers:

  .  Record property and equipment of $560 million

  .  Record decrease in notes receivable of $3 million

  .  Record increase in due from managers of $12 million

  .  Record other assets of $23 million

  .  Record cash of $7 million

  .  Record debt of $323 million

  .  Record accounts payable and accrued expenses of $9 million
  .  Record decrease in other liabilities of $21 million
  . Record the issuance of 23.0 million OP Units totaling approximately $288 million

  The purchase price and number of OP Units expected to be issued to the limited partners of each Partnership is (in millions, except OP Units in thousands):

                                                                    INCREASE TO
                                                PURCHASE NUMBER OF   PROPERTY
                                                 PRICE   OP UNITS  AND EQUIPMENT
                                                -------- --------- -------------
Atlanta Marquis................................   $ 24     1,921       $ 24
Desert Springs.................................     37     2,943         36
Hanover........................................      5       434          5
MHP............................................     73     5,832         54
MHP II.........................................     84     6,684         78
Chicago Suites.................................     11       888         38
MDAH...........................................     45     3,595        162
PHLP...........................................      9       725        163
                                                  ----    ------       ----
                                                  $288    23,022       $560
                                                  ====    ======       ====

  The number of OP Units was determined based on the purchase price and an estimated price of an OP Unit of $12.50 which is based upon the recent trading range of Host Marriott Corporation's stock as adjusted for the proposed dividend of Crestline to its shareholders. The purchase price was determined based on the fair market value of the net assets to be acquired.

  The purchase price for minority interests (Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2) was allocated to property to the extent that the purchase price exceeded the minority interest liability recorded. The purchase price for the other three partnerships that are presently not consolidated was allocated in accordance with APB Opinion No. 16 with the debt of each partnership recorded at estimated fair value, all assets and liabilities, except for property being recorded at historical carrying values of each partnership with the residual allocated to property. The amounts allocated to property are in all cases less than estimated current replacement cost.

  E. Represents the adjustment to record the purchase of the remaining minority interests in four Private Partnerships:

  .  Record property and equipment of $61 million
  .  Record decrease in other assets of $11 million
  .  Record use of cash of $11 million
  .  Record decrease in minority interest liabilities of $6 million
  . Record the issuance of 3.6 million OP Units totaling approximately $45 million

  F. Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott including a draw on the New Credit Facility of $75 million.(/1/)

  G. Represents the adjustment to record the transfer of working capital to Crestline related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $85 million and the adjustment to record deferred revenue of $320 million in connection with the application of EITF 98-9 to the Company's rental income.

  H. Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $195 million.

  I. The Company's pro forma aggregate debt maturities at September 11, 1998, excluding $8 million of capital lease obligations and the $8 million debt discount recorded in conjunction with the Senior Notes Refinancing, are (in millions):

   1998.................................................................. $  439
   1999..................................................................    131
   2000..................................................................    134
   2001..................................................................     99
   2002..................................................................    150
   Thereafter............................................................  4,584
                                                                          ------
                                                                          $5,537
                                                                          ======

  J. The number of OP Units includes the following (in millions):

   Limited Partner interests of Host REIT................................. 204.3
   General Partner interests of Host REIT.................................   0.2
   Limited Partner interests of Partnerships..............................  23.0
   Limited Partner interests of Private Partnerships......................   3.4
   Limited Partner interests of Blackstone Group..........................  43.7
                                                                           -----
     Total OP Units....................................................... 274.6
                                                                           =====

  K. Represents the adjustment to record the contribution of $15 million in cash to Crestline as a reduction in equity and to record the contribution of an investment of $7 million in a joint venture which holds a mortgage note from a consolidated subsidiary of Host.

  L. The "REIT 2000 Pro Forma" assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur, Host does not become a REIT until January 1, 2000 and no Notes issued. The amounts reflect the "Pro Forma" column less the amounts in column B--"Blackstone Acquisition" and the reduction in other liabilities and increase in equity for the deferred revenue of $43 million related to the application of EITF 98-9 to the Blackstone properties.
--------
(1) The amount of earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
     REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                        FIRST THREE QUARTERS 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED
             (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                                                       ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                      ------------------------------------------------------------
                                   A                       B              C                E               G
                     HOST                     HOST
                   MARRIOTT                 MARRIOTT                    1998
                  CORPORATION DISTRIBUTION   HOTELS    BLACKSTONE     ACQUISI-                            BOND
                  HISTORICAL   ADJUSTMENT  HISTORICAL ACQUISITION       TIONS        DISPOSITIONS     REFINANCING
                  ----------- ------------ ---------- ------------    -----------    -------------    ------------
REVENUE
Rental
 revenues.......     $ --         $--        $ --        $       --    $       --       $       --       $       --
Hotel revenues..       922         --          922               122            43               (6)             --
Equity in
 earnings
 (losses) of
 affiliates.....         1         --            1               --            --               --               --
Other revenues..       117         (58)         59               --            --               (50)             --
                     -----        ----       -----       -----------   -----------      -----------      -----------
Total revenues..     1,040         (58)        982               122            43              (56)             --
                     -----        ----       -----       -----------   -----------      -----------      -----------
OPERATING COSTS
 AND EXPENSES
Hotels..........       502         --          502                52            23               (3)             --
Other...........        45         (30)         15               --            --               --               --
                     -----        ----       -----       -----------   -----------      -----------      -----------
Total operating
 costs and
 expenses.......       547         (30)        517                52            23               (3)             --
                     -----        ----       -----       -----------   -----------      -----------      -----------
OPERATING
 PROFIT.........       493         (28)        465                70            20              (53)             --
Minority
 interest.......       (36)        --          (36)              --             (1)               1              --
Corporate
 expenses.......       (33)          3         (30)              --            --               --               --
REIT Conversion
 expenses.......       (14)        --          (14)              --            --               --               --
Interest
 expense........      (245)         (8)       (253)              (36)           (1)               1              (28)
Dividends on
 Convertible
 Preferred
 Securities.....       (26)         26         --                --            --               --               --
Interest
 income.........        36           2          38                (6)          (16)              (1)             --
                     -----        ----       -----       -----------   -----------      -----------      -----------
Income (loss)
 before income
 taxes..........       175          (5)        170                28             2              (52)             (28)
Benefit
 (provision) for
 income taxes...       (75)          3         (72)              (11)           (1)              21               11
                     -----        ----       -----       -----------   -----------      -----------      -----------
Income (loss)
 before
 extraordinary
 items..........     $ 100        $ (2)      $  98       $        17   $         1      $       (31)     $       (17)
                     =====        ====       =====       ===========   ===========      ===========      ===========
Basic loss per
 OP Unit........
Ratio of
 earnings to
 fixed charges..      1.7x                    1.8x
                     =====                   =====
Deficiency of
earnings to
fixed charges
                                     MERGERS AND REIT CONVERSION ACTIVITIES
                  ------------------------------------------------------------------------------
                      H         J         K              L           P/N       I/M        O               Q
                                                                                                        REIT
                     NON-                            EARNINGS       OTHER     LEASE     INCOME          2000
                  CONTROLLED           PRIVATE       & PROFITS       REIT    CONVER-     TAX      PRO    PRO
                  SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES  SION    ADJUSTMENT FORMA  FORMA
                  ---------- ------- ------------ --------------- ---------- -------- ---------- ------ ------
REVENUE
Rental
 revenues.......    $ --      $ --      $ --           $ --         $ --     $   540    $ --     $ 540  $ 468
Hotel revenues..      (14)       56       --             --           --      (1,123)     --       --     --
Equity in
 earnings
 (losses) of
 affiliates.....       (3)      --        --             --           --         --       --        (2)    (2)
Other revenues..       (5)      --        --             --           --         --       --         4      4
                  ---------- ------- ------------ --------------- ---------- -------- ---------- ------ ------
Total revenues..      (22)       56       --             --           --        (583)     --       542    470
                  ---------- ------- ------------ --------------- ---------- -------- ---------- ------ ------
OPERATING COSTS
 AND EXPENSES
Hotels..........      (12)       36         2            --           --        (224)     --       376    336
Other...........      --        --        --             --           --         --       --        15     15
                  ---------- ------- ------------ --------------- ---------- -------- ---------- ------ ------
Total operating
 costs and
 expenses.......      (12)       36         2            --           --        (224)     --       391    351
                  ---------- ------- ------------ --------------- ---------- -------- ---------- ------ ------
OPERATING
 PROFIT.........      (10)       20        (2)           --           --        (359)     --       151    119
Minority
 interest.......        3        18         1            --           --         --       --       (14)   (14)
Corporate
 expenses.......      --        --        --             --           --         --       --       (30)   (30)
REIT Conversion
 expenses.......      --        --        --             --            14        --       --       --     --
Interest
 expense........        3       (21)      --              (4)         --         --       --      (339)  (303)
Dividends on
 Convertible
 Preferred
 Securities.....      --        --        --             --           --         --       --       --
Interest
 income.........        2         1       --              (5)          (2)        13      --        24     30
                  ---------- ------- ------------ --------------- ---------- -------- ---------- ------ ------
Income (loss)
 before income
 taxes..........       (2)       18        (1)            (9)          12       (346)     --      (208)  (198)
Benefit
 (provision) for
 income taxes...        1        (7)      --               4           (5)       138      (69)      10     10
                  ---------- ------- ------------ --------------- ---------- -------- ---------- ------ ------
Income (loss)
 before
 extraordinary
 items..........    $  (1)    $  11     $  (1)         $  (5)       $   7    $  (208)   $ (69)   $(198) $(188)
                  ========== ======= ============ =============== ========== ======== ========== ====== ======
Basic loss per
 OP Unit........                                                                                 $(.72) $(.81)
                                                                                                 ====== ======
Ratio of
 earnings to
 fixed charges..                                                                                   N/A    N/A
                                                                                                 ====== ======
Deficiency of
earnings to
fixed charges                                                                                    $(190) $(180)
                                                                                                 ====== ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1997
                    100% PARTICIPATION WITH NO NOTES ISSUED
             (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                                                           ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                          --------------------------------------------------
                                       A                       B           C            D            E
                         HOST                     HOST
                       MARRIOTT   DISTRIBUTION  MARRIOTT
                      CORPORATION   ADJUST-      HOTELS   BLACKSTONE      1998         1997
                      HISTORICAL      MENT     HISTORICAL ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS
                      ----------- ------------ ---------- ----------- ------------ ------------ ------------
REVENUE
Rental
 revenues.......        $  --        $ --        $  --       $ --        $ --         $ --         $ --
Hotel revenues..         1,093         --         1,093        148         112           89          (23)
Equity in
 earnings of
 affiliates.....             5         --             5        --          --           --           --
Other revenues..            49         (37)          12        --          --                        --
                        ------       -----       ------      -----       -----        -----        -----
Total revenues..         1,147         (37)       1,110        148         112           89          (23)
                        ------       -----       ------      -----       -----        -----        -----
OPERATING COSTS
 AND EXPENSES
Hotels..........           649         --           649        101          62           42          (10)
Other...........            49         (20)          29        --          --           --           --
                        ------       -----       ------      -----       -----        -----        -----
Total operating
 costs and
 expenses.......           698         (20)         678        101          62           42          (10)
                        ------       -----       ------      -----       -----        -----        -----
OPERATING
 PROFIT.........           449         (17)         432         47          50           47          (13)
Minority
 interest.......           (32)        --           (32)       --           (4)           5           (1)
Corporate
 expenses.......           (47)          2          (45)       --          --           --           --
Interest
 expense........          (302)        (23)        (325)       (48)        (12)         (12)           3
Dividends on
 Convertible
 Preferred
 Securities.....           (37)         37          --         --          --           --           --
Interest
 income.........            52         --            52         (7)        (14)         (14)         --
                        ------       -----       ------      -----       -----        -----        -----
Income (loss) before
 income taxes...            83          (1)          82         (8)         20           26          (11)
Benefit
 (provision) for
 income taxes...           (36)          1          (35)         3          (8)         (10)           4
                        ------       -----       ------      -----       -----        -----        -----
Income (loss)
 before
 extraordinary
 items .........        $   47       $ --        $   47      $  (5)      $  12        $  16        $  (7)
                        ======       =====       ======      =====       =====        =====        =====
Basic earnings
per OP Unit.....
Ratio of
earnings to
fixed charges...          1.3x                     1.3x
                        ======                   ======
                                           MERGERS AND REIT CONVERSION ACTIVITIES
                      ----------------------------------------------------------------------------------
                           F/G          H         J       K         L                  I/M        O                Q
                                                                EARNINGS                                         REIT
                          DEBT         NON-            PRIVATE  & PROFITS             LEASE     INCOME           2000
                        REPAYMENT   CONTROLLED         PARTNER-  DISTRI-  OTHER REIT CONVER-     TAX      PRO     PRO
                      & REFINANCING SUBSIDIARY MERGERS  SHIPS   BUTION(1) ACTIVITIES  SION    ADJUSTMENT FORMA   FORMA
                      ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
REVENUE
Rental
 revenues.......          $ --        $ --      $ --    $ --      $ --      $ --     $ 1,135    $ --     $1,135  $998
Hotel revenues..            --          (17)       74     --        --        --      (1,476)     --        --    --
Equity in
 earnings of
 affiliates.....            --          (12)      --      --        --        --         --       --         (7)   (7)
Other revenues..            --           (9)      --      --        --        --         --       --          3     3
                      ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
Total revenues..            --          (38)       74     --        --        --        (341)     --      1,131   994
                      ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
OPERATING COSTS
 AND EXPENSES
Hotels..........            --           (9)       51       2       --        --        (288)     --        600   513
Other...........            --          (18)      --      --        --        --         --       --         11    11
                      ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
Total operating
 costs and
 expenses.......            --          (27)       51       2       --        --        (288)     --        611   524
                      ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
OPERATING
 PROFIT.........            --          (11)       23      (2)      --        --         (53)     --        520   470
Minority
 interest.......            --            4        17       1       --        --         --       --        (10)  (10)
Corporate
 expenses.......            --            1       --      --        --        --         --       --        (44)  (44)
Interest
 expense........            (48)          5       (25)    --         (6)      --         --       --       (468) (420)
Dividends on
 Convertible
 Preferred
 Securities.....            --          --        --      --        --        --         --       --        --    --
Interest
 income.........             (3)          4         1     --         (8)      --          18      --         29    36
                      ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
Income (loss) before
 income taxes...            (51)          3        16      (1)      (14)      --         (35)     --         27    32
Benefit
 (provision) for
 income taxes...             20          (3)       (6)    --          6       --          14       14        (1)   (2)
                      ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
Income (loss)
 before
 extraordinary
 items .........          $ (31)      $ --      $  10    $ (1)     $ (8)     $--     $   (21)   $  14    $   26  $ 30
                      ============= ========== ======= ======== ========= ========== ======== ========== ======= ======
Basic earnings
per OP Unit.....                                                                                         $  .09  $.13
                                                                                                         ======= ======
Ratio of
earnings to
fixed charges...                                                                                           1.1x  1.1x
                                                                                                         ======= ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
               ASSUMING 100% PARTICIPATION WITH NO NOTES ISSUED

  A. Represents the adjustment to reduce revenues, operating expenses, corporate expenses, interest expense, interest income and income taxes for the spin-off of Crestline.

  B. Represents the adjustment to record the historical revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

  C. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in 11 full-service properties.

  D. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties.

  E. Represents the adjustment to record historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totalling $50 million and related taxes of $20 million in 1998.

  F. Represents the adjustment to reduce the interest expense, interest income and to record income taxes associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

  G. Represents the adjustment to record interest expense and related amortization of deferred financing fees, reduce interest income, and to record income taxes as a result of the Senior Note Refinancing. The adjustment excludes the extraordinary loss of $148 million, net of taxes, related to the Senior Note Refinancing resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

  H. Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses, income taxes and interest income to deconsolidate the Non-Controlled Subsidiary and reflect the Company's share of income as equity in earnings of affiliate.

  I. Represents the adjustment to reduce depreciation expense of $18 million and $26 million for First Three Quarters 1998 and fiscal year 1997 related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income of $9 million and $13 million for First Three Quarters 1998 and fiscal year 1997 earned on the 7%, $180 million in notes from the Non-Controlled Subsidiaries and reduce the lease payment to the Company from the Lessee.

  J. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the Mergers, including three partnerships not previously consolidated by the Company.

  K. Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

  L. Represents the adjustment to reduce interest income, record interest expense and income taxes for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott including a draw on the New Credit Facility of $75 million.(1)

  M. Represents the adjustment to remove hotel revenues, management fees and other expenses of $224 million and $288 million, respectively, for First Three Quarters 1998 and fiscal year 1997, and to record rental revenues associated with the leasing of certain hotel properties to Crestline and other lessees and interest income of $3 million and $5 million for First Three Quarters 1998 and fiscal year 1997 earned on the 6%, $85 million in notes from Crestline. First Three Quarters 1998 included a $320 million reduction to rental income to record deferred revenue for percentage rents in accordance with EITF 98-9. Management believes the change to the lease structure described above will not impact hotel operating results because the hotel manager and asset management function will remain unchanged. Rental revenues under the Leases are based on the greater of Percentage Rent or Minimum Rent. Total rent in the pro forma statement of operations is calculated based on the historical gross sales of the property and the negotiated rental rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1997. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage and other. For rooms and food and beverage, there are three tiers of rent with two thresholds, while the other category generally has two tiers of rent and one threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of the Consumer Price Index ("CPI") and a wage and benefit index. For purposes of the pro formas, 1997 is the assumed initial lease year and the blended increase applied to the thresholds at January 3, 1998 is assumed to be 3%. Minimum rent is expressed as a fixed dollar amount that increases annually on the first day of each year after the initial lease year as 50% of the CPI increase. Accordingly, the 1998 rent thresholds and minimum rent included in the pro formas were adjusted as of January 3, 1998 for the 1997 increases in the indices. Rental revenues is recognized only for leases to be executed with Crestline at or prior to completion of the REIT Conversion. The execution of the leases is dependent upon the distribution of the Crestline common stock to the Company's stockholders, which is subject to contingencies that are outside the control of the Company, including consent of shareholders, lenders, debt holders, partners and ground lessors of Host. The Company believes that negotiations with third parties to complete the REIT Conversion will not result in any material change to the leases. The table below details gross sales, minimum rent and total rent for all full-service properties to be leased and summarized amounts for the limited-service properties to be subleased:

                              FISCAL YEAR 1997     FIRST THREE QUARTERS 1998
                             ------------------- ------------------------------
                                                                       TOTAL
                             GROSS MINIMUM TOTAL GROSS MINIMUM TOTAL    RENT
PROPERTY                     SALES  RENT   RENT  SALES  RENT   RENT  RECOGNIZED
--------                     ----- ------- ----- ----- ------- ----- ----------
                                          (IN MILLIONS)
Grand Hotel Resort and Golf
 Club......................  $23.4  $2.8   $4.2  $18.0  $2.0   $3.7     $2.0
Scottsdale Suites..........   11.9   3.0    5.0    8.2   2.1    3.4      2.1
The Ritz-Carlton, Phoenix..   23.3   4.6    7.2   17.3   3.2    5.5      3.2
Coronado Island Resort.....   22.0   2.1    2.1   16.2   1.5    3.6      1.5
Costa Mesa Suites..........    9.7   1.9    3.3    7.2   1.3    2.3      1.3
Desert Springs Resort and
 Spa.......................  103.3  21.3   30.3   80.3  15.0   22.6     15.0
Manhattan Beach............   16.3   2.4    4.8   12.2   1.7    3.6      1.7
Marina Beach ..............   21.1   4.6    7.1   16.9   3.2    6.2      3.2
Newport Beach..............   33.5   5.5    8.7   24.0   3.9    6.8      3.9
Newport Beach Suites.......   11.0   2.6    4.1    8.0   1.8    3.0      1.8
Ontario Airport............   12.1   1.8    3.4    8.3   1.3    2.2      1.3
San Diego Marriott Hotel
 and Marina................  103.3  38.0   39.6   78.6  26.7   31.1     26.7
San Diego Mission Valley...   16.7   3.4    5.1   12.6   2.4    5.6      2.5
San Francisco Airport......   43.8   8.2   13.2   32.2   5.8    9.5      5.8
San Francisco Fisherman's
 Wharf.....................   17.8   4.0    6.4   12.1   2.8    4.3      2.8
San Francisco Moscone
 Center....................  120.2  20.7   37.9   90.5  14.6   28.5     14.6
San Ramon..................   19.7   4.4    5.1   14.4   3.1    4.0      3.1
Santa Clara................   47.3   7.8   16.5   37.2   5.5   13.5      8.8
The Ritz-Carlton, Marina
 del Rey...................   32.4   5.5   10.8   23.4   3.9    7.9      3.9
The Ritz-Carlton, San
 Francisco.................   50.1   9.6   14.7   34.2   6.7   10.3      6.7
Torrance...................   20.5   2.3    3.5   15.0   1.6    5.1      1.6
Denver Southeast...........   21.5   3.0    6.2   14.9   2.1    4.1      2.1
Denver Tech Center.........   26.8   5.1    8.3   20.1   3.6    6.0      3.6
Denver West................   13.7   1.8    4.0    9.6   1.2    2.7      1.7
Marriott's Mountain Resort
 at Vail...................   17.6   3.0    5.1   14.1   2.1    4.5      2.1
Hartford/Farmington........   18.4   3.5    4.7   13.4   2.4    3.5      2.4
Hartford/Rocky Hill........   11.6   1.5    2.7    8.5   1.1    2.0      1.1
Fort Lauderdale Marina.....   28.5   4.3    7.9   20.4   3.0    5.7      3.2
Harbor Beach Resort........   58.1  16.5   19.3   43.2  11.6   14.0     11.6
Jacksonville...............   11.8   1.8    3.6    8.0   1.2    2.4      1.2
Miami Airport..............   29.7   3.9    8.4   21.6   2.8    6.1      2.9
Orlando World Center.......  128.2  23.5   39.6   98.7  16.5   30.4     18.3
Palm Beach Gardens.........   11.8   1.9    3.7    8.5   1.4    3.0      1.4
Singer Island (Holiday
 Inn)......................    6.6   1.4    2.5    5.2   1.0    2.1      1.0
Tampa Airport..............   17.1   1.6    3.5   13.1   1.1    2.7      1.1
Tampa Westshore............   15.0   1.8    3.6   10.8   1.3    2.6      1.3

                                FISCAL YEAR 1997          FIRST THREE QUARTERS 1998
                            ------------------------- ----------------------------------
                                                                                TOTAL
                             GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL     RENT
PROPERTY                     SALES    RENT     RENT    SALES    RENT    RENT  RECOGNIZED
--------                    -------- ------- -------- -------- ------- ------ ----------
                                              (IN MILLIONS)
The Ritz-Carlton, Naples..  $   66.4 $ 18.1  $   23.3 $   53.1 $  12.7 $ 18.0   $ 12.7
Atlanta Marriott Marquis..      85.4   21.3      33.3     58.6    15.0   25.6     15.0
Atlanta Midtown Suites....      10.5    1.8       3.5      7.8     1.3    2.6      1.3
Atlanta Norcross..........       7.6    1.0       1.7      5.6     0.7    1.2      0.7
Atlanta Northwest.........      14.9    2.7       4.3     11.3     1.9    3.3      1.9
Atlanta Perimeter.........      16.6    2.5       4.5     12.6     1.7    3.5      1.7
JW Marriott Hotel at
 Lenox....................      24.8    3.7       6.8     17.7     2.6    5.0      2.6
The Ritz-Carlton,
 Atlanta..................      30.2    5.8       8.8     21.7     4.1    6.8      4.1
The Ritz-Carlton,
 Buckhead.................      49.3   13.1      16.3     35.8     9.2   11.7      9.2
Chicago/Deerfield Suites..      10.2    1.8       3.1      7.4     1.3    2.3      1.3
Chicago/Downers Grove
 Suites...................       9.0    1.8       2.9      6.7     1.3    2.2      1.3
Chicago/Downtown
 Courtyard................      16.3    3.1       4.9     12.2     2.2    3.9      2.2
Chicago O'Hare............      40.0    5.5      11.5     28.8     3.9    8.2      3.9
South Bend................       9.9    1.1       2.1      7.0     0.8    1.5      0.8
New Orleans ..............      66.4   17.5      21.8     47.6    12.3   15.8     12.3
Bethesda..................      23.2    3.2       5.6     17.3     2.2    4.1      2.2
Gaithersburg/Washingtonian
 Center...................      13.2    2.4       3.8      9.7     1.7    2.8      1.7
Boston/Newton.............      27.4    4.8       7.8     19.1     3.4    5.5      3.4
Detroit Romulus...........       8.8    1.1       1.8      6.6     0.8    1.4      0.8
The Ritz-Carlton,
 Dearborn.................      25.7    3.6       5.5     17.7     2.5    4.0      2.5
Minneapolis/Bloomington...      20.2    3.3       6.5     13.8     2.3    4.7      3.1
Minneapolis City Center...      27.5    3.7       7.5     20.4     2.4    5.2      2.4
Minneapolis Southwest.....      14.9    2.7       4.8     10.1     1.9    4.0      1.9
Kansas City Airport.......      14.3    1.7       3.7      9.9     1.2    2.5      1.2
St. Louis Pavilion........      27.5    6.1       6.5     18.5     4.3    4.3      4.3
Nashua....................       7.5    0.8       1.3      5.3     0.5    0.9      0.5
Hanover...................      22.5    4.7       6.6     15.1     3.3    4.3      3.9
Newark Airport............      39.4    6.5      11.8     29.2     4.6    8.6      4.6
Park Ridge................      16.0    2.5       4.0     11.9     1.7    4.2      1.7
Saddle Brook..............      10.7    1.3       2.1      7.8     0.9    1.7      0.9
Albany....................      18.5    3.5       6.1     12.4     2.5    5.2      2.7
New York Marriott
 Financial Center.........      39.6    7.7      13.2     29.1     5.4   10.1      5.4
New York Marriott
 Marquis..................     210.3   40.0      60.8    155.4    29.7   47.6     29.7
Marriott World Trade
 Center...................      65.4   12.2      19.4     49.1     8.6   14.9      8.6
Charlotte Executive Park..      14.0    2.3       3.7      9.8     1.6    2.6      1.6
Raleigh Crabtree Valley...      14.9    2.4       3.9     10.9     1.7    2.8      1.7
Oklahoma City.............      15.6    2.0       3.8     10.4     1.4    2.4      1.4
Oklahoma City Waterford...       9.1    1.5       2.7      6.1     1.0    1.7      1.0
Portland..................      26.4    4.1       7.5     17.6     2.9    4.8      2.9
Philadelphia (Convention
 Center)..................      80.7   14.2      25.0     58.2    10.0   17.8     10.0
Philadelphia Airport......      25.0    4.1       7.6     18.6     2.9    5.6      2.9
Pittsburgh City Center....      16.4    1.9       3.0     11.1     1.3    2.2      1.3
Memphis...................      10.6    1.5       3.2      5.7     1.0    1.8      1.0
Dallas/Fort Worth.........      28.9    5.9       9.3     21.9     4.1    7.0      4.1
Dallas Quorum.............      25.7    4.2       8.2     18.3     3.0    5.8      3.7
El Paso...................      11.6    0.9       2.3      7.8     0.6    1.4      0.6
Houston Airport ..........      21.6    2.8       6.0     16.9     2.0    4.6      2.7
JW Marriott Houston.......      27.2    5.0       8.0     20.1     3.5    5.9      3.5
Plaza San Antonio.........      13.8    2.9       4.6      9.7     2.0    3.3      2.0
San Antonio Rivercenter...      68.9   17.5      24.5     49.3    12.3   17.8     12.3
San Antonio Riverwalk.....      29.3    6.1      10.3     21.7     4.3    7.6      4.4
Salt Lake City............      28.5    5.6       9.5     21.1     3.9    7.2      4.2
Dulles Airport............      14.6    1.8       4.0     10.9     1.2    3.0      1.7
Key Bridge................      29.4    5.6      10.2     21.2     3.9    7.4      3.9
Norfolk Waterside.........      18.1    3.3       5.4     12.8     2.4    3.8      2.4
Pentagon City Residence
 Inn......................      11.7    3.5       5.5      8.7     2.5    4.2      2.5
The Ritz-Carlton, Tysons
 Corner...................      34.4    5.9       9.8     24.9     4.1    7.3      4.1
Washington Dulles Suites..      10.3    2.5       4.0      7.8     1.8    3.0      1.8

                              FISCAL YEAR 1997             FIRST THREE QUARTERS 1998
                          --------------------------  -------------------------------------
                                                                                   TOTAL
                           GROSS   MINIMUM   TOTAL     GROSS   MINIMUM   TOTAL      RENT
PROPERTY                   SALES    RENT      RENT     SALES    RENT     RENT    RECOGNIZED
--------                  -------- -------  --------  -------- -------  -------  ----------
                                                  (IN MILLIONS)
Westfields..............  $   28.0 $  4.7   $    7.4  $   20.3 $  3.3   $   5.4    $  3.3
Williamsburg............      12.6    1.8        2.8       9.3    1.3       2.1       1.3
Washington Metro
 Center.................      25.2    4.5        7.3      19.2    3.2       5.3       3.2
Calgary.................      13.4    1.7        1.7       9.8    1.2       2.3       1.2
Toronto Airport.........      17.1    2.9        5.6      13.0    2.0       4.2       2.0
Toronto Eaton Centre....      21.1    6.1        7.1      16.0    4.3       5.6       4.3
Toronto Delta
 Meadowvale.............      16.1    2.6        4.9      10.6    1.9       3.1       1.9
Fairview Park...........      22.5    3.9        7.3      16.3    2.8       5.2       2.8
Dayton..................      18.2    3.2        6.0      13.4    2.3       4.3       2.3
Research Triangle Park..       9.1    1.4        2.9       6.8    1.0       2.3       1.0
Detroit Marriott
 Southfield.............       8.8    1.2        2.1       6.9    0.9       1.7       0.9
Detroit Marriott
 Livonia................      10.0    1.4        2.6       7.4    1.0       1.9       1.0
Fullerton...............       6.8    1.2        1.8       5.0    0.8       1.3       0.8
Marriott O'Hare Suites..      14.4    2.7        4.9      10.8    1.9       4.0       1.9
Albuquerque.............      16.4    3.6        3.6      11.1    2.5       2.6       2.5
Greensboro-High Point...      13.6    3.3        3.3      10.2    2.3       2.4       2.3
Houston Medical Center..      16.5    4.0        4.0      12.2    2.8       2.9       2.8
Miami Biscayne Bay......      26.8    6.5        6.6      20.5    4.5       5.1       4.5
Marriott Mountain
 Shadows Resort.........      24.1    4.4        4.5      16.9    3.1       3.1       3.1
Seattle SeaTac Airport..      23.1    6.7        6.7      17.5    4.7       5.1       4.7
Four Seasons,
 Atlanta(4).............      15.6    5.8        5.9      14.2    4.1       4.5       4.1
Four Seasons,
 Philadelphia(4)........      41.1    7.9       12.4      30.6    5.6      10.1       5.6
Grand Hyatt,
 Atlanta(4).............      25.3   10.0       10.0      22.6    7.0       8.2       7.0
Hyatt Regency,
 Burlingame(4)..........      47.9    8.8       17.6      39.5    6.2      15.1       9.0
Hyatt Regency,
 Cambridge(4)...........      32.4    6.7       11.9      26.8    4.7      10.4       6.1
Hyatt Regency,
 Reston(4)..............      30.5    6.5       11.3      24.2    4.5       9.2       4.8
Swissotel, Atlanta(4)...      22.2    5.0        6.3      17.2    3.5       5.8       3.5
Swissotel, Boston(4)....      26.8    6.4        8.5      20.5    4.5       6.9       4.5
Swissotel, Chicago(4)...      38.1   10.9       15.1      28.9    7.7      12.0       7.7
The Drake (Swissotel),
 New York(4)............      38.8   11.6       13.6      34.2    8.2      13.4       8.2
The Ritz-Carlton, Amelia
 Island(4)..............      45.7   10.3       13.4      37.4    7.2      11.1       7.2
The Ritz-Carlton,
 Boston(4)..............      40.1    6.9       10.5      31.4    4.8       8.8       4.8
Non-Controlled
 Subsidiary Rent........       --   (39.7)     (39.7)      --   (27.5)    (27.5)    (27.5)
                          -------- ------   --------  -------- ------   -------    ------
Total Full-service
 Properties.............   3,600.8  676.2    1,055.9   2,671.0  477.0     810.8     491.2
Total Courtyard
 Properties.............     212.0   50.6       59.2     159.2   35.0      36.8      36.8
Total Residence Inns....      69.9   17.2       20.3      50.6   12.0      12.3      12.3
                          -------- ------   --------  -------- ------   -------    ------
  Total.................  $3,882.7 $744.0   $1,135.4  $2,880.8 $524.0     859.9    $540.3
                          ======== ======   ========  ======== ======              ======
Less: Deferred rent
 under EITF 98-9........                                                 (319.6)
                                                                        -------
  Total rent
   recognized...........                                                $ 540.3
                                                                        =======

  N. Represents the adjustment to eliminate interest income recorded for the $92 million note receivable contributed to Crestline for the First Three Quarters 1998.

  O. Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  P. Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion. Management expects that the total estimated non-recurring expenses to be incurred will be approximately $50 million.

  Q. The "REIT 2000 Pro Forma" reflects the adjustment to eliminate the revenues, operating expenses, interest expense and interest income which assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur, Host does not become REIT until January 1, 2000 and no Notes are issued.
--------
(1) The amount of earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
    REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                 UNAUDITED PRO FORMA STATEMENTS OF CASH FLOWS

                        FIRST THREE QUARTERS 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED
                                 (IN MILLIONS)

                                                        ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                       -------------------------------------------------
                                    A                       B           C            E            G
                      HOST                     HOST
                    MARRIOTT   DISTRIBUTION  MARRIOTT
                   CORPORATION   ADJUST-      HOTELS   BLACKSTONE      1998                     BOND
                   HISTORICAL      MENT     HISTORICAL ACQUISITION ACQUISITIONS DISPOSITIONS REFINANCING
                   ----------- ------------ ---------- ----------- ------------ ------------ -----------
OPERATING ACTIVI-
 TIES
Income before
extraordinary
items ...........    $  100        $ (2)     $    98      $ 17         $  1        $ (31)      $   (17)
Adjustments to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....       184         (17)         167        42           11          --            --
 Income taxes....        50         --            50       --           --           --            --
 Gains on sales
 of hotel
 properties......       (50)        --           (50)      --           --            50           --
 Equity
 (earnings)
 losses of
 affiliates......       --           (1)          (1)      --           --           --            --
Changes in
operating
accounts.........       (33)         (2)         (35)      --           --           --            --
Other assets.....        27           4           31       --           --           --            --
                     ------        ----      -------      ----         ----        -----       -------
 Cash provided by
 (used in)
 operations......       278         (18)         260        59           12           19           (17)
                     ------        ----      -------      ----         ----        -----       -------
INVESTING
ACTIVITIES
Acquisitions.....      (636)         29         (607)      --           607          --            --
Cash received
from sale of
assets...........       211         --           211       --           --          (211)          --
Capital
expenditures.....      (168)          9         (159)      (16)          (5)           2           --
Purchases of
short-term
marketable
securities.......      (134)        --          (134)      --           --           --            --
Sales of short-
term marketable
securities.......       451         --           451       --           --           --            --
Other............         3         (89)         (86)      --           --            21           --
                     ------        ----      -------      ----         ----        -----       -------
 Cash provided by
 (used in)
 investing
 activities......      (273)        (51)        (324)      (16)         602         (188)          --
                     ------        ----      -------      ----         ----        -----       -------
FINANCING
ACTIVITIES
Issuances of
debt.............     2,004         --         2,004       --           --           --          1,967
Scheduled
principal
repayments.......       (42)          3          (39)      --           --           --            --
Debt
prepayments......    (1,750)        119       (1,631)      --           --            35        (1,250)
Transfers to Host
Marriott.........       --          (63)         (63)      --           --           --            --
Other............      (189)        --          (189)      --           --           --            --
                     ------        ----      -------      ----         ----        -----       -------
 Cash provided by
 (used in)
 financing
 activities......        23          59           82       --           --            35           717
                     ------        ----      -------      ----         ----        -----       -------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......    $   28        $(10)     $    18      $ 43         $614        $(134)      $   700
                     ======        ====      =======      ====         ====        =====       =======
                                   MERGERS AND REIT CONVERSION ACTIVITIES
                   -----------------------------------------------------------------------
                       H         I         J           K       L/M      O/P         N
                                                   EARNINGS
                      NON-                         & PROFITS  LEASE
                   CONTROLLED           PRIVATE     DISTRI-  CONVER- OTHER REIT    TAX      PRO
                   SUBSIDIARY MERGERS PARTNERSHIPS BUTION(1)  SION   ACTIVITIES ADJUSTMENT FORMA
                   ---------- ------- ------------ --------- ------- ---------- ---------- -------
OPERATING ACTIVI-
 TIES
Income before
extraordinary
items ...........     $(1)     $ 11       $(1)       $ (5)    $(208)    $ 7        $(69)   $ (198)
Adjustments to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....      (4)       17         2         --        (18)    --          --        217
 Income taxes....     --        --        --          --        138     --          --        188
 Gains on sales
 of hotel
 properties......     --        --        --          --        --      --          --        --
 Equity
 (earnings)
 losses of
 affiliates......     --        --        --          --        --      --          --         (1)
Changes in
operating
accounts.........     --        --        --          --        320     --          --        285
Other assets.....     --        --        --          --        --      --          --         31
                   ---------- ------- ------------ --------- ------- ---------- ---------- -------
 Cash provided by
 (used in)
 operations......      (5)       28         1          (5)      232       7         (69)      522
                   ---------- ------- ------------ --------- ------- ---------- ---------- -------
INVESTING
ACTIVITIES
Acquisitions.....     --        --        --          --        --      --          --        --
Cash received
from sale of
assets...........     --        --        --          --        --      --          --        --
Capital
expenditures.....       1        (9)      --          --        --      --          --       (186)
Purchases of
short-term
marketable
securities.......     --        --        --          --        --      --          --       (134)
Sales of short-
term marketable
securities.......     --        --        --          --        --      --          --        451
Other............     --        --        --          --        --      --          --        (65)
                   ---------- ------- ------------ --------- ------- ---------- ---------- -------
 Cash provided by
 (used in)
 investing
 activities......       1        (9)      --          --        --      --          --         66
                   ---------- ------- ------------ --------- ------- ---------- ---------- -------
FINANCING
ACTIVITIES
Issuances of
debt.............     --        --        --          (75)      --      --          --      3,896
Scheduled
principal
repayments.......      (2)      --        --          --        (15)    --          --        (56)
Debt
prepayments......     --        --        --          --        --      --          --     (2,846)
Transfers to Host
Marriott.........     --        --        --          --        --      --          --        (63)
Other............     --        --        --          --        --      --          --       (189)
                   ---------- ------- ------------ --------- ------- ---------- ---------- -------
 Cash provided by
 (used in)
 financing
 activities......      (2)      --        --          (75)      (15)    --          --        742
                   ---------- ------- ------------ --------- ------- ---------- ---------- -------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......     $(6)     $ 19       $ 1        $(80)    $ 217     $ 7        $(69)   $1,330
                   ========== ======= ============ ========= ======= ========== ========== =======

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS
                               FISCAL YEAR 1997
                    100% PARTICIPATION WITH NO NOTES ISSUED
                                 (IN MILLIONS)

                                                              ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                      ---------------------------------------------------------------
                                   A                       B            D            C            E           F/G
                     HOST                     HOST
                   MARRIOTT                 MARRIOTT                                                         DEBT
                  CORPORATION DISTRIBUTION   HOTELS    BLACKSTONE      1997         1998                  REPAYMENT &
                  HISTORICAL  ADJUST- MENT HISTORICAL  ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                  ----------- ------------ ---------- ------------ ------------ ------------ ------------ -----------
OPERATING ACTIV-
ITIES
Income before
extraordinary...    $    47      $ --        $  47        $ (5)        $ 16         $ 12         $ (7)      $  (31)
Adjustments to
reconcile to
cash provided by
operations:
Depreciation and
amortization....        240         (9)        231          61           17           31           (3)         --
Income taxes....        (20)       --          (20)        --           --           --           --           --
Other...........         70         3           73         --           --           --            (2)         --
Changes in
operating
accounts........        127        (26)        101         --           --           --           --           --
                    -------      -----       -----        ----         ----         ----         ----       ------
Cash provided by
(used in)
operations......        464        (32)        432          56           33           43          (12)         (31)
                    -------      -----       -----        ----         ----         ----         ----       ------
INVESTING
ACTIVITIES
Acquisitions....       (596)       237        (359)        --           359          --           --           --
Cash received
from sale of
assets..........         51        --           51         --           --           --           --           --
Purchase of
short-term
marketable
securities......       (354)       --         (354)        --           --           --           --           --
Capital
expenditures....       (160)         2        (158)        (20)         (13)         (13)           4          --
Other...........         13        --           13         --           --           --             1          --
                    -------      -----       -----        ----         ----         ----         ----       ------
Cash provided by
(used in)
investing
activities......     (1,046)       239        (807)        (20)         346          (13)           5          --
                    -------      -----       -----        ----         ----         ----         ----       ------
FINANCING
ACTIVITIES
Issuances of
debt............        857        --          857         --           --           --           --         1,188
Scheduled
principal
payments........        (93)         3         (90)        --           --           --           --
Debt
prepayments.....       (403)       --         (403)        --           --           --           --        (1,147)
Transfers to
Host Marriott...        --        (226)       (226)        --           --           --           --           --
Other...........         28         (1)         27         --           --           --           --           --
                    -------      -----       -----        ----         ----         ----         ----       ------
Cash provided by
(used in)
financing
activities......        389       (224)        165         --           --           --           --            41
                    -------      -----       -----        ----         ----         ----         ----       ------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS.....    $  (193)     $ (17)      $(210)       $ 36         $379         $ 30         $ (7)      $   10
                    =======      =====       =====        ====         ====         ====         ====       ======
                                MERGERS AND REIT CONVERSION ACTIVITIES
                  -------------------------------------------------------------------
                      H         I       J         K                  L/M       N
                                              EARNINGS
                     NON-            PRIVATE  & PROFITS             LEASE
                  CONTROLLED         PARTNER-  DISTRI-  OTHER REIT CONVER-    TAX      PRO
                  SUBSIDIARY MERGERS  SHIPS   BUTION(1) ACTIVITIES  SION   ADJUSTMENT FORMA
                  ---------- ------- -------- --------- ---------- ------- ---------- -------
OPERATING ACTIV-
ITIES
Income before
extraordinary...     $--       $10     $(1)     $  (8)     $--      $(21)     $14     $   26
Adjustments to
reconcile to
cash provided by
operations:
Depreciation and
amortization....       (5)      26       2        --        --       (26)     --         334
Income taxes....      --       --      --         --        --       --       --         (20)
Other...........      --       --      --         --        --       --       --          71
Changes in
operating
accounts........      --       --      --         --        --       --       --         101
                  ---------- ------- -------- --------- ---------- ------- ---------- -------
Cash provided by
(used in)
operations......       (5)      36       1         (8)      --       (47)      14        512
                  ---------- ------- -------- --------- ---------- ------- ---------- -------
INVESTING
ACTIVITIES
Acquisitions....      --       --      --         --        --       --       --         --
Cash received
from sale of
assets..........      (35)     --      --         --        --       --       --          16
Purchase of
short-term
marketable
securities......      --       --      --         --        --       --       --        (354)
Capital
expenditures....        2      (11)    --         --        --       --       --        (209)
Other...........       33      --      --         --        --       --       --          47
                  ---------- ------- -------- --------- ---------- ------- ---------- -------
Cash provided by
(used in)
investing
activities......      --       (11)    --         --        --       --       --        (500)
                  ---------- ------- -------- --------- ---------- ------- ---------- -------
FINANCING
ACTIVITIES
Issuances of
debt............       (3)     --      --         (75)      --       --       --       1,967
Scheduled
principal
payments........       (6)      (7)    --         --        --       (30)     --        (133)
Debt
prepayments.....      --       --      --         --        --       --       --      (1,550)
Transfers to
Host Marriott...      --       --      --         --        --       --       --        (226)
Other...........      --       --      --         --        --       --       --          27
                  ---------- ------- -------- --------- ---------- ------- ---------- -------
Cash provided by
(used in)
financing
activities......       (9)      (7)    --         (75)      --       (30)     --          85
                  ---------- ------- -------- --------- ---------- ------- ---------- -------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS.....     $(14)     $18     $ 1      $(83)      $--      $(77)      14     $   97
                  ========== ======= ======== ========= ========== ======= ========== =======

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  NOTES TO PRO FORMA STATEMENTS OF CASH FLOWS
                    100% PARTICIPATION WITH NO NOTES ISSUED

  A) Represents the adjustment for cash flow amounts related to Crestline.

  B) Represents the adjustment to record depreciation expense and estimated capital expenditures for the Blackstone Acquisition.

  C) Represents the adjustment to record depreciation expense and estimated capital expenditures for the 1998 acquisition of, or purchase of controlling interests in, 11 full-service properties.

  D) Represents the adjustment to record depreciation expense and capital expenditures for the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties. Cash from investing activities has also been adjusted as if the period's historical acquisitions occurred immediately prior to the period presented.

  E) Represent the adjustment to record the decrease in depreciation expense, capital expenditures and other investing activities for the sale of the New York East Side Marriott and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totaling $50 million.

  F) Represents the adjustment to reflect the decrease in interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott Orlando World Center, the Philadelphia Marriott, and the San Francisco Marriott). Cash from financing activities has also been adjusted as if the period's historical prepayments and issuances of debt occurred immediately prior to the period presented.

  G) Represents the adjustment to reflect the issuance of the $1.7 billion of New Senior Notes net of the discount of $8 million, the retirement of the Old Senior Notes of $1.55 billion and the initial draw on the New Credit Facility of $372 million, including interest expense and commitment fees.

  H) Represents the adjustment to record the removal of depreciation, capital expenditures, the sale of certain assets and the scheduled principal amortization of notes to reflect the deconsolidation of the Non-Controlled Subsidiary.

  I) Represents the adjustment to record depreciation expense and capital expenditures related to the Mergers, including the scheduled principal amortization of notes.

  J) Represents the adjustment to record depreciation expense related to the acquisition of the Private Partnerships.

  K) Represents the adjustment to reflect the decrease in interest income, net of tax, as a result of the estimated $225 million earnings and profits distribution and interest expense for the $75 million draw on the New Credit Facility.

  L) Represents the adjustment to revenues to reflect lease income and remove hotel revenues and management fees.

  M) Represents the adjustment to reduce depreciation expense related to the sale of certain furniture and equipment to the Non-Controlled Subsidiary, including the scheduled principal amortization of notes.

  N) Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  O) Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------
(1) The amount of earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
    REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                       UNAUDITED PRO FORMA BALANCE SHEET

                            SEPTEMBER 11, 1998
                     100% PARTICIPATION WITH NOTES ISSUED
                     (IN MILLIONS, EXCEPT OP UNIT AMOUNTS)

                                                             ACQUISITIONS, DISPOSITIONS
                                                                AND OTHER ACTIVITIES
                                                       --------------------------------------
                                    A                       B
                      HOST                     HOST
                    MARRIOTT                 MARRIOTT                               DEBT
                   CORPORATION DISTRIBUTION   HOTELS   BLACKSTONE                 REPAYMENT
                   HISTORICAL   ADJUSTMENT  HISTORICAL ACQUISITION ACQUISITIONS & REFINANCING
                   ----------- ------------ ---------- ----------- ------------ -------------
ASSETS
Property and
 equipment,
 net............     $5,937       $(649)      $5,288     $1,450        $--          $--
Notes and other
 receivables,
 net............         32          (3)          29         63         --           --
Due from
 managers.......         88          (5)          83          5         --           --
Investments in
 affiliates.....         18         --            18        --          --           --
Other assets....        319           2          321        --          --           --
                                                                                     --
                                                                                     --
Receivable from
 Lessee for
 working
 capital........        --          --           --         --          --           --
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....        575         (27)         548       (262)        --           --
                     ------       -----       ------     ------        ----         ----
                     $6,969       $(682)      $6,287     $1,256        $--          $--
                     ======       =====       ======     ======        ====         ====
LIABILITIES AND
 EQUITY
Debt(I).........     $4,224       $(213)      $4,011     $  600        $--          $--
                                                                                     --
                                                                                     --
Convertible debt
 obligation to
 Host Marriott
 Corporation....        --          567          567        --          --           --
Accounts payable
 and accrued
 expenses.......         70          (8)          62        --          --           --
Deferred income
 taxes..........        526         (62)         464        --          --           --
Other
 liabilities....        447         (10)         437        --          --           --
                     ------       -----       ------     ------        ----         ----
Total
 liabilities....      5,267         274        5,541        600         --           --
Convertible
 Preferred
 Securities.....        550        (550)         --         --          --           --
Limited Partner
 interests of
 third parties
 at redemption
 value (on a pro
 forma basis
 47.1 million OP
 Units
 outstanding)(J)..      --          --           --         656         --           --
Equity..........
 General Partner
  (on a proforma
  basis 204.3
  million OP
  Units
  outstanding)
  Limited
  Partner
  interests of
  Host REIT (on
  a pro forma
  basis 204.3
  million OP
  Units
  outstanding)(J)..   1,152        (406)         746        --          --           --
                     ------       -----       ------     ------        ----         ----
                     $6,969       $(682)      $6,287     $1,256        $--          $--
                     ======       =====       ======     ======        ====         ====
Book value per
 OP Unit........
                                    MERGERS AND REIT CONVERSION ACTIVITIES
                   -------------------------------------------------------------------------
                       C         D         E           F          K          G        H               L
                                                   EARNINGS                                          REIT
                      NON-                         & PROFITS               LEASE   DEFERRED          2000
                   CONTROLLED           PRIVATE    DISTRIBU- CONTRIBUTION CONVER-    TAX      PRO    PRO
                   SUBSIDIARY MERGERS PARTNERSHIPS  TION(1)  TO CRESTLINE  SION   ADJUSTMENT FORMA  FORMA
                   ---------- ------- ------------ --------- ------------ ------- ---------- ------ ------
ASSETS
Property and
 equipment,
 net............     $(290)    $520       $ 61       $ --       $ --       $--      $ --     $7,029 $5,579
Notes and other
 receivables,
 net............       214       (3)       --          --         --        --        --        303    240
Due from
 managers.......        (1)      12        --          --         --        (85)      --         14     14
Investments in
 affiliates.....         9      --         --          --         --        --        --         27     27
Other assets....         5       23        (11)        --         --        --        --        338    338


Receivable from
 Lessee for
 working
 capital........       --       --         --          --         --         85       --         85     80
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....        (8)       7        (11)       (150)       (15)      --        --        109    371
                   ---------- ------- ------------ --------- ------------ ------- ---------- ------ ------
                     $ (71)    $559       $ 39       $(150)       (15)     $--      $ --     $7,905 $6,649
                   ========== ======= ============ ========= ============ ======= ========== ====== ======
LIABILITIES AND
 EQUITY
Debt(I).........     $ (39)    $571       $--        $  75      $ --       $--      $ --     $5,218 $4,618
Convertible debt
 obligation to
 Host Marriott
 Corporation....       --       --         --          --         --        --        --        567    567
Accounts payable
 and accrued
 expenses.......        (1)       8        --          --         --        --        --         69     69
Deferred income
 taxes..........         6      --         --          --         --        --       (195)      275    470
Other
 liabilities....       (37)     (20)        (6)        --           7       320       --        701    658
                   ---------- ------- ------------ --------- ------------ ------- ---------- ------ ------
Total
 liabilities....       (71)     559         (6)         75          7       320      (195)    6,830  6,382
Convertible
 Preferred
 Securities.....       --       --         --          --         --        --        --        --     --
Limited Partner
 interests of
 third parties
 at redemption
 value (on a pro
 forma basis
 47.1 million OP
 Units
 outstanding)(J)..     --       --          45         --         --        --        --        701     45
Equity..........
 General Partner
  (on a proforma
  basis 204.3
  million OP
  Units
  outstanding)
  Limited
  Partner
  interests of
  Host REIT (on
  a pro forma
  basis 204.3
  million OP
  Units
  outstanding)(J)..    --       --         --         (225)       (22)     (320)      195       374    222
                   ---------- ------- ------------ --------- ------------ ------- ---------- ------ ------
                     $ (71)    $559       $ 39       $(150)     $ (15)     $--      $ --     $7,905  6,649
                   ========== ======= ============ ========= ============ ======= ========== ====== ======
Book value per
 OP Unit........                                                                             $ 4.27 $ 1.28
                                                                                             ====== ======

              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                     100% PARTICIPATION WITH NOTES ISSUED

  A. Represents the adjustment to record the spin-off of Crestline:

  . Reduce property and equipment by $649 million

  . Reduce receivables by $3 million related to certain Crestline notes held by the Company

  . Reduce due from managers by $5 million

  . Increase other assets by $2 million

  . Reduce cash, cash equivalents and short-term marketable securities by $27 million

  . Reduce debt by $213 million

  . Reduce accounts payable and accrued expenses by $8 million
  . Reduce deferred income taxes by $62 million

  . Reduce other liabilities by $10 million

  . Reduce equity by $406 million
  . Eliminate the $550 million Convertible Preferred Securities of Host Marriott which remain an obligation of Host REIT
  . Record the $567 million of Convertible Debt Obligation to Host Marriott which is eliminated in consolidation on the historical financial statements of Host Marriott Corporation

  B. Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties (5,520 rooms) and a mortgage note secured by a thirteenth full-service property including the issuance of 43.7 million OP Units as determined through negotiations between the Company and Blackstone:

  . Record property and equipment of $1,450 million
  . Record mortgage note receivable of $63 million
  . Record increase in due from managers of $5 million
  . Record the use of cash of $262 million
  . Record the assumption of mortgage debt of $600 million
  . Record the issuance of 43.7 million OP Units with an estimated fair value of $656 million using an assumed Host Marriott stock price of $15.00 (which includes the value of Crestline since Blackstone will receive shares of Crestline in addition to OP Units).

  The purchase price of the Blackstone properties and mortgage note was determined based on the estimated fair value of the 43.7 million OP Units to be issued. The number of units to be issued will not increase or decrease depending on the stock price of Host Marriott at the time of closing of the acquisition.



  C. Represents the adjustment to deconsolidate the assets and liabilities of the Non-Controlled Subsidiaries and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

  . Record decrease in property and equipment of $290 million, including $180 million of hotel furniture and equipment sold to the Non-Controlled Subsidiary

  . Record receivable from Non-Controlled Subsidiary for the furniture and equipment loan of $180 million and other notes totaling $34 million

  . Record decrease in due from managers of $1 million

  . Record investment in subsidiary of $9 million

  . Record increase in other assets of $5 million

  . Record decrease in cash of $8 million
  . Record decrease in debt of $39 million of debt transferred to the Non-
    Controlled Subsidiaries.

  . Record decrease in accounts payable and accrued expenses of $1 million

  . Record increase in deferred taxes of $6 million

  . Record decrease in other liabilities of $37 million

  D. Represents the adjustment to record the Mergers and issuance of Notes at the Note Election Amount (the greater of Liquidation Value or 80% of Exchange Value) to the Limited Partners:

  . Record property and equipment of $520 million
  . Record decrease in notes receivable of $3 million

  . Record increase in due from managers of $12 million

  . Record other assets of $23 million

  . Record cash of $7 million

  . Record debt of $571 million including $248 million of Notes to the Limited Partners at the Note Election Amount

  . Record accounts payable and accrued expenses of $8 million

  . Record decrease in other liabilities of $20 million

  The value of 6.56% Notes expected to be issued to the limited partners of each Partnership is (in millions):

                                                   PURCHASE PRICE-- INCREASE TO
                                                       VALUE OF     PROPERTY AND
                                                     NOTES ISSUED    EQUIPMENT
                                                   ---------------- ------------
   Atlanta Marquis................................       $ 19           $ 19
   Desert Springs.................................         29             29
   Hanover........................................          4              4
   MHP............................................         64             45
   MHPII..........................................         73             67
   Chicago Suites.................................         11             37
   MDAH...........................................         41            157
   PHLP...........................................          7            162
                                                         ----           ----
                                                         $248           $520
                                                         ====           ====

  The purchase price for minority interests (Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2) was allocated to property to the extent that the purchase price exceeded the minority interest liability recorded. The purchase price for the three partnerships that are presently not consolidated was allocated in accordance with APB Opinion Number 16 with the debt of each partnership recorded at estimated fair value, all assets and liabilities, except for property being recorded at historical carrying values of each partnership with the residual allocated to property. The amounts allocated to property are in all cases less than estimated current replacement cost.

  E. Represents the adjustment to record the purchase of the remaining minority interests in four Private Partnerships:

  . Record property and equipment of $61 million
  . Record decrease in other assets of $11 million
  . Record use of cash of $11 million
  . Record decrease in minority interest liabilities of $6 million
  . Record the issuance of 3.6 million OP Units totaling approximately $45 million

  F. Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott including a draw on the New Credit Facility of $75 million.(/1/)

  G. Represents the adjustment to record the transfer of working capital to Crestline related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $85 million and the adjustment to record $320 million in deferred revenue in connection with the application of EITF 98-9 to the Company's rental revenue.

  H. Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $195 million.

  I. The Company's pro forma aggregate debt maturities at September 11, 1998, excluding $8 million of capital lease obligations and the $8 million debt discount recorded in conjunction with the Senior Note Refinancing, are (in millions):

      1998............................................................... $  439
      1999...............................................................    131
      2000...............................................................    134
      2001...............................................................     99
      2002...............................................................    150
      Thereafter.........................................................  4,832
                                                                          ------
                                                                          $5,785
                                                                          ======

  J. The number of OP Units includes the following (in millions):

      General Partner interests of Host REIT..............................   0.2
      Limited Partner interests of Host REIT.............................. 204.3
      Limited Partner interests of Private Partnerships...................   3.4
      Limited Partner interests of Blackstone Group.......................  43.7
                                                                           -----
        Total OP Units.................................................... 251.6
                                                                           =====

  K. Represents the adjustment to record the contribution of $15 million in cash to Crestline as a reduction in equity and to record the contribution of an investment in a mortgage note of $7 million in a joint venture which holds a mortgage note from a consolidated subsidiary of Host.

  L. The "REIT 2000 Pro Forma" assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur, Host does not become a REIT until January 1, 2000 and no Notes issued. The amounts reflect the "Pro Forma" column less the amounts in column B--"Blackstone Acquisition" and the reduction in other liabilities and increase in equity related to the deferred revenue of $43 million related to the application of EITF 98-9 to the Blackstone properties.
--------
(1) The amount of earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
    REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                        FIRST THREE QUARTERS 1998
                     100% PARTICIPATION WITH NOTES ISSUED
             (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                                                       ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                      -------------------------------------------------
                                   A                       B           C            E            G
                     HOST                     HOST
                   MARRIOTT                 MARRIOTT
                  CORPORATION DISTRIBUTION   HOTELS   BLACKSTONE      1998                     BOND
                  HISTORICAL   ADJUSTMENT  HISTORICAL ACQUISITION ACQUISITIONS DISPOSITIONS REFINANCING
                  ----------- ------------ ---------- ----------- ------------ ------------ -----------
REVENUE
Rental
 revenues.......    $  --         $--        $ --        $--          $--          $--         $--
Hotel revenues..       922         --          922        122           43           (6)        --
Equity in
 earnings of
 affiliates.....         1         --            1        --           --           --          --
Other revenues..       117         (58)         59        --           --           (50)        --
                    ------        ----       -----       ----         ----         ----        ----
Total revenues..     1,040         (58)        982        122           43          (56)        --
                    ------        ----       -----       ----         ----         ----        ----
OPERATING COSTS
 AND EXPENSES
Hotels..........       502         --          502         52           23           (3)        --
Other...........        45         (30)         15        --           --           --          --
                    ------        ----       -----       ----         ----         ----        ----
Total operating
 costs and
 expenses.......       547         (30)        517         52           23           (3)        --
                    ------        ----       -----       ----         ----         ----        ----
OPERATING
 PROFIT.........       493         (28)        465         70           20          (53)        --
Minority
 interest.......       (36)        --          (36)       --            (1)           1         --
Corporate
 expenses.......       (33)          3         (30)       --           --           --          --
REIT Conversion
 expenses.......       (14)        --          (14)       --           --           --          --
Interest
 expense........      (245)         (8)       (253)       (36)          (1)           1         (28)
Dividends on
 Convertible
 Preferred
 Securities.....       (26)         26         --         --           --           --          --
Interest
 income.........        36           2          38         (6)         (16)          (1)        --
                    ------        ----       -----       ----         ----         ----        ----
Income (loss)
 before income
 taxes..........       175          (5)        170         28            2          (52)        (28)
Benefit
 (provision) for
 income taxes...       (75)          3         (72)       (11)          (1)          21          11
                    ------        ----       -----       ----         ----         ----        ----
Income (loss)
 before
 extraordinary
 items..........    $  100        $ (2)      $  98       $ 17         $  1         $(31)       $(17)
                    ======        ====       =====       ====         ====         ====        ====
Basic loss per
 OP Unit........
Ratio of
 earnings to
 fixed charges..      1.7x                    1.8x
                    ======                   =====
Deficiency of
 earnings to
 fixed changes..
                                      MERGERS AND REIT CONVERSION ACTIVITIES
                  -------------------------------------------------------------------------------
                      H         J          K              L           P/N       I/M        O               Q
                                                                                                         REIT
                     NON-    MERGERS                  EARNINGS                 LEASE     INCOME          2000
                  CONTROLLED & NOTES    PRIVATE       & PROFITS    OTHER REIT CONVER-     TAX      PRO    PRO
                  SUBSIDIARY ISSUANCE PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES  SION    ADJUSTMENT FORMA  FORMA
                  ---------- -------- ------------ --------------- ---------- -------- ---------- ------ ------
REVENUE
Rental
 revenues.......     $--      $ --       $ --           $ --         $ --     $   540     $--     $ 540  $ 468
Hotel revenues..      (14)       56        --             --           --      (1,123)     --       --     --
Equity in
 earnings of
 affiliates.....       (3)      --         --             --           --         --                 (2)    (2)
Other revenues..       (5)      --         --             --           --         --       --         4      4
                  ---------- -------- ------------ --------------- ---------- -------- ---------- ------ ------
Total revenues..      (22)       56        --             --           --        (583)     --       542    470
                  ---------- -------- ------------ --------------- ---------- -------- ---------- ------ ------
OPERATING COSTS
 AND EXPENSES
Hotels..........      (12)       35          2            --           --        (224)     --       375    335
Other...........      --        --         --             --           --         --       --        15     15
                  ---------- -------- ------------ --------------- ---------- -------- ---------- ------ ------
Total operating
 costs and
 expenses.......      (12)       35          2            --           --        (224)     --       390    350
                  ---------- -------- ------------ --------------- ---------- -------- ---------- ------ ------
OPERATING
 PROFIT.........      (10)       21         (2)           --           --        (359)     --       152    120
Minority
 interest.......        3        18          1            --           --         --       --       (14)   (14)
Corporate
 expenses.......      --        --         --             --           --         --       --       (30)   (30)
REIT Conversion
 expenses.......      --        --         --             --            14        --       --       --     --
Interest
 expense........        3       (33)       --              (4)         --         --       --      (351)  (315)
Dividends on
 Convertible
 Preferred
 Securities.....      --        --                        --           --         --       --        --
Interest
 income.........        2         1        --              (5)          (2)        13      --        24     30
                  ---------- -------- ------------ --------------- ---------- -------- ---------- ------ ------
Income (loss)
 before income
 taxes..........       (2)        7         (1)            (9)          12       (346)     --      (219)  (209)
Benefit
 (provision) for
 income taxes...        1        (3)       --               4           (5)       138      (72)      11     10
                  ---------- -------- ------------ --------------- ---------- -------- ---------- ------ ------
Income (loss)
 before
 extraordinary
 items..........     $ (1)    $   4      $  (1)         $  (5)       $   7    $  (208)    $(72)   $(208)  (199)
                  ========== ======== ============ =============== ========== ======== ========== ====== ======
Basic loss per
 OP Unit........                                                                                  $(.83) $(.96)
                                                                                                  ====== ======
Ratio of
 earnings to
 fixed charges..                                                                                    N/A    N/A
                                                                                                  ====== ======
Deficiency of
 earnings to
 fixed changes..                                                                                  $(201) $(191)
                                                                                                  ====== ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1997
                     100% PARTICIPATION WITH NOTES ISSUED
             (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                                                               ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                       ----------------------------------------------------------------
                                    A                       B           C            D            E            F/G
                      HOST                     HOST
                    MARRIOTT                 MARRIOTT                                                         DEBT
                   CORPORATION DISTRIBUTION   HOTELS   BLACKSTONE      1998         1997                    REPAYMENT
                   HISTORICAL   ADJUSTMENT  HISTORICAL ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS & REFINANCING
                   ----------- ------------ ---------- ----------- ------------ ------------ ------------ -------------
REVENUE
 Rental
  revenues.......    $  --         $--        $  --       $--          $--          $--          $--          $--
 Hotel revenues..     1,093         --         1,093       148          112           89          (23)         --
 Equity in
  earnings of
  affiliates.....         5         --             5       --           --           --           --           --
 Other revenues..        49         (37)          12       --           --           --           --           --
                     ------        ----       ------      ----         ----         ----         ----         ----
 Total revenues..     1,147         (37)       1,110       148          112           89          (23)         --
                     ------        ----       ------      ----         ----         ----         ----         ----
OPERATING COSTS
 AND EXPENSES
 Hotels..........       649         --           649       101           62           42          (10)         --
 Other...........        49         (20)          29       --           --           --           --           --
                     ------        ----       ------      ----         ----         ----         ----         ----
 Total operating
  costs and
  expenses.......       698         (20)         678       101           62           42          (10)         --
                     ------        ----       ------      ----         ----         ----         ----         ----
OPERATING
 PROFIT..........       449         (17)         432        47           50           47          (13)         --
Minority
 interest........       (32)        --           (32)      --            (4)           5           (1)         --
Corporate
 expenses........       (47)          2          (45)      --           --           --           --           --
Interest
 expense.........      (302)        (23)        (325)      (48)         (12)         (12)           3          (48)
Dividends on
 Convertible
 Preferred
 Securities......       (37)         37          --        --           --           --           --           --
Interest income..        52         --            52        (7)         (14)         (14)         --            (3)
                     ------        ----       ------      ----         ----         ----         ----         ----
Income (loss)
 before income
 taxes...........        83          (1)          82        (8)          20           26          (11)         (51)
Benefit
 (provision) for
 income taxes....       (36)          1          (35)        3           (8)         (10)           4           20
                     ------        ----       ------      ----         ----         ----         ----         ----
Income (loss)
 before
 extraordinary
 items...........    $   47        $--        $   47      $ (5)        $ 12         $ 16         $ (7)        $(31)
                     ======        ====       ======      ====         ====         ====         ====         ====
Basic earnings
 per OP Unit.....
Ratio of earnings
 to fixed
 charges.........       1.3x                     1.3x
                     ======                   ======
                                  MERGERS AND REIT CONVERSION ACTIVITIES
                   ---------------------------------------------------------------------
                       H         J        K         L                  I/M        O                  Q
                                                EARNINGS
                      NON-    MERGERS  PRIVATE  & PROFITS   OTHER     LEASE     INCOME             REIT
                   CONTROLLED & NOTES  PARTNER-  DISTRI-     REIT    CONVER-     TAX      PRO      2000
                   SUBSIDIARY ISSUANCE  SHIPS   BUTION(1) ACTIVITIES  SION    ADJUSTMENT FORMA   PRO FORMA
                   ---------- -------- -------- --------- ---------- -------- ---------- ------- ---------
REVENUE
 Rental
  revenues.......     $--       $--      $--      $--        $--     $ 1,135     $--     $1,135    $998
 Hotel revenues..      (17)       74      --       --         --      (1,476)     --        --      --
 Equity in
  earnings of
  affiliates.....      (12)      --       --       --         --         --       --         (7)     (7)
 Other revenues..       (9)      --       --       --         --         --       --          3       3
                   ---------- -------- -------- --------- ---------- -------- ---------- ------- ---------
 Total revenues..      (38)       74      --       --         --        (341)     --      1,131     994
                   ---------- -------- -------- --------- ---------- -------- ---------- ------- ---------
OPERATING COSTS
 AND EXPENSES
 Hotels..........       (9)       49        2      --         --        (288)     --        598     511
 Other...........      (18)      --       --       --         --         --       --         11      11
                   ---------- -------- -------- --------- ---------- -------- ---------- ------- ---------
 Total operating
  costs and
  expenses.......      (27)       49        2      --         --        (288)     --        609     522
                   ---------- -------- -------- --------- ---------- -------- ---------- ------- ---------
OPERATING
 PROFIT..........      (11)       25       (2)     --         --         (53)     --        522     472
Minority
 interest........        4        17        1      --         --         --       --        (10)    (10)
Corporate
 expenses........        1       --       --       --         --         --       --        (44)    (44)
Interest
 expense.........        5       (42)     --        (6)       --         --       --       (485)   (437)
Dividends on
 Convertible
 Preferred
 Securities......      --        --       --       --         --         --       --        --
Interest income..        4         1      --        (8)       --          18      --         29      36
                   ---------- -------- -------- --------- ---------- -------- ---------- ------- ---------
Income (loss)
 before income
 taxes...........        3         1       (1)     (14)       --         (35)     --         12      17
Benefit
 (provision) for
 income taxes....       (3)      --       --         6        --          14        8        (1)     (1)
                   ---------- -------- -------- --------- ---------- -------- ---------- ------- ---------
Income (loss)
 before
 extraordinary
 items...........     $--       $  1     $ (1)    $ (8)      $--     $   (21)    $  8    $   11    $ 16
                   ========== ======== ======== ========= ========== ======== ========== ======= =========
Basic earnings
 per OP Unit.....                                                                        $  .04    $.08
                                                                                         ======= =========
Ratio of earnings
 to fixed
 charges.........                                                                           1.1x    1.1x
                                                                                         ======= =========

        See Notes to the Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                 ASSUMING 100% PARTICIPATION WITH NOTES ISSUED

  A. Represents the adjustment to reduce revenues, operating expenses, corporate expenses, interest expense, interest income and income taxes for the spin-off of Crestline.

  B. Represents the adjustment to record the historical revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

  C. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in, 11 full-service properties.

  D. Represents the adjustment to record historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties.

  E. Represents the adjustment to record historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totalling $50 million and related taxes of $20 million in 1998.

  F. Represents the adjustment to reduce the interest expense, interest income and income taxes associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

  G. Represents the adjustment to record interest expense and related amortization of deferred financing fees and reduce interest income and income taxes as a result of the Senior Note Refinancing. The adjustment excludes the extraordinary loss of $148 million, net of taxes, related to the Senior Note Refinancing resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

  H. Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses, income taxes and interest income to deconsolidate the Non-Controlled Subsidiaries and reflect the Company's share of income as equity in earnings of affiliate.

  I. Represents the adjustment to reduce depreciation expense of $18 million and $26 million for First Three Quarters 1998 and fiscal year 1997 related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income of $9 million and $13 million for First Three Quarters 1998 and fiscal year 1997 earned on the 7%, $180 million in notes from the Non-Controlled Subsidiary and reduce the lease payment to the Company from the Lessee.

  J. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the Mergers, including three partnerships not previously consolidated by the Company. Interest expense reflects interest on various mortgage notes and the estimated $248 million in 6.56% Notes issued in lieu of OP Units.

  K. Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

  L. Represents the adjustment to reduce interest income, income taxes and record interest expense for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott including a draw on the New Credit Facility of $75 million.(/1/)

  M. Represents the adjustment to remove hotel revenues and management fees and other expenses of $224 million and $288 million, respectively, for First Three Quarters 1998 and Fiscal 1997 and record rental revenues associated with the leasing of certain hotel properties to Crestline and other lessees and interest income of $3 million and $5 million for First Three Quarters 1998 and fiscal year 1997 earned on the 6%, $85 million in notes from Crestline. First Three Quarters 1998 included a $320 million reduction to rental income to record deferred revenue for percentage rents in accordance with EITF 98-9. Management believes the change to the lease structure described above will not impact hotel operating results because the hotel manager and asset management function will remain unchanged. Rental revenues under the Leases are based on the greater of Percentage Rent or Minimum Rent. Total Rent in the pro forma statement of operations is calculated based on the historical gross sales of the property and the negotiated pay rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1997. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage and other. For rooms and food and beverage, there are three tiers of rent with two thresholds, while the other category generally has two tiers of rent and one threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of the Consumer Price Index ("CPI") and a wage and benefit index. For purposes of the pro formas, 1997 is the assumed initial lease year and the blended increase applied to the thresholds at January 3, 1998 is assumed to be 3%. Minimum rent is expressed as a fixed dollar amount that increases annually on the first day of each year after the initial lease year as 50% of the CPI increase. Accordingly, the 1998 rent thresholds and minimum rent included in the pro formas were adjusted as of January 3, 1998 for the 1997 increases in the indices. Rental revenue is recognized only for leases to be executed with Crestline at or prior to the completion of the REIT Conversion. The execution of the leases is dependent upon distribution of the Crestline common stock to the Company's stockholders, which is subject to contingencies that are outside the control of the Company, including consent of shareholders, lenders, debt holders, partners and ground lessors of Host. The Company believes that negotiations with third parties to complete the REIT Conversion will not result in any material change to the leases. See page F-120 for a table detailing gross sales, minimum rent and total rent for all full-service properties to be leased and summarized amounts for the limited-service properties to be subleased.

                              FISCAL YEAR 1997     FIRST THREE QUARTERS 1998
                             ------------------- ------------------------------
                                                                       TOTAL
                             GROSS MINIMUM TOTAL GROSS MINIMUM TOTAL    RENT
PROPERTY                     SALES  RENT   RENT  SALES  RENT   RENT  RECOGNIZED
--------                     ----- ------- ----- ----- ------- ----- ----------
                                          (IN MILLIONS)
Grand Hotel Resort and Golf
 Club......................  $23.4  $2.8   $4.2  $18.0  $2.0   $3.7     $2.0
Scottsdale Suites..........   11.9   3.0    5.0    8.2   2.1    3.4      2.1
The Ritz-Carlton, Phoenix..   23.3   4.6    7.2   17.3   3.2    5.5      3.2
Coronado Island Resort.....   22.0   2.1    2.1   16.2   1.5    3.6      1.5
Costa Mesa Suites..........    9.7   1.9    3.3    7.2   1.3    2.3      1.3
Desert Springs Resort and
 Spa.......................  103.3  21.3   30.3   80.3  15.0   22.6     15.0
Manhattan Beach............   16.3   2.4    4.8   12.2   1.7    3.6      1.7
Marina Beach ..............   21.1   4.6    7.1   16.9   3.2    6.2      3.2
Newport Beach..............   33.5   5.5    8.7   24.0   3.9    6.8      3.9
Newport Beach Suites.......   11.0   2.6    4.1    8.0   1.8    3.0      1.8
Ontario Airport............   12.1   1.8    3.4    8.3   1.3    2.2      1.3
San Diego Marriott Hotel
 and Marina................  103.3  38.0   39.6   78.6  26.7   31.1     26.7
San Diego Mission Valley...   16.7   3.4    5.1   12.6   2.4    5.6      2.5
San Francisco Airport......   43.8   8.2   13.2   32.2   5.8    9.5      5.8
San Francisco Fisherman's
 Wharf.....................   17.8   4.0    6.4   12.1   2.8    4.3      2.8
San Francisco Moscone
 Center....................  120.2  20.7   37.9   90.5  14.6   28.5     14.6
San Ramon..................   19.7   4.4    5.1   14.4   3.1    4.0      3.1
Santa Clara................   47.3   7.8   16.5   37.2   5.5   13.5      8.8
The Ritz-Carlton, Marina
 del Rey...................   32.4   5.5   10.8   23.4   3.9    7.9      3.9
The Ritz-Carlton, San
 Francisco.................   50.1   9.6   14.7   34.2   6.7   10.3      6.7
Torrance...................   20.5   2.3    3.5   15.0   1.6    5.1      1.6
Denver Southeast...........   21.5   3.0    6.2   14.9   2.1    4.1      2.1
Denver Tech Center.........   26.8   5.1    8.3   20.1   3.6    6.0      3.6
Denver West................   13.7   1.8    4.0    9.6   1.2    2.7      1.7
Marriott's Mountain Resort
 at Vail...................   17.6   3.0    5.1   14.1   2.1    4.5      2.1
Hartford/Farmington........   18.4   3.5    4.7   13.4   2.4    3.5      2.4
Hartford/Rocky Hill........   11.6   1.5    2.7    8.5   1.1    2.0      1.1
Fort Lauderdale Marina.....   28.5   4.3    7.9   20.4   3.0    5.7      3.2
Harbor Beach Resort........   58.1  16.5   19.3   43.2  11.6   14.0     11.6
Jacksonville...............   11.8   1.8    3.6    8.0   1.2    2.4      1.2

                                FISCAL YEAR 1997          FIRST THREE QUARTERS 1998
                            ------------------------- ----------------------------------
                                                                                TOTAL
                             GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL     RENT
PROPERTY                     SALES    RENT     RENT    SALES    RENT    RENT  RECOGNIZED
--------                    -------- ------- -------- -------- ------- ------ ----------
                                              (IN MILLIONS)
Miami Airport.............  $   29.7 $  3.9  $    8.4 $   21.6 $   2.8 $  6.1   $  2.9
Orlando World Center......     128.2   23.5      39.6     98.7    16.5   30.4     18.3
Palm Beach Gardens........      11.8    1.9       3.7      8.5     1.4    3.0      1.4
Singer Island (Holiday
 Inn).....................       6.6    1.4       2.5      5.2     1.0    2.1      1.0
Tampa Airport.............      17.1    1.6       3.5     13.1     1.1    2.7      1.1
Tampa Westshore...........      15.0    1.8       3.6     10.8     1.3    2.6      1.3
The Ritz-Carlton, Naples..      66.4   18.1      23.3     53.1    12.7   18.0     12.7
Atlanta Marriott Marquis..      85.4   21.3      33.3     58.6    15.0   25.6     15.0
Atlanta Midtown Suites....      10.5    1.8       3.5      7.8     1.3    2.6      1.3
Atlanta Norcross..........       7.6    1.0       1.7      5.6     0.7    1.2      0.7
Atlanta Northwest.........      14.9    2.7       4.3     11.3     1.9    3.3      1.9
Atlanta Perimeter.........      16.6    2.5       4.5     12.6     1.7    3.5      1.7
JW Marriott Hotel at
 Lenox....................      24.8    3.7       6.8     17.7     2.6    5.0      2.6
The Ritz-Carlton,
 Atlanta..................      30.2    5.8       8.8     21.7     4.1    6.8      4.1
The Ritz-Carlton,
 Buckhead.................      49.3   13.1      16.3     35.8     9.2   11.7      9.2
Chicago/Deerfield Suites..      10.2    1.8       3.1      7.4     1.3    2.3      1.3
Chicago/Downers Grove
 Suites...................       9.0    1.8       2.9      6.7     1.3    2.2      1.3
Chicago/Downtown
 Courtyard................      16.3    3.1       4.9     12.2     2.2    3.9      2.2
Chicago O'Hare............      40.0    5.5      11.5     28.8     3.9    8.2      3.9
South Bend................       9.9    1.1       2.1      7.0     0.8    1.5      0.8
New Orleans ..............      66.4   17.5      21.8     47.6    12.3   15.8     12.3
Bethesda..................      23.2    3.2       5.6     17.3     2.2    4.1      2.2
Gaithersburg/Washingtonian
 Center...................      13.2    2.4       3.8      9.7     1.7    2.8      1.7
Boston/Newton.............      27.4    4.8       7.8     19.1     3.4    5.5      3.4
Detroit Romulus...........       8.8    1.1       1.8      6.6     0.8    1.4      0.8
The Ritz-Carlton,
 Dearborn.................      25.7    3.6       5.5     17.7     2.5    4.0      2.5
Minneapolis/Bloomington...      20.2    3.3       6.5     13.8     2.3    4.7      3.1
Minneapolis City Center...      27.5    3.7       7.5     20.4     2.4    5.2      2.4
Minneapolis Southwest.....      14.9    2.7       4.8     10.1     1.9    4.0      1.9
Kansas City Airport.......      14.3    1.7       3.7      9.9     1.2    2.5      1.2
St. Louis Pavilion........      27.5    6.1       6.5     18.5     4.3    4.3      4.3
Nashua....................       7.5    0.8       1.3      5.3     0.5    0.9      0.5
Hanover...................      22.5    4.7       6.6     15.1     3.3    4.3      3.9
Newark Airport............      39.4    6.5      11.8     29.2     4.6    8.6      4.6
Park Ridge................      16.0    2.5       4.0     11.9     1.7    4.2      1.7
Saddle Brook..............      10.7    1.3       2.1      7.8     0.9    1.7      0.9
Albany....................      18.5    3.5       6.1     12.4     2.5    5.2      2.7
New York Marriott
 Financial Center.........      39.6    7.7      13.2     29.1     5.4   10.1      5.4
New York Marriott
 Marquis..................     210.3   40.0      60.8    155.4    29.7   47.6     29.7
Marriott World Trade
 Center...................      65.4   12.2      19.4     49.1     8.6   14.9      8.6
Charlotte Executive Park..      14.0    2.3       3.7      9.8     1.6    2.6      1.6
Raleigh Crabtree Valley...      14.9    2.4       3.9     10.9     1.7    2.8      1.7
Oklahoma City.............      15.6    2.0       3.8     10.4     1.4    2.4      1.4
Oklahoma City Waterford...       9.1    1.5       2.7      6.1     1.0    1.7      1.0
Portland..................      26.4    4.1       7.5     17.6     2.9    4.8      2.9
Philadelphia (Convention
 Center)..................      80.7   14.2      25.0     58.2    10.0   17.8     10.0
Philadelphia Airport......      25.0    4.1       7.6     18.6     2.9    5.6      2.9
Pittsburgh City Center....      16.4    1.9       3.0     11.1     1.3    2.2      1.3
Memphis...................      10.6    1.5       3.2      5.7     1.0    1.8      1.0
Dallas/Fort Worth.........      28.9    5.9       9.3     21.9     4.1    7.0      4.1
Dallas Quorum.............      25.7    4.2       8.2     18.3     3.0    5.8      3.7
El Paso...................      11.6    0.9       2.3      7.8     0.6    1.4      0.6
Houston Airport ..........      21.6    2.8       6.0     16.9     2.0    4.6      2.7
JW Marriott Houston.......      27.2    5.0       8.0     20.1     3.5    5.9      3.5
Plaza San Antonio.........      13.8    2.9       4.6      9.7     2.0    3.3      2.0
San Antonio Rivercenter...      68.9   17.5      24.5     49.3    12.3   17.8     12.3
San Antonio Riverwalk.....      29.3    6.1      10.3     21.7     4.3    7.6      4.4
Salt Lake City............      28.5    5.6       9.5     21.1     3.9    7.2      4.2

                                                        FIRST THREE QUARTERS
                              FISCAL YEAR 1997                  1998
                          --------------------------  -------------------------
                                                                                   TOTAL
                           GROSS   MINIMUM   TOTAL     GROSS   MINIMUM   TOTAL      RENT
PROPERTY                   SALES    RENT      RENT     SALES    RENT     RENT    RECOGNIZED
--------                  -------- -------  --------  -------- -------  -------  ----------
                                            (IN MILLIONS)
Dulles Airport..........  $   14.6 $  1.8   $    4.0  $   10.9 $  1.2   $   3.0    $  1.7
Key Bridge..............      29.4    5.6       10.2      21.2    3.9       7.4       3.9
Norfolk Waterside.......      18.1    3.3        5.4      12.8    2.4       3.8       2.4
Pentagon City Residence
 Inn....................      11.7    3.5        5.5       8.7    2.5       4.2       2.5
The Ritz-Carlton, Tysons
 Corner.................      34.4    5.9        9.8      24.9    4.1       7.3       4.1
Washington Dulles
 Suites.................      10.3    2.5        4.0       7.8    1.8       3.0       1.8
Westfields..............      28.0    4.7        7.4      20.3    3.3       5.4       3.3
Williamsburg............      12.6    1.8        2.8       9.3    1.3       2.1       1.3
Washington Metro
 Center.................      25.2    4.5        7.3      19.2    3.2       5.3       3.2
Calgary.................      13.4    1.7        1.7       9.8    1.2       2.3       1.2
Toronto Airport.........      17.1    2.9        5.6      13.0    2.0       4.2       2.0
Toronto Eaton Centre....      21.1    6.1        7.1      16.0    4.3       5.6       4.3
Toronto Delta
 Meadowvale.............      16.1    2.6        4.9      10.6    1.9       3.1       1.9
Fairview Park...........      22.5    3.9        7.3      16.3    2.8       5.2       2.8
Dayton..................      18.2    3.2        6.0      13.4    2.3       4.3       2.3
Research Triangle Park..       9.1    1.4        2.9       6.8    1.0       2.3       1.0
Detroit Marriott
 Southfield.............       8.8    1.2        2.1       6.9    0.9       1.7       0.9
Detroit Marriott
 Livonia................      10.0    1.4        2.6       7.4    1.0       1.9       1.0
Fullerton...............       6.8    1.2        1.8       5.0    0.8       1.3       0.8
Marriott O'Hare Suites..      14.4    2.7        4.9      10.8    1.9       4.0       1.9
Albuquerque.............      16.4    3.6        3.6      11.1    2.5       2.6       2.5
Greensboro-High Point...      13.6    3.3        3.3      10.2    2.3       2.4       2.3
Houston Medical Center..      16.5    4.0        4.0      12.2    2.8       2.9       2.8
Miami Biscayne Bay......      26.8    6.5        6.6      20.5    4.5       5.1       4.5
Marriott Mountain
 Shadows Resort.........      24.1    4.4        4.5      16.9    3.1       3.1       3.1
Seattle SeaTac Airport..      23.1    6.7        6.7      17.5    4.7       5.1       4.7
Four Seasons,
 Atlanta(4).............      15.6    5.8        5.9      14.2    4.1       4.5       4.1
Four Seasons,
 Philadelphia(4)........      41.1    7.9       12.4      30.6    5.6      10.1       5.6
Grand Hyatt,
 Atlanta(4).............      25.3   10.0       10.0      22.6    7.0       8.2       7.0
Hyatt Regency,
 Burlingame(4)..........      47.9    8.8       17.6      39.5    6.2      15.1       9.0
Hyatt Regency,
 Cambridge(4)...........      32.4    6.7       11.9      26.8    4.7      10.4       6.1
Hyatt Regency,
 Reston(4)..............      30.5    6.5       11.3      24.2    4.5       9.2       4.8
Swissotel, Atlanta(4)...      22.2    5.0        6.3      17.2    3.5       5.8       3.5
Swissotel, Boston(4)....      26.8    6.4        8.5      20.5    4.5       6.9       4.5
Swissotel, Chicago(4)...      38.1   10.9       15.1      28.9    7.7      12.0       7.7
The Drake (Swissotel),
 New York(4)............      38.8   11.6       13.6      34.2    8.2      13.4       8.2
The Ritz-Carlton, Amelia
 Island(4)..............      45.7   10.3       13.4      37.4    7.2      11.1       7.2
The Ritz-Carlton,
 Boston(4)..............      40.1    6.9       10.5      31.4    4.8       8.8       4.8
Non-Controlled
 Subsidiary Rent........       --   (39.7)     (39.7)      --   (27.5)    (27.5)    (27.5)
                          -------- ------   --------  -------- ------   -------    ------
Total Full-service
 Properties.............   3,600.8  676.2    1,055.9   2,671.0  477.0     810.8     491.2
Total Courtyard
 Properties.............     212.0   50.6       59.2     159.2   35.0      36.8      36.8
Total Residence Inns....      69.9   17.2       20.3      50.6   12.0      12.3      12.3
                          -------- ------   --------  -------- ------   -------    ------
  Total.................  $3,882.7 $744.0   $1,135.4  $2,880.8 $524.0     859.9    $540.3
                          ======== ======   ========  ======== ======              ======
Less: Deferred rent
 under EITF 98-9........                                                 (319.6)
                                                                        -------
  Total rent
   recognized...........                                                $ 540.3
                                                                        =======

  N. Represents the adjustment to eliminate interest income recorded for the $92 million note receivable contributed to Crestline for First Three Quarters 1998.

  O. Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  P. Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion. Management expects that the total estimated nonrecurring expenses to be incurred will be approximately $50 million.

  Q. The "REIT 2000 Pro Forma" reflects the adjustment to eliminate the revenues, operating expenses, interest expense and interest income which assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur and Host does not become a REIT until January 1, 2000.

--------
(1) The amount of earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

                        FIRST THREE QUARTERS 1998
                     100% PARTICIPATION WITH NOTES ISSUED
                                 (IN MILLIONS)

                                                        ACQUISITIONS, DISPOSITIONS  AND OTHER ACTIVITIES
                                                       --------------------------------------------------
                                    A                       B            C            E            G
                      HOST                     HOST
                    MARRIOTT   DISTRIBUTION  MARRIOT
                   CORPORATION   ADJUST-      HOTELS    BLACKSTONE      1998                     BOND
                   HISTORICAL     MENTS     HISTORICAL ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                   ----------- ------------ ---------- ------------ ------------ ------------ -----------
OPERATING ACTIVI-
TIES
Income before
extraordinary
items ...........    $   100       $ (2)      $   98       $ 17         $  1        $ (31)      $  (17)
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....        184        (17)         167         42           11          --           --
 Income taxes....         50        --            50        --           --           --           --
 Gains on sales
 of hotel
 properties......        (50)       --           (50)       --           --            50          --
 Equity
 (earnings)
 losses of
 affiliates......        --          (1)          (1)       --           --           --           --
Changes in
operating
accounts.........        (33)        (2)         (35)       --           --           --           --
Other assets.....         27          4           31        --           --           --           --
                     -------       ----       ------       ----         ----        -----       ------
 Cash provided by
 (used in)
 operations......        278        (18)         260         59           12           19          (17)
                     -------       ----       ------       ----         ----        -----       ------
INVESTING ACTIVI-
TIES
Acquisitions.....       (636)        29         (607)       --           607          --           --
Cash received
from sale of
assets...........        211        --           211        --           --          (211)         --
Capital
expenditures.....       (168)         9         (159)       (16)          (5)           2          --
Purchases of
short-term
marketable
securities.......       (134)       --          (134)       --           --           --           --
Sales of short-
term marketable
securities.......        451        --           451        --           --           --           --
Other............          3        (89)         (86)       --           --            21          --
                     -------       ----       ------       ----         ----        -----       ------
 Cash provided by
 (used in)
 investing
 activities......       (273)       (51)        (324)       (16)         602         (188)         --
                     -------       ----       ------       ----         ----        -----       ------
FINANCING ACTIVI-
TIES
Issuances of
debt.............      2,004        --         2,004        --           --           --         1,967
Scheduled
principal
repayments.......        (42)         3          (39)       --           --           --           --
Debt repayments..     (1,750)       119       (1,631)       --           --            35       (1,250)
Transfers to Host
Marriott.........        --         (63)         (63)       --           --           --           --
Other............       (189)       --          (189)       --           --           --           --
                     -------       ----       ------       ----         ----        -----       ------
 Cash provided by
 (used in)
 financing
 activities......         23         59           82        --           --            35          717
                     -------       ----       ------       ----         ----        -----       ------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......    $    28       $(10)      $   18       $ 43         $614        $(134)      $  700
                     =======       ====       ======       ====         ====        =====       ======
                                       MERGERS AND REIT CONVERSION ACTIVITIES
                   ------------------------------------------------------------------------------
                       H         I          J              K          L/M       O          N
                      NON-    MERGERS                  EARNINGS      LEASE
                   CONTROLLED & NOTES    PRIVATE       & PROFITS    CONVER- OTHER REIT    TAX
                   SUBSIDIARY ISSUANCE PARTNERSHIPS DISTRIBUTION(1)  SION   ACTIVITIES ADJUSTMENT PRO FORMA
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
OPERATING ACTIVI-
TIES
Income before
extraordinary
items ...........     $(1)      $  4       $(1)          $ (5)       $(208)    $  7       $(72)    $ (208)
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....      (4)        16         2            --           (18)     --         --         216
 Income taxes....     --         --        --             --           138      --         --         188
 Gains on sales
 of hotel
 properties......     --         --        --             --           --       --         --         --
 Equity
 (earnings)
 losses of
 affiliates......     --         --        --             --           --       --         --         (1)
Changes in
operating
accounts.........     --         --        --             --           320      --         --         285
Other assets.....     --         --        --             --           --       --         --          31
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 operations......      (5)        20         1             (5)         232        7        (72)       511
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
INVESTING ACTIVI-
TIES
Acquisitions.....     --         --        --             --           --       --         --         --
Cash received
from sale of
assets...........     --         --        --             --           --       --         --         --
Capital
expenditures.....       1         (9)      --             --           --       --         --        (186)
Purchases of
short-term
marketable
securities.......     --         --        --             --           --       --         --        (134)
Sales of short-
term marketable
securities.......     --         --        --             --           --       --         --         451
Other............     --         --        --             --           --       --         --         (65)
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 investing
 activities......       1         (9)      --             --           --       --         --          66
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
FINANCING ACTIVI-
TIES
Issuances of
debt.............     --         --        --             (75)         --       --         --       3,896
Scheduled
principal
repayments.......      (2)       --        --             --           (15)     --         --         (56)
Debt repayments..     --         --        --             --           --       --         --      (2,846)
Transfers to Host
Marriott.........     --         --        --             --           --       --         --         (63)
Other............     --         --        --             --           --       --         --        (189)
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 financing
 activities......      (2)       --        --             (75)         (15)     --         --         742
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......     $(6)      $ 11       $ 1           $(80)       $ 217     $  7       $(72)    $1,319
                   ========== ======== ============ =============== ======= ========== ========== =========

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS
                               FISCAL YEAR 1997
                     100% PARTICIPATION WITH NOTES ISSUED
                                 (IN MILLIONS)

                                                               ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                       ----------------------------------------------------------------
                                    A                       B            D            C            E           F/G
                      HOST                     HOST
                    MARRIOTT   DISTRIBUTION  MARRIOTT                                                          DEBT
                   CORPORATION   ADJUST-      HOTELS    BLACKSTONE      1997         1998                  REPAYMENTS &
                   HISTORICAL      MENT     HISTORICAL  ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                   ----------- ------------ ---------- ------------ ------------ ------------ ------------ ------------
OPERATING
ACTIVITIES
Income before ex-
traordinary
items............    $    47      $ --        $  47        $ (5)        $ 16         $ 12         $ (7)       $  (31)
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....        240         (9)        231          61           17           31           (3)          --
 Income taxes....        (20)       --          (20)        --           --           --           --            --
 Other...........         70          3          73         --           --           --            (2)          --
Changes in
operating
accounts.........        127        (26)        101         --           --           --           --            --
                     -------      -----       -----        ----         ----         ----         ----        ------
 Cash provided by
 (used in)
 operations......        464        (32)        432          56           33           43          (12)          (31)
                     -------      -----       -----        ----         ----         ----         ----        ------
INVESTING ACTIVI-
TIES
Acquisitions.....       (596)       237        (359)        --           359          --           --            --
Cash received
from sale of
assets...........         51        --           51         --           --           --           --            --
Purchase of
short-term mar-
ketable securi-
ties.............       (354)       --         (354)        --           --           --           --            --
Capital expendi-
tures............       (160)         2        (158)        (20)         (13)         (13)           4           --
Other............         13        --           13         --           --           --             1           --
                     -------      -----       -----        ----         ----         ----         ----        ------
Cash provided by
(used in)
investing
activities.......     (1,046)       239        (807)        (20)         346          (13)           5           --
                     -------      -----       -----        ----         ----         ----         ----        ------
FINANCING ACTIVI-
TIES
Issuances of
debt.............        857        --          857         --           --           --           --          1,188
Scheduled
principal
repayments.......        (93)         3         (90)        --           --           --           --            --
Debt prepay-
ments............       (403)       --         (403)        --           --           --           --         (1,147)
Transfers to Host
Marriott.........        --        (226)       (226)        --           --           --           --            --
Other............         28         (1)         27         --           --           --           --            --
                     -------      -----       -----        ----         ----         ----         ----        ------
Cash provided by
(used in)
financing
activities.......        389       (224)        165         --           --           --           --             41
                     -------      -----       -----        ----         ----         ----         ----        ------
INCREASE
(DECREASE) IN
CASH AND  CASH
EQUIVALENTS......    $  (193)     $ (17)      $(210)       $ 36         $379         $ 30         $ (7)       $  (10)
                     =======      =====       =====        ====         ====         ====         ====        ======
                                  MERGERS AND REIT CONVERSION ACTIVITIES
                   --------------------------------------------------------------------
                       H         I        J         K                  L/M       N
                                                EARNINGS
                      NON-    MERGERS  PRIVATE  & PROFITS             LEASE
                   CONTROLLED & NOTES  PARTNER-  DISTRI-  OTHER REIT CONVER-    TAX       PRO
                   SUBSIDIARY ISSUANCE  SHIPS   BUTION(1) ACTIVITIES  SION   ADJUSTMENT  FORMA
                   ---------- -------- -------- --------- ---------- ------- ---------- --------
OPERATING
ACTIVITIES
Income before ex-
traordinary
items............     $--       $  1     $(1)     $ (8)      $--      $(21)     $ 8     $    11
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....       (5)       23       2       --         --       (26)     --          331
 Income taxes....      --        --      --        --         --       --       --          (20)
 Other...........      --        --      --        --         --       --       --           71
Changes in
operating
accounts.........      --         15     --        --         --       --       --          116
                   ---------- -------- -------- --------- ---------- ------- ---------- --------
 Cash provided by
 (used in)
 operations......       (5)       39       1        (8)       --       (47)       8         509
                   ---------- -------- -------- --------- ---------- ------- ---------- --------
INVESTING ACTIVI-
TIES
Acquisitions.....      --        --      --        --         --       --       --          --
Cash received
from sale of
assets...........      (35)      --      --        --         --       --       --           16
Purchase of
short-term mar-
ketable securi-
ties.............      --        --      --        --         --       --       --         (354)
Capital expendi-
tures............        2       (11)    --        --         --       --       --         (209)
Other............       33       --      --        --         --       --       --           47
                   ---------- -------- -------- --------- ---------- ------- ---------- --------
Cash provided by
(used in)
investing
activities.......      --        (11)    --        --         --       --       --         (500)
                   ---------- -------- -------- --------- ---------- ------- ---------- --------
FINANCING ACTIVI-
TIES
Issuances of
debt.............       (3)      --      --        (75)       --       --       --        1,967
Scheduled
principal
repayments.......       (6)       (7)    --        --         --       (30)     --         (133)
Debt prepay-
ments............      --        --      --        --         --       --       --       (1,550)
Transfers to Host
Marriott.........      --        --      --        --         --       --       --         (226)
Other............      --        --      --        --         --       --       --           27
                   ---------- -------- -------- --------- ---------- ------- ---------- --------
Cash provided by
(used in)
financing
activities.......       (9)       (7)    --        (75)       --       (30)     --           85
                   ---------- -------- -------- --------- ---------- ------- ---------- --------
INCREASE
(DECREASE) IN
CASH AND  CASH
EQUIVALENTS......     $(14)     $ 21     $ 1      $(83)      $--      $(77)     $ 8     $    94
                   ========== ======== ======== ========= ========== ======= ========== ========

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                    NOTES TO UNAUDITED CASH FLOW STATEMENTS
                     100% PARTICIPATION WITH NOTES ISSUED

  A) Represents the adjustment for cash flow amounts related to the distribution of Crestline.

  B) Represents the adjustment to record the depreciation expense and estimated capital expenditures for the Blackstone Acquisition.

  C) Represents the adjustment to record depreciation expense and estimated capital expenditures for the 1998 acquisition of, or purchase of controlling interests in, 11 full-service properties.

  D) Represents the adjustment to record depreciation expense and capital expenditures for the 1997 acquisition of, or purchase of controlling interests in, 18 full service properties. Cash flows from investing activities has also been adjusted as if the period's historical acquisitions occurred immediately prior to the period presented.

  E) Represent the adjustment to record the decrease in depreciation expense, capital expenditures and other investing activities for the sale of the New York East Side Marriott and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totaling $50 million.

  F) Represents the adjustment to reflect the decrease in interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott Orlando World Center, the Philadelphia Marriott, and the San Francisco Marriott). Cash from financing activities has also been adjusted as if the periods historical prepayments and issuances of debt occurred immediately prior to the period presented.

  G) Represents the adjustment to reflect the issuance of the $1.7 billion of New Senior Notes net of the discount of $8 million, the retirement of the Old Senior Notes of $1.55 billion and the initial draw on the New Credit Facility of $350 million, including interest expense and commitment fees.

  H) Represents the adjustment to record the removal of depreciation, capital expenditures, the sale of certain assets and the scheduled principal amortization of notes to reflect the deconsolidation of the Non-Controlled Subsidiaries.

  I) Represents the adjustment to record depreciation expense and capital expenditures related to the Merger, including the scheduled principal amortization of notes.

  J) Represents the adjustment to record depreciation expense related to the acquisition of the Private Partnerships.

  K) Represents the adjustment to reflect the decrease in interest income, net of tax, as a result of the estimated $225 million earnings and profits distribution and the interest expense for the $75 million draw on the New Credit Facility.

  L) Represent the adjustment to revenues to reflect lease income and remove hotel revenues and management fees.(/1/)

  M) Represents the adjustment to reduce depreciation expense related to the sale of certain furniture and equipment to the Non-Controlled Subsidiary, including the scheduled principal amortization of notes.

  N) Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  O) Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------
(1) The amount of the earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
    REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                       UNAUDITED PRO FORMA BALANCE SHEET

                            SEPTEMBER 11, 1998

                       NO PARTNERSHIP PARTICIPATION
                    (IN MILLIONS, EXCEPT OP UNITS AMOUNTS)

                                                               ACQUISITIONS
                                                        ---------------------------
                                                          DISPOSITIONS AND OTHER
                                                                ACTIVITIES
                                                        ---------------------------
                                        A                 B
                            HOST     DISTRI-    HOST    BLACK-             DEBT
                          MARRIOTT   BUTION   MARRIOTT  STONE            REPAYMENT
                         CORPORATION ADJUST-   HOTELS   ACQUI-  ACQUIS-      &
                         HISTORICAL   MENTS  HISTORICAL SITION  ITIONS  REFINANCING
                         ----------- ------- ---------- ------  ------- -----------
ASSETS
Property and equipment,
 net....................   $5,937     $(649)   $5,288   $1,450   $         $--
Notes and other
 receivables, net.......       32        (3)       29       63     --       --
Due from managers.......       88        (5)       83        5     --       --
Investments in
 affiliates.............       18       --         18      --      --       --
Other assets............      319         2       321      --      --       --
Receivable from Lessee
 for working capital....      --        --        --       --      --       --
Cash, cash equivalents
 and short-term
 marketable
 securities.............      575       (27)      548     (262)    --       --
                           ------     -----    ------   ------   -----     ----
                           $6,969     $(682)   $6,287   $1,256   $ --      $--
                           ======     =====    ======   ======   =====     ====
LIABILITIES AND EQUITY
Debt(I).................   $4,224     $(213)   $4,011   $  600   $ --      $--
Convertible debt
 obligation to Host
 Marriott Corporation...      --        567       567      --      --       --
Accounts payable and
 accrued expenses.......       70        (8)       62      --      --       --
Deferred income taxes...      526       (62)      464      --      --       --
Other liabilities.......      447       (10)      437      --               --
                           ------     -----    ------   ------   -----     ----
Total liabilities.......    5,267       274     5,541      600     --       --
Convertible Preferred
 Securities.............      550      (550)      --       --      --       --
Limited Partner
 interests of third
 parties at redemption
 value (on a pro forma
 basis 47.1 million OP
 Units
 outstanding)(J)........      --        --        --       656     --       --
Equity
 General Partner (on a
  pro forma basis .2
  million OP Units
  outstanding)(J)
 Limited Partner
  interests of Host REIT
  (on a pro forma basis
  204.3 million OP Units
  outstanding)(J)........   1,152      (406)      746      --      --       --
                           ------     -----    ------   ------   -----     ----
                           $6,969     $(682)   $6,287   $1,256   $ --      $--
                           ======     =====    ======   ======   =====     ====
Book value per OP Unit

                                       MERGERS AND REIT CONVERSION ACTIVITIES
                         ------------------------------------------------------------------
                              C                  D         E         J        F       G              K
                                                       EARNINGS                    DEFERRED         REIT
                             NON-             PRIVATE  & PROFITS  CONTRI-   LEASE    TAX            2000
                          CONTROLLED          PARTNER- DISTRIBU- BUTION TO CONVER- ADJUST-   PRO    PRO
                         SUBSIDIARIES MERGERS  SHIPS    TION(1)  CRESTLINE  SION     MENT   FORMA  FORMA
                         ------------ ------- -------- --------- --------- ------- -------- ------ ------
ASSETS
Property and equipment,
 net....................    $(501)     $--      $ 61     $ --      $ --     $ --    $ --    $6,298 $4,848
Notes and other
 receivables, net.......      234       --       --        --        --       --      --       326    263
Due from managers.......       (8)      --       --        --        --       (67)    --        13     13
Investments in
 affiliates.............      204       --       --        --        --       --      --       222    222
Other assets............      (15)               (11)      --        --       --      --       295    295
Receivable from Lessee
 for working capital....      --        --       --        --        --        67     --        67     62
Cash, cash equivalents
 and short-term
 marketable
 securities.............      (16)      --       (11)     (150)      (15)     --      --        94    356
                         ------------ ------- -------- --------- --------- ------- -------- ------ ------
                            $(102)     $--      $ 39     $(150)    $ (15)   $ --    $ --    $7,315 $6,059
                         ============ ======= ======== ========= ========= ======= ======== ====== ======
LIABILITIES AND EQUITY
Debt(I).................    $(142)     $--      $--      $  75     $ --     $ --    $ --    $4,544 $3,944
Convertible debt
 obligation to Host
 Marriott Corporation...      --        --       --        --        --       --      --       567    567
Accounts payable and
 accrued expenses.......       (2)      --       --        --        --       --      --        60     60
Deferred income taxes...      (16)      --       --        --        --       --     (173)     275    448
Other liabilities.......       58       --        (6)      --          7      261     --       757    714
                         ------------ ------- -------- --------- --------- ------- -------- ------ ------
Total liabilities.......     (102)      --        (6)       75         7      261    (173)   6,203  5,733
Convertible Preferred
 Securities.............      --        --       --        --        --       --      --
Limited Partner
 interests of third
 parties at redemption
 value (on a pro forma
 basis 47.1 million OP
 Units
 outstanding)(J)........      --        --        45       --        --       --      --       701     45
Equity
 General Partner (on a
  pro forma basis .2
  million OP Units
  outstanding)(J)
 Limited Partner
  interests of Host REIT
  (on a pro forma basis
  204.3 million OP Units
  outstanding)(J)........     --        --       --       (225)      (22)    (261)    173      411    281
                         ------------ ------- -------- --------- --------- ------- -------- ------ ------
                            $(102)     $--      $ 39     $(150)    $ (15)   $ --    $ --    $7,315 $6,059
                         ============ ======= ======== ========= ========= ======= ======== ====== ======
Book value per OP Unit                                                                      $ 4.42 $ 1.57
                                                                                            ====== ======

              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                       NO PARTNERSHIP PARTICIPATION

  A. Represents the adjustment to record the spin-off of Crestline and:

  .  Reduce property and equipment by $649 million

  . Reduce receivables by $3 million related to certain Crestline notes held by the Company

  .  Reduce due from managers by $5 million

  . Increase other assets by $2 million

  . Reduce cash, cash equivalents and short-term marketable securities by $27 million

  .  Reduce debt by $213 million

  .  Reduce accounts payable and accrued expenses by $8 million
  .  Reduce deferred income taxes by $62 million

  .  Reduce other liabilities by $10 million

  .  Reduce equity by $406 million
  . Eliminate the $550 million Convertible Preferred Securities of Host Marriott which remain an obligation of Host REIT
  . Record the $567 million of Convertible Debt Obligation to Host Marriott which is eliminated in consolidation on the historical financial statements of Host Marriott Corporation

  B. Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties (5,520 rooms) and a mortgage note secured by a thirteenth full-service property including the issuance of 43.7 million OP Units as determined through negotiations between the Company and Blackstone:

  .  Record property and equipment of $1,450 million
  .  Record mortgage note receivable of $63 million
  .  Record increase in due from managers of $5 million
  .  Record the use of cash of $262 million
  .  Record the assumption of mortgage debt of $600 million
  . Record the issuance of 43.7 million OP Units with an estimated fair value of $656 million using an assumed Host Marriott stock price of $15.00 (which includes the value of Crestline since Blackstone will receive shares of Crestline in addition to OP Units)

  The purchase price of the Blackstone properties and mortgage note was determined based on the estimated fair value of the 43.7 million OP Units to be issued. The number of units to be issued will not increase or decrease depending on the stock price of Host Marriott at the time of closing of the acquisition.

  C. Represents the adjustment to record the investment in the Non-Controlled Subsidiaries and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

  . Record decrease in property and equipment of $501 million, including $180 million of hotel furniture and equipment sold to the Non-Controlled Subsidiaries

  . Record receivable from Non-Controlled Subsidiaries for the furniture and equipment loan of $180 million, and transfer of other notes totaling $54 million

  .  Record decrease in due from managers of $8 million

  .  Record investment in the Non-Controlled Subsidiaries of $204 million

  .  Record decrease in other assets of $15 million

  .  Record decrease in cash of $16 million

  . Record decrease in debt of $142 million of debt transferred to the Non-Controlled Subsidiaries.

  .  Record decrease in accounts payable and accrued expenses of $2 million

  .  Record decrease in deferred taxes of $16 million

  .  Record increase in other liabilities of $58 million

  D. Represents the adjustment to record the purchase of the remaining minority interests in four Private Partnerships:

  .  Record property and equipment of $61 million
  .  Record decrease in other assets of $11 million
  .  Record use of cash of $11 million
  .  Record decrease in minority interest liabilities of $6 million
  . Record the issuance of 3.6 million OP Units totaling approximately $45 million

  E. Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott including a draw on the New Credit Facility of $75 million.(/1/)

  F. Represents the adjustment to record the transfer of working capital to Crestline related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $67 million and the adjustment to record deferred revenue of $261 million in connection with the application of EITF 98-9 to the Company's rental income.

  G. Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $173 million.

  H. The Company's pro forma aggregate debt maturities at June 19, 1998, excluding $8 million of capital lease obligations and the $8 million debt discount recorded in conjunction with the Senior Note Refinancing, are (in millions):

   1998.................................................................. $  272
   1999..................................................................     30
   2000..................................................................    133
   2001..................................................................     76
   2002..................................................................    150
   Thereafter............................................................  4,450
                                                                          ------
                                                                          $5,111
                                                                          ======

  I. The number of OP Units includes the following (in millions):

   Limited Partner interests of Host REIT................................. 204.3
   General Partner interests of Host REIT.................................   0.2
   Limited Partner interests of Private Partnerships......................   3.4
   Limited Partner interests of Blackstone Group..........................  43.7
                                                                           -----
     Total OP Units....................................................... 251.6
                                                                           =====

  J. Represents the adjustment to record the contribution of $15 million in cash to Crestline as a reduction in equity and to record the contribution of an investment of $7 million in a joint venture which holds a mortgage note from a consolidated subsidiary of Host.

  K. The "REIT 2000 Pro Forma" assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur, Host does not become a REIT until January 1, 2000 and no Notes issued. The amounts reflect the "Pro Forma" column less the amounts in column B--"Blackstone Acquisition" and the reduction in other liabilities and increase in equity for the deferred revenue of $43 million related to the application of EITF 98-9 to the Blackstone properties.
--------

(1) The amount of earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
     REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                        FIRST THREE QUARTERS 1998

                       NO PARTNERSHIP PARTICIPATION
             (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                                                       ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                      ------------------------------------------------------------
                                   A                       B              C                E               G
                     HOST                     HOST
                   MARRIOTT                 MARRIOTT                    1998
                  CORPORATION DISTRIBUTION   HOTELS    BLACKSTONE     ACQUISI-                            BOND
                  HISTORICAL   ADJUSTMENT  HISTORICAL ACQUISITION       TIONS        DISPOSITIONS     REFINANCING
                  ----------- ------------ ---------- ------------    -----------    -------------    ------------
REVENUE
Rental
 revenues.......     $ --         $--        $ --        $       --    $       --       $       --       $       --
Hotel revenues..       922         --          922               122            43               (6)             --
Equity in
 earnings
 (losses) of
 affiliates.....         1         --            1               --            --               --               --
Other revenues..       117         (58)         59               --            --               (50)             --
                     -----        ----       -----       -----------   -----------      -----------      -----------
Total revenues..     1,040         (58)        982               122            43              (56)             --
                     -----        ----       -----       -----------   -----------      -----------      -----------
OPERATING COSTS
 AND EXPENSES
Hotels..........       502         --          502                52            23               (3)             --
Other...........        45         (30)         15               --            --               --               --
                     -----        ----       -----       -----------   -----------      -----------      -----------
Total operating
 costs and
 expenses.......       547         (30)        517                52            23               (3)             --
                     -----        ----       -----       -----------   -----------      -----------      -----------
OPERATING
 PROFIT.........       493         (28)        465                70            20              (53)             --
Minority
 interest.......       (36)        --          (36)              --             (1)               1              --
Corporate
 expenses.......       (33)          3         (30)              --            --               --               --
REIT Conversion
 expenses.......       (14)        --          (14)              --            --               --               --
Interest
 expense........      (245)         (8)       (253)              (36)           (1)               1              (28)
Dividends on
 Convertible
 Preferred
 Securities.....       (26)         26         --                --            --               --               --
Interest
 income.........        36           2          38                (6)          (18)              (1)             --
                     -----        ----       -----       -----------   -----------      -----------      -----------
Income (loss)
 before income
 taxes..........       175          (5)        170                28           --               (52)             (28)
Benefit
 (provision) for
 income taxes...       (75)          3         (72)              (11)          --                21               11
                     -----        ----       -----       -----------   -----------      -----------      -----------
Income (loss)
 before
 extraordinary
 items..........     $ 100        $ (2)      $  98       $        17   $       --       $       (31)     $       (17)
                     =====        ====       =====       ===========   ===========      ===========      ===========
Basic loss per
 OP Unit........
Ratio of
 earnings to
 fixed charges..      1.7x                    1.8x
                     =====                   =====
Deficiency of
earnings to
fixed charges
                                     MERGERS AND REIT CONVERSION ACTIVITIES
                  -----------------------------------------------------------------------------
                      H                   J              K           O/M       I/L       N               P
                                                                                                       REIT
                     NON-                            EARNINGS       OTHER     LEASE    INCOME          2000
                  CONTROLLED           PRIVATE       & PROFITS       REIT    CONVER-    TAX      PRO    PRO
                  SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES  SION   ADJUSTMENT FORMA  FORMA
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------ ------
REVENUE
Rental
 revenues.......    $ --      $ --      $ --           $ --         $ --      $ 410    $ --     $ 410  $ 338
Hotel revenues..      (40)      --        --             --           --       (896)     --       145    145
Equity in
 earnings
 (losses) of
 affiliates.....      (17)      --        --             --           --        --       --       (16)   (16)
Other revenues..       (5)      --        --             --           --        --       --         4      4
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------ ------
Total revenues..      (62)      --        --             --           --       (486)     --       543    471
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------ ------
OPERATING COSTS
 AND EXPENSES
Hotels..........      (27)                  2            --           --       (221)     --       328    288
Other...........      --        --        --             --           --        --       --        15     15
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------ ------
Total operating
 costs and
 expenses.......      (27)      --          2            --           --       (221)     --       343    303
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------ ------
OPERATING
 PROFIT.........      (35)      --         (2)           --           --       (265)     --       200    168
Minority
 interest.......       22       --          1            --           --        --       --       (13)   (13)
Corporate
 expenses.......      --        --        --             --           --        --       --       (30)   (30)
REIT Conversion
 expenses.......      --        --        --             --            14       --       --       --     --
Interest
 expense........        6       --        --              (4)         --        --       --      (315)  (279)
Dividends on
 Convertible
 Preferred
 Securities.....      --        --        --             --           --        --       --       --     --
Interest
 income.........        1       --        --              (5)          (2)       12      --        19     25
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------ ------
Income (loss)
 before income
 taxes..........       (6)      --         (1)            (9)          12      (253)     --      (139)  (129)
Benefit
 (provision) for
 income taxes...        6       --        --               4           (5)      101      (48)       7      6
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------ ------
Income (loss)
 before
 extraordinary
 items..........    $   0     $ --      $  (1)         $  (5)       $   7     $(152)   $ (48)   $(132) $(123)
                  ========== ======= ============ =============== ========== ======= ========== ====== ======
Basic loss per
 OP Unit........                                                                                $(.52) $(.59)
                                                                                                ====== ======
Ratio of
 earnings to
 fixed charges..                                                                                  N/A    N/A
                                                                                                ====== ======
Deficiency of
earnings to
fixed charges                                                                                   $(122) $(112)
                                                                                                ====== ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1997

                       NO PARTNERSHIP PARTICIPATION
             (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                                                            ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                           --------------------------------------------------
                                        A                       B           C            D            E
                          HOST                     HOST
                        MARRIOTT   DISTRIBUTION  MARRIOTT
                       CORPORATION   ADJUST-      HOTELS   BLACKSTONE      1998         1997
                       HISTORICAL      MENT     HISTORICAL ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS
                       ----------- ------------ ---------- ----------- ------------ ------------ ------------
REVENUE
Rental
 revenues.......         $  --        $ --        $  --       $ --        $ --         $ --         $ --
Hotel revenues..          1,093         --         1,093        148         112           89          (23)
Equity in
 earnings of
 affiliates.....              5         --             5        --          --           --           --
Other revenues..             49         (37)          12        --          --                        --
                         ------       -----       ------      -----       -----        -----        -----
Total revenues..          1,147         (37)       1,110        148         112           89          (23)
                         ------       -----       ------      -----       -----        -----        -----
OPERATING COSTS
 AND EXPENSES
Hotels..........            649         --           649        101          62           42          (10)
Other...........             49         (20)          29        --          --           --           --
                         ------       -----       ------      -----       -----        -----        -----
Total operating
 costs and
 expenses.......            698         (20)         678        101          62           42          (10)
                         ------       -----       ------      -----       -----        -----        -----
OPERATING
 PROFIT.........            449         (17)         432         47          50           47          (13)
Minority
 interest.......            (32)        --           (32)       --           (4)           5           (1)
Corporate
 expenses.......            (47)          2          (45)       --          --           --           --
Interest
 expense........           (302)        (23)        (325)       (48)        (12)         (12)           3
Dividends on
 Convertible
 Preferred
 Securities.....            (37)         37          --         --          --           --           --
Interest
 income.........             52         --            52         (7)        (14)         (12)         --
                         ------       -----       ------      -----       -----        -----        -----
Income (loss) before
 income taxes...             83          (1)          82         (8)         20           28          (11)
Benefit
 (provision) for
 income taxes...            (36)          1          (35)         3          (8)         (10)           4
                         ------       -----       ------      -----       -----        -----        -----
Income (loss)
 before
 extraordinary
 items .........         $   47       $ --        $   47      $  (5)      $  12        $  18        $  (7)
                         ======       =====       ======      =====       =====        =====        =====
Basic earnings
per OP Unit.....
Ratio of
earnings to
fixed charges...           1.3x                     1.3x
                         ======                   ======
                                            MERGERS AND REIT CONVERSION ACTIVITIES
                       ----------------------------------------------------------------------------------
                            F/G          H                 J         K                  I/L        N                P
                                                                 EARNINGS                                         REIT
                           DEBT         NON-            PRIVATE  & PROFITS             LEASE     INCOME           2000
                         REPAYMENT   CONTROLLED         PARTNER-  DISTRI-  OTHER REIT CONVER-     TAX      PRO     PRO
                       & REFINANCING SUBSIDIARY MERGERS  SHIPS   BUTION(1) ACTIVITIES  SION    ADJUSTMENT FORMA   FORMA
                       ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
REVENUE
Rental
 revenues.......           $ --        $ --      $ --    $ --      $ --      $ --     $   882    $ --     $  882  $745
Hotel revenues..             --          (53)      --      --        --        --      (1,173)     --        193   193
Equity in
 earnings of
 affiliates.....             --          (21)      --      --        --        --         --       --        (16)  (16)
Other revenues..             --           (9)      --      --        --        --         --       --          3     3
                       ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
Total revenues..             --          (83)      --      --        --        --        (291)     --      1,062   925
                       ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
OPERATING COSTS
 AND EXPENSES
Hotels..........             --          (26)      --        2       --        --        (247)     --        573   486
Other...........             --          (18)      --      --        --        --         --       --         11    11
                       ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
Total operating
 costs and
 expenses.......             --          (44)      --        2       --        --        (247)     --        584   497
                       ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
OPERATING
 PROFIT.........             --          (39)      --       (2)      --        --         (44)     --        478   428
Minority
 interest.......             --           23       --        1       --        --         --       --         (8)   (8)
Corporate
 expenses.......             --            1       --      --        --        --         --       --        (44)  (44)
Interest
 expense........             (48)          9       --      --         (6)      --         --       --       (439) (391)
Dividends on
 Convertible
 Preferred
 Securities.....             --          --        --      --        --        --         --       --        --    --
Interest
 income.........              (3)          1       --      --         (8)      --          17      --         26    33
                       ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
Income (loss) before
 income taxes...             (51)         (5)      --       (1)      (14)      --         (27)     --         13    18
Benefit
 (provision) for
 income taxes...              20           5       --      --          6       --          11        3        (1)   (1)
                       ------------- ---------- ------- -------- --------- ---------- -------- ---------- ------- ------
Income (loss)
 before
 extraordinary
 items .........           $ (31)      $ --      $ --    $  (1)    $  (8)    $ --     $   (16)   $   3    $   12  $ 17
                       ============= ========== ======= ======== ========= ========== ======== ========== ======= ======
Basic earnings
per OP Unit.....                                                                                          $  .05  $.08
                                                                                                          ======= ======
Ratio of
earnings to
fixed charges...                                                                                            1.1x  1.1x
                                                                                                          ======= ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                       NO PARTNERSHIP PARTICIPATION

  A. Represents the adjustment to reduce revenues, operating expenses, corporate expenses, interest expense, interest income and income taxes for the spin-off of Crestline.

  B. Represents the adjustment to record the historical revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

  C. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in, 11 full-service properties.

  D. Represents the adjustment to record historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties.

  E. Represents the adjustment to record historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totalling $50 million and related taxes of $20 million in 1998.

  F. Represents the adjustment to reduce the interest expense, interest income and income taxes associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

  G. Represents the adjustment to record interest expense and related amortization of deferred financing fees and reduce interest income and income taxes as a result of the Senior Note Refinancing. The adjustment excludes the extraordinary loss of $148 million, net of taxes, related to the Senior Note Refinancing resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

  H. Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses, income taxes and interest income to deconsolidate the Non-Controlled Subsidiaries and reflect the Company's share of income as equity in earnings of affiliate.

  I. Represents the adjustment to reduce depreciation expense of $18 million and $26 million for First Three Quarters 1998 and fiscal year 1997 related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income of $9 million and $13 million for First Three Quarters 1998 and fiscal year 1997 earned on the 7%, $180 million in notes from the Non-Controlled Subsidiary and reduce the lease payment to the Company from the Lessee.

  J. Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

  K. Represents the adjustment to reduce interest income, income taxes and record interest expense for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott including a draw on the New Credit Facility of $75 million.(/1/)

  L. Represents the adjustment to remove hotel revenues and management fees and other expenses of $221 million and $247 million, respectively, for First Three Quarters 1998 and Fiscal 1997 and record rental revenues associated with the leasing of certain hotel properties to Crestline and other lessees and interest income of $3 million and $5 million for First Three Quarters 1998 and fiscal year 1997 earned on the 6%, $85 million in notes from Crestline. First Three Quarters 1998 included a $261 million reduction to rental income to record deferred revenue for percentage rents in accordance with EITF 98-9. Management believes the change to the lease structure described above will not impact hotel operating results because the hotel manager and asset management function will remain unchanged. Rental revenues under the Leases are based on the greater of Percentage Rent or Minimum Rent. Total Rent in the pro forma statement of operations is calculated based on the historical gross sales of the property and the negotiated pay rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1997. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage and other. For rooms and food and beverage, there are three tiers of rent with two thresholds, while the other category generally has two tiers of rent and one threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of the Consumer Price Index ("CPI") and a wage and benefit index. For purposes of the pro formas, 1997 is the assumed initial lease year and the blended increase applied to the thresholds at January 3, 1998 is assumed to be 3%. Minimum rent is expressed as a fixed dollar amount that increases annually on the first day of each year after the initial lease year as 50% of the CPI increase. Accordingly, the 1998 rent thresholds and minimum rent included in the pro formas were adjusted as of January 3, 1998 for the 1997 increases in the indices. Rental revenue is recognized only for leases to be executed with Crestline at or prior to the completion of the REIT Conversion. The execution of the leases is dependent upon the distribution of the Crestline common stock to the Company's stockholders, which is subject to contingencies that are outside the control of the Company, including consent of shareholders, lenders, debt holders, partners and ground lessors of Host. The Company believes that negotiations with third parties to complete the REIT Conversion will not result in any material change to the leases. See page F-120 for a table detailing gross sales, minimum rent and total rent for all full-service properties to be leased and summarized amounts for the limited-service properties to be subleased.

                              FISCAL YEAR 1997          FIRST THREE QUARTERS 1998
                          ------------------------- ----------------------------------
                           GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL  TOTAL RENT
PROPERTY                   SALES    RENT     RENT    SALES    RENT    RENT  RECOGNIZED
--------                  -------- ------- -------- -------- ------- ------ ----------
                                                 (IN MILLIONS)
Grand Hotel Resort and
 Golf Club..............  $   23.4 $  2.8  $    4.2 $   18.0 $  2.0  $  3.7   $  2.0
Scottsdale Suites.......      11.9    3.0       5.0      8.2    2.1     3.4      2.1
The Ritz-Carlton,
 Phoenix................      23.3    4.6       7.2     17.3    3.2     5.5      3.2
Coronado Island Resort..      22.0    2.1       2.1     16.2    1.5     3.6      1.5
Costa Mesa Suites.......       9.7    1.9       3.3      7.2    1.3     2.3      1.3
Manhattan Beach.........      16.3    2.4       4.8     12.2    1.7     3.6      1.7
Marina Beach ...........      21.1    4.6       7.1     16.9    3.2     6.2      3.2
Newport Beach...........      33.5    5.5       8.7     24.0    3.9     6.8      3.9
Newport Beach Suites....      11.0    2.6       4.1      8.0    1.8     3.0      1.8
Ontario Airport.........      12.1    1.8       3.4      8.3    1.3     2.2      1.3
San Diego Marriott Hotel
 and Marina.............     103.3   38.0      39.6     78.6   26.7    31.1     26.7
San Diego Mission
 Valley.................      16.7    3.4       5.1     12.6    2.4     5.6      2.5
San Francisco Airport...      43.8    8.2      13.2     32.2    5.8     9.5      5.8
San Francisco
 Fisherman's Wharf......      17.8    4.0       6.4     12.1    2.8     4.3      2.8
San Francisco Moscone
 Center.................     120.2   20.7      37.9     90.5   14.6    28.5     14.6
The Ritz-Carlton, Marina
 del Rey................      32.4    5.5      10.8     23.4    3.9     7.9      3.9
The Ritz-Carlton, San
 Francisco..............      50.1    9.6      14.7     34.2    6.7    10.3      6.7
Torrance................      20.5    2.3       3.5     15.0    1.6     5.1      1.6
Denver Southeast........      21.5    3.0       6.2     14.9    2.1     4.1      2.1
Denver Tech Center......      26.8    5.1       8.3     20.1    3.6     6.0      3.6
Denver West.............      13.7    1.8       4.0      9.6    1.2     2.7      1.7
Marriott's Mountain
 Resort at Vail.........      17.6    3.0       5.1     14.1    2.1     4.5      2.1
Hartford/Farmington.....      18.4    3.5       4.7     13.4    2.4     3.5      2.4
Hartford/Rocky Hill.....      11.6    1.5       2.7      8.5    1.1     2.0      1.1
Fort Lauderdale Marina..      28.5    4.3       7.9     20.4    3.0     5.7      3.2
Jacksonville............      11.8    1.8       3.6      8.0    1.2     2.4      1.2
Miami Airport...........      29.7    3.9       8.4     21.6    2.8     6.1      2.9

                                FISCAL YEAR 1997          FIRST THREE QUARTERS 1998
                            ------------------------- ----------------------------------
                             GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL  TOTAL RENT
PROPERTY                     SALES    RENT     RENT    SALES    RENT    RENT  RECOGNIZED
--------                    -------- ------- -------- -------- ------- ------ ----------
                                                   (IN MILLIONS)
Palm Beach Gardens........  $   11.8 $  1.9  $    3.7 $    8.5 $  1.4  $  3.0   $  1.4
Singer Island (Holiday
 Inn).....................       6.6    1.4       2.5      5.2    1.0     2.1      1.0
Tampa Airport.............      17.1    1.6       3.5     13.1    1.1     2.7      1.1
Tampa Westshore...........      15.0    1.8       3.6     10.8    1.3     2.6      1.3
The Ritz-Carlton, Naples..      66.4   18.1      23.3     53.1   12.7    18.0     12.7
Atlanta Midtown Suites....      10.5    1.8       3.5      7.8    1.3     2.6      1.3
Atlanta Norcross..........       7.6    1.0       1.7      5.6    0.7     1.2      0.7
Atlanta Northwest.........      14.9    2.7       4.3     11.3    1.9     3.3      1.9
Atlanta Perimeter.........      16.6    2.5       4.5     12.6    1.7     3.5      1.7
JW Marriott Hotel at
 Lenox....................      24.8    3.7       6.8     17.7    2.6     5.0      2.6
The Ritz-Carlton,
 Atlanta..................      30.2    5.8       8.8     21.7    4.1     6.8      4.1
The Ritz-Carlton,
 Buckhead.................      49.3   13.1      16.3     35.8    9.2    11.7      9.2
Chicago/Deerfield Suites..      10.2    1.8       3.1      7.4    1.3     2.3      1.3
Chicago/Downers Grove
 Suites...................       9.0    1.8       2.9      6.7    1.3     2.2      1.3
Chicago/Downtown
 Courtyard................      16.3    3.1       4.9     12.2    2.2     3.9      2.2
Chicago O'Hare............      40.0    5.5      11.5     28.8    3.9     8.2      3.9
South Bend................       9.9    1.1       2.1      7.0    0.8     1.5      0.8
Bethesda..................      23.2    3.2       5.6     17.3    2.2     4.1      2.2
Gaithersburg/Washingtonian
 Center...................      13.2    2.4       3.8      9.7    1.7     2.8      1.7
Boston/Newton.............      27.4    4.8       7.8     19.1    3.4     5.5      3.4
Detroit Romulus...........       8.8    1.1       1.8      6.6    0.8     1.4      0.8
The Ritz-Carlton,
 Dearborn.................      25.7    3.6       5.5     17.7    2.5     4.0      2.5
Minneapolis/Bloomington...      20.2    3.3       6.5     13.8    2.3     4.7      3.1
Minneapolis City Center...      27.5    3.7       7.5     20.4    2.4     5.2      2.4
Minneapolis Southwest.....      14.9    2.7       4.8     10.1    1.9     4.0      1.9
Kansas City Airport.......      14.3    1.7       3.7      9.9    1.2     2.5      1.2
St. Louis Pavilion........      27.5    6.1       6.5     18.5    4.3     4.3      4.3
Nashua....................       7.5    0.8       1.3      5.3    0.5     0.9      0.5
Newark Airport............      39.4    6.5      11.8     29.2    4.6     8.6      4.6
Park Ridge................      16.0    2.5       4.0     11.9    1.7     4.2      1.7
Saddle Brook..............      10.7    1.3       2.1      7.8    0.9     1.7      0.9
Albany....................      18.5    3.5       6.1     12.4    2.5     5.2      2.7
New York Marriott
 Financial Center.........      39.6    7.7      13.2     29.1    5.4    10.1      5.4
New York Marriott
 Marquis..................     210.3   40.0      60.8    155.4   29.7    47.6     29.7
Marriott World Trade
 Center...................      65.4   12.2      19.4     49.1    8.6    14.9      8.6
Charlotte Executive Park..      14.0    2.3       3.7      9.8    1.6     2.6      1.6
Raleigh Crabtree Valley...      14.9    2.4       3.9     10.9    1.7     2.8      1.7
Oklahoma City.............      15.6    2.0       3.8     10.4    1.4     2.4      1.4
Oklahoma City Waterford...       9.1    1.5       2.7      6.1    1.0     1.7      1.0
Portland..................      26.4    4.1       7.5     17.6    2.9     4.8      2.9
Philadelphia (Convention
 Center)..................      80.7   14.2      25.0     58.2   10.0    17.8     10.0
Philadelphia Airport......      25.0    4.1       7.6     18.6    2.9     5.6      2.9
Pittsburgh City Center....      16.4    1.9       3.0     11.1    1.3     2.2      1.3
Memphis...................      10.6    1.5       3.2      5.7    1.0     1.8      1.0
Dallas/Fort Worth.........      28.9    5.9       9.3     21.9    4.1     7.0      4.1
Dallas Quorum.............      25.7    4.2       8.2     18.3    3.0     5.8      3.7
El Paso...................      11.6    0.9       2.3      7.8    0.6     1.4      0.6
Houston Airport ..........      21.6    2.8       6.0     16.9    2.0     4.6      2.7
JW Marriott Houston.......      27.2    5.0       8.0     20.1    3.5     5.9      3.5
Plaza San Antonio.........      13.8    2.9       4.6      9.7    2.0     3.3      2.0
San Antonio Riverwalk.....      29.3    6.1      10.3     21.7    4.3     7.6      4.4
Salt Lake City............      28.5    5.6       9.5     21.1    3.9     7.2      4.2
Dulles Airport............      14.6    1.8       4.0     10.9    1.2     3.0      1.7
Key Bridge................      29.4    5.6      10.2     21.2    3.9     7.4      3.9

                              FISCAL YEAR 1997            FIRST THREE QUARTERS 1998
                          --------------------------  ------------------------------------
                           GROSS   MINIMUM   TOTAL     GROSS   MINIMUM  TOTAL   TOTAL RENT
PROPERTY                   SALES    RENT      RENT     SALES    RENT     RENT   RECOGNIZED
--------                  -------- -------  --------  -------- -------  ------  ----------
                                                 (IN MILLIONS)
Norfolk Waterside.......  $   18.1 $  3.3   $    5.4  $   12.8 $  2.4   $  3.8    $  2.4
Pentagon City Residence
 Inn....................      11.7    3.5        5.5       8.7    2.5      4.2       2.5
The Ritz-Carlton, Tysons
 Corner.................      34.4    5.9        9.8      24.9    4.1      7.3       4.1
Washington Dulles
 Suites.................      10.3    2.5        4.0       7.8    1.8      3.0       1.8
Westfields..............      28.0    4.7        7.4      20.3    3.3      5.4       3.3
Williamsburg............      12.6    1.8        2.8       9.3    1.3      2.1       1.3
Washington Metro
 Center.................      25.2    4.5        7.3      19.2    3.2      5.3       3.2
Calgary.................      13.4    1.7        1.7       9.8    1.2      2.3       1.2
Toronto Airport.........      17.1    2.9        5.6      13.0    2.0      4.2       2.0
Toronto Eaton Centre....      21.1    6.1        7.1      16.0    4.3      5.6       4.3
Toronto Delta
 Meadowvale.............      16.1    2.6        4.9      10.6    1.9      3.1       1.9
Four Seasons,
 Atlanta(4).............      15.6    5.8        5.9      14.2    4.1      4.5       4.1
Four Seasons,
 Philadelphia(4)........      41.1    7.9       12.4      30.6    5.6     10.1       5.6
Grand Hyatt,
 Atlanta(4).............      25.3   10.0       10.0      22.6    7.0      8.2       7.0
Hyatt Regency,
 Burlingame(4)..........      47.9    8.8       17.6      39.5    6.2     15.1       9.0
Hyatt Regency,
 Cambridge(4)...........      32.4    6.7       11.9      26.8    4.7     10.4       6.1
Hyatt Regency,
 Reston(4)..............      30.5    6.5       11.3      24.2    4.5      9.2       4.8
Swissotel, Atlanta(4)...      22.2    5.0        6.3      17.2    3.5      5.8       3.5
Swissotel, Boston(4)....      26.8    6.4        8.5      20.5    4.5      6.9       4.5
Swissotel, Chicago(4)...      38.1   10.9       15.1      28.9    7.7     12.0       7.7
The Drake (Swissotel),
 New York(4)............      38.8   11.6       13.6      34.2    8.2     13.4       8.2
The Ritz-Carlton, Amelia
 Island(4)..............      45.7   10.3       13.4      37.4    7.2     11.1       7.2
The Ritz-Carlton,
 Boston(4)..............      40.1    6.9       10.5      31.4    4.8      8.8       4.8
Non-Controlled
 Subsidiary Rent........       --   (39.7)     (39.7)      --   (27.5)   (27.5)    (27.5)
                          -------- ------   --------  -------- ------   ------    ------
Total Full-service
 Properties.............   2,790.7  498.2      802.6   2,071.7  351.9    620.9     360.4
Total Courtyard
 Properties.............     212.0   50.6       59.2     159.2   35.0     36.8      36.8
Total Residence Inns....      69.9   17.2       20.3      50.6   12.0     12.3      12.3
                          -------- ------   --------  -------- ------   ------    ------
  Total.................  $3,072.6 $566.0     $882.1  $2,281.6 $398.9    670.0    $409.5
                          ======== ======   ========  ======== ======             ======
Less: Deferred rent
 under EITF 98-9........                                                 260.5
                                                                        ------
  Total rent
   recognized...........                                                $409.5
                                                                        ======

  M. Represents the adjustment to eliminate interest income recorded for the $92 million note receivable contributed to Crestline for First Three Quarters 1998.

  N. Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  O. Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion. Management expects that the total estimated nonrecurring expenses to be incurred will be approximately $50 million.

  P. The "REIT 2000 Pro Forma" reflects the adjustment to eliminate the revenues, operating expenses, interest expense and interest income which assumes that the REIT Conversion occurs on January 1, 1999, the Blackstone Acquisition does not occur, Host does not become a REIT until January 1, 2000 and no Notes issued.
--------
(1) The amount of earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
    REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

                        FIRST THREE QUARTERS 1998

                       NO PARTNERSHIP PARTICIPATION
                                 (IN MILLIONS)

                                                        ACQUISITIONS, DISPOSITIONS  AND OTHER ACTIVITIES
                                                       --------------------------------------------------
                                    A                       B            C            E            G
                      HOST                     HOST
                    MARRIOTT   DISTRIBUTION  MARRIOT
                   CORPORATION   ADJUST-      HOTELS    BLACKSTONE      1998                     BOND
                   HISTORICAL     MENTS     HISTORICAL ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                   ----------- ------------ ---------- ------------ ------------ ------------ -----------
OPERATING ACTIVI-
TIES
Income before
extraordinary
items ...........    $   100       $ (2)      $   98       $ 17         $--         $ (31)      $   (17)
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....        184        (17)         167         42           11          --            --
 Income taxes....         50        --            50        --           --           --            --
 Gains on sales
 of hotel
 properties......        (50)       --           (50)       --           --            50           --
 Equity
 (earnings)
 losses of
 affiliates......        --          (1)          (1)       --           --           --            --
Changes in
operating
accounts.........        (33)        (2)         (35)       --           --           --            --
Other assets.....         27          4           31        --           --           --            --
                     -------       ----       ------       ----         ----        -----       -------
 Cash provided by
 (used in)
 operations......        278        (18)         260         59           11           19           (17)
                     -------       ----       ------       ----         ----        -----       -------
INVESTING ACTIVI-
TIES
Acquisitions.....       (636)        29         (607)       --           607          --            --
Cash received
from sale of
assets...........        211        --           211        --           --          (211)          --
Capital
expenditures.....       (168)         9         (159)       (16)          (5)           2           --
Purchases of
short-term
marketable
securities.......       (134)       --          (134)       --           --           --            --
Sales of short-
term marketable
securities.......        451        --           451        --           --           --            --
Other............          3        (89)         (86)       --           --            21           --
                     -------       ----       ------       ----         ----        -----       -------
 Cash provided by
 (used in)
 investing
 activities......       (273)       (51)        (324)       (16)         602         (188)          --
                     -------       ----       ------       ----         ----        -----       -------
FINANCING ACTIVI-
TIES
Issuances of
debt.............      2,004        --         2,004        --           --           --          1,967
Scheduled
principal
repayments.......        (42)         3          (39)       --           --           --            --
Debt repayments..     (1,750)       119       (1,631)       --           --            35        (1,250)
Transfers to Host
Marriott.........        --         (63)         (63)       --           --           --            --
Other............       (189)       --          (189)       --           --           --            --
                     -------       ----       ------       ----         ----        -----       -------
 Cash provided by
 (used in)
 financing
 activities......         23         59           82        --           --            35           717
                     -------       ----       ------       ----         ----        -----       -------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......    $    28       $(10)      $   18       $ 43         $613        $(134)      $   700
                     =======       ====       ======       ====         ====        =====       =======
                                       MERGERS AND REIT CONVERSION ACTIVITIES
                   ------------------------------------------------------------------------------
                       H                    I              J          K/L       N          M
                      NON-    MERGERS                  EARNINGS      LEASE
                   CONTROLLED & NOTES    PRIVATE       & PROFITS    CONVER- OTHER REIT    TAX
                   SUBSIDIARY ISSUANCE PARTNERSHIPS DISTRIBUTION(1)  SION   ACTIVITIES ADJUSTMENT PRO FORMA
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
OPERATING ACTIVI-
TIES
Income before
extraordinary
items ...........     $--       $--        $ (1)         $ (5)       $(169)    $  7       $(58)    $ (159)
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....       (4)      --           1           --           (18)     --         --         199
 Income taxes....      --        --         --            --           112      --         --         162
 Gains on sales
 of hotel
 properties......      --        --         --            --           --       --         --         --
 Equity
 (earnings)
 losses of
 affiliates......      --        --         --            --           --       --         --          (1)
Changes in
operating
accounts.........      --        --         --            --           320      --         --         285
Other assets.....      --        --         --            --           --       --         --          31
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 operations......       (4)      --         --             (5)         245        7        (58)       517
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
INVESTING ACTIVI-
TIES
Acquisitions.....      --        --         --            --           --       --         --         --
Cash received
from sale of
assets...........      --        --         --            --           --       --         --         --
Capital
expenditures.....        1       --         --            --           --       --         --        (177)
Purchases of
short-term
marketable
securities.......      --        --         --            --           --       --         --        (134)
Sales of short-
term marketable
securities.......      --        --         --            --           --       --         --         451
Other............      --        --         --            --           --       --         --         (65)
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 investing
 activities......        1       --         --            --           --       --         --          75
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
FINANCING ACTIVI-
TIES
Issuances of
debt.............      --        --         --            (75)         --       --         --       3,896
Scheduled
principal
repayments.......       (2)      --         --            --           (15)     --         --         (56)
Debt repayments..      --        --         --            --           --       --         --      (2,846)
Transfers to Host
Marriott.........      --        --         --            --           --       --         --         (63)
Other............      --        --         --            --           --       --         --        (189)
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 financing
 activities......       (2)      --         --            (75)         (15)     --         --         742
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......     $ (5)     $--        $--           $(80)       $ 230     $  7       $(58)    $1,334
                   ========== ======== ============ =============== ======= ========== ========== =========

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS
                               FISCAL YEAR 1997


                       NO PARTNERSHIP PARTICIPATION
                                 (IN MILLIONS)

                                                               ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                                       ----------------------------------------------------------------
                                    A                       B            D            C            E           F/G
                      HOST                     HOST
                    MARRIOTT   DISTRIBUTION  MARRIOTT                                                          DEBT
                   CORPORATION   ADJUST-      HOTELS    BLACKSTONE      1997         1998                  REPAYMENTS &
                   HISTORICAL      MENT     HISTORICAL  ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                   ----------- ------------ ---------- ------------ ------------ ------------ ------------ ------------
OPERATING
ACTIVITIES
Income before ex-
traordinary
items............    $   47       $ --        $  47        $ (5)        $ 16         $ 12         $ (7)       $  (31)
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....       240          (9)        231          61           17           31           (3)          --
 Income taxes....       (20)        --          (20)        --           --           --           --            --
 Other...........        70           3          73         --           --           --            (2)          --
Changes in oper-
ating accounts...       127         (26)        101         --           --           --           --            --
                     ------       -----       -----        ----         ----         ----         ----        ------
 Cash provided by
 (used in)
 operations......       464         (32)        432          56           33           43          (12)          (31)
                     ------       -----       -----        ----         ----         ----         ----        ------
INVESTING ACTIVI-
TIES
Acquisitions.....      (596)        237        (359)        --           359          --           --            --
Cash received
from sale of
assets...........        51         --           51         --           --           --           --            --
Purchase of
short-term mar-
ketable securi-
ties.............      (354)        --         (354)        --           --           --           --            --
Capital expendi-
tures............      (160)          2        (158)        (20)         (13)         (13)           4           --
Other............        13         --           13         --           --           --             1           --
                     ------       -----       -----        ----         ----         ----         ----        ------
Cash provided by
(used in)
investing
activities.......    (1,046)        239        (807)        (20)         346          (13)           5           --
                     ------       -----       -----        ----         ----         ----         ----        ------
FINANCING ACTIVI-
TIES
Issuances of
debt.............       857         --          857         --           --           --           --          1,188
Scheduled princi-
pal repayments...       (93)          3         (90)        --           --           --           --            --
Debt prepay-
ments............      (403)        --         (403)        --           --           --           --         (1,147)
Transfers to Host
Marriott.........       --         (226)       (226)        --           --           --           --            --
Other............        28          (1)         27         --           --           --           --            --
                     ------       -----       -----        ----         ----         ----         ----        ------
Cash provided by
(used in)
financing
activities.......       389        (224)        165         --           --           --           --             41
                     ------       -----       -----        ----         ----         ----         ----        ------
INCREASE
(DECREASE) IN
CASH AND  CASH
EQUIVALENTS......    $ (193)      $ (17)      $(210)       $ 36         $379         $ 30         $ (7)       $   10
                     ======       =====       =====        ====         ====         ====         ====        ======
                                  MERGERS AND REIT CONVERSION ACTIVITIES
                   --------------------------------------------------------------------
                       H                  I         J                  K/L       M
                                                EARNINGS
                      NON-    MERGERS  PRIVATE  & PROFITS             LEASE
                   CONTROLLED & NOTES  PARTNER-  DISTRI-  OTHER REIT CONVER-    TAX      PRO
                   SUBSIDIARY ISSUANCE  SHIPS   BUTION(1) ACTIVITIES  SION   ADJUSTMENT FORMA
                   ---------- -------- -------- --------- ---------- ------- ---------- -------
OPERATING
ACTIVITIES
Income before ex-
traordinary
items............     $--       $--      $(1)     $ (8)      $--      $(16)     $ 3     $   10
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....       (5)      --        2       --         --       (26)     --         308
 Income taxes....      --        --      --        --         --        11      --          (9)
 Other...........      --        --      --        --         --       --       --          71
Changes in oper-
ating accounts...      --        --      --        --         --       --       --         101
                   ---------- -------- -------- --------- ---------- ------- ---------- -------
 Cash provided by
 (used in)
 operations......       (5)      --        1        (8)       --       (31)       3        481
                   ---------- -------- -------- --------- ---------- ------- ---------- -------
INVESTING ACTIVI-
TIES
Acquisitions.....      --        --      --        --         --       --       --         --
Cash received
from sale of
assets...........      (35)      --      --        --         --       --       --          16
Purchase of
short-term mar-
ketable securi-
ties.............      --        --      --        --         --       --       --        (354)
Capital expendi-
tures............        2       --      --        --         --       --       --        (198)
Other............       33       --      --        --         --       --       --          47
                   ---------- -------- -------- --------- ---------- ------- ---------- -------
Cash provided by
(used in)
investing
activities.......      --        --      --        --         --       --       --        (489)
                   ---------- -------- -------- --------- ---------- ------- ---------- -------
FINANCING ACTIVI-
TIES
Issuances of
debt.............       (3)      --      --        (75)       --       --       --       1,967
Scheduled princi-
pal repayments...       (6)      --      --        --         --       (30)     --        (126)
Debt prepay-
ments............      --        --      --        --         --       --       --      (1,550)
Transfers to Host
Marriott.........      --        --      --        --         --       --       --        (226)
Other............      --        --      --        --         --       --       --          27
                   ---------- -------- -------- --------- ---------- ------- ---------- -------
Cash provided by
(used in)
financing
activities.......       (9)      --      --        (75)       --       (30)     --          92
                   ---------- -------- -------- --------- ---------- ------- ---------- -------
INCREASE
(DECREASE) IN
CASH AND  CASH
EQUIVALENTS......     $(14)     $--      $ 1      $(83)      $--      $(61)     $ 3     $   84
                   ========== ======== ======== ========= ========== ======= ========== =======

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                    NOTES TO UNAUDITED CASH FLOW STATEMENTS

                       NO PARTNERSHIP PARTICIPATION

  A) Represents the adjustment for cash flow amounts related to the distribution of Crestline.

  B) Represents the adjustment to record the depreciation expense and estimated capital expenditures for the Blackstone Acquisition.

  C) Represents the adjustment to record depreciation expense and estimated capital expenditures for the 1998 acquisition of, or purchase of controlling interests in, 11 full-service properties.

  D) Represents the adjustment to record depreciation expense and capital expenditures for the 1997 acquisition of, or purchase of controlling interests in, 18 full service properties. Cash flows from investing activities has also been adjusted as if the period's historical acquisitions occurred immediately prior to the period presented.

  E) Represent the adjustment to record the decrease in depreciation expense, capital expenditures and other investing activities for the sale of the New York East Side Marriott and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totaling $50 million.

  F) Represents the adjustment to reflect the decrease in interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott Orlando World Center, the Philadelphia Marriott, and the San Francisco Marriott). Cash from financing activities has also been adjusted as if the periods historical prepayments and issuances of debt occurred immediately prior to the period presented.

  G) Represents the adjustment to reflect the issuance of the $1.7 billion of New Senior Notes net of the discount of $8 million, the retirement of the Old Senior Notes of $1.55 billion and the initial draw on the New Credit Facility of $350 million, including interest expense and commitment fees.

  H) Represents the adjustment to record the removal of depreciation, capital expenditures, the sale of certain assets and the scheduled principal amortization of notes to reflect the deconsolidation of the Non-Controlled Subsidiaries.

  I) Represents the adjustment to record depreciation expense related to the acquisition of the Private Partnerships.

  J) Represents the adjustment to reflect the decrease in interest income, net of tax, as a result of the estimated $225 million earnings and profits distribution and the interest expense for the $75 million draw on the New Credit Facility.

  K) Represent the adjustment to revenues to reflect lease income and remove hotel revenues and management fees.(/1/)

  L) Represents the adjustment to reduce depreciation expense related to the sale of certain furniture and equipment to the Non-Controlled Subsidiary, including the scheduled principal amortization of notes.

  M) Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  N) Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------
(1) The amount of the earnings and profit distribution shown reflects only the estimated distribution to be made in connection with the REIT Conversion, and could consist of a combination of cash and other consideration, including possibly securities of Host REIT. The actual amount of the distribution will be based in part upon the estimated amount of Host's accumulated earnings and profits for tax purposes. To the extent that the distributions made in connection with the Initial E&P Distribution are not sufficient to eliminate Host's estimated accumulated earnings and profits, Host REIT will make one or more additional taxable distributions to its shareholders (in the form of cash or securities) prior to the last day of its first full taxable year as a REIT (currently expected to be December 31, 1999) in an amount intended to be sufficient to eliminate such earnings and profits, and the Operating Partnership will make corresponding distributions to all holders of OP Units (including Host
    REIT) in an amount sufficient to permit Host REIT to make such additional distributions.

                 PRO FORMA FINANCIAL INFORMATION OF HOST REIT

  Given the structure of Host Marriott's Consent Solicitation, the Mergers and the REIT Conversion may take a variety of different forms. The variations are dependent in part on the number and identity of the Partnerships that elect to merge and whether limited partners elect to tender their Partnership Interests for OP Units, REIT shares, or Notes in connection with the REIT Conversion.

  In light of the number of possible variations, Host REIT and the General Partners are not able to describe all possible combinations of Hotel Partnerships that could compose Host REIT. However, to assist Limited Partners and current Host shareholders in analyzing the Mergers and the REIT Conversion, Host REIT and the General Partners have prepared unaudited pro forma financial statements of the Operating Partnership to show the impact of the Mergers and the REIT Conversion under various scenarios (see pro forma financial information of the company--F-108).

  Additionally, Host REIT and the General Partners have prepared pro forma financial statements of Host REIT in order to present the differences between the Operating Partnership and Host REIT. See pro forma financial information of the company--F-108 for the adjustments to Host's historical financial statements necessary to arrive at Operating Partnership--Pro Forma in the accompanying pro forma financial statements of Host REIT.

  The unaudited pro forma balance sheet and statements of operations of Host REIT reflect the following adjustments to the pro forma financial statements of the Operating Partnership.

  . The elimination in consolidation of the convertible debt obligation to Host Marriott of the Operating Partnership and the presentation of Company-obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust Holding Company Substantially All of Whose Assets are the Convertible Subordinated Debentures Due 2026 ("Convertible Preferred Securities") on the balance sheet of Host REIT. Interest expense paid by the Operating Partnership related to the convertible debt obligation to Host Marriott (on a pro forma basis) is eliminated and dividend expense for the Convertible Preferred Securities is reflected on the pro forma statement of operations of Host REIT.

  . The presentation of the Limited Partner interests of third parties in the Operating Partnership as minority interest in Host REIT and the reflection of Operating Partnership income allocable to the third party Limited Partners as minority interest expense of Host REIT.

  In addition, the Host REIT pro forma financial information has been adjusted to the "REIT 2000" scenario. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, Host REIT would be subject to federal income taxes and the Blackstone Acquisition may not occur. The adjustments between Host REIT Pro Forma and REIT 2000 Pro Forma reflect adjustments to:

  . Record the tax provision (benefit) and related deferred tax amounts eliminated in the Company Pro Forma.

  .  Remove amounts related to the Blackstone Acquisition.

  The unaudited pro forma financial statements are based upon available information and upon certain assumptions as set forth in the notes to the unaudited pro forma financial statements, that the Company believes are reasonable under the circumstances and should be read in conjunction with the unaudited pro forma financial statements of the Operating Partnership and the consolidated financial statements and notes thereto for Host.

  The execution of the leases is dependent upon the successful consummation of the REIT Conversion which is subject to contingencies that are outside the control of the Company, including consent of shareholders, lenders, debt holders, partners and ground lessors of Host. The Company believes that negotiations with third parties to complete the REIT Conversion will not result in any material change to the leases.

                                   HOST REIT

                       UNAUDITED PRO FORMA BALANCE SHEET

                            SEPTEMBER 11, 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                           OPERATING                         ADDITIONAL
                          PARTNERSHIP  PRO FORMA   HOST REIT  PRO FORMA    REIT 2000
                           PRO FORMA  ADJUSTMENTS  PRO FORMA ADJUSTMENTS   PRO FORMA
                          ----------- -----------  --------- -----------   ---------
         ASSETS
Property and equipment,
 net....................    $7,069       $--        $7,069     $(1,450)(E)  $5,619
Notes and other receiv-
 ables, net.............       303        --           303         (63)(E)     240
Due from managers.......        14        --            14                      14
Investments in affili-
 ates...................        27        --            27         --           27
Other assets............       338        --           338         --          338
Receivable from Lessee
 for working capital....        85        --            85          (5)(E)      80
Cash, cash equivalents
 and short-term market-
 able securities........       109        --           109         262 (E)     371
                            ------       ----       ------     -------      ------
  Total assets..........    $7,945       $--        $7,945     $(1,256)     $6,689
                            ======       ====       ======     =======      ======
 LIABILITIES AND EQUITY
Debt....................    $4,970       $--        $4,970     $  (600)(E)  $4,370
Convertible debt obliga-
 tion to Host Marriott
 Corporation............       567       (567)(A)      --          --          --
Accounts payable and ac-
 crued expenses.........        70        --            70         --           70
Deferred income taxes...       275        --           275         189 (D)     464
Other liabilities.......       700        --           700         (43)(E)     657
                            ------       ----       ------     -------      ------
  Total liabilities.....     6,582       (567)       6,015        (454)      5,561
                            ------       ----       ------     -------      ------
Minority interest.......       --         348 (B)      348        (217)(E)     131
Convertible Preferred
 Securities.............       --         550 (A)      550         --          550
Limited Partner
 interests of third
 parties at redemption
 value (on a pro forma
 basis 70.1 million OP
 units outstanding).....       989       (989)(C)      --          --          --
Equity
  General Partner (on a
   pro forma basis 0.2
   million OP Units
   outstanding).........       --         --           --          --          --
  Limited Partner
   interests of Host
   REIT (on a pro forma
   basis 204.3 million
   OP Units
   outstanding).........       374       (374)(C)      --          --          --
  Shareholders' Equity
   (on a pro forma basis
   800 million shares
   authorized; 204.5
   million issued and
   outstanding).........       --          17 (A)    1,032        (396)(E)     447
                                         (348)(B)                 (189)(D)
                                          989 (C)
                                          374 (C)
                            ------       ----       ------     -------      ------
                            $7,945       $--        $7,945     $(1,256)     $6,689
                            ======       ====       ======     =======      ======

                                   HOST REIT

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST THREE QUARTERS 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                           OPERATING                        ADDITIONAL
                          PARTNERSHIP  PRO FORMA  HOST REIT  PRO FORMA   REIT 2000
                           PRO FORMA  ADJUSTMENTS PRO FORMA ADJUSTMENTS  PRO FORMA
                          ----------- ----------- --------- -----------  ---------
REVENUE
  Rental revenues.......     $ 540       $--        $ 540      $(72)(F)    $ 468
  Other revenues........         2        --            2       --             2
                             -----       ----       -----      ----        -----
    Total revenues......       542        --          542       (72)         470
                             -----       ----       -----      ----        -----
OPERATING COSTS AND EX-
 PENSE
  Hotels................       376        --          376       (40)(F)      336
  Other.................        15        --           15       --            15
                             -----       ----       -----      ----        -----
    Total operating
     costs and ex-
     penses.............       391        --          391       (40)         351
                             -----       ----       -----      ----        -----
OPERATING PROFIT........       151        --          151       (32)         119
Minority interest.......       (14)        51          37       (41)(F)       (4)
Corporate expenses......       (30)       --          (30)      --           (30)
Interest expense........      (339)        26        (313)       36 (F)     (277)
Dividends on Convertible
 Preferred Securities...       --         (26)        (26)      --           (26)
Interest income.........        24        --           24         6 (F)       30
                             -----       ----       -----      ----        -----
Income (loss) before in-
 come taxes.............      (208)        51        (157)      (31)        (188)
Benefit (provision) for
 income taxes...........        10         (2)          8        69 (D)       77
                             -----       ----       -----      ----        -----
Income (loss) before ex-
 traordinary items......     $(198)      $ 49       $(149)     $ 38        $(111)
                             =====       ====       =====      ====        =====
Diluted loss per share..                            $(.73)                 $(.53)
                                                    =====                  =====

                                   HOST REIT

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                FISCAL YEAR 1997
                    100% PARTICIPATION WITH NO NOTES ISSUED
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                           OPERATING                         ADDITIONAL
                          PARTNERSHIP  PRO FORMA   HOST REIT  PRO FORMA   REIT 2000
                           PRO FORMA  ADJUSTMENTS  PRO FORMA ADJUSTMENTS  PRO FORMA
                          ----------- -----------  --------- -----------  ---------
REVENUE
  Rental revenues.......    $1,135       $--        $1,135      $(137)(F)   $ 998
  Equity in earnings
   (losses) of affili-
   ates.................        (7)       --            (7)       --           (7)
  Other revenues........         3        --             3        --            3
                            ------       ----       ------      -----       -----
    Total revenues......     1,131        --         1,131       (137)        994
                            ------       ----       ------      -----       -----
OPERATING COSTS AND EX-
 PENSE
  Hotels................       600        --           600        (87)(F)     513
  Other.................        11        --            11        --           11
                            ------       ----       ------      -----       -----
    Total operating
     costs and ex-
     penses.............       611        --           611        (87)        524
                            ------       ----       ------      -----       -----
OPERATING PROFIT........       520        --           520        (50)        470
Minority interest.......       (10)        (7)(B)      (17)         5 (F)     (12)
Corporate expenses......       (44)       --           (44)       --          (44)
Interest expense........      (468)        38 (A)     (430)        48 (F)    (382)
Dividends on Convertible
 Preferred Securities...       --         (37)(A)      (37)       --          (37)
Interest income.........        29        --            29          7 (F)      36
                            ------       ----       ------      -----       -----
Income (loss) before in-
 come taxes.............        27         (6)          21         10          31
Benefit (provision) for
 income taxes...........        (1)       --  (D)       (1)       (12)(D)     (13)
                            ------       ----       ------      -----       -----
Income (loss) before ex-
 traordinary items......    $   26       $ (6)      $   20      $  (2)      $  18
                            ======       ====       ======      =====       =====
Diluted earnings per
 share..................                            $  .07                  $ .08
                                                    ======                  =====

                                   HOST REIT

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                    100% PARTICIPATION WITH NO NOTES ISSUED

A. Represents the following adjustments:

  . Adjustment to remove $567 million of convertible debt obligation to Host Marriott which eliminates in consolidation.

  .  Record the $550 million of convertible preferred securities held by Host
     REIT.

  . Record $17 million adjustment to equity for the elimination in consolidation of the convertible debt obligation to Host Marriott.

  . Remove interest of $26 million and $38 million, respectively, on $567 million of convertible debt obligation to Host Marriott.

  . Record dividends of $26 million and $37 million, respectively, on the $550 million of convertible preferred securities.

B. Represents the adjustment to present the Limited Partner interests of third parties in the Operating Partnership as minority interest in Host REIT and the reflection of Operating Partnership income allocable to the third party Limited Partners as minority interest expense of Host REIT as follows:

  . Record $348 million minority interest liability representing Limited Partner interests of third parties (70.1 million OP Units out of total OP Units of 274.6 million) pro rata share of total combined Operating Partnership equity and Limited Partner interests of third parties at redemption value.

  . Record adjustment to shareholders' equity of $348 million to record the Limited Partner interests of third parties as minority interest.

  . Record minority expense based on the Limited Partner interests of third parties pro rata share of Operating Partnership net income (70.1 million OP Units out of total OP Units of 274.6 million).

C. Represents the adjustment to eliminate the Partner's Capital of the Operating Partnership and record the Common Stock, Additional Paid-in Capital, and Retained Earnings of Host REIT.

D. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, Host REIT would be subject to federal income taxes. This adjustment records the change to Host REIT's tax (benefit) provision assuming the REIT Conversion did not occur in time for Host REIT to elect REIT status to result in an estimated overall effective tax rate for Host REIT in such circumstance of approximately 41%.

E. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the Blackstone Acquisition may not occur. The following adjustments remove the Blackstone Acquisition from the REIT pro forma financial information:

  .  Remove property and equipment of $1,450 million.

  .  Remove mortgage note receivable of $63 million.

  .  Remove receivable from Lessee for working capital of $5 million.

  .  Add back $262 million of cash used to make the Blackstone Acquisition.

  .  Remove the assumption of mortgage debt of $600 million.

  . Remove the 43.7 million OP Units with an estimated fair value of $656 million using an assumed Host Marriott stock price of $15.00 (which includes the value of Crestline since Blackstone will receive shares of Crestline in addition to OP Units).

  . Remove minority interest liability of $217 million associated with the Blackstone limited partner interest (43.7 million OP Units) in the Operating Partnership.

  . Net effect on equity of the removal of the minority interest liability, Blackstone assets and liabilities, and recording of deferred income taxes.

F. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the Blackstone Acquisition may not occur. The following adjustments remove the Blackstone Acquisition from the REIT pro forma financial information:

  . Remove rental revenues and hotel operating expenses applicable to the Blackstone Acquisition.

  . Remove the minority interest associated with the 43.7 million OP units owned by the Blackstone limited partners.

  . Remove the interest expense on the $600 million of debt assumed in the Blackstone Acquisition.

  . Record interest income that was eliminated in connection with the Blackstone Acquisition.

                                   HOST REIT
                       UNAUDITED PRO FORMA BALANCE SHEET

                            SEPTEMBER 11, 1998
                      100% PARTICIPATION WITH NOTES ISSUED
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                                                                             REIT
                          OPERATING                         ADDITIONAL       2000
                         PARTNERSHIP  PRO FORMA   HOST REIT  PRO FORMA     PRO FORMA
                          PRO FORMA  ADJUSTMENTS  PRO FORMA ADJUSTMENTS   ADJUSTMENTS
                         ----------- -----------  --------- -----------   -----------
         ASSETS
Property and equipment,
 net....................   $7,029       $--        $7,029     $(1,450)(E)   $5,579
Notes and other
 receivables, net.......      303        --           303         (63)(E)      240
Due from managers.......       14        --            14                       14
Investments in
 affiliates.............       27        --            27         --            27
Other assets............      338        --           338         --           338
Receivable from Lessee
 for working capital....       85        --            85          (5)(E)       80
Cash, cash equivalents
 and short-term
 marketable securities..      109        --           109         262 (E)      371
                           ------       ----       ------     -------       ------
    Total assets........   $7,905       $--        $7,905     $(1,256)      $6,649
                           ======       ====       ======     =======       ======
 LIABILITIES AND EQUITY
Debt....................   $5,218        --         5,218       $(600)(E)   $4,618
Convertible debt
 obligation to Host
 Marriott Corporation...      567       (567)(A)      --          --           --
Accounts payable and
 accrued expenses.......       69        --            69         --            69
Deferred income taxes...      275        --           275         189 (D)      464
Other liabilities.......      701        --           701         (43)(E)      658
                           ------       ----       ------     -------       ------
    Total liabilities...    6,830       (567)       6,263        (454)       5,809
                           ------       ----       ------     -------       ------
Convertible Preferred
 Securities.............      --         550 (A)      550         --           550
Minority interest.......      --         201 (B)      201        (187)(E)       14
Limited Partner
 interests of third
 parties at redemption
 value (on a pro forma
 basis 47.1 million OP
 units outstanding).....      701       (701)(C)      --          --           --
Equity
  General Partner (on a
   pro forma basis 0.2
   million OP Units
   outstanding).........      --         --           --          --           --
  Limited Partner
   interests of Host
   REIT (on a pro forma
   basis 204.3 million
   OP Units
   outstanding).........      374       (374)(C)      --          --           --
  Shareholders' Equity
   (on a pro forma basis
   800 million shares
   authorized; 204.5
   million issued and
   outstanding).........      --          17 (A)      891        (426)(E)      276
                                        (201)(B)                 (189)(D)
                                         701 (C)
                                         374 (C)
                           ------       ----       ------     -------       ------
                           $7,905       $--        $7,905     $(1,256)      $6,649
                           ======       ====       ======     =======       ======

                                   HOST REIT
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST THREE QUARTERS 1998
                      100% PARTICIPATION WITH NOTES ISSUED
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                           OPERATING                         ADDITIONAL
                          PARTNERSHIP  PRO FORMA   HOST REIT  PRO FORMA   REIT 2000
                           PRO FORMA  ADJUSTMENTS  PRO FORMA ADJUSTMENTS  PRO FORMA
                          ----------- -----------  --------- -----------  ---------
REVENUE
  Rental revenues.......     $ 540       $--        $  540      $(72)(F)    $ 468
  Other revenues........         2        --             2       --             2
                             -----       ----       ------      ----        -----
    Total revenues......       542        --           542       (72)         470
                             -----       ----       ------      ----        -----
OPERATING COSTS AND EX-
 PENSE
  Hotels................       375        --           375       (40)(F)      335
  Other.................        15        --            15       --            15
                             -----       ----       ------      ----        -----
    Total operating
     costs and ex-
     penses.............       390        --           390       (40)         350
                             -----       ----       ------      ----        -----
OPERATING PROFIT........       152        --           152       (32)         120
Minority interest.......       (14)        39 (B)       25       (37)(F)      (12)
Corporate expenses......       (30)       --           (30)      --           (30)
Interest expense........      (351)        26 (A)     (325)       36 (F)     (289)
Dividends on Convertible
 Preferred Securities...       --         (26)(A)      (26)      --           (26)
Interest income.........        24        --            24         6 (F)       30
                             -----       ----       ------      ----        -----
Income (loss) before in-
 come taxes.............      (219)        39         (180)      (27)        (207)
Benefit (provision) for
 income taxes...........        11         (2)(D)        9        76 (D)       85
                             -----       ----       ------      ----        -----
Income (loss) before ex-
 traordinary items......     $(208)      $ 37       $ (171)     $ 49        $(122)
                             =====       ====       ======      ====        =====
Diluted loss per share..                            $ (.84)                 $(.60)
                                                    ======                  =====

                                   HOST REIT

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                FISCAL YEAR 1997
                      100% PARTICIPATION WITH NOTES ISSUED
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                           OPERATING                         ADDITIONAL
                          PARTNERSHIP  PRO FORMA   HOST REIT  PRO FORMA   REIT 2000
                           PRO FORMA  ADJUSTMENTS  PRO FORMA ADJUSTMENTS  PRO FORMA
                          ----------- -----------  --------- -----------  ---------

REVENUE
  Rental revenues.......    $1,135       $ --       $1,135      $(137)(F)   $ 998
  Equity in earnings
   (losses) of affili-
   ates.................        (7)        --           (7)       --           (7)
  Other revenues........         3         --            3        --            3
                            ------       -----      ------      -----       -----
    Total revenues......     1,131         --        1,131       (137)        994
                            ------       -----      ------      -----       -----
OPERATING COSTS AND EX-
 PENSE
  Hotels................       598         --          598        (87)(F)     511
  Other.................        11         --           11        --           11
                            ------       -----      ------      -----       -----
    Total operating
     costs and ex-
     penses.............       609         --          609        (87)        522
                            ------       -----      ------      -----       -----
OPERATING PROFIT........       522         --          522        (50)        472
Minority interest.......       (10)         (2)(B)     (12)         2 (F)     (10)
Corporate expenses......       (44)                    (44)       --          (44)
Interest expense .......      (485)         38 (A)    (447)        48 (F)    (399)
Dividends on Convertible
 Preferred Securities...       --          (37)(A)     (37)       --          (37)
Interest income.........        29         --           29          7 (F)      36
                            ------       -----      ------      -----       -----
Income (loss) before in-
 come taxes.............        12          (1)         11          7          18
Benefit (provision) for
 income taxes...........        (1)        --  (D)      (1)        (6)(D)      (7)
                            ------       -----      ------      -----       -----
Income (loss) before ex-
 traordinary items......    $   11       $  (1)     $   10      $   1       $  11
                            ======       =====      ======      =====       =====
Diluted earnings per
 share..................                            $  .04                  $ .05
                                                    ======                  =====

                                   HOST REIT

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                     100% PARTICIPATION WITH NOTES ISSUED

A. Represents the following adjustments:

  . Adjustment to remove $567 million of convertible debt obligations to Host Marriott which eliminates in consolidation.

  .  Record the $550 million of convertible preferred securities held by Host
     REIT.

  . Record $17 million adjustment to equity for the elimination in consolidation of the convertible debt obligation to Host Marriott.

  . Remove Interest of $26 million and $38 million, respectively, on $567 million of convertible debt obligation to Host Marriott.

  . Record dividends of $26 million and $37 million, respectively, on the $550 million of convertible preferred securities.


B. Represents the adjustment to present the Limited Partner interests of third parties in the Operating Partnership as minority interest in Host REIT and the reflection of Operating Partnership income allocable to the third party Limited Partners as minority interest expense of Host REIT as follows:

  . Record $201 million minority interest liability representing Limited Partner interests of third parties (47.1 million OP Units out of total OP Units of 251.6 million) pro rata share of total combined Operating Partnership equity and Limited Partner interests of third parties at redemption value.

  . Record adjustment to shareholders' equity of $201 million to record the Limited Partner interests of third parties as minority interest.

  . Record minority expense based on the Limited Partners interests of third parties pro rata share of Operating Partnership net income (47.1 million OP Units out of total OP Units of 251.6 million).

C. Represents the adjustment to eliminate the Partner's Capital of the Operating Partnership and record the Common Stock, Additional Paid-in Capital, and Retained Earnings of Host REIT.

D. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, Host REIT would be subject to federal income taxes. This adjustment records the change to Host REIT's tax (benefit) provision, assuming the REIT Conversion did not occur in time for Host REIT to elect REIT status to result in an estimated overall effective tax rate for Host REIT in such circumstance of approximately 41%.

E. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the Blackstone Acquisition may not occur. The following adjustments remove the Blackstone Acquisition from the REIT pro forma financial information:

  .  Remove property and equipment of $1,450 million.

  .  Remove mortgage note receivable of $63 million.

  .  Remove receivable from Lessee for working capital of $5 million.

  .  Add back $262 million of cash used to make the Blackstone Acquisition.

  .  Remove the assumption of mortgage debt of $600 million.

  . Remove the 43.7 million OP Units with an estimated fair value of $656 million using an assumed Host Marriott stock price of $15.00 (which includes the value of Crestline since Blackstone will receive shares of Crestline in addition to OP Units).

  . Remove minority interest liability of $187 million associated with the Blackstone limited partner interest (43.7 million OP Units) in the Operating Partnership.

  . Net effect on equity on the removal of the minority interest liability, Blackstone assets and liabilities, and recording of deferred income taxes.

F. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the Blackstone Acquisition may not occur. The following adjustments remove the Blackstone Acquisition from the REIT pro forma financial information:

  . Remove rental revenues and hotel operation expenses applicable to the Blackstone Acquisition.

  . Remove the minority interest associated with the 43.7 million OP Units owned by the Blackstone limited partners.

  . Remove the interest expense on the $600 million of debt assumed in the Blackstone Acquisition.

  . Record interest income that was eliminated in connection with the Blackstone Acquisition.

                                   HOST REIT

                       UNAUDITED PRO FORMA BALANCE SHEET

                            SEPTEMBER 11, 1998

                       NO PARTNERSHIP PARTICIPATION
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                           OPERATING                         ADDITIONAL
                          PARTNERSHIP  PRO FORMA   HOST REIT  PRO FORMA    REIT 2000
                           PRO FORMA  ADJUSTMENTS  PRO FORMA ADJUSTMENTS   PRO FORMA
                          ----------- -----------  --------- -----------   ---------
         ASSETS
Property and equipment,
 net....................    $6,298       $ --       $6,298     $(1,450)(E)  $4,848
Notes and other receiv-
 ables, net.............       326         --          326         (63)(E)     263
Due from managers.......        13         --           13         --           13
Investments in affili-
 ates...................       222         --          222         --          222
Other assets............       295         --          295         --          295
Receivable from Lessee
 for working capital....        67         --           67          (5)(E)      62
Cash, cash equivalents
 and short-term market-
 able securities........        94         --           94         262 (E)     356
                            ------       -----      ------     -------      ------
  Total assets..........    $7,315       $ --       $7,315     $(1,256)     $6,059
                            ======       =====      ======     =======      ======
 LIABILITIES AND EQUITY
Debt....................    $4,544       $ --       $4,544     $  (600)(E)  $3,944
Convertible debt obliga-
 tion to Host Marriott
 Corporation............       567        (567)(A)     --          --          --
Accounts payable and ac-
 crued expenses.........        60         --           60         --           60
Deferred income taxes...       275         --          275         189 (D)     464
Other liabilities.......       757         --          757         (43)(E)     714
                            ------       -----      ------     -------      ------
  Total liabilities.....     6,203        (567)      5,636        (454)      5,182
                            ------       -----      ------     -------      ------
Minority interest.......       --          208 (B)     208        (194)(E)      14
Convertible Preferred
 Securities.............       --          550 (A)     550         --          550
Limited Partner
 interests of third
 parties at redemption
 value (on a pro forma
 basis 47.1 million OP
 units outstanding).....       701        (701)(C)     --          --          --
Equity
  General Partner (on a
   pro forma basis 0.2
   million OP Units
   outstanding).........       --          --          --          --          --
  Limited Partner
   interests of Host
   REIT (on a pro forma
   basis 204.3 million
   OP Units
   outstanding).........       411        (411)(C)     --          --          --
  Shareholders' Equity
   (on a pro forma basis
   800 million shares
   authorized; 204.5
   million issued and
   outstanding).........       --           17 (A)     921        (419)(E)     313
                                          (208)(B)                (189)(D)
                                           701 (C)
                                           411 (C)
                            ------       -----      ------     -------      ------
                            $7,315       $ --       $7,315     $(1,256)     $6,059
                            ======       =====      ======     =======      ======

                                   HOST REIT

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST THREE QUARTERS 1998

                       NO PARTNERSHIP PARTICIPATION
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                           OPERATING                         ADDITIONAL
                          PARTNERSHIP  PRO FORMA   HOST REIT  PRO FORMA   REIT 2000
                           PRO FORMA  ADJUSTMENTS  PRO FORMA ADJUSTMENTS  PRO FORMA
                          ----------- -----------  --------- -----------  ---------
REVENUE
  Rental revenues.......     $ 410       $--        $  410      $(72)(F)    $ 338
  Hotel revenues........       145        --           145       --           145
  Other revenues........       (12)       --           (12)      --           (12)
                             -----       ----       ------      ----        -----
    Total revenues......       543        --           543       (72)         471
                             -----       ----       ------      ----        -----
OPERATING COSTS AND EX-
 PENSE
  Hotels................       328        --           328       (40)(F)      288
  Other.................        15        --            15       --            15
                             -----       ----       ------      ----        -----
    Total operating
     costs and ex-
     penses.............       343        --           343       (40)         303
                             -----       ----       ------      ----        -----
OPERATING PROFIT........       200        --           200       (32)         168
Minority interest.......       (13)        24(B)        11       (23)(F)      (12)
Corporate expenses......       (30)       --           (30)      --           (30)
Interest expense........      (315)        26 (A)     (289)       36 (F)     (253)
Dividends on Convertible
 Preferred Securities...       --         (26)(A)      (26)      --           (26)
Interest income.........        19        --            19         4 (F)       23
                             -----       ----       ------      ----        -----
Income (loss) before in-
 come taxes.............      (139)        24         (115)      (15)        (130)
Benefit (provision) for
 income taxes...........         7         (2)(D)        5        48(D)        53
                             -----       ----       ------      ----        -----
Income (loss) before ex-
 traordinary items......     $(132)      $ 22       $ (110)     $ 33        $ (77)
                             =====       ====       ======      ====        =====
Diluted loss per share..                            $(.54)                  $(.38)
                                                    ======                  =====

                                   HOST REIT

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                FISCAL YEAR 1997

                       NO PARTNERSHIP PARTICIPATION
            (IN MILLIONS, EXCEPT PER OP UNIT AND PER SHARE AMOUNTS)

                           OPERATING                         ADDITIONAL
                          PARTNERSHIP  PRO FORMA   HOST REIT  PRO FORMA   REIT 2000
                           PRO FORMA  ADJUSTMENTS  PRO FORMA ADJUSTMENTS  PRO FORMA
                          ----------- -----------  --------- -----------  ---------
REVENUE
  Rental revenues.......    $  882       $--        $  882      $(137)(F)   $ 745
  Hotel revenues........       193        --           193        --          193
  Equity in earnings
   (losses) of affili-
   ates.................       (16)       --           (16)       --          (16)
  Other revenues........         3        --             3        --            3
                            ------       ----       ------      -----       -----
    Total revenues......     1,062        --         1,062       (137)        925
                            ------       ----       ------      -----       -----
OPERATING COSTS AND EX-
 PENSE
  Hotels................       573        --           573        (87)(F)     486
  Other.................        11        --            11        --           11
                            ------       ----       ------      -----       -----
    Total operating
     costs and ex-
     penses.............       584        --           584        (87)        497
                            ------       ----       ------      -----       -----
OPERATING PROFIT               478        --           478        (50)        428
Minority interest.......        (8)        (2)(B)      (10)         2 (F)      (8)
Corporate expenses......       (44)       --           (44)       --          (44)
Interest expense........      (439)        38 (A)     (401)        48 (F)    (353)
Dividends on Convertible
 Preferred Securities...       --         (37)(A)      (37)       --          (37)
Interest income.........        26        --            26          7 (F)      33
                            ------       ----       ------      -----       -----
Income (loss) before in-
 come taxes.............        13         (1)          12          7          19
Benefit (provision) for
 income taxes...........        (1)       --  (D)       (1)        (7)(D)      (8)
                            ------       ----       ------      -----       -----
Income (loss) before ex-
 traordinary items......    $   12       $ (1)      $   11      $ --        $  11
                            ======       ====       ======      =====       =====
Diluted earnings per
 share..................                            $  .04                  $ .05
                                                    ======                  =====

                                   HOST REIT

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                        NO PARTNERSHIP PARTICIPATE

A. Represents the following adjustments:

  . Adjustment to remove $567 million of convertible debt obligation to Host Marriott which eliminates in consolidation.

  .  Record the $550 million of convertible preferred securities held by Host
     REIT.

  . Record $17 million adjustment to equity for the elimination in consolidation of the convertible debt obligation to Host Marriott.

  . Remove interest of $26 million and $38 million, respectively, on $567 million of convertible debt obligation to Host Marriott.

  . Record dividends of $26 million and $37 million, respectively, on the $550 million of convertible preferred securities.

B. Represents the adjustment to present the Limited Partner interests of third parties in the Operating Partnership as minority interest in Host REIT and the reflection of Operating Partnership income allocable to the third party Limited Partners as minority interest expense of Host REIT as follows:

  . Record $208 million minority interest liability representing Limited Partner interests of third parties (47.1 million OP Units out of total OP Units of 251.6 million) pro rata share of total combined Operating Partnership equity and Limited Partner interests of third parties at redemption value.

  . Record adjustment to shareholders' equity of $208 million to record the Limited Partner interests of third parties as minority interest.

  . Record minority expense based on the Limited Partner interests of third parties pro rata share of Operating Partnership net income (47.1 million OP Units out of total OP Units of 251.6 million).

C. Represents the adjustment to eliminate the Partner's Capital of the Operating Partnership and record the Common Stock, Additional Paid-in Capital, and Retained Earnings of Host REIT.

D. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, Host REIT would be subject to federal income taxes. This adjustment records the change to Host REIT's tax (benefit) provision assuming the REIT Conversion did not occur in time for Host REIT to elect REIT status to result in an estimated overall effective tax rate for Host REIT in such circumstance of approximately 41%.

E. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the Blackstone Acquisition may not occur. The following adjustments remove the Blackstone Acquisition from the REIT pro forma financial information:

  .  Remove property and equipment of $1,450 million.

  .  Remove mortgage note receivable of $63 million.

  .  Remove receivable from Lessee for working capital of $5 million.

  .  Add back $262 million of cash used to make the Blackstone Acquisition.

  .  Remove the assumption of mortgage debt of $600 million.

  . Remove the 43.7 million OP Units with an estimated fair value of $656 million using an assumed Host Marriott stock price of $15.00 (which includes the value of Crestline since Blackstone will receive shares of Crestline in addition to OP Units).

  . Remove minority interest liability of $194 million associated with the Blackstone limited partner interest (43.7 million OP Units) in the Operating Partnership.

F. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the Blackstone Acquisition may not occur. The following adjustments remove the Blackstone Acquisition from the REIT pro forma financial information:

  . Remove rental revenues and hotel operation expenses applicable to the Blackstone Acquisition.

  . Remove the minority interest associated with the 43.7 million OP Units owned by the Blackstone limited partners.

  . Remove the interest expense on the $600 million of debt assumed in the Blackstone Acquisition.

  . Record interest income that was eliminated in connection with the Blackstone Acquisition.

                  PRO FORMA FINANCIAL STATEMENTS OF CRESTLINE

  The REIT Conversion involves a complex series of transactions not all of which necessarily have to occur in order for the REIT Conversion to be consummated. For example, there is no requirement that any of the Partnerships participate in the REIT Conversion in order for the REIT Conversion to be consummated (but if a Partnership does not participate in the REIT Conversion, its hotel properties would not be leased to the Company), nor is there a requirement that the Blackstone Acquisition occur in order for the REIT Conversion to be consummate. In addition, the consent of a number of lenders and several outside partners in certain key Partnerships are required in order for certain hotel properties owned by Host to be leased to the Company, and there can be no assurance that all such consents will be obtained. Accordingly, the number of hotel properties that will be leased by Crestline may vary, perhaps substantially.

  In light of the number of possible variations, the Company is not able to describe all possible combinations of Partnerships that could be leased. However, to assist in analyzing the REIT Conversion, the Company has prepared two separate sets of unaudited pro forma financial statements to show the impact of the REIT Conversion assuming that all Partnerships participate in the REIT Conversion, the Blackstone Acquisition is consummated, and that all required lender and outside partner consents are obtained ("All Partnerships Participate") and a second scenario showing no Partnerships participate in the REIT Conversion (but that the Blackstone Acquisition is consummated, and that all required lender and outside partner consents (other than for the Partnerships) are obtained) ("No Partnership Participation").

  The unaudited pro forma condensed consolidated statements of operations of Crestline reflect the following transactions for the First Three Quarters 1998 and for the fiscal year ended January 2, 1998, as if such transactions had been completed at the beginning of each of the periods:

  . 1997 acquisition of Forum Group, Inc. (the "Forum Acquisition") and one additional senior living community

  . 1998 retirement of $26 million of debt through a capital contribution from Host Marriott

  . 1998 repayment and forgiveness of $92 million of unsecured debt and $14.8 million intercompany note treated as a capital contribution by Host

  . 1998 acquisition of one senior living community

  . 1998 acquisition of minority interests in certain consolidated subsidiaries of Crestline through contributions from Host Marriott

  . 1998 spin off of Crestline by Host Marriott and the concurrent lease or sublease of hotels from Host REIT

  . 1998 adoption of EITF 97-2 to reflect the change in presentation to present property-level sales and operating expenses

  . Contribution to Crestline from Host of a 5% interest in a joint venture which holds an approximate $130 million mortgage note from a consolidated subsidiary of Host in connection with the REIT Conversion.

  . Adjustment to corporate expenses as if Crestline were operated on a stand-alone basis, partially offset by the asset management fee to be charged to Host REIT.

  The adjustments to the unaudited pro forma balance sheet of Crestline reflect the lease and sublease of substantially all of Host Marriott's owned or leased hotels and certain other transactions as described herein in conjunction with the REIT Conversion.

  In 1998, Crestline acquired one senior living community for $21 million. Also, during 1998, Host Marriott prepaid approximately $26 million of Crestline's mortgage debt and repaid $92 million of unsecured debt to Marriott International. The prepayment was recorded as a capital contribution to Crestline and the $92 million was repaid in exchange for a $92 million note due to Host Marriott with similar terms. The $92 million note and an additional $14.8 million intercompany note were forgiven by Host and treated as a capital contribution in the First Three Quarters 1998.

  In 1997, Host Marriott Corporation acquired 29 senior living communities from Marriott International and concurrently contributed all of the assets and liabilities obtained in the Forum Acquisition to Crestline. In addition, during 1997, Crestline acquired 49% of the remaining 50% interest in Leisure Park Venture Limited Partnership which owns a 418-unit retirement community in New Jersey for approximately $23 million, including the assumption of approximately $15 million in debt. Crestline currently owns 99% of the partnership.

  If all components of Host's conversion to a REIT are not completed by January 1, 1999, Host REIT may be precluded from electing REIT status until January 1, 2000 and the Blackstone Acquisition may not be consummated. Accordingly a separate column ("Pro Forma without Blackstone") has been included in the pro forma financials that assumes that the Blackstone Acquisition does not occur.

  The unaudited pro forma financial statements present the financial position and the results of operations of Crestline as if the transactions described above were completed. These presentations do not purport to represent what Crestline's results of operations would actually have been if the transactions described above had in fact occurred on such date or at the beginning of such period or to project Crestline's results of operations for any future date or period.

  The unaudited pro forma financial statements are based upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that Crestline believes are reasonable under the circumstances and should be read in conjunction with the Consolidated Financial Statements and Notes thereto for HMC Senior Communities, Inc included elsewhere herein.

                         CRESTLINE CAPITAL CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                         AS OF SEPTEMBER 11, 1998

                       ALL PARTNERSHIPS PARTICIPATE

                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   PRO FORMA
                                          PRO FORMA                 WITHOUT
                              HISTORICAL ADJUSTMENTS   PRO FORMA BLACKSTONE (I)
                              ---------- -----------   --------- --------------
           ASSETS
Property and equipment,
 net........................   $649,528   $    --      $649,528     $649,528
Amounts due from Marriott
 International..............      4,097        --         4,097        4,097
Other assets................     14,290     85,000(A)   105,772      100,772
                                             6,482(B)
Cash and cash equivalents...     26,504     15,000(B)    41,504       41,504
                               --------   --------     --------     --------
  Total assets..............   $694,419   $106,482     $800,901     $795,901
                               ========   ========     ========     ========
      LIABILITIES AND
    STOCKHOLDER'S EQUITY
Debt........................   $213,034   $    --      $213,034     $213,034
Deferred income taxes.......     61,376        --        61,376       61,376
Due to Host Marriott Corpo-
 ration, net................     12,989     85,000(A)    97,989       87,989
Accounts payable and other
 accrued liabilities........     13,639        --        13,639       13,639
Deferred revenue............      1,310        --         1,310        1,310
                               --------   --------     --------     --------
  Total liabilities.........    302,348     85,000      387,348      382,348
                               --------   --------     --------     --------
Stockholder's equity
Common stock, 100 shares
 authorized, issued and
 outstanding (on a pro forma
 basis 75 million shares of
 common stock authorized;
 24.8 million issued and
 outstanding)(/1/) .........        --         --           --           --
Additional paid-in capital..    386,627     15,000(B)   408,109      408,109
                                             6,482(B)
Retained earnings...........      5,444        --         5,444        5,444
                               --------   --------     --------     --------
  Total stockholder's equi-
   ty.......................    392,071     21,482      413,553      413,553
                               --------   --------     --------     --------
  Total liabilities and
   stockholder's equity.....   $694,419   $106,482     $800,901     $795,901
                               ========   ========     ========     ========


             See Notes to Unaudited Pro Forma Financial Statements.

                       CRESTLINE CAPITAL CORPORATION

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST THREE QUARTERS 1998

                       ALL PARTNERSHIPS PARTICIPATE

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          D            E           F         G           H                         I
                                         DEBT                                                                  PRO FORMA
                                     REFINANCING/  COMMUNITY   CORPORATE   HOTEL    ADOPTION OF                 WITHOUT
                        HISTORICAL    REPAYMENTS  ACQUISITIONS EXPENSES   LEASES     EITF 97-2   PRO FORMA     BLACKSTONE
                        ----------   ------------ ------------ --------- ---------  -----------  ----------    ----------
REVENUES
Hotels
 Rooms................   $    --       $   --        $ --       $   --   $     --   $1,847,650   $1,847,650    $1,636,922
 Food and beverage....        --           --          --           --         --      863,953      863,953       765,417
 Other................        --           --          --           --         --      163,268      163,268       144,647
 House profit.........        --           --          --           --   1,123,100  (1,123,100)         --            --
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
 Total hotels.........        --           --          --           --   1,123,100   1,751,771    2,874,871     2,546,986
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
Senior living
 communities
 Routine..............     54,872          --           84          --         --       94,792      149,748       149,748
 Ancillary............      2,928          --            1          --         --       13,483       16,412        16,412
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
 Total senior living
  communities.........     57,800          --           85          --         --      108,275      166,160       166,160
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
 Total revenues.......     57,800          --           85          --   1,123,100   1,860,046    3,041,031     2,713,146
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
OPERATING COSTS AND
 EXPENSES
Hotels
 Property-level costs
  and expenses
 Rooms................        --           --          --           --         --      729,475      729,475       647,105
 Food and beverage....        --           --          --           --         --      766,688      766,688       680,116
 Other department
  costs and
  deductions..........        --           --          --           --         --      255,608      255,608       226,746
 Management fees and
  other...............        --           --          --           --     205,169         --       205,169       193,888
 Lease expense........        --           --          --           --     887,400         --       887,400       771,900
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
  Total hotels........        --           --          --           --   1,092,569   1,751,771    2,844,340     2,519,755
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
Senior living
 communities
 Property-level costs
  and expenses
 Routine..............        --           --          --           --         --       94,792       94,792        94,792
 Ancillary............        --           --          --           --         --       13,483       13,483        13,483
 Other operating costs
  and expenses........     29,803          --           49          --         --          --        29,852        29,852
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
  Total senior living
   communities........     29,803          --           49          --         --      108,275      138,127       138,127
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
  Total operating
   costs and
   expenses...........     29,803          --           49          --   1,092,569   1,860,046    2,982,467     2,657,882
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
Operating profit .....     27,997          --           36          --      30,531         --        58,564        55,264
Corporate expenses....     (2,937)         --          --        (7,948)       --          --       (10,885)      (10,885)
Interest expense......    (17,560)       4,789         --           --      (3,531)        --       (16,302)      (16,094)
Interest and dividend
 income...............      1,120          --            6          --         392         --         1,518         1,518
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
Income (loss) before
 income taxes.........      8,620        4,789          42       (7,948)    27,392         --        32,895        29,803
Benefit (provision)
 for income taxes.....     (3,534)      (1,963)        (18)       3,259    (11,231)        --       (13,487)      (12,219)
                         --------      -------       -----      -------  ---------  ----------   ----------    ----------
Income (loss) before
 extraordinary item...   $  5,086      $ 2,826       $  24      $(4,689) $  16,161  $      --    $   19,408    $   17,584
                         ========      =======       =====      =======  =========  ==========   ==========    ==========
Pro forma earnings per
 share................   $    .21(2)                                                             $      .78(2) $      .86(3)
                         ========                                                                ==========    ==========

          See Notes to Unaudited Pro Forma Financial Statements.

                       CRESTLINE CAPITAL CORPORATION

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FISCAL YEAR ENDED JANUARY 2, 1998

                       ALL PARTNERSHIPS PARTICIPATE

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      C           D            E           F         G            H
                                                 DEBT
                                    FORUM    REFINANCING/  COMMUNITY   CORPORATE   HOTEL     ADOPTION OF     PRO
                    HISTORICAL   ACQUISITION  REPAYMENT   ACQUISITIONS EXPENSES    LEASES     EITF 97-2     FORMA
                    ----------   ----------- ------------ ------------ --------- ----------  -----------  ----------
REVENUES
Hotels
 Room.............   $    --       $   --      $   --       $   --      $   --   $      --   $ 2,460,816  $2,460,816
 Food and bever-
  age.............        --           --          --           --          --          --     1,156,017   1,156,017
 Other............        --           --          --           --          --          --       248,471     248,471
 House profit.....        --           --          --           --          --    1,475,300   (1,475,300)        --
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total hotels....        --           --          --           --          --    1,475,300    2,390,004   3,865,304
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Senior living
 communities......
 Routine..........     35,473       30,859         --         7,031         --          --       127,135     200,498
 Ancillary........      1,427        1,983         --           188         --          --        18,693      22,291
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total senior
   living
   communities....     36,900       32,842         --         7,219         --          --       145,828     222,789
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total revenues..     36,900       32,842         --         7,219         --    1,475,300    2,535,832   4,088,093
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
 Rooms............        --           --          --           --          --          --       993,374     993,374
 Food and bever-
  age.............        --           --          --           --          --          --     1,047,903   1,047,903
 Other department
  costs and
  deductions......        --           --          --           --          --          --       348,727     348,727
 Management fees
  and other.......        --           --          --           --          --      260,500          --      260,500
 Lease expense....        --           --          --           --          --    1,175,100          --    1,175,100
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total hotels....        --           --          --           --          --    1,435,600    2,390,004   3,825,604
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Senior living com-
 munities
 Property-level costs and expenses
 Routine..........        --           --          --           --          --          --       127,135     127,135
 Ancillary........        --           --          --           --          --          --        18,693      18,693
 Other operating
  costs
  and expenses....     20,929       17,977         --         4,733         --          --           --       43,639
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total senior
   living
   communities....     20,929       17,977         --         4,733         --          --       145,828     189,467
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total operating
   costs and
   expenses.......     20,929       17,977         --         4,733         --    1,435,600    2,535,832   4,015,071
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Operating profit
 .................     15,971       14,865         --         2,486         --       39,700          --       73,022
Corporate
 expenses.........     (2,304)      (5,115)        --           745      (6,826)        --           --      (13,500)
Interest expense..    (13,396)      (9,630)      7,312       (2,118)        --       (5,100)         --      (22,932)
Interest and
 dividend income..        336          598         --           --          --          567          --        1,501
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Income (loss)
 before income
 taxes............        607          718       7,312        1,113      (6,826)     35,167          --       38,091
Benefit
 (provision) for
 income taxes.....       (249)        (294)     (2,998)        (456)      2,799     (14,419)         --      (15,617)
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Income (loss)
 before
 extraordinary
 item.............   $    358      $   424     $ 4,314      $   657     $(4,027) $   20,748  $       --   $   22,474
                     ========      =======     =======      =======     =======  ==========  ===========  ==========
Pro forma earnings
 per share........   $    .01(2)                                                                          $      .91(2)
                     ========                                                                             ==========
                        I
                       PRO
                      FORMA
                     WITHOUT
                    BLACKSTONE
                    -------------
REVENUES
Hotels
 Room.............  $2,203,294
 Food and bever-
  age.............   1,035,041
 Other............     222,469
 House profit.....         --
                    -------------
  Total hotels....   3,460,804
                    -------------
Senior living
 communities......
 Routine..........     200,498
 Ancillary........      22,291
                    -------------
  Total senior
   living
   communities....     222,789
                    -------------
  Total revenues..   3,683,593
                    -------------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
 Rooms............     886,763
 Food and bever-
  age.............     935,440
 Other department
  costs and
  deductions......     311,301
 Management fees
  and other.......     246,500
 Lease expense....   1,038,600
                    -------------
  Total hotels....   3,418,604
                    -------------
Senior living com-
 munities
 Property-level costs and expenses
 Routine..........     127,135
 Ancillary........      18,693
 Other operating
  costs
  and expenses....      43,639
                    -------------
  Total senior
   living
   communities....     189,467
                    -------------
  Total operating
   costs and
   expenses.......   3,608,071
                    -------------
Operating profit
 .................      75,522
Corporate
 expenses.........     (13,500)
Interest expense..     (22,633)
Interest and
 dividend income..       1,501
                    -------------
Income (loss)
 before income
 taxes............      40,890
Benefit
 (provision) for
 income taxes.....     (16,765)
                    -------------
Income (loss)
 before
 extraordinary
 item.............  $   24,125
                    =============
Pro forma earnings
 per share........  $     1.18(3)
                    =============

          See Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                       ALL PARTNERSHIPS PARTICIPATE

  A. Represents the adjustment to increase working capital and record a loan payable to Host of $85 million to record the transfer of hotel working capital to the Company related to the leasing of Host's hotels.

  B. Represents the following transactions in connection with the
Distribution:

    . Host's contribution of $15 million in cash to the Company.
    . Host's contribution of a 5% limited partner interest in a joint venture with Host that owns an approximate $130 million note receivable from a consolidated subsidiary of Host.

  C. Represents the adjustment to reflect the historical revenues, operating expenses, corporate expenses, interest expense and interest income for the Forum Acquisition as if such acquisition occurred at the beginning of 1997 (actual acquisition date was June 21, 1997).

  D. Represents the adjustment to eliminate interest expense on $133 million of debt repaid during 1998 by Host on behalf of the Company and treated as a capital contribution by Host.

  E. Represents the adjustment to record the historical revenues, operating expenses, corporate expenses and interest income related to the acquisition of one senior living community in 1998 and the acquisition of one senior living community in 1997. The adjustment also includes the elimination of $745,000 of minority interest expense included in corporate expenses related to the purchase of minority interests in certain consolidated subsidiaries of the Company in 1997.

  F. Represents the adjustment to record additional corporate expenses anticipated to be incurred when the Company is operated on a stand-alone basis subsequent to the Distribution, net of the asset management contract of $4.5 million per annum. The adjustment includes the following (in thousands):

                                                        FIRST THREE  FISCAL YEAR
                                                       QUARTERS 1998    1997
                                                       ------------- -----------
Payroll costs.........................................    $ 6,748      $ 6,894
Rent and insurance....................................      1,218        1,267
Other general and administrative costs................      3,097        3,165
                                                          -------      -------
                                                           11,063       11,326
Less: asset management fee............................     (3,115)      (4,500)
                                                          -------      -------
  Net corporate expense adjustment....................    $ 7,948      $ 6,826
                                                          =======      =======

  G. Represents the adjustment to record the historical hotel revenues and hotel expenses and pro forma lease expense associated with the leasing of certain hotel properties from Host, interest expense on the $85 million working capital loan at 6%, and dividend income from the 5% investment in the joint venture with Host that owns a $130 million note receivable from a consolidated subsidiary of Host.

  Rental revenues under the leases are based on the greater of Percentage Rent or Minimum Rent. Total rent in the pro forma statement of operations is calculated based on the historical gross sales of the property and the negotiated rental rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1997. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage and other. For rooms and food and beverage, there are three tiers of rent with two thresholds, while the other category generally has two tiers of rent and one threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of the Consumer Price Index ("CPI") and a wage and benefit index. For purposes of the pro formas, 1997 is the assumed initial lease year and the blended increase applied to the thresholds at January 3, 1998 is assumed to be 3%. Minimum rent is expressed as a fixed dollar amount that increases annually on the first day of each year after the initial lease year at 50% of the CPI increase. Accordingly, the 1998 rent thresholds and minimum rent included in the pro formas were adjusted as of January 3, 1998 for the 1997 increases in the indices. Rental revenues are recognized only for leases to be executed with Host REIT at or prior to completion of the Distribution. The execution of the leases is dependent upon the consummation of the Distribution, which is subject to contingencies that are outside the control of the Company, including consent of shareholders, lenders, debt holders, partners and ground lessors of Host. The Company believes that negotiations with third parties to complete the Distribution will not result in any material change to the leases. The table below details gross sales, minimum rent and total rent for all full-service properties to be leased and summarized amounts for the limited-service properties to be subleased:

                                                                FIRST THREE
                                         FISCAL YEAR 1997      QUARTERS 1998
                                        ------------------- -------------------
                                        GROSS MINIMUM TOTAL GROSS MINIMUM TOTAL
PROPERTY                                SALES  RENT   RENT  SALES  RENT   RENT
--------                                ----- ------- ----- ----- ------- -----
                                                     (IN MILLIONS)
Grand Hotel Resort and Golf Club....... $23.4  $2.8   $4.2  $18.0  $2.0   $3.7
Scottsdale Suites......................  11.9   3.0    5.0    8.2   2.1    3.4
The Ritz-Carlton, Phoenix..............  23.3   4.6    7.2   17.3   3.2    5.5
Coronado Island Resort.................  22.0   2.1    2.1   16.2   1.5    3.6
Costa Mesa Suites......................   9.7   1.9    3.3    7.2   1.3    2.3
Desert Springs Resort and Spa.......... 103.3  21.3   30.3   80.3  15.0   22.6
Manhattan Beach........................  16.3   2.4    4.8   12.2   1.7    3.6
Marina Beach ..........................  21.1   4.6    7.1   16.9   3.2    6.2
Newport Beach..........................  33.5   5.5    8.7   24.0   3.9    6.8
Newport Beach Suites...................  11.0   2.6    4.1    8.0   1.8    3.0
Ontario Airport........................  12.1   1.8    3.4    8.3   1.3    2.2
San Diego Marriott Hotel and Marina.... 103.3  38.0   39.6   78.6  26.7   31.1
San Diego Mission Valley...............  16.7   3.4    5.1   12.6   2.4    5.6
San Francisco Airport..................  43.8   8.2   13.2   32.2   5.8    9.5
San Francisco Fisherman's Wharf........  17.8   4.0    6.4   12.1   2.8    4.3
San Francisco Moscone Center........... 120.2  20.7   37.9   90.5  14.6   28.5
San Ramon..............................  19.7   4.4    5.1   14.4   3.1    4.0
Santa Clara............................  47.3   7.8   16.5   37.2   5.5   13.5
The Ritz-Carlton, Marina del Rey.......  32.4   5.5   10.8   23.4   3.9    7.9
The Ritz-Carlton, San Francisco........  50.1   9.6   14.7   34.2   6.7   10.3
Torrance...............................  20.5   2.3    3.5   15.0   1.6    5.1
Denver Southeast.......................  21.5   3.0    6.2   14.9   2.1    4.1
Denver Tech Center.....................  26.8   5.1    8.3   20.1   3.6    6.0
Denver West............................  13.7   1.8    4.0    9.6   1.2    2.7
Marriott's Mountain Resort at Vail.....  17.6   3.0    5.1   14.1   2.1    4.5
Hartford/Farmington....................  18.4   3.5    4.7   13.4   2.4    3.5
Hartford/Rocky Hill....................  11.6   1.5    2.7    8.5   1.1    2.0
Fort Lauderdale Marina.................  28.5   4.3    7.9   20.4   3.0    5.7
Harbor Beach Resort....................  58.1  16.5   19.3   43.2  11.6   14.0
Jacksonville...........................  11.8   1.8    3.6    8.0   1.2    2.4
Miami Airport..........................  29.7   3.9    8.4   21.6   2.8    6.1
Orlando World Center................... 128.2  23.5   39.6   98.7  16.5   30.4
Palm Beach Gardens.....................  11.8   1.9    3.7    8.5   1.4    3.0
Singer Island (Holiday Inn)............   6.6   1.4    2.5    5.2   1.0    2.1
Tampa Airport..........................  17.1   1.6    3.5   13.1   1.1    2.7
Tampa Westshore........................  15.0   1.8    3.6   10.8   1.3    2.6
The Ritz-Carlton, Naples...............  66.4  18.1   23.3   53.1  12.7   18.0
Atlanta Marriott Marquis...............  85.4  21.3   33.3   58.6  15.0   25.6
Atlanta Midtown Suites.................  10.5   1.8    3.5    7.8   1.3    2.6
Atlanta Norcross.......................   7.6   1.0    1.7    5.6   0.7    1.2
Atlanta Northwest......................  14.9   2.7    4.3   11.3   1.9    3.3
Atlanta Perimeter......................  16.6   2.5    4.5   12.6   1.7    3.5
JW Marriott Hotel at Lenox.............  24.8   3.7    6.8   17.7   2.6    5.0
The Ritz-Carlton, Atlanta..............  30.2   5.8    8.8   21.7   4.1    6.8

                                                         FIRST THREE QUARTERS
                                  FISCAL YEAR 1997               1998
                              ------------------------- -----------------------
                               GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL
PROPERTY                       SALES    RENT     RENT    SALES    RENT    RENT
--------                      -------- ------- -------- -------- ------- ------
                                                (IN MILLIONS)
The Ritz-Carlton, Buckhead..  $   49.3 $ 13.1  $   16.3 $   35.8 $  9.2  $ 11.7
Chicago/Deerfield Suites....      10.2    1.8       3.1      7.4    1.3     2.3
Chicago/Downers Grove
 Suites.....................       9.0    1.8       2.9      6.7    1.3     2.2
Chicago/Downtown Courtyard..      16.3    3.1       4.9     12.2    2.2     3.9
Chicago O'Hare..............      40.0    5.5      11.5     28.8    3.9     8.2
South Bend..................       9.9    1.1       2.1      7.0    0.8     1.5
New Orleans ................      66.4   17.5      21.8     47.6   12.3    15.8
Bethesda....................      23.2    3.2       5.6     17.3    2.2     4.1
Gaithersburg/Washingtonian
 Center.....................      13.2    2.4       3.8      9.7    1.7     2.8
Boston/Newton...............      27.4    4.8       7.8     19.1    3.4     5.5
Detroit Romulus.............       8.8    1.1       1.8      6.6    0.8     1.4
The Ritz-Carlton, Dearborn..      25.7    3.6       5.5     17.7    2.5     4.0
Minneapolis/Bloomington.....      20.2    3.3       6.5     13.8    2.3     4.7
Minneapolis City Center.....      27.5    3.7       7.5     20.4    2.4     5.2
Minneapolis Southwest.......      14.9    2.7       4.8     10.1    1.9     4.0
Kansas City Airport.........      14.3    1.7       3.7      9.9    1.2     2.5
St. Louis Pavilion..........      27.5    6.1       6.5     18.5    4.3     4.3
Nashua......................       7.5    0.8       1.3      5.3    0.5     0.9
Hanover.....................      22.5    4.7       6.6     15.1    3.3     4.3
Newark Airport..............      39.4    6.5      11.8     29.2    4.6     8.6
Park Ridge..................      16.0    2.5       4.0     11.9    1.7     4.2
Saddle Brook................      10.7    1.3       2.1      7.8    0.9     1.7
Albany......................      18.5    3.5       6.1     12.4    2.5     5.2
New York Marriott Financial
 Center.....................      39.6    7.7      13.2     29.1    5.4    10.1
New York Marriott Marquis...     210.3   40.0      60.8    155.4   29.7    47.6
Marriott World Trade
 Center.....................      65.4   12.2      19.4     49.1    8.6    14.9
Charlotte Executive Park....      14.0    2.3       3.7      9.8    1.6     2.6
Raleigh Crabtree Valley.....      14.9    2.4       3.9     10.9    1.7     2.8
Oklahoma City...............      15.6    2.0       3.8     10.4    1.4     2.4
Oklahoma City Waterford.....       9.1    1.5       2.7      6.1    1.0     1.7
Portland....................      26.4    4.1       7.5     17.6    2.9     4.8
Philadelphia (Convention
 Center)....................      80.7   14.2      25.0     58.2   10.0    17.8
Philadelphia Airport........      25.0    4.1       7.6     18.6    2.9     5.6
Pittsburgh City Center......      16.4    1.9       3.0     11.1    1.3     2.2
Memphis.....................      10.6    1.5       3.2      5.7    1.0     1.8
Dallas/Fort Worth...........      28.9    5.9       9.3     21.9    4.1     7.0
Dallas Quorum...............      25.7    4.2       8.2     18.3    3.0     5.8
El Paso.....................      11.6    0.9       2.3      7.8    0.6     1.4
Houston Airport ............      21.6    2.8       6.0     16.9    2.0     4.6
JW Marriott Houston.........      27.2    5.0       8.0     20.1    3.5     5.9
Plaza San Antonio...........      13.8    2.9       4.6      9.7    2.0     3.3
San Antonio Rivercenter.....      68.9   17.5      24.5     49.3   12.3    17.8
San Antonio Riverwalk.......      29.3    6.1      10.3     21.7    4.3     7.6
Salt Lake City..............      28.5    5.6       9.5     21.1    3.9     7.2
Dulles Airport..............      14.6    1.8       4.0     10.9    1.2     3.0
Key Bridge..................      29.4    5.6      10.2     21.2    3.9     7.4
Norfolk Waterside...........      18.1    3.3       5.4     12.8    2.4     3.8
Pentagon City Residence
 Inn........................      11.7    3.5       5.5      8.7    2.5     4.2
The Ritz-Carlton, Tysons
 Corner.....................      34.4    5.9       9.8     24.9    4.1     7.3
Washington Dulles Suites....      10.3    2.5       4.0      7.8    1.8     3.0
Westfields..................      28.0    4.7       7.4     20.3    3.3     5.4
Williamsburg................      12.6    1.8       2.8      9.3    1.3     2.1
Washington Metro Center.....      25.2    4.5       7.3     19.2    3.2     5.3
Calgary.....................      13.4    1.7       1.7      9.8    1.2     2.3
Toronto Airport.............      17.1    2.9       5.6     13.0    2.0     4.2
Toronto Eaton Centre........      21.1    6.1       7.1     16.0    4.3     5.6
Toronto Delta Meadowvale....      16.1    2.6       4.9     10.6    1.9     3.1
Fairview Park...............      22.5    3.9       7.3     16.3    2.8     5.2

                                                          FIRST THREE QUARTERS
                                   FISCAL YEAR 1997               1998
                               ------------------------- -----------------------
                                GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL
PROPERTY                        SALES    RENT     RENT    SALES    RENT    RENT
--------                       -------- ------- -------- -------- ------- ------
                                                 (IN MILLIONS)
Dayton.......................  $   18.2 $  3.2  $    6.0 $   13.4 $  2.3  $  4.3
Research Triangle Park.......       9.1    1.4       2.9      6.8    1.0     2.3
Detroit Marriott Southfield..       8.8    1.2       2.1      6.9    0.9     1.7
Detroit Marriott Livonia.....      10.0    1.4       2.6      7.4    1.0     1.9
Fullerton....................       6.8    1.2       1.8      5.0    0.8     1.3
Marriott O'Hare Suites.......      14.4    2.7       4.9     10.8    1.9     4.0
Albuquerque..................      16.4    3.6       3.6     11.1    2.5     2.6
Greensboro-High Point........      13.6    3.3       3.3     10.2    2.3     2.4
Houston Medical Center.......      16.5    4.0       4.0     12.2    2.8     2.9
Miami Biscayne Bay...........      26.8    6.5       6.6     20.5    4.5     5.1
Marriott Mountain Shadows
 Resort......................      24.1    4.4       4.5     16.9    3.1     3.1
Seattle SeaTac Airport.......      23.1    6.7       6.7     17.5    4.7     5.1
Four Seasons, Atlanta(4).....      15.6    5.8       5.9     14.2    4.1     4.5
Four Seasons,
 Philadelphia(4).............      41.1    7.9      12.4     30.6    5.6    10.1
Grand Hyatt, Atlanta(4)......      25.3   10.0      10.0     22.6    7.0     8.2
Hyatt Regency,
 Burlingame(4)...............      47.9    8.8      17.6     39.5    6.2    15.1
Hyatt Regency, Cambridge(4)..      32.4    6.7      11.9     26.8    4.7    10.4
Hyatt Regency, Reston(4).....      30.5    6.5      11.3     24.2    4.5     9.2
Swissotel, Atlanta(4)........      22.2    5.0       6.3     17.2    3.5     5.8
Swissotel, Boston(4).........      26.8    6.4       8.5     20.5    4.5     6.9
Swissotel, Chicago(4)........      38.1   10.9      15.1     28.9    7.7    12.0
The Drake (Swissotel), New
 York(4).....................      38.8   11.6      13.6     34.2    8.2    13.4
The Ritz-Carlton, Amelia
 Island(4)...................      45.7   10.3      13.4     37.4    7.2    11.1
The Ritz-Carlton, Boston(4)..      40.1    6.9      10.5     31.4    4.8     8.8
                               -------- ------  -------- -------- ------  ------
Total Full-service
 Properties..................   3,600.8  715.9   1,095.6  2,671.0  504.5   838.3
Total Courtyard Properties...     212.0   50.6      59.2    159.2   35.0    36.8
Total Residence Inns.........      69.9   17.2      20.3     50.6   12.0    12.3
                               -------- ------  -------- -------- ------  ------
  Total......................  $3,882.7 $783.7  $1,175.1 $2,880.8 $551.5  $887.4
                               ======== ======  ======== ======== ======  ======

  H. Represents the adjustment to reflect the Company's anticipated adoption of EITF 97-2 in the fourth quarter of 1998 by recording property-level sales and operating expenses. The adjustment has no impact on operating profit or net income.

  I. The "Pro Forma without Blackstone" column reflects the adjustment to eliminate the revenues, operating expenses and working capital relating to the Blackstone hotel properties assuming that the Blackstone Acquisition does not occur.
--------

  (1) On a pro forma basis as of September 11, 1998, the Company had 75 million shares of common stock, $.01 par value authorized with 24.8 million shares issued and outstanding. In addition, on a pro forma basis, 10 million shares of preferred stock, $.01 par value are authorized with none issued or outstanding.

  (2) Reflects the pro forma earnings per share based on 24.8 million weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares are based on Host's weighted average shares outstanding, adjusted for a one-for-ten share distribution, and the issuance of shares to the Blackstone Entities.

  (3) Reflects the pro forma earnings per share based on 20.4 million weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares are based on Host's weighted average shares outstanding, adjusted for a one-for-ten share distribution, and assumes that the Blackstone acquisition does not occur.

  (4) Represent the Blackstone hotel properties.

                         CRESTLINE CAPITAL CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                         AS OF SEPTEMBER 11, 1998

                       NO PARTNERSHIP PARTICIPATION

                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     PRO FORMA
                                               PRO FORMA              WITHOUT
                                   HISTORICAL ADJUSTMENTS  PRO FORMA BLACKSTONE
                                   ---------- -----------  --------- ----------
             ASSETS
Property and equipment, net......   $649,528    $   --     $649,528   $649,528
Amounts due from Marriott Inter-
 national........................      4,097        --        4,097      4,097
Other assets.....................     14,290     67,000(A)   87,772     82,772
                                                  6,482(B)
Cash and cash equivalents........     26,504     15,000(B)   41,504     41,504
                                    --------    -------    --------   --------
  Total assets...................   $694,419    $88,482    $782,901   $777,901
                                    ========    =======    ========   ========
LIABILITIES AND STOCKHOLDER'S EQ-
              UITY
Debt.............................
                                    $213,034    $          $213,034   $213,034
Deferred income taxes............     61,376        --       61,376     61,376
Due to Host Marriott Corporation,
 net.............................     12,989     67,000(A)   79,989     74,989
Accounts payable and other ac-
 crued liabilities...............     13,639        --       13,639     13,639
Deferred revenue.................      1,310        --        1,310      1,310
                                    --------    -------    --------   --------
  Total liabilities..............    302,348     67,000     369,348    364,348
                                    --------    -------    --------   --------
Stockholder's equity
Common stock, 100 shares autho-
 rized, issued and outstanding
 (on a pro forma basis 75 million
 shares of common stock autho-
 rized; 24.8 million issued and
 outstanding)(/1/) ..............        --         --          --         --
Additional paid-in capital.......    386,627     15,000(B)  408,109    408,109
                                                  6,482(B)
Retained earnings................      5,444        --        5,444      5,444
                                    --------    -------    --------   --------
  Total stockholder's equity.....    392,071     21,482     413,553    413,553
                                    --------    -------    --------   --------
  Total liabilities and stock-
   holder's equity...............   $694,419    $88,482    $782,901   $777,901
                                    ========    =======    ========   ========


             See Notes to Unaudited Pro Forma Financial Statements.

                       CRESTLINE CAPITAL CORPORATION

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST THREE QUARTERS 1998

                       NO PARTNERSHIP PARTICIPATION

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           D            E           F        G          H                       I
                                          DEBT                                                              PRO FORMA
                                      REFINANCING/  COMMUNITY   CORPORATE  HOTEL   ADOPTION OF               WITHOUT
                         HISTORICAL    REPAYMENTS  ACQUISITIONS EXPENSES  LEASES    EITF 97-2  PRO FORMA    BLACKSTONE
                         ----------   ------------ ------------ --------- -------  ----------- ---------    ----------
REVENUES
Hotels
 Rooms.................   $    --       $   --        $ --       $   --   $   --    1,507,687  1,507,687    1,292,185
 Food and beverage.....        --           --          --           --       --      675,831    675,831      579,231
 Other.................        --           --          --           --       --      110,423    110,423       94,640
 House profit..........        --           --          --           --   896,321    (896,321)       --           --
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
 Total hotels..........        --           --          --           --   896,321   1,397,620  2,293,941    1,966,056
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
Senior living
 communities
 Routine...............     54,872          --           84          --       --       94,792    149,748      149,748
 Ancillary.............      2,928          --            1          --       --       13,483     16,412       16,412
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
 Total senior living
  communities..........     57,800          --           85          --       --      108,275    166,160      166,160
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
 Total revenues........     57,800          --           85          --   896,321   1,505,895  2,460,101    2,132,216
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
OPERATING COSTS AND
 EXPENSES
Hotels
 Property-level costs
  and expenses
 Rooms.................        --           --          --           --       --      651,662    651,662      569,292
 Food and beverage.....        --           --          --           --       --      632,750    632,750      546,178
 Other department costs
  and deductions.......        --           --          --           --       --      113,208    113,208      105,846
 Management fees and
  other................        --           --          --           --   177,521         --     177,521      166,240
 Lease expense.........        --           --          --           --   697,500         --     697,500      554,500
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
  Total hotels.........        --           --          --           --   875,021   1,397,620  2,272,641    1,942,056
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
Senior living
 communities
 Property-level costs
  and expenses
 Routine...............        --           --          --           --       --       94,792     94,792       94,792
 Ancillary.............        --           --          --           --       --       13,483     13,483       13,483
 Other operating costs
  and expenses.........     29,803          --           49          --       --          --      29,852       29,852
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
  Total senior living
   communities.........     29,803          --           49          --       --      108,275    138,127      138,127
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
  Total operating costs
   and expenses........     29,803          --           49          --   875,021   1,505,895  2,410,768    2,080,183
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
Operating profit ......     27,997          --           36          --    21,300                 49,333       52,033
Corporate expenses.....     (2,937)         --          --        (7,948)     --          --     (10,885)     (10,885)
Interest expense.......    (17,560)       4,789         --           --    (2,949)        --     (15,720)     (15,515)
Interest and dividend
 income................      1,120          --            6          --       392         --       1,518        1,518
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
Income (loss) before
 income taxes..........      8,620        4,789          42       (7,948)  18,743         --      24,246       27,153
Benefit (provision) for
 income taxes..........     (3,534)      (1,963)        (18)       3,259   (7,684)        --      (9,941)     (11,133)
                          --------      -------       -----      -------  -------   ---------  ---------    ---------
Income (loss) before
 extraordinary item....   $  5,086      $ 2,826       $  24      $(4,689)  11,059         --      14,305       16,020
                          ========      =======       =====      =======  =======   =========  =========    =========
Pro forma earnings per
 share.................   $    .21(2)                                                          $     .58(2) $     .78(3)
                          ========                                                             =========    =========

          See Notes to Unaudited Pro Forma Financial Statements.

                       CRESTLINE CAPITAL CORPORATION

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FISCAL YEAR ENDED JANUARY 2, 1998

                       NO PARTNERSHIP PARTICIPATION

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      C           D            E           F         G           H
                                                 DEBT
                                    FORUM    REFINANCING/  COMMUNITY   CORPORATE   HOTEL    ADOPTION OF     PRO
                    HISTORICAL   ACQUISITION  REPAYMENT   ACQUISITIONS EXPENSES   LEASES     EITF 97-2     FORMA
                    ----------   ----------- ------------ ------------ --------- ---------  -----------  ----------
REVENUES
Hotels
 Room.............   $    --       $   --      $   --       $   --      $   --   $     --   $1,984,659   $1,984,659
 Food and bever-
  age.............        --           --          --           --          --         --      874,761      874,761
 Other............        --           --          --           --          --         --      167,322      167,322
 House profit.....        --           --          --           --          --   1,163,628  (1,163,628)         --
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
  Total hotels....        --           --          --           --          --   1,163,628   1,863,114    3,026,742
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
Senior living
 communities......
 Routine..........     35,473       30,859         --         7,031         --         --      127,135      200,498
 Ancillary........      1,427        1,983         --           188         --         --       18,693       22,291
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
  Total senior
   living
   communities....     36,900       32,842         --         7,219         --         --      145,828      222,789
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
  Total revenues..     36,900       32,842         --         7,219         --   1,163,628   2,008,942    3,249,531
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
 Rooms............        --           --          --           --          --         --      889,525      889,525
 Food and bever-
  age.............        --           --          --           --          --         --      852,701      852,701
 Other department
  costs and
  deductions......        --           --          --           --          --         --      120,888      120,888
 Management fees
  and other.......        --           --          --           --          --     214,128         --       214,128
 Lease expense....        --           --          --           --          --     921,800         --       921,800
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
  Total hotels....        --           --          --           --          --   1,135,928   1,863,114    2,999,042
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
Senior living com-
 munities
 Property-level costs and expenses                                                                              --
 Routine..........        --           --          --           --          --         --      127,135      127,135
 Ancillary........        --           --          --           --          --         --       18,693       18,693
Other operating
 costs and
 expenses.........     20,929       17,977         --         4,733         --         --          --        43,639
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
  Total senior
   living
   communities....     20,929       17,977         --         4,733         --         --      145,828      189,467
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
  Total operating
   costs and
   expenses.......     20,929       17,977         --         4,733         --   1,135,928   2,008,942    3,188,509
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
Operating profit
 .................     15,971       14,865         --         2,486         --      27,700         --        61,022
Corporate
 expenses.........     (2,304)      (5,115)        --           745      (6,826)       --          --       (13,500)
Interest expense..    (13,396)      (9,630)      7,312       (2,118)        --      (4,261)        --       (22,093)
Interest and
 dividend income..        336          598         --           --          --         567         --         1,501
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
Income (loss)
 before income
 taxes............        607          718       7,312        1,113      (6,826)    24,006         --        26,930
Benefit
 (provision) for
 income taxes.....       (249)        (294)     (2,998)        (456)      2,799     (9,843)        --       (11,041)
                     --------      -------     -------      -------     -------  ---------  ----------   ----------
Income (loss)
 before
 extraordinary
 item.............   $    358      $   424     $ 4,314      $   657     $(4,027) $  14,163  $      --    $   15,889
                     ========      =======     =======      =======     =======  =========  ==========   ==========
Pro forma earnings
 per share........   $    .01(2)                                                                         $      .64(2)
                     ========                                                                            ==========
                        I
                       PRO
                      FORMA
                     WITHOUT
                    BLACKSTONE
                    -------------
REVENUES
Hotels
 Room.............  $1,719,425
 Food and bever-
  age.............     757,856
 Other............     144,961
 House profit.....         --
                    -------------
  Total hotels....   2,622,242
                    -------------
Senior living
 communities......
 Routine..........     200,498
 Ancillary........      22,291
                    -------------
  Total senior
   living
   communities....     222,789
                    -------------
  Total revenues..   2,845,031
                    -------------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
 Rooms............     782,914
 Food and bever-
  age.............     740,238
 Other department
  costs and
  deductions......      83,462
 Management fees
  and other.......     200,128
 Lease expense....     785,300
                    -------------
  Total hotels....   2,592,042
                    -------------
Senior living com-
 munities
 Property-level costs and e-- xpenses
 Routine..........     127,135
 Ancillary........      18,693
Other operating
 costs and
 expenses.........      43,639
                    -------------
  Total senior
   living
   communities....     189,467
                    -------------
  Total operating
   costs and
   expenses.......   2,781,509
                    -------------
Operating profit
 .................      63,522
Corporate
 expenses.........     (13,500)
Interest expense..     (21,793)
Interest and
 dividend income..       1,501
                    -------------
Income (loss)
 before income
 taxes............      29,730
Benefit
 (provision) for
 income taxes.....     (12,189)
                    -------------
Income (loss)
 before
 extraordinary
 item.............  $   17,541
                    =============
Pro forma earnings
 per share........  $      .86(3)
                    =============

          See Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                       NO PARTNERSHIP PARTICIPATION

  A. Represents the adjustment to increase working capital and record a loan payable to Host of $67 million to record the transfer of hotel working capital to the Company related to the leasing of Host's hotels.

  B. Represents the following transactions in connection with the
Distribution:

    . Host's contribution of $15 million in cash to the Company.
    . Host's contribution of a 5% limited partner interest in a joint venture with Host that owns an approximate $130 million note receivable from a consolidated subsidiary of Host.

  C. Represents the adjustment to reflect the historical revenues, operating expenses, corporate expenses, interest expense and interest income for the Forum Acquisition as if such acquisition occurred at the beginning of 1997 (actual acquisition date was June 21, 1997).

  D. Represents the adjustment to eliminate interest expense on $133 million of debt repaid during 1998 by Host on behalf of the Company and treated as a capital contribution by Host.

  E. Represents the adjustment to record the historical revenues, operating expenses, corporate expenses and interest income related to the acquisition of one senior living community in 1998 and the acquisition of one senior living community in 1997. The adjustment also includes the elimination of $745,000 of minority interest expense included in corporate expenses related to the purchase of minority interests in certain consolidated subsidiaries of the Company in 1997.

  F. Represents the adjustment to record additional corporate expenses anticipated to be incurred when the Company is operated on a stand-alone basis subsequent to the Distribution, net of the asset management contract of $4.5 million per annum. The adjustment includes the following (in thousands):

                                                        FIRST THREE  FISCAL YEAR
                                                       QUARTERS 1998    1997
                                                       ------------- -----------
Payroll costs.........................................    $6,748       $6,894
Rent and insurance....................................     1,217        1,267
Other general and administrative costs................     3,097        3,165
                                                          ------       ------
                                                          11,062       11,326
Less: asset management fee............................    (3,115)      (4,500)
                                                          ------       ------
  Net corporate expense adjustment....................    $7,947       $6,826
                                                          ======       ======

  G. Represents the adjustment to record the historical hotel revenues and hotel expenses and pro forma lease expense associated with the leasing of certain hotel properties from Host, interest expense on the $67 million working capital loan at 6%, and dividend income from the 5% investment in the joint venture with Host that owns a $130 million note receivable from a consolidated subsidiary of Host.

  Rental revenues under the leases are based on the greater of Percentage Rent or Minimum Rent. Total rent in the pro forma statement of operations is calculated based on the historical gross sales of the property and the negotiated rental rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1997. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage and other. For rooms and food and beverage, there are three tiers of rent with two thresholds, while the other category generally has two tiers of rent and one threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of the CPI and a wage and benefit index. For purposes of the pro formas, 1997 is the assumed initial lease year and the blended increase applied to the thresholds at January 3, 1998 is assumed to be 3%. Minimum rent is expressed as a fixed dollar amount that increases annually on the first day of each year after the initial lease year at 50% of the CPI increase. Accordingly, the 1998 rent thresholds and minimum rent included in the pro formas were adjusted as of

January 3, 1998 for the 1997 increases in the indices. Rental revenues are recognized only for leases to be executed with Host REIT at or prior to completion of the Distribution. The execution of the leases is dependent upon the consummation of the Distribution, which is subject to contingencies that are outside the control of the Company, including consent of shareholders, lenders, debt holders, partners and ground lessors of Host. The Company believes that negotiations with third parties to complete the Distribution will not result in any material change to the leases. The table below details gross sales, minimum rent and total rent for all full-service properties to be leased and summarized amounts for the limited-service properties to be subleased:

                                                         FIRST THREE QUARTERS
                                  FISCAL YEAR 1997               1998
                              ------------------------- -----------------------
                               GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL
PROPERTY                       SALES    RENT     RENT    SALES    RENT    RENT
--------                      -------- ------- -------- -------- ------- ------
                                                (IN MILLIONS)
Grand Hotel Resort and Golf
 Club.......................  $   23.4 $  2.8  $    4.2 $   18.0 $  2.0  $  3.7
Scottsdale Suites...........      11.9    3.0       5.0      8.2    2.1     3.4
The Ritz-Carlton, Phoenix...      23.3    4.6       7.2     17.3    3.2     5.5
Coronado Island Resort......      22.0    2.1       2.1     16.2    1.5     3.6
Costa Mesa Suites...........       9.7    1.9       3.3      7.2    1.3     2.3
Manhattan Beach.............      16.3    2.4       4.8     12.2    1.7     3.6
Marina Beach ...............      21.1    4.6       7.1     16.9    3.2     6.2
Newport Beach...............      33.5    5.5       8.7     24.0    3.9     6.8
Newport Beach Suites........      11.0    2.6       4.1      8.0    1.8     3.0
Ontario Airport.............      12.1    1.8       3.4      8.3    1.3     2.2
San Diego Marriott Hotel and
 Marina.....................     103.3   38.0      39.6     78.6   26.7    31.1
San Diego Mission Valley....      16.7    3.4       5.1     12.6    2.4     5.6
San Francisco Airport.......      43.8    8.2      13.2     32.2    5.8     9.5
San Francisco Fisherman's
 Wharf......................      17.8    4.0       6.4     12.1    2.8     4.3
San Francisco Moscone
 Center.....................     120.2   20.7      37.9     90.5   14.6    28.5
The Ritz-Carlton, Marina del
 Rey........................      32.4    5.5      10.8     23.4    3.9     7.9
The Ritz-Carlton, San
 Francisco..................      50.1    9.6      14.7     34.2    6.7    10.3
Torrance....................      20.5    2.3       3.5     15.0    1.6     5.1
Denver Southeast............      21.5    3.0       6.2     14.9    2.1     4.1
Denver Tech Center..........      26.8    5.1       8.3     20.1    3.6     6.0
Denver West.................      13.7    1.8       4.0      9.6    1.2     2.7
Marriott's Mountain Resort
 at Vail....................      17.6    3.0       5.1     14.1    2.1     4.5
Hartford/Farmington.........      18.4    3.5       4.7     13.4    2.4     3.5
Hartford/Rocky Hill.........      11.6    1.5       2.7      8.5    1.1     2.0
Fort Lauderdale Marina......      28.5    4.3       7.9     20.4    3.0     5.7
Jacksonville................      11.8    1.8       3.6      8.0    1.2     2.4
Miami Airport...............      29.7    3.9       8.4     21.6    2.8     6.1
Palm Beach Gardens..........      11.8    1.9       3.7      8.5    1.4     3.0
Singer Island (Holiday
 Inn).......................       6.6    1.4       2.5      5.2    1.0     2.1
Tampa Airport...............      17.1    1.6       3.5     13.1    1.1     2.7
Tampa Westshore.............      15.0    1.8       3.6     10.8    1.3     2.6
The Ritz-Carlton, Naples....      66.4   18.1      23.3     53.1   12.7    18.0
Atlanta Midtown Suites......      10.5    1.8       3.5      7.8    1.3     2.6
Atlanta Norcross............       7.6    1.0       1.7      5.6    0.7     1.2
Atlanta Northwest...........      14.9    2.7       4.3     11.3    1.9     3.3
Atlanta Perimeter...........      16.6    2.5       4.5     12.6    1.7     3.5
JW Marriott Hotel at Lenox..      24.8    3.7       6.8     17.7    2.6     5.0
The Ritz-Carlton, Atlanta...      30.2    5.8       8.8     21.7    4.1     6.8
The Ritz-Carlton, Buckhead..      49.3   13.1      16.3     35.8    9.2    11.7
Chicago/Deerfield Suites....      10.2    1.8       3.1      7.4    1.3     2.3
Chicago/Downers Grove
 Suites.....................       9.0    1.8       2.9      6.7    1.3     2.2
Chicago/Downtown Courtyard..      16.3    3.1       4.9     12.2    2.2     3.9
Chicago O'Hare..............      40.0    5.5      11.5     28.8    3.9     8.2
South Bend..................       9.9    1.1       2.1      7.0    0.8     1.5
Bethesda....................      23.2    3.2       5.6     17.3    2.2     4.1

                                                          FIRST THREE QUARTERS
                                   FISCAL YEAR 1997               1998
                               ------------------------- ----------------------
                                GROSS   MINIMUM  TOTAL    GROSS  MINIMUM TOTAL
PROPERTY                        SALES    RENT     RENT    SALES   RENT    RENT
--------                       -------- ------- -------- ------- ------- ------
                                                (IN MILLIONS)
Gaithersburg/Washingtonian
 Center......................  $   13.2 $  2.4  $    3.8 $   9.7 $  1.7  $  2.8
Boston/Newton................      27.4    4.8       7.8    19.1    3.4     5.5
Detroit Romulus..............       8.8    1.1       1.8     6.6    0.8     1.4
The Ritz-Carlton, Dearborn...      25.7    3.6       5.5    17.7    2.5     4.0
Minneapolis/Bloomington......      20.2    3.3       6.5    13.8    2.3     4.7
Minneapolis City Center......      27.5    3.7       7.5    20.4    2.4     5.2
Minneapolis Southwest........      14.9    2.7       4.8    10.1    1.9     4.0
Kansas City Airport..........      14.3    1.7       3.7     9.9    1.2     2.5
St. Louis Pavilion...........      27.5    6.1       6.5    18.5    4.3     4.3
Nashua.......................       7.5    0.8       1.3     5.3    0.5     0.9
Newark Airport...............      39.4    6.5      11.8    29.2    4.6     8.6
Park Ridge...................      16.0    2.5       4.0    11.9    1.7     4.2
Saddle Brook.................      10.7    1.3       2.1     7.8    0.9     1.7
Albany.......................      18.5    3.5       6.1    12.4    2.5     5.2
New York Marriott Financial
 Center......................      39.6    7.7      13.2    29.1    5.4    10.1
New York Marriott Marquis....     210.3   40.0      60.8   155.4   29.7    47.6
Marriott World Trade Center..      65.4   12.2      19.4    49.1    8.6    14.9
Charlotte Executive Park.....      14.0    2.3       3.7     9.8    1.6     2.6
Raleigh Crabtree Valley......      14.9    2.4       3.9    10.9    1.7     2.8
Oklahoma City................      15.6    2.0       3.8    10.4    1.4     2.4
Oklahoma City Waterford......       9.1    1.5       2.7     6.1    1.0     1.7
Portland.....................      26.4    4.1       7.5    17.6    2.9     4.8
Philadelphia (Convention
 Center).....................      80.7   14.2      25.0    58.2   10.0    17.8
Philadelphia Airport.........      25.0    4.1       7.6    18.6    2.9     5.6
Pittsburgh City Center.......      16.4    1.9       3.0    11.1    1.3     2.2
Memphis......................      10.6    1.5       3.2     5.7    1.0     1.8
Dallas/Fort Worth............      28.9    5.9       9.3    21.9    4.1     7.0
Dallas Quorum................      25.7    4.2       8.2    18.3    3.0     5.8
El Paso......................      11.6    0.9       2.3     7.8    0.6     1.4
Houston Airport .............      21.6    2.8       6.0    16.9    2.0     4.6
JW Marriott Houston..........      27.2    5.0       8.0    20.1    3.5     5.9
Plaza San Antonio............      13.8    2.9       4.6     9.7    2.0     3.3
San Antonio Riverwalk........      29.3    6.1      10.3    21.7    4.3     7.6
Salt Lake City...............      28.5    5.6       9.5    21.1    3.9     7.2
Dulles Airport...............      14.6    1.8       4.0    10.9    1.2     3.0
Key Bridge...................      29.4    5.6      10.2    21.2    3.9     7.4
Norfolk Waterside............      18.1    3.3       5.4    12.8    2.4     3.8
Pentagon City Residence Inn..      11.7    3.5       5.5     8.7    2.5     4.2
The Ritz-Carlton, Tysons
 Corner......................      34.4    5.9       9.8    24.9    4.1     7.3
Washington Dulles Suites.....      10.3    2.5       4.0     7.8    1.8     3.0
Westfields...................      28.0    4.7       7.4    20.3    3.3     5.4
Williamsburg.................      12.6    1.8       2.8     9.3    1.3     2.1
Washington Metro Center......      25.2    4.5       7.3    19.2    3.2     5.3
Calgary......................      13.4    1.7       1.7     9.8    1.2     2.3
Toronto Airport..............      17.1    2.9       5.6    13.0    2.0     4.2
Toronto Eaton Centre.........      21.1    6.1       7.1    16.0    4.3     5.6
Toronto Delta Meadowvale.....      16.1    2.6       4.9    10.6    1.9     3.1
Four Seasons, Atlanta(4).....      15.6    5.8       5.9    14.2    4.1     4.5
Four Seasons,
 Philadelphia(4).............      41.1    7.9      12.4    30.6    5.6    10.1
Grand Hyatt, Atlanta(4)......      25.3   10.0      10.0    22.6    7.0     8.2
Hyatt Regency,
 Burlingame(4)...............      47.9    8.8      17.6    39.5    6.2    15.1
Hyatt Regency, Cambridge(4)..      32.4    6.7      11.9    26.8    4.7    10.4
Hyatt Regency, Reston(4).....      30.5    6.5      11.3    24.2    4.5     9.2
Swissotel, Atlanta(4)........      22.2    5.0       6.3    17.2    3.5     5.8
Swissotel, Boston(4).........      26.8    6.4       8.5    20.5    4.5     6.9
Swissotel, Chicago(4)........      38.1   10.9      15.1    28.9    7.7    12.0
The Drake (Swissotel), New
 York(4).....................      38.8   11.6      13.6    34.2    8.2    13.4
The Ritz-Carlton, Amelia
 Island(4)...................      45.7   10.3      13.4    37.4    7.2    11.1

                                                          FIRST THREE QUARTERS
                                    FISCAL YEAR 1997              1998
                                 ----------------------- -----------------------
                                  GROSS   MINIMUM TOTAL   GROSS   MINIMUM TOTAL
PROPERTY                          SALES    RENT    RENT   SALES    RENT    RENT
--------                         -------- ------- ------ -------- ------- ------
                                                  (IN MILLIONS)
The Ritz-Carlton, Boston(4)....  $   40.1 $  6.9  $ 10.5 $   31.4 $  4.8  $  8.8
                                 -------- ------  ------ -------- ------  ------
Total Full-service Properties..   2,790.7  537.9   842.3  2,071.7  379.4   648.4
Total Courtyard Properties.....     212.0   50.6    59.2    159.2   35.0    36.8
Total Residence Inns...........      69.9   17.2    20.3     50.6   12.0    12.3
                                 -------- ------  ------ -------- ------  ------
  Total........................  $3,072.6 $605.7  $921.8 $2,281.6 $426.4  $697.5
                                 ======== ======  ====== ======== ======  ======

  H. Represents the adjustment to reflect the Company's anticipated adoption of EITF 97-2 in the fourth quarter of 1998 by recording property-level sales and operating expenses. The adjustment has no impact on operating profit or net income.

  I. The "Pro Forma without Blackstone" column reflects the adjustment to eliminate the revenues and operating expenses and working capital relating to the Blackstone hotel properties assuming that the Blackstone Acquisition does not occur.
--------

  (1) On a pro forma basis as of September 11, 1998, the Company had 75 million shares of common stock, $.01 par value authorized with 24.8 million shares issued and outstanding. In addition, on a pro forma basis, 10 million shares of preferred stock, $.01 par value authorized with none issued or outstanding.

  (2) Reflects the pro forma earnings per share based on 24.8 million weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares are based on Host's weighted average shares outstanding, adjusted for a one-for-ten share distribution, and the issuance of shares to the Blackstone Entities.

  (3) Reflects the pro forma earnings per share based on 20.4 million weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares are based on Host's weighted average shares outstanding, adjusted for a one-for-ten share distribution, and assumes that the Blackstone acquisition does not occur.

  (4) Represent the Blackstone hotel properties.

                                                                     APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November , 1998, among Host Marriott Corporation, a Delaware corporation ("Host"), HMC Merger Corporation, a Maryland corporation ("Host REIT") and Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership").

                                   RECITALS

  WHEREAS, Host has adopted an overall plan (the "REIT Conversion") to restructure its business operations so that it will qualify as a real estate investment trust for federal income tax purposes; and

  WHEREAS, the transactions comprising the REIT Conversion include, among others, (a) the contribution by Host of its wholly-owned full-service hotels, its interests in certain hotel partnerships and certain other assets to the Operating Partnership, which was organized and is currently wholly-owned by Host and of which Host will be the sole general partner, in accordance with the terms of a contribution agreement to be entered into in connection therewith (the "OP Contribution") and (b) the reincorporation (the "Reincorporation") of Host from the State of Delaware to the State of Maryland by means of a merger of Host with and into Host REIT, which was formed as a direct wholly-owned subsidiary of Host for the sole purpose of effecting the Reincorporation; and

  WHEREAS, the Board of Directors of Host and the Board of Directors of Host REIT each have determined that the OP Contribution and the Reincorporation by means of the merger is advisable for their respective companies and stockholders, and accordingly have agreed to effect the OP Contribution and the Reincorporation by means of the merger provided for herein upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby adopt the plan of restructuring encompassed by this Agreement and agree as follows:

I. THE OP CONTRIBUTION

  Subject to the applicable terms and conditions of this Agreement and the terms and conditions of a contribution agreement to be entered into prior to the Merger by Host and the Operating Partnership, Host will effectuate the OP Contribution consisting of the contribution of (a) the wholly-owned full-service hotel assets held by Host, (b) certain interests in various partnerships that own full-service hotels in which Host is the general partner (the "Partnerships"), (c) certain other partnerships or limited liability companies (the "Private Partnerships") that own one or more full-service hotels and that are partially but not wholly-owned by Host (other than its interests in the general partners of the Partnerships, each of which is Host or a wholly-owned, direct or indirect subsidiary of Host, and certain other subsidiaries of Host which will remain in existence as subsidiaries of Host REIT following the REIT Conversion) and (d) certain of its other assets (excluding Host's senior living assets and the cash or other consideration to be distributed to stockholders of Host or Host REIT in connection with the REIT Conversion and certain other de minimis assets that cannot be contributed to the Operating Partnership) to the Operating Partnership in exchange for (i) a number of units of limited partnership interest in the Operating Partnership equal to the number of outstanding shares of Host Common Stock (as defined below) at the completion of the REIT Conversion (and preferred partnership interests in the Operating Partnership corresponding to any shares of preferred stock of Host, if any, outstanding at the time of the REIT Conversion), including a 0.1% general partnership interest and (ii) the assumption by the Operating Partnership of liabilities of Host, including past and future contingent liabilities, other than liabilities of Crestline Capital Corporation, a Maryland corporation ("Crestline"), which currently is a wholly-owned subsidiary of Host but will become a separate public company as part of the REIT Conversion, all as set forth in the contribution agreement. Following the above-described OP Contribution, as well as certain other contributions to the Operating Partnership by various subsidiaries of Host in connection with the REIT Conversion, the Operating Partnership and its subsidiaries will directly or indirectly own all of Host's and its subsidiaries' wholly-owned hotels, substantially all of Host's direct and indirect interests in both the Partnerships and the Private Partnerships and all of Host's other assets (excluding its senior living assets and the cash or other consideration to be distributed to the stockholders of Host or Host REIT in connection with the REIT Conversion and certain other de minimis assets that cannot be contributed to the Operating Partnership).

II. THE MERGER

                                   ARTICLE 1

                      THE MERGER; CLOSING; EFFECTIVE TIME

  1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Host shall be merged with and into Host REIT in accordance with this Agreement and the separate corporate existence of Host shall thereupon cease (the "Merger"). The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended. Host REIT shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Maryland, and the separate existence of Host REIT with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL") and the Maryland General Corporation Law ("MGCL").

  1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C., 20004,
at 9:00 a.m., local time, on       or (b) at such other time, date or place as
Host and Host REIT may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3. EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article 5 shall have been satisfied or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 6, following the Closing, the parties hereto shall, at such time as they deem advisable, cause (i) a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware, as provided in Section 252 of the DGCL and (ii) Articles of Merger substantially in the form attached hereto as Exhibit A (the "Articles of Merger") to be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT"), as provided in Section 3-105 of the MGCL. The Merger shall become effective upon the later of the filing of the Certificate of Merger with the Secretary of State of Delaware and the acceptance for record of the Articles of Merger by the SDAT, or such other time as specified in the Articles of Merger and the Certificate of Merger (the "Effective Time").

                                   ARTICLE 2

                        NAME, ARTICLES OF INCORPORATION
                                  AND BYLAWS
                         OF THE SURVIVING CORPORATION

  2.1. NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be changed at the Effective Time to "Host Marriott Corporation", as provided in the Restated Articles (as defined in Section 2.2 hereof).

  2.2. ARTICLES OF INCORPORATION. The Articles of Amendment and Restatement of Articles of Incorporation of Host REIT, substantially in the form attached hereto as Exhibit B (the "Restated Articles"), shall be filed with the SDAT as part of the Merger and shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the MGCL.

  2.3. BYLAWS. The Bylaws of Host REIT in effect immediately prior to the Effective Time (a copy of which is attached hereto as Exhibit C) shall be the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and the MGCL.

                                   ARTICLE 3

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

  3.1. DIRECTORS. As set forth in the Restated Articles, the directors of Host immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of and following the Effective Time until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

  3.2. OFFICERS. The officers of Host immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of and following the Effective Time until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE 4

                           EFFECT ON CAPITAL STOCK;
                           EXCHANGE OF CERTIFICATES

  4.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of any capital stock of Host:

    (a) Each share of common stock, par value $1.00 per share, of Host ("Host Common Stock") issued and outstanding immediately prior to the Effective Time, together with the associated right ("Host Right") issued under the Rights Agreement dated as of February 3, 1989, as amended, between Marriott Corporation (the former name of Host) and the Bank of New York (the "Host Rights Agreement"), shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Host REIT ("Host REIT Common Stock"), together with the associated right issued under a stockholder rights plan to be adopted by Host REIT prior to the Merger (the "Host REIT Stockholder Rights Plan"). Any shares of preferred stock of Host outstanding immediately prior to the Effective Time would be converted into an equal number of shares of preferred stock of Host REIT having substantially the same rights and preferences.

    (b) All shares of Host Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist. At the Effective Time, each certificate representing shares of Host Common Stock will be deemed for all purposes to evidence the same number of shares of Host REIT Common Stock until such certificate is exchanged for a certificate representing shares of Host REIT Common Stock in accordance with Article 4 hereof.

    (c) Each share of Host Common Stock held in Host's treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (d) Each share of Host REIT Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Host REIT or the holder of such shares, be canceled and retired without payment of any consideration therefor.

    (e) Any dividends or other distributions to the stockholders of Host that have been declared by Host but not paid prior to consummation of the Merger will be assumed by Host REIT.

  4.2 BENEFIT PLANS. The rights and obligations of Host under the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan), the Host Marriott Corporation Employee Stock Purchase Plan, the Host Marriott Corporation (HMC) Retirement and Savings Plan, the Host Marriott Corporation Executive Deferred Compensation Plan and the Host Marriott Corporation Medical/Dental/Vision Care Plan (collectively, the "Plans") and related and other option agreements will be transferred to the Operating Partnership, and all rights of the parties thereto and the participants therein to acquire shares of Host Common Stock on the terms and conditions of the Plans and such option agreements will be converted into rights to acquire shares of Host REIT Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans and related and other agreements and the Employee Benefits and Other Employment Matters Allocation Agreement to be entered into by Host in connection with the REIT Conversion. The rights and obligations of Host under the Host Marriott Corporation Non-Employee Director's Deferred Stock Compensation Plan will be continued by Host REIT.

  4.3 EXCHANGE OF CERTIFICATES.

  (a) As of the Effective Time, Host REIT shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York, the transfer agent and registrar for the shares of Host REIT Common Stock and the exchange agent for purposes of the Merger (the "Transfer and Exchange Agent"), for exchange in accordance with this Article 4, certificates evidencing shares of Host REIT Common Stock (the "Exchange Fund") to be issued pursuant to Section 4.1 and delivered pursuant to this Section 4.3 in exchange for outstanding securities of Host.

  (b) As soon as practicable after the Effective Time, Host REIT shall cause the Transfer and Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Host Common Stock ("Certificates"), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer and Exchange Agent and shall be in such form and have such other provisions as Host REIT may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Host REIT Common Stock. Upon surrender of a Certificate for cancellation to the Transfer and Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing the number of shares of Host REIT Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Host Common Stock in exchange for a certificate evidencing shares of Host REIT Common Stock in the name of a person other than the person in whose name the share of Host Common Stock are registered, a certificate evidencing the proper number of shares of Host REIT Common Stock that may be issued to such a transferee if the Certificate evidencing such securities is presented to the Transfer and Exchange Agent, accompanied by all documents required by the Transfer and Exchange Agent or Host REIT to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

  (c) All shares of Host REIT Common Stock issued upon the surrender for exchange of shares of Host Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares Host Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Host on such Host Common Stock and which remain unpaid at the Effective Time. Any such dividends or distributions that would have entitled stockholders of Host to receive shares of Host Common Stock shall be deemed, after the Effective Time, to entitle stockholders of Host REIT to receive the same number of shares of Host REIT Common Stock.

  (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Host of shares of Host Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Host REIT Common Stock in accordance with the procedures set forth in this Article 4.

  (e) No fractional shares of Host REIT Common Stock shall be issued pursuant hereto.

  (f) Any portion of the Exchange Fund that remains unclaimed by the former stockholders of Host one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Host who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of their shares of Host REIT Common Stock deliverable in respect of each share of Host Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. None of Host, Host REIT, the Transfer and Exchange Agent or any other person shall be liable to any former holder of shares or securities of Host for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Transfer and Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Host REIT Common Stock deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 5

                                  CONDITIONS

  5.1 CONDITIONS AS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of Host and Host REIT to consummate the Merger are subject to the satisfaction or, with respect to Sections 5.1(c) and (d) only, waiver, of the following conditions:

    (a) The Merger shall have been duly approved by Host, as the sole stockholder of Host REIT, and this Agreement shall have been duly approved by the holders of Host Common Stock representing not less than two-thirds (66 2/3%) of the outstanding shares of Host Common Stock.

    (b) Host's Board of Directors shall have determined (i) that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and (ii) based upon the advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed.

    (c) Host REIT shall have adopted the Host REIT Stockholder Rights Plan, which Plan shall have been approved by the Board of Directors of Host prior to the Effective Time.

    (d) Host shall amend the Host Rights Agreement to provide that each Host Right issuable pursuant to the Host Rights Agreement will be converted, as of the Effective Time, into a right issuable under the Host REIT Stockholder Rights Plan.

    (e) Host shall have received all governmental and third party consents to the Merger, including consents of lenders and Marriott International, Inc., except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Host REIT, the Operating Partnership and their subsidiaries taken as a whole.

    (f) Host shall have determined, in its sole discretion, that The United States Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of (i) substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership, (ii) substantially increasing the federal tax liabilities of Host REIT resulting from the REIT Conversion or (iii) substantially reducing the expected benefits to Host REIT resulting from the REIT Conversion.

                                   ARTICLE 6

                                  TERMINATION

  6.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Host, by either
(i) the mutual written consent of the Board of Directors of Host and the Board of Directors of Host REIT or (ii) the Board of Directors of Host in its sole discretion.

  6.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 6, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

                                   ARTICLE 7

                              GENERAL PROVISIONS

  7.1 ENTIRE AGREEMENT. This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  7.2 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors at any time before or after approval of the Agreement by the stockholders of Host, but after such stockholder approval, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  7.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the States of Delaware and Maryland.

  7.4 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

  7.5 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  7.6 INCORPORATION. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  7.7 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  7.8 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

  7.9 NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:

                                          HOST MARRIOTT CORPORATION

By:                                       By:
  ----------------------------------         ----------------------------(SEAL)
  [Title]                                    [Title]

ATTEST:

                                          HMC MERGER CORPORATION

By:                                       By:
  ----------------------------------         ----------------------------(SEAL)
  [Title]                                    [Title]

ATTEST:

                                          HOST MARRIOTT, L.P.
                                          (for purposes of Section I only)


By:                                       By:
  ----------------------------------         ----------------------------(SEAL)
  [Title]                                    [Title]

                                                        EXHIBIT A TO APPENDIX A

                              ARTICLES OF MERGER

                                    BETWEEN

                            HMC MERGER CORPORATION
                           (a Maryland Corporation)

                                      AND

                           HOST MARRIOTT CORPORATION
                           (a Delaware Corporation)

  HMC Merger Corporation, a corporation duly organized and existing under the laws of the State of Maryland ("Host-MD"), and Host Marriott Corporation, a corporation duly organized and existing under the laws of the State of Delaware ("Host-DE"), do hereby certify that:

  FIRST: Host-MD and Host-DE agree to merge.

  SECOND: The name and place of incorporation of each party to these Articles are HMC Merger Corporation, a Maryland corporation, and Host Marriott Corporation, a Delaware corporation. Host-MD shall be the successor corporation in the merger. Upon consummation of the merger, the current name of Host-MD shall be changed to "Host Marriott Corporation" and Host-MD shall continue as a corporation of the State of Maryland.

  THIRD: Host-DE was incorporated on July 10, 1929, under the Delaware General Corporation Law under the name Marriott Corporation, which name was changed to Host Marriott Corporation on October 8, 1993 pursuant to an amendment to the Certificate of Incorporation of Host-DE. Host-DE has been registered and qualified to do business in Maryland since May 7, 1937 and owns interests in
land in        County, Maryland.

  FOURTH: Both Host-MD and Host-DE have their principal offices in Bethesda, Maryland, Montgomery County.

  FIFTH: The terms and conditions of the transaction set forth in these Articles were advised, authorized, and approved by each corporation party to these Articles in the manner and by the vote required by its Articles or Certificate of Incorporation, as the case may be, and the laws of its state of incorporation. The manner of approval was as follows:

    (a) The directors of Host-DE determined the proposed agreement and plan of merger to be advisable for Host-DE and its stockholders, approved the agreement and plan of merger at a special meeting of the board of directors on November , 1998 and directed that the agreement and plan of merger be submitted for consideration by the stockholders of Host-DE at a special meeting for the purpose of acting on the agreement and plan of merger. At a special meeting of Host-DE stockholders held on December , 1998, the stockholders of Host-DE adopted a resolution approving the agreement and plan of merger by the affirmative vote of at least two-thirds (66 2/3%) of the shares of capital stock of Host-DE outstanding on the record date for such special meeting and entitled to vote thereon.

    (b) The Board of Directors of Host-MD adopted a resolution at a special meeting of the board of directors on November , 1998 which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolution and directed that such resolution be submitted for consideration by the sole stockholder of Host-MD. In accordance with Sections 2-504(d) and 2-505 of the Maryland General Corporation Law, the sole stockholder of Host-MD adopted a resolution by unanimous written consent dated as of December , 1998, approving the proposed merger.

  SIXTH: The Articles of Incorporation of Host-MD, the successor corporation, shall be amended and restated as part of the merger to read as set forth in Exhibit A to these Articles.

  SEVENTH: (a) The total number of shares of stock of all classes which Host-DE has authority to issue is 601,000,000 shares, of which 600,000,000 shares are classified as common stock, par value $1.00 per share ("Host-DE Common Stock"), and 1,000,000 shares are classified as preferred stock, without par value.

  (b) The aggregate par value of all the shares of stock of all classes of Host-DE is $600,000,000.

  EIGHTH: (a) As of immediately before the merger, the total number of shares of stock of all classes which Host-MD has authority to issue is 1,000 shares of common stock, par value $0.01 per share.

  (b) As changed by the merger, the total number of shares of stock of all classes which Host-MD has authority to issue is 800,000,000 shares, of which 750,000,000 shares are classified as common stock, par value $0.01 per share ("Host-MD Common Stock"), and 50,000,000 shares are classified as preferred stock, par value $0.01 per share.

  (c) The aggregate par value of all the shares of stock of all classes of Host-MD is $10 before the merger and $8,000,000 as changed by the merger.

  NINTH: The merger shall become effective at    p.m. (Eastern Time) on
December  , 1998 (the "Effective Time").

  TENTH: The manner and basis of converting or exchanging issued stock of the merging corporations into different stock of a corporation, or other consideration, and the treatment of any issued stock of the merging corporations not to be converted or exchanged, are as follows:

    (a) Each share of Host-DE Common Stock issued and outstanding immediately prior to the Effective Time, together with the associated right ("Host Right") issued under the Rights Agreement dated as of February 3, 1989, as amended, between Marriott Corporation (the former name of Host) and the Bank of New York (the "Host Rights Agreement"), shall, upon effectiveness of the merger, be converted into one validly issued, fully paid and nonassessable share of Host-MD Common Stock, together with the associated right issued under a stockholder rights plan to be adopted by Host-MD prior to the Merger (the "Host-MD Stockholder Rights Plan").

    (b) After the Effective Time, all shares of Host-DE Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist. At the Effective Time, each certificate representing shares of Host-DE Common Stock will be deemed for all purposes to evidence the same number of shares of Host-MD Common Stock until exchanged for a certificate representing shares of Host-MD Common Stock in accordance with the terms of the Agreement and Plan of Merger.

    (c) Each share of Host-DE Common Stock held in Host-DE's treasury at the Effective Time shall, by virtue of the merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (d) Each share of Host-MD Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of Host-MD or the holder of such shares, be canceled and retired without payment of any consideration therefor.

    (e) Any dividends or other distributions to the stockholders of Host-DE that have been declared by Host-DE but not paid prior to consummation of the Merger will be assumed by Host-MD.

    (f) As soon as practicable after the Effective Time, Host-MD shall cause First Chicago Trust Company of New York, the transfer agent and registrar for the Host-MD Common Stock and the exchange agent for purposes of the merger (the "Transfer and Exchange Agent"), to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Host-DE Common Stock ("Certificates"), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates evidencing Host-MD Common Stock. Upon surrender of a Certificate for cancellation to the Transfer and Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing the number of shares of Host-MD Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the terms of the Agreement and Plan of Merger and the Certificate so surrendered shall forthwith be canceled.

  IN WITNESS WHEREOF, HMC Merger Corporation and Host Marriott Corporation have caused these presents to be signed in their respective names and on their respective behalves by their respective presidents and witnessed by their respective secretaries on December , 1998.

WITNESS:

                                          HMC MERGER CORPORATION

-------------------------------------     -------------------------------------
[Christopher G. Townsend]                 Terence C. Golden
Secretary                                 President

WITNESS:

                                          HOST MARRIOTT CORPORATION

-------------------------------------     -------------------------------------
Christopher G. Townsend                   Terence C. Golden
Secretary                                 President and Chief Executive
                                          Officer

  THE UNDERSIGNED, President of HMC Merger Corporation, who executed on behalf of said corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Merger to be the corporate act of said corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

-------------------------------------
Terence C. Golden
President

  THE UNDERSIGNED, President and Chief Executive Officer of Host Marriott Corporation, who executed on behalf of said corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Merger to be the corporate act of said corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

-------------------------------------
Terence C. Golden
President and Chief Executive Officer

                                                        EXHIBIT B TO APPENDIX A

                 FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                            HMC MERGER CORPORATION

  HMC Merger Corporation, a Maryland corporation having its principal office in Maryland in Bethesda, Maryland, and having CSC-Lawyers Incorporating Service Company as its resident agent, located at 11 East Chase Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST: The Articles of Incorporation of the Corporation, filed with the State Department of Assessments and Taxation of Maryland on September 28, 1998, are hereby amended and restated in full as follows:

                                   ARTICLE I
                                     NAME

  The name of the corporation (which is hereinafter called the "Corporation") is Host Marriott Corporation.

                                  ARTICLE II
                                   PURPOSES

  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Maryland (the "MGCL").

                                  ARTICLE III
                               PRINCIPAL OFFICE

  The present address of the principal office of the Corporation in the State of Maryland is 10400 Fernwood Road, Bethesda, Maryland 20817.

                                  ARTICLE IV
                               REGISTERED AGENT

  The name and address of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

                                   ARTICLE V
                                   DURATION

  The duration of the Corporation shall be perpetual.

                                  ARTICLE VI
                                CAPITALIZATION

  Section 6(a) Shares and Par Value. The total number of shares of stock of all classes ("Capital Stock") which the Corporation has authority to issue is 800,000,000 shares, 750,000,000 of which initially are classified as common stock, par value of $.01 per share ("Common Stock"), and 50,000,000 of which initially are classified as preferred stock, par value $.01 per share ("Preferred Stock"). The aggregate par value of all classes of stock that the Corporation shall have authority to issue is $8,000,000. The Board of Directors may, by adopting a resolution and filing articles supplementary with the State Department of Assessments and Taxation of Maryland, classify and reclassify any unissued shares of Capital Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. The power of the Board of Directors under this Section 6(a) to classify and reclassify any of the shares of Capital Stock shall include, without limitation, authority to classify or reclassify any unissued shares of such stock (including shares initially designated as Common Stock or Preferred Stock above) into Common Stock, Preferred Stock, a class or classes of preferred stock, preference stock, special stock or other stock (including non-voting common stock), and to divide and classify shares of any class into one or more series of such class. Unless otherwise specifically provided for in the terms of any class or series of stock now or hereafter created, the amount that would be needed, if the Corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights on dissolution of stockholders whose preferential rights are superior to those receiving the distribution, shall not limit the ability of the Corporation to make any distribution or the amount thereof.

  Section 6(b) Common Stock. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock of the Corporation:

    (1) Voting Rights. Each share of Common Stock shall have one vote on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class of stock at any time classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

    (2) Dividends. Subject to the provisions of law and any preferences of any class of Capital Stock, including any shares of Preferred Stock, hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of the Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis.

    (3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of Capital Stock at any time classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation are entitled, including any shares of Preferred Stock, together with the holders of any other class of Capital Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

  Section 6(c) Preferred Stock. The Board of Directors shall have the authority to classify and reclassify any unissued shares of Preferred Stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of the Preferred Stock. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of Preferred Stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any of the shares of such stock into Common Stock, a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

    (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized class of stock so redeemed, purchased, otherwise acquired or converted into shares of Common Stock and be subject to classification and reclassification as provided in this Article VI.

    (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

    (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

    (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

    (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

    (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

    (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this
  Section 6(c), and, if so, the terms and conditions thereof.

    (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the charter of the Corporation.

  Section 6(d) Ranking of Classes or Series of Capital Stock. For the purposes hereof and of any articles supplementary to the charter providing for the classification or reclassification of any shares of Capital Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

    (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

    (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

    (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

                                  ARTICLE VII
                              BOARD OF DIRECTORS

  Section 7(a) Number of Directors; Classification. Effective upon the filing of these Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland, the number of directors shall be increased from two (2) to eight (8). Except as otherwise fixed by or pursuant to the provisions of Article VI hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors may thereafter be increased or decreased pursuant to the Bylaws of the Corporation; provided such number established in accordance with the Bylaws is not decreased to less than three
(3) nor increased to more than thirteen (13). The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. One class of directors, consisting initially of three members, shall hold office initially for a term expiring at the annual meeting of stockholders in 1999 (Class I); another class, consisting initially of three members, shall hold office initially for a term expiring at the annual meeting of stockholders in 2000 (Class II); and the third class, consisting initially of two members, shall hold office initially for a term expiring at the annual meeting of shareholders in 2001 (Class III). In the event of any increase or decrease in the number of directors, other than resulting from the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors pursuant to the provisions of
Article VI hereof, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible. The names and classes of the directors upon the filing of these Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland who will serve until their successors are elected and qualify are:

       CLASS OF DIRECTOR           NAME
       -----------------           ----
       Class I:            J.W. Marriott, Jr.
                           Harry L. Vincent, Jr.
                           John G. Schreiber
       Class II:           Robert M. Baylis
                           Ann Dore McLaughlin
                           Terence C. Golden
       Class III:          R. Theodore Ammon
                           Richard E. Marriott

  Section 7(b) Removal of Directors. Subject to the rights of holders of one or more classes or series of Capital Stock other than Common Stock to elect one or more directors, any director may be removed only for cause and only by the affirmative vote of stockholders holding at least two thirds of all the votes entitled to be cast for the election of directors.

  Section 7(c) Vacancies. Except in the case of a vacancy on the Board of Directors among the directors elected by a class or series of Capital Stock other than Common Stock, any vacancy on the Board of Directors may be filled by the affirmative vote of the remaining directors (except that a vacancy which results from an increase in the number of directors may be filled by a majority of the entire Board of Directors) and, in the case of a vacancy resulting from the removal of a director, by the stockholders by the affirmative vote of two-thirds of the votes entitled to be cast for the election of directors. Any vacancy on the Board of Directors among the directors elected by a class or series of Capital Stock other than Common Stock may be filled by a majority of the remaining directors elected by that class or series or by the sole remaining director elected by that class or series, or by the stockholders of that class or series unless otherwise provided in the articles supplementary for that class or series.

  Section 7(d) Amendments. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of this ARTICLE VII.

                                 ARTICLE VIII
       RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES OF CAPITAL STOCK

  Section 8.1 Definitions. For the purpose of this Article VIII, the following terms shall have the following meanings:

    Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include (in addition to direct ownership and indirect ownership through a nominee or similar arrangement) interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

    Benefit Plan Investor. The term "Benefit Plan Investor" shall have the meaning provided in 29 C.F.R. (S) 2510.3-101(f)(2), or any successor regulation thereto.

    Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the state of Maryland or in the state of New York are authorized or required by law, regulation or executive order to close.

    Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to
  Section 8.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

    Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 8.2.1(b)(i) and Section 8.3.1.

    Charitable Trustee. The term "Charitable Trustee" shall mean the Person, unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation from time to time to serve as trustee of the Charitable Trust. In the absence of such designation, the Charitable Trustee shall be
     .

    Closing Price. The "Closing Price" on any date shall mean the last sale price for such shares of Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Capital Stock, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares of Capital Stock are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Capital Stock are listed or admitted to trading or, if such shares of Capital Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices, in the over-the-counter market, as reported by the NASDAQ Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares of Capital Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Capital Stock, the fair market value of such shares, as determined in good faith by the Board of Directors.

    Code. The term "Code" means the Internal Revenue Code of 1986, as amended.

    Constructive Ownership. The term "Constructive Ownership" shall mean ownership of shares of Capital Stock by a Person, whether the interest in shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include any interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by
  Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

    Effective Date. The term "Effective Date" shall mean the date on which the Effective Time occurs.

    Effective Time. The term "Effective Time" shall mean the later of (i) the time the State Department of Assessments and Taxation of Maryland accepts the articles of merger for the Merger for record or (ii) the time established under the articles of merger for the Merger.

    ERISA Investor. The term "ERISA Investor" shall mean any holder of shares of Capital Stock that is (i) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),
  (ii) a plan as defined in Section 4975(e) of the Code (any such employee benefit plan or "plan" described in clause (i) or this clause (ii) being referred to herein as a "Plan"), (iii) a trust which was established pursuant to a Plan, or a nominee for such trust or Plan, or (iv) an entity whose underlying assets include assets of a Plan by reason of such Plan's investment in such entity.

    Excepted Holder. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 8.2.7.

    Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that (and only so long as) the affected Excepted Holder complies with all of the requirements established by the Board of Directors pursuant to Section 8.2.7, and subject to adjustment pursuant to Section 8.2.8, the percentage limit established by the Board of Directors pursuant to Section 8.2.7.

    Excluded Holder. The term "Excluded Holder" shall mean any Person who acquires Constructive Ownership or Beneficial Ownership of shares of Common Stock solely by reason of the Transfer of Common Stock in the Merger and who, immediately following the Merger, either Beneficially Owns or Constructively Owns shares of Common Stock in excess of the Ownership Limit solely by reason of such Transfer of Common Stock in the Merger.

    Excluded Holder Limit. The term "Excluded Holder Limit" shall mean, with respect to any Excluded Holder, the lesser of (i) shares of Capital Stock representing 9.9% (in value) of the outstanding shares of Capital Stock of the Corporation or (ii) the shares of Capital Stock that such Excluded Holder was considered to Constructively Own immediately following the Merger solely by reason of the Merger (taking into account only such shares of Capital Stock and no other shares as to which such Person may thereafter become, for any reason, the Constructive Owner or the Beneficial Owner), provided, however, that if at any time the Excluded Holder Limit for any Excluded Holder would be less than the Ownership Limit, such Excluded Holder shall cease to be an Excluded Holder and the Ownership Limit shall thereafter apply to such Person.

    Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such shares of Capital Stock on such date.

    Merger. The term "Merger" shall mean the merger of Host Marriott Corporation, a Delaware corporation, with and into the Corporation, with the Corporation being the surviving entity and with the outstanding shares of capital stock of Host Marriott Corporation being converted into shares of Capital Stock as set forth in the articles of merger for the Merger.

    NYSE. The term "NYSE" shall mean the New York Stock Exchange, Inc.

    Ownership Limit. The term "Ownership Limit" shall mean (i) with respect to shares of Common Stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation; and
  (ii) with respect to any class or series of shares of Preferred Stock or other stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock or other stock of the Corporation.

    Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company, or other entity and also includes a group as that term is used for purposes of
  Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that the term "Person" shall not include any group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, if such "group" would be an Excluded Holder (but any Person that is a member of such "group" shall still be considered to be a "Person" for purposes hereof).

    Prohibited Owner. The term "Prohibited Owner" shall mean any Person who, but for the provisions of Section 8.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of shares of Capital Stock that the Prohibited Owner would have so owned.

    Publicly Offered Securities. The term "Publicly Offered Securities" shall have the meaning provided in 29 C.F.R Section 2510.3-101(b)(2), or any successor regulation thereto.

    REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

    Restriction Date. The term "Restriction Date" shall mean the first day after the Effective Date.

    Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

    Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such actions or cause any such events) that causes any Person to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock or the right to vote or receive dividends on shares of Capital Stock, including without limitation, (a) the issuance and transfer to holders of shares of Host Marriott Corporation of shares of Capital Stock in the Merger, (b) a change in the capital structure of the Corporation, (c) a change in the relationship between two or more Persons which causes a change in ownership of shares of Capital Stock by application of either Section 544 of the Code, as modified by Section 856(h) or Section 318(a) of the Code, as modified by Section 856(d)(5), (d) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire shares of Capital Stock, (e) any disposition of any securities or rights convertible into or exchangeable for shares of Capital Stock or any interest in shares of Capital Stock or any exercise of any such conversion or exchange right, (f) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of shares of Capital Stock, and (g) solely for purposes of applying the Excluded Holder Limit, any change in the value of one class or series of shares of Capital Stock relative to the value of any other class or series of shares of Capital Stock, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned, and whether by operation of law or otherwise. (For purposes of this Article VIII, the right of a limited partner in Host Marriott, L.P., a Delaware limited partnership (or any successor thereto), to require the partnership to redeem such limited partner's units of limited partnership interest pursuant to Section 8.6 of the Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P shall not be considered to be an option or similar right to acquire shares of Capital Stock of the Corporation so long as such Section 8.6 is not amended in a manner that would grant to a limited partner a legal right to require that either Host Marriott, L.P. (or any successor thereto) or the Corporation issue to such limited partner shares of Capital Stock and so long as the restrictions in Section 8.6.C of such Agreement apply to the exercise of the rights set forth in such Section 8.6.) The terms "Transferring" and "Transferred" shall have the correlative meanings.

  Section 8.2 Restrictions on Ownership and Transfer of Shares.

    Section 8.2.1 Ownership Limitations. During the period commencing at the Effective Time and ending at the close of business on the Restriction Termination Date:

      (a) Basic Restrictions.

        (i) (1) No Person, other than an Excepted Holder or an Excluded Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Ownership Limit, (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder, and (3) commencing at 12:01 a.m. (Eastern Standard
      Time) on the Restriction Date, no Excluded Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excluded Holder Limit for such Excluded Holder.

        (ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that (1) such Beneficial Ownership of shares of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) such Constructive Ownership would cause either the Corporation to be considered to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 856(c) of the Code or Host Marriott, L.P. (or any successor thereto) to be considered to Constructively Own an interest in a tenant that is described in
      Section 856(d)(2)(B) of the Code for purposes of applying Section 7704(d) of the Code, or (3) such Beneficial Ownership or Constructive Ownership of shares of Capital Stock would result in the Corporation otherwise failing to qualify as a REIT or Host Marriott, L.P. (or any successor thereto) to fail to qualify as a partnership for federal income tax purposes.

        (iii) No Person shall Transfer any shares of Capital Stock if, as a result of the Transfer, the outstanding shares of all classes and series of Capital Stock would be Beneficially Owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Subject to Section 8.5 and notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in outstanding shares of all classes and series of Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

      (b) Transfer in Trust. If, as a result of the Merger and the Transfer of shares of Capital Stock to holders of shares of Host Marriott Corporation, a Delaware corporation, any Person Beneficially Owns or Constructively Owns shares of Capital Stock in violation of Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii) as of 12:01 a.m. (Eastern
    Standard Time) on the Restriction Date, then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii) (whichever is applicable) (rounded upward to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 8.3, effective as of 12:01 a.m.

    (Eastern Standard Time) on the Restriction Date, and such Person shall have no rights in such shares of Capital Stock (except as otherwise provided in Section 8.3.5(b)). If any Transfer of shares of Capital Stock other than as a result of the Merger and Transfer of shares of Capital Stock to holders of shares of Host Marriott Corporation (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii), as applicable,

        (i) then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii) (rounded upward to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 8.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or as of the close of business on the Effective Date as to any such Transfer that occurs on the Effective Date), and such Person shall acquire no rights in such shares of Capital Stock; or

        (ii) if the transfer to the Charitable Trust described in clause
      (i) of this sentence would not be effective for any reason to prevent the violation of Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii), as applicable, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii), as applicable, shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

    Section 8.2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of
  Section 8.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 8.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 8.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable under Section 8.2.1(b)(ii), such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

    Section 8.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 8.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 8.2.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation's status as a REIT.

    Section 8.2.4 Owners Required To Provide Information. During the period commencing at the Effective Time and ending at the close of business on the Restriction Termination Date:

      (a) Every stockholder of record of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares Beneficially Owned, and a description of the manner in which such shares of Capital Stock are held; provided that a stockholder of record who holds outstanding shares of Capital Stock as nominee for another Person, which other Person is required to include in gross income the dividends received on such shares (an "Actual Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of Capital Stock of such Actual Owner with respect to which the stockholder of record is nominee. Each such stockholder of record and each Actual Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

      (b) Each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

  Section 8.2.5 Remedies Not Limited. Subject to Section 8.5, nothing contained in this Section 8.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

  Section 8.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8.2, Section 8.3 or any definition contained in Section 8.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 8.2 or Section 8.3 with respect to any situation based upon the facts known to it. If Section 8.2 or 8.3 requires an action by the Board of Directors and the charter of the Corporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 8.1, 8.2 or 8.3.

  Section 8.2.7 Exceptions.

    (a) The Board of Directors, in its sole and absolute discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limit (or one or more elements thereof) with respect to the ownership of any series or class of Capital Stock of the Corporation, subject to the following conditions and limitations: (A) the Board of Directors shall have determined that (x) assuming such Person would Beneficially Own or Constructively Own the maximum amount of shares of Common Stock and stock of the Corporation (other than Common Stock) permitted as a result of the exception to be granted and (y) assuming that all other Persons who would be treated as "individuals" for purposes of
  Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would Beneficially Own or Constructively Own the maximum amount of shares of Common Stock and stock of the Corporation (other than Common Stock) permitted under this Article VIII (taking into account any exception, waiver or exemption granted under this Section 8.2.7 to (or with respect to) such Persons), the Corporation would not be "closely held" within the meaning of Section 856(h) of the Code (assuming that the ownership of shares of Capital Stock is determined during the second half of a taxable year) and would not otherwise fail to qualify as a REIT; and (B) such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its sole and absolute discretion, determine to be necessary in order for it to make the determination that the conditions set forth in clause (A) above of this Section 8.2.7(a) have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial Ownership or Constructive Ownership of one or more other classes or series of shares of Capital Stock not subject to the exception), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 8.2 with respect to shares of Capital Stock held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (a)). If a member of the Board of Directors requests that the Board of Directors grant an exception pursuant to this subparagraph (a) with respect to such member, or with respect to any other Person if such Board member would be considered to be the Beneficial Owner or Constructive Owner of shares of Capital Stock owned by such other Person, such member of the Board of Directors shall not participate in the decision of the Board of Directors as to whether to grant any such exception.

    (b) In addition to exceptions permitted under subparagraph (a) above, the Board of Directors, in its sole and absolute discretion, may grant to any Person who makes a request therefor (a "Requesting Person") an exception from the Ownership Limit (or one or more elements thereof) if: (i) such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that such Requesting Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code);
  (ii) such Requesting Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own shares of Capital Stock in excess of the Ownership Limit by reason of the Requesting Person's ownership of shares of Capital Stock in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); (iii) such Requesting Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that neither clause (2) nor clause (3) of subparagraph
  (a)(ii) of Section 8.2.1 will be violated by reason of the Requesting Person's ownership of shares of Capital Stock in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); and
  (iv) such Requesting Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its sole and absolute discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Requesting Person owns shares of Capital Stock in excess of the Ownership Limit pursuant to any exception thereto granted under this subparagraph (b), and such Requesting Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 8.2 with respect to shares of Capital Stock held in excess of the Ownership Limit with respect to such Requesting Person (determined without regard to the exception granted such Requesting Person under this subparagraph (b)).

    (c) Prior to granting any exception or exemption pursuant to subparagraph
  (a) or (b), the Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

    (d) Subject to Section 8.2.1(a)(ii), an underwriter that participates in a public offering or a private placement of shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement; and provided, that the ownership of shares of Capital Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of
  Section 856(h) of the Code, or otherwise result in the Corporation's failing to qualify as a REIT. In this regard, at no time may either (x) an underwriter, or (y) any Person who would Constructively Own shares of Capital Stock owned by an underwriter Constructively Own, concurrently, 10% or more of the outstanding securities of any class or series of (i) the Corporation and any tenant or lessee of the Corporation (which, as of the Effective Date, includes Crestline Capital Corporation and its subsidiaries), or (ii) the Corporation and any Person that would be considered to Constructively Own or Beneficially Own 10% or more of any tenant or lessee of the Corporation (which, as of the Effective Date, includes Crestline Capital Corporation and its subsidiaries).

    (e) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

  Section 8.2.8 Increase or Decrease in Ownership Limit. The Board of Directors may from time to time increase or decrease the Ownership Limit, subject to the limitations provided in this Section 8.2.8.

    (a) Any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such change shall be effective immediately).

    (b) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to
  Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders), could Beneficially Own, in the aggregate, more than 49.5% of the value of the outstanding shares of Capital Stock.

    (c) Prior to the modification of the Ownership Limit pursuant to this
  Section 8.2.8, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT if the modification in the Ownership Limit were to be made.

  Section 8.2.9 Legend. Each certificate for shares of Capital Stock (or securities exercisable for or convertible into shares of Capital Stock) shall bear substantially the following legend:

    The shares of Capital Stock represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer primarily for the purpose of the Corporation's maintenance of its status as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Except as expressly provided in the Corporation's charter, (i) no Person may Beneficially Own or Constructively Own shares of Common Stock of the Corporation in excess of
  9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Excluded Holder (in which case the Excluded Holder Limit shall be applicable); (ii) with respect to any class or series of shares of Capital Stock other than Common Stock, no Person may Beneficially Own or Constructively Own more than 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of such stock of the Corporation (collectively, (i) and (ii) are referred to herein as the "Ownership Limit"), unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Excluded Holder (in which case the Excluded Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own shares of Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, would cause either the Corporation to be considered to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 856(c) of the Code or Host Marriott, L.P. (or any successor thereto) to be considered to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 7704(d) of the Code, or otherwise would cause the Corporation to fail to qualify as a REIT under the Code; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in shares of Capital Stock of the Corporation being owned by fewer than 100 Persons. Notwithstanding the foregoing, commencing at 12:01 a.m. (Eastern Standard Time) on the day immediately following the effective date of the merger (the "Merger") of Host Marriott Corporation, a Delaware corporation, with and into the Corporation, no Excluded Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excluded Holder Limit for such Excluded Holder. An "Excepted Holder" means a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors. An "Excluded Holder" means any Person who acquires Constructive Ownership or Beneficial Ownership of shares of Common Stock solely be reason of the Transfer of Common Stock in the Merger and who, immediately following the Merger, either Beneficially Owns or Constructively Owns shares of Common

  Stock in excess of the Ownership Limit solely by reason of the Transfer of Common Stock in the Merger. The "Excluded Holder Limit" means, with respect to any Excluded Holder, the lesser of (i) shares of Capital Stock representing 9.9% (in value) of the outstanding shares of Capital Stock of the Corporation or (ii) the shares of Capital Stock that such Excluded Holder was considered to Constructively Own immediately following the Merger solely by reason of the Merger (taking into account only such shares of Capital Stock and no other shares as to which such Person may thereafter become, for any reason, the Constructive Owner or the Beneficial Owner), provided, however, that if at any time the Excluded Holder Limit for any Excluded Holder would be less than the Ownership Limit, such Excluded Holder shall cease to be an Excluded Holder and the Ownership Limit shall thereafter apply to such Person. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on Transfer are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit (except as otherwise provided in the charter of the Corporation) of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in violation of the Transfer restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such shares of Capital Stock. All capitalized terms in this legend have the meanings defined in the Corporation's charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.

  Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

  Section 8.3 Transfer of Shares of Capital Stock in the Corporation.

    Section 8.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 8.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 8.3.5). Such transfer to the Charitable Trustee shall be deemed to be effective (i) as of 12:01 a.m. (Eastern Standard Time) on the Restriction Date, as to any Person who Beneficially Owns or Constructively Owns shares of Capital Stock in violation of Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii) as of such time and date as a result of the Merger and the Transfer of shares of Capital Stock to holders of shares of Host Marriott Corporation or (ii) as of the close of business on the Business Day prior to any other purported Transfer or other event that otherwise results in the transfer to the Charitable Trust pursuant to
  Section 8.2.1(b) (or as of the close of business on the Effective Date if such other purported Transfer or other event occurs on that date). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 8.3.7.

    Section 8.3.2 Status of Shares of Capital Stock Held by the Charitable Trustee. Shares of Capital Stock held by the Charitable Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares of Capital Stock held in trust by the Charitable Trustee (except to the extent otherwise provided in Section 8.3.5), shall have no rights to dividends or other distributions, and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares of Capital Stock.

    Section 8.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 8.3.5). Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such shares of Capital Stock to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that shares of Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

    Section 8.3.4 Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of shares of Capital Stock of the class or series of shares of Capital Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of shares of Capital Stock held by the Charitable Trustee bears to the total number of shares of Capital Stock of such class or series of shares of Capital Stock then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the shares of Capital Stock held in the Charitable Trust in any liquidation, dissolution or winding up or distribution of the assets of the Corporation, in accordance with Section 8.3.5.

    Section 8.3.5 Sale of Shares by Charitable Trustee.

      (a) Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the shares of Capital Stock held in the Charitable Trust (together with the right to receive dividends or other distributions with respect to such shares of Capital Stock as to any shares of Capital Stock transferred to the Charitable Trustee as a result of the operation of Section 8.2.1(b)) to a person, designated by the Charitable Trustee, whose ownership of the shares of Capital Stock will not violate the ownership limitations set forth in Section 8.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.3.5.

      (b) A person who becomes a Prohibited Owner by virtue of the first sentence of Section 8.2.1(b) shall receive the lesser of (i) all of the net sales proceeds per share received by the Charitable Trustee from the sale or other disposition of such excess shares of Capital Stock held in the Charitable Trust, or (ii) an amount equal to the Closing Price of such excess shares of Capital Stock on the Effective Date, with the balance, if any, to be paid to the Charitable Beneficiary.

      (c) Any other Prohibited Owner shall receive the lesser of (1) the net price paid by the Prohibited Owner for the shares of Capital Stock or, if the Prohibited Owner did not give value for the shares of Capital Stock in connection with the event causing the shares of Capital Stock to be held in the

    Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares of Capital Stock on the day of the event causing the shares of Capital Stock to be held in the Charitable Trust, and (2) the net sales proceeds per share received by the Charitable Trustee from the sale or other disposition of the shares of Capital Stock held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee, such shares of Capital Stock are sold by a Prohibited Owner, then (i) such shares of Capital Stock shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares of Capital Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.3.5, such excess shall be paid to the Charitable Trustee upon demand.

    Section 8.3.6 Purchase Right in Shares of Capital Stock Transferred to the Charitable Trustee. Shares of Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of
  (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise, gift or other such transaction, the Market Price of the shares of Capital Stock on the day of the event causing the shares of Capital Stock to be held in the Charitable Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares of Capital Stock held in the Charitable Trust pursuant to Section 8.3.5. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

    Section 8.3.7 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 8.2.1(a) in the hands of such Charitable Beneficiary and
  (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. In the absence of any such
  determination by the Corporation, the Charitable Beneficiary shall be     .

    Section 8.4. Restrictions on Ownership and Transfer of Shares of Capital Stock by Benefit Plans.

    Section 8.4.1 Ownership Limitations. Notwithstanding any other provisions herein, if and to the extent that any class or series of shares of Capital Stock do not constitute Publicly Offered Securities, then Benefit Plan Investors may not, on any date, hold, individually or in the aggregate, 25 percent or more of the value of such class or series of shares of Capital Stock. For purposes of determining whether Benefit Plan Investors hold, individually or in the aggregate, 25 percent or more of the value of such class or series of shares of Capital Stock, the value of shares of Capital Stock of such class held by any director or officer of the Corporation, or any other Person who has discretionary authority or control with respect to the assets of the Corporation, or any Person who provides investment advice for a fee to the Corporation in connection with its assets, or an "affiliate" of such person, as defined in 29 C.F.R. Section 2510.3-101(f)(3), or any successor regulation thereto, shall be disregarded.

    Section 8.4.2 Remedies for Violations by Benefit Plan Investors. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that (i) a Transfer or other event has taken place that results in a violation of Section 8.4.1 or will otherwise result in the underlying assets and property of the Corporation becoming assets of any ERISA Investor or (ii) that a Person intends to acquire or has attempted to acquire or hold shares of Capital Stock in a manner that will result in a violation of Section 8.4.1 or will otherwise result in the underlying assets and property of the Corporation becoming assets of any ERISA Investor, the Board of Directors or a committee thereof shall take such action as it deems advisable to mitigate, prevent or cure the consequences that might result to the Corporation from such Transfer or other event, including without limitation, refusing to give effect to or preventing such Transfer or event through redemption of such shares of Capital Stock or refusal to give effect to the Transfer or event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event.

    Section 8.4.3 Information on Benefit Plan Status. Any Person who acquires or attempts or intends to acquire or hold shares of Capital Stock shall provide to the Corporation such information as the Corporation may request in order to determine whether such acquisition or holding has resulted or will result in a violation of Section 8.4.1 or otherwise has resulted or will result in the underlying assets and property of the Corporation becoming assets of any ERISA Investor, including the name and address of any Person for whom a nominee holds shares of Capital Stock and whether the underlying assets of such Person include assets of any Benefit Plan Investor.

  Section 8.5 NYSE Transactions. Nothing in this Article VIII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VIII.

  Section 8.6 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.

  Section 8.7 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

  Section 8.8 Enforceability. If any of the restrictions on transfer of shares of Capital Stock contained in this Article VIII are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.

  Section 8.9 Amendments. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of this ARTICLE VIII.

                                  ARTICLE IX
          MERGER, CONSOLIDATION, SHARE EXCHANGE OR TRANSFER OF ASSETS

  Subject to the terms of any class or series of Capital Stock at the time outstanding, the Corporation may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer its assets within the meaning of the MGCL, but any such merger, consolidation, share exchange or transfer of its assets must be approved (i) by the Board of Directors in the manner provided in the MGCL and
(ii) by the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast thereon to the extent a stockholder vote is required under the MGCL to effect any such transaction. Notwithstanding the foregoing, any merger of the Corporation with or into a trust organized for the purpose of changing the Corporation's form of organization from a corporation to a trust shall require the approval of stockholders of the Corporation by the affirmative vote only of a majority of all the votes entitled to be cast on the matter, provided that (i) the shareholders of the trust immediately following the merger are the same as the stockholders of the Corporation immediately prior to the merger and (ii) the trust's declaration of trust contains amendment provisions substantially equivalent to those contained in
Section 7(d), Section 8.9, the last sentence of this Article IX and Section 10(a)(7) hereof. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of this ARTICLE IX.

                                   ARTICLE X
                           MISCELLANEOUS PROVISIONS

  Section 10(a) Additional Provisions. The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders of the Corporation:

    (1) Authority to Issue Stock. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

    (2) No Preemptive Rights. No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied; other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

    (3) Indemnification. The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and
  (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

    (4) Liability of Directors and Officers. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

    (5) Call of Special Meetings of Stockholders. A special meeting of the stockholders of the Corporation may be called by the President, the Board of Directors or any other person specified in the Bylaws. The Secretary of the Corporation shall also call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

    (6) Bylaws. The power to adopt, alter and repeal the Bylaws of the Corporation is vested exclusively in the Board of Directors.

    (7) Amendments. The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including without limitation any amendments changing the terms or contract rights, as expressly set forth in the charter, of any of its outstanding stock by classification, reclassification or otherwise. Except as otherwise provided in the charter of the Corporation, any amendment to the charter shall be valid only if approved by the affirmative vote of stockholders of the Corporation holding not less than a majority of all the votes entitled to be cast on the matter. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of Section 10(a) of this
  ARTICLE X.

  Section 10(b) No Limitation of Powers. The enumeration and definition of particular powers of the Board of Directors included herein shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article or the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereinafter in force.

  SECOND: Immediately before this amendment and restatement, the total number of shares of stock of all classes which the Corporation had authority to issue was 1,000 shares, all of which were classified as shares of Common Stock, par value $.01 per share, amounting to an aggregate par value of $10. The foregoing amendment and restatement increases the authorized capital stock of the Corporation to 800,000,000 shares, of which 750,000,000 shares initially are classified as Common Stock, par value $.01 per share, amounting to an aggregate par value of $7,500,000, and 50,000,000 shares initially are classified as Preferred Stock, par value $.01 per share, amounting to an aggregate par value of $500,000. A description of each class of stock, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications is set forth in
Article VI hereof.

  THIRD: The board of directors of the Corporation, by a unanimous consent in
writing in lieu of a meeting under Section 2-408 of the MGCL, dated       ,
1998, adopted a resolution which sets forth the foregoing amendment and restatement of the Articles of Incorporation, declaring that the said amendment and restatement of the Articles of Incorporation was advisable and directing that it be submitted for action thereon by the stockholders by a unanimous consent in writing in lieu of a meeting under Section 2-505 of the MGCL.

  FOURTH: Notice of a meeting of stockholders to take action on the amendment and restatement of the Articles of Incorporation was waived by all of the stockholders of the Corporation.

  FIFTH: The amendment and restatement of the Articles of Incorporation of the Corporation as hereinabove set forth was approved by the unanimous consent in
writing of the stockholders on      , 1998.

  IN WITNESS WHEREOF, HMC Merger Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its
President and attested by its Secretary on     , 1998.

                                          HMC MERGER CORPORATION

                                          By:
                                             ----------------------------------
                                             ----------------------------------
                                             President

Attest:
   --------------------------------
   --------------------------------
   Secretary

  I,           , President of HMC Merger Corporation hereby acknowledge the foregoing Articles of Amendment and Restatement of Articles of Incorporation of HMC Merger Corporation to be the corporate act of HMC Merger Corporation, and to the best of my knowledge, information and belief, these matters and facts are true in all material respects, and my statement is made under penalties of perjury.

                                          -------------------------------------
                                          -------------------------------------
                                          President of HMC Merger Corporation

                                                        EXHIBIT C TO APPENDIX A

                            HMC MERGER CORPORATION

                                    BYLAWS

                                   ARTICLE I

                                    OFFICES

  Section 1. Principal Office. The principal office of HMC Merger Corporation (the "Corporation") shall be located at such place or places as the directors may designate.

  Section 2. Additional Offices. The Corporation may have additional offices at such places as the directors may from time to time determine or the business of the Corporation may require.

                                  ARTICLE II

                           MEETINGS OF STOCKHOLDERS

  Section 1. Place. All meetings of stockholders shall be held at the principal office of the Corporation or at such other place within the United States as shall be stated in the notice of the meeting.

  Section 2. Annual Meeting. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held during the month of May of each year, after the delivery of the annual report referred to in Section 12 of this Article II, at a convenient location and on proper notice, on a date and at the time set by the directors, beginning with the year 1999. Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid acts of the Corporation.

  Section 3. Special Meetings. A special meeting of the stockholders of the Corporation may be called by the President or the Board of Directors or by holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation in the manner specified in articles supplementary filed as part of the charter of the Corporation (the "Charter"). The Secretary of the Corporation shall also call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. A special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of the stockholders held during the preceding twelve months.

  Section 4. Notice. Not less than ten nor more than 90 days before each meeting of stockholders, the Secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail or by presenting it to such stockholder personally or by leaving it at his residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at his post office address as it appears on the records of the Corporation, with postage thereon prepaid.

  Section 5. Scope of Notice. Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

  Section 6. Organization. At every meeting of the stockholders, the Chairman of the Board, if there is one, shall conduct the meeting or, in the case of vacancy in office or absence of the Chairman of the Board, one of the following officers present shall conduct the meeting in the order stated: the Vice Chairman of the Board, if there is one, the Chief Executive Officer, if there is one, the President, the Vice Presidents in their order of rank and seniority, or a Chairman chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall act as Chairman, and the Secretary, or, in his absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the Chairman shall act as Secretary.

  Section 7. Quorum. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Charter for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

  Section 8. Voting. Subject to the rights of the holders of any class or series of stock (other than Common Stock) to elect additional directors under specified circumstances, a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Unless otherwise provided in the Charter, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Charter. Unless otherwise provided in the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

  Section 9. Proxies. A stockholder may cast the votes entitled to be cast by the shares owned of record by him either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

  Section 10. Voting of Shares by Certain Holders. Shares of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner, limited liability company, trustee or member manager thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing board of such corporation or other entity or agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

  Shares of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

  The directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the directors consider necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified shares in place of the stockholder who makes the certification.

  Section 11. Inspectors. At any meeting of stockholders, the chairman of the meeting may appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the stockholders.

  Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

  Section 12. Reports to Stockholders. The directors shall submit to the stockholders at or before the annual meeting of stockholders a report of the business and operations of the Corporation during the prior fiscal year, containing a balance sheet and a statement of income and surplus of the Corporation, accompanied by the certification of an independent certified public accountant, and such further information as the directors may determine is required pursuant to any law or regulation to which the Corporation is subject. Within the earlier of 20 days after the annual meeting of stockholders or 120 days after the end of the fiscal year of the Corporation, the directors shall place the annual report on file at the principal office of the Corporation and with any governmental agencies as may be required by law and as the directors may deem appropriate.

  Section 13. Nominations and Proposals by Stockholders.

    (a) Annual Meetings of Stockholders. (1) Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice provided for in this Section 13(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 13(a).

    (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)
  (1) of this Section 13, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for action by stockholders. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of stockholders. In no event shall the public announcement of a postponement or adjournment of an annual meeting to a later date or time commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (y) the number of each class of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

    (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Except as otherwise provided for or fixed by or pursuant to the provisions of the Charter of the Corporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice provided for in this Section 13(b) and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 13(b). Except as otherwise provided for or fixed by or pursuant to the provisions of the Charter of the Corporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, in addition to the foregoing requirements, for nominations or other business to be properly brought before a special meeting by a stockholder, such stockholder's notice containing the information required by paragraph (a)(2) of this Section 13 must be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for the giving of a stockholder's notice as described above.

    (c) General. (1) Except as otherwise provided for or fixed by or pursuant to the provisions of the Charter of the Corporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, only such persons who are nominated in accordance with the procedures set forth in this Section 13 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 13. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 13 and, if any proposed nomination or business is not in compliance with this Section 13, to declare that such nomination or proposal shall be disregarded.

    (2) For purposes of this Section 13, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to
  Section 13, 14 or 15(d) of the Exchange Act.

    (3) Notwithstanding the foregoing provisions of this Section 13, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.

  Section 14. Informal Action by Stockholders. Subject to the rights of the holders of any class or series of stock (other than Common Stock) to elect additional directors under specified circumstances and notwithstanding the provisions of Section 13 of this Article II, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by all stockholders entitled to vote on such matter.

  Section 15. Voting by Ballot. Voting on any question or in any election at a meeting of stockholders may be viva voce unless the presiding officer shall order or any stockholder present at such meeting in person or by proxy shall demand that voting be by ballot.

                                  ARTICLE III

                                   DIRECTORS

  Section 1. General Powers; Qualifications; Trustees Holding Over. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. A director shall be an individual at least 21 years of age who is not under legal disability. In case of failure to elect directors at an annual meeting of the stockholders, the directors holding over shall continue to direct the management of the business and affairs of the Corporation until their successors are elected and qualify.

  Section 2. Number. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, subject to any limitations on the number of directors set forth in the Charter.

  Section 3. Annual and Regular Meetings. An annual meeting of the directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. The directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the directors without other notice than such resolution.

  Section 4. Special Meetings. Special meetings of the directors may be called by or at the request of the Chairman of the Board or the President or by a majority of the directors then in office. The person or persons authorized to call special meetings of the directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the directors called by them.

  Section 5. Notice. Notice of any special meeting shall be given by written notice delivered personally, telegraphed, facsimile-transmitted or mailed to each director at his business or residence address. Personally delivered or telegraphed notices shall be given at least two days prior to the meeting. Notice by mail shall be given at least five days prior to the meeting. Telephone or facsimile-transmission notice shall be given at least 24 hours prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph company. Telephone notice shall be deemed given when the director is personally given such notice in a telephone call to which he is a party. Facsimile-transmission notice shall be deemed given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the directors need be stated in the notice, unless specifically required by statute or these Bylaws.

  Section 6. Quorum. A majority of the directors shall constitute a quorum for convening any meeting of the directors, provided that, if less than a majority of such directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Charter or these Bylaws, the vote of a majority of a particular group of directors is required for action, a quorum must also include a majority of such group.

  The directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

  Section 7. Voting. The action of the majority of the directors present at a meeting at which a quorum is present when such meeting is convened shall be the action of the directors, unless the concurrence of a greater proportion is required for such action by applicable statute, the Charter or these Bylaws.

  Section 8. Telephone Meetings. The directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

  Section 9. Informal Action by Directors. Any action required or permitted to be taken at any meeting of the directors may be taken without a meeting, if a consent in writing to such action is signed by each director and such written consent is filed with the minutes of proceedings of the directors.

  Section 10. Vacancies. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any vacancy (including a vacancy created by an increase in the number of directors) shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the directors. Any individual so elected as director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified.

  Section 11. Compensation. (a) The directors shall not receive any stated salary for their services as directors but, by resolution of the directors, may receive fixed sums per year and/or per meeting and/or per visit to real property owned or to be acquired by the Corporation and for any service or activity they perform or engage in as directors. Such fixed sums may be paid either in cash or in shares of the Corporation. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the directors or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

  (b) The Corporation may lend money to, guarantee an obligation of or otherwise assist a director or a trustee or director of a direct or indirect subsidiary of the Corporation; provided, however, that such director or other person is also an executive officer of the Corporation or of such subsidiary, or the loan, guarantee or other assistance is in connection with the purchase of Shares. The loan, guarantee or other assistance may be with or without interest, unsecured, or secured in any manner that the Board of Directors approves, including a pledge of shares.

  Section 12. Removal of Directors. Subject to the rights of holders of one or more classes or series of stock other than Common Stock to elect one or more directors, any director may be removed only for cause and only by the affirmative vote of stockholders holding at least two thirds of all the votes entitled to be cast for the election of directors generally.

  Section 13. Loss of Deposits. No director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares have been deposited.

  Section 14. Surety Bonds. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his duties.

  Section 15. Reliance. Each director, officer, employee and agent of the Corporation shall, in the performance of his duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the advisers, accountants, appraisers or other experts or consultants selected by the directors or officers of the Corporation, regardless of whether such counsel or expert may also be a director.

  Section 16. Certain Rights of Directors, Officers, Employees and Agents. The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, employee or agent of the Corporation (other than a full-time officer, employee or agent of the Corporation), in his personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar or in addition to those of or relating to the Corporation.

                                  ARTICLE IV

                                  COMMITTEES

  Section 1. Number, Tenure and Qualification. The directors may appoint from among its members an Executive Committee, an Audit Committee and a Compensation Committee, each composed of at least three directors, and other committees, each composed of one or more directors, to serve at the pleasure of the directors; provided, that the membership of the Compensation Committee shall consist of a majority of Independent Directors and the membership of the Audit Committee shall consist only of Independent Directors. An individual shall be deemed to be an "Independent Director" hereunder if such individual is not an affiliate of the Corporation and is not an employee of the Corporation.

  Section 2. Powers. The directors may delegate to committees appointed under
Section 1 of this Article IV any of the powers of the directors, except as prohibited by law.

  Section 3. Meetings. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. One-third, but not less than two (except for one-member committees), of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or any two members of any committee (except for one-member committees) may fix the time and place of its meetings unless the Board shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of such absent or disqualified members.

  Each committee shall keep minutes of its proceedings and shall report the same to the Board of Directors at the next succeeding meeting, and any action by the committee shall be subject to revision and alteration by the Board of Directors, provided that no rights of third persons shall be affected by any such revision or alteration.

  Section 4. Telephone Meetings. Members of a committee of the directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

  Section 5. Informal Action by Committees. Any action required or permitted to be taken at any meeting of a committee of the directors may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

  Section 6. Vacancies. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

  Section 7. Emergency. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Corporation by its directors and officers as contemplated by the Charter and these Bylaws, any two or more available members of the then incumbent Executive Committee shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Corporation in accordance with the provisions of this Article IV. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent Executive Committee, the available directors shall elect an Executive Committee composed of any two members of the Board of Directors, whether or not they be officers of the Corporation, which two members shall constitute the Executive Committee for the full conduct and management of the affairs of the Corporation in accordance with the foregoing provisions of this
Section 7. This Section 7 shall be subject to implementation by resolution of the Board of Directors passed from time to time for that purpose, and any provisions of the Bylaws (other than this Section 7) and any resolutions which are contrary to the provisions of this Section 7 or to the provisions of any such implementing resolutions shall be suspended until it shall be determined by any interim Executive Committee acting under this Section 7 that it shall be to the advantage of the Corporation to resume the conduct and management of its affairs and business under all the other provisions of these Bylaws.

                                   ARTICLE V

                                   OFFICERS

  Section 1. General Provisions. The officers of the Corporation shall include a President, a Secretary and a Treasurer and may include a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Corporate Counsel, one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. In addition, the directors may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the directors at the first meeting of the directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices except President and Vice President may be held by the same person. In their discretion, the directors may leave unfilled any office except that of President and Secretary. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

  Section 2. Removal and Resignation. Any officer or agent of the Corporation may be removed at any time by the directors if in their judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the directors, the Chairman of the Board, the President or the Secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

  Section 3. Vacancies. A vacancy in any office may be filled by the directors for the balance of the term.

  Section 4. Chairman and Vice Chairman of the Board. The directors may from time to time appoint a Chairman of the Board and a Vice Chairman of the Board. The Chairman of the Board shall preside over the meetings of the directors and of the stockholders at which he shall be present and shall in general oversee all of the business and affairs of the Corporation. In the absence of the Chairman of the Board, the Vice Chairman of the Board shall preside at such meetings at which he shall be present. The Chairman and the Vice Chairman of the Board may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the directors or by these Bylaws to an officer or some other agent of the Corporation or shall be required by law to be otherwise executed. The Chairman of the Board and the Vice Chairman of the Board shall perform such other duties as may be assigned to him or them by the directors.

  Section 5. Chief Executive Officer. The directors may designate a Chief Executive Officer from among the elected officers. The Chief Executive Officer shall have responsibility for implementation of the policies of the Corporation, as determined by the directors, and for the administration of the business affairs of the Corporation. In the absence of both the Chairman and Vice Chairman of the board, the Chief Executive Officer shall preside over the meetings of the directors and of the stockholders at which he shall be present.

  Section 6. Chief Operating Officer. The directors may designate a Chief Operating Officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Chief Executive Officer, the President or the directors.

  Section 7. Chief Financial Officer. The directors may designate a Chief Financial Officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Chief Executive Officer, the President or the directors.

  Section 8. Corporate Counsel. The directors may designate a Corporate Counsel from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Chief Executive Officer, the President or the directors.

  Section 9. President. In the absence of the Chairman, the Vice Chairman of the Board and the Chief Executive Officer, the President shall preside over the meetings of the directors and of the stockholders at which he shall be present. In the absence of a designation of a Chief Executive Officer by the directors, the President shall be the Chief Executive Officer and shall be ex officio a member of all committees that may, from time to time, be constituted by the directors. The President may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Chief Executive Officer or the directors from time to time.

  Section 10. Vice Presidents. In the absence of the President or in the event of a vacancy in such office, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and shall perform such other duties as from time to time may be assigned to him by the Chief Executive Officer, the President or the directors. The directors may designate one or more Vice Presidents as Executive Vice President, Senior Vice President or as Vice President for particular areas of responsibility.

  Section 11. Treasurer. The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the directors.

  The Treasurer shall disburse the funds of the Corporation as may be ordered by the directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the directors, at the regular meetings of the directors or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

  If required by the directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the Corporation.

  Section 12. Secretary. The Secretary shall (a) keep the minutes of the proceedings of the stockholders, the directors and committees of the directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Corporation;
(d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) have general charge of the share transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him by the Chief Executive Officer, the President or the directors.

  Section 13. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or Treasurer, respectively, or by the Chief Executive Officer, the President or the directors. The Assistant Treasurers shall, if required by the directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the directors.

  Section 14. Salaries. The salaries and other compensation of the officers shall be fixed from time to time by the directors and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a director.

                                  ARTICLE VI

                     CONTRACTS, LOANS, CHECKS AND DEPOSITS

  Section 1. Contracts. The directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the directors or by an authorized person shall be valid and binding upon the directors and upon the Corporation when authorized or ratified by action of the directors.

  Section 2. Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the directors.

  Section 3. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the directors may designate.

                                  ARTICLE VII

                                    SHARES

  Section 1. Certificates. Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of stock held by him in the Corporation. Each certificate shall be signed by the Chief Executive Officer, the President or a Vice President and countersigned by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the seal, if any, of the Corporation. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes or series of shares, each class or series may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets of the Corporation upon liquidation or which are redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Corporation may set forth upon the face or back of the certificate a statement that the Corporation will furnish to any stockholder, upon request and without charge, a full statement of such information.

  Section 2. Transfers. Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof. Upon surrender to the Corporation or the transfer agent of the Corporation of a share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

  The Corporation shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

  Notwithstanding the foregoing, transfers of shares of stock of the Corporation will be subject in all respects to the Charter and all of the terms and conditions contained therein.

  Section 3. Replacement Certificate. Any officer designated by the directors may direct a new certificate to be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, an officer designated by the directors may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner's legal representative to advertise the same in such manner as he shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

  Section 4. Closing of Transfer Books or Fixing of Record Date. The directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

  In lieu of fixing a record date, the directors may provide that the share transfer books shall be closed for a stated period but not longer than 20 days. If the share transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days before the date of such meeting.

  If no record date is fixed and the share transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the directors, declaring the dividend or allotment of rights, is adopted.

  When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

  Section 5. Share Ledger. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

  Section 6. Fractional Shares; Issuance of Notes. The directors may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Charter or these Bylaws, the directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

  Section 7. Exemption from Title 3, Subtitle 7 of the Maryland General Corporation Law. The Corporation hereby exempts from the provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law the acquisition of voting shares by Marriott International, Inc., pursuant to the exercise of its right to acquire up to 20% of the outstanding Common Stock of the Corporation following the merger of Host Marriott Corporation, a

Delaware corporation, with and into the Corporation, pursuant to that certain Distribution Agreement dated October 8, 1993, as amended.

                                 ARTICLE VIII

                                  FISCAL YEAR

  The directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

                                  ARTICLE IX

                                 DISTRIBUTIONS

  Section 1. Authorization. Dividends and other distributions upon the shares of stock of the Corporation may be authorized and declared by the directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or shares of the Corporation, subject to the provisions of law and the Charter.

  Section 2. Contingencies. Before payment of any dividends or other distributions, there may be set aside out of any funds of the Corporation available for dividends or other distributions such sum or sums as the directors may from time to time, in their absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the directors shall determine to be in the best interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE X

                              INVESTMENT POLICIES

  Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

                                  ARTICLE XI

                                     SEAL

  Section 1. Seal. The directors may authorize the adoption of a seal by the Corporation. The seal shall have inscribed thereon the name of the Corporation and the year of its formation. The directors may authorize one or more duplicate seals and provide for the custody thereof.

  Section 2. Affixing Seal. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

                                  ARTICLE XII

                    INDEMNIFICATION AND ADVANCE OF EXPENSES

  To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify (a) any director or officer or any former director or officer (including among the foregoing, for all purposes of this Article XII and without limitation, any individual who, while a director or officer and at the express request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, and (b) any director or officer or any former director or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Corporation shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or officer or former director or officer made a party to a proceeding by reason of such status, provided that, in the case of a director or officer, the Corporation shall have received (i) a written affirmation by the director or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Corporation as authorized by these Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that the applicable standard of conduct was not met. The Corporation may, with the approval of its directors, provide such indemnification or payment or reimbursement of expenses to any director or officer or any former director or officer who served a predecessor of the Corporation and to any employee or agent of the Corporation or a predecessor of the Corporation. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

  Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL for directors of Maryland corporations. The Corporation may provide to directors and officers such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

                                 ARTICLE XIII

                               WAIVER OF NOTICE

  Whenever any notice is required to be given pursuant to the Charter or Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                  ARTICLE XIV

                              AMENDMENT OF BYLAWS

  The directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

                                  ARTICLE XV

                                 MISCELLANEOUS

  All references to the Charter shall include any amendments thereto. In these Bylaws, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders.

                                    * * * *

                                                                     APPENDIX B


                                                             November [ ], 1998

The Board of Directors
Host Marriott Corporation
10400 Fernwood Road
Washington, DC 20058

Lady and Gentlemen:

  BT Wolfensohn has acted as financial advisor to Host Marriott Corporation, a Delaware corporation ("Host"), in connection with its proposed conversion to a real estate investment trust ("REIT").

  You have requested BT Wolfensohn's opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Host common stock of certain transactions, described in the appendix attached hereto (the "REIT Transactions"), to be effected by Host in connection with the conversion to a REIT.

  In connection with BT Wolfensohn's role as financial advisor to Host, and in arriving at its opinion, BT Wolfensohn has reviewed certain publicly available financial and other information concerning Host and Crestline, as defined in the appendix attached hereto, and certain internal analyses and other information furnished to it by Host and Crestline. BT Wolfensohn has also held discussions with members of the senior management of Host and Crestline regarding the businesses and prospects of Host and of Crestline. In addition, BT Wolfensohn has (i) reviewed the reported prices and trading activity for Host common stock, (ii) compared certain financial and stock market information for Host with similar information for certain companies whose securities are publicly traded, (iii) reviewed certain public information of certain companies it deemed appropriate in analyzing Host and Crestline, and
(iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  BT Wolfensohn has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Host and Crestline, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn has assumed and relied upon the accuracy and completeness in all material respects of all such information and BT Wolfensohn has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Host and Crestline. With respect to the financial forecasts and projections made available to BT Wolfensohn and used in its analyses, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Host and Crestline, as the case may be, as to the matters covered thereby. In rendering its opinion, BT Wolfensohn expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BT Wolfensohn's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

  BT Wolfensohn has assumed that the REIT Transactions will take place prior to or in connection with Host's election of REIT status in accordance with Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "REIT Rules"). For purposes of rendering its opinion, BT Wolfensohn has analyzed the REIT Transactions assuming alternatively that the Blackstone Acquisition (as defined in the appendix attached hereto) is not consummated or is consummated in accordance with the terms of such transaction. BT Wolfensohn has also assumed that all material federal, state, local and other approvals and consents required in connection with the REIT Transactions will be obtained and that in connection with obtaining any necessary federal, state, local and other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Host is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Host or Crestline. In addition, BT Wolfensohn has been advised by Host, and accordingly has assumed for purposes of its opinion, that the E&P Distribution (as defined in the appendix attached hereto) will be taxable to the Host stockholders.

  BT Wolfensohn has also assumed that upon consummation of the REIT Transactions, Host will qualify for treatment as a REIT under the REIT Rules (and BT Wolfensohn understands that Host will obtain an opinion, which will be based on certain assumptions and representations of Host and subject to certain qualifications, to that effect from its outside counsel prior to consummation of the REIT Transactions). At your request, we have not solicited any proposals from any third parties for the acquisition of any of the assets of Host or Crestline nor made any determination as to whether any such proposal could be obtained if solicited.

  This opinion is addressed to, and for the use and benefit of, the Board of Directors of Host and is not a recommendation to holders of Host common stock to approve the merger of Host into HMC Merger Corporation in order to give effect to the REIT Transactions. This opinion is limited to the fairness, from a financial point of view, to the holders of Host common stock of the REIT Transactions, and BT Wolfensohn expresses no opinion as to the merits of the underlying decision by Host to engage in the REIT Transactions.

  BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust (together with its affiliates, the "BT Group") and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker-dealer and member of the New York Stock Exchange. BT Wolfensohn will be paid a fee for its services as financial advisor to Host in connection with the REIT Transactions, a substantial portion of which is contingent upon consummation of the REIT Transactions. BT Wolfensohn regularly performs advisory services for Host, which pays an annual retainer fee for such services. One or more members of the BT Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Host or its affiliates for which it has received compensation. A member of the BT Group is the lead administrative agent for Host's $1.25 billion bank facility and was the co-administrator agent for Host's recent bond tender and subsequent $1.7 billion re-offering. In the ordinary course of business, members of the BT Group may actively trade in the securities and other instruments and obligations of Host for their own accounts and for the accounts of their customers. Accordingly, the BT Group may at any time hold a long or short position in such securities, instruments and obligations.

  Based upon and subject to the foregoing, it is BT Wolfensohn's opinion as investment bankers that the REIT Transactions, taken together, are fair, from a financial point of view, to the holders of Host common stock.

                                          Very truly yours,

                                          BT WOLFENSOHN

                                   APPENDIX

  For the purposes of this opinion, the REIT Transactions mean (i) the contribution by Host of its wholly-owned full-service hotels, certain interests in hotel partnerships and certain other assets to Host Marriott L.P. in exchange for units of limited and general partnership interest in Host Marriott L.P. and the assumption of liabilities, (ii) the reincorporation of Host from the State of Delaware to the State of Maryland by merging Host into HMC Merger Corporation ("Host REIT"), a wholly-owned subsidiary of Host, (iii) the taxable distribution by Host to its stockholders which Host has advised BT Wolfensohn will consist of shares of common stock of Crestline (as defined below) and approximately $250 million in cash or, at the election of Host common stockholders, in Host REIT common stock (the "E&P Distribution"), (iv) the assumption by Host Marriott L.P. of the debentures of Host underlying the Convertible Quarterly Income Preferred Securities and other indebtedness of Host and the related conversion price adjustment of the such debentures, (v) the acquisition by merger of eight limited partnerships that own full service hotels in which Host or its subsidiaries are general partners in exchange for limited partnership interests in Host Marriott L.P., (vi) the acquisition of partnership interests from unaffiliated partners of four partnerships that own one or more full-service hotels and that are partially but not wholly-owned by Host or one of its subsidiaries in exchange for limited partnership interests in Host Marriott L.P., (vii) the acquisition from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners of ownership of, or controlling interests in, twelve hotels and a mortgage loan secured by a thirteenth hotel in exchange for limited partnership interests in Host Marriott L.P., the assumption of certain liabilities and other consideration, including up to 18% of the shares of Crestline (as defined below) common stock (the "Blackstone Acquisition"), (viii) the creation and capitalization of the taxable corporations in which Host Marriott L.P. will own 95% of the economic interest but not voting stock and which will hold various assets contributed by Host and its subsidiaries to Host Marriott L.P., which assets, if owned directly by Host Marriott L.P., could jeopardize Host's status as a REIT, and
(ix) the leasing of all of virtually the full-service hotels owned or controlled by Host Marriott L.P. for initial terms ranging generally from seven to ten years to lessees, which will be indirect wholly-owned subsidiaries of Crestline (the "Lessees"), whereby the Lessees will operate the hotels under the existing brand names and pursuant to their existing management agreements.

  The terms and conditions of the transactions comprising the REIT Transactions are more fully described in the Proxy Statement/Prospectus dated November [ ], 1998.

  Crestline means Crestline Capital Corporation (formerly HMC Senior Communities, Inc.) a Delaware corporation, or, as the context may require, such entity together with the Lessees and its other subsidiaries or any of them, which currently is a wholly-owned subsidiary of Host but will become a separate public company as part of the REIT Transactions when Host distributes the common stock of Crestline to its existing stockholders, as part of the E&P Distribution.

                                                                     APPENDIX C

                                TAX OPINION OF
                            HOGAN & HARTSON L.L.P.
                          WITH RESPECT TO THE MERGER

                               NOVEMBER  , 1998

HMC Merger Corporation
Host Marriott, L.P.
10400 Fernwood Road
Bethesda, MD 20817

Ladies and Gentlemen:

  We have acted as tax counsel to HMC Merger Corporation, a Maryland corporation ("Host REIT"), Host Marriott Corporation, a Delaware corporation ("Host"), and Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the following series of related transactions (which collectively are referred to as the "REIT Conversion"), each of which is described more fully in the Proxy Statement/Prospectus which is part of the Registration Statement filed with the Securities and Exchange Commission by Host REIT on Form S-4 (File No. 333-64793):

    (1) the contribution by Host of its wholly-owned full-service hotel assets, interests in certain hotel partnerships, and certain other assets to the Operating Partnership in exchange for OP Units (and possibly preferred partnership interests) and the assumption of all of Host's liabilities other than the liabilities of Crestline Capital Corporation, a Maryland corporation ("Crestline"), (the "OP Contribution");

    (2) the distribution by Host of Crestline common stock to Host's shareholders and the one or more distributions of cash or other consideration made in connection with the REIT Conversion by Host or Host REIT to their respective shareholders (collectively, the "Initial E&P Distribution");

    (3) the reincorporation of Host from the State of Delaware to the State of Maryland by means of the merger of Host with and into Host REIT (the "Merger");

    (4) the recently completed refinancing and amendment of the debt securities and certain credit facilities of Host;

    (5) the acquisition by merger of up to eight limited partnerships that own full-service hotels in which Host or its subsidiaries are general partners (the "Partnerships") in exchange for OP Units (which may be exchanged for Host REIT Common Stock or unsecured notes of the Operating Partnership), if and to the extent consummated (the "Partnership Mergers");

    (6) the acquisition of the partnership or membership interests from unaffiliated partners or members of four partnerships or limited liability companies that own one or more full-service hotels and that are partially but not wholly-owned by Host or one of its subsidiaries (the "Private Partnerships") in exchange for OP Units, if and to the extent consummated;

    (7) the expected acquisition by the Operating Partnership from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners of ownership of, or controlling interests in, twelve hotels and a mortgage loan secured by a thirteenth hotel in exchange for OP Units, the assumption of certain liabilities and other consideration, including up to approximately 18% of the shares of Crestline common stock (the "Blackstone Acquisition"), to the extent such acquisition is consummated;

    (8) the creation and capitalization of the taxable corporations (the "Non-Controlled Subsidiaries") in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, with all of the voting stock, representing 5% of the economic interest, to be owned by the Host Marriott Statutory

  Employee/Charitable Trust, the beneficiaries of which will be a separate trust benefiting certain employees of Host REIT, a designated public charity, and possibly other outside investors (the "Host
  Employee/Charitable Trust");

    (9) the leasing of virtually all of the full-service Hotels owned or controlled by the Operating Partnership for initial terms ranging generally from seven to ten years (the "Leases") to lessees, which will be indirect wholly-owned subsidiaries of Crestline (the "Lessees"); and

    (10) the related transactions described in the Proxy Statement/Prospectus and the other steps occurring prior to, substantially concurrent with or within a reasonable time after the effective date of the Merger (the "Effective Date"), as Host may determine to be necessary or desirable to complete or facilitate the transactions contemplated in the Proxy Statement/Prospectus or otherwise to permit Host REIT to elect to be treated as a REIT for federal income tax purposes for its first taxable year commencing after the completion of the REIT Conversion.

  In connection with the REIT Conversion, we have been asked to provide you with the opinions on certain federal income tax matters set forth in this letter. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Proxy Statement/Prospectus.

BASES FOR OPINIONS

  The opinions set forth in this letter are based on our best judgment regarding the application of relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the probable outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

  In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:

    (1) the form of Agreement and Plan of Merger attached to the Proxy Statement/Prospectus at Appendix A and to be executed by and among Host, Host REIT and the Operating Partnership (the "Merger Agreement");

    (2) the Proxy Statement/Prospectus;

    (3) the Prospectus/Consent Solicitation Statement which is part of the Registration Statement filed with the SEC by the Operating Partnership on Form S-4 (File No. 333-55807) and which relates to the Partnership Mergers;

    (4) the Prospectus which is part of the Registration Statement filed with the SEC by Crestline on Form S-1 (File No. 333-64657);

    (5) the Restated Certificate of Incorporation of Host, dated November 11, 1997 and the Bylaws of Host, as certified by the Secretary of Host as being true, complete, correct and in effect as of the date hereof;

    (6) the Articles of Incorporation of Host REIT dated September 28, 1998 and the Bylaws of Host REIT dated September 28, 1998;

    (7) the form of Articles of Amendment and Restatement of Articles of Incorporation of Host REIT;

    (8) the form of Amended Articles of Incorporation of Crestline and the form of Bylaws of Crestline;

    (9) the form of the contribution agreement relating to the OP
  Contribution;

    (10) the form of Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, proposed to be entered into at or about the time of the Partnership Mergers;

    (11) the form of agreement of merger relating to the Partnership Mergers (including various exhibits thereto) by and among Host REIT, the Operating Partnership, a Partnership, and its corresponding Merger Partnership, as amended to the date hereof;

    (12) the partnership agreements (or form thereof), each as amended to the date hereof and as proposed to be amended in connection with the REIT Conversion, of each Partnership, each Merger Partnership and each Private Partnership that will remain in existence after the REIT Conversion;

    (13) the form of lease relating to the Leases and the executed term sheets regarding each Lease;

    (14) the form of organizational documents relating to the formation and capitalization of the Host Employee/Charitable Trust;

    (15) the contribution agreement relating to the Blackstone Acquisition, dated as of April 16, 1998, as amended; and

    (16) any other documents as we deem necessary or appropriate.

  The opinions set forth in this letter also are premised on certain written factual representations of Host and Host REIT contained in a letter to us dated as of this date, regarding the Merger, the OP Contribution and the Initial E&P Distribution (the "Representation Letter").

  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Proxy Statement/Prospectus and the Representation Letter. We consequently have relied upon representations in the Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances inconsistent with such representations or the assumptions set forth herein. In this regard, we have assumed with your consent the following:

    (1) All of the representations and statements set forth in the documents that we reviewed in connection with the preparation of this opinion letter, including the Representation Letter (the "Reviewed Documents") are true and correct and will be true and correct at the time of the Merger, the OP Contribution, and/or the Initial E&P Distribution (as appropriate), and that any such representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification.

    (2) All of the information set forth in the Reviewed Documents is accurate and completely describes all material facts relevant to our opinion.

    (3) All of the obligations imposed by the Reviewed Documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms.

    (4) All signatures to the Reviewed Documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, and all original documents from which any copies were made are authentic.

    (5) All of the Reviewed Documents have been (or will be by the Effective Date or by the time described in the Proxy Statement/Prospectus) duly executed and delivered, where due execution and delivery are prerequisites to the effectiveness thereof. As to Reviewed Documents which we have reviewed only a form, all such documents will be duly executed and delivered without material changes from the form reviewed by us.

    (6) The Merger will be consummated in accordance with the laws of the States of Maryland and Delaware and will qualify as a statutory merger under the laws of the States of Maryland and Delaware.

    (7) The Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof).

    (8) Host and Host REIT will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

    (9) The Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

    (10) Host and Host REIT have been and will continue to be operated in the manner described in their organizational documents and in the Proxy Statement/Prospectus.

  Any variation or difference in the facts from those set forth in the Reviewed Documents (including, in particular but without limitation of the foregoing, the Proxy Statement/Prospectus and the Representation Letter) may affect the conclusions stated herein. In addition, if any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion letter is incorrect, our opinions might be adversely affected and may not be relied upon.

OPINIONS

  Based upon, subject to, and limited by the assumptions and qualifications set forth in this letter, and subject to the condition that the REIT Conversion be completed in the manner set forth in the Proxy
Statement/Prospectus, we are of the opinion that for federal income tax purposes:

    1. The Merger will qualify as a reorganization within the meaning of
  Section 368(a) of the Code.

    2. No gain or loss will be recognized by Host or Host REIT solely by reason of the Merger.

    3. Except with respect to holders of Host Common Stock who are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts and who at any time during the five-year period ending on the Effective Date owned more than 5% of the Host Common Stock ("Excluded Stockholders"), no gain or loss will be recognized by holders of Host Common Stock upon the conversion of such stock into Host REIT Common Stock.

    4. Except with respect to Excluded Stockholders, the tax basis of shares of Host REIT Common Stock received by a holder of Host Common Stock pursuant to the Merger in the aggregate will be the same as the holder's adjusted tax basis in the shares of Host Common Stock being converted in the Merger.

    5. Except with respect to Excluded Stockholders, the holding period of shares of Host REIT Common Stock received by a holder of Host Common Stock pursuant to the Merger will include the holder's holding period with respect to the shares of Host Common Stock being converted in the Merger, assuming that the Host Common Stock was held as a capital asset at the time of the Merger.

    6. The discussion in the Proxy Statement/Prospectus under the heading "Federal Income Tax Consequences," to the extent it contains descriptions of applicable federal income tax law, is correct in all material respects.

                                   * * * * *

  This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with the Merger or that may result from the REIT Conversion. In particular, but not in limitation of the foregoing, this opinion letter does not address (i) the tax consequences of the Merger as applied to any particular holder of Host Common Stock in light of his particular circumstances, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares of Host Common Stock who acquired such shares upon exercise of stock options or in other compensatory transactions; (ii) the tax consequences to Host and its subsidiaries of the OP Contribution and the contributions by such subsidiaries to the Operating Partnership; or (iii) the tax consequences to Host of the distribution of Crestline common stock pursuant to the Initial E&P Distribution. With respect to the qualification of Host REIT as a REIT, we refer you to our opinion letter addressing this issue, which we have delivered to you and which can be found at Appendix D to the Proxy Statement/Prospectus and to the discussion in the Proxy Statement/Prospectus under the heading "Federal Income Tax Consequences-- Federal Income Taxation of Host REIT Following the Merger."

  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

  This opinion letter has been prepared for your use in connection with the Proxy Statement/Prospectus and the REIT Conversion and should not be quoted in whole or in part or otherwise be referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We do, however, consent to the references to this opinion letter and to Hogan & Hartson L.L.P. under the captions, "Legal Matters" and "Federal Income Tax Consequences," in the Proxy Statement/Prospectus and to the inclusion of this opinion letter as an appendix to the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933.

                                          Very truly yours,

                                          Hogan & Hartson L.L.P.

                                                                     APPENDIX D

                                TAX OPINION OF
                            HOGAN & HARTSON L.L.P.
                         WITH RESPECT TO QUALIFICATION
                            OF HOST REIT AS A REIT

                                      , 1998

HMC Merger Corporation
Host Marriott, L.P.
10400 Fernwood Road
Bethesda, MD 20817

Ladies and Gentlemen:

  We have acted as tax counsel to HMC Merger Corporation, a Maryland corporation ("Host REIT"), Host Marriott Corporation, a Delaware corporation ("Host"), and Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the following series of related transactions (which collectively are referred to as the "REIT Conversion"), each of which is described more fully in the Prospectus/Consent Solicitation Statement which is part of the Registration Statement filed with the Securities and Exchange Commission by the Operating Partnership on Form S-4 (File No. 333-55807) and which includes the Supplement for each Partnership (as defined in (i) below) attached thereto (the "Consent Solicitation") and in the Proxy Statement and Prospectus which is part of the Registration Statement filed with the Securities and Exchange Commission by Host REIT on Form S-4 (File NO. 333-64793) (the "Prospectus"):

    (i) the contribution of the following assets by Host and its subsidiaries to the Operating Partnership, in exchange for a number of units of limited partnership interest ("OP Units") and units of general partnership interest of the Operating Partnership equal to the number of shares of Host common stock outstanding at the time of the REIT Conversion, preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion, and the assumption of certain liabilities of Host and its subsidiaries: (a) its wholly owned full-service hotel assets; (b) its interests in Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership ("Atlanta Marquis"); Desert Springs Marriott Limited Partnership, a Delaware limited partnership ("Desert Springs"); Hanover Marriott Limited Partnership, a Delaware limited partnership ("Hanover"); Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH"); Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"); Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2"); Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership ("Chicago Suites"); and Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP") (collectively, the "Partnerships"); (c) its interests in partnerships (other than the Partnerships) or limited liability companies that own one or more full-service hotels and are not wholly owned by Host or one of its subsidiaries (the "Private Partnerships" and together with the Partnerships, the "Hotel Partnerships"); and (d) certain other businesses and assets (excluding that portion of its shares of common stock of Crestline Capital Corporation, a Delaware corporation ("Crestline"), that Host will distribute to its existing shareholders, the common stock of Crestline that Host or Host REIT will distribute to the Blackstone Entities (as defined in (v) below) and the cash or other consideration that Host or Host REIT will distribute to Host's or Host REIT's shareholders, and certain other de minimis assets);

    (ii) the recently completed refinancing and amendment of the debt securities and certain credit facilities of Host;

    (iii) the proposed mergers of subsidiaries of the Operating Partnership (the "Merger Partnerships") into the Partnerships, in which mergers the Partnerships will be the surviving entities (the "Mergers");

    (iv) the acquisition (whether by merger or otherwise) by the Operating Partnership of certain Private Partnerships or interests therein;

    (v) the acquisition by the Operating Partnership of ownership of, or controlling interests in, twelve upscale and luxury full-service hotel properties (the "Blackstone Hotels") and certain other related assets (including a mortgage loan secured by an additional hotel) from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for the assumption or repayment of debt, OP Units and shares of capital stock of Crestline, and cash (the "Blackstone Acquisition");

    (vi) the creation and capitalization of the one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership (the "Non-Controlled Subsidiaries"), with all of the voting stock, representing 5% of the economic interest, to be owned by the Host Marriott Statutory Employee/Charitable Trust, the beneficiaries of which will be certain employees of Host REIT, and a designated public charity (the "Host Employee/Charitable Trust"), and possibly other outside investors;

    (vii) the distribution by Host of Crestline common stock to Host's shareholders and by Host or Host REIT of cash or other consideration to Host's or Host REIT's shareholders;

    (viii) the merger of Host into Host REIT;

    (ix) the leasing of the hotels in which the Operating Partnership has a direct or indirect interest (the "Hotels") to subsidiaries of Crestline; and

    (x) the related transactions described in the Consent Solicitation and the Prospectus and the other steps necessary or desirable to complete the REIT Conversion.

  In connection with the REIT Conversion, we have been asked to provide you with the opinions on certain federal income tax matters set forth in this letter. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Consent Solicitation.

BASES FOR OPINIONS

  The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the probable outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

  In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) Consent Solicitation and the Prospectus; (2) the form of Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, proposed to be entered into at or about the time of the Mergers;
(3) the form of the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT and the Bylaws of Host REIT dated September 28, 1998; (4) the form of Articles of Incorporation of Crestline and the form of Bylaws of Crestline; (5) the partnership agreements (or form thereof), each as amended to the date hereof and as proposed to be amended in connection with the REIT Conversion, of each Partnership, each Merger Partnership and each Private Partnership that will remain in existence after the REIT Conversion;
(6) the form of agreement of merger relating to the Mergers (including various exhibits thereto) by and among Host REIT, the Operating Partnership, a Partnership, and its corresponding Merger Partnership, as amended to the date hereof; (7) each contribution agreement (or form thereof) relating to the acquisition by the Operating Partnership of the non-Host interests in the Private Partnerships; (8) the contribution agreement relating to the Blackstone Acquisition, dated as of April 16, 1998, as amended, and the form of the contribution agreement relating to the acquisition by the Operating Partnership of Host's assets; (9) the form of lease pursuant to which the Operating Partnership, its subsidiaries and its controlled partnerships will lease virtually all of the Hotels to the Lessees and the executed term sheets regarding each such lease (the "Leases"); (10) the form of organizational documents relating to the formation and capitalization of the Host Employee/Charitable Trust; and (11) any other documents as we deem necessary or appropriate. The opinions set forth in this letter also are premised on certain written factual representations of Host REIT, Host and the Operating Partnership contained in a letter to us dated as of this date, regarding the organization, ownership and operations (including the income, assets, businesses, liabilities, properties and accumulated undistributed earnings and profits) of Host REIT, the Operating Partnership, the Hotel Partnerships, the Subsidiary Partnerships, the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust, and Crestline and the Lessees following the REIT Conversion (the "Representation Letter").

  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Consent Solicitation, the Prospectus and the Representation Letter. We consequently have relied upon representations in the Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein, or other assumptions set forth herein.

  In this regard, we have assumed the following: (i) that all of the representations and statements set forth in the documents that we reviewed (including the Representation Letter) are true and correct and will be true and correct at the time of the Mergers, that any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification, and that all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms;
(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made and that any documents as to which we have reviewed only a form will be duly executed at the time of the Mergers without changes from the form reviewed by us; (iii) that each of Host REIT, the Operating Partnership, the Hotel Partnerships, Crestline, the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust, the Lessees, and the Subsidiary Partnerships have been (where applicable) and will continue to be operated in the manner described in the relevant partnership agreement, limited liability company operating agreement, articles of incorporation, or other organizational documents and in the Consent Solicitation and the Prospectus; (iv) that each of Host REIT, the Operating Partnership, the Hotel Partnerships, Crestline, the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust, the Lessees, and the Subsidiary Partnerships will be duly incorporated or organized and validly existing under the laws of the state in which it was created at the time of the REIT Conversion; (v) as represented by Host REIT and the Operating Partnership, that each of the Leases will be enforced in accordance with its terms, and that each of the lessors and the Lessees will act at all times in accordance with the terms thereof; (vi) as represented by Host REIT and the Operating Partnership, that there will be no agreements or understandings between Host REIT or the Operating Partnership, on the one hand, and the Host Employee/Charitable Trust, which owns 100% of the voting stock of each Non-Controlled Subsidiary, or any of the Non-Controlled Subsidiaries themselves, on the other hand, that are inconsistent with the Host Employee/Charitable Trust being considered to be both the record and beneficial owner of more than 90% of the outstanding voting stock of each of the Non-Controlled Subsidiaries; and (vii) as represented by Host REIT and the Operating Partnership, no member of the Marriott family, or any entity in which any member of the Marriott family owns an interest, nor any other shareholder of Host REIT will own (determined by taking into account the attribution rules under Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code) at the time of the REIT Conversion more than 9.8% by value of Host REIT, and Host REIT will take all available measures (including, without limitation, enforcing the provisions of the Articles of Incorporation of Host REIT) to ensure that there is not ownership in excess of such limit in the future. Any variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Consent Solicitation, the Prospectus and the Representation Letter) may affect the conclusions stated herein.

OPINIONS

  Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), and subject to the condition that the REIT Conversion be completed in the manner set forth in the Consent Solicitation and the Prospectus, we are of the opinion that:

    1. Host REIT, beginning with its first taxable year commencing after consummation of the REIT Conversion, will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

    2. The Leases will be respected as leases for federal income tax purposes.

    3. If the Operating Partnership were a "publicly traded partnership" within the meaning of Section 7704 of the Code because OP Units were readily tradable on the substantial equivalent of a secondary market after the Mergers and the REIT Conversion, it would qualify as a partnership for federal income tax purposes because, based upon factual representations made by Host, Host REIT and the Operating Partnership as to the proposed method of operation of the Operating Partnership after the Mergers and the REIT Conversion, at least ninety percent (90%) of its income will consist of "qualifying income," as defined in Section 7704(d) of the Code.

                                   * * * * *

  Host REIT's ability to qualify as a REIT will depend in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If any one of such Leases is not respected as a lease for federal income tax purposes, the Company likely will fail to qualify as a REIT. The determination of whether a lease is a lease for federal income tax purposes is highly dependent on specific facts and circumstances. In delivering the opinion set forth above that each of the Leases will be respected as a lease for federal income tax purposes, and the opinion set forth above that Host REIT's proposed method of operation (as described in the Representation Letter) should enable Host REIT to meet the requirements for qualification and taxation as a REIT for its first taxable year commencing following consummation of the REIT Conversion and subsequent taxable years, we expressly rely upon, among other things, Host REIT's representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases, the intent and economic expectations of the parties to the Leases, and the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances. We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes.

  Host REIT's ability to qualify as a REIT also will depend upon Host REIT not having at the close of its first taxable year for which its REIT election is effective any "earnings and profits" accumulated in any prior taxable year of Host REIT, Host, or any of its predecessors or subsidiaries (which would be based on the consolidated earnings and profits of Host (including each of its predecessors) accumulated from 1929, the first year that the predecessor of Host was a "C" corporation, through and including Host's 1998 taxable year). The calculation of "earnings and profits" depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. Host and Host REIT have represented to us for purposes of our opinion that Host REIT will have distributed by the close of its first taxable year for which its REIT election is effective any "earnings and profits" accumulated in any prior taxable year of Host REIT, Host, or any of its predecessors or subsidiaries. There can be no assurance, however, that the IRS will not examine the tax returns of Host and its affiliates for all years prior to and including the REIT Conversion and propose adjustments to increase their taxable income, which could result in Host REIT being considered to have undistributed "earnings and profits" at the close of its first taxable year for which its REIT election is effective, in which event Host REIT would not qualify as a REIT for such year. We express no opinion as to Host's current and accumulated "earnings and profits" or whether Host REIT will be considered to have undistributed "earnings and profits" at the close of its first taxable year for which its REIT election is effective.

  Host REIT's qualification and taxation as a REIT depend upon Host REIT's ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code and described in the Consent Solicitation and the Prospectus. We have relied upon representations of Host REIT and the Operating Partnership with respect to these matters (including those set forth in the Representation Letter and in the Consent Solicitation and the Prospectus) and will not review Host REIT's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Host REIT's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

  For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues in the Section of the Consent Solicitation under the heading "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Mergers" and in the Section of the Prospectus under the heading "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger."

  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

  This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the REIT Conversion or any other transaction undertaken in connection therewith. This opinion letter has been prepared for your use in connection with the Consent Solicitation, the Prospectus and the REIT Conversion and should not be quoted in whole or in part or otherwise be referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We do, however, consent to the references to this opinion letter and to Hogan & Hartson L.L.P. under the captions, "Legal Matters" and "Federal Income Tax Consequences," in the Consent Solicitation and the Prospectus (and under the caption, "Federal Income Tax Consequences," in the Supplements) and to the inclusion of (i) this opinion letter as an exhibit to the Prospectus and (ii) the form of this opinion letter as an exhibit to the Consent Solicitation. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933.

                                          Very truly yours,

                                          Hogan & Hartson L.L.P.

                PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Host REIT Charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of Host REIT and at the request of Host REIT, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Director or officer of Host REIT. The Host REIT Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of Host REIT and at the request of Host REIT, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Host REIT Charter and Host REIT Bylaws also permit Host REIT to indemnify and advance expenses to any person who served a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT. The Host REIT Bylaws require Host REIT to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

  The MGCL permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents, and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation if such director or officer has been adjudged to be liable to the corporation. In accordance with the MGCL, the Host REIT Bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the Host REIT Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the standard of conduct was not met.

  Host REIT intends to enter into indemnification agreements with each of its directors and officers. The indemnification agreements will require, among other things, that Host REIT indemnify its directors and officers to the fullest extent permitted by law and advance to its directors or officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

  The Partnership Agreement also provides for indemnification of Host REIT and its officers and directors to the same extent that indemnification is provided to officers and directors of Host REIT in the Host REIT Charter, and limits the liability of Host REIT and its officers and directors to the Operating Partnership and its respective partners to the same extent that the liability of the officers and directors of Host REIT to Host REIT and its stockholders is limited under the Host REIT Charter.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Host REIT has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

FINANCIAL STATEMENT SCHEDULES

                                                                          PAGE
                                                                          ----
Report of Independent Public Accountants on Financial Statement
 Schedules............................................................... S-1
Schedule III--Real Estate and Accumulated Depreciation................... S-2

 EXHIBITS
 --------
  2.1     Form of Agreement and Plan of Merger dated November  , 1998 (the
          "Merger Agreement") by and among Host Marriott Corporation, HMC
          Merger Corporation and Host Marriott L.P. (included as Appendix A to the Proxy Statement/Prospectus that is part of this Registration
          Statement).
  3.1     Articles of Incorporation of HMC Merger Corporation (to be renamed
          Host Marriott Corporation in connection with the REIT Conversion)
          dated September 28, 1998 (incorporated by reference to Exhibit 3.12 of HMC Merger Corporation Registration Statement No. 333-55807).
  3.2     Bylaws of HMC Merger Corporation (to be renamed Host Marriott
          Corporation in connection with the REIT Conversion) dated September
          28, 1998 (included as Exhibit C to the Merger Agreement which is attached as Appendix A to the Proxy Statement/Prospectus that is part of this Registration Statement).
  3.3     Form of Articles of Amendment and Restatement of Articles of
          Incorporation of HMC Merger Corporation (to be renamed Host Marriott
          Corporation in connection with the REIT Conversion) (included as
          Exhibit B to the Merger Agreement which is attached as Appendix A to the Proxy Statement/Prospectus that is part of this Registration
          Statement).
  4.1     Form of Common Stock Certificate of HMC Merger Corporation (to be
          renamed Host Marriott Corporation in connection with the REIT
          Conversion) (incorporated by reference to Exhibit 4.7 of HMC Merger
          Corporation Registration Statement No. 333-55807).
  4.2     Guarantee Agreement, dated December 2, 1996, between Host Marriott
          Corporation and IBJ Schroeder Bank & Trust Company, as Guarantee
          Trustee (incorporated by reference to Exhibit 4.6 of Host Marriott
          Corporation Registration Statement No. 333-19923).
  4.3(i)  Rights Agreement between Marriott Corporation and The Bank of New
          York as Rights Agent dated February 3, 1989 (incorporated by reference to Host Marriott Corporation Registration Statement No. 33-
          62444).
  4.3(ii) First Amendment to Rights Agreement between Marriott Corporation and
          Bank of New York as Rights Agent dated as of October 8, 1993
          (incorporated by reference to Host Marriott Corporation Registration
          Statement No. 33-51707).
  4.4     Indenture by and among HMC Acquisition Properties, Inc., as Issuer,
          HMC SFO, Inc., as Subsidiary Guarantors, and Marine Midland Bank, as
          Trustee (incorporated by reference to Host Marriott Corporation
          Registration Statement No. 333-00768).
  4.5     Indenture by and among HMH Properties, Inc., as Issuer, HMH Courtyard
          Properties, Inc., HMC Retirement Properties, Inc., Marriott Financial
          Services, Inc., Marriott SBM Two Corporation, HMH Pentagon
          Corporation and Host Airport Hotels, Inc., as Subsidiary Guarantors,
          and Marine Midland Bank, as Trustee (incorporated by reference to
          Host Marriott Corporation Registration Statement 33-95058).
  4.6     Indenture by and among HMH Properties, Inc., as Issuer, and the
          Subsidiary Guarantors named therein, and Marine Midland Bank, as
          Trustee (incorporated by reference to Host Marriott Corporation
          Current Report on Form 8-K dated August 6, 1998).
  4.7     Indenture for the 6 3/4% Convertible Debentures, dated December 2,
          1996, between Host Marriott Corporation and IBJ Schroeder Bank &
          Trust Company, as Indenture Trustee (incorporated by reference to
          Exhibit 4.3 of Host Marriott Corporation Registration Statement No.
          333-19923).
  4.8     Amended and Restated Trust Agreement, dated December 2, 1996, among
          Host Marriott Corporation, IBJ Schroeder Bank & Trust Company, as
          Property Trustee, Delaware Trust Capital Management, Inc., as
          Delaware Trustee, and Robert E. Parsons, Jr., Bruce D. Wardinski and
          Christopher G. Townsend, as Administrative Trustees (incorporated by reference to Exhibit 4.2 of Host Marriott Corporation Registration
          Statement No. 333-19923).

 EXHIBITS
 --------
  5.1*    Opinion of Hogan & Hartson L.L.P. regarding legality of the securities being registered.
  8.1     Opinion of Hogan & Hartson L.L.P. regarding certain tax matters (included as
          Appendix C to the Proxy Statement/Prospectus that is part of the Registration
          Statement).
  8.2     Opinion of Hogan & Hartson L.L.P. regarding the qualification of Host REIT as a
          REIT (included as Appendix D to the Proxy Statement/Prospectus that is part of the
          Registration Statement).
 10.1     Form of Second Amended and Restated Agreement of Limited Partnership of Host
          Marriott, L.P. (incorporated by reference to Exhibit 3.1 of HMC Merger Corporation
          Registration Statement No. 333-55807).
 10.2     Form of Indenture between Host Marriott L.P., as Issuer, and Marine Midland Bank,
          as Indenture Trustee, and Form of 6.56% Callable Note due December 15, 2005
          (incorporated by reference to Exhibit 4.1 of HMC Merger Corporation Registration
          Statement No. 333-55807).
 10.3     Amended and Restated Credit Agreement dated as of June 19, 1997 and Amended and
          Restated as of August 5, 1998 among Host Marriott Corporation, Host Marriott
          Hospitality, Inc., HMH Properties, Inc., Host Marriott, L.P., HMC Capital Resources
          Corp., Various Banks, Wells Fargo Bank, National Association, The Bank of Nova
          Scotia and Credit Lyonnais New York Branch, as Co-Arrangers, and Bankers Trust
          Company as Arranger and Administrative Agent (incorporated by reference to Host
          Marriott Corporation Current Report on Form 8-K dated September 11, 1998).
 10.4     Marriott Corporation Executive Deferred Compensation Plan dated as of December 6,
          1990 (incorporated by reference to Exhibit 19(i) of the Host Marriott Corporation
          Annual Report on Form 10-K for the fiscal year ended December 28, 1991).
 10.5     Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan effective as of
          October 8, 1993 (incorporated by reference to Host Marriott Corporation Current
          Report on Form 8-K dated October 23, 1993).
 10.6     Distribution Agreement dated as of September 15, 1993 between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott
          Corporation Current Report on Form 8-K dated October 23, 1993).
 10.7     Amendment No. 1 to the Distribution Agreement dated September 15, 1993 by and among
          Host Marriott Corporation, Host Marriott Services Corporation and Marriott
          International (incorporated by reference to Host Marriott Corporation Current
          Report on Form 8-K dated January 16, 1996).
 10.8     Distribution Agreement dated December 22, 1995 by and between Host Marriott
          Corporation and Host Marriott Services Corporation (incorporated by reference to
          Host Marriott Corporation Current Report on Form 8-K dated January 16, 1996).
 10.9     Tax Sharing Agreement dated as of October 5, 1993 by and between Marriott
          Corporation and Marriott International, Inc. (incorporated by reference to Host
          Marriott Corporation Current Report on Form 8-K dated October 23, 1993).
 10.10    Assignment and License Agreement dated as of October 8, 1993 by and between
          Marriott Corporation and Marriott International, Inc. (incorporated by reference to
          Host Marriott Corporation Current Report on Form 8-K dated October 23, 1993).
 10.11    Amendment No. 1 to the Assignment and License Agreement dated as of October 8, 1993 by and between Marriott International, Inc. and Host Marriott Corporation
          (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K
          dated January 16, 1996).
 10.12    Form of Noncompetition Agreement between Host Marriott Corporation, Host Marriott,
          L.P. and Crestline Capital Corporation and other parties named therein
          (incorporated by reference to Exhibit 10.13 of HMC Merger Corporation Registration
          Statement No. 333-55807).
 10.13    Tax Administration Agreement dated as of October 8, 1993 by and between Marriott
          Corporation and Marriott International, Inc. (incorporated by reference to Host
          Marriott Corporation Current Report on Form 8-K dated October 23, 1993).
 10.14    Noncompetition Agreement dated as of October 8, 1993 by and between Marriott
          Corporation and Marriott International, Inc. (incorporated by reference to Host
          Marriott Corporation Current Report on Form 8-K dated October 23, 1993).

EXHIBITS
--------
 10.15    Amendment No. 1 to the Noncompetition Agreement dated October 8, 1993 by and between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated January 16,
          1996).
 10.16    Host Marriott Lodging Management Agreement--Marriott Hotels, Resorts and Hotels
          dated September 25, 1993 by and between Marriott Corporation and Marriott
          International, Inc. (incorporated by reference to Host Marriott Corporation
          Registration Statement No. 33-51707).
 10.17    Employee Benefits and Other Employment Matters Allocation Agreement dated as of
          December 29, 1995 by and between Host Marriott Corporation and Host Marriott
          Services Corporation (incorporated by reference to Host Marriott Corporation
          Current Report on Form 8-K dated January 16, 1996).
 10.18    Tax Sharing Agreement dated as of December 29, 1995 by and between Host Marriott
          Corporation and Host Marriott Services Corporation (incorporated by reference to
          Host Marriott Corporation Current Report on Form 8-K dated January 16, 1996).
 10.19    Marriott/Host Marriott Employees' Profit Sharing Retirement and Savings Plan and
          Trust (incorporated by reference to Host Marriott Corporation Registration
          Statement No. 33-62444).
 10.20    Contribution Agreement dated as of April 16, 1998 among Host Marriott Corporation,
          Host Marriott, L.P. and the contributors named therein, together with Exhibit B
          (incorporated by reference to Exhibit 10.18 of HMC Merger Corporation Registration
          Statement No. 333-55807).
 10.21    Amendment No. 1 to Contribution Agreement dated May 8, 1998 among Marriott
          Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.19 of HMC Merger Corporation Registration Statement No.
          333-55807).
 10.22    Amendment No. 2 to Contribution Agreement dated May 18, 1998 among Host Marriott
          Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.20 of HMC Merger Corporation Registration Statement No.
          333-55807).
#10.23    Form of Lease (incorporated by reference to Exhibit 10.21 of HMC Merger Corporation
          Registration Statement No. 333-55807)
#10.24    Form of Management Agreement for Full-Service Hotels (incorporated by reference to
          Host Marriott Corporation Registration Statement No. 33-51707)
 10.25    Form of Employee Benefits and Other Employment Matters Allocation Agreement between
          Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation.
 10.26*   Form of Distribution Agreement between HMC Merger Corporation and Crestline Capital
          Corporation.
 10.27*   Form of Tax Sharing Agreement between HMC Merger Corporation and Crestline Capital
          Corporation.
 10.28*   Form of Guaranty Agreement between HMC Merger Corporation, the lessees referred to therein and Crestline Capital Corporation.
 10.29*   Form of Pooling Agreement between HMC Merger Corporation and Crestline Capital
          Corporation.
 10.30*   Form of Asset Management Agreement between HMC Merger Corporation and Capital
          Crestline Corporation.
 10.31*   Form of Non-competition Agreement between HMC Merger Corporation and Crestline
          Capital Corporation.
 21.1**   List of Subsidiaries of HMC Merger Corporation.
 23.1*    Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1).
 23.2     Consent of Arthur Andersen LLP.
 23.3*    Consents of Director nominees of HMC Merger Corporation (to be renamed Host
          Marriott Corporation in connection with the REIT Conversion ).
 27.1**   Financial Data Schedule.
 99.1     Form of Proxy Card.
 99.2     Form of Opinion of BT Wolfensohn (included as Appendix B to the Proxy
          Statement/Prospectus that is part of this Registration Statement).

--------
*  To be filed by amendment.
** Previously filed.
# Agreement filed is illustrative of numerous other agreements to which the Company is a party.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned hereby undertakes to file by means of a post-effective amendment to Part II of the registration statement prior to consummation of the REIT Conversion an updated tax opinion of Hogan & Hartson L.L.P. addressed to the Board of Directors of Host with respect to the qualification of HMC Merger Corporation as a REIT.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BETHESDA, STATE OF MARYLAND ON NOVEMBER 10, 1998.

                                          HMC Merger Corporation

                                                  /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                                 NAME: ROBERT E. PARSONS, JR.
                                                      TITLE: PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----
      /s/ Robert E. Parsons, Jr.       President and Initial       November 10, 1998
______________________________________  Director (Chief Executive
        ROBERT E. PARSONS, JR.          Officer and Chief
                                        Financial Officer)

        /s/ Donald D. Olinger          Vice President (Chief       November 10, 1998
______________________________________  Accounting Officer)
          DONALD D. OLINGER

     /s/ Christopher G. Townsend       Vice President and Initial  November 10, 1998
______________________________________  Director
       CHRISTOPHER G. TOWNSEND

                                 EXHIBIT INDEX

 2.1 Form of Agreement and Plan of Merger dated November , 1998 (the "Merger Agreement") by and among Host Marriott Corporation, HMC Merger Corporation and Host Marriott L.P. (included as Appendix A to the Proxy Statement/Prospectus that is part of this Registration Statement).

 3.1 Articles of Incorporation of HMC Merger Corporation (to be renamed Host Marriott Corporation in connection with the REIT Conversion) dated September 28, 1998 (incorporated by reference to Exhibit 3.12 of HMC Merger Corporation Registration Statement No. 333-55807).

 3.2 Bylaws of HMC Merger Corporation (to be renamed Host Marriott Corporation in connection with the REIT Conversion) dated September 28, 1998 (included as Exhibit C to the Merger Agreement which is attached as Appendix A to the Proxy Statement/Prospectus that is part of this Registration Statement).

 3.3 Form of Articles of Amendment and Restatement of Articles of Incorporation of HMC Merger Corporation (to be renamed Host Marriott Corporation in connection with the REIT Conversion) (included as Exhibit B to the Merger Agreement which is attached as Appendix A to the Proxy Statement/Prospectus that is part of this Registration Statement).

 4.1 Form of Common Stock Certificate of HMC Merger Corporation (to be renamed Host Marriott Corporation in connection with the REIT Conversion) (incorporated by reference to Exhibit 4.7 of HMC Merger Corporation Registration Statement No. 333-55807).

 4.2 Guarantee Agreement, dated December 2, 1996, between Host Marriott Corporation and IBJ Schroeder Bank & Trust Company, as Guarantee Trustee (incorporated by reference to Exhibit 4.6 of Host Marriott Corporation Registration Statement No. 333-19923).

 4.3(i) Rights Agreement between Marriott Corporation and The Bank of New York as Rights Agent dated February 3, 1989 (incorporated by reference to Host Marriott Corporation Registration Statement No. 33-62444).

 4.3(ii) First Amendment to Rights Agreement between Marriott Corporation and
         Bank of New York as Rights Agent dated as of October 8, 1993 (incorporated by reference to Host Marriott Corporation Registration Statement No. 33-51707).

 4.4 Indenture by and among HMC Acquisition Properties, Inc., as Issuer, HMC SFO, Inc., as Subsidiary Guarantors, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Registration Statement No. 333-00768).

 4.5 Indenture by and among HMH Properties, Inc., as Issuer, HMH Courtyard Properties, Inc., HMC Retirement Properties, Inc., Marriott Financial Services, Inc., Marriott SBM Two Corporation, HMH Pentagon Corporation and Host Airport Hotels, Inc., as Subsidiary Guarantors, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Registration Statement 33-95058).

 4.6 Indenture by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998).

 4.7 Indenture for the 6 3/4% Convertible Debentures, dated December 2, 1996, between Host Marriott Corporation and IBJ Schroeder Bank & Trust Company, as Indenture Trustee (incorporated by reference to Exhibit
         4.3 of Host Marriott Corporation Registration Statement No. 333-
         19923).

 4.8 Amended and Restated Trust Agreement, dated December 2, 1996, among Host Marriott Corporation, IBJ Schroeder Bank & Trust Company, as Property Trustee, Delaware Trust Capital Management, Inc., as Delaware Trustee, and Robert E. Parsons, Jr., Bruce D. Wardinski and Christopher G. Townsend, as Administrative Trustees (incorporated by reference to Exhibit 4.2 of Host Marriott Corporation Registration Statement No. 333-19923).

 5.1* Opinion of Hogan & Hartson L.L.P. regarding legality of the securities being registered.

 8.1 Opinion of Hogan & Hartson L.L.P. regarding certain tax matters (included as Appendix C to the Proxy Statement/Prospectus that is part of the Registration Statement).

 8.2 Opinion of Hogan & Hartson L.L.P. regarding the qualification of Host REIT as a REIT (included as Appendix D to the Proxy
       Statement/Prospectus that is part of the Registration Statement).

10.1 Form of Second Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P. (incorporated by reference to Exhibit 3.1 of HMC Merger Corporation Registration Statement No. 333-55807).

10.2 Form of Indenture between Host Marriott L.P., as Issuer, and Marine Midland Bank, as Indenture Trustee, and Form of 6.56% Callable Note due December 15, 2005 (incorporated by reference to Exhibit 4.1 of HMC Merger Corporation Registration Statement No. 333-55807).

10.3 Amended and Restated Credit Agreement dated as of June 19, 1997 and Amended and Restated as of August 5, 1998 among Host Marriott Corporation, Host Marriott Hospitality, Inc., HMH Properties, Inc., Host Marriott, L.P., HMC Capital Resources Corp., Various Banks, Wells Fargo Bank, National Association, The Bank of Nova Scotia and Credit Lyonnais New York Branch, as Co-Arrangers, and Bankers Trust Company as Arranger and Administrative Agent (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated September 11,
       1998).

10.4 Marriott Corporation Executive Deferred Compensation Plan dated as of December 6, 1990 (incorporated by reference to Exhibit 19(i) of the Host Marriott Corporation Annual Report on Form 10-K for the fiscal year ended December 28, 1991).

10.5 Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan effective as of October 8, 1993 (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated October 23,
       1993).

10.6 Distribution Agreement dated as of September 15, 1993 between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated October 23, 1993).

10.7 Amendment No. 1 to the Distribution Agreement dated September 15, 1993 by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated January 16,
       1996).

10.8 Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated January 16, 1996).

10.9 Tax Sharing Agreement dated as of October 5, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated October 23, 1993).

10.10 Assignment and License Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated October 23, 1993).

10.11 Amendment No. 1 to the Assignment and License Agreement dated as of October 8, 1993 by and between Marriott International, Inc. and Host Marriott Corporation (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated January 16, 1996).

10.12 Form of Noncompetition Agreement between Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation and other parties named therein (incorporated by reference to Exhibit 10.13 of HMC Merger Corporation Registration Statement No. 333-55807).

10.13 Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated October 23, 1993).

10.14 Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated October 23, 1993).

10.15 Amendment No. 1 to the Noncompetition Agreement dated October 8, 1993 by and between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated January 16, 1996).

10.16 Host Marriott Lodging Management Agreement--Marriott Hotels, Resorts and Hotels dated September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Registration Statement No. 33-51707).

10.17 Employee Benefits and Other Employment Matters Allocation Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Current Report on Host Marriott Corporation Form 8-K dated January 16,
       1996).

10.18 Tax Sharing Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated January 16, 1996).

10.19 Marriott/Host Marriott Employees' Profit Sharing Retirement and Savings Plan and Trust (incorporated by reference to Host Marriott Corporation Registration Statement No. 33-62444).

10.20 Contribution Agreement dated as of April 16, 1998 among Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein, together with Exhibit B (incorporated by reference to Exhibit 10.18 of HMC Merger Corporation Registration Statement No. 333-55807).

10.21 Amendment No. 1 to Contribution Agreement dated May 8, 1998 among Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.19 of HMC Merger Corporation Registration Statement No. 333-55807).

10.22 Amendment No. 2 to Contribution Agreement dated May 18, 1998 among Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.20 of HMC Merger Corporation Registration Statement No. 333-55807).

#10.23 Form of Lease (incorporated by reference to Exhibit 10.21 of HMC Merger
       Corporation Registration Statement No. 333-55807).

#10.24 Form of Management Agreement for Full-Service Hotels (incorporated by reference to Host Marriott Corporation Registration Statement No. 33-51707).

10.25 Form of Employee Benefits and Other Employment Matters Allocation Agreement between Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation.

10.26* Form of Distribution Agreement between HMC Merger Corporation and
       Crestline Capital Corporation.

10.27* Form of Tax Sharing Agreement between HMC Merger Corporation and
       Crestline Capital Corporation.

10.28* Form of Guaranty Agreement between HMC Merger Corporation, the lessees referred to therein and Crestline Capital Corporation.

10.29* Form of Pooling Agreement between HMC Merger Corporation and Crestline
       Capital Corporation.

10.30* Form of Asset Management Agreement between HMC Merger Corporation and
       Capital Crestline Corporation.

10.31* Form of Non-competition Agreement between HMC Merger Corporation and
       Crestline Capital Corporation.

21.1** List of Subsidiaries of HMC Merger Corporation.

23.1*  Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1).

23.2   Consent of Arthur Andersen LLP.

23.3* Consents of Director nominees of HMC Merger Corporation (to be renamed Host Marriott Corporation in connection with the REIT Conversion).

27.1** Financial Data Schedule.

99.1   Form of Proxy Card.

99.2 Form of Opinion of BT Wolfensohn (included as Appendix B to the Proxy Statement/Prospectus that is part of this Registration Statement).

--------
 * To be filed by amendment.
** Previously filed.
# Agreement filed is illustrative of numerous other agreements to which the Company is a party.